Use these links to rapidly review the document

Annex F

As filed with the Securities and Exchange Commission on October 27, 2014

Registration No. 333- [                        ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WASHINGTON PRIME GROUP INC.
(Exact name of registrant as specified in charter)

Indiana (State or other jurisdiction of incorporation or organization)	6512 (Primary Standard Industrial Classification Code Number)	046-4323686 (I.R.S. Employer Identification Number)

7315 Wisconsin Avenue
Bethesda, Maryland 20814
(240) 630-0000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Robert P. Demchak, Esq.
General Counsel
Washington Prime Group Inc.
7315 Wisconsin Avenue
Bethesda, Maryland 20814
(240) 630-0000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:
Adam O. Emmerich, Esq. David K. Lam, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	George A. Schmidt, Esq. Executive Vice President, General Counsel and Secretary Glimcher Realty Trust 180 East Broad Street Columbus, Ohio 43215 (614) 621-9000	Brian M. Stadler, Esq. Elizabeth A. Cooper, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

               Approximate date of commencement of the proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the transactions described herein.

               If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

               If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

               Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

               If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

               Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

               Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Stock, par value $0.0001 per share	29,754,566 shares(3)	N/A	$497,420,687.53(4)	$57,800.28

8.125% Series G Cumulative Redeemable Preferred Stock, par value $0.0001 per share	4,700,000 shares(5)	N/A	$118,627,765(6)	$13,784.55

7.5% Series H Cumulative Redeemable Preferred Stock, par value $0.0001 per share	4,000,000 shares(7)	N/A	$102,100,000(8)	$11,864.02

6.875% Series I Cumulative Redeemable Preferred Stock, par value $0.0001 per share	3,800,000 shares(9)	N/A	$95,912,000(10)	$11,144.98

(1)
Pursuant to Rule 416, this registration statement also covers an indeterminate number of additional shares of Registrant's securities as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Determined in accordance with Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), by multiplying the proposed maximum aggregate offering price by 0.0001162.

(3)
Represents the estimated maximum number of shares of the Registrant's common stock, par value $0.0001 per share, to be issued in connection with the transactions described herein, calculated by applying the exchange ratio of 0.1989 shares of Registrant's common stock per share of beneficial interest of Glimcher Realty Trust ("Glimcher"), par value $0.01 per share ("Glimcher common shares"), as set forth in the merger agreement, to 145,710,403 Glimcher common shares issued and outstanding as of October 21, 2014 (including 1,765,761 restricted shares of Glimcher issued and outstanding), plus 1,721,106 Glimcher common shares subject to stock options of Glimcher, plus 521,557 Glimcher common shares subject to performance awards of Glimcher (at maximum performance), plus 1,642,540 Glimcher common shares reserved for issuance under the Glimcher Distribution Reinvestment and Share Purchase Plan.

(4)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (f) under the Securities Act as follows: (a) the product of (i) 149,595,606, the estimated maximum number of Glimcher common shares that may be exchanged in connection with the transactions described herein (based on 145,710,403 Glimcher common shares issued and outstanding as of October 21, 2014, including 1,765,761 restricted shares of Glimcher issued and outstanding, plus 1,721,106 Glimcher common shares subject to stock options of Glimcher, plus 521,557 Glimcher common shares subject to performance awards of Glimcher (at maximum performance), plus 1,642,540 Glimcher common shares reserved for issuance under the Glimcher Distribution Reinvestment and Share Purchase Plan) and (ii), $13.455 per Glimcher common share, the average of the high and low prices of Glimcher common shares as reported on the New York Stock Exchange on October 21, 2014, minus (b) $1,515,388,191.20, the estimated aggregate amount of cash to be paid by the Registrant in the transactions described herein.

(5)
Represents the estimated maximum number of shares of 8.125% Series G Cumulative Redeemable Preferred Stock of Registrant, par value $0.0001 per share ("WPG Series G preferred shares"), to be issued in connection with the transactions described herein, calculated by applying the exchange ratio of one WPG Series G preferred share for one 8.125% Series G Cumulative Redeemable Preferred Share of Glimcher, par value $0.01 per share (the "Glimcher Series G preferred shares"), as set forth in the merger agreement, to 4,700,000 Glimcher Series G preferred shares issued and outstanding on October 21, 2014.

(6)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (f) under the Securities Act as follows: the product of (i) 4,700,000, the estimated maximum number of Glimcher Series G preferred shares that may be exchanged in connection with the transactions described herein and (ii), $25.23995 per Glimcher Series G preferred share, the average of the high and low prices of Glimcher Series G preferred shares as reported on the New York Stock Exchange on October 21, 2014.

(7)
Represents the estimated maximum number of shares of 7.5% Series H Cumulative Redeemable Preferred Stock of Registrant, par value $0.0001 per share ("WPG Series H preferred shares"), to be issued in connection with the transactions described herein, calculated by applying the exchange ratio of one WPG Series H preferred share for one 7.5% Series H Cumulative Redeemable Preferred Share of Glimcher, par value $0.01 per share (the "Glimcher Series H preferred shares"), as set forth in the merger agreement, to 4,000,000 Glimcher Series H preferred shares issued and outstanding on October 21, 2014.

(8)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (f) under the Securities Act as follows: the product of (i) 4,000,000, the estimated maximum number of Glimcher Series H preferred shares that may be exchanged in connection with the transactions described herein and (ii), $25.525 per Glimcher Series H preferred share, the average of the high and low prices of Glimcher Series H preferred shares as reported on the New York Stock Exchange on October 21, 2014.

(9)
Represents the estimated maximum number of shares of 6.875% Series I Cumulative Redeemable Preferred Stock of Registrant, par value $0.0001 per share ("WPG Series I preferred shares"), to be issued in connection with the transactions described herein, calculated by applying the exchange ratio of one WPG Series I preferred share for one 6.875% Series I Cumulative Redeemable Preferred Share of Glimcher, par value $0.01 per share (the "Glimcher Series I preferred shares"), as set forth in the merger agreement, to 3,800,000 Glimcher Series I preferred shares issued and outstanding on October 21, 2014.

(10)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (f) under the Securities Act as follows: the product of (i) 3,800,000, the estimated maximum number of Glimcher Series I preferred shares that may be exchanged in connection with the transactions described herein and (ii) $25.24 per Glimcher Series I preferred share, the average of the high and low prices of Glimcher Series I preferred shares as reported on the New York Stock Exchange on October 21, 2014.

               The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to the WPG common shares and WPG preferred shares to be issued in connection with the merger has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy these securities be accepted, until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY, SUBJECT TO COMPLETION, DATED OCTOBER 27, 2014

PROXY STATEMENT/PROSPECTUS

To the Shareholders of Glimcher Realty Trust:

          You are cordially invited to attend a special meeting of the shareholders of Glimcher Realty Trust, which we refer to as Glimcher, to be held on [DATE] at [TIME], local time, at [LOCATION]. Washington Prime Group Inc., which we refer to as WPG, and Glimcher have entered into an agreement and plan of merger, which we refer to as the merger agreement, pursuant to which Glimcher will merge with and into a subsidiary of WPG and Glimcher will become a subsidiary of WPG. We refer to this transaction as the merger. Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each outstanding common share of beneficial interest, par value $0.01 per share, of Glimcher, which we refer to as a Glimcher common share (other than certain Glimcher common shares as set forth in the merger agreement), will convert into the right to receive:

  •
  $10.40 in cash, without interest; and

  •
  0.1989 of a share of common stock, par value $0.0001 per share, of WPG, which we refer to as a WPG common share.

          WPG intends to list the WPG common shares to be issued in the merger on the New York Stock Exchange where, subject to official notice of issuance, they will trade under the symbol "WPG," under which existing WPG common shares already trade. The value of the component of the merger consideration consisting of WPG common shares will fluctuate with changes in the market price of WPG common shares. We urge you to obtain current market quotations for WPG common shares and for Glimcher common shares, which are listed on the New York Stock Exchange under the symbol "GRT."

          In addition, at the effective time of the merger, each outstanding Glimcher Series G preferred share, Glimcher Series H preferred share and Glimcher Series I preferred share will be converted into a WPG Series G preferred share, WPG Series H preferred share and WPG Series I preferred share, respectively. There is no current trading market for the WPG preferred shares. WPG intends to list the WPG preferred shares to be issued in the merger on the New York Stock Exchange. In connection with the merger, WPG plans to redeem all of the outstanding WPG Series G preferred shares and anticipates sending a redemption notice to holders of the WPG Series G preferred shares on or shortly after the date of the closing of the merger.

          The merger agreement also provides for the merger of a subsidiary of WPG with and into Glimcher Properties Limited Partnership, which we refer to as Glimcher LP. At the effective time of this merger, each outstanding limited partnership unit of Glimcher LP (other than certain limited partnership units as set forth in the merger agreement) will be converted into the right to receive 0.7431 of a limited partnership unit of Washington Prime Group, L.P., which is a subsidiary of WPG.

          The obligations of WPG and Glimcher to complete the merger are subject to the satisfaction or waiver of the conditions set forth in the merger agreement, including approval of the merger and the other transactions contemplated by the merger agreement by the affirmative vote of at least two-thirds of the outstanding Glimcher common shares entitled to vote on the matter.

          Accordingly, Glimcher is holding a special meeting of Glimcher shareholders, at which the holders of Glimcher common shares are being asked to consider and vote on (i) a proposal to approve the merger and the other transactions contemplated by the merger agreement, (ii) a non-binding, advisory proposal to approve the compensation that may be paid or become payable to named executive officers of Glimcher in connection with the merger and (iii) a proposal to adjourn the Glimcher special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the merger and the other transactions contemplated by the merger agreement, in each case as more particularly described in this proxy statement/prospectus.

          The Glimcher board of trustees unanimously approved the merger agreement, declared advisable the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that Glimcher shareholders vote "FOR" the proposal to approve the merger and the other transactions contemplated by the merger agreement, "FOR" the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to named executive officers of Glimcher in connection with the merger and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement.

          Your vote is important.    Whether or not you expect to attend the Glimcher special meeting in person, please authorize a proxy to vote your shares as promptly as possible by completing, signing, dating and mailing your proxy card in the pre-addressed postage-paid envelope provided or authorizing your proxy by one of the other methods specified in this proxy statement/prospectus. If your Glimcher common shares are held in "street name" by your broker or other nominee, only your broker or other nominee can vote your shares and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or you obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares. You may revoke your proxy at any time before it is exercised at the special meeting.

          Authorizing a proxy will ensure that your shares are represented and voted at the special meeting if you do not attend in person. Please note that a failure to vote your shares will have the same effect as a vote against the merger and the other transactions contemplated by the merger agreement.

          This document serves as both a proxy statement with respect to the Glimcher special meeting and prospectus with respect to the issuance of WPG securities in connection with the merger. This proxy statement/prospectus contains important information about WPG, Glimcher, the Glimcher special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to read this proxy statement/prospectus, including the annexes and documents referred to or incorporated by reference, carefully and in its entirety before voting, including the section entitled "Risk Factors" beginning on page 31.

Michael P. Glimcher
Chairman of the Board and Chief Executive Officer
Glimcher Realty Trust

          Neither the Securities and Exchange Commission nor any state securities regulatory authority has approved or disapproved of the merger or the securities to be issued under this proxy statement/prospectus or has passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [DATE] and is first being mailed to Glimcher shareholders on or about [DATE].

Glimcher Realty Trust
180 East Broad Street
Columbus, Ohio 43215
(614) 621-9000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [DATE]

To the Shareholders of Glimcher Realty Trust:

        Notice is hereby given that a special meeting of the shareholders of Glimcher Realty Trust, a Maryland real estate investment trust, which we refer to as Glimcher, will be held on [DATE], commencing at [TIME], local time, at [LOCATION], unless postponed or adjourned to a later date or different place, to consider and vote on the following matters:

          1.     a proposal to approve the merger of Glimcher with and into a subsidiary of Washington Prime Group Inc., which transaction we refer to as the merger, and the other transactions contemplated by the agreement and plan of merger, which we refer to as the merger agreement, by and among Glimcher, Glimcher Properties Limited Partnership, Washington Prime Group Inc., Washington Prime Group, L.P., WPG Subsidiary Holdings I, LLC and WPG Subsidiary Holdings II Inc.;

          2.     a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to named executive officers of Glimcher in connection with the merger; and

          3.     a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the merger and the other transactions contemplated by the merger agreement.

        The Glimcher board of trustees, which we refer to as the Glimcher Board, has fixed the close of business on [DATE] as the record date for determining the Glimcher shareholders entitled to receive notice of, and to vote at, the Glimcher special meeting and any postponements or adjournments thereof.

        Approval of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of at least two-thirds of the outstanding common shares of beneficial interest, par value $0.01 per share, of Glimcher, which we refer to as the Glimcher common shares, entitled to vote on such proposal.

        Approval of the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to named executive officers of Glimcher in connection with the merger requires the affirmative vote of a majority of the votes cast on such proposal.

        Approval of the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement, requires the affirmative vote of a majority of the votes cast on such proposal.

        The Glimcher Board unanimously approved the merger agreement, declared advisable the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that Glimcher shareholders vote "FOR" the proposal to approve the merger and the other transactions contemplated by the merger agreement, "FOR" the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to named executive officers of Glimcher in connection with the merger and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement.

YOUR VOTE IS IMPORTANT

        Whether or not you plan to attend the special meeting in person and regardless of the number of Glimcher common shares that you own, please authorize a proxy to vote your shares as promptly as possible by completing, signing, dating and mailing your proxy card in the pre-addressed postage-paid envelope provided or calling the toll-free telephone number listed on your proxy card or accessing the Internet website described in the instructions on the enclosed proxy card. Authorizing a proxy will assure that your Glimcher common shares are represented and voted at the special meeting if you do not attend in person. If your Glimcher common shares are held in "street name" by your broker or other nominee, please follow the directions provided by your broker or other nominee regarding how to instruct the record holder to vote your shares. You may revoke your proxy at any time before it is exercised at the Glimcher special meeting. Please review the entire proxy statement/prospectus accompanying this notice carefully before voting. Please do not send in any share certificates at this time.

By Order of the Board of Trustees of Glimcher Realty Trust

George A. Schmidt Executive Vice President, General Counsel and Secretary [DATE] Columbus, Ohio

 ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates by reference important business and financial information about Glimcher from other documents filed with the Securities and Exchange Commission, which we refer to as the SEC, that are not included or delivered with this proxy statement/prospectus. See "Where You Can Find More Information; Incorporation by Reference."

        This information is available to you without charge upon written or oral request. You can obtain the documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone at the following address and telephone number:

Glimcher Realty Trust
Attention: Investor Relations
180 East Broad Street
Columbus, Ohio 43215
(614) 887-5632
 http://www.investor.glimcher.com

        Information contained on the website specified above is expressly not incorporated by reference into this proxy statement/prospectus.

        You may also request information from Georgeson Inc., which we refer to as Georgeson, Glimcher's proxy solicitor, at the following addresses and telephone numbers:

Georgeson Inc.
480 Washington Blvd., 26th Floor
Jersey City, NJ 07310
All Shareholders Call Toll-Free: 888-666-2580

        To receive timely delivery of the requested documents in advance of the Glimcher special meeting, please make your request no later than [DATE].

 ABOUT THIS DOCUMENT

        This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by WPG with the SEC, constitutes a prospectus of WPG for purposes of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the WPG securities to be issued to holders of Glimcher common shares and Glimcher preferred shares in connection with the merger. This proxy statement/prospectus also constitutes a proxy statement of Glimcher for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and a notice of meeting with respect to the special meeting of Glimcher shareholders.

        Information contained in this proxy statement/prospectus regarding WPG has been provided by WPG, and information contained in this proxy statement/prospectus regarding Glimcher has been provided by Glimcher.

        You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated [DATE]. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any other date, nor should you assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Glimcher shareholders nor the issuance by WPG of securities will create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

Page
New York Stock Exchange Listing	238
COMPARISON OF RIGHTS OF WPG SHAREHOLDERS AND GLIMCHER SHAREHOLDERS	239
FUTURE GLIMCHER SHAREHOLDER PROPOSALS	249
LEGAL MATTERS	250
EXPERTS	251
WPG	251
Glimcher	251
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE	252

Annex A—Agreement and Plan of Merger, dated as of September 16, 2014, by and among Washington Prime Group Inc., Washington Prime Group, L.P., WPG Subsidiary Holdings I, LLC, WPG Subsidiary Holdings II Inc., Glimcher Realty Trust and Glimcher Properties Limited Partnership

A-1
Annex B—Purchase and Sale Agreement, dated as of September 16, 2014, by and between Washington Prime Group, L.P. and Simon Property Group, L.P.	B-1
Annex C—Letter Agreement, dated as of September 16, 2014, by and among Washington Prime Group, L.P., Simon Property Group, L.P. and Glimcher Properties Limited Partnership	C-1
Annex D—Opinion of Morgan Stanley & Co. LLC	D-1
Annex E—Opinion of GreenOak Real Estate US LLC	E-1
Annex F—Year-End Financial Statements of WPG	F-1
Annex G—WPG Quarterly Report on Form 10-Q for Three Months Ended June 30, 2014.	G-1

QUESTIONS AND ANSWERS

        The following are answers to some questions that you may have regarding WPG, Glimcher, the merger agreement, the merger and the other transactions contemplated by the merger agreement and the Glimcher special meeting. We urge you to read carefully this entire proxy statement/prospectus, including the annexes and the other documents referred to or incorporated by reference into this proxy statement/prospectus, because the information in this section does not provide all of the information that might be important to you.

        Unless stated otherwise or the context otherwise requires, in this proxy statement/prospectus:

  •
  all references to (i) Glimcher are to Glimcher Realty Trust, a Maryland real estate investment trust, and (ii) Glimcher LP or the surviving partnership are to Glimcher Properties Limited Partnership, a Delaware limited partnership and a subsidiary of Glimcher;

  •
  all references to (i) WPG are to Washington Prime Group Inc., an Indiana corporation, (ii) WPG LP are to Washington Prime Group, L.P., an Indiana limited partnership and a subsidiary of WPG, (iii) Merger Sub I are to WPG Subsidiary Holdings I, LLC, a Maryland limited liability company and a direct wholly owned subsidiary of WPG LP, and (iv) Merger Sub II are to WPG Subsidiary Holdings II Inc., a Delaware corporation and a direct wholly owned subsidiary of Merger Sub I;

  •
  all references to the merger agreement are to the Agreement and Plan of Merger, dated as of September 16, 2014, by and among WPG, WPG LP, Merger Sub I, Merger Sub II, Glimcher and Glimcher LP, as it may be amended from time to time, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference; and

  •
  all references to the merger are to the merger of Glimcher with and into Merger Sub I pursuant to the terms of the merger agreement.

Q:
What is the proposed transaction?

A:
WPG and Glimcher entered into the merger agreement on September 16, 2014, pursuant to which WPG will acquire Glimcher. After the merger has been approved by the holders of Glimcher common shares and the other closing conditions under the merger agreement have been satisfied or waived:

•
Merger:  Glimcher will merge with and into Merger Sub I, with Merger Sub I surviving the merger as a direct wholly owned subsidiary of WPG LP.

•
Partnership Merger:  Merger Sub II will merge with and into Glimcher LP, with Glimcher LP surviving the merger as a direct wholly owned subsidiary of Merger Sub I, which transaction we refer to as the partnership merger.

  Concurrently with the execution of the merger agreement, WPG LP and Simon Property Group, L.P., which we refer to as Simon LP, entered into a purchase and sale agreement, which we refer to as the purchase agreement, pursuant to which WPG LP will sell, or cause to be sold, (i) the equity interests in the owner of Jersey Gardens, a regional mall in Elizabeth, New Jersey, which we refer to as the Jersey Gardens property, and (ii) the equity interests in the owner of University Park Village, an open air center in Fort Worth, Texas, which we refer to as the University Park Village property, to Simon LP for $1.09 billion (subject to certain adjustments and apportionments as described in the purchase agreement). The closing of such sale will occur substantially simultaneously with the completion of the merger. Under the merger agreement, WPG is not permitted to amend the purchase agreement. The Jersey Gardens property and University Park Village property are currently owned by affiliates of Glimcher.

  Concurrently with the execution of the purchase agreement, Glimcher LP entered into a letter agreement with WPG LP and Simon LP, which we refer to as the property letter agreement, under which Glimcher LP is a third-party beneficiary of the purchase agreement and agrees to convey the equity interests in the owners of such properties to Simon LP at the closing and immediately prior to the effective time of the merger. For a further description see "The Merger—Financing the Merger—The Purchase Agreement."

Q:
What will holders of Glimcher common shares and Glimcher preferred shares receive in the merger?

A:
Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each outstanding Glimcher common share (other than certain Glimcher common shares as set forth in the merger agreement) will be converted into the right to receive the following, which we refer to as the merger consideration:

•
$10.40 in cash, without interest; and

•
0.1989 of a share of common stock, par value $0.0001 per share, of WPG, which we refer to as WPG common shares.

  Additionally, pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the partnership merger, each outstanding limited partnership unit in Glimcher LP, which we refer to as Glimcher LP units (other than certain Glimcher LP units as set forth in the merger agreement), will be converted into the right to receive 0.7431 of a limited partnership unit of WPG LP.

  The value of the component of the merger consideration consisting of WPG common shares will fluctuate between the date of this proxy statement/prospectus and the completion of the merger with changes in the market price of WPG common shares. Examples of the potential effects of these fluctuations are illustrated in the following table, based upon a range of hypothetical market prices of WPG common shares.

  The prices set forth in the following table have been included for illustrative purposes only. The market price of the WPG common shares received by holders of Glimcher common shares upon completion of the merger may be less than $16.00 or more than $20.00, and we cannot give any assurances as to the price or value of WPG common shares prior to, at or following the effective time of the merger. See the section entitled "Summary Comparative WPG and Glimcher Market Price and Dividend Information" for more information.

Illustrative Market Price of WPG common shares	Exchange Ratio(1)	Value of Per Share Consideration(2)
$16.00	0.1989	$3.18
$16.50	0.1989	$3.28
$17.00	0.1989	$3.38
$17.50	0.1989	$3.48
$18.00	0.1989	$3.58
$18.50	0.1989	$3.68
$19.00	0.1989	$3.78
$19.50	0.1989	$3.88
$20.00	0.1989	$3.98

(1)
Represents the number of WPG common shares to be issued in exchange for one Glimcher common share.

(2)
Represents the value of the stock consideration per Glimcher common share, calculated by multiplying the market price per WPG common share shown in the first column by the exchange ratio of 0.1989. This table does not give effect to cash paid in lieu of fractional shares.

  Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, (i) each outstanding 8.125% series G cumulative redeemable share of beneficial interest, par value $0.01 per share, of Glimcher, which we refer to as a Glimcher Series G preferred share, will be converted into a share of 8.125% series G cumulative redeemable preferred stock, par value $0.0001 per share, of WPG, which we refer to as a WPG Series G preferred share, (ii) each outstanding 7.5% series H cumulative redeemable share of beneficial interest, par value $0.01 per share, of Glimcher, which we refer to as a Glimcher Series H preferred share, will be converted into a share of 7.5% series H cumulative redeemable preferred stock, par value $0.0001 per share, of WPG, which we refer to as a WPG Series H preferred share, and (iii) each outstanding 6.875% series I cumulative redeemable share of beneficial interest, par value $0.01 per share, of Glimcher, which we refer to as a Glimcher Series I preferred share, will be converted into a 6.875% share of series I cumulative redeemable preferred stock, par value $0.0001 per share, of WPG, which we refer to as a WPG Series I preferred share. Collectively we refer to the Glimcher Series G preferred shares, Glimcher Series H preferred shares and Glimcher Series I preferred shares as the Glimcher preferred shares and to the WPG Series G preferred shares, WPG Series H preferred shares and WPG Series I preferred shares as the WPG preferred shares. In connection with the merger, WPG plans to redeem all of the outstanding WPG Series G preferred shares and anticipates sending a redemption notice to holders of the WPG Series G preferred shares on or shortly after the date of the closing of the merger. For a summary of the WPG preferred shares, see the section entitled "Description of WPG Capital Stock—Description of WPG Preferred Shares."

Q:
Why am I receiving this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus in connection with the proposed acquisition of Glimcher by WPG pursuant to the merger agreement. Completion of the merger requires, among other things, approval of the merger and the other transactions contemplated by the merger agreement by the holders of Glimcher common shares. Glimcher will hold a special meeting of its shareholders to obtain this approval.

  This proxy statement/prospectus constitutes a proxy statement of Glimcher for purposes of the solicitation of proxies in connection with the Glimcher special meeting. This proxy statement/prospectus also constitutes a prospectus of WPG with respect to the WPG securities to be issued in connection with the merger.

  This proxy statement/prospectus contains important information about WPG, Glimcher, the merger agreement, the merger and the other transactions contemplated by the merger agreement and the Glimcher special meeting, and you should read it carefully and in its entirety. The enclosed voting materials allow you to vote your Glimcher common shares without attending the special meeting.

Q:
Following the merger, what will be the name of the combined company and who will be on the board of directors and management of the combined company?

A:
After the closing of the merger, the combined company will conduct business under the name WP GLIMCHER. The board of directors will consist of nine members: Mark Ordan (the current chief executive officer of WPG), Michael Glimcher (the current chairman of the board and chief executive officer of Glimcher), the other six members of the WPG Board as of September 16, 2014: Louis G. Conforti, Robert J. Laikin, David Simon, Jacquelyn R. Soffer, Richard S. Sokolov

  and Marvin L. White, and one additional trustee of Glimcher to be mutually agreed by Glimcher and WPG. Glimcher and WPG have agreed on Niles C. Overly as the additional trustee of Glimcher to serve on the WPG Board.

  Mark Ordan will be the executive chairman of WP GLIMCHER and Michael Glimcher will be the vice chairman, chief executive officer and president of WP GLIMCHER. The rest of the senior leadership team for WP GLIMCHER is expected to include: Butch Knerr, chief operating officer; C. Marc Richards, chief administrative officer; Mark Yale, chief financial officer; Thomas Drought, executive vice president, leasing; Robert Demchak, general counsel; Lisa Indest, chief accounting officer & senior vice president, finance; and Michael Gaffney, senior vice president, head of capital markets.

Q:
Will Glimcher and WPG continue to pay distributions prior to the completion of the merger?

A:
Each of Glimcher and WPG expects to continue to pay distributions prior to the completion of the merger. The merger agreement permits Glimcher to pay a regular quarterly dividend on the Glimcher common shares in accordance with past practice at a rate not to exceed an annualized rate of $0.40 per Glimcher common share, with limited partnership units of Glimcher LP permitted to receive distributions in the same amount as the Glimcher common shares (and as otherwise required pursuant to the limited partnership agreement of Glimcher LP). Glimcher is also permitted to make distributions on the Glimcher preferred shares in accordance with their terms.

  The merger agreement permits WPG to pay a regular quarterly dividend on the WPG common shares in accordance with past practice at a rate not to exceed an annualized rate of $1.00 per WPG common share, with limited partnership units of WPG LP permitted to receive distributions in the same amount as the WPG common shares (and as otherwise required pursuant to the limited partnership agreement of Glimcher LP).

Q:
What are the holders of Glimcher common shares being asked to vote on at the Glimcher special meeting?

A:
The holders of Glimcher common shares are being asked to consider and vote on the following proposals at the Glimcher special meeting:

1.
a proposal to approve the merger and the other transactions contemplated by the merger agreement;

2.
a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to named executive officers of Glimcher in connection with the merger; and

3.
a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the merger and the other transactions contemplated by the merger agreement.

Q:
When and where is the special meeting of Glimcher shareholders?

A:
The Glimcher special meeting will be held on [DATE], commencing at [TIME], local time, at [LOCATION], unless postponed or adjourned to a later date or different place.

Q:
Who can vote at the Glimcher special meeting?

A:
All holders of record of Glimcher common shares as of the close of business on [DATE], which we refer to as the record date, are entitled to receive notice of and to vote at the Glimcher special meeting. On the record date, there were [    •    ] Glimcher common shares outstanding and

  entitled to vote at the Glimcher special meeting, held by approximately [    •    ] holders of record. Each Glimcher common share is entitled to one vote on each proposal presented at the Glimcher special meeting. As of the record date, trustees and executives officers of Glimcher and their affiliates and associates owned and were entitled to vote [    •    ] Glimcher common shares representing approximately [    •    ]% of the outstanding Glimcher common shares.

Q:
What constitutes a quorum for purposes of the Glimcher special meeting?

A:
Under Glimcher's amended and restated bylaws, which we refer to as the Glimcher Bylaws, the presence in person or by proxy of shareholders entitled to cast a majority of all of the votes entitled to be cast at the Glimcher special meeting constitutes a quorum for the Glimcher special meeting.

Q:
What vote is required to approve the proposals at the Glimcher special meeting?

A:
Approval of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of at least two-thirds of the outstanding Glimcher common shares entitled to vote on such proposal. Approval of this proposal is a condition to completion of the merger.

  Approval of the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to named executive officers of Glimcher in connection with the merger requires the affirmative vote of a majority of the votes cast on such proposal. Approval of this proposal is not a condition to completion of the merger.

  Approval of the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal. Approval of this proposal is not a condition to completion of the merger.

  Your vote is important. We encourage you to authorize a proxy to vote your Glimcher common shares as promptly as possible after reading this proxy statement/prospectus.

Q:
What are the consequences of abstaining from voting at the Glimcher special meeting?

A:
Abstentions will be treated as present at the special meeting for purposes of establishing a quorum. Abstentions will have the same effect as votes cast "AGAINST" the proposal to approve the merger and the other transactions contemplated by the merger agreement, but will have no effect on the other proposals.

Q:
How does the Glimcher Board recommend that Glimcher shareholders vote?

A:
The Glimcher Board unanimously approved the merger agreement, declared advisable the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that Glimcher shareholders vote "FOR" the proposal to approve the merger and the other transactions contemplated by the merger agreement, "FOR" the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to named executive officers of Glimcher in connection with the merger and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement. For a more complete description of the recommendation of the Glimcher Board, see "The Merger—Recommendation of the Glimcher Board and Its Reasons for the Merger."

Q:
How do I vote if I am a record holder of Glimcher common shares?

A:
After you have carefully read this proxy statement/prospectus, please authorize a proxy to vote your shares as promptly as possible by completing, signing, dating and mailing your proxy card in the pre-addressed postage-paid envelope provided or calling the toll-free telephone number listed on your proxy card or accessing the Internet website described in the instructions on the enclosed proxy card so that your Glimcher common shares will be represented and voted at the Glimcher special meeting.

Q:
How do I vote if my Glimcher common shares are held in "street name" by my broker or other nominee?

A:
If your Glimcher common shares are held in "street name" by your broker or other nominee, you should instruct your broker or other nominee how to vote your Glimcher common shares by following the instructions provided to you by your broker or other nominee. You may not vote Glimcher common shares held in street name by returning a proxy card directly to Glimcher or by voting in person at the Glimcher special meeting unless you provide a "legal proxy," executed in your favor, which you must obtain from your broker or other nominee. Obtaining a legal proxy may take several days. Please note that if you do not instruct your broker or other nominee how to vote your Glimcher common shares on the proposal to approve the merger and the other transactions contemplated by the merger agreement, it will have the same effect as a vote "AGAINST" such proposal, but will have no effect on the other proposals.

Q:
How do I vote if I participate in Glimcher's Distribution Reinvestment and Share Purchase Plan?

A:
If you participate in Glimcher's Distribution Reinvestment and Share Purchase Plan, which we refer to as the DRIP, and hold Glimcher common shares directly in your name, then you will receive a proxy card for the common shares held directly in your name and for the Glimcher common shares that you have acquired and hold through the DRIP. If you participate in the DRIP and own your Glimcher common shares in street name through a brokerage account then you will receive a voter instruction form or proxy card covering the common shares held in the DRIP from your broker or other nominee. Glimcher common shares credited to your account in the DRIP will be voted by Computershare Trust Company, N.A., the DRIP administrator, in accordance with your voting instructions.

Q:
How will my proxy be voted?

A:
All proxies authorized via the Internet or by telephone at or prior to 11:59 p.m., Eastern time, on [DATE] or by mail and received at or prior to the Glimcher special meeting, and in each case, not revoked, will be voted at the Glimcher special meeting in accordance with the instructions so provided. If you are a shareholder of record and do not indicate how your Glimcher common shares should be voted on a proposal, the Glimcher common shares represented by your properly completed proxy will be voted in accordance with the recommendation of the Glimcher Board. The Glimcher Board recommends that you vote "FOR" the proposal to approve the merger and the other transactions contemplated by the merger agreement, "FOR" the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to named executive officers of Glimcher in connection with the merger and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the merger and the other transactions contemplated by the merger agreement.

Q:
Can I revoke my proxy or change my vote after I have delivered my proxy?

A:
Yes. You may revoke your proxy or change your vote at any time before your proxy is exercised at the Glimcher special meeting. If you are a shareholder of record, you can do this in any of the following ways:

•
by submitting notice in writing to Glimcher's Secretary at the following address: Glimcher Realty Trust, 180 East Broad Street, Columbus, Ohio 43215, that you are revoking your proxy;

•
by executing and delivering a later-dated proxy card or authorizing a later-dated proxy by telephone or on the Internet; or

•
by attending the Glimcher special meeting in person and voting the shares, although mere attendance at the special meeting will not serve to revoke your proxy unless you specifically request such a revocation.

  If you hold your Glimcher common shares in street name then you must contact the broker or other nominee that holds your shares and follow its instructions for changing or revoking a proxy vote.

Q:
What should I do if I receive more than one set of voting materials for the Glimcher special meeting?

A:
You may receive more than one set of voting materials for the Glimcher special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your Glimcher common shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Glimcher common shares. If you are a holder of record and your Glimcher common shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or authorize your proxy by telephone or over the Internet.

Q:
Should I still authorize a proxy if I am planning to attend the Glimcher special meeting in person?

A:
Yes. Whether or not you plan to attend the Glimcher special meeting, you should authorize a proxy to ensure that your Glimcher common shares are voted. Even if you authorize a proxy to vote your shares, you may change your vote by voting in person by ballot at the special meeting. Attendance at the special meeting will not serve to revoke your proxy unless you specifically request such a revocation.

Q:
What if I sell my Glimcher common shares before the Glimcher special meeting?

A:
If you held Glimcher common shares as of the record date for the Glimcher special meeting, you are entitled to vote those shares even if you transfer them after the record date but before the Glimcher special meeting. However, you will have transferred your right to receive the merger consideration with respect to shares transferred prior to the completion of the merger. In order to receive the merger consideration for any Glimcher common share, you must hold such Glimcher common shares through the completion of the merger.

Q:
Should I send in my Glimcher share certificates now?

A:
No. Please DO NOT send in any share certificates now. As soon as reasonably practicable after the closing of the merger and in any event not later than the fifth business day following the closing of the merger, the exchange agent will mail to each holder of record of a certificate evidencing

  Glimcher common shares or Glimcher preferred shares immediately prior to the effective time of the merger, a letter of transmittal and instructions for surrendering the certificates in exchange for the merger consideration or WPG preferred shares, as applicable.

Q:
When is the merger expected to close?

A:
The parties currently expect to complete the merger during the first quarter of 2015, assuming that all of the conditions in the merger agreement are satisfied or waived.

Q:
What are the anticipated U.S. federal income tax consequences to Glimcher shareholders of the merger?

A:
The receipt of the merger consideration by U.S. holders in exchange for Glimcher common shares, and the receipt of WPG preferred shares by U.S. holders in exchange for Glimcher preferred shares, will be taxable transactions for U.S. federal income tax purposes. In addition, under certain circumstances, we may be required to withhold a portion of the applicable merger consideration payable to holders under applicable tax laws, including under the Foreign Investment in Real Property Tax Act, which we refer to as FIRPTA. For further discussion, see "Material U.S. Federal Income Tax Consequences." Tax matters can be complicated, and the tax consequences of the merger will depend on a holder's particular tax situation. Holders are encouraged to consult their own tax advisors regarding the tax consequences of the merger.

Q:
Will the WPG common shares received by Glimcher shareholders in connection with the merger be publicly traded?

A:
Yes. WPG common shares are currently traded on the New York Stock Exchange, which we refer to as the NYSE, under the symbol "WPG." WPG will apply to have the WPG common shares to be issued in connection with the merger listed on the NYSE, and under the merger agreement it is a closing condition that such WPG common shares are authorized for listing, subject to official notice of issuance. Following the completion of the merger, the WPG common shares to be issued in connection with the merger consideration will be listed on the NYSE under the symbol "WPG."

Q:
Will the WPG preferred shares received by Glimcher holders of preferred shares in connection with the merger be publicly traded?

A:
Yes. WPG will apply to have the WPG preferred shares to be issued in connection with the merger listed on the NYSE, and under the merger agreement it is a closing condition that such WPG preferred shares are authorized for listing, subject to official notice of issuance. There is no current trading market for WPG preferred shares. In connection with the merger, WPG plans to redeem all of the outstanding WPG Series G preferred shares and anticipates sending a redemption notice to holders of the WPG Series G preferred shares on or shortly after the date of the closing of the merger.

Q:
Are Glimcher shareholders entitled to appraisal rights?

A:
No. Neither holders of Glimcher common shares nor holders of Glimcher preferred shares have appraisal or dissenters' rights with respect to the merger or any other of the transactions contemplated by the merger agreement.

Q:
Do any of Glimcher's trustees or executive officers have interests in the merger that may differ from those of Glimcher shareholders?

A:
Certain of Glimcher's trustees and executive officers have interests in the merger that are different from, or in addition to, those of the Glimcher shareholders generally. These interests, among other things, may influence the trustees and executive officers of Glimcher to support or approve the merger. See "The Merger—Interests of Glimcher's Trustees and Executive Officers in the Merger."

Q:
Who can answer my questions?

A:
If you have any questions about the merger or how to authorize your proxy, or need additional copies of this proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

Glimcher Realty Trust
Attention: Secretary
180 East Broad Street
Columbus, Ohio 43215
(614) 621-9000

        You may also contact Georgeson, Glimcher's proxy solicitor, as follows:

Georgeson Inc.
480 Washington Blvd., 26th Floor
Jersey City, NJ 07310
All Shareholders Call Toll-Free: 888-666-2580

SUMMARY

        The following summary highlights some of the information contained in this proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of WPG, Glimcher, the merger agreement, the merger and the other transactions contemplated by the merger agreement, WPG and Glimcher encourage you to read carefully this entire proxy statement/prospectus, including the attached annexes. WPG and Glimcher also encourage you to read the information incorporated by reference into this proxy statement/prospectus, which includes important business and financial information about Glimcher that has been filed with the SEC. You may obtain the information incorporated by reference into this proxy statement/prospectus, without charge, by following the instructions in the section entitled "Where You Can Find More Information; Incorporation by Reference."

 The Companies (See page 49)

Washington Prime Group Inc. (See page 49)

        WPG, together with its subsidiaries, is a real estate investment trust, which we refer to as a REIT, with a portfolio of shopping centers that were spun off from Simon Property Group, Inc., which we refer to as Simon, on May 28, 2014. As of October 24, 2014, WPG owned 96 shopping centers through WPG LP, its majority owned partnership subsidiary. WPG common shares are listed on the NYSE under the symbol "WPG."

        WPG derives revenues primarily from retail tenant leases, including fixed minimum rent leases, percentage rent leases based on tenants' sales volumes and reimbursements from tenants for certain expenses. WPG seeks to re-lease its spaces at higher rents and increase its occupancy rates, and to enhance the performance of the properties and increase revenues by, among other things, adding anchors or big-box tenants, redeveloping or renovating existing properties to increase the leasable square footage and increasing the productivity of occupied locations through aesthetic upgrades, re-merchandising and/or changes to the retail use of the space. In addition, WPG believes that there are opportunities for it to acquire additional shopping center assets that match WPG's investment criteria and pursue selective, ground up development projects.

        WPG was incorporated in Indiana in 2013 and commenced operations in 2014 following its spin-off from Simon. WPG's principal executive offices are located at 7315 Wisconsin Avenue, Bethesda, Maryland 20814, and its telephone number is (240) 630-0000.

Washington Prime Group, L.P. (See page 49)

        WPG LP is a partnership that is a majority owned subsidiary of WPG and directly or indirectly through subsidiaries owns all of WPG's real estate properties and other assets. WPG LP's principal executive offices are located at 7315 Wisconsin Avenue, Bethesda, Maryland 20814, and its telephone number is (240) 630-0000.

WPG Subsidiary Holdings I, LLC (See page 49)

        Merger Sub I is a Maryland limited liability company and a direct wholly owned subsidiary of WPG LP. Merger Sub I was formed for the purpose of entering into the merger agreement and has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. Merger Sub I's principal executive offices are located at 7315 Wisconsin Avenue, Bethesda, Maryland 20814, and its telephone number is (240) 630-0000.

WPG Subsidiary Holdings II Inc. (See page 49)

        Merger Sub II is a Delaware corporation and direct wholly owned subsidiary of Merger Sub I and indirect wholly owned subsidiary of WPG LP. Merger Sub II was formed for the purpose of entering into the merger agreement and has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. Merger Sub II's principal executive offices are located at 7315 Wisconsin Avenue, Bethesda, Maryland 20814, and its telephone number is (240) 630-0000.

Glimcher Realty Trust (See page 66)

        Glimcher is a recognized leader in the ownership, management, acquisition and development of retail properties, including mixed-use, open-air and enclosed regional malls as well as outlet centers. As of October 24, 2014, Glimcher owns material interests in and manages 26 properties with total gross leasable area of approximately 18.4 million square feet. Glimcher's common shares are publicly traded on the NYSE under the symbol "GRT."

        Glimcher was formed in Maryland in September 1993. Glimcher's principal executive offices are located at 180 East Broad Street, Columbus, Ohio 43215, and its telephone number at that address is (614) 621-9000. Additional information about Glimcher and its subsidiaries is incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information; Incorporation by Reference."

Glimcher Properties Limited Partnership (See page 67)

        Glimcher LP is the limited partnership through which Glimcher owns, either directly or indirectly through subsidiaries, most of its assets. As of October 24, 2014, Glimcher owns approximately 98.2% of limited partnership units of Glimcher LP. Glimcher LP's principal executive offices are located at 180 East Broad Street, Columbus, Ohio 43215, and its telephone number at that address is (614) 621-9000.

Recent Transactions by WPG (See page 67)

        In June 2014, WPG acquired its partner's 50% interest in Clay Terrace, a lifestyle center located in Carmel, Indiana for approximately $22.9 million plus the partner's share of debt of $57.5 million. Land available for development was included in the transaction.

        Also in June 2014, WPG acquired its partner's interest in a portfolio of seven open-air shopping centers for approximately $162 million plus the assumption of an additional $83.8 million in mortgage debt. Four of the centers are located in Florida, and one each in Indiana, Connecticut and Virginia. Also included in this transaction is land valued at approximately $4 million. Previously, WPG held between 32% to 42% legal ownership interests in the properties, but received substantially less economic benefit due to the partner's preferred capital allocation. After this transaction, WPG owned 100% of four of the properties and approximately 88.2% of the remaining three.

The Merger Agreement (See page 121)

        On September 16, 2014, Glimcher, Glimcher LP, WPG, WPG LP, Merger Sub I and Merger Sub II entered into the merger agreement. The merger agreement provides for the acquisition of Glimcher and its subsidiaries, including the Glimcher operating partnership, by WPG. After the merger has been approved by the holders of Glimcher common shares and the other closing conditions under the merger agreement have been satisfied or waived:

  •
  Merger:  Glimcher will merge with and into Merger Sub I, with Merger Sub I surviving the merger as a direct wholly owned subsidiary of WPG LP.

  •
  Partnership Merger:  Merger Sub II will merge with and into Glimcher LP, with Glimcher LP surviving the merger as a direct wholly owned subsidiary of Merger Sub I.

        A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. For a summary of material provisions of the merger agreement, see "The Merger Agreement." WPG and Glimcher encourage you to carefully read the merger agreement in its entirety because it is the principal document governing the merger.

Recommendation of the Glimcher Board and Its Reasons for the Merger (See page 86)

        The Glimcher Board unanimously approved the merger agreement, declared advisable the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that Glimcher shareholders vote "FOR" the proposal to approve the merger and the other transactions contemplated by the merger agreement, "FOR" the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to named executive officers of Glimcher in connection with the merger and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement.

        To review the background of, and Glimcher's reasons for, the merger, as well as certain risks related to the merger, see "The Merger—Background to the Merger," "The Merger—Recommendation of the Glimcher Board and Its Reasons for the Merger" and "Risk Factors," respectively.

Treatment of Glimcher Common Shares in the Merger (See page 121)

        Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each outstanding Glimcher common share (other than certain shares as set forth in the merger agreement) will be converted into the right to receive:

  •
  $10.40 in cash, without interest; and

  •
  0.1989 of a WPG common share.

        Additionally, pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the partnership merger, each outstanding Glimcher LP unit (other than certain Glimcher LP units as set forth in the merger agreement) will be converted into the right to receive 0.7431 of a limited partnership unit of WPG LP.

        The value of the component of the merger consideration consisting of WPG common shares will fluctuate between the date of this proxy statement/prospectus and the completion of the merger with changes in the market price of WPG common shares.

Treatment of Glimcher Equity Awards in the Merger (See page 122)

        In connection with consummation of the merger, certain Glimcher equity awards will be assumed by WPG and converted into equity awards in respect of WPG common shares as follows:

        Continuing Glimcher Restricted Share Awards.    At the effective time of the merger, each outstanding and unvested Glimcher restricted share award granted pursuant to a Glimcher equity plan, which we refer to in as a Glimcher Restricted Share, that would otherwise vest as a result of the merger but is held by an individual who has waived such vesting, will be converted into an award of a number of WPG restricted common shares, which we refer to as WPG Converted Restricted Shares, equal to the number of Glimcher common shares subject to such Glimcher Restricted Share award multiplied by the "equity award exchange ratio," which is the sum of (x) 0.1989 of a WPG common share and (y) the quotient of (A) $10.40 divided by (B) the volume-weighted average closing price of WPG common shares on the NYSE on the last ten trading days immediately prior to the consummation of the merger, which we refer to as the Equity Award Exchange Ratio. Each WPG

Converted Restricted Share award will be subject to the same terms and conditions applicable to the underlying Glimcher Restricted Share award, including as to vesting (as may be modified by an applicable waiver).

        Glimcher Stock Options.    At the effective time of the merger, each outstanding stock option in respect of Glimcher common shares granted pursuant to a Glimcher equity plan, which we refer to as a Glimcher Stock Option, will be converted into an option to purchase a number of WPG common shares, which we refer to as a WPG Converted Option, with the number of WPG common shares subject to each such WPG Converted Option to equal the product of (x) the total number of Glimcher common shares subject to such Glimcher Stock Option immediately prior to the effective time of the merger and (y) the Equity Award Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares, and with the exercise price per share of each such WPG Converted Option equal to (i) the per share exercise price for the Glimcher common shares subject to such Glimcher Stock Option divided by (ii) the Equity Award Exchange Ratio (rounded up to the nearest whole cent). Each WPG Converted Option will be subject to the same terms and conditions applicable to the underlying Glimcher Stock Option, except that such WPG Converted Option will vest in full at the effective time of the merger unless the holder of such WPG Converted Option has executed a waiver of such vesting.

        Additionally, in connection with consummation of the merger, holders of certain other Glimcher equity awards will have the right to receive, in exchange for the cancellation of such awards, the following:

        Vesting Glimcher Restricted Share Awards.    Immediately prior to the effective time of the merger, each outstanding Glimcher Restricted Share award that is held by an individual who does not waive vesting in connection with such award will immediately and automatically vest and entitle the holder thereof to the merger consideration plus any accrued but unpaid dividends with respect to such Glimcher Restricted Share award, if any, less applicable withholding.

        Glimcher Performance Share Awards.    Immediately prior to the effective time of the merger, each outstanding Glimcher performance share award, which we refer to as a Glimcher Performance Share, will (i) vest if and to the extent the Glimcher Board (or appropriate committee thereof) determines that the performance goals applicable to such Glimcher Performance Share have been achieved based on actual performance measured at the effective time of the merger (and any Glimcher Performance Share that does not so vest will be forfeited without payment of any consideration therefor), and (ii) entitle the holder thereof to the merger consideration, less applicable withholding.

Treatment of Glimcher Preferred Shares in the Merger (See page 122)

        Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each outstanding Glimcher Series G preferred share will be converted into one WPG Series G preferred share, each outstanding Glimcher Series H preferred share will be converted into one WPG Series H preferred share, and each outstanding Glimcher Series I preferred share will be converted into one WPG Series I preferred share. The WPG preferred shares will have preferences, rights and privileges substantially identical to the preferences, rights and privileges of the corresponding Glimcher preferred shares prior to the merger. In connection with the merger, WPG plans to redeem all of the outstanding WPG Series G preferred shares and anticipates sending a redemption notice to holders of the WPG Series G preferred shares on or shortly after the date of the closing of the merger.

 Opinions of Glimcher's Financial Advisors (See page 91, Annex D and Annex E)

        In connection with the merger, at the meeting of the Glimcher Board on September 15, 2014, each of Glimcher's financial advisors, Morgan Stanley & Co. LLC, which we refer to as Morgan Stanley, and GreenOak Real Estate US LLC, which we refer to as GreenOak, rendered to the Glimcher Board its oral opinion, subsequently confirmed in writing, that as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken as set forth in the written opinion, the merger consideration to be received by the holders of Glimcher common shares pursuant to the merger agreement was fair from a financial point of view to the holders of Glimcher common shares.

        The full text of the written opinions of each of Morgan Stanley and GreenOak, each dated as of September 15, 2014, are attached to this proxy statement/prospectus as Annex D and Annex E, respectively, and are incorporated by reference in this proxy statement in its entirety. The summary of the opinions of each of Morgan Stanley and GreenOak in this proxy statement/prospectus are qualified in their entirety by reference to the full text of the opinions and you should read the opinions in their entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by each of Morgan Stanley and GreenOak in rendering their respective opinions. Each of Morgan Stanley's and GreenOak's opinion is directed to the Glimcher Board and addresses only the fairness from a financial point of view of the consideration to be received by the holders of Glimcher common shares pursuant to the merger agreement as of the date of such opinion and does not address any other aspect of the merger. Morgan Stanley and GreenOak's opinions do not constitute a recommendation to any holder of Glimcher common shares as to how to vote at the special meeting to be held in connection with the merger or whether to take any other action with respect to the merger. For more information regarding the opinions of Glimcher's financial advisors, see "The Merger—Opinions of Glimcher's Financial Advisors."

Management of the Combined Company Following the Merger (See page 109)

        At the effective time of the merger, Mark Ordan, WPG's current chief executive officer, will become executive chairman of WPG, and Michael Glimcher, Glimcher's current chief executive officer, will become chief executive officer and president of WPG and vice chairman of WPG's Board of Directors, which we refer to as the WPG Board, reporting to Mr. Ordan. The rest of the senior leadership team for WP GLIMCHER is expected to include: Butch Knerr, chief operating officer; C. Marc Richards, chief administrative officer; Mark Yale, chief financial officer; Thomas Drought, executive vice president, leasing; Robert Demchak, general counsel; Lisa Indest, chief accounting officer & senior vice president, finance; and Michael Gaffney, senior vice president, head of capital markets.

        In connection with the signing of the merger agreement, WPG has entered into employment agreements with, and amendments to severance agreements of, each of Messrs. Glimcher and Yale, each of which we refer to as an Employment Agreement and a Severance Benefits Amendment, respectively, pursuant to which they have waived certain rights to severance and vesting of equity awards upon the consummation of the merger and instead will be entitled to such severance and vesting, subject to execution of a release, upon certain terminations of employment following the consummation of the merger. The Employment Agreements and Severance Benefits Amendments will become effective upon the consummation of the merger. The material terms of the Employment Agreements and the Severance Benefits Amendments are described in "The Merger—Interests of Glimcher's Trustees and Executive Officers in the Merger." Mr. Ordan has also entered into an amendment of his employment agreement, which will become effective upon the consummation of the merger (which we refer to as the Ordan Amendment). The Ordan Amendment reflects Mr. Ordan's new title and reporting relationships and provides, among other things, for severance in the event of the non-renewal of Mr. Ordan's employment agreement on its scheduled expiration of May 28, 2017. It is expected that certain other executive officers and/or senior managers of Glimcher with severance agreements who continue with WPG following the consummation of the merger will amend their severance agreements in a manner similar to the Severance Benefits Amendments, with each such severance agreement amendment to become effective upon the consummation of the merger.

        WPG will cause the WPG Board immediately after the merger to consist of nine members: Mark Ordan, Michael P. Glimcher, the other six members of the WPG Board as of September 16, 2014: Louis G. Conforti, Robert J. Laikin, David Simon, Jacquelyn R. Soffer, Richard S. Sokolov and Marvin L. White, and one additional trustee of Glimcher who, as of September 16, 2014, was a member of the Glimcher Board, as mutually agreed between Glimcher and WPG prior to closing, who will serve as chairman of the compensation committee of the WPG Board. Glimcher and WPG have agreed on Niles C. Overly as the additional trustee of Glimcher to serve on the WPG Board.

        Following the closing, the corporate headquarters and operations for WPG and its subsidiaries will be in Columbus, Ohio, and WPG will be renamed "WP GLIMCHER."

Interests of Glimcher's Trustees and Executive Officers in the Merger (See page 109)

        In considering the recommendation of the Glimcher Board to approve the merger and the other transactions contemplated by the merger agreement, Glimcher shareholders should be aware that Glimcher's trustees and executive officers have certain interests in the merger that may be different from, or in addition to, the interests of Glimcher shareholders generally. These interests may create potential conflicts of interest. The Glimcher Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement, the merger and the transactions contemplated by the merger agreement. See "The Merger—Interests of Glimcher's Trustees and Executive Officers in the Merger."

Listing of WPG Common and Preferred Shares (See page 120)

        WPG has agreed to use its reasonable best efforts to cause the WPG common shares to be issued in the merger, the WPG common shares reserved for issuance in connection with the merger and WPG preferred shares to be issued in the merger, in each case to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time of the merger. The obligation of each of the parties to the merger agreement to complete the merger and the other transactions contemplated by the merger agreement is subject to the satisfaction or (to the extent permitted by law) waiver, at or prior to the effective time of the merger, of the condition that all such WPG common shares and the WPG preferred shares have been authorized for listing on the NYSE, subject to official notice of issuance.

        Accordingly, following the completion of the merger, it is anticipated that the WPG common shares and WPG preferred shares received in the merger by holders of Glimcher common shares and Glimcher preferred shares, respectively, will be listed on the NYSE. The WPG common shares will be listed under the symbol "WPG."

No Appraisal Rights (See page 189)

        Neither WPG shareholders nor Glimcher shareholders are entitled to exercise appraisal, dissenters' or similar rights in connection with the merger or the other transaction contemplated by the merger agreement. See "The Glimcher Special Meeting" and "No Appraisal Rights."

 Conditions to Completion of the Merger (See page 127)

        A number of conditions must be satisfied or (to the extent permitted by law) waived before the merger and the other transactions contemplated by the merger agreement can be consummated. These include, among others:

  •
  the approval of the holders of Glimcher common shares of the merger and the other transactions contemplated by the merger agreement;

  •
  the absence of any law or order prohibiting or making illegal the consummation of the merger;

  •
  the declaration by the SEC of the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part;

  •
  the approval for listing on the NYSE of the WPG common shares to be issued in the merger, the WPG common shares to be reserved for issuance in connection with the merger and the WPG preferred shares to be issued in the merger, in each case subject to official notice of issuance;

  •
  the opinions that both WPG and Glimcher meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended, which we refer to as the Code;

  •
  the absence of a material adverse effect on each party;

  •
  the completion of certain pre-closing restructuring steps by Glimcher; and

  •
  the accuracy of the representations and warranties of each party (subject to specified materiality standards and exceptions) and material compliance by each party with its covenants.

        Neither WPG nor Glimcher can give any assurance as to whether or when all of the conditions to the merger and the other transactions contemplated by the merger agreement will be satisfied or waived or that the merger will occur.

        For a complete list of the conditions, see "The Merger Agreement—Conditions to Completion of the Merger."

Termination of the Merger Agreement (See page 139)

        WPG and Glimcher may mutually agree to terminate the merger agreement before completing the merger.

        In addition, either WPG or Glimcher may terminate the merger agreement in the following circumstances (subject to certain exceptions):

  •
  the merger is not consummated by April 16, 2015, which we refer to as the outside date;

  •
  a governmental authority of competent jurisdiction has issued a final, non-appealable order or injunction prohibiting the merger; or

  •
  the holders of Glimcher common shares fail to approve the merger and the other transactions contemplated by the merger agreement.

        Glimcher may also terminate the merger agreement in the following circumstances (subject to certain exceptions):

  •
  if any of WPG, WPG LP, Merger Sub I or Merger Sub II has breached in any material respect any of its representations, warranties or covenants in the merger agreement that would, or would reasonably be expected to, result in a failure of the conditions relating to the accuracy of their representations and warranties or their material compliance with their covenants, and such breach cannot be cured by the outside date; or

  •
  prior to the approval of the merger by the holders of Glimcher common shares, in order to enter into an alternative acquisition agreement with respect to a superior proposal, provided that Glimcher substantially concurrently pays the termination fee to WPG (see "The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses").

        WPG may also terminate the merger agreement in the following circumstances (subject to certain exceptions):

  •
  if Glimcher or Glimcher LP has breached in any material respect any of its representations, warranties or covenants in the merger agreement that would, or would reasonably be expected to, result in a failure of the conditions relating to the accuracy of their representations and warranties or their material compliance with their covenants, and such breach cannot be cured by the outside date;

  •
  if the Glimcher Board has made an adverse recommendation change; or

  •
  if Glimcher has willfully and materially breached its non-solicitation and related obligations under the merger agreement, which breach cannot be or is not cured by Glimcher within five days after Glimcher's receipt of written notice of such breach.

        For more information regarding the rights of WPG and Glimcher to terminate the merger agreement, see "The Merger Agreement—Termination of the Merger Agreement."

Termination Fee and Expenses (See page 140)

        In connection with the termination of the merger agreement under specified circumstances, the merger agreement provides for the payment of a termination fee by Glimcher to WPG in the amount of $47.61 million.

        Additionally, Glimcher may be obligated to reimburse the actual out-of-pocket expenses of WPG, in an amount up to $8.5 million, if the merger agreement is terminated in certain circumstances (provided that the amount of expenses paid by Glimcher to WPG will be credited against the termination fee if such termination fee subsequently becomes payable). For more information regarding the termination fee and expenses, see "The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses."

Material U.S. Federal Income Tax Consequences (See page 164)

        The receipt of the merger consideration by U.S. holders in exchange for Glimcher common shares, and the receipt of WPG preferred shares by U.S. holders in exchange for Glimcher preferred shares, will be taxable transactions for U.S. federal income tax purposes. In addition, under certain circumstances, we may be required to withhold a portion of the applicable merger consideration payable to holders under applicable tax laws, including under FIRPTA.

        For further discussion, see "Material U.S. Federal Income Tax Consequences." Tax matters can be complicated, and the tax consequences of the merger will depend on a holder's particular tax situation. All holders of Glimcher common shares and Glimcher preferred shares should consult their tax advisors to determine the tax consequences to them (including the application and effect of any other federal, state, local or non-U.S. income and other tax laws) of the merger.

 Accounting Treatment of the Transactions (See page 120)

        In accordance with U.S. generally accepted accounting principles, which we refer to as GAAP, WPG will account for the transactions using the acquisition method of accounting, with WPG treated as the acquiror of Glimcher for accounting purposes. Under acquisition accounting, the assets acquired and liabilities assumed will be recorded as of the acquisition date, at their respective fair values, and added to those of WPG. Any excess of purchase price over the fair values will be recorded as goodwill. Consolidated financial statements of WPG issued after the transactions would reflect Glimcher's fair values after the completion of the transactions, but will not be restated retroactively to reflect the historical consolidated financial position or results of operations of Glimcher.

Financing of the Merger (See page 106)

        WPG is pursuing a number of financing options, including a potential sale of wholly owned assets, and anticipates that the funds needed to complete the merger will be derived from a combination of (i) available cash on hand of WPG, (ii) proceeds from the sale of the Jersey Gardens property and University Park Village property to Simon LP pursuant to the purchase agreement for $1.09 billion (subject to certain adjustments and apportionments as described in the purchase agreement), (iii) proceeds from the sale of equity interests in, or assets of, certain joint ventures or subsidiaries, (iv) the issuance and sale of WPG common shares and (v) the debt financing, which may include some combination of the following: a senior unsecured bridge loan facility and/or the issuance of senior unsecured notes or other debt securities. At or prior to the consummation of the merger, WPG expects to enter into definitive documentation for the debt financing. See "The Merger—Financing of the Merger—Debt Commitment Letter." WPG's obligation to consummate the merger is not conditioned on WPG obtaining any financing for the merger or the completion of the sale of the Jersey Gardens property and University Park Village property to Simon LP.

        On September 16, 2014, in connection with the execution of the merger agreement, WPG entered into a debt commitment letter, which was amended and restated on September 23, 2014, pursuant to which certain parties agreed to provide an up to $1.25 billion senior unsecured bridge loan facility. WPG will have the option to draw on the facility to fund a portion, and potentially all, of the transactions. The amount drawn will depend on a number of factors, including whether WPG issues senior unsecured notes or other debt securities at or prior to the closing of the merger.

        On September 16, 2014, in connection with WPG and Glimcher entering into the merger agreement, WPG LP and Simon LP entered into the purchase agreement, pursuant to which WPG LP will sell, or cause to be sold, (i) the equity interests in the owner of the Jersey Gardens property and (ii) the equity interests in the owner of the University Park Village property, to Simon LP for $1.09 billion (subject to certain adjustments and apportionments as described in the purchase agreement). The closing of such sale will occur substantially simultaneously with the completion of the merger. Under the merger agreement WPG is not permitted to amend the purchase agreement. The Jersey Gardens property and University Park Village property are currently owned by affiliates of Glimcher.

        Concurrently with the parties entering into the purchase agreement, Glimcher LP entered into the property letter agreement with WPG LP and Simon LP under which Glimcher LP is a third party beneficiary of the purchase agreement and agrees to convey the equity interests in the owners of such properties to Simon LP at the closing and immediately prior to the effective time of the merger. For a further description see "The Merger—Financing of the Merger—The Purchase Agreement."

Comparison of Rights of WPG Shareholders and Glimcher Shareholders (See page 239)

        As a result of receiving WPG common shares or WPG preferred shares in connection with the completion of the merger, Glimcher shareholders will become WPG shareholders and, accordingly, in each case their rights will be governed by WPG's articles of incorporation, which we refer to as the WPG Articles, and WPG's bylaws, which we refer to as the WPG Bylaws, and the laws of the State of Indiana. The WPG Articles and the WPG Bylaws and the laws of the State of Indiana contain provisions that are different from Glimcher's Declaration of Trust, which we refer to as the Glimcher Declaration of Trust, and the Glimcher Bylaws and the laws of the State of Maryland in various ways.

        For a summary of certain differences between the rights of WPG shareholders and the rights of Glimcher shareholders, see "Comparison of Rights of WPG Shareholders and Glimcher Shareholders."

Litigation Related to the Merger (See page 188)

        A putative class action lawsuit challenging the proposed transactions has been filed in Maryland state court. The action was filed on October 2, 2014 and is captioned Zucker v. Glimcher Realty Trust et al., 24-C-14-005675 (Circ. Ct. Baltimore City). The Zucker complaint alleges that the trustees of Glimcher breached their fiduciary duties to Glimcher shareholders by agreeing to sell Glimcher for inadequate consideration and agreeing to improper deal protection terms in the merger agreement. In addition, the lawsuit alleges that Glimcher, WPG and certain of their affiliates aided and abetted these purported breaches of fiduciary duty. The Zucker complaint further alleges that the trustees of Glimcher were incentivized to enter into the merger agreement due to their ownership of large amounts of restricted stock and/or stock options and that Mr. Glimcher would be employed by the surviving entity and that he, in addition to another trustee of Glimcher, would join the board of the surviving entity. The lawsuit seeks, among other things, an injunction barring the merger. On October 23, 2014, a second putative class action lawsuit challenging the merger was filed in Maryland state court. The action is captioned Motsch v. Glimcher Realty Trust et al., 24-C-14-006011 (Circ. Ct. Baltimore City). The Motsch complaint alleges breach of fiduciary duty claims against the Glimcher trustees and aiding and abetting claims against Glimcher, WPG and certain of their affiliates substantially similar to those asserted in the Zucker complaint. The Motsch complaint also asserts a derivative claim for breach of fiduciary duty against the Glimcher trustees. The defendants intend to vigorously defend the lawsuits.

        For more information about litigation related to the merger, see "Litigation Related to the Merger."

Selected Historical Financial Information of WPG

        The following table sets forth selected consolidated financial information for WPG. The selected balance sheet and statement of income data as and for each of the years ended December 31, 2013, December 31, 2012 and December 31, 2011 have been derived from WPG's audited combined financial statements attached as Annex F to this proxy statement/prospectus. The selected statement of operations data for the six months ended June 30, 2014 and June 30, 2013 and the selected balance sheet data as of June 30, 2014 have been derived from WPG's unaudited consolidated financial statements in the Quarterly Report on Form 10-Q included in Annex G to this proxy statement/prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(in thousands)
Operating Data:
Total revenue	$316,144	$305,805	$626,289	$623,927	$577,978
Depreciation and amortization	(93,256)	(90,400)	(182,828)	(189,187)	(155,514)
Other operating expenses	(152,627)	(105,249)	(216,441)	(220,369)	(206,978)

Operating income	70,261	110,156	227,020	214,371	215,486
Interest expense	(36,594)	(27,456)	(55,058)	(58,844)	(55,326)
Income and other taxes	(141)	(102)	(196)	(165)	(157)
Income (loss) from unconsolidated entities	747	499	1,416	1,028	(143)
Gain upon acquisition of controlling interests and on sale of interests in properties	91,510	14,152	14,152	—	—

Net income	125,783	97,249	187,334	156,390	159,860
Net income attributable to noncontrolling interests	(21,590)	(16,769)	(31,853)	(26,659)	(27,317)

Net income attributable to common shareholders	$104,193	$80,480	$155,481	$129,731	$132,543

Earnings per common share, basic and diluted
Net income attributable to common shareholders	$0.67	$0.52	$1.00	$0.84	$0.85

Cash Flow Data:
Operating activities	$114,222	$159,489	$336,434	$350,703	$298,853
Investing activities	(192,441)	(40,808)	(92,608)	(71,551)	(82,448)
Financing activities	146,008	(123,000)	(248,955)	(270,777)	(213,492)
Other Financial Data:
Total NOI from continuing operations(1)	$225,319	$221,471	$452,913	$443,628	$411,718
WPG's Share of NOI(2)	211,501	204,321	418,121	410,908	376,635
FFO(3)	129,663	175,713	359,107	348,327	317,820

(1)
Net operating income ("NOI") does not represent income from operations as defined by GAAP. WPG uses NOI as a supplemental measure of its operating performance. For WPG's definition of NOI, as well as an important discussion of uses and inherent limitations, please refer to "Non-GAAP Financial Measures" in WPG's Quarterly Report on Form 10-Q for the three months ended June 30, 2014 included as Annex G to this proxy statement/prospectus.

(2)
Represents total NOI of WPG's portfolio including properties sold, net of WPG's joint venture partners' share.

(3)
Funds from operations ("FFO") does not represent cash flow from operations as defined by GAAP and may not be reflective of WPG's operating performance due to changes in WPG's capital structure in connection with the separation and distribution. WPG uses FFO as a supplemental measure of its operating performance. For a definition of FFO as well as a discussion of its uses and inherent limitations, please refer to "Non-GAAP Financial Measures" in WPG's Quarterly Report on Form 10-Q for the three months ended June 30, 2014 included as

  Annex G to this proxy statement/prospectus. FFO includes transaction costs related to WPG's separation from Simon of $39.9 million in the six months ended June 30, 2014.

	As of June 30,	As of December 31,
	2014	2013	2012	2011
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$93,646	$25,857	$30,986	$22,611
Total assets	$3,487,314	$3,002,658	$3,093,961	$3,150,339
Mortgages and other debt	$2,347,177	$918,614	$926,159	$1,014,852
Total equity	$972,914	$1,884,525	$1,954,856	$1,952,567

Selected Historical Financial Information of Glimcher

          The following table sets forth selected consolidated financial information for Glimcher. The selected balance sheet and statement of income data as and for each of the years ended December 31, 2013, December 31, 2012, December 31, 2011, December 31, 2010 and December 31, 2009 have been derived from Glimcher's audited consolidated financial statements incorporated herein by reference. The selected statement of income data for the six months ended June 30, 2014 and June 30, 2013 and the selected balance sheet data as of June 30, 2014 have been derived from Glimcher's unaudited consolidated financial statements incorporated herein by reference. The following information should be read together with Glimcher's Annual Report on Form 10-K for the year ended December 31, 2013, Glimcher's Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 and other information that Glimcher has filed with the SEC and incorporated herein by reference. See "Where You Can Find More Information; Incorporation by Reference."

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in thousands, except per share data)
Operating Data
Total revenues	$191,103	$181,136	$381,815	$325,834	$267,447	$267,016	$301,038
Operating income	$39,533	$41,379	$87,694	$51,923	$65,134	$74,112	$83,679
Interest expense	$41,116	$36,038	$80,331	$70,567	$70,115	$75,776	$77,201
(Loss) income from continuing operations	$(439)	$37,888	$(5,187)	$(3,632)	$(9,920)	$(443)	$4,421
Gain (loss) on disposition of assets, net	$1,329	—	—	—	$27,800	$(215)	$(288)
Net (loss) income attributable to Glimcher Realty Trust	$(1,358)	$38,057	$(4,150)	$(2,081)	$19,557	$5,853	$4,581
Preferred stock dividends	$11,790	$12,626	$24,415	$24,969	$24,548	$22,236	$17,437
Net (loss) income to common shareholders	$(13,148)	$16,005	$(37,991)	$(30,496)	$(4,991)	$(16,383)	$(12,856)
(Loss) income from continuing operations per share common (diluted)	$(0.08)	$0.11	$(0.27)	$(0.23)	$(0.32)	$(0.23)	$(0.26)
Net (loss) income to common shareholders per common share (diluted)	$(0.09)	$0.11	$(0.26)	$(0.23)	$(0.05)	$(0.22)	$(0.28)
Distributions (per common share)	$0.20	$0.20	$0.40	$0.40	$0.40	$0.40	$0.40

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in thousands, except number of properties and as specified)
Other Data
Cash provided by operating activities	$63,248	$56,334	$118,747	$115,185	$79,000	$70,751	$96,047
Cash used in investing activities	$(76,622)	$(151,716)	$(254,146)	$(318,937)	$(162,987)	$(162,910)	$(42,651)
Cash (used in) provided by financing activities	$(24,951)	$97,518	$177,524	$212,365	$83,618	$16,397	$13,877
Funds from operations	$49,836	$47,686	$99,663	$80,064	$56,402	$58,105	$69,801
Number of properties	28	27	28	28	27	27	25
Total GLA	19,500	19,114	19,287	21,461	21,502	21,275	19,863
Occupancy rate %	95.3%	94.7%	95.6%	95.2%	94.8%	94.6%	93.3%

	As of June 30,	As of December 31,
	2014	2013	2012	2011	2010	2009
	(in thousands)
Balance Sheet Data
Investment in real estate, net	$2,468,179	$2,454,921	$2,187,028	$1,754,149	$1,688,199	$1,669,761
Total assets	$2,618,094	$2,658,009	$2,329,407	$1,865,426	$1,794,007	$1,853,621
Total long-term debt	$1,864,898	$1,847,903	$1,484,774	$1,253,053	$1,397,312	$1,571,897
Total equity	$611,881	$651,380	$711,557	$543,929	$331,767	$207,414

Summary Unaudited Pro Forma Condensed Consolidated Financial Information

        The following table shows summary unaudited pro forma condensed consolidated financial information about the combined financial condition and operating results of WPG and Glimcher after giving effect to the transactions. The unaudited pro forma financial information assumes that the merger and related transactions are accounted for using the acquisition method of accounting. The unaudited pro forma condensed consolidated balance sheet data gives effect to the merger and related transactions as if they had occurred on June 30, 2014. The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2014 and the year ended December 31, 2013 give effect to the merger and related transactions as if they had occurred on January 1, 2013, the beginning of the earliest period presented. The summary unaudited pro forma condensed consolidated statement of income data gives effect to the merger and related transactions as if they had occurred on January 1, 2013. The summary unaudited pro forma condensed consolidated financial information shown below has been derived from and should be read in conjunction with (1) the more detailed unaudited pro forma condensed consolidated financial information, including the notes thereto, appearing elsewhere in this proxy statement/prospectus, (2) WPG's audited combined financial statements and related notes thereto for the year ended December 31, 2013, attached as Annex F to this proxy statement/prospectus and WPG's Quarterly Report for the period ended June 30, 2014, attached as Annex G to this proxy statement/prospectus, and (3) Glimcher's audited consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2013 and Glimcher's Quarterly Report on Form 10-Q for the period ended June 30, 2014, each incorporated herein by reference. See "Unaudited Pro Forma Condensed Consolidated Financial Statements of WP GLIMCHER" and "Where You Can Find More Information; Incorporation by Reference."

        The summary unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is based on assumptions and estimates considered appropriate by WPG's management; however, it is not necessarily indicative of what WPG's consolidated financial condition or results of operations actually would have been assuming the merger and related transactions had been consummated as of the dates indicated, and they do not purport to represent WPG's consolidated financial position or results of operations for future periods. The unaudited pro forma condensed consolidated financial information does not include the impact of any synergies that may be achieved in the merger or any strategies that management may consider in order to continue to efficiently manage WPG's operations. In addition, as explained in more detail in the notes to the unaudited pro forma condensed consolidated financial information, the preliminary allocations of the purchase price reflected in the unaudited pro forma condensed consolidated financial information are subject to adjustment and may vary significantly from the definitive allocation that will be recorded subsequent to the completion of the merger. A final determination of the fair values of the assets acquired and liabilities assumed will be based on the actual valuations of the tangible and intangible assets and liabilities that exist as of the date of completion of the merger. Future results may vary significantly from the results reflected in such statements.

WP GLIMCHER Summary Pro Forma Information

	As of June 30, 2014
	WPG Historical	Glimcher Historical	Pro Forma Adjustments	WP GLIMCHER Pro Forma
	(in thousands)
Balance Sheet Data:
Investment properties at cost, net(1)	$3,213,127	$2,361,103	$572,010	$6,146,240
Total assets	$3,487,314	$2,618,094	$692,137	$6,797,545
Mortgages and other indebtedness(2)	$2,347,177	$1,864,898	$637,269	$4,849,344
Total liabilities	$2,514,400	$2,003,810	$666,661	$5,184,871
Total equity	$972,914	$611,881	$25,476	$1,610,271

(1)
The Glimcher historical and WP GLIMCHER pro forma numbers include $29.3 million related to properties held-for-sale and exclude $107.1 million included in other asset categories to conform with WPG presentation.

(2)
The Glimcher historical and WP GLIMCHER pro forma numbers include $39.8 million related to properties held-for-sale.

	For the Six Months Ended June 30, 2014
	WPG Historical	WPG Pro Forma Adjustments	Glimcher Historical	Glimcher Pro Forma Adjustments	Asset Sale Pro Forma Adjustments	Merger Pro Forma Adjustments	WP GLIMCHER Pro Forma
	(in thousands, except per share data)
Operating Data:
Total revenue	$316,144	$20,943	$191,103	$798	$(38,284)	$6,042	$496,746
Depreciation and amortization	(93,256)	(6,401)	(62,403)	(438)	7,413	(22,119)	(177,204)
Other operating expenses	(152,627)	(7,036)	(89,167)	94	14,461	55	(234,220)

Operating income	70,261	7,506	39,533	454	(16,410)	(16,022)	85,322
Interest income	—	—	139	—	—	—	139
Interest expense	(36,594)	(4,755)	(41,116)	(167)	7,745	(10,722)	(85,609)
Income and other taxes	(141)	—	—	—	—	—	(141)
Income (loss) from unconsolidated entities	747	(585)	1,005	—	—	—	1,167
Gain upon acquisition of controlling interests and on sale of interests in properties	91,510	(88,843)	—	—	—	—	2,667

Net income (loss) from continuing operations	125,783	(86,677)	(439)	287	(8,665)	(26,744)	3,545
Net income (loss) attributable to noncontrolling interests	(21,590)	15,108	(457)	—	—	7,488	549

Net income (loss) from continuing operations attributable to the company	104,193	(71,569)	(896)	287	(8,665)	(19,256)	4,094
Preferred share dividends	—	—	(11,790)	—	—	4,774	(7,016)

Net income (loss) from continuing operations attributable to the common shareholders	$104,193	$(71,569)	$(12,686)	$287	$(8,665)	$(14,482)	$(2,922)

Earnings per common share, basic and diluted
Net income (loss) from continuing operations attributable to the common shareholders	$0.67	$(0.46)	$(0.08)	$—	N/A	N/A	$(0.02)

Weighted average shares outstanding, basic and diluted	155,163	155,163	145,157	145,157	N/A	N/A	184,074

	For the Year Ended December 31, 2013
	WPG Historical	WPG Pro Forma Adjustments	Glimcher Historical	Glimcher Pro Forma Adjustments	Asset Sale Pro Forma Adjustments	Merger Pro Forma Adjustments	WP GLIMCHER Pro Forma
	(in thousands, except per share data)
Operating Data:
Total revenue	$626,289	$43,949	$381,815	$7,985	$(72,252)	$12,830	$1,000,616
Depreciation and amortization	(182,828)	(13,556)	(114,945)	1,261	13,695	(55,105)	(351,478)
Other operating expenses	(216,441)	(13,995)	(179,176)	(3,728)	27,072	505	(385,763)

Operating income	227,020	16,398	87,694	5,518	(31,485)	(41,770)	263,375
Interest income	—	—	34	4	—	—	38
Interest expense	(55,058)	(10,253)	(80,331)	(85)	12,691	(14,178)	(147,214)
Income and other taxes	(196)	—	—	—	—	—	(196)
Income (loss) from unconsolidated entities	1,416	(1,133)	(31,811)	92	—	—	(31,436)
Gain upon acquisition of controlling interests and on sale of interests in properties	14,152	—	19,227	(19,227)	—	—	14,152

Net income (loss) from continuing operations	187,334	5,012	(5,187)	(13,698)	(18,794)	(55,948)	98,719
Net income (loss) attributable to noncontrolling interests	(31,853)	(873)	525	—	—	20,434	(11,767)

Net income (loss) from continuing operations attributable to the company	155,481	4,139	(4,662)	(13,698)	(18,794)	(35,514)	86,952
Preferred share dividends	—	—	(24,415)	—	—	9,547	(14,868)
Write-off related to preferred share dividends	—	—	(9,426)	—	—	—	(9,426)

Net income (loss) from continuing operations attributable to the common shareholders	$155,481	$4,139	$(38,503)	$(13,698)	$(18,794)	$(25,967)	$62,658

Earnings per common share, basic and diluted
Net income (loss) from continuing operations attributable to the common shareholders	$1.00	$0.03	$(0.27)	$(0.09)	N/A	N/A	$0.34

Weighted average shares outstanding, basic and diluted	155,163	155,163	144,519	144,519	N/A	N/A	184,074

 Ratios of Earnings to Combined Fixed Charges and Preferred Share Dividends

        The following table sets forth WPG's historical ratios of earnings to fixed charges for the periods indicated. The table also includes pro forma ratios of earnings to combined fixed charges and preferred share dividends for WP GLIMCHER for the periods indicated.

		Year Ended December 31,
	Six Months Ended June 30, 2014
		2013	2012	2011
	(in thousands, except ratio data) (unaudited)
WPG Historical
Earnings before fixed charges:
Net income from continuing operations	$125,783	$187,334	$156,390	$159,860
Income tax expense	141	196	165	157
(Income) loss from unconsolidated entities	(747)	(1,416)	(1,028)	143
Remeasurement gains from unconsolidated entities	(88,843)	—	—	—
Distributions from unconsolidated entities	537	2,110	2,558	129
Fixed charges	36,594	55,058	58,844	55,326

Earnings before fixed charges	$73,465	$243,282	$216,929	$215,615

Fixed charges:
Interest expense(2)	$36,594	$55,058	$58,844	$55,326

Total fixed charges	$36,594	$55,058	$58,844	$55,326

Ratio of earnings to fixed charges	2.01	4.42	3.69	3.90

WP GLIMCHER Pro Forma
Earnings before fixed charges and preferred share dividends:
Net income from continuing operations	$3,545	$98,719
Income tax expense	141	196
(Income) loss from unconsolidated entities	(1,167)	31,436
Distributions from unconsolidated entities	2,754	2,170
Fixed charges	85,609	147,214

Earnings before fixed charges and preferred share dividends	$90,882	$279,735

Fixed charges and preferred share dividends:
Interest expense(2)	$85,609	$147,214
Preferred share dividends	7,016	14,868

Total fixed charges and preferred share dividends	$92,625	$162,082

Ratio of earnings to combined fixed charges and preferred share dividends	0.98 (1)	1.73

(1)
For the six months ended June 30, 2014, pro forma combined fixed charges and preferred share dividends exceeded earnings by approximately $1.7 million.

(2)
Does not include the impact of the approximately $1 billion of debt incurred related to the spin-off from Simon for all periods prior to May 28, 2014.

 Unaudited Comparative Per Share Information

        The following tables set forth, as of and for the six months ended June 30, 2014 and the year ended December 31, 2013, selected unaudited per share information for WPG common shares on historical and pro forma bases and for Glimcher common shares on historical and pro forma equivalent bases, after giving effect to the merger. Except for the historical information as of and for the year ended December 31, 2013, the information in the table is unaudited. You should read the table below in conjunction with (1) WPG's audited combined financial statements and related notes thereto for the year ended December 31, 2013, attached as Annex F, and WPG's Quarterly Report for the period ended June 30, 2014, attached as Annex G, and (2) Glimcher's audited consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2013 and Glimcher's Quarterly Report on Form 10-Q for the period ended June 30, 2014, each incorporated herein by reference.

        The WPG pro forma income from continuing operations attributable to common shareholders per common share was calculated using the methodology described under the heading "Unaudited Pro Forma Condensed Consolidated Financial Statements of WP GLIMCHER" and is subject to all the assumptions, adjustments and limitations described thereunder. The WPG pro forma cash dividends per common share represent WPG's historical cash dividends per common share. The WPG pro forma book value per share was calculated by dividing total pro forma combined common shareholders' equity by pro forma equivalent common shares. The Glimcher pro forma equivalent information shows the effect of the merger from the perspective of a holder of Glimcher common shares and was calculated by multiplying the WP GLIMCHER pro forma amounts by the exchange ratio of 0.1989.

        The pro forma per share data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the earliest period presented, and it is not necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the date of this proxy statement/prospectus.

			Glimcher
	WPG Historical	WP GLIMCHER Pro Forma	Historical	Pro Forma Equivalent
Net income (loss) from continuing operations attributable to the common shareholders per common share, basic and diluted
For the Six Months Ended June 30, 2014	$0.67	$(0.02)	$(0.08)	$(0.00)
For the Year Ended December 31, 2013	$1.00	$0.34	$(0.27)	$0.07
Book value per common share
As of September 30, 2014	$5.15	$6.46	$2.07	$1.28
As of December 31, 2013	$10.09	$10.61	$2.34	$2.11

        A category for dividends declared per share has been omitted because the pro forma amounts are not readily determinable. WPG is a newly formed registrant declaring its first dividend during the third quarter of 2014 and Glimcher has a history of dividends declared including $0.20 per common share during the six months ended June 30, 2014 and $0.40 per common share during the year ended December 31, 2013.

 Comparative WPG and Glimcher Market Price and Dividend Information

WPG's Market Price and Dividend Data

        WPG's common shares are listed on the NYSE under the symbol "WPG." This table sets forth, for the periods indicated, the high and low sales prices per WPG common share, as reported by the NYSE, and dividends declared per WPG common share. You are urged to obtain current market quotations for WPG common shares.

	Price Per Common Share
			Dividend Declared Per Common Share(1)
	High	Low
2014
Second Quarter	$21.21	$18.28	N/A
Third Quarter	$19.72	$16.55	$0.25
Fourth Quarter (through October 24, 2014)	$17.69	$15.88	N/A

(1)
Dividends on WPG common shares are currently declared and paid on a quarterly basis.

Glimcher's Market Price Data and Dividend Data

        Glimcher's common shares are listed on the NYSE under the symbol "GRT." This table sets forth, for the periods indicated, the high and low sales prices Glimcher common share, as reported on the NYSE, and dividends declared per Glimcher common share. You are urged to obtain current market quotations for Glimcher common shares.

	Price Per Common Share
			Dividend Declared Per Common Share(1)
	High	Low
2012
First Quarter	$10.48	$8.85	$0.10
Second Quarter	$10.26	$8.71	$0.10
Third Quarter	$11.29	$9.65	$0.10
Fourth Quarter	$11.17	$10.28	$0.10
2013
First Quarter	$11.70	$10.73	$0.10
Second Quarter	$13.34	$10.11	$0.10
Third Quarter	$12.20	$9.70	$0.10
Fourth Quarter	$10.86	$8.99	$0.10
2014
First Quarter	$10.22	$8.38	$0.10
Second Quarter	$11.39	$9.67	$0.10
Third Quarter	$13.91	$9.50	$0.10
Fourth Quarter (through October 24, 2014)	$13.60	$13.04	N/A

(1)
Dividends on Glimcher common shares are currently declared and paid on a quarterly basis.

        The Glimcher Series G preferred shares are listed on the NYSE under the symbol "GRT-PRG." This table sets forth, for the periods indicated, the high and low sales prices of the Glimcher Series G preferred shares, as reported on the NYSE, and dividends declared per Glimcher Series G preferred share. There is no current trading market for the WPG preferred shares, and holders of Glimcher

Series G preferred shares are urged to obtain current market quotations for Glimcher Series G preferred shares.

	Price Per Preferred Share
			Dividend Declared Per Preferred Share(1)
	High	Low
2012
First Quarter	$24.99	$23.85	$0.51
Second Quarter	$25.62	$24.73	$0.51
Third Quarter	$25.67	$25.10	$0.51
Fourth Quarter	$25.39	$24.92	$0.51
2013
First Quarter	$25.61	$25.03	$0.51
Second Quarter	$25.64	$24.99	$0.51
Third Quarter	$25.51	$24.95	$0.51
Fourth Quarter	$25.55	$25.00	$0.51
2014
First Quarter	$25.84	$25.00	$0.51
Second Quarter	$26.03	$25.15	$0.51
Third Quarter	$25.78	$25.05	$0.51
Fourth Quarter (through October 24, 2014)	$25.45	$25.09	N/A

(1)
Dividends on Glimcher Series G preferred shares are currently declared and paid on a quarterly basis.

        The Glimcher Series H preferred shares are listed on the NYSE under the symbol "GRT-PRH." This table sets forth, for the periods indicated, the high and low sales prices of the Glimcher Series H preferred shares, as reported on the NYSE, and dividends declared per Glimcher Series H preferred share. There is no current trading market for the WPG preferred shares, and holders of Glimcher Series H preferred shares are urged to obtain current market quotations for Glimcher Series H preferred shares.

	Price Per Preferred Share
			Dividend Declared Per Preferred Share(1)
	High	Low
2012
Third Quarter	$26.25	$24.95	$0.33
Fourth Quarter	$26.75	$24.06	$0.47
2013
First Quarter	$26.85	$25.36	$0.47
Second Quarter	$27.06	$24.55	$0.47
Third Quarter	$25.49	$24.02	$0.47
Fourth Quarter	$24.59	$22.86	$0.47
2014
First Quarter	$25.37	$23.00	$0.47
Second Quarter	$26.22	$25.00	$0.47
Third Quarter	$27.24	$25.45	$0.47
Fourth Quarter (through October 24, 2014)	$26.42	$25.19	N/A

(1)
Dividends on Glimcher Series H preferred shares are currently declared and paid on a quarterly basis.

        The Glimcher Series I preferred shares are listed on the NYSE under the symbol "GRT-PRI." This table sets forth, for the periods indicated, the high and low sales prices of the Glimcher Series I preferred shares, as reported on the NYSE, and dividends declared per Glimcher Series I preferred share. There is no current trading market for the WPG preferred shares, and holders of Glimcher Series I preferred shares are urged to obtain current market quotations for Glimcher Series I preferred shares.

	Price Per Preferred Share
			Dividend Declared Per Preferred Share(1)
	High	Low
2013
Second Quarter	$26.02	$23.53	$0.52
Third Quarter	$25.00	$22.20	$0.43
Fourth Quarter	$23.59	$21.15	$0.43
2014
First Quarter	$23.99	$21.45	$0.43
Second Quarter	$25.35	$23.24	$0.43
Third Quarter	$26.05	$24.54	$0.43
Fourth Quarter (through October 24, 2014)	$25.79	$24.98	N/A

(1)
Dividends on Glimcher Series I preferred shares are currently declared and paid on a quarterly basis.

Recent Closing Prices

        The following table sets forth the per share closing sales prices of WPG common shares and Glimcher common shares as reported on the NYSE on September 15, 2014, the last full trading day before the public announcement of the execution of the merger agreement by WPG and Glimcher, and on October 24, 2014, the latest practicable trading date. The following table also includes the equivalent market value per Glimcher common share on September 15, 2014, and on October 24, 2014, determined by multiplying the per share price of WPG common shares by the 0.1989 exchange ratio:

	WPG common shares	Glimcher common shares	Implied Value
September 15, 2014	$18.46	$10.59	$14.07
October 24, 2014	$17.33	$13.56	$13.84

        The market price of WPG common shares will fluctuate between the date of this proxy statement/prospectus and the completion of the merger.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statement Concerning Forward-Looking Statements," you should carefully consider the following risks. In addition, you should read and consider the risks associated with each of WPG's and Glimcher's businesses, because these risks will also affect the combined company, and the risks relating to the ownership of WPG securities. Risks associated with Glimcher's business can be found in Glimcher's reports and statements filed with the SEC and incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information; Incorporation by Reference."

 Risk Factors Relating to the Merger

The exchange ratio in the merger is fixed and will not be adjusted in the event of any change in the trading price of either WPG's common shares or Glimcher's common shares and, as a result, the market value of the stock portion of the merger consideration cannot be known in advance.

        Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each outstanding Glimcher common share (other than certain Glimcher common shares as set forth in the merger agreement) will be converted into the right to receive (i) $10.40 in cash, without interest, and (ii) 0.1989 of a WPG common share. The exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market prices of WPG common shares or Glimcher common shares. Changes in the market price of WPG common shares prior to the merger will affect the market value of the portion of the merger consideration consisting of WPG common shares received by holders of Glimcher common shares upon completion of the merger. Changes in the market price of WPG common shares may result from a variety of factors (many of which are beyond the control of WPG or Glimcher), including:

  •
  market reaction to the announcement of the merger and the prospects of the combined company;

  •
  changes in the companies' respective businesses, operations, assets, liabilities, financial positions and prospects;

  •
  changes in market assessments of the companies' respective businesses, operations, assets, liabilities, financial positions and prospects;

  •
  market assessments of the likelihood that the merger will be completed;

  •
  interest rates, general market and economic conditions and other factors such as federal, state and local legislation, governmental regulation and legal developments generally affecting the industries in which WPG and Glimcher operate; and

  •
  other factors beyond the control of either WPG or Glimcher, including those described or referred to elsewhere in this "Risk Factors" section.

        The market price of WPG common shares received by holders of Glimcher common shares upon completion of the merger may vary from the market price of WPG common shares on the date the merger agreement was executed, and on any later date, including on the date of this proxy statement/prospectus and on the date of the Glimcher special meeting. As a result, the market value of the portion of the merger consideration consisting of WPG common shares will also vary. For example, based on the closing prices of WPG common shares during the period from September 15, 2014, the last trading day before public announcement of the merger, through October 24, 2014, the latest practicable date before the date of this proxy statement/prospectus, the exchange ratio of 0.1989 of a WPG common share represented a market value for Glimcher common shares ranging from a low of

$13.56 to a high of $14.11 per share. The actual market value of the stock consideration received by holders of Glimcher common shares upon completion of the merger may be outside this range.

        Because the merger will be completed after the date of the Glimcher special meeting, at the time of the special meeting, Glimcher shareholders will not know the market value of the WPG common shares that they will receive upon completion of the merger.

There can be no assurance that WPG will be able to secure the funds necessary to pay the cash portion of the merger consideration on acceptable terms, in a timely manner, or at all.

        The obligations of WPG under the merger agreement to consummate the merger is not conditioned on WPG obtaining any financing for the merger or the completion of the sale of the Jersey Gardens property and University Park Village property to Simon LP. In connection with the merger, WPG has obtained commitments for up to $1.25 billion under a senior unsecured bridge loan facility to finance a portion of the merger consideration. WPG is exploring replacing a portion of the bridge financing by issuing equity or entering into other financing arrangements. However, WPG has not yet entered into a definitive agreement for the debt financing (or any equity issuance or other financing arrangements in lieu thereof). There can be no assurance that WPG will be able to secure the debt financing on acceptable terms, in a timely manner, or at all. In addition, WPG has entered into the purchase agreement with Simon LP under which Simon LP is to purchase the equity interests in the owners of the Jersey Gardens property and University Park Village property for $1.09 billion (subject to certain adjustments and apportionments as described in the purchase agreement) in connection with the closing of the merger. Although the only conditions to Simon LP's purchase of such properties are the substantially simultaneous occurrence of the completion of the merger and the delivery by Glimcher of certain closing documents, there can be no assurances that Simon LP will purchase such properties. If WPG is unable to secure the necessary debt financing or if Simon LP does not purchase the properties under the purchase agreement, WPG will nonetheless be required to close the merger under the terms of the merger agreement. However, any such failure could delay or prevent the completion of the merger. See "The Merger Agreement—Financing."

There may be unexpected delays in the consummation of the merger, which could negatively affect WPG's ability to timely achieve the benefits associated with the merger.

        The merger is currently expected to close during the first quarter of 2015, assuming that all of the conditions in the merger agreement are satisfied or waived. The merger agreement provides that either WPG or Glimcher may terminate the merger agreement if the merger has not occurred by April 16, 2015. Certain events may delay the consummation of the merger. Some of the events that could delay the consummation of the merger are outside the control of either party. WPG or Glimcher may incur significant additional costs in connection with such delay or termination of the merger agreement. WPG and Glimcher can neither assure you that the conditions to the completion of the merger will be satisfied or waived or that any adverse effect, event, development or change will not occur, and they cannot provide any assurances as to whether or when the merger will be completed.

Failure to complete the merger in a timely manner or at all could negatively affect the share prices and future businesses and financial results of WPG and Glimcher.

        Delays in consummating the merger or the failure to consummate the merger at all could negatively affect WPG's and Glimcher's future businesses and financial results, and, in that event, the market price of each party's common shares may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the merger is not consummated for any reason, WPG's and Glimcher's ongoing businesses could be adversely affected, and each of WPG and Glimcher will be subject to several risks, including the following:

  •
  the payment by WPG and Glimcher of certain costs, including costs relating to the merger, such as legal, accounting, financial advisory, filing, printing and mailing fees; and

  •
  the diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the merger.

        If the merger is not consummated, WPG and Glimcher will not achieve the expected benefits thereof and will be subject to the risks described above, any of which could materially affect WPG's and Glimcher's respective businesses, financial results and share prices.

The pendency of the merger could adversely affect the business and operations of WPG and Glimcher.

        In connection with the pending merger, some current or prospective tenants, lenders, joint venture partners or vendors of WPG or Glimcher may delay or defer decisions, which could negatively impact the revenues, earnings, cash flows and expenses of WPG and Glimcher, regardless of whether the merger is completed. In addition, under the merger agreement, both WPG and Glimcher are subject to certain restrictions on the conduct of their respective businesses prior to completing the merger. See "The Merger Agreement—Covenants and Agreements." These restrictions may prevent the parties from pursuing certain strategic transactions, undertaking certain significant capital projects, undertaking certain significant financing transactions and otherwise pursuing other actions that are not in the ordinary course of business, even if such actions would prove beneficial. Additionally, the pendency of the merger may make it more difficult for WPG and Glimcher to effectively recruit, retain and incentivize key personnel.

The trustees and executive officers of Glimcher have interests in the merger that are different from, or in addition to, those of other Glimcher shareholders.

        Certain of Glimcher's trustees and executive officers have interests in the merger that are different from, or in addition to, those of the Glimcher shareholders generally. These interests, among other things, may influence the trustees and executive officers of Glimcher to view the merger more favorably than you may view it and to support or approve the merger. The Glimcher Board was aware of, and considered these interests in approving the merger agreement. See "The Merger—Interests of Glimcher's Trustees and Executive Officers in the Merger."

The merger is subject to approval by the holders of Glimcher common shares.

        Consummation of the merger requires the affirmative vote of at least two-thirds of the outstanding Glimcher common shares entitled to vote on the merger. If the required vote is not obtained at the special meeting (including any adjournment or postponement thereof) at which the merger has been voted upon, either WPG or Glimcher may terminate the merger agreement.

        If the merger agreement is terminated by either party as a result of not having obtained the approval of the holders of Glimcher common shares, and after the date of the merger agreement but prior to the date of the Glimcher special meeting, an acquisition proposal has been made by a third party to Glimcher or publicly announced (and not withdrawn), Glimcher may be required to pay a termination fee of $47.61 million to WPG or reimburse up to $8.5 million of WPG's actual, out-of-pocket expenses in connection with the merger, up to an aggregate amount of $8.5 million. See "The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses."

The merger agreement contains provisions that could discourage a potential competing acquiror of Glimcher or could result in any competing proposal being at a lower price than it might otherwise be.

        The merger agreement contains provisions that, subject to certain exceptions, restrict Glimcher's ability to solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion or offer that constitutes or could reasonably be expected to lead to a third-party proposal to acquire 15% or more of Glimcher's consolidated assets or voting power. In addition, under certain circumstances WPG has an opportunity to negotiate with Glimcher to adjust the terms and conditions of the merger agreement in response to competing acquisition proposals from third parties before the Glimcher Board may withdraw or qualify its recommendation or terminate the merger agreement to enter into an acquisition agreement with respect to a competing proposal. Upon termination of the merger agreement in certain circumstances, Glimcher may be required to pay a termination fee of $47.61 million to WPG or reimburse up to $8.5 million of WPG's actual out-of-pocket expenses (provided that the amount of expenses paid by Glimcher to WPG will be credited against the termination fee if such termination fee subsequently becomes payable). See "The Merger Agreement—Non-Solicitation Obligations of Glimcher" and "The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses."

        These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or part of Glimcher from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share market value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquiror proposing to pay a lower price than it might otherwise have proposed to pay because of the added cost of the expense reimbursement or termination fee that may become payable in certain circumstances.

The ownership percentages of WPG and Glimcher shareholders will be diluted by the merger.

        The merger will dilute the ownership percentages of the current WPG shareholders and will result in Glimcher shareholders having an ownership stake in WPG that is smaller than their current stake in Glimcher. Consequently, WPG shareholders and Glimcher shareholders, as a general matter, will have less influence over the management and policies of WPG after the merger than each group exercises over the management and policies of WPG and Glimcher, as applicable, immediately prior to the merger.

The WPG preferred shares do not currently have an established public trading market.

        Although it is anticipated that following the merger the WPG preferred shares will be listed on the NYSE, no established public trading market currently exists for the WPG preferred shares and, though it is expected that one will develop, there can be no assurances that a liquid public trading market will develop. See "The Merger—Listing of WPG Common and Preferred Shares" for more information. The WPG preferred shares issued in connection with the merger may be highly illiquid and difficult to trade. In addition, in connection with the merger, WPG plans to redeem all of the outstanding WPG Series G preferred shares and anticipates sending a redemption notice to holders of the WPG Series G preferred shares on or shortly after the date of the closing of the merger.

An adverse judgment in a lawsuit challenging the merger may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

        Shareholders of Glimcher may file lawsuits challenging the merger or the other transactions contemplated by the merger agreement, which may name Glimcher, WPG, the Glimcher Board and/or the WPG Board as defendants. To date, two putative class action lawsuits challenging the proposed transactions have been filed in Maryland state courts. The first action was filed on October 2, 2014 and is captioned Zucker v. Glimcher Realty Trust et al., 24-C-14-005675 (Circ. Ct. Baltimore City), and the

second action was filed on October 23, 2014 and is captioned Motsch v. Glimcher Realty Trust et al., 24-C-14-006011 (Circ. Ct. Baltimore City). See "Litigation Related to the Merger."

        WPG and Glimcher cannot assure you as to the outcome of such lawsuits, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the merger on the agreed-upon terms, such an injunction may delay the completion of the merger in the expected timeframe, or may prevent it from being completed altogether. Whether or not any plaintiff's claim is successful, this type of litigation often results in significant costs and diverts management's attention and resources, which could adversely affect the operation of WPG's and Glimcher's businesses.

Counterparties to certain significant agreements with Glimcher may have consent rights in connection with the merger.

        Glimcher is party to certain agreements that give the counterparties to such agreements certain rights, including consent rights, in connection with "change in control" transactions or otherwise. Under certain of these agreements, the merger may constitute a "change in control" or otherwise give rise to consent rights and, therefore, the counterparties may assert their rights in connection with the merger, including in the case of indebtedness, acceleration of amounts due. Any such counterparty may request modifications of its agreements as a condition to granting a waiver or consent under those agreements, and there can be no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available. In addition, the failure to obtain consent under one agreement may be a default under other agreements and, thereby, trigger rights of the counterparties to such other agreements, including termination rights where available.

Risk Factors Relating to the Combined Company Following the Merger

WPG expects to incur substantial expenses related to the merger.

        WPG expects to incur substantial expenses in connection with consummating the merger and integrating the businesses, operations, networks, systems, technologies, policies and procedures of Glimcher and WPG following the consummation of the merger. While WPG expects to incur a certain level of transaction and integration expenses, factors beyond WPG's control could affect the total amount or the timing of such expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the merger and integration expenses associated with the merger could, particularly in the near term, exceed the savings that WPG expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the merger. There can be no assurances that the expected benefits, synergies and efficiencies related to the integration of the businesses will be realized in the time expected, or at all, to offset these transaction and integration expenses.

In connection with the merger, WPG will incur significant additional indebtedness and may also assume certain of Glimcher's outstanding indebtedness, which could adversely affect WPG, including decreasing WPG's business flexibility, and will increase its interest expense.

        The consolidated indebtedness of WPG as of June 30, 2014 was approximately $2.3 billion. WPG's pro forma indebtedness as of June 30, 2014, after giving effect to the merger and other transactions contemplated by the merger agreement and the anticipated incurrence and extinguishment of indebtedness in connection therewith, will be approximately $4.8 billion. WPG will have substantially increased indebtedness following completion of the merger in comparison to that of WPG on a recent historical basis, which could have the effect, among other things, of reducing WPG's flexibility to respond to changing business and economic conditions and increasing WPG's interest expense. WPG will also incur various costs and expenses associated with the financing. The amount of cash required to pay interest on WPG's increased indebtedness levels following completion of the merger and thus the demands on WPG's cash resources will be greater than the amount of cash flows required to service the indebtedness of WPG prior to the merger. The increased levels of indebtedness following completion of the merger could also reduce access to capital and increase borrowing costs generally or for any additional indebtedness, and reduce funds available for working capital, capital expenditures, acquisitions and other general corporate purposes and may create competitive disadvantages for WPG relative to other companies with lower debt levels. If WPG does not achieve the expected benefits and cost savings from the merger, or if the financial performance of the combined company does not meet current expectations, then WPG's ability to service its indebtedness may be adversely impacted.

        Certain of the indebtedness that may be incurred in connection with the merger could bear interest at variable interest rates. If interest rates increase, such variable rate debt would create higher debt service requirements, which could adversely affect WPG's cash flows.

        In addition, WPG's credit ratings impact the cost and availability of future borrowings and, accordingly, WPG's cost of capital. WPG's ratings reflect each rating organization's opinion of WPG's financial strength, operating performance and ability to meet WPG's debt obligations. In connection with the debt financing, it is anticipated that WPG will seek ratings of its indebtedness from S&P and Moody's. There can be no assurance that WPG will achieve a particular rating or maintain a particular rating in the future, and WPG has been informed by S&P and Moody's that it may be placed on negative watch upon completion of the financings and the merger.

        Moreover, WPG may be required to raise substantial additional financing to fund working capital, capital expenditures, acquisitions or other general corporate requirements. WPG's ability to arrange additional financing will depend on, among other factors, WPG's financial position and performance, as well as prevailing market conditions and other factors beyond WPG's control. WPG cannot assure you that it will be able to obtain additional financing on terms acceptable to WPG or at all.

The agreements that will govern the indebtedness to be incurred or assumed in connection with the merger are expected to contain various covenants that impose restrictions on WPG and certain of its subsidiaries that may affect their ability to operate their businesses.

        The agreements that will govern the indebtedness to be incurred or assumed in connection with the merger are expected to contain various affirmative and negative covenants that may, subject to certain significant exceptions, restrict the ability of WPG and certain of its subsidiaries to, among other things, have liens on their property, incur additional indebtedness, make loans, advances or other investments, make non-ordinary course asset sales, and/or merge or consolidate with any other person or sell or convey certain of its assets to any one person. In addition, some of the agreements that govern the debt financing are expected to contain financial covenants that will require WPG to maintain certain financial ratios. The ability of WPG and its subsidiaries to comply with these provisions may be affected by events beyond their control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could accelerate WPG's repayment obligations.

The future results of WPG will suffer if WPG does not effectively integrate the businesses of WPG and Glimcher following the merger.

        Following the merger, WPG may be unable to integrate successfully the businesses of Glimcher and WPG and realize the anticipated benefits of the merger or do so within the anticipated timeframe. The merger involves the combination of two companies that currently operate as independent public companies. Even though the companies are operationally similar, WPG will be required to devote significant management attention and resources to integrating Glimcher's business practices and operations with its own. In addition, Simon currently provides property management and other services to WPG pursuant to agreements entered into in connection with WPG's separation from Simon in May 2014. These agreements may prevent or delay WPG from fully integrating the businesses of Glimcher and WPG or may result in WPG incurring costs to terminate such arrangements in excess of what is anticipated. The integration process could distract management, disrupt WPG's ongoing business or result in inconsistencies in WPG's operations, services, standards, controls, procedures and policies, any of which could adversely affect WPG's ability to maintain relationships with its tenants, lenders, joint venture partners, vendors and employees or to achieve all or any of the anticipated benefits of the merger.

The market price of WPG common shares may decline as a result of the merger.

        The market price of WPG common shares may decline as a result of the merger if WPG does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the merger on WPG's financial results is not consistent with the expectations of financial or industry analysts. In addition, if the merger is consummated, holders of WPG common shares will own interests in a company operating an expanded business with a different mix of properties, risks and liabilities. Current holders of WPG common shares may not wish to continue to invest in WPG if the merger is consummated or for other reasons may wish to dispose of some or all of their WPG common shares. If, following the consummation of the merger, there is selling pressure on WPG common shares that exceeds demand at the market price, the price of WPG common shares could decline.

Following the merger, WPG may be unable to effectively attract, retain or motivate key employees.

        The success of WPG after the merger will depend in part upon its ability to attract, retain and motivate key employees. Key employees may depart either before or after the merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with WPG following the merger. Accordingly, there can be no assurance that WPG will be able to attract, retain or motivate key employees following the merger to the same extent as in the past.

After the merger is completed, Glimcher shareholders will become shareholders of an Indiana corporation and have their rights as shareholders governed by WPG's organizational documents and Indiana law.

        After the closing of the merger, holders of Glimcher common shares will receive WPG common shares and holders of Glimcher preferred shares will receive WPG preferred shares, in each case which will be governed by WPG's organizational documents and the Indiana Business Corporation Law. For a detailed discussion of the differences between rights as a shareholder of WPG and rights as a shareholder of Glimcher, see "Comparison of Rights of WPG Shareholders and Glimcher Shareholders."

WPG cannot assure you that it will be able to continue paying distributions at the current rate.

        Since its separation from Simon in May 2014, WPG has had a policy to pay a quarterly cash dividend at an annualized rate of $1.00 per WPG common share and intends to pay the same dividend going forward. However, holders of WPG common shares may not receive the same quarterly dividends following the merger for various reasons, including the following:

  •
  as a result of the merger and the issuance of WPG common shares in connection with the merger, the total amount of cash required for WPG to pay dividends at its current rate will increase;

  •
  WPG may not have enough cash to pay such distributions due to changes in WPG's cash requirements, indebtedness, capital spending plans, cash flows or financial position;

  •
  decisions on whether, when and in what amounts to make any future distributions will remain at all times entirely at the discretion of the WPG Board, which reserves the right to change WPG's dividend practices at any time and for any reason;

  •
  WPG may desire to retain cash to maintain or improve its credit ratings;

  •
  the ability of WPG's subsidiaries to make distributions to WPG may be subject to restrictions imposed by law, regulation or the terms of any current or future indebtedness that these subsidiaries may incur; and

  •
  the interest costs associated with the financing agreements into which WPG will enter into in connection with the merger.

        WPG's shareholders have no contractual or other legal right to distributions that have not been declared.

Risk Factors Relating to WPG's Business and Operations

WPG may not be able to renew leases or relet space at existing properties, or lease newly developed properties.

        When leases for WPG's existing properties expire, the premises may not be relet or the terms of reletting, including the cost of allowances and concessions to tenants, may be less favorable than the current lease terms. Also, WPG may not be able to lease new properties to an appropriate mix of tenants or for rents that are consistent with WPG's projections. To the extent that WPG's leasing plans are not achieved, WPG's business, results of operations and financial condition could be materially adversely affected.

WPG's lease agreements with WPG's tenants typically provide a fixed rate for certain cost reimbursement charges; if WPG's operating expenses increase or WPG is otherwise unable to collect sufficient cost reimbursement payments from WPG's tenants, WPG's business, results of operations and financial condition may be materially adversely affected.

        Energy costs, repairs, maintenance and capital improvements to common areas of WPG's properties, janitorial services, administrative, property and liability insurance costs, and security costs are typically allocable to WPG's properties' tenants. WPG's lease agreements typically provide that the tenant is liable for a portion of such common area maintenance changes, which we refer to as CAM, and other operating expenses. The majority of WPG's current leases require an equal periodic tenant reimbursement amount for WPG's cost recoveries, which serves to fix WPG's tenants' CAM contributions to WPG. In these cases, a tenant will pay a single specified rent amount, or a set expense reimbursement amount, subject to annual increases, regardless of the actual amount of operating expenses. As a result, tenant payments remain the same regardless of whether operating expenses increase or decrease, causing WPG to be responsible for any excess amounts. In the event that WPG's operating expenses increase, CAM and tenant reimbursements that WPG receives may not allow it to recover a substantial portion of these operating costs.

        In addition, the computation of cost reimbursements from tenants for CAM, insurance and real estate taxes is complex and involves numerous judgments, including interpretation of lease terms and other tenant lease provisions. Unforeseen or underestimated expenses may cause WPG to collect less than WPG's actual expenses. The amounts WPG calculates and bills may also be disputed by tenants or become the subject of a tenant audit or even litigation.

        In the event that WPG's properties are not fully occupied, WPG may be required to pay the portion of the CAM expenses allocable to the vacant space(s) that would otherwise typically be paid by the residing tenant(s).

Some of WPG's properties depend on anchor stores or major tenants to attract shoppers and could be materially adversely affected by the loss of, or a store closure by, one or more of these anchor stores or major tenants.

        WPG's shopping centers are typically anchored by department stores and other large nationally recognized tenants. The value of some of WPG's properties could be materially adversely affected if these department stores or major tenants fail to comply with their contractual obligations, seek concessions in order to continue operations, or cease their operations.

        For example, among department stores and other large stores—often referred to as "big box" stores—corporate merger activity typically results in the closure of duplicate or geographically overlapping store locations. Further sustained adverse pressure on the results of WPG's department stores and major tenants may have a similarly sustained adverse impact upon WPG's own results. Certain department stores and other national retailers have experienced, and may continue to experience for the foreseeable future, given current macroeconomic uncertainty and less-than-desirable levels of consumer confidence, considerable decreases in customer traffic in their retail stores, increased competition from alternative retail options such as those accessible via the Internet and other forms of pressure on their business models. As pressure on these department stores and national retailers increases, their ability to maintain their stores, meet their obligations both to WPG and to their external lenders and suppliers, withstand takeover attempts by investors or rivals or avoid bankruptcy and/or liquidation may be impaired and result in closures of their stores. Other tenants may be entitled to modify the economic or other terms of their existing leases in the event of such closures. The modification could be unfavorable to WPG as the lessor, and could decrease rents or expense recovery charges.

        Additionally, department store or major tenant closures may result in decreased customer traffic, which could lead to decreased sales at WPG's properties. If the sales of stores operating in WPG's properties were to decline significantly due to the closing of anchor stores or other national retailers, adverse economic conditions, or other reasons, tenants may be unable to pay their minimum rents or expense recovery charges. In the event of any default by a tenant, whether a department store, national retailer or otherwise, WPG may not be able to fully recover, and/or may experience delays and costs in enforcing WPG's rights as landlord to recover, amounts due to WPG under the terms of WPG's agreements with such parties.

WPG faces risks associated with the acquisition, development, re-development and expansion of properties, including risks of higher than projected costs, inability to obtain financing, inability to obtain required consents or approvals and inability to attract tenants at anticipated rates.

        WPG may seek to acquire and develop new properties and expand and redevelop existing properties, and these activities are subject to various risks. WPG may not be successful in pursuing acquisition, development or re-development/expansion opportunities. In addition, newly acquired, developed or re-developed/expanded properties may not perform as well as expected. Other risks WPG faces include, without limitation, the following:

  •
  construction costs of a project may be higher than projected, potentially making the project unfeasible or unprofitable;

  •
  WPG may not be able to obtain financing or to refinance loans on favorable terms, if at all;

  •
  WPG may be unable to obtain zoning, occupancy or other governmental approvals;

  •
  occupancy rates and rents may not meet WPG's projections and the project may not be profitable; and

  •
  WPG may need the consent of third parties, such as anchor tenants, mortgage lenders, ground lessors, and joint venture partners, and those consents may be withheld.

        If a development or re-development/expansion project is unsuccessful, either because it is not meeting WPG's expectations when operational or was not completed according to the project planning, WPG could lose WPG's investment in the project. Furthermore, if WPG guarantees the property's financing, WPG's loss could exceed WPG's investment in the project.

Real estate investments are relatively illiquid.

        WPG's properties represent a substantial portion of WPG's total consolidated assets, and these investments are relatively illiquid. As a result, WPG's ability to sell one or more of WPG's properties or investments in real estate in response to any changes in economic or other conditions may be limited. If WPG wants to sell a property, WPG cannot assure you that it will be able to dispose of it in the desired time period or that the sale price of a property will exceed the cost of WPG's investment in that property.

WPG faces a wide range of competition that could affect WPG's ability to operate profitably.

        WPG's properties compete with other retail properties and other forms of retailing, such as catalogs and e-commerce websites. Competition may also come from strip centers, outlet centers, lifestyle centers, and malls, and both existing and future development projects. The presence of competitive alternatives affects WPG's ability to lease space and the level of rents WPG can obtain. New construction, renovations and expansions at competing sites could also negatively affect WPG's properties. WPG also competes with other retail property developers to acquire prime development sites. In addition, WPG competes with other retail property companies for tenants and qualified management. If WPG is unable to successfully compete, WPG's business, results of operations and financial condition could be materially adversely affected.

        The increase in digital and mobile technology usage has increased the speed of the transition from shopping at physical locations to web-based purchases. WPG may not be able to properly adapt to changing consumer spending habits and if WPG is unsuccessful in adapting its business, results of operations and financial condition could be materially adversely affected.

WPG has limited control with respect to some properties that are partially owned or managed by third parties, which may adversely affect WPG's ability to sell or refinance them or otherwise take actions concerning these properties that would be in the best interests of WPG's shareholders.

        WPG may continue to co-invest with third parties through partnerships, joint ventures, or other entities, acquiring controlling or non-controlling interests in, or sharing responsibility for, managing the affairs of a property, partnership, joint venture or other entity. WPG does not have sole decision-making authority regarding the 11 properties that WPG currently holds through joint ventures with other parties.

        Additionally, WPG may not be in a position to exercise sole decision-making authority regarding any future properties that WPG may hold in a partnership or joint venture. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks that would not be present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt, suffer a deterioration in their financial condition, or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals that are inconsistent with WPG's own business interests or goals, and may be in a position to take actions contrary to WPG's policies or objectives.

        Such investments may also have the potential risk of creating impasses on decisions, such as a sale or financing, because neither WPG nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between WPG and partners or co-venturers may result in litigation or arbitration that may increase WPG's expenses and prevent WPG's officers and/or directors from focusing their time and efforts on WPG's business. Consequently, actions by, or disputes with, partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, WPG may, in certain circumstances, be liable for the actions of WPG's third-party partners or co-venturers.

WPG's revenues are dependent on the level of revenues realized by WPG's tenants, and a decline in their revenues could materially adversely affect WPG's business, results of operations and financial condition.

        WPG is subject to various risks that affect the retail environment generally, including levels of consumer spending, seasonality, changes in economic conditions, unemployment rates, an increase in the use of the Internet by retailers and consumers, and natural disasters. In addition, levels of consumer spending may be adversely affected by, for example, increases in consumer savings rates, increases in tax rates, reduced levels of income growth and other declines in consumer net worth and a strengthening of the U.S. dollar as compared to non-U.S. currencies.

        WPG's tenants may be unable to pay their existing minimum rents or expense recovery charges due to these and other economic and market-based factors. Because substantially all of WPG's income is derived from rentals of real property, WPG's income and cash flow would be adversely affected if a significant number of tenants are unable to meet their obligations or their revenues decline. In addition, a decrease in retail demand could make it difficult for WPG to renew or re-lease its properties at lease rates equal to or above historical rates.

        Store closures and/or bankruptcy filings by tenants may occur during the course of WPG's operations. WPG continually seeks to re-lease vacant spaces resulting from tenant terminations. Large scale store closings or the bankruptcy of a tenant, particularly an anchor tenant, may make it more difficult to lease the remainder of a particular property or properties. Future tenant bankruptcies could adversely affect WPG's properties or impact WPG's ability to successfully execute WPG's re-leasing strategy.

Economic and market conditions could negatively impact WPG's business, results of operations and financial condition.

        The market in which WPG operates is affected by a number of factors that are largely beyond WPG's control but may nevertheless have a significant negative impact on us. These factors include, but are not limited to:

  •
  interest rates and credit spreads;

  •
  the availability of credit, including the price, terms and conditions under which it can be obtained;

  •
  a decrease in consumer spending or sentiment, including as a result of increases in savings rates and tax increases, and any effect that this may have on retail activity;

  •
  the actual and perceived state of the real estate market, market for dividend-paying stocks and public capital markets in general; and

  •
  unemployment rates, both nationwide and within the primary markets in which WPG operates.

        In addition, increased inflation may have a pronounced negative impact on the interest expense WPG pays in connection with WPG's outstanding indebtedness and WPG's general and administrative expenses, as these costs could increase at a rate higher than WPG's rents. Also, inflation may adversely affect tenant leases with stated rent increases, which could be lower than the increase in inflation at any given time. Inflation could also have an adverse effect on consumer spending which could impact WPG's tenants' sales and, in turn, WPG's own results of operations.

        Deflation may result in a decline in general price levels, often caused by a decrease in the supply of money or credit. The predominant effects of deflation are high unemployment, credit contraction and weakened consumer demand. Restricted lending practices may impact WPG's ability to obtain financing for WPG's properties and may also negatively impact WPG's tenants' ability to obtain credit. Decreases in consumer demand can have a direct impact on WPG's tenants and the rents WPG receives.

        A slow growing economy hinders consumer spending, which may lead to less discretionary income available for shopping at WPG's properties. Weak income growth could weigh down consumer spending, which could be further affected if the overall economy suffers a setback during the current recovery.

An increase in market interest rates could increase WPG's interest costs on existing and future debt and could adversely affect WPG's share price.

        An environment of rising interest rates could lead holders of WPG shares to seek higher yields through other investments, which could adversely affect the market price of WPG shares. One of the factors that may influence the price of WPG shares in public markets is the annual distribution rate WPG pays as compared with the yields on alternative investments. In addition, increases in market interest rates could result in increased borrowing costs for us, which may adversely affect WPG's cash flow and the amounts available for distributions to WPG's shareholders.

Covenants in WPG's debt agreements may limit WPG's operational flexibility, and a covenant breach or default could materially adversely affect WPG's business, financial position, or results of operations.

        In connection with WPG's spin-off from Simon in May 2014, WPG entered into certain unsecured credit facilities; WPG will also have secured property-level debt. WPG may also incur substantial additional indebtedness in the future. WPG's indebtedness may impose various restrictions and covenants on it that could have material adverse consequences. Failure to comply with the restrictions and covenants in any of WPG's indebtedness would result in a default under the applicable agreements governing such indebtedness and, absent a waiver or an amendment from WPG's lenders, would permit the acceleration thereof. No assurance can be given that WPG will be successful in obtaining such waiver or amendment. Furthermore, any such default could result in the cross-default of WPG's other indebtedness.

If WPG cannot obtain additional capital, WPG's growth may be limited.

        In order to qualify and maintain WPG's qualification as a REIT each year, WPG is required to distribute at least 90% of WPG's REIT taxable income, excluding net capital gains, to WPG's shareholders. As a result, WPG's retained earnings available to fund acquisitions, development, or other capital expenditures are nominal, and WPG relies upon the availability of additional debt or equity capital to fund these activities. WPG's long-term ability to grow through acquisitions or development, which is an important component of WPG's strategy, will be limited if WPG cannot obtain additional debt financing or equity capital. Market conditions may make it difficult to obtain debt financing or raise equity capital, and WPG cannot assure you that WPG will be able to obtain additional debt or equity financing or that WPG will be able to obtain such capital on favorable terms.

Adverse changes in any credit rating WPG may subsequently obtain may affect WPG's borrowing capacity and borrowing terms.

        WPG's outstanding debt is periodically rated by nationally recognized credit rating agencies. The credit ratings are based upon WPG's operating performance, liquidity and leverage ratios, overall financial position, and other factors viewed by the credit rating agencies as relevant to both WPG's industry and the economic outlook. WPG's credit rating may affect the amount of capital WPG can access, as well as the terms of any financing WPG obtains. Since WPG depends primarily on debt financing to fund WPG's growth, adverse changes in any credit rating WPG may subsequently obtain may have a negative effect on WPG's future growth.

WPG may enter into hedging interest rate protection arrangements that may not effectively limit WPG's interest rate risk.

        WPG may seek to selectively manage any exposure that WPG may have to interest rate risk through interest rate protection agreements geared toward effectively fixing or capping a portion of WPG's variable-rate debt. In addition, WPG may refinance fixed-rate debt at times when WPG believes rates and terms are appropriate. Any such efforts to manage these exposures may not be successful.

        WPG's potential use of interest rate hedging arrangements to manage risk associated with interest rate volatility may expose WPG to additional risks, including the risk that a counterparty to a hedging arrangement may fail to honor its obligations. Developing an effective interest rate risk strategy is complex and no strategy can completely insulate WPG from risks associated with interest rate fluctuations. There can be no assurance that hedging activities will have the desired beneficial impact on WPG's results of operations or financial condition. Termination of these hedging agreements typically involves costs, such as transaction fees or breakage costs.

WPG is subject to various regulatory requirements, and any changes in such requirements could have a material adverse effect on WPG's business, results of operations and financial condition.

        The laws, regulations and policies governing WPG's business, or the regulatory or enforcement environment at the national level or in any of the states in which WPG operates, may change at any time and may have a material adverse effect on WPG's business. For example, the Patient Protection and Affordable Care Act of 2010, as it is phased-in over time, may significantly impact WPG's cost of providing employees with health care insurance. WPG is unable to predict how this, or any other future legislative or regulatory proposals or programs, will be administered or implemented, or whether any additional or similar changes to statutes or regulations, including the interpretation or implementation thereof, will occur in the future. In addition, changes in tax laws may have a significant impact on WPG's operating results. For more information regarding this, please refer to "—WPG may incur adverse tax consequences if Glimcher or WPG has failed or fails to qualify as a REIT for U.S. federal income tax purposes."

        WPG's inability to remain in compliance with regulatory requirements could have a material adverse effect on WPG's operations and on WPG's reputation generally. WPG is unable to give any assurances that applicable laws or regulations will not be amended or construed differently, or that new laws and regulations will not be adopted, either of which may have a material adverse effect on WPG's business, financial condition or results of operations.

WPG's efforts to identify environmental liabilities may not be successful.

        WPG believes that its portfolio is in substantial compliance with federal, state and local environmental laws, ordinances and regulations regarding hazardous or toxic substances, but this belief is based on limited testing. Nearly all of WPG's properties have been subjected to Phase I or similar environmental audits. These environmental audits have not revealed, nor is WPG aware of, any environmental liability that WPG believes will have a material adverse effect on WPG's results of operations or financial condition. However, WPG cannot assure you that:

  •
  existing environmental studies with respect to the portfolio reveal all potential environmental liabilities;

  •
  any previous owner, occupant, or tenant of a property did not create any material environmental condition not known to it at this or any previous point in time;

  •
  the current environmental condition of the portfolio will not be affected by tenants and occupants, by the condition of nearby properties, or by other unrelated third parties; or

  •
  future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations or the interpretation thereof) will not result in environmental liabilities.

WPG could incur significant costs related to government regulation and litigation over environmental matters, and changes in various other federal, state and local laws, regulations and policies could have a material adverse effect on WPG's business, results of operations and financial condition.

        Under various federal, state or local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances released at a property, and may be held liable to third parties for bodily injury or property damage incurred by the parties in connection with the contamination. These laws often impose liability without regard to whether the owner or operator knew of, or otherwise caused, the release of the hazardous or toxic substances. The presence of contamination at any of WPG's properties, or the failure to remediate contamination discovered at such properties, could result in significant costs to WPG and may materially adversely affect WPG's ability to sell or lease such properties or to borrow using such properties as collateral.

        For example, federal, state and local laws require abatement or removal of asbestos-containing materials in the event of demolition or certain renovations or remodeling, the cost of which may be substantial for certain re-developments. These regulations also govern emissions of, and exposure to, asbestos fibers in the air, which may necessitate implementation of site-specific maintenance practices. Certain laws also impose liability for the release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real property for personal injury or property damage associated with asbestos-containing materials. Asbestos-containing building materials are present at some of WPG's properties and may be present at others. To minimize the risk of on-site asbestos being improperly disturbed, WPG has developed and implemented asbestos operations and maintenance programs to manage asbestos-containing materials and suspected asbestos-containing materials in accordance with applicable legal requirements.

WPG's due diligence review of acquisition opportunities or other transactions may not identify all pertinent risks, which could materially affect WPG's business, financial condition, liquidity and results of operations.

        Although WPG intends to conduct due diligence with respect to each acquisition opportunity or other transaction that WPG pursues, it is possible that WPG's due diligence processes will not uncover all relevant facts, particularly with respect to any assets WPG acquires from third parties. In some cases, WPG may be given limited access to information about the investment and will rely on information provided by the target of the investment. In addition, if opportunities are scarce, the process for selecting bidders is competitive, or the time frame in which WPG is required to complete diligence is short, WPG's ability to conduct a due diligence investigation may be limited, and WPG would be required to make investment decisions based upon a less thorough diligence process than would otherwise be the case. Accordingly, investments and other transactions that initially appear to be viable may prove to not be so over time, due to the limitations of the due diligence process or other factors.

If WPG's spin-off from Simon in May 2014, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, WPG could be subject to significant tax liabilities or be required to indemnify Simon for material taxes and related amounts pursuant to indemnification obligations under a tax matters agreement entered into by WPG and Simon in connection with the spin-off.

        In connection with WPG's spin-off from Simon in May 2014, Simon received an opinion of counsel to the effect that the spin-off, together with certain related transactions, will qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The opinion of counsel was based and relied on, among other things, certain facts and assumptions, as well as certain representations, statements and undertakings of Simon and WPG, including those relating to the past and future conduct of Simon and WPG. If any of those representations, statements or undertakings are or become, inaccurate or incomplete, or if Simon or WPG breach any of their respective covenants in the spin-off documents, the opinion of counsel may be invalid and the conclusions reached therein could be jeopardized. In addition, the opinion of counsel is not binding on the Internal Revenue Service, which we refer to as the IRS, and there can be no assurance that the IRS will not assert that the spin-off, together with certain related transactions, should be treated as a taxable transaction or that such position would not be sustained.

        If the spin-off, together with certain related transactions, fails to qualify for tax-free treatment, in general, Simon would recognize taxable gain as if it had sold its WPG common shares in a taxable sale for fair market value on the date of the spin-off (unless Simon and WPG jointly make an election under Section 336(e) of the Code with respect to the spin-off, in which case, in general, WPG would (i) recognize taxable gain as if it had sold all of its assets in a taxable sale on the date of the spin-off in exchange for an amount equal to the fair market value of the WPG common shares and the assumption of all WPG's liabilities and (ii) obtain a related step up in the basis of its assets). Under the tax matters agreement that WPG entered into with Simon in connection with the spin-off, under certain circumstances, WPG may be required to indemnify Simon against any additional taxes and related amounts resulting from the spin-off failing to qualify for tax-free treatment, including, for example, if such failure is attributable to (i) an acquisition of all or a portion of the equity securities or assets of WPG, whether by merger or otherwise, (ii) other actions or failures to act by WPG or (iii) any of WPG's representations or undertakings being incorrect or violated.

If WPG fails to remain qualified as a REIT, WPG will be subject to U.S. federal income tax as a regular corporation and could face substantial tax liability, which would substantially reduce funds available for distribution to its shareholders.

        WPG was spun-off from Simon on May 28, 2014 and intends to elect to be taxed as a REIT under Sections 856 through 859 of the Code, from and after the taxable year that included the spin-off. In connection with the spin-off, WPG received an opinion of counsel to the effect that WPG was organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that its proposed method of operation would enable it to meet the requirements for qualification and taxation as a REIT commencing with its taxable year that includes the spin-off. In addition, it is a condition to the obligation of Glimcher to complete the merger that WPG receive an opinion from counsel to the effect that, since the spin-off, WPG's actual organization and method of operation has enabled WPG to meet, through the effective time of the merger, the requirements for qualification and taxation as a REIT. This opinion will be subject to customary qualifications and be based on customary representations made by WPG, and if any such representations are or become inaccurate or incomplete, such opinion may be invalid and the conclusions reached therein could be jeopardized. These opinions of counsel will not be binding on the IRS or any court, and there can be no assurance that the IRS will not take a contrary position or that such position would not be sustained. These opinions of counsel represent only the view of such counsel based on its review and analysis of then-existing law and on certain representations as to factual matters and covenants made by WPG.

        Furthermore, both the continued validity of either opinion of counsel and WPG's qualification as a REIT will depend on WPG's satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. WPG's ability to satisfy the asset tests depends upon its analysis of the characterization and fair market values of its assets, some of which are not susceptible to a precise determination, and for which WPG will not obtain independent appraisals. WPG's compliance with the REIT income and quarterly asset requirements also depends upon its ability to successfully manage the composition of its income and assets on an ongoing basis. Moreover, the proper classification of one or more of WPG's investments may be uncertain in some circumstances, which could affect the application of the REIT qualification requirements. Accordingly, there can be no assurance that the IRS will not contend that WPG does not satisfy the requirements for qualification and taxation as a REIT.

        If WPG were to fail to qualify as a REIT in any taxable year, it would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates, and distributions to its shareholders would not be deductible by WPG in computing its taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to WPG's shareholders, which in turn could have an adverse effect on the value of, and trading prices for, WPG's common shares. In addition, unless WPG is entitled to relief under certain provisions of the Code, it would also be disqualified from taxation as a REIT for the four taxable years following the year during which it initially ceased to qualify as a REIT.

WPG may incur adverse tax consequences if Glimcher has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

        It is a condition to the obligation of WPG to complete the merger that Glimcher receive an opinion of counsel to the effect that, commencing with Glimcher's initial taxable year ended December 31, 1994 through Glimcher's taxable year ended December 31, 2013, Glimcher has been organized and operated in conformity with the requirements for qualification and taxation as a REIT and that, since January 1, 2014, its actual organization and method of operation has enabled Glimcher to meet, through the effective time of the merger, the requirements for qualification and taxation as a REIT. The opinion will be subject to customary qualifications and be based on customary representations made by Glimcher, and if any such representations are or become inaccurate or incomplete, such opinion may be invalid and the conclusions reached therein could be jeopardized. In addition, the opinion will not be binding on the IRS or any court, and there can be no assurance that the IRS will not take a contrary position or that such position would not be sustained. If Glimcher has failed or fails to qualify as a REIT for U.S. federal income tax purposes and the merger is completed, WPG may inherit or incur significant tax liabilities (including with respect to any gain realized by Glimcher as a result of the merger) and could lose its own REIT status should facts or activities as a result of which Glimcher failed to qualify as a REIT continue after the merger.

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that represent the current expectations and beliefs of management of WPG and Glimcher concerning the proposed transactions, the anticipated consequences and benefits of the merger and the targeted closing date for the merger, and other future events and their potential effects on WPG and Glimcher, including, but not limited to, statements relating to anticipated financial and operating results, the companies' plans, objectives, expectations and intentions, cost savings and other statements, including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "will," "should," "may" and other similar expressions.

        These forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are difficult to predict and beyond WPG's and Glimcher's control. These include the factors described above in "Risk Factors" and under the caption "Risk Factors" in Glimcher's reports and statements filed with the SEC and incorporated by reference into this proxy statement/prospectus, as well as:

  •
  the ability to obtain the approval of the merger by holders of Glimcher common shares;

  •
  the ability to satisfy the conditions to the merger on the proposed terms and timeframe;

  •
  the possibility that the merger does not close when expected or at all;

  •
  the ability to finance the merger;

  •
  the ability to successfully operate and integrate WPG's and Glimcher's businesses and achieve cost savings;

  •
  the effect of the announcement of the merger on WPG's or Glimcher's relationships with their respective tenants, lenders, employees or other business parties or on their operating results and businesses generally;

  •
  changes in asset quality and credit risk;

  •
  ability to sustain revenue and earnings growth;

  •
  changes in political, economic or market conditions generally and the real estate and capital markets specifically;

  •
  the impact of increased competition;

  •
  the availability of capital and financing;

  •
  tenant or joint venture partner(s) bankruptcies;

  •
  the failure to increase mall store occupancy and same-mall operating income;

  •
  risks associated with the acquisition, development, expansion, leasing and management of properties;

  •
  changes in market rental rates;

  •
  trends in the retail industry;

  •
  relationships with anchor tenants;

  •
  risks relating to joint venture properties;

  •
  costs of common area maintenance;

  •
  competitive market forces;

  •
  the level and volatility of interest rates;

  •
  the rate of revenue increases as compared to expense increases;

  •
  the financial stability of tenants within the retail industry;

  •
  the restrictions in current financing arrangements or the failure to comply with such arrangements;

  •
  the liquidity of real estate investments;

  •
  the impact of changes to tax legislation and WPG's and Glimcher's tax positions;

  •
  failure to qualify as a REIT;

  •
  the failure to refinance debt at favorable terms and conditions;

  •
  loss of key personnel;

  •
  material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities;

  •
  possible restrictions on the ability to operate or dispose of any partially owned properties;

  •
  the failure to achieve earnings/funds from operations targets or estimates;

  •
  the failure to achieve projected returns or yields on development and investment properties;

  •
  changes in generally accepted accounting principles or interpretations thereof;

  •
  terrorist activities and international hostilities;

  •
  the unfavorable resolution of legal proceedings;

  •
  the impact of future acquisitions and divestitures; and

  •
  significant costs related to environmental issues.

        Should one or more of the risks or uncertainties described above or elsewhere in reports incorporated herein by reference occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference into this proxy statement/prospectus, as applicable.

        All forward-looking statements, expressed or implied, included in this proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that WPG, Glimcher or persons acting on their behalf may issue.

        Except as otherwise required by applicable law, WPG and Glimcher disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section. See also "Where You Can Find More Information; Incorporation by Reference."

THE COMPANIES

Washington Prime Group Inc.

        WPG, together with its subsidiaries, is a REIT with a portfolio of shopping centers that were spun off from Simon on May 28, 2014. As of June 30, 2014, WPG owned 97 properties through WPG LP, its majority owned partnership subsidiary. WPG common shares are listed on the NYSE under the symbol "WPG."

        WPG was incorporated in Indiana in 2013 and commenced operations in 2014. WPG's principal executive offices are located at 7315 Wisconsin Avenue, Bethesda, Maryland 20814, and its telephone number is (240) 630-0000.

Washington Prime Group, L.P.

        WPG LP is partnership that is a majority owned subsidiary of WPG and owns all of WPG's real estate properties and other assets. WPG LP's principal executive offices are located at 7315 Wisconsin Avenue, Bethesda, Maryland 20814, and its telephone number is (240) 630-0000.

WPG Subsidiary Holdings I, LLC

        Merger Sub I is a Maryland limited liability company and a direct wholly owned subsidiary of WPG LP. Merger Sub I was formed for the purpose of entering into the merger agreement and has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. Merger Sub I's principal executive offices are located at 7315 Wisconsin Avenue, Bethesda, Maryland 20814, and its telephone number is (240) 630-0000.

WPG Subsidiary Holdings II Inc.

        Merger Sub II is a Delaware corporation and direct wholly owned subsidiary of Merger Sub I and indirect wholly owned subsidiary of WPG LP. Merger Sub II was formed for the purpose of entering into the merger agreement and has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. Merger Sub II's principal executive offices are located at 7315 Wisconsin Avenue, Bethesda, Maryland 20814, and its telephone number is (240) 630-0000.

The WPG Business

        WPG operates a large, well-diversified portfolio which as of October 24, 2014 consists of interests in 96 shopping center properties totaling approximately 52.9 million square feet. The portfolio has proven to be stable, while producing steady cash flows across market cycles, and is occupied by some of the largest, most well-recognized names in the retail industry, such as Bed Bath & Beyond, Dick's Sporting Goods, Dillard's, Kohl's Corporation, Target and Macy's Inc.

Competitive Strengths

        WPG derives revenues primarily from retail tenant leases, including fixed minimum rent leases, percentage rent leases based on tenants' sales volumes and reimbursements from tenants for certain expenses. WPG seeks to re-lease its spaces at higher rents and increase its occupancy rates, and to enhance the performance of the properties and increase revenues by, among other things, adding anchors or big-box tenants, re-developing or renovating existing properties to increase the leasable square footage and increasing the productivity of occupied locations through aesthetic upgrades, re-merchandising and/or changes to the retail use of the space. In addition, WPG believes that there are opportunities for it to acquire additional shopping center assets that match WPG's investment criteria and pursue selective, ground up development projects.

        WPG's portfolio has had relatively stable operating metrics. Between December 31, 2011 and June 30, 2014, ending occupancy in the shopping center portfolio rose from 91.4% to 92.4%. As a result of the improvement in operating metrics, comparable property NOI for the six months ended June 30, 2014 rose by 0.9%, net of the approximate 165 basis point impact of increased costs associated with the harsh winter weather conditions in the first quarter of 2014, relative to the six months ended June 30, 2013 and for the year ended December 31, 2013 rose by 2.9% relative to the year ended December 31, 2012, while net income for the six months ended June 30, 2014 rose by 29.3%, including a $77.4 million increase in gain on acquisition and sale of properties and $39.9 million in costs related to the separation from Simon, relative to the six months ended June 30, 2013 and for the year ended December 31, 2013 rose by 19.8% relative to the year ended December 31, 2012.

        WPG invests in shopping center assets and employ a broad array of leasing, management and development strategies tailored to make each property as productive as possible. This flexibility was highlighted in 2013 at WPG's University Town Plaza property when WPG invested $33 million to demolish existing enclosed mall space and convert the property into a community strip center. In the process, WPG maintained the operation of existing anchors while expanding the tenant base to include traditional tenants, such as Burlington Coat Factory, Academy Sports + Outdoors, Toys "R" Us, Inc./Babies "R" Us, Inc. and smaller tenants. This business strategy supports a flexible, opportunistic investment profile in which we seek to optimize capital deployment into each respective retail sector throughout market cycles.

Company Strategies

        WPG seeks to identify and pursue internal growth opportunities to enhance the performance of its properties through activities such as re-leasing its spaces at higher rents, increasing its occupancy rates, adding anchors or big-boxes, increasing the productivity of occupied locations through aesthetic upgrades, re-merchandising and changes to the retail use of the space. WPG believes that capital dedicated to anchor and big-box leasing can provide attractive risk-adjusted returns, as such invested capital can be instrumental in enhancing the stability and appeal of the properties, increasing consumer shopping traffic and promoting inline or small-shop leasing, all of which should positively impact the growth in net operating income of a retail asset.

        WPG's management team seeks to identify investment strategies that will create value for its shareholders, are consistent with its strategic objectives, and have attractive risk-return profiles. WPG devotes substantial executive management attention to value creating investment opportunities and these dedicated efforts may position WPG to generate attractive growth in tenant sales, revenues and NOI from WPG's properties and thus enhance the performance of its portfolio.

        WPG has identified a pipeline of potential new development and re-development projects, within WPG's initial portfolio of properties, totaling approximately $300 million. These projects generally consist of expansions and renovations of existing centers and leasing of anchor and big-box tenants, and also include ground-up development projects.

Properties

        As of October 24, 2014, WPG's portfolio of properties consists of 96 properties totaling approximately 52.9 million square feet. WPG also owns parcels of land which can be used for either the development of new shopping centers or the expansion of existing properties. While most of these properties are wholly owned by WPG, several are owned in joint ventures with third parties, which is common in the real estate industry. As of June 30, 2014, WPG's properties had an ending occupancy rate of 92.4%.

        WPG's properties are leased to a variety of tenants across the retail spectrum, including anchor stores, big-box tenants, national inline tenants, sitdown restaurants, movie theatres and regional and local retailers. As of June 30, 2014, selected anchors and tenants include Macy's, Inc., Dillard's, Inc., J.C. Penney Co., Inc., Sears Holdings Corporation, Target Corporation, The Bon-Ton Stores, Inc., Kohl's Corporation, Best Buy Co., Inc., Bed Bath & Beyond Inc. and TJX Companies, Inc. No single tenant was responsible for more than 2.6%, and no single property accounted for more than 3.2%, of WPG's total gross annual base minimum rental revenues for the quarter ended June 30, 2014. Further, as of June 30, 2014, no more than 14.4% of WPG's total gross annual base minimum rental revenues was derived from leases that expire in any single calendar year.

WPG Property Information
(as of June 30, 2014)

Property Name	State	City	Ownership Interest (expiration if Lease)(10)	WPG Interest(1)		Year Acquired or Built	OCC(2)	Total Center SF	Anchors
Anderson Mall	SC	Anderson	Fee	100.0%		Built 1972	82.3%	671,311	Belk, JCPenney, Sears, Dillard's, Books-A-Million
Bowie Town Center	MD	Bowie (Washington, D.C.)	Fee	100.0%		Built 2001	96.8%	578,400	Macy's, Sears, Barnes & Noble, Best Buy, Safeway, L.A. Fitness, Off Broadway Shoes
Boynton Beach Mall	FL	Boynton Beach (Miami)	Fee	100.0%		Built 1985	89.4%	1,101,261	Macy's, Dillard's, JCPenney, Sears, Cinemark Theatres, You Fit Health Clubs
Brunswick Square	NJ	East Brunswick (New York)	Fee	100.0%		Built 1973	100.0%	760,161	Macy's, JCPenney, Barnes & Noble, Starplex Luxury Cinema
Charlottesville Fashion Square	VA	Charlottesville	Ground Lease (2076)	100.0%		Acq 1997	98.1%	576,787	Belk(11), JCPenney, Sears
Chautauqua Mall	NY	Lakewood	Fee	100.0%		Built 1971	93.7%	427,590	Sears, JCPenney, Bon Ton, Office Max, Dipson Cinema
Chesapeake Square	VA	Chesapeake (Virginia Beach)	Fee and Ground Lease (2062)	75.0	%(3)	Built 1989	84.3%	759,929	Macy's, JCPenney, Sears(12), Target, Burlington Coat Factory, Cinemark Theatres
Cottonwood Mall	NM	Albuquerque	Fee	100.0%		Built 1996	97.9%	1,036,362	Macy's, Dillard's, JCPenney, Sears, Regal Cinema, Conn's Electronic & Appliance(9)
Edison Mall	FL	Fort Myers	Fee	100.0%		Acq 1997	93.0%	1,054,851	Dillard's, Macy's(11), JCPenney, Sears, Books-A-Million
Forest Mall	WI	Fond Du Lac	Fee	100.0%		Built 1973	89.6%	500,273	JCPenney(7), Kohl's, Younkers, Sears(12), Cinema I & II

Property Name	State	City	Ownership Interest (expiration if Lease)(10)	WPG Interest(1)	Year Acquired or Built	OCC(2)	Total Center SF	Anchors
Great Lakes Mall	OH	Mentor (Cleveland)	Fee	100.0%	Built 1961	93.5%	1,287,358	Dillard's(11), Macy's, JCPenney, Sears, Atlas Cinema Stadium 16, Barnes & Noble, Dick's Sporting Goods
Gulf View Square	FL	Port Richey (Tampa)	Fee	100.0%	Built 1980	89.3%	754,818	Macy's, Dillard's, JCPenney(7), Sears, Best Buy, T.J. Maxx
Irving Mall	TX	Irving (Dallas)	Fee	100.0%	Built 1971	90.7%	1,052,457	Macy's, Dillard's, Sears, Burlington Coat Factory, La Vida Fashion and Home Décor, AMC Theatres, Fitness Connection, Shoppers World
Jefferson Valley Mall	NY	Yorktown Heights (New York)	Fee	100.0%	Built 1983	89.6%	555,947	Macy's, Sears
Knoxville Center	TN	Knoxville	Fee	100.0%	Built 1984	71.1%	961,041	JCPenney, Belk, Sears, The Rush Fitness Center, Regal Cinema
Lima Mall	OH	Lima	Fee	100.0%	Built 1965	98.0%	743,505	Macy's, JCPenney, Elder-Beerman, Sears, MC Sporting Goods
Lincolnwood Town Center	IL	Lincolnwood (Chicago)	Fee	100.0%	Built 1990	92.8%	421,992	Kohl's, Carson's
Lindale Mall	IA	Cedar Rapids	Fee	100.0%	Acq 1998	96.4%	712,639	Von Maur, Sears, Younkers
Longview Mall	TX	Longview	Fee	100.0%	Built 1978	93.6%	638,510	Dillard's, JCPenney, Sears, Bealls, La Patricia
Maplewood Mall	MN	St. Paul (Minneapolis)	Fee	100.0%	Acq 2002	95.0%	908,085	Macy's, JCPenney, Sears, Kohl's, Barnes & Noble
Markland Mall	IN	Kokomo	Ground Lease (2041)	100.0%	Built 1968	99.1%	418,193	Sears, Target, MC Sporting Goods, Carson's
Melbourne Square	FL	Melbourne	Fee	100.0%	Acq 2007	92.3%	705,802	Macy's, Dillard's(11), JCPenney, Dick's Sporting Goods, L.A. Fitness(8)
Mesa Mall	CO	Grand Junction	Fee	100.0%	Acq 1998	94.4%	880,461	Sears, Herberger's, JCPenney, Target, Cabela's, Sports Authority, Jo-Ann Fabrics
Muncie Mall	IN	Muncie	Fee	100.0%	Built 1970	97.9%	635,970	Macy's, JCPenney, Sears, Carson's
Northlake Mall	GA	Atlanta	Fee	100.0%	Acq 1998	90.1%	962,923	Macy's, JCPenney, Sears, Kohl's
Northwoods Mall	IL	Peoria	Fee	100.0%	Acq 1983	95.3%	693,472	Macy's, JCPenney, Sears

Property Name	State	City	Ownership Interest (expiration if Lease)(10)	WPG Interest(1)		Year Acquired or Built	OCC(2)	Total Center SF	Anchors
Oak Court Mall	TN	Memphis	Fee	100.0%		Acq 1997	95.3%	849,789	Dillard's(11), Macy's
Orange Park Mall	FL	Orange Park (Jacksonville)	Fee	100.0%		Acq 1994	98.2%	959,331	Dillard's, JCPenney, Sears, Belk, Dick's Sporting Goods, AMC Theatres
Paddock Mall	FL	Ocala	Fee	100.0%		Built 1980	92.8%	552,603	Macy's, JCPenney, Sears, Belk
Port Charlotte Town Center	FL	Port Charlotte	Fee	80.0	%(3)	Built 1989	90.6%	764,789	Dillard's, Macy's, JCPenney, Bealls, Sears, DSW, Regal Cinema
Richmond Town Square	OH	Richmond Heights (Cleveland)	Fee	100.0%		Built 1966	90.1%	1,011,688	Macy's, JCPenney, Sears, Regal Cinema
River Oaks Center	IL	Calumet City (Chicago)	Fee	100.0%		Acq 1997	96.2%	1,192,641	Macy's, JCPenney, Sears(9)
Rolling Oaks Mall	TX	San Antonio	Fee	100.0%		Built 1988	90.5%	882,348	Dillard's, Macy's, JCPenney, Sears
Rushmore Mall	SD	Rapid City	Fee	100.0%		Acq 1998	75.6%	829,234	JCPenney, Herberger's, Sears, Carmike Cinemas, Hobby Lobby, Toys 'R Us
Seminole Towne Center	FL	Sanford (Orlando)	Fee	13.0	%(4)(6)	Built 1995	85.8%	1,104,690	Macy's, Dillard's, JCPenney, Sears, United Artists Theatre, Dick's Sporting Goods, Burlington Coat Factory
Southern Hills Mall	IA	Sioux City	Fee	100.0%		Acq 1998	90.8%	794,358	Younkers, JCPenney, Sears, Scheel's All Sports, Barnes & Noble, Carmike Cinemas, Hy-Vee
Southern Park Mall	OH	Youngstown	Fee	100.0%		Built 1970	84.2%	1,203,624	Macy's, Dillard's, JCPenney, Sears, Cinemark Theatres
Sunland Park Mall	TX	El Paso	Fee	100.0%		Built 1988	95.5%	922,210	Macy's, Dillard's(11), Sears, Forever 21, Cinemark
Town Center at Aurora	CO	Aurora (Denver)	Fee	100.0%		Acq 1998	90.9%	1,082,329	Macy's, Dillard's, JCPenney, Sears, Century Theatres
Towne West Square	KS	Wichita	Fee	100.0%		Built 1980	88.2%	936,908	Dillard's(11), JCPenney, Sears(12), Dick's Sporting Goods, The Movie Machine

Property Name	State	City	Ownership Interest (expiration if Lease)(10)	WPG Interest(1)	Year Acquired or Built	OCC(2)	Total Center SF	Anchors
Valle Vista Mall	TX	Harlingen	Fee	100.0%	Built 1983	70.9%	650,570	Dillard's, JCPenney, Sears, Big Lots, Forever 21
Virginia Center Commons	VA	Glen Allen	Fee	100.0%	Built 1991	72.8%	785,049	Macy's, JCPenney, Sears, Burlington Coat Factory, American Family Fitness(8)
West Ridge Mall	KS	Topeka	Fee	100.0%	Built 1988	86.0%	995,627	Dillard's, JCPenney, Sears, Burlington Coat Factory, Furniture Mall of Kansas
Westminster Mall	CA	Westminster (Los Angeles)	Fee	100.0%	Acq 1998	86.3%	1,198,806	Macy's, JCPenney, Sears, Target, DSW, Chuze Fitness
Arboretum	TX	Austin	Fee	100.0%	Acq 1998	98.6%	194,972	Barnes & Noble, Pottery Barn
Bloomingdale Court	IL	Bloomingdale (Chicago)	Fee	100.0%	Built 1987	100.0%	687,171	Best Buy, T.J. Maxx N More, Office Max, Walmart Supercenter, Dick's Sporting Goods, Jo-Ann Fabrics, Picture Show, Ross Dress for Less, hhgregg
Bowie Town Center Strip	MD	Bowie (Washington, D.C.)	Fee	100.0%	Built 2001	100.0%	106,589	Safeway
Charles Towne Square	SC	Charleston	Fee	100.0%	Built 1976	100.0%	71,794	Regal Cinema
Chesapeake Center	VA	Chesapeake (Virginia Beach)	Fee	100.0%	Built 1989	96.1%	305,935	Petsmart, Michaels, Value City Furniture(9)
Clay Terrace	IN	Carmel (Indianapolis)	Fee	100.0%	Built 2004	97.8%	576,791	Dick's Sporting Goods, Whole Foods, DSW, St. Vincent's Sports Performance, Party City
Concord Mills Marketplace	NC	Concord (Charlotte)	Fee	100.0%	Acq 2007	100.0%	230,683	BJ's Wholesale Club, Garden Ridge, REC Warehouse
Countryside Plaza	IL	Countryside (Chicago)	Fee	100.0%	Built 1977	95.1%	403,756	Best Buy, The Home Depot, PetsMart, Jo-Ann Fabrics, Office Depot, Value City Furniture, The Tile Shop, Party City
Dare Centre	NC	Kill Devil Hills	Ground Lease (2058)	100.0%	Acq 2004	97.6%	168,673	Belk, Food Lion
DeKalb Plaza	PA	King of Prussia (Philadelphia)	Fee	100.0%	Acq 2003	100.0%	101,948	ACME Grocery, Bob's Discount Furniture
Empire East	SD	Sioux Falls	Fee	100.0%	Acq 1998	100.0%	301,438	Kohl's, Target, Bed Bath & Beyond

Property Name	State	City	Ownership Interest (expiration if Lease)(10)	WPG Interest(1)		Year Acquired or Built	OCC(2)	Total Center SF	Anchors
Fairfax Court	VA	Fairfax (Washington, D.C.)	Fee	100.0%		Built 1992	98.3%	249,488	Burlington Coat Factory, Offenbacher's, XSport Fitness
Forest Plaza	IL	Rockford	Fee	100.0%		Built 1985	98.9%	434,838	Kohl's, Marshalls, Michaels, Office Max, Bed Bath & Beyond, Petco, Babies 'R Us, Toys 'R Us, Big Lots, Kirkland's, Shoe Carnival
Gaitway Plaza	FL	Ocala	Fee	88.1	%(3)	Built 1989	100.0%	208,041	Office Depot, T.J. Maxx, Ross Dress for Less, Bed Bath & Beyond, Michael's(8)
Gateway Centers	TX	Austin	Fee	100.0%		Acq 2004	95.0%	512,664	Best Buy, REI, Whole Foods, Crate & Barrel, The Container Store, Regal Cinema, Nordstrom Rack, The Tile Shop(7)
Greenwood Plus	IN	Greenwood (Indianapolis)	Fee	100.0%		Built 1979	100.0%	155,319	Best Buy, Kohl's
Henderson Square	PA	King of Prussia (Philadelphia)	Fee	100.0%		Acq 2003	96.5%	107,371	Genuardi's Family Market, Avalon Carpet & Tile
Keystone Shoppes	IN	Indianapolis	Fee	100.0%		Acq 1997	87.2%	29,080	First Watch
Lake Plaza	IL	Waukegan (Chicago)	Fee	100.0%		Built 1986	97.5%	215,568	Home Owners Bargain Outlet, Dollar Tree
Lake View Plaza	IL	Orland Park (Chicago)	Fee	100.0%		Built 1986	93.7%	367,370	Best Buy, Petco, Jo-Ann Fabrics, Golf Galaxy, Value City Furniture, Tuesday Morning, The Great Escape(7)
Lakeline Plaza	TX	Cedar Park (Austin)	Fee	100.0%		Built 1998	100.0%	387,304	T.J. Maxx, Best Buy, Ross Dress for Less, Office Max, PetsMart, Party City, Hancock Fabrics, Rooms to Go, Rooms to Go Kids, Bed Bath & Beyond(9)
Lima Center	OH	Lima	Fee	100.0%		Built 1978	99.4%	233,878	Kohl's, Hobby Lobby, T.J. Maxx, Jo-Ann Fabrics
Lincoln Crossing	IL	O'Fallon (St. Louis)	Fee	100.0%		Built 1990	90.5%	243,326	Walmart, PetsMart, The Home Depot
MacGregor Village	NC	Cary	Fee	100.0%		Acq 2004	63.9%	144,201
Mall of Georgia Crossing	GA	Buford (Atlanta)	Fee	100.0%		Built 1999	97.9%	440,670	Best Buy, American Signature Furniture, T.J. Maxx 'n More, Nordstrom Rack, Staples, Target, Party City

Property Name	State	City	Ownership Interest (expiration if Lease)(10)	WPG Interest(1)	Year Acquired or Built	OCC(2)	Total Center SF	Anchors
Markland Plaza	IN	Kokomo	Fee	100.0%	Built 1974	95.3%	90,527	Best Buy, Bed Bath & Beyond
Martinsville Plaza	VA	Martinsville	Ground Lease (2046)	100.0%	Built 1967	96.4%	102,105	Rose's, Food Lion
Matteson Plaza	IL	Matteson (Chicago)	Fee	100.0%	Built 1988	53.7%	272,336	Shoppers World(7)(9)
Muncie Towne Plaza	IN	Muncie	Fee	100.0%	Built 1998	100.0%	172,617	Kohl's, Target, Shoe Carnival, T.J. Maxx, MC Sporting Goods, Kerasotes Theatres
North Ridge Shopping Center	NC	Raleigh	Fee	100.0%	Acq 2004	94.8%	169,823	Ace Hardware, Kerr Drugs, Harris-Teeter Grocery(7)
Northwood Plaza	IN	Fort Wayne	Fee	100.0%	Built 1974	76.9%	208,076	Target
Palms Crossing	TX	McAllen	Fee	100.0%	Built 2007	98.9%	392,305	Bealls, DSW, Barnes & Noble, Babies 'R Us, Sports Authority, Guitar Center, Cavendar's Boot City, Best Buy, Hobby Lobby, Ulta, Chuck E. Cheese
Plaza at Buckland Hills, The	CT	Manchester	Fee	100.0%	Built 1993	96.3%	329,885	Jo-Ann Fabrics, iParty, Toys 'R Us, Michaels, PetsMart, Big Lots, Eastern Mountain Sports, Dollar Tree
Richardson Square	TX	Richardson (Dallas)	Fee	100.0%	Built 2008	100.0%	517,265	Lowe's Home Improvement, Ross Dress for Less, Sears, Super Target, Anna's Linens
Rockaway Commons/Rockaway Town Center	NJ	Rockaway (New York)	Fee	100.0%	Acq 1998	68.1%	237,393	Best Buy, Nordstrom Rack(8)(7)
Rockaway Town Plaza	NJ	Rockaway (New York)	Fee	100.0%	Acq 1998	100.0%	371,908	Target, PetsMart, Dick's Sporting Goods, AMC Theatres
Royal Eagle Plaza	FL	Coral Springs (Miami)	Fee	100.0%	Built 1989	100.0%	202,921	Sports Authority, Hobby Lobby(8)(7)
Shops at Arbor Walk, The	TX	Austin	Ground Lease (2056)	100.0%	Built 2006	99.4%	458,468	The Home Depot, Marshalls, DSW, Vitamin Cottage Natural Grocer, Spec's Wine, Spirits and Fine Foods, Jo-Ann Fabrics, Sam Moon Trading Co., Casual Male DXL

Property Name	State	City	Ownership Interest (expiration if Lease)(10)	WPG Interest(1)		Year Acquired or Built	OCC(2)	Total Center SF	Anchors
Shops at North East Mall, The	TX	Hurst (Dallas)	Fee	100.0%		Built 1999	100.0%	365,181	Michaels, PetsMart, T.J. Maxx, Bed Bath & Beyond, Best Buy, Barnes & Noble, DSW, Old Navy, Ulta
St. Charles Towne Plaza	MD	Waldorf (Washington, D.C.)	Fee	100.0%		Built 1987	78.4%	391,653	K & G Menswear, Shoppers Food Warehouse, Dollar Tree, Value City Furniture, Big Lots, Citi Trends, Ashley Furniture(8)(7)
Tippecanoe Plaza	IN	Lafayette	Fee	100.0%		Built 1974	100.0%	90,522	Best Buy, Barnes & Noble
University Center	IN	Mishawaka	Fee	100.0%		Built 1980	89.1%	150,441	Michaels, Best Buy, Ross Dress for Less
University Town Plaza	FL	Pensacola	Fee	100.0%		Redeveloped 2013	100.0%	565,538	JCPenney, Sears, Academy Sports, Toys 'R Us/Babies 'R Us, Burlington Coat Factory
Village Park Plaza	IN	Carmel (Indianapolis)	Fee	100.0%		Built 1990	100.0%	575,576	Bed Bath & Beyond, Kohl's, Walmart Supercenter, Marsh, Menards, Regal Cinema, Hobby Lobby
Washington Plaza	IN	Indianapolis	Fee	100.0%		Built 1976	100.0%	50,107	Jo-Ann Fabrics
Waterford Lakes Town Center	FL	Orlando	Fee	100.0%		Built 1999	99.2%	960,263	Ross Dress for Less, T.J. Maxx, Bed Bath & Beyond, Barnes & Noble, Best Buy, Jo-Ann Fabrics, Office Max, PetsMart, Target, Ashley Furniture Home Store, L.A. Fitness, Regal Cinema, Party City
West Ridge Plaza	KS	Topeka	Fee	100.0%		Built 1988	100.0%	254,480	T.J. Maxx, Toys 'R Us, Target, Dollar Tree
West Town Corners	FL	Altamonte Springs (Orlando)	Fee	88.1	%(3)	Built 1989	95.3%	385,366	Sports Authority, PetsMart, Winn-Dixie Marketplace, American Signature Furniture, Walmart, Lowe's Home Improvement
Westland Park Plaza	FL	Orange Park (Jacksonville)	Fee	88.1	%(3)	Built 1989	88.3%	163,259	Burlington Coat Factory, LA Fitness, USA Discounters, Guitar Center(8)

Property Name	State	City	Ownership Interest (expiration if Lease)(10)	WPG Interest(1)		Year Acquired or Built	OCC(2)	Total Center SF	Anchors
White Oaks Plaza	IL	Springfield	Fee	100.0%		Built 1986	97.2%	387,911	T.J. Maxx, Office Max, Kohl's, Toys 'R Us, Babies 'R Us, County Market, Petco, Ulta
Whitehall Mall	PA	Whitehall	Fee	50.0	%(6)	Acq 2003	94.2%	613,387	Sears, Kohl's, Bed Bath & Beyond, Gold's Gym, Buy Buy Baby, Raymour & Flanigan Furniture, Michaels
Wolf Ranch	TX	Georgetown (Austin)	Fee	100.0%		Built 2005	98.4%	627,780	Kohl's, Target, Michaels, Best Buy, Office Depot, PetsMart, T.J. Maxx, DSW, Ross Dress for Less, Gold's Gym, Spec's Wine & Spirit, Old Navy, Pier 1

Total WPG Portfolio Square Footage(5)								52,502,593

FOOTNOTES:

(1)
Denotes legal ownership.

(2)
Executed leases for all company-owned gross leasable area, which we refer to as GLA, in shopping centers, excluding majors and anchors.

(3)
WPG receives substantially all the economic benefit of the property due to a preference or advance.

(4)
Direct and indirect interests in some joint venture properties are subject to preferences on distributions and/or capital allocation in favor of other partners.

(5)
Includes office space of 243,379 square feet including the following centers with more than 20,000 square feet of office space: Clay Terrace—75,110 sq. ft.; Oak Court Mall—126,775 sq. ft.; River Oaks—41,494 sq. ft.

  Excludes Highland Lakes (488,000 square feet which was sold in July 2014).

(6)
Denotes unconsolidated joint venture property.

(7)
Indicates vacant anchor space(s).

(8)
Indicates anchor or major that is currently under development.

(9)
Indicates vacant or closed anchor owned by another company.

(10)
Date listed is the expiration date of the last renewal option available under the ground lease.

(11)
Tenant has multiple locations at this center.

(12)
Indicates anchor has announced its intent to close this location.

WPG
Summary of Mortgage and Other Indebtedness
As of June 30, 2014

(in thousands)

Property Name	Maturity Date	Interest Rate	Principal Balance	WPG's Share of Principal Balance	F = Fixed V = Var Floating S = Swapped H = Var Capped
WPG Secured Indebtedness
Anderson Mall	12/01/22	4.61%	$20,204	$20,204	F
Bloomingdale Court	11/01/15	8.15%	24,950	24,950	F
Brunswick Square	03/01/24	4.80%	76,731	76,731	F
Charlottesville Fashion Square	04/01/24	4.54%	49,875	49,875	F
Chesapeake Square	08/01/14	5.84%	64,684	64,684	F
Concord Mills Marketplace	11/01/23	4.82%	16,000	16,000	F
Cottonwood Mall	04/06/24	4.82%	104,752	104,752	F
DeKalb Plaza	01/01/15	5.28%	2,296	2,296	F
Forest Plaza	10/10/19	7.50%	17,554	17,554	F
Henderson Square	04/01/16	4.43%	13,128	13,128	F
Lake View Plaza	12/31/14	8.00%	15,402	15,402	F
Lakeline Plaza	10/10/19	7.50%	16,444	16,444	F
Lincolnwood Mall	04/01/21	4.26%	52,860	52,860	F
Mall of Georgia Crossing	10/06/22	4.28%	24,315	24,315	F
Mesa Mall	06/01/16	5.79%	87,250	87,250	F
Muncie Mall	04/01/21	4.19%	36,901	36,901	F
Muncie Towne Plaza	10/10/19	7.50%	6,836	6,836	F
North Ridge Shopping Center	12/01/22	3.41%	12,500	12,500	F
Oak Court Mall/Office	04/01/21	4.76%	39,904	39,904	F
Palms Crossing	08/01/21	5.49%	36,944	36,944	F
Port Charlotte Town Center	11/01/20	5.30%	46,034	46,034	F
Rushmore Mall	06/01/16	5.79%	94,000	94,000	F
Shops at Arbor Walk, The	08/01/21	5.49%	41,754	41,754	F
Southern Hills Mall	06/01/16	5.79%	101,500	101,500	F
Town Center at Aurora	04/01/21	4.19%	55,000	55,000	F
Towne West Square	06/01/21	5.61%	48,997	48,997	F
Valle Vista Mall	05/10/17	5.35%	40,000	40,000	F
West Ridge Mall	03/06/24	4.84%	43,051	43,051	F
West Ridge Plaza	03/06/24	4.84%	10,763	10,763	F
Westminster Mall	04/01/24	4.65%	84,793	84,793	F
White Oaks Plaza	10/10/19	7.50%	13,674	13,674	F
Clay Terrace	10/01/15	5.08%	115,000	115,000	F
Village Park Plaza	07/01/15	4.60%	29,850	29,850	F
Gaitway Plaza	07/01/15	4.60%	13,900	13,144	F
Plaza at Buckland Hills, The	07/01/15	4.60%	24,800	24,800	F
West Town Corners	07/01/15	4.60%	18,800	18,080	F
WPG Unsecured Indebtedness
WPG Credit Facility	05/30/19	1.20%	340,750	340,750	V
WPG Term Loan	05/30/19	1.30%	500,000	500,000	V

Total WPG Indebtedness	5.1 yrs.	3.80%	2,342,196	2,340,720

WPG Premium on Fixed-Rate Indebtedness			4,981	4,954	F
Premium on Variable-Rate Indebtedness			0	0	V

Total Consolidated Indebtedness	5.1 yrs.	3.80%	$2,347,177	$2,345,674

WPG JV Secured Indebtedness:
Clay Terrace	10/01/15	5.08%	$0	$0	F
Village Park Plaza	07/01/15	4.60%	0	0	F
Gaitway Plaza	07/01/15	4.60%	0	0	F
Plaza at Buckland Hills, The	07/01/15	4.60%	0	0	F
West Town Corners	07/01/15	4.60%	0	0	F
Whitehall Mall	11/01/18	7.00%	10,410	5,205	F
Seminole Towne Center	05/06/21	5.97%	57,751	6,444	F

			68,161	11,649

Total Joint Venture Indebtedness	6.5 yrs.	6.13%	$68,161	$11,649

Total Mortgage and Other Indebtedness	0.2 yrs.	0.17%	$2,415,338	$2,357,323

Unencumbered Properties
As of June 30, 2014

        The following listing represents unencumbered assets of WPG's shopping center portfolio.

		Legal Ownership
1.	Bowie Town Center	100.0%
2.	Boynton Beach Mall	100.0%
3.	Chautauqua Mall	100.0%
4.	Edison Mall	100.0%
5.	Forest Mall	100.0%
6.	Great Lakes Mall	100.0%
7.	Gulf View Square	100.0%
8.	Irving Mall	100.0%
9.	Jefferson Valley Mall	100.0%
10.	Knoxville Center	100.0%
11.	Lima Mall	100.0%
12.	Lindale Mall	100.0%
13.	Longview Mall	100.0%
14.	Maplewood Mall	100.0%
15.	Markland Mall	100.0%
16.	Melbourne Square	100.0%
17.	Northlake Mall	100.0%
18.	Northwoods Mall	100.0%
19.	Orange Park Mall	100.0%
20.	Paddock Mall	100.0%
21.	Richmond Town Square	100.0%
22.	River Oaks Center	100.0%
23.	Rolling Oaks Mall	100.0%
24.	Southern Park Mall	100.0%
25.	Sunland Park Mall	100.0%
26.	Virginia Center Commons	100.0%
27.	Arboretum	100.0%
28.	Bowie Town Center Strip	100.0%
29.	Charles Towne Square	100.0%
30.	Chesapeake Center	100.0%
31.	Countryside Plaza	100.0%
32.	Dare Centre	100.0%
33.	Empire East	100.0%
34.	Fairfax Court	100.0%
35.	Gateway Centers	100.0%
36.	Greenwood Plus	100.0%
37.	Highland Lakes	100.0%
38.	Keystone Shoppes	100.0%
39.	Lake Plaza	100.0%
40.	Lima Center	100.0%
41.	Lincoln Crossing	100.0%
42.	MacGregor Village	100.0%
43.	Markland Plaza	100.0%
44.	Martinsville Plaza	100.0%
45.	Matteson Plaza	100.0%

		Legal Ownership
46.	Northwood Plaza	100.0%
47.	Richardson Square	100.0%
48.	Rockaway Commons	100.0%
49.	Rockaway Town Plaza	100.0%
50.	Royal Eagle Plaza	100.0%
51.	Shops at North East Mall, The	100.0%
52.	St. Charles Towne Plaza	100.0%
53.	Tippecanoe Plaza	100.0%
54.	University Center	100.0%
55.	University Town Plaza	100.0%
56.	Washington Plaza	100.0%
57.	Waterford Lakes Town Center	100.0%
58.	Westland Park Plaza	88.2%
59.	Wolf Ranch	100.0%

Competition

        WPG's direct competitors include other publicly traded retail and mall development and operating companies, retail real estate companies, commercial property developers and other owners of retail real estate that engage in similar businesses. Within its property portfolio, WPG competes for retail tenants and the nature and extent of the competition it faces varies from property to property. With respect to specific alternative retail property types, WPG faces increased competition from both lifestyle malls and power centers, in addition to other shopping centers.

        WPG believes the principal factors that retailers consider in making their leasing decisions include:

  •
  consumer demographics;

  •
  quality, design and location of properties;

  •
  total number and geographic distribution of properties;

  •
  diversity of retailers and anchor tenants;

  •
  management and operational expertise; and

  •
  rental rates.

        In addition, because WPG's revenue potential is linked to the success of its retailers, it indirectly shares exposure to the same competitive factors that its retail tenants experience in their respective markets face when trying to attract individual shoppers. These dynamics include general competition from other malls, including outlet malls and other discount shopping malls, as well as competition with discount shopping clubs, catalog companies, Internet sales and telemarketing.

Seasonality

        The shopping center business is, to some extent, seasonal in nature with tenants typically achieving the highest levels of sales during the fourth quarter due to the holiday season, which generally results in higher percentage rent income in the fourth quarter. Additionally, shopping malls achieve a substantial portion of their specialty (temporary retailer) rents during the holiday season. Thus, occupancy levels and revenue production are generally the highest in the fourth quarter of each year. Results of operations realized in any one quarter may not be indicative of the results likely to be experienced over the course of the fiscal year.

 Employees

        As of June 30, 2014, WPG had approximately 80 employees.

Insurance

        In connection with WPG's separation from Simon in May 2014, Simon agreed to maintain insurance coverage for WPG's properties for a period of time that will continue at least through 2015. This will include coverage with third party carriers who provide a portion of the coverage for specific layers of potential losses including commercial general liability, fire, flood, extended coverage and rental loss insurance on all of WPG properties. The initial portion of coverage not provided by third party carriers is either insured through Simon's wholly owned captive insurance companies or other financial arrangements controlled by Simon. A third party carrier has, in turn, agreed to provide evidence of coverage for this layer of losses under the terms and conditions of the carrier's policy. A similar policy written through Simon's captive insurance entities also provides initial coverage for property insurance and certain windstorm risks at the properties located in coastal windstorm locations. Simon also currently maintains insurance coverage against acts of terrorism on all of WPG's properties in the United States on an "all risk" basis. The current federal laws which provide this coverage are expected to operate through 2015. There are some types of losses, including lease and other contract claims, which generally are not insured. In the opinion of WPG managements, the properties owned by WPG are adequately insured.

        At such time as WPG ceases to be covered under the Simon insurance arrangements, WPG will obtain comprehensive replacement insurance coverage for matters for which it believes coverage is warranted, in each case with limits of liability that WPG deems adequate. WPG will select policy specifications and insured limits which it believes to be appropriate given the relative risk of loss, the cost of the coverage and industry practice.

Legal Proceedings

        WPG is involved from time to time in various legal proceedings that arise in the ordinary course of its business, including, but not limited to, commercial disputes, environmental matters, and litigation in connection with transactions including acquisitions and divestitures. WPG believes that such litigation, claims and administrative proceedings will not have a material adverse impact on its financial position or its results of operations. WPG records a liability when a loss is considered probable and the amount can be reasonably estimated.

Dividend Policy

        To qualify as a REIT, WPG must distribute to its shareholders an amount at least equal to:

            (i)  90% of WPG's REIT taxable income, determined before the deduction for dividends paid and excluding any net capital gain (which does not necessarily equal net income as calculated in accordance with GAAP); plus

           (ii)  90% of the excess of WPG's net income from foreclosure property over the tax imposed on such income by the Code; less

          (iii)  Any excess non-cash income (as determined under the Code).

        WPG cannot assure you that the distribution policy will remain the same in the future, or that any estimated distributions will be made or sustained. Distributions made by WPG will be authorized and determined by the WPG Board, in its sole discretion, out of legally available funds, and will be dependent upon a number of factors, including restrictions under applicable law, actual and projected financial condition, liquidity, funds from operations and results of operations, the revenue actually received from properties, operating expenses, debt service requirements, capital expenditures, prohibitions and other limitations under financing arrangements, the annual REIT distribution requirements and such other factors as the WPG Board deems relevant.

        In the third quarter of 2014, WPG declared a distribution of $0.25 to shareholders of record.

Critical Accounting Policies

        The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. WPG bases its estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances. These judgments affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If WPG's judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied resulting in a different presentation of WPG's financial statements. From time to time, WPG reevaluates the estimates and assumptions. In the event estimates or assumptions prove to be different from actual results, adjustments are made in subsequent periods to reflect more current information. Below is a discussion of accounting policies that WPG considers critical in that they may require complex judgment in their application or require estimates about matters that are inherently uncertain. For a summary of WPG's significant accounting policies, please refer to Note 3 of the Notes to WPG's combined financial statements attached as Annex F to this proxy statement/prospectus and incorporated herein by reference.

  •
  WPG, as a lessor, retains substantially all of the risks and benefits of ownership of the investment properties and accounts for leases as operating leases. WPG accrues minimum rents on a straight-line basis over the terms of WPG's respective leases. Substantially all of WPG's retail tenants are also required to pay overage rents based on sales over a stated base amount during the lease year. WPG recognizes overage rents only when each tenant's sales exceed its sales threshold.

  •
  WPG reviews investment properties for impairment on a property-by-property basis whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable. These circumstances include, but are not limited to, a decline in a property's cash flows, occupancy or tenant sales. WPG measures any impairment of investment property when the estimated undiscounted operating income before depreciation and amortization plus its residual value is less than the carrying value of the property. To the extent impairment has occurred, WPG charges to income the excess of carrying value of the property over its estimated fair value. WPG may decide to sell properties that are held for use and the sale prices of these properties may differ from their carrying values. WPG also reviews its investments, including investments in unconsolidated entities, if events or circumstances change indicating that the carrying amount of its investments may not be recoverable. WPG will record an impairment charge if it is determined that a decline in the fair value of the investments below carrying value is other-than-temporary. Changes in economic and operating conditions that occur subsequent to WPG's review of recoverability of investment property and other investments could impact the assumptions used in that assessment and could result in future charges to earnings if assumptions regarding those investments differ from actual results.

  •
  WPG makes estimates as part of allocation of the purchase price of acquisitions to the various components of the acquisition based upon the fair value of each component. The most significant components of WPG's allocations are typically the allocation of fair value to the buildings as-if-vacant, land and market value of in-place leases. In the case of the fair value of buildings and the allocation of value to land and other intangibles, WPG estimates of the values of these components will affect the amount of depreciation we record over the estimated useful life of the property acquired or the remaining lease term. In the case of the market value of in-place leases, WPG makes the best estimates of the tenants' ability to pay rents based upon the tenants' operating performance at the property, including the competitive position of the property in its market as well as tenant sales, rents per square foot, and overall occupancy cost for the tenants in place at the acquisition date. WPG's assumptions affect the amount of future revenue that WPG will recognize over the remaining lease term for the acquired in-place leases.

  •
  A variety of costs are incurred in the development and leasing of properties. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete and capitalization must cease involves a degree of judgment. The costs of land and buildings under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. WPG considers a construction project as substantially completed and held available for occupancy and ceases capitalization of costs upon opening.

Other Policies

        The following is a discussion of WPG's Investment Policies and Financing Policies. One or more of these Policies may be amended or rescinded from time to time without a shareholder vote. Except to the extent otherwise set forth below, WPG does not have a policy with respect to any of the following types of activities: issuing senior securities; borrowing money; making loans to other persons; investing in the securities of other issuers for the purpose of exercising control; underwriting securities of other issuers; engaging in the purchase and sale (or turnover) of investments; offering securities in exchange for property; or repurchasing or otherwise reaquiring its shares or other securities. WPG does not currently intend to engage in making loans to other persons; investing in the securities of other issuers for the purpose of exercising control; underwriting securities of other issuers; offering securities in exchange for property; or repurchasing or otherwise reacquiring its shares or other securities. WPG does not have any policies other than the ones listed below.

        Because WPG's REIT qualification requires WPG to distribute at least 90% of its taxable income, WPG expects to access the capital markets to raise the funds necessary to finance operations, acquisitions, development and redevelopment opportunities, and to refinance maturing debt. If the WPG Board determines to seek additional capital, WPG may raise such capital by offering equity or debt securities, creating joint ventures with existing ownership interests in properties, entering into joint venture arrangements for new development projects, retaining cash flows or a combination of these methods. If the WPG Board determines to incur borrowings, they may be in the form of bank borrowings, publicly and privately placed debt instruments, or purchase money obligations to the sellers of properties. WPG is in the business of owning and operating shopping centers across the United States and may engage in the purchase, sale or turnover of these properties.

        Since WPG's separation from Simon, WPG has borrowed money and refinanced the borrowings and purchased and sold real property. It is WPG's policy to bring any strategic or material business decision, including but not limited to those related to acquisitions and dispositions of assets, investments in or disposition of interests in joint ventures, and entering into financing arrangements, to the WPG Board (or an appropriate committee of the WPG Board) before taking strategic or material actions. WPG intends to send its annual report on Form 10-K containing financial statements certified by its independent public accounting firm to its shareholders.

  Investment Policies

        WPG is in the business of owning and operating strip centers and malls across the United States and while it emphasizes these real estate investments, WPG may also invest in equity or debt securities of other entities engaged in real estate activities or securities of other issuers. However, any of these investments would be subject to the percentage ownership limitations and gross income tests necessary for REIT qualification. These REIT limitations mean that WPG cannot make an investment that would cause its real estate assets to be less than 75% of its total assets. WPG must also derive at least 75% of gross income directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," dividends from other REITs and, in certain circumstances, interest from certain types of temporary investments. In addition, WPG must also derive at least 95% of its gross income from such real property investments, and from dividends, interest and gains from the sale or dispositions of stock or securities or from other combinations of the foregoing.

        Subject to REIT limitations, WPG may invest in the securities of other issuers in connection with acquisitions of indirect interests in real estate. Such an investment would normally be in the form of general or limited partnership or membership interests in special purpose partnerships and limited liability companies that own one or more properties. WPG may, in the future, acquire all or substantially all of the securities or assets of other REITs, management companies or similar entities where such investments would be consistent with WPG's investment policies.

  Financing Policies

        Because WPG's REIT qualification requires WPG to distribute at least 90% of its taxable income, WPG expects to access the capital markets to raise the funds necessary to finance operations, acquisitions, development and redevelopment opportunities, and to refinance maturing debt. WPG expects that it will have to comply with customary covenants contained in any financing agreements that could limit its ratio of debt to total assets or market value.

        If the WPG Board determines to seek additional capital, WPG may raise such capital by offering equity or debt securities, creating joint ventures with existing ownership interests in properties, entering into joint venture arrangements for new development projects, retaining cash flows or a combination of these methods. If the WPG Board determines to raise equity capital, it may, without shareholder approval, issue additional WPG common shares or other capital stock. The WPG Board may issue a number of shares up to the amount of WPG's authorized capital in any manner and on such terms and for such consideration as it deems appropriate. Such securities may be senior to the outstanding classes of common stock. Such securities also may include additional classes of preferred shares, which may be convertible into WPG common shares. Existing WPG shareholders have no preemptive right to purchase shares in any subsequent offering of WPG's securities. Any such offering could dilute a shareholder's investment in WPG.

        WPG expects most future borrowings would be made through WPG LP or its subsidiaries. WPG might, however, incur borrowings that would be reloaned to WPG LP. Borrowings may be in the form of bank borrowings, publicly and privately placed debt instruments, or purchase money obligations to the sellers of properties. Any such indebtedness may be secured or unsecured. Any such indebtedness may also have full or limited recourse to the borrower or be cross-collateralized with other debt, or may be fully or partially guaranteed by WPG LP. Although WPG may borrow to fund the payment of dividends, WPG currently has no expectation that it will regularly do so.

        WPG may also finance acquisitions through the issuance of common shares or preferred shares, the issuance of additional units of partnership interest in WPG LP, the issuance of preferred units of WPG LP, the issuance of other securities including unsecured notes and mortgage debt, draws on WPG's credit facilities or sale or exchange of ownership interests in properties.

        WPG LP may also issue units to transferors of properties or other partnership interests which may permit the transferor to defer gain recognition for tax purposes.

        WPG does not have a policy limiting the number or amount of mortgages that may be placed on any particular property. Mortgage financing instruments, however, usually limit additional indebtedness on such properties. Additionally, unsecured credit facilities, unsecured note indentures and other contracts may limit WPG's ability to borrow and contain limits on the amount of secured indebtedness it may incur.

        Typically, WPG invests in or forms special purpose entities to assist in obtaining secured permanent financing at attractive terms. Permanent financing may be structured as a mortgage loan on a single property, or on a group of properties, and will generally require WPG to provide a mortgage lien on the property or properties in favor of an institutional third party, as a joint venture with a third party, or as a securitized financing. For securitized financings, WPG may create special purpose entities to own the properties. These special purpose entities, which are common in the real estate industry, are intended to be structured so that they would not be consolidated in a bankruptcy proceeding involving a parent company. WPG will decide upon the structure of the financing based upon the best terms then available to WPG and whether the proposed financing is consistent with WPG's other business objectives. For accounting purposes, WPG will include the outstanding securitized debt of special purpose entities owning consolidated properties as part of its consolidated indebtedness.

  Conflicts of Interest Policies

        WPG has policies designed to reduce or eliminate potential conflicts of interest. WPG has adopted governance principles governing its affairs and those of the WPG Board, as well as written charters for each of the standing committees of the WPG Board.

        WPG's Governance Principles provide that directors who hold a significant financial interest or a directorial, managerial, employment, consulting or other position with Simon, will not be required to recuse himself or herself from any WPG Board discussion of, and/or refrain from voting on, any matter that may involve or affect the relationship between WPG and Simon unless the lead independent director of WPG shall determine, on a case-by-case basis, that such recusal and/or refrainment will be appropriate. If the lead independent director owns such a financial interest or holds such a position in Simon, such determination shall be made by a majority of the directors who do not own a significant financial interest in, or hold a directorial, managerial, employment, consulting or other position, in Simon. In addition, WPG's Governance Principles provide that if any of its directors who is also a director, officer or employee of Simon acquires knowledge of a corporate opportunity or is otherwise offered a corporate opportunity (provided that this knowledge was not acquired solely in such person's capacity as a director of the company and such person acts in good faith), then to the fullest extent permitted by law, such person is deemed to have fully satisfied such person's fiduciary duties owed to WPG and is not liable to WPG if Simon, or their affiliates, pursues or acquires the corporate opportunity, or if such person did not present the corporate opportunity to WPG.

        In addition, WPG has adopted a Code of Business Conduct and Ethics, which applies to all of its officers, directors, and employees. At least a majority of the members of the WPG Board, Governance and Nominating Committee, Audit Committee and Compensation Committee must qualify as independent under the listing standards for NYSE companies. Any transaction between WPG and any officer, director or 5% shareholder must be approved pursuant to the related party transaction policy of WPG.

Glimcher Realty Trust

        Glimcher is a Maryland real estate investment trust and is a recognized leader in the ownership, management, acquisition and development of retail properties, including mixed-use, open-air and enclosed regional malls as well as outlet centers. As of October 24, 2014, Glimcher owns material interests in and manages 26 properties with total gross leasable area of approximately 18.4 million square feet. Glimcher's common shares are listed on the NYSE under the symbol "GRT."

        Glimcher was formed in Maryland in September 1993. Glimcher's principal executive offices are located at 180 East Broad Street, Columbus, Ohio 43215, and its telephone number at that address is (614) 621-9000. Additional information about Glimcher and its subsidiaries is incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information; Incorporation by Reference."

Glimcher Properties Limited Partnership

        Glimcher LP is a Delaware limited partnership through which Glimcher owns, either directly or indirectly through subsidiaries, most of its assets. As of October 24, 2014, Glimcher owns approximately 98.2% of limited partnership units of Glimcher LP. Glimcher LP's principal executive offices are located at 180 East Broad Street, Columbus, Ohio 43215, and its telephone number at that address is (614) 621-9000.

Recent Transactions by WPG

        In June 2014, WPG acquired its partner's 50% interest in Clay Terrace, a lifestyle center located in Carmel, Indiana for approximately $22.9 million plus the partner's share of debt of $57.5 million. Land available for development was included in the transaction.

        Also in June 2014, WPG acquired its partner's interest in a portfolio of seven open-air shopping centers for approximately $162 million plus the assumption of an additional $83.8 million in mortgage debt. Four of the centers are located in Florida, and one each in Indiana, Connecticut and Virginia. Also included in this transaction is land valued at approximately $4 million. Previously, WPG held between 32% to 42% legal ownership interests in the properties, but received substantially less economic benefit due to the partner's preferred capital allocation. After this transaction, WPG owns 100% of four of the properties and approximately 88.2% of the remaining three.

THE GLIMCHER SPECIAL MEETING

Date, Time and Place of the Glimcher Special Meeting

        A special meeting of the shareholders of Glimcher will be held on [DATE], commencing at [TIME], local time, at [LOCATION], unless postponed or adjourned to a later date or different place.

Purpose of the Glimcher Special Meeting

        At the Glimcher special meeting, the holders of Glimcher common shares as of the close of business on the record date will be asked to consider and vote on the following matters:

  1.
  a proposal to approve the merger and the other transactions contemplated by the merger agreement;

  2.
  a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to named executive officers of Glimcher in connection with the merger; and

  3.
  a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the merger and the other transactions contemplated by the merger agreement.

        Glimcher is not aware of any other business to be acted upon at the special meeting or any postponements or adjournments thereof. If, however, other matters are properly brought before the special meeting or any postponements or adjournments thereof, the persons named as proxies will vote on those matters in their discretion.

Recommendations of the Glimcher Board

        The Glimcher Board unanimously approved the merger agreement, declared advisable the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that Glimcher shareholders vote "FOR" the proposal to approve the merger and the other transactions contemplated by the merger agreement, "FOR" the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to named executive officers of Glimcher in connection with the merger and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement. See "The Merger—Recommendation of the Glimcher Board and Its Reasons for the Merger."

YOUR VOTE IS IMPORTANT

        Whether or not you plan to attend the special meeting in person, please authorize a proxy to vote your shares as promptly as possible by completing, signing, dating and mailing your proxy card in the pre-addressed postage-paid envelope provided or calling the toll-free telephone number listed on your proxy card or accessing the Internet website described in the instructions on the enclosed proxy card. Authorizing a proxy will assure that your shares are represented and voted at the special meeting if you do not attend in person. If your shares of beneficial interest Glimcher are held in "street name" by your broker or other nominee, please follow the directions provided by your broker or other nominee regarding how to instruct the record holder to vote your shares. You may revoke your proxy at any time before it is exercised at the special meeting.

Record Date; Who Can Vote at the Glimcher Special Meeting

        The Glimcher Board has fixed the close of business on [DATE] as the record date for determining the Glimcher shareholders entitled to receive notice of, and to vote at, the Glimcher special meeting and any postponements or adjournments thereof. Only holders of record of Glimcher common shares at the close of business on the record date are entitled to vote at the Glimcher special meeting. On the record date, there were [    •    ] Glimcher common shares outstanding and entitled to be voted at the Glimcher special meeting, held by approximately [    •    ] holders of record. As of the record date, trustees and executives officers of Glimcher and their affiliates and associates owned and were entitled to vote [    •    ] Glimcher common shares, representing approximately [    •    ]% of the outstanding Glimcher common shares.

        Each Glimcher common share is entitled to one vote on each proposal properly presented at the Glimcher special meeting. Holders of Glimcher preferred shares are not entitled to vote at the Glimcher special meeting.

Quorum

        The Glimcher Bylaws provide that the presence in person or by proxy of shareholders entitled to cast a majority of all of the votes entitled to be cast at such meeting on any matter constitutes a quorum at the Glimcher special meeting. If a quorum is not established at the meeting, the chairman of the meeting may adjourn the meeting to a date not more than 120 days after the original record date for the meeting without notice other than announcement at the meeting.

Vote Required for Approval

        Approval of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of at least two-thirds of the outstanding Glimcher common shares entitled to vote on the proposal. Approval of this proposal is a condition to completion of the merger.

        Approval of the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to named executive officers of Glimcher in connection with the merger requires the affirmative vote of a majority of the votes cast on such proposal. Approval of this proposal is a not a condition to completion of the merger.

        Approval of the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the Glimcher special meeting to approve the merger and the other transactions contemplated by the merger agreement, requires the affirmative vote of a majority of the votes cast on such proposal. Approval of this proposal is a not a condition to completion of the merger.

Abstentions and Broker Non-Votes

        Abstentions will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum. Abstentions will have the same effect as votes cast "AGAINST" the proposal to approve the merger and the other transactions contemplated by the merger agreement, but will have no effect on the other proposals. There can be no broker non-votes at the special meeting, so failure to provide instructions to your broker or other nominee on how to vote will result in your shares not being counted as present at the meeting. A broker non-vote occurs when shares held by a broker or other nominee are represented at the meeting, but the broker or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals. The only proposals to be voted on at the Glimcher special meeting are "non-routine" under NYSE Rule 452. Nominees may exercise discretion in voting on routine matters, but may not exercise discretion and therefore will not vote on non-routine matters if instructions are not given. The approval of the merger and the other transactions contemplated by the merger agreement, the approval of the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to named executive officers of Glimcher in connection with the merger and the approval of the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the merger and the other transactions contemplated by the merger agreement, are regarded as non-routine matters and your broker or other nominee may not vote on these matters without instructions from you.

Manner of Authorizing Proxy

        If you hold Glimcher common shares as the registered holder, you may vote in person at the Glimcher special meeting or you may authorize a proxy in the following ways:

  •
  Internet.  You may authorize a proxy over the Internet by going to the website listed on your proxy card and following the instructions.

  •
  Telephone.  You may authorize a proxy using the toll-free number listed on your proxy card.

  •
  Mail.  You may authorize a proxy by completing, signing, dating and returning your proxy card in the pre-addressed postage-paid envelope provided.

        The Internet and telephone proxy authorization procedures are designed to authenticate shareholders and to allow them to confirm that their instructions have been properly recorded. If you authorize a proxy over the Internet or by telephone, then you need not return a written proxy card by mail. The Internet and telephone facilities available to record holders will close at 11:59 p.m., Eastern time, on [DATE].

        The method by which you authorize a proxy will in no way limit your right to vote at the Glimcher special meeting if you later decide to attend the meeting and vote in person.

        All proxies authorized via the Internet or by telephone at or prior to 11:59 p.m., Eastern time, on [DATE] or by mail and received at or prior to the Glimcher special meeting, and in each case, not revoked, will be voted at the special meeting as instructed on such proxies. If holders of record of Glimcher common shares do not indicate how their Glimcher common shares should be voted on a proposal, the Glimcher common shares represented by their properly executed proxy will be voted in accordance with the recommendation of the Glimcher Board. The Glimcher Board recommends that you vote "FOR" the proposal to approve the merger and the other transactions contemplated by the merger agreement, "FOR" the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to named executive officers of Glimcher in connection with the merger and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the merger and the other transactions contemplated by the merger agreement.

 Shares Held in "Street Name"

        If you hold Glimcher common shares through a broker or other nominee and wish to vote such shares, you must follow the voting instructions provided to you by your broker or other nominee. Your broker or other nominee will not vote your shares and your shares will not be present at the Glimcher special meeting for purposes of establishing a quorum unless you provide instructions on how to vote.

        If you hold your Glimcher common shares through a broker or other nominee and wish to vote in person at the Glimcher special meeting, you must obtain a "legal proxy," executed in your favor, from the broker or other nominee (which may take several days).

DRIP

        If you participate in the DRIP and hold Glimcher common shares directly in your name, then you will receive a proxy card for the common shares held directly in your name and for the Glimcher common shares that you have acquired and hold through the DRIP. If you participate in the DRIP and own your Glimcher common shares in street name through a brokerage account then you will receive a voter instruction form or proxy card covering the Glimcher common shares held in the DRIP from your broker or other nominee. Glimcher common shares credited to your account in the DRIP will be voted by Computershare Trust Company, N.A., the DRIP administrator, in accordance with your voting instructions.

Revocation of Proxies or Voting Instructions

        If you hold Glimcher common shares as the registered holder, you may change your vote or revoke your proxy at any time before it is exercised at the Glimcher special meeting by:

  •
  submitting notice in writing to Glimcher's Secretary at Glimcher Realty Trust, 180 East Broad Street, Columbus, Ohio 43215, that you are revoking your proxy;

  •
  executing and delivering a later-dated proxy card or authorizing a later-dated proxy by telephone or on the Internet; or

  •
  attending the Glimcher special meeting in person and voting the shares, although attendance at the special meeting will not, by itself, revoke a proxy, unless you specifically request such a revocation.

        If you hold Glimcher common shares through a broker or other nominee, you may revoke your voting instructions by following the instructions provided by your broker or other nominee.

Tabulation of the Votes

        Glimcher will appoint an inspector of election for the Glimcher special meeting to determine the presence of a quorum and to tabulate the votes.

Solicitation of Proxies

        The solicitation of proxies from holders of Glimcher common shares is made on behalf of the Glimcher Board. Glimcher will pay the costs of soliciting proxies, other than certain costs related to the production and distribution of this proxy statement/prospectus. Trustees, officers and employees of Glimcher may solicit proxies on behalf of Glimcher in person or by telephone, mail, electronic communications, facsimile or other means, for which they will not receive any additional compensation. Glimcher has engaged Georgeson to assist it in the solicitation of proxies. Glimcher has agreed to pay Georgeson an initial fee of $8,500, and will reimburse it for its reasonable expenses, for its services to solicit proxies.

        Glimcher will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Glimcher common shares.

        Glimcher and WPG have agreed in the merger agreement to share equally all expenses related to the printing, filing and distribution of this proxy statement/prospectus (other than attorneys' and accountants' fees).

Householding

        Some banks, brokers, trustees and other nominee record holders may be participating in the practice of "householding" the notice or the proxy statement/prospectus, as the case may be. This means that only one copy each of the notice, or the proxy statement/prospectus, as the case may be, may have been sent to multiple shareholders in your household. Glimcher will promptly deliver a separate copy of these documents to you if you call or write to Glimcher Realty Trust, 180 East Broad

Street, Columbus, Ohio 43215, Attention: Investor Relations, Telephone: 614-621-9000. If you prefer to receive separate copies of such documents in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee, or you may contact Glimcher at the above address or phone number.

Assistance

        You may also request information from Georgeson, Glimcher's proxy solicitor, at the following address and telephone numbers:

Georgeson Inc.
480 Washington Blvd., 26th Floor
Jersey City, NJ 07310
All Shareholders Call Toll-Free: 888-666-2580

 PROPOSALS SUBMITTED TO HOLDERS OF GLIMCHER COMMON SHARES

Proposal to Approve the Merger

(Proposal 1 on the Glimcher Proxy Card)

        Holders of Glimcher common shares are being asked to approve the merger and the other transactions contemplated by the merger agreement. For detailed information regarding this proposal, see the information about the merger agreement and the merger throughout this proxy statement/prospectus, including the information set forth in the sections entitled "The Merger" and "The Merger Agreement." A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus.

        Pursuant to the merger agreement, approval of this proposal is a condition to the consummation of the merger. In the event this proposal is not approved, the merger cannot be consummated.

        Approval of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of at least two-thirds of the outstanding Glimcher common shares entitled to vote on the proposal.

Recommendation of the Glimcher Board

        The Glimcher Board unanimously recommends that holders of Glimcher common shares vote "FOR" the proposal to approve the merger and the other transactions contemplated by the merger agreement.

 Merger-Related Compensation Proposal

(Proposal 2 on the Glimcher Proxy Card)

        The Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require Glimcher to provide its shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to named executive officers of Glimcher that is based on or otherwise relates to the merger. Information intended to comply with Item 402(t) of Regulation S-K concerning this compensation, subject to certain assumptions described therein, is presented under the heading "The Merger—Interests of Glimcher's Trustees and Executive Officers in the Merger—Quantification of Payments and Benefits."

        Accordingly, holders of Glimcher common shares are being asked to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to named executive officers of Glimcher that is based on or otherwise relates to the merger.

        Approval of this proposal is a not a condition to completion of the merger, and any compensation subject to this vote would still be payable regardless of the outcome of this advisory vote, subject only to the conditions applicable thereto.

        Approval of the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to named executive officers of Glimcher that is based on or otherwise relates to the merger requires the affirmative vote of a majority of the votes cast on the proposal.

Recommendation of the Glimcher Board

        The Glimcher Board unanimously recommends that the holders of Glimcher common shares vote "FOR" the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to named executive officers of Glimcher that is based on or otherwise relates to the merger.

 Adjournment Proposal

(Proposal 3 on the Glimcher Proxy Card)

        Holders of Glimcher common shares are being asked to approve a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement.

        Approval of the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal. Approval of this proposal is not a condition to completion of the merger.

Recommendation of the Glimcher Board

        The Glimcher Board unanimously recommends that the holders of Glimcher common shares vote "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement.

 THE MERGER

        The following is a description of the material aspects of the merger and other transactions contemplated by the merger agreement. While WPG and Glimcher believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. WPG and Glimcher encourage you to carefully read this entire proxy statement/prospectus, including the merger agreement attached to this proxy statement/prospectus as Annex A and incorporated herein by reference, for a more complete understanding of the merger.

 The Merger

        WPG will acquire Glimcher pursuant to the terms and subject to the conditions of the merger agreement. In the merger, Glimcher will merge with and into Merger Sub I, with Merger Sub I surviving the merger as a direct wholly owned subsidiary of WPG LP. As a result of the merger, Merger Sub I, as the surviving entity, will possess all the properties, rights, privileges, powers and franchises of Glimcher and Merger Sub I, and all of the claims, obligations, liabilities, debts and duties of Glimcher and Merger Sub I, and will be wholly owned by WPG LP.

        Following the merger, in the partnership merger, Merger Sub II will merge with and into Glimcher LP, with Glimcher LP surviving the partnership merger as a direct wholly owned subsidiary of Merger Sub I. As a result of the partnership merger, Glimcher LP, as the surviving entity, will possess all the properties, rights, privileges, powers and franchises of Glimcher LP and Merger Sub II, and all of the claims, obligations, liabilities, debts and duties of Glimcher LP and Merger Sub II, and will be wholly owned by WPG LP.

        A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. WPG and Glimcher encourage you to carefully read the merger agreement in its entirety because it is the principal document governing the merger.

Background to the Merger

        The Glimcher Board and management have regularly reviewed and evaluated potential strategic alternatives relating to Glimcher, including possible acquisitions, divestitures and business combinations, with the goal of maximizing shareholder value. The difficult market conditions of 2008 and 2009 contributed to a sharp reduction in Glimcher's share price to a low of $0.93 in November 2008 and resulted in Glimcher having a ratio of total debt to total market capitalization of 84.2% at the end of 2009. Over the last several years, the Glimcher Board and management focused their efforts on deleveraging the company and strengthening its balance sheet due to the challenges posed by these market conditions.

        Between 2009 and 2013, Glimcher undertook a number of efforts to raise capital while also seeking to upgrade the quality of its mall portfolio. During this period, Glimcher raised close to $1 billion from the issuance of common and preferred shares and refinanced its indebtedness at more favorable rates. In order to change the mix of the company's portfolio to focus on assets with a higher operating income growth profile, Glimcher also acquired higher tier malls, sold lower tier malls, redeveloped existing properties and engaged in development projects. By the end of 2013, Glimcher had reduced its ratio of total debt to total market capitalization to 52.8% and had shifted the composition of its portfolio to higher-tier malls.

        Although Glimcher's financial position had improved significantly since 2009 and it had upgraded its asset mix, the Glimcher Board recognized that Glimcher continued to face challenges. It remained more highly leveraged than larger public mall companies, constraining its ability to continue to pursue its strategy of acquiring higher tier malls and renovating existing malls. In addition, Glimcher's small scale relative to other public mall companies caused its cost of capital to be higher than that of larger public mall companies. Compared to larger public mall companies, Glimcher also had a small public float and its common shares traded at a larger discount to its net asset value, or NAV, which impeded its ability to raise new equity capital. At the end of 2013, Glimcher's common shares traded at a discount of more than 30% to its NAV.

        To address some of its challenges, Glimcher continued to seek to sell lower tier assets, in order to both further strengthen its balance sheet and further improve the overall quality of its mall portfolio. At a meeting of the Glimcher Board on March 12, 2014, the Glimcher Board, along with members of Glimcher's management, discussed this strategy. Mr. Michael Glimcher, chairman and chief executive officer of Glimcher, whom we refer to as Mr. Glimcher, noted that, as had been discussed with the Glimcher Board previously, Glimcher had been working with Eastdil Secured LLC, a real estate brokerage firm, which we refer to as Eastdil Secured, to identify assets within the lower tier of its portfolio to market for sale and to establish an acceptable price range for those properties. Mr. Glimcher explained that Eastdil Secured had started contacting potential buyers during the fourth quarter of 2013, focusing on five assets, and that the informal process had had very limited success. As a result of the limited level of interest generated by the informal process, management believed, based on the advice of Eastdil Secured, that Glimcher should engage in a formal marketing process covering thirteen lower tier malls, which properties we refer to as the Mosaic Properties. Potential buyers would be given the opportunity to acquire various combinations of assets and Glimcher's objective would be to sell a subset of the assets, with the specific assets to be sold to be determined based on the offers received. The Glimcher Board expressed its support for pursuing a formal process to market the Mosaic Properties and discussed the possible uses of proceeds from these sales.

        On April 23, 2014, as part of the press release announcing its earnings for the quarter ended March 31, 2014, Glimcher announced that it had targeted to raise approximately $200 million to $300 million of capital through the sale of three or four malls. To accomplish this, Glimcher planned to market 13 of its malls (i.e., the Mosaic Properties) with the objective of selling only a subset of the thirteen properties. Glimcher stated that the proceeds would be used primarily to reduce overall corporate debt levels and to provide Glimcher with additional funds for its redevelopment pipeline, and that proceeds could also be used to redeem preferred shares. In addition to this sales effort, Glimcher also announced that it, together with its joint venture partner, had decided to market Puente Hills Mall located in the City of Industry, California, which we refer to as Puente Hills Mall, and that Glimcher had entered into an agreement with the trustee for the mortgage loan encumbering Eastland Mall in Columbus, Ohio, which we refer to as Eastland Mall, and had commenced marketing the property for sale. The agreement provided that the trustee would acquire title to Eastland Mall in release of the $40 million mortgage lien on the property in the event the property was not sold by July 2014.

        From time to time, Mr. Glimcher met with senior executives of other mall companies to discuss industry developments and possible opportunities for transactions with such companies. On March 25, 2014, Mr. Glimcher met for lunch with the executive chairman of a public real estate company, which we refer to as Company A. At the lunch, the possibility of a merger of equals transaction was discussed, but the conversation was high level and no specific terms were discussed.

        On May 7, 2014, the Glimcher Board met, with members of Glimcher's management participating in the meeting. Mr. Glimcher reported to the Glimcher Board about his meeting with the executive chairman of Company A. Mr. Glimcher provided background regarding Company A, noting it had an investment grade rating, a strong debt-to-total-market capitalization ratio and a portfolio comprised of malls and other assets. It was discussed that a merger of equals between the companies could address some of the challenges facing Glimcher as the combined company would have larger scale and a stronger balance sheet than Glimcher alone, as well as a unique mix of assets. Mr. Glimcher noted there had been no discussion of valuation and that the executive chairman of Company A had expressed concern about Glimcher's lower tier assets. After discussion, the Glimcher Board expressed the view that Mr. Glimcher should explore Company A's interest in pursuing a transaction.

Mr. Glimcher also described the recent steps taken to sell Eastland Mall and Puente Hills Mall and discussed the sales process involving the Mosaic Properties, with marketing expected to occur throughout the summer of 2014 and closings for selected properties targeted for the end of the year. He noted that Glimcher had announced that it was targeting the sale of a few of the Mosaic Properties, but that if meaningful opportunities to sell additional properties materialized, Glimcher would evaluate and consider such proposals.

        Following preliminary discussions between Glimcher and Company A regarding a possible merger-of-equals transaction, on June 13, 2014, Glimcher and Company A signed a mutual confidentiality agreement with a standstill period of one year.

        On June 2, 2014, Mr. Mark Ordan, the president and chief executive officer of WPG and a member of the WPG Board, whom we refer to as Mr. Ordan, had a discussion with Mr. David Simon, a member of the WPG Board and the chief executive officer and chairman of the board of directors of Simon, whom we refer to as Mr. Simon, and Mr. Richard Sokolov, the chairman of the WPG Board and a member of the board of directors and president and chief operating officer of Simon, whom we refer to as Mr. Sokolov. During the discussion, Mr. Ordan mentioned that he had been thinking about potential acquisition partners and was interested in exploring a possible strategic transaction involving Glimcher. He explained the numerous strategic benefits that would result from combining the WPG and Glimcher portfolios, including enhanced investment and redevelopment opportunities, a broadened tenant mix and increased geographic and asset class diversity. Messrs. Ordan, Simon and Sokolov agreed that such a transaction with Glimcher was worth exploring. Mr. Ordan noted, however, that WPG would not likely want to acquire Glimcher's Jersey Gardens mall in Elizabeth, New Jersey, which we refer to as the Jersey Gardens property, and potentially one or more other properties of Glimcher, because financing such an acquisition could potentially affect the combined company's investment grade rating after the transaction. Mr. Simon noted that Simon LP would potentially be interested in acquiring the Jersey Gardens property and one or more other properties in connection with such a transaction. Messrs. Ordan, Simon and Sokolov noted that the acquisition of Glimcher could either be structured as an acquisition of Glimcher by WPG, with a concurrent sale of certain assets from Glimcher to Simon, or an acquisition of Glimcher by Simon, with a concurrent sale of certain assets from Glimcher to WPG. They did not conclude on the type of acquisition structure to be proposed to Glimcher, but discussed that, since Mr. Ordan had never met Mr. Glimcher before, it might be best for Mr. Simon to approach Mr. Glimcher with the idea.

        On June 17, 2014, at Mr. Simon's request, Mr. Glimcher met for lunch with Mr. Simon. At the meeting, Mr. Simon expressed an interest in exploring a strategic transaction involving Glimcher. He suggested a transaction could be structured as an acquisition of Glimcher by Simon for cash, with WPG acquiring some of Glimcher's assets, or alternatively as an acquisition of Glimcher by WPG for cash, with Simon acquiring some of Glimcher's assets. Mr. Simon noted that Simon had completed its spinoff of WPG a few weeks earlier on May 28, 2014, and that WPG now held Simon's former interests in 44 smaller enclosed malls and 54 strip centers. A transaction with WPG could also result in Glimcher's platform operating the combined company's portfolio. He believed Glimcher's share price did not reflect Glimcher's intrinsic value and that Simon and WPG could allocate Glimcher's assets between them in a transaction that would be attractive to Glimcher's shareholders. Mr. Glimcher informed Mr. Simon that the company was not pursuing a sale, Mr. Simon nevertheless requested that Mr. Glimcher consider the possibility of a transaction and let Mr. Simon know if Glimcher was interested in considering the possibility of a transaction.

        On July 11, 2014, Mr. Glimcher and Mr. Simon had a call, during which Mr. Simon expressed continued interest in exploring a strategic transaction and requested the opportunity to discuss a potential transaction with Glimcher's financial advisor. Mr. Glimcher reiterated that while Glimcher was not pursuing a sale, he would consider Mr. Simon's request to meet with Glimcher's financial advisor.

        On July 14 and July 15, 2014, Mr. Glimcher and a representative of GreenOak Real Estate US, LLC, which we refer to as GreenOak, had separate calls with Mr. Howard Gross, lead independent trustee on the Glimcher Board, whom we refer to as Mr. Gross, and described Mr. Glimcher's meeting with Mr. Simon and the subsequent call between Mr. Glimcher and Mr. Simon. GreenOak is a real estate advisory firm that regularly serves as Glimcher's financial advisor. Mr. Gross authorized Mr. Glimcher and the representative of GreenOak to explore Mr. Simon's interest in pursuing a transaction.

        On Glimcher's earnings call for the second quarter of 2014 held on July 18, 2014, Mr. Glimcher provided an update on Glimcher's disposition efforts. He noted that an auction for Eastland Mall was completed in June, but the trustee for the mortgage lien on the property had not accepted the highest bid of $18 million. Pursuant to the agreement with the trustee, Glimcher would transfer the property to the trustee by the end of the month and be released from the $40 million mortgage loan. Mr. Glimcher stated that several credible offers had been received for Puente Hills Mall and Glimcher was in the final stages of selecting a buyer. With respect to the broader initiative commenced at the beginning of the second quarter to sell some of the Mosaic Properties, Mr. Glimcher stated there had been several rounds of bids and that the company continued to expect to raise approximately $200 million to $300 million from the sale of some of the Mosaic Properties. He explained that the capital raised from these dispositions would primarily be used to reduce overall debt levels, moving the company closer to its longer term balance sheet targets for debt-to-EBITDA coverage and the ratio of debt to total asset value, and to ensure the company had ample liquidity to fund its current development pipeline.

        On July 21, 2014, a representative of GreenOak met for lunch with Mr. Simon and Mr. Sokolov. During that meeting and during subsequent calls between Mr. Simon and the GreenOak representative over the course of the following few weeks, Mr. Simon continued to express interest in a transaction with Glimcher and asked that Glimcher indicate whether it would be interested in pursuing a transaction. On July 22, 2014, the GreenOak representative updated Mr. Gross regarding his July 21 meeting with Messrs. Simon and Sokolov.

        On July 28, 2014, Messrs. Ordan and Simon had a discussion whereby they agreed that they would continue to pursue discussions regarding a possible transaction involving Glimcher, with a transaction structured as an acquisition of Glimcher by WPG, with Simon acquiring some of Glimcher's assets including the Jersey Gardens property.

        On a call on July 29, 2014, Mr. Simon suggested to the GreenOak representative that Mr. Ordan meet with Mr. Glimcher to get acquainted and to discuss the strategic benefits of a potential transaction. During these discussions, the GreenOak representative stated that Glimcher was not pursuing a sale of the company and was focused on executing its business plan, namely completing its asset sales and strengthening its balance sheet. He noted, however, that if there were an offer to acquire the company at a substantial premium, he would expect the Glimcher Board to consider it.

        On August 7, 2014, the Glimcher Board met, along with members of Glimcher's management and representatives of GreenOak and Squire Patton Boggs LLP, regular outside counsel for Glimcher, which we refer to as Squire. Mr. Glimcher described his meeting with Mr. Simon on June 17 and his phone conversation with Mr. Simon on July 11, noting he and a representative of GreenOak had described these discussions to Mr. Gross on July 14 and 15. The representative of GreenOak described his meeting with Messrs. Simon and Sokolov on July 21 and his subsequent phone conversations with Mr. Simon, noting he had previously briefed Mr. Gross and that Mr. Simon had proposed that Mr. Glimcher meet with Mr. Ordan. Following discussion, the Glimcher Board decided Mr. Glimcher should accept Mr. Simon's suggestion to meet with Mr. Ordan in order to better understand WPG's interest in Glimcher. The representative of GreenOak also described the real estate capital market environment, the mall sector and Glimcher's position in that sector. He noted that the stock market was at an all-time high, that the mall sector had outperformed the S&P 500 and the REIT index since the Lehman bankruptcy in September 2008 and that Glimcher had outperformed the S&P 500, the REIT index and its former peers of low quality mall REITs, and that interest rates were near historic lows. Although Glimcher's common shares had performed well, it was noted that Glimcher continued to face challenges relative to other public mall companies as demonstrated by the fact that its common shares traded at a greater than 20% discount to NAV, as compared to other public mall companies which traded at an average NAV discount of approximately 10%. The representative of GreenOak discussed with the Glimcher Board the risks affecting the industry and specific challenges for Glimcher, including its small scale relative to other public mall companies, which caused Glimcher's cost of capital to be higher than that of larger public mall companies; its high leverage ratios relative to its peers and the resulting constraints on its ability to renovate existing malls and acquire high quality assets; difficulties selling its lower tier assets to reduce debt; and its small public float and relatively high NAV discount, which impeded its ability to raise new equity capital. The GreenOak representative also provided an overview of Simon and WPG and their respective businesses, and Mr. Mark Yale, executive vice president, chief financial officer and treasurer of Glimcher, summarized Glimcher's NAV. Following discussion, Mr. Glimcher reported on the sale process for the Mosaic Properties, noting that Glimcher was negotiating a purchase and sale agreement for the sale of two of the thirteen Mosaic Properties, that it had received a bid on a portfolio of six of the Mosaic Properties but the proposed purchase price was below expectations for these properties, and that it had not received any credible proposals for the five other Mosaic Properties. Mr. Glimcher also provided an update on the negotiations for the sale of Puente Hills Mall, noting an attractive bid had been made. After discussion, the Glimcher Board authorized management to proceed with the proposed sale of the Puente Hills Mall. Mr. Glimcher also provided an update on the discussions on the potential merger-of-equals transaction with Company A. Although a merger with Company A could address Glimcher's desire for increased scale and a stronger balance sheet, he noted that the discussions were continuing at a slow pace. Although a confidentiality agreement had been signed in June, there was limited information exchanged between the parties. Company A had indicated it was not interested in Glimcher's Mosaic Properties and, accordingly, the successful disposition of the Mosaic Properties appeared to be a requirement for Company A to pursue a transaction with Glimcher. There were no further substantive discussions with Company A. At the meeting, a representative of Squire and Mr. George Schmidt, executive vice president, general counsel and secretary of Glimcher, also discussed the duties of the trustees under Maryland law in the context of a strategic transaction and Glimcher's governance provisions.

        On August 11, 2014, Mr. Glimcher met with Mr. Ordan. Mr. Ordan stated that he and other members of WPG's management had evaluated many acquisition possibilities for WPG since its spinoff from Simon in May and that he had determined that Glimcher was the best strategic fit for WPG. He explained the numerous strategic benefits that would result from combining the WPG and Glimcher portfolios, including increased market capitalization and scale, improved access to the capital markets, a stronger combined balance sheet, enhanced investment and redevelopment opportunities, a broadened tenant mix and increased geographic and asset class diversity. Mr. Ordan also noted that it was possible that a business combination between the parties could result in Glimcher's platform being able to serve the combined company. He expressed his understanding of Glimcher's historic roots in Columbus, Ohio, and that he expected the headquarters and operations of a combined company would be based in Columbus, with a significant portion of the management team and substantially all of the employees coming from Glimcher. He also noted that a transaction would be for all cash at a significant premium to Glimcher's trading price and that Simon would likely acquire a few assets, including the Jersey Gardens property, as part of the transaction, which would provide some of the financing for WPG's acquisition of Glimcher. Mr. Glimcher indicated that Glimcher was not pursuing a sale of the company and was primarily focused on its asset dispositions. He noted, however, if WPG were prepared to make an offer at a substantial premium, he would bring it to the Glimcher Board for its consideration. On August 11, 2014, Glimcher common shares closed at $10.88 per share.

        On August 18, 2014, at the request of Mr. Simon, Mr. Glimcher met Mr. Simon for dinner. They discussed the meeting between Mr. Glimcher and Mr. Ordan the prior week, and Mr. Simon reiterated WPG's interest in a transaction. He noted Simon's particular interest in the Jersey Gardens property, and that Simon would consider acquiring that property and potentially others in connection with a transaction between Glimcher and WPG. Mr. Simon added that Simon's willingness to participate in the transaction and acquire properties for cash would enable the combined company to have an investment grade rating after the transaction.

        On August 25, 2014, the Glimcher Board met primarily to consider executive compensation matters. Members of Glimcher's management and representatives of Meridian Compensation Partners, LLC, the compensation consultant for the Executive Compensation Committee of the Glimcher Board, which we refer to as Meridian, GreenOak and Squire also participated in the meeting. It was noted that Meridian last performed a compensation study for the Executive Compensation Committee in June 2010 and the Executive Compensation Committee engaged them to perform another study and to review the total compensation of Mr. Glimcher. A member of the Executive Compensation Committee indicated that the committee had recommended granting Mr. Glimcher 314,748 restricted common shares and increasing his target bonus under Glimcher's bonus plan from 100% to 125% of his base salary. Mr. Glimcher, the other members of management and the representative of GreenOak left the meeting and the other members of the Glimcher Board discussed the committee's recommendations with the representative of Meridian. After discussion, the Glimcher Board approved the recommendations and then Mr. Glimcher, the other members of management and the representative of GreenOak rejoined the meeting. Mr. Glimcher reported on his meetings with Messrs. Ordan and Simon since the meeting of the Glimcher Board on August 7. Mr. Glimcher also provided an update regarding the sale of Puente Hills Mall, as well as the proposed sale of two of the Mosaic Properties.

        Later on August 25, Mr. Glimcher and a representative of GreenOak met Messrs. Ordan and Simon for lunch. Mr. Ordan reiterated the strategic benefits that would result from combining WPG and Glimcher, including increased market capitalization and scale, improved access to the capital markets, a stronger combined balance sheet, enhanced investment and redevelopment opportunities, a broadened tenant mix and increased geographic and asset class diversity. Mr. Ordan also noted that Glimcher's platform could serve the combined company and that the headquarters and operations of the combined company would be based in Columbus, which would be good for the other constituencies of Glimcher. Mr. Ordan proposed that he would be executive chairman and that Mr. Glimcher would be chief executive officer of the combined company, and that two members of the Glimcher Board, Mr. Glimcher and an independent member, would join a post-closing board of nine members. The parties confirmed that Mr. Glimcher would meet with Mr. Ordan the following day to discuss valuation along with each company's financial advisor.

        On August 26, 2014, Mr. Glimcher and representatives of GreenOak met with Mr. Ordan and representatives of Citigroup Global Markets Inc., WPG's financial advisor, which we refer to as Citi, to discuss a potential transaction. Mr. Ordan proposed that WPG would acquire Glimcher for $13.75 per share, with approximately two-thirds of the consideration payable in cash and the remainder in WPG common shares. Taking into account the assets that Simon might acquire, Mr. Ordan indicated it was necessary to include some WPG common shares as part of the consideration in order to maintain the investment grade rating on WPG's debt rather than proceed with an all-cash transaction as he had previously suggested. Mr. Ordan noted that the offer represented a 24% premium to the closing price of Glimcher's common shares the prior day and, given the strategic benefits of the transaction, some of which would be shared with Glimcher's shareholders through the share consideration, WPG was determined to pursue a transaction. Mr. Glimcher expressed an unwillingness to support a transaction at that valuation, and the meeting ended.

        Following additional telephone calls between Mr. Glimcher and Mr. Ordan later that day, Messrs. Glimcher and Ordan, together with a representative of GreenOak, met again on August 26. At the meeting, Mr. Ordan noted that he was willing to explore a purchase price of $14.00 per share, a 26% premium to Glimcher's closing price the prior day, composed of approximately two-thirds cash and the remainder in WPG common shares. Mr. Glimcher said he would discuss the proposal with the Glimcher Board, which was meeting the following day, but that he was unwilling to support a transaction at that valuation. On August 25, 2014, Glimcher common shares closed at $11.12 per share.

        On August 27, 2014, the Glimcher Board met to review the status of discussions. Members of Glimcher's management and representatives of GreenOak and Squire also participated in the meeting. Mr. Glimcher and the representative of GreenOak described the recent meetings with Messrs. Ordan and Simon and summarized the proposals made by Mr. Ordan the prior day. After discussion, the representative of GreenOak discussed the mall sector, certain prior business combinations in the mall sector and Glimcher's NAV. The Glimcher Board and its advisors also discussed whether, if Glimcher was prepared to continue discussions with WPG, it should also seek expressions of interest from other potential parties. The Glimcher Board determined not to do so after considering the proposed terms of a transaction with WPG, including the participation of Simon, which has substantial resources, the strategic benefits of a transaction and the risks associated with contacting other parties, including the distraction of Glimcher's management and the risk of a leak, which could not only negatively impact Glimcher's existing business relationships with its tenants, employees and others, but also jeopardize its discussions with WPG. It was noted that given Glimcher's portfolio included both high quality and lower tier malls, there was a limited universe of natural buyers for the full company, and that WPG and Simon, working together, would be a strong buyer. Following discussion, the Glimcher Board authorized Mr. Glimcher, with the assistance of GreenOak, to continue to engage with WPG and Simon.

        Following the August 27 Glimcher Board meeting, Mr. Glimcher had various conversations with Mr. Ordan to discuss a potential transaction and indicated that the Glimcher Board was unwilling to support a transaction at $14.00 per share. Mr. Ordan agreed to increase the proposed consideration to $14.15 per share. He also indicated that although he believed it would be best for all parties to proceed with a transaction on a confidential, negotiated basis, if Glimcher were not prepared to proceed, WPG would consider making a public tender offer directly to Glimcher's shareholders. He noted that WPG had reviewed the mutual confidentiality and standstill agreement that Glimcher had sent on August 28 and that WPG was not prepared to sign a standstill because it did not want to be precluded from making a future proposal to acquire Glimcher in the event the parties could not agree on the terms of a transaction. Mr. Glimcher said he would discuss the revised proposal with the Glimcher Board.

        On September 2, 2014, Messrs. Glimcher, Ordan and Simon and representatives of GreenOak and Citi met to discuss a potential transaction. Later that morning, Wachtell, Lipton, Rosen & Katz, WPG's outside counsel, which we refer to as Wachtell Lipton, sent Simpson Thacher & Bartlett LLP, Glimcher's outside counsel, which we refer to as Simpson Thacher, a non-binding term sheet outlining the terms of a potential transaction. The term sheet contemplated a value of $14.15 for each Glimcher common share, consisting of $10.28 of cash and 0.1983 of a share of WPG common stock, with a then current value of $3.87. The term sheet noted that the exact mix between cash and WPG common shares would be set so that WPG issued less than 19.9% of its current outstanding shares, which meant that, under the rules of the NYSE, WPG's shareholders would not be required to vote on the proposed transaction. In connection with the closing of the merger, Simon LP would purchase one or more Glimcher assets for an amount to be agreed pursuant to a binding agreement between WPG and Simon LP. The merger would not be conditioned on the closing of the asset purchase and would not be conditioned on financing. WPG would have a commitment for a bridge facility for the cash portion of the consideration, net of the cash proceeds from the property sale to Simon LP. With respect to governance, the term sheet contemplated a nine-person board, including Mr. Glimcher and one additional current trustee of Glimcher, to be mutually agreed. Mr. Ordan would be the executive chairman and Mr. Glimcher would be the chief executive officer of the combined company. The term sheet also provided that the combined company would be named WP Glimcher and have its headquarters and back office operations in Columbus, Ohio. The term sheet provided that Mr. Glimcher and certain other executives of Glimcher that would continue with the combined company would waive their rights to receive benefits under their existing severance agreements upon the closing of the merger and would instead receive such benefits only upon termination of their employment in certain circumstances following the consummation of the merger. The term sheet further provided that although Glimcher could not solicit alternative proposals, Glimcher would have the right to terminate the merger agreement to accept a superior proposal made by another person in certain circumstances upon payment by Glimcher to WPG of a termination fee equal to 3.95% of the equity value of the transaction, subject to WPG's right to match the superior proposal. On September 2, 2014, Glimcher common shares closed at $11.28 per share.

        Following receipt of the term sheet, on September 2, 2014, Mr. Glimcher and representatives of GreenOak and Simpson Thacher met with Mr. Ordan and representatives of Citi and Wachtell Lipton to discuss the term sheet. At the meeting, Mr. Ordan indicated that WPG would agree to a 30-day standstill. He also expressed concern about the risk of a leak and emphasized the need for all parties to move expeditiously. The parties discussed that the exchange ratio for the stock component of the consideration would be determined using the volume-weighted average price of WPG's common shares during a trading day period prior to announcing a transaction. Mr. Glimcher indicated that he would review the term sheet and the standstill proposal with the Glimcher Board and then provide a response. The parties also discussed a mutual due diligence process, assuming the Glimcher Board decided to proceed. Mr. Glimcher and a representative of GreenOak each met with Mr. Ordan on September 3, 2014 to continue discussions.

        On September 4, 2014, the Glimcher Board met to review the status of discussions. Members of Glimcher's management and representatives of GreenOak, Simpson Thacher and Venable LLP, Glimcher's Maryland counsel, which we refer to as Venable, also participated in the meeting. The representative of Venable reviewed the duties of the trustees under Maryland law. After discussion, Mr. Glimcher and a representative of GreenOak described the discussions with WPG since the August 27 Glimcher Board meeting, and the Glimcher Board, along with members of management and the advisors, discussed the term sheet proposed by WPG. After discussing the valuation and the mix of cash and share consideration, it was noted that the WPG shareholders would not be required to vote on the proposed transaction, which increased transaction certainty. Although the assets to be acquired by Simon LP had not been specified in the term sheet, Mr. Glimcher expected the Jersey Gardens property and perhaps one or two other assets would be acquired by Simon LP. It was noted that WPG was working with Citi on a bridge facility and WPG's intention was that the combined company would have an investment grade rating. There was also discussion of Mr. Glimcher's role at the post-closing company and other proposed governance provisions, as well as the fact that the combined company would be named WP Glimcher and have its headquarters and back office operations in Columbus, Ohio. It was noted that a significant portion of the management team and substantially all of the employees of the combined company were expected to come from Glimcher. Other provisions of the term sheet were discussed, including Glimcher's right to respond to, but not solicit, alternative proposals, Glimcher's right to terminate the merger agreement to accept an unsolicited superior alternative proposal, the amount of the proposed termination fee and WPG's match right. Mr. Glimcher also reported on WPG's reluctance to sign a standstill. He reported that WPG would agree to be bound by a 30-day standstill, but would not agree to a longer period. He also reported that Mr. Ordan had indicated that, although he believed it would be best for all parties to proceed with a transaction on a confidential, negotiated basis, if Glimcher were not prepared to proceed, WPG would consider making a public tender offer directly to Glimcher's shareholders. The Glimcher Board and its advisors discussed whether to seek interest from other potential parties, but the Glimcher Board determined not to do so after considering WPG's proposed valuation and the strategic and other benefits of the proposed transaction and the risks associated with contacting other parties that had been discussed at the prior Glimcher Board meeting and the limited universe of potential bidders given Glimcher's portfolio of both high quality and lower tier malls. After discussion, the Glimcher Board authorized management to enter into a mutual confidentiality agreement with a 30-day standstill provision and instructed management, with the assistance of its advisors, to continue to pursue a transaction. Later that day, Glimcher and WPG entered into a mutual confidentiality agreement with a standstill period of 30 days, and Simon signed a joinder binding itself to the agreement.

        On September 5, 2014, Glimcher opened its electronic data room to facilitate WPG's due diligence review, and on September 8, 2014, WPG opened its electronic data room to facilitate Glimcher's due diligence review. Glimcher subsequently opened to Simon that portion of its electronic data room relating to the Jersey Gardens property and certain other properties. Glimcher, WPG and Simon, with the assistance of their respective advisors, engaged in due diligence on each other through September 15, 2014.

        On September 5, 2014, Simpson Thacher sent a revised draft of the term sheet to Wachtell Lipton and on September 8, 2014, Wachtell Lipton circulated an initial draft of the merger agreement to Simpson Thacher. On September 10, 2014, Simpson Thacher delivered an issues list relating to the draft merger agreement to Wachtell Lipton, and thereafter until the morning of September 16, 2014, the parties, assisted by their respective advisors, negotiated the terms of the merger agreement. These negotiations covered various aspects of the transaction, including, among other things, the structure of the transaction, the representations and warranties made by the parties, the restrictions on the conduct of each party's business, the definition of material adverse effect, the conditions to completion of the merger, Glimcher's right to negotiate with and provide information to a person who may make an alternative proposal, the right of the Glimcher Board to change its recommendation in favor of the merger in response to a superior proposal or otherwise, the right of WPG to match a superior proposal made by another person, the right of Glimcher to terminate the merger agreement to accept a superior proposal under certain conditions, the other termination provisions and the amount and triggers of the termination fee and expense reimbursement obligations, the provisions regarding Glimcher's equity awards, employee benefit plans, severance and other compensation matters, WPG's financing obligations and third party consents.

        Messrs. Ordan and Glimcher continued to have discussions regarding the proposed consideration. On September 11, 2014, Mr. Glimcher said that he was unable to support a transaction at $14.15 per share and asked for the consideration to be increased to $14.25 per share. Mr. Ordan responded that he was unable to support a transaction at $14.25 per share and that the highest that he was willing to offer was $14.20 per share. Mr. Glimcher said that he was willing to support a transaction at that level of consideration, but that he would need to review the transaction terms with the Glimcher Board. On September 11, 2014, Glimcher shares closed at $11.03 per share.

        On September 12, 2014, Willkie Farr & Gallagher LLP, WPG's real estate counsel, which we refer to as Willkie Farr, sent Simpson Thacher a draft letter agreement among Glimcher, WPG and Simon LP, relating to the proposed purchase agreement between Simon LP and WPG for Simon LP's purchase of certain Glimcher properties at the closing of the WPG-Glimcher merger. The draft letter agreement noted that it related to the sale of the Jersey Gardens property and would be revised if additional properties were to be included. The letter agreement contemplated that Glimcher would deliver certain closing documents and agree to certain restrictive covenants with respect to the properties subject to the purchase agreement. On September 14, 2014, Willkie Farr sent Simpson Thacher a draft of the purchase agreement between Simon LP and WPG, which included University Park Village, which is an open-air center in Fort Worth, Texas, as well as the Jersey Gardens property as the properties to be purchased by Simon LP at the closing of the merger. The draft provided that Simon LP's acquisition of the two properties under the purchase agreement would be conditioned only on the substantially simultaneous occurrence of the closing of the WPG-Glimcher merger. Until the morning of September 16, 2014, the parties, assisted by their respective advisors, negotiated the terms of these agreements. Glimcher agreed to the restrictive covenants in the letter agreement in exchange for obtaining the right to enforce the purchase agreement as a third-party beneficiary, and the parties agreed that the closing of Simon LP's acquisition of the two properties under the letter agreement would also be conditioned on the delivery by Glimcher of the requisite closing documents.

        On September 14, 2014, the Glimcher Board met to review the status of discussions. Members of Glimcher's management and representatives of GreenOak, Morgan Stanley & Co. LLC, a financial advisor to Glimcher, which we refer to as Morgan Stanley, Simpson Thacher and Venable also participated in the meeting. It was noted that Morgan Stanley is a leading investment banking firm with expertise in the real estate industry and had participated in the financial due diligence sessions held by both Glimcher and WPG and was providing financial advice to Glimcher. Mr. Glimcher provided an update of the negotiations, noting that the value of consideration had been increased to $14.20 per Glimcher common share, which represented a 34% premium to the closing price of Glimcher's common shares the prior trading day. On September 12, 2014, the prior trading day, Glimcher common shares closed at $10.61 per share. A representative of GreenOak reported on the course of discussions with WPG and Simon since June. A representative of GreenOak described the real estate capital market environment, the mall sector and Glimcher's position in that sector and discussed with the Glimcher Board the risks affecting the industry and specific challenges for Glimcher, including its small scale relative to other public mall companies; its high leverage ratios relative to its peers and the resulting constraints on its ability to renovate existing malls and acquire high quality assets; difficulties selling its lower tier assets to reduce debt; its small public float and relatively high NAV discount, which impeded its ability to raise new equity capital. Taking into account these challenges, the Glimcher Board, together with members of management and its advisors, discussed various strategic alternatives for Glimcher, including standalone operations, a transaction with WPG or launching a broader sale process. The discussion included the benefits and risks of the various alternatives, including the risks of seeking interest from other potential parties that had been discussed at prior Glimcher Board meetings and the limited universe of potential bidders given Glimcher's portfolio of both high quality and lower tier malls. It was also noted that the company had publicly disclosed in April that it was marketing the thirteen Mosaic Properties and that Eastdil Secured had contacted numerous potential strategic and financial buyers, but no third party had expressed interest in acquiring all thirteen Mosaic Properties, even though Eastdil Secured had indicated Glimcher would consider selling the entire Mosaic portfolio. Although Glimcher had received an acceptable bid for two of the properties, the participants discussed that the sale process had failed to result in acceptable bids for the other 11 properties and expressed concern about the company's ability to sell these properties at acceptable valuations in the future. The trustees and their advisors also discussed Glimcher's past performance, the fact that the stock market was at an all-time high and the favorable financing market, with yields near historic lows. They also discussed the strategic benefits of the proposed transaction, including the material premium to the current share price with a substantial portion payable in cash, that the Glimcher shareholders would be afforded the opportunity to participate in the future of the combined company through the stock portion of the merger consideration and that the combined company would have significant scale and float and a strong balance sheet, which addressed challenges faced by Glimcher. Following discussion, representatives of GreenOak and Simpson Thacher summarized the merger agreement negotiations. Representatives of GreenOak and Morgan Stanley reviewed with the Glimcher Board preliminary financial analyses relating to Glimcher on a standalone basis, of the combined company assuming the consummation of the proposed transaction and of the potential merger consideration to be paid to the Glimcher shareholders in the proposed merger. Representatives of Venable and Simpson Thacher reviewed a proposed amendment to the bylaws making Maryland the exclusive jurisdiction in which internal affairs litigation concerning Glimcher could be brought. After discussion, the Glimcher Board instructed management, with the assistance of its advisors, to continue to pursue the transaction with WPG.

        On the evening of September 15, 2014, subsequent to the close of trading on the NYSE, the Glimcher Board met to consider the proposed transaction. Members of Glimcher's management and representatives of GreenOak, Morgan Stanley, Meridian, Simpson Thacher and Venable also participated in the meeting. Mr. Glimcher noted that he had negotiated a new employment agreement and an amendment to his existing severance agreement, in each case effective upon the closing of the merger. Mr. Glimcher, the other members of management and the representatives of GreenOak and Morgan Stanley left the meeting and the representative of Meridian described the terms of Mr. Glimcher's new employment agreement and severance agreement amendment, noting that Mr. Glimcher waived his right to receive benefits under his existing severance agreement upon the closing of the merger and would instead receive such benefits only upon termination of his employment in certain circumstances following the consummation of the merger. It was noted that other executive officers of Glimcher who will continue employment with the combined company would be expected to enter into similar amendments to their severance agreements. Following discussion, Mr. Glimcher, the other members of management and the representatives of GreenOak and Morgan Stanley rejoined the meeting. Mr. Glimcher updated the Glimcher Board on the negotiations earlier that day, noting that the parties had agreed that the termination fee payable by Glimcher would be $47.61 million, approximately 2.25% of the equity value of the transaction, if the merger agreement were terminated in certain circumstances. A representative of GreenOak reported that $10.40 of the proposed $14.20 merger consideration would be payable in cash and the remainder in WPG common shares. The exchange ratio for the share portion of the consideration was 0.1989, based on the volume weighted average price of WPG common shares during the ten trading day period ended September 15, 2014. Representatives of Simpson Thacher reviewed the proposed merger agreement and the transaction documents with the Glimcher Board and updated the Glimcher Board on the merger agreement negotiations. The representatives of GreenOak and Morgan Stanley reviewed WPG's proposed financing and reviewed their financial analyses relating to Glimcher on a standalone basis, of the combined company assuming the consummation of the proposed transaction and of the merger consideration to be paid to the Glimcher shareholders in the proposed merger. GreenOak and Morgan Stanley then rendered to the Glimcher Board their respective oral opinions, confirmed by delivery of their respective written opinions, dated as of September 15, 2014, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken as described therein, the merger consideration to be received by the holders of Glimcher common shares pursuant to the merger agreement, was fair, from a financial point of view, to the holders of Glimcher common shares. The opinions of GreenOak and Morgan Stanley are more fully described in the section entitled "—Opinions of Glimcher's Financial Advisors." Following discussion, the Glimcher Board unanimously approved the merger agreement, declared advisable the merger and the other transactions contemplated by the merger agreement, and unanimously recommended the Glimcher shareholders vote for the proposal to approve the merger and the other transactions contemplated by the merger agreement and the Glimcher Board also unanimously approved the amendment to the bylaws making Maryland the exclusive jurisdiction in which internal affairs litigation concerning Glimcher could be brought. For further information concerning the factors considered by the Glimcher Board in reaching its decision to approve the merger agreement and the consummation of the merger, its decision to declare the merger advisable and its decision to recommend that the Glimcher shareholders vote to approve the merger and the other transactions contemplated by the merger agreement, see "—Recommendation of the Glimcher Board and Its Reasons for the Merger."

        On the morning of September 16, 2014, each of Glimcher and WPG executed and delivered a counterpart of the merger agreement, WPG and Simon executed and delivered counterparts of the purchase agreement and Glimcher, WPG and Simon executed and delivered counterparts of the letter agreement. Later that morning, before the opening of NYSE, Glimcher and WPG issued a joint press release announcing the merger.

Recommendation of the Glimcher Board and Its Reasons for the Merger

        At a meeting of the Glimcher Board held on September 15, 2014, the Glimcher Board unanimously approved the merger agreement and declared advisable the merger and the other transactions contemplated by the merger agreement. The Glimcher Board unanimously recommends that Glimcher shareholders vote "FOR" the proposal to approve the merger and the other transactions contemplated by the merger agreement.

        In reaching its decision, the Glimcher Board consulted with Glimcher senior management and its financial and legal advisors, and, at its September 15, 2014 meeting and at other meetings at which it considered the proposed merger, the Glimcher Board considered a number of factors.

        The reasons in favor of the merger considered by the Glimcher Board include the following:

  •
  the value of the merger consideration to be received by the Glimcher common shareholders of $14.20 per Glimcher common share, calculated using the volume-weighted average price of WPG common shares during the ten trading day period ended September 15, 2014 (the last full trading day before announcement of the proposed merger), representing a premium of 34% to the closing price of $10.59 per Glimcher common share on September 15, 2014;

  •
  the fact that a significant portion of the merger consideration will be paid in cash, providing certainty of value with respect to the cash portion of the merger consideration and enabling Glimcher common shareholders to realize value for a significant portion of their investment immediately upon the completion of the merger;

  •
  the opportunity afforded by the stock portion of the merger consideration for Glimcher shareholders to participate in the future earnings and growth of the combined company and future appreciation in the value of WPG common stock following the merger;

  •
  the fact that the stock portion of the merger consideration is based on a fixed exchange ratio and, accordingly, that Glimcher shareholders will benefit from any increase in the value of WPG common stock before or after the Glimcher special meeting;

  •
  the oral opinions of each of Morgan Stanley and GreenOak rendered to the Glimcher Board, subsequently confirmed in writing, that as of September 15, 2014, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken as set forth in the written opinions, the merger consideration to be received by holders of Glimcher common shares pursuant to the merger agreement was fair, from a financial point of view, to the holders of Glimcher common shares, as more fully described in the section entitled "—Opinions of Glimcher's Financial Advisors";

  •
  the fact that the approval of the merger and the other transactions contemplated by the merger agreement is subject to the approval of Glimcher common shareholders and the right of Glimcher common shareholders to vote against the merger and the other transactions contemplated by the merger agreement for any reason;

  •
  the risks and uncertainty of remaining an independent public company, given Glimcher's small scale relative to other public mall companies, which caused its cost of capital to be higher than larger public mall companies; its high leverage ratios relative to its peers and the resulting constraints on its ability to renovate existing malls and acquire high-quality assets; difficulties selling its lower tier assets to reduce debt; and its small public float and relatively high NAV discount, which impeded its ability to raise new equity capital, in comparison to the merger consideration, which would enable Glimcher common shareholders to realize a substantial portion of Glimcher's potential future value without such risks;

  •
  the benefits to the combined company that could result from the merger, including the increased market capitalization and scale, improved access to the capital markets, strong cash flow growth potential, stronger combined balance sheet, increased deleveraging capability, enhanced investment and redevelopment opportunities, broadened portfolio tenant mix, increased geographic and asset-class diversity, a proven management team and the potential to realize certain cost synergies;

  •
  the ability and opportunity for Glimcher's platform to serve the combined company's portfolio;

  •
  the Glimcher Board's knowledge of the business, operations, financial condition, earnings and prospects of WPG and Glimcher, taking into account the results of Glimcher's due diligence review of WPG, as well as its knowledge of the current and prospective environment in which WPG and Glimcher operate, including economic and market conditions;

  •
  the fact that the combined company would be headquartered in Columbus, Ohio, with a significant portion of the management team and substantially all of the employees coming from Glimcher;

  •
  the right of the Glimcher Board under the merger agreement to, in response to unsolicited acquisition proposals, provide information to, and negotiate alternative transactions with, third parties in certain circumstances, as more fully described under "The Merger Agreement—Non-Solicitation Obligations of Glimcher";

  •
  the right of the Glimcher Board under the merger agreement to change its recommendation that holders of Glimcher common shares vote to approve the merger and the other transactions contemplated by the merger agreement in certain circumstances, as more fully described under "The Merger Agreement—Non-Solicitation Obligations of Glimcher";

  •
  the right of the Glimcher Board under the merger agreement to terminate the merger agreement to accept a superior acquisition proposal subject to the payment of a termination fee in certain circumstances, as more fully described under "The Merger Agreement—Termination of the Merger Agreement—Termination by Glimcher";

  •
  the fact that the $47.61 million termination fee payable in certain circumstances by Glimcher is equal to approximately 2.25% of Glimcher's equity value at the implied merger consideration and the reimbursement of WPG's out-of-pocket expenses is capped at $8.5 million, which the Glimcher Board viewed, after consultation with Glimcher's financial and legal advisors, as reasonable and not likely to preclude any other party from making a competing acquisition proposal;

  •
  the fact that the obligations of WPG under the merger agreement to complete the merger are not conditioned upon receipt of financing and the fact that WPG obtained a commitment letter with respect to its debt financing in connection with the merger, which, based on the terms of the commitments and the reputation of the commitment parties, in the judgment of the Glimcher Board, increases the likelihood of such financing being completed;

  •
  the fact that the obligations of WPG under the merger agreement to complete the merger are not conditioned on the closing of the sale of the two properties to be sold to Simon LP under the purchase agreement between WPG and Simon LP and the fact that the purchase agreement between WPG and Simon LP is conditioned only on the substantially simultaneous occurrence of the closing of the merger and the delivery by Glimcher of the requisite closing documents, which, based on the financial resources and reputation of Simon, in the judgment of the Glimcher Board, increases the likelihood of such purchase being completed;

  •
  the fact that the merger agreement expressly contemplates that Glimcher may obtain specific performance of WPG's obligations under the merger agreement; and

  •
  the fact that the property letter agreement among WPG LP, Glimcher LP and Simon LP related to the purchase agreement between WPG and Simon LP expressly contemplates that Glimcher may enforce the purchase agreement as a third party beneficiary.

        The Glimcher Board also considered the following potentially negative factors associated with the merger:

  •
  the lack of opportunity for Glimcher shareholders to participate in Glimcher's potential upside as a stand-alone company, other than indirectly as a part of the combined company through the stock portion of the merger consideration after the completion of the merger;

  •
  the potential decrease of the implied value of the merger consideration which would result from a decrease in the trading price of WPG common shares because the stock portion of the merger consideration is a fixed number of shares of WPG common stock and the merger agreement does not provide Glimcher with a price-based termination right or other similar price protection;

  •
  the execution risks associated with the implementation of the combined company's long-term business plan and strategy, which may be different from the execution risks related only to Glimcher's business;

  •
  the risk that the benefits expected to result from the merger might not be fully realized or not realized at all, including due to the possibility that the combined company may not be able to successfully integrate the businesses of Glimcher and WPG;

  •
  the possibility that WPG will be unable to obtain financing for the merger, including the debt financing proceeds contemplated by the commitment letter it obtained;

  •
  the possibility that Simon LP will fail to purchase the two properties it has agreed to purchase under the purchase agreement between WPG and Simon LP;

  •
  the risk that the merger might not be completed on a timely basis or at all despite the parties' efforts, and, if the merger is not completed, the materially adverse impact such event could have on Glimcher's financial condition, results of operations and stock price;

  •
  the possible disruption to Glimcher's business that may result from announcement of the merger and the resulting distraction of management's attention from the day-to-day operations of the business;

  •
  the risk that the pendency of the merger could adversely affect Glimcher's relationships with current or prospective tenants, lenders, joint venture partners, vendors or any other persons with whom Glimcher has a business relationship, or pose difficulties in attracting and retaining key employees;

  •
  the risk of incurring substantial transaction and integration costs in connection with the merger;

  •
  the fact that the merger agreement restricts Glimcher's ability to conduct its business in certain respects in the period prior to the completion of the merger, which may delay or prevent Glimcher from undertaking business opportunities that may arise during such interim period, as more fully described under "The Merger Agreement—Covenants and Agreements—Conduct of Business of Glimcher Pending the Merger";

  •
  the fact that Glimcher is obligated to pay WPG a termination fee of $47.61 million in certain circumstances (equal to approximately 2.25% of Glimcher's equity value at the implied merger consideration), as more fully described under "The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses";

  •
  the fact that Glimcher is obligated to reimburse WPG for up to $8.5 million in out-of-pocket expenses under certain circumstances, as more fully described under "The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses";

  •
  the possibility that the $47.61 million termination fee and the expense reimbursement of up to $8.5 million payable by Glimcher, and other provisions in the merger agreement, might discourage other bidders from making a competing offer to acquire Glimcher, as more fully described under "The Merger Agreement Agreement—Non-Solicitation Obligations of Glimcher" and "The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses";

  •
  the reduced influence that Glimcher shareholders will exercise over the board of directors, management and policies of the combined company as compared to the influence Glimcher shareholders have over the board of trustees, management and policies of Glimcher;

  •
  the fact that Glimcher's trustees and executive officers have interests in the merger that are different from, or in addition to, the interests of Glimcher shareholders generally, as more fully described under "The Merger—Interests of Glimcher's Trustees and Executive Officers in the Merger";

  •
  the expectation that the receipt of WPG common stock and cash in exchange for Glimcher common shares in the merger will generally be taxable to Glimcher shareholders for U.S. federal income tax purposes, as more fully described under "Material U.S. Federal Income Tax Consequences";

  •
  the absence of appraisal rights for Glimcher shareholders under Maryland law; and

  •
  the other factors described under "Risk Factors."

        In the judgment of the Glimcher Board, however, these potential risks were favorably offset by the potential benefits of the merger, including those described above.

        The foregoing discussion is not intended to be exhaustive, but Glimcher believes it addresses the material information and factors considered by the Glimcher Board in its consideration of the merger, including factors that may support the merger, as well as factors that may weigh against it. In view of the variety of factors and the amount of information considered, the Glimcher Board did not find it practicable to quantify or otherwise assign relative weights to and did not make specific assessments of the factors considered in reaching its determination, and individual members of the Glimcher Board may have given different weights to different factors. The Glimcher Board did not reach any specific conclusion with respect to any of the factors or reasons considered.

        The above factors are not presented in any order of priority. This explanation of the factors and reasoning set forth above contained forward-looking statements and should be read in conjunction with the section of this proxy statement/prospectus entitled "Cautionary Statement Concerning Forward-Looking Statements."

WPG's Reasons for the Transactions

        After careful consideration, the WPG Board unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable. In reaching its decision, the WPG Board consulted with WPG's senior management and its financial and legal advisors and considered a number of factors that it believed supported its decision, including the following material factors:

  •
  The significant strategic and financial opportunities that the WPG Board believes will result from the transactions, including:

  •
  the ability and opportunity for the Glimcher platform to serve the combined company's portfolio;

  •
  the expected improvement in the portfolio quality and diversification by expanding WPG's national platform with the addition of 23 quality retail assets;

  •
  platform for property management, information technology, human resources, marketing and other administrative functions currently provided by Simon;

  •
  pro forma capitalization that maintains the strength of WPG's investment grade tenancy and balance sheet and its long-term cost of capital and credit profile;

  •
  broader diversification of WPG's portfolio by geography, asset class, tenant/operator and operating model;

  •
  the expectation that the transactions will be accretive to WPG's FFO; and

  •
  substantial general and administrative and property level synergies.

  •
  The WPG Board's knowledge of the business, operations, financial condition, earnings and prospects of WPG and Glimcher, taking into account the results of WPG's due diligence review of Glimcher, as well as its knowledge of the current and prospective environment in which WPG and Glimcher operate, including economic and market conditions.

  •
  The commitment on the part of both parties to complete the transactions pursuant to their respective obligations under the terms of the merger agreement, and the likelihood that Glimcher shareholder approval needed to complete the transactions would be obtained in a timely manner.

        The WPG Board also deliberated on a variety of risks and other considerations concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the following:

  •
  the possibility that the transactions may not be completed, or that completion may be unduly delayed, including because Glimcher shareholders may not approve the merger and the other transactions contemplated by the merger agreement or because of reasons beyond the control of WPG and/or Glimcher;

  •
  the possibility that WPG will be unable to obtain financing for the merger, including the debt financing proceeds contemplated by the commitment letter it obtained, or that Simon LP will fail to purchase the two properties that it has agreed to purchase;

  •
  the impact that failure to complete or delays in completing the transactions could have on the market price of WPG common shares and future business and financial results of WPG;

  •
  the diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the transactions;

  •
  the ability to capture the anticipated operational synergies and cost savings between WPG and Glimcher and to realize the other anticipated benefits of the transactions on the expected timeframe, if at all;

  •
  the substantial costs to be incurred in connection with the transactions, including the costs of integrating the businesses of WPG and Glimcher and the transaction expenses arising from the merger; and

  •
  the other factors described under "Risk Factors."

        The above discussion of the factors considered by the WPG Board is not intended to be exhaustive. In reaching its determination, the WPG Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The WPG Board considered all these factors as a whole, including its discussions with, and inquiry of, WPG's management and financial and legal advisors, and overall considered these factors to be favorable to, and to support, its determination.

Opinions of Glimcher's Financial Advisors

Opinion of Morgan Stanley

        Glimcher retained Morgan Stanley to provide it with financial advisory services in connection with the proposed merger. Glimcher selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise and reputation, and its knowledge of the business and affairs of Glimcher. As part of this engagement, the Glimcher Board requested that Morgan Stanley evaluate the fairness from a financial point of view of the consideration to be received by the holders of Glimcher common shares pursuant to the merger agreement. On September 15, 2014, at a meeting of the Glimcher Board, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the consideration to be received by the holders of Glimcher common shares pursuant to the merger agreement was fair from a financial point of view to the holders of Glimcher common shares.

        The full text of the written opinion of Morgan Stanley, dated as of September 15, 2014, is attached to this proxy statement/prospectus as Annex D. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley's opinion is directed to the Glimcher Board and addresses only the fairness of the consideration to be received by the holders of Glimcher common shares pursuant to the merger agreement from a financial point of view to such holders as of the date of the opinion. It does not address any other aspects of the merger and Morgan Stanley expressed no opinion or recommendation as to how any holder of Glimcher common shares should vote at the special meeting to be held in connection with the merger or whether to take any other action with respect to the merger. Morgan Stanley's opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to other business or financial strategies that might be available to Glimcher, nor did it address the underlying business decision of Glimcher to enter into the merger agreement or proceed with any other transaction contemplated by the merger agreement.

        In connection with rendering its opinion, Morgan Stanley, among other things:

  (a)
  reviewed certain publicly available financial statements and other business and financial information of Glimcher and WPG, respectively;

  (b)
  reviewed certain internal financial statements and other financial and operating data concerning Glimcher and WPG, respectively;

  (c)
  reviewed certain financial projections prepared by the managements of Glimcher and WPG, respectively;

  (d)
  reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger prepared by the management of WPG, which was reviewed by the management of Glimcher and which, with Glimcher's consent, was relied upon;

  (e)
  discussed the past and current operations and financial condition and the prospects of Glimcher, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Glimcher;

  (f)
  discussed the past and current operations and financial condition and the prospects of WPG, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of WPG;

  (g)
  reviewed the pro forma impact of the merger on WPG's funds from operations per share, cash flow, consolidated capitalization and financial ratios;

  (h)
  reviewed the reported prices and trading activity for the Glimcher common shares and the WPG common shares;

  (i)
  compared the financial performance of Glimcher and WPG and the prices and trading activity of the Glimcher common shares and the WPG common shares with that of certain other publicly-traded companies comparable with Glimcher and WPG, respectively, and their securities;

  (j)
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (k)
  reviewed property valuations for thirteen Glimcher properties, which we refer to as the Mosaic Properties, prepared by a third party in connection with marketing such properties for sale, which we refer to as the Third Party Valuations, and the results of such marketing process;

  (l)
  reviewed the merger agreement, the draft, dated September 13, 2014, of the debt commitment letter and certain related documents; and

  (m)
  performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Glimcher and WPG, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Glimcher and WPG of the future financial performance of Glimcher and WPG, respectively. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that WPG will obtain financing in accordance with the terms set forth in the debt commitment letter, except, in each case, as would not be material to Morgan Stanley's analyses. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Glimcher and WPG and their respective legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Glimcher's officers, trustees or employees, or any class of such persons, relative to the consideration to be received by the holders of Glimcher common shares in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Glimcher or WPG, nor was it furnished with any such valuations or appraisals, other than the Third Party Valuations. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after such date may affect Morgan Stanley's opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Opinion of GreenOak

        Glimcher retained GreenOak to provide it with financial advisory services in connection with the proposed merger. Glimcher selected GreenOak to act as its financial advisor based on GreenOak's qualifications, expertise and reputation and its knowledge of the business and affairs of Glimcher. As part of this engagement, the Glimcher Board requested that GreenOak evaluate the fairness from a financial point of view of the consideration to be received by the holders of Glimcher common shares pursuant to the merger agreement. On September 15, 2014, at a meeting of the Glimcher Board, GreenOak rendered its oral opinion, subsequently confirmed in writing, that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by GreenOak as set forth in the written opinion, the consideration to be received by the holders of Glimcher common shares pursuant to the merger agreement was fair from a financial point of view to the holders of Glimcher common shares.

        The full text of the written opinion of GreenOak, dated as of September 15, 2014, is attached to this proxy statement/prospectus as Annex E. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by GreenOak in rendering its opinion. We encourage you to read the entire opinion carefully. This summary is qualified in its entirety by reference to the full text of such opinion. GreenOak's opinion is directed to the Glimcher Board and addresses only the fairness of the consideration to be received by the holders of Glimcher common shares pursuant to the merger agreement from a financial point of view to such holders as of the date of the opinion. It does not address any other aspects of the merger and GreenOak expressed no opinion or recommendation as to how any holder of Glimcher common shares should vote at the special meeting to be held in connection with the merger or whether to take any other action with respect to the merger. GreenOak's opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to other business or financial strategies that might be available to Glimcher, nor did it address the underlying business decision of Glimcher to enter into the merger agreement or proceed with any other transaction contemplated by the merger agreement.

        In connection with rendering its opinion, GreenOak, among other things:

  (a)
  reviewed certain publicly available financial statements and other business and financial information of Glimcher and WPG, respectively;

  (b)
  reviewed certain internal financial statements and other financial and operating data concerning Glimcher and WPG, respectively;

  (c)
  reviewed certain financial projections prepared by the managements of Glimcher and WPG, respectively;

  (d)
  reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger prepared by the management of WPG, which was reviewed by the management of Glimcher and which, with Glimcher's consent, was relied upon;

  (e)
  discussed the past and current operations and financial condition and the prospects of Glimcher, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Glimcher;

  (f)
  discussed the past and current operations and financial condition and the prospects of WPG, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of WPG;

  (g)
  reviewed the pro forma impact of the merger on WPG's funds from operations per share, cash flow, consolidated capitalization and financial ratios;

  (h)
  reviewed the reported prices and trading activity for the Glimcher common shares and the WPG common shares;

  (i)
  compared the financial performance of Glimcher and WPG and the prices and trading activity of the Glimcher common shares and the WPG common shares with that of certain other publicly-traded companies comparable with Glimcher and WPG, respectively, and their securities;

  (j)
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (k)
  reviewed the Third Party Valuations prepared in connection with marketing the Mosaic Properties for sale, and the results of such marketing process;

  (l)
  participated in certain discussions and negotiations among representatives of Glimcher and WPG and their financial and legal advisors;

  (m)
  reviewed the merger agreement, the draft, dated September 13, 2014, of the debt commitment letter and certain related documents; and

  (n)
  performed such other analyses, reviewed such other information and considered such other factors as GreenOak deemed appropriate.

        In arriving at its opinion, GreenOak assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Glimcher and WPG, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, GreenOak assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Glimcher and WPG of the future financial performance of Glimcher and WPG, respectively. In addition, GreenOak assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that WPG will obtain financing in accordance with the terms set forth in the debt commitment letter, except, in each case, as would not be material to GreenOak's analyses. GreenOak assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. GreenOak is not a legal, tax or regulatory advisor. GreenOak is a financial advisor only and relied upon, without independent verification, the assessment of Glimcher and WPG and their respective legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. GreenOak expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Glimcher's officers, trustees or employees, or any class of such persons, relative to the consideration to be received by the holders of Glimcher common shares in the transaction. GreenOak did not make any independent valuation or appraisal of the assets or liabilities of Glimcher or WPG, nor was it furnished with any such valuations or appraisals, other than the Third Party Valuations. GreenOak's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after such date may affect GreenOak's opinion and the assumptions used in preparing it, and GreenOak did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses of Morgan Stanley and GreenOak

        The following is a summary of the material financial analyses performed by Morgan Stanley and GreenOak in connection with their respective oral opinions and the preparation of their respective written opinion letters to the Glimcher Board dated September 15, 2014. The following summary is not a complete description of the financial analyses performed and factors considered by Morgan Stanley and GreenOak in connection with their respective opinions, nor does the order of analyses described represent the relative importance or weight given to those analyses. The various analyses summarized below were based on the closing price for the Glimcher common shares as of September 12, 2014, which was $10.61. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley and GreenOak, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley's and GreenOak's respective opinions. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

        For purposes of Morgan Stanley and GreenOak's analyses described below, the term "implied per share merger consideration" refers to a range of $14.07 to $14.20 per share in respect of each outstanding Glimcher common share. The low end of the range represents the value of the merger consideration payable to the holders of Glimcher common shares calculated as the sum of (i) the cash consideration of $10.40 per share and (ii) an implied value of the stock consideration of $3.67 per share, which was calculated using the 0.1989 exchange ratio pursuant to the merger agreement and the closing price of the WPG common shares on September 15, 2014. The high end of the range was calculated in the same manner, except that an implied value of the stock consideration of $3.80 was used, which was calculated using the 0.1989 exchange ratio pursuant to the merger agreement and the volume weighted average trading price of WPG common shares during the ten trading day period ended on September 15, 2014.

  Net Asset Value Analysis

        Morgan Stanley and GreenOak analyzed Glimcher as a function of the net value of its assets. Morgan Stanley and GreenOak based their net asset value analysis on a combination of market data, Glimcher management estimates of asset value (taking into account the Third Party Valuations and market feedback from the sales process relating to the Mosaic Properties), and values negotiated for certain assets with third parties. Morgan Stanley and GreenOak calculated the estimated net asset value per Glimcher common share on an asset-by-asset basis by applying to the calendar year 2015 estimated net operating income of each property (other than the properties noted below) a range of market capitalization rates selected based on, among other factors, asset quality, location, current occupancy levels, sales productivity, market positioning and supply/demand dynamics. The Scottsdale Quarter and the properties located in Oklahoma City were valued using historic cost as the low end of the range and a discounted cash flow analysis of future net operating income as the high end of the range because these assets are not stabilized. The Arbor Hills property was valued at historic cost because this property had been acquired within the last twelve months. Morgan Stanley and GreenOak added other assets from Glimcher's balance sheet and deducted mark-to-market debt balances, and other liabilities from the aggregate value of Glimcher's assets. An implied per share equity value reference range for Glimcher was then calculated based on the range of Glimcher net asset values derived from such analysis divided by the number of fully diluted Glimcher common shares. This analysis indicated the following implied per share equity value reference range for a Glimcher common share, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$12.38 to $15.92	$14.07 to $14.20

  Analysis of Selected Precedent Transactions

        Morgan Stanley and GreenOak also performed an analysis of selected precedent transactions involving publicly-traded shopping center or regional mall companies in precedent transactions that shared certain characteristics with the merger. Based on publicly available information, Morgan Stanley and GreenOak identified (i) the following eleven publicly announced and completed transactions involving companies that own and operate primarily shopping centers with a value of greater than $500 million and occurring since January 1, 1996 and (ii) the following seven publicly announced and completed transactions involving companies that own and operate primarily regional malls, with a value of greater than $500 million and occurring since January 1, 1996:

Selected Precedent Shopping Center Sector Transactions

Transaction Announcement Date	Acquiror	Target
February 2007	Centro Properties Group	New Plan Excel Realty Trust
July 2006	Kimco Realty Corporation	Pan Pacific Retail Properties, Inc.
July 2006	Centro Properties Group/Watt Commercial	Heritage Property Investment Trust
December 2004	Centro Properties Group	Kramont Realty Trust
June 2003	Kimco Realty Corporation	Mid-Atlantic Realty Trust
November 2002	Pan Pacific Retail Properties, Inc.	Center Trust, Inc.
October 2002	Equity One Inc.	IRT Property Company
September 2002	Developers Diversified Realty Corp.	JDN Realty
September 2000	CalPERS and U.S. Retail Partners, L.L.C.	First Washington Realty Trust
May 2000	Heritage Property Investment Trust	Bradley Real Estate, Inc.
December 1999	CV REIT, Inc.	Kranzco Realty Trust

Selected Precedent Regional Mall Sector Transactions

Transaction Announcement Date	Acquiror	Target
February 2007	Simon Properties/Farallon Capital Management	The Mills Corp.
August 2004	General Growth Properties	The Rouse Company
May 2003	Pennsylvania REIT	Crown American Realty Trust
March 2002	General Growth Properties	JP Realty, Inc.
September 2000	Rodamco North America	Urban Shopping Centers
August 1997	Vornado Realty Trust	Arbor Property Trust
March 1996	Simon Property Group	DeBartolo Realty Corp.

        Morgan Stanley and GreenOak reviewed the premiums paid to the target companies' unaffected stock prices (defined as the average stock price for the ten trading days ending five trading days prior to the announcement of the transaction for such selected precedent transactions). Based on publicly available information, the observed unaffected stock price premiums or discounts paid in such selected shopping center sector transactions ranged from a 12.3% discount to a 39.0% premium, and the observed unaffected stock price premiums/discounts paid in such selected regional mall sector transactions ranged from a 3.2% discount to a 37.7% premium. The overall observed third quartile and first quartile unaffected stock price premiums paid in all transactions reviewed were 7.7% and 26.2%, respectively. An implied per share equity value reference range for Glimcher was then calculated based on applying those premiums to the closing price per Glimcher common share on September 12, 2014. This analysis indicated the following implied per share equity value reference range for a Glimcher common share, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$11.42 to $13.39	$14.07 to $14.20

        No company or transaction utilized as a comparison in the analysis of selected precedent transactions is identical to Glimcher or directly comparable to the merger in business mix, timing and size. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Glimcher and other factors that would affect the value of the companies to which Glimcher is being compared. In evaluating the precedent transactions, Morgan Stanley and GreenOak made judgments and assumptions with regard to industry performance, global business, economic, market and financial conditions and other matters, many of which are beyond Glimcher's control, such as the impact of competition on Glimcher and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of Glimcher or the industry or the financial markets in general.

  Comparable Public Companies Analysis

        Morgan Stanley and GreenOak reviewed and compared certain publicly available and internal financial information, ratios and publicly available market multiples relating to Glimcher with equivalent publicly available data for companies that share similar business characteristics with Glimcher to derive an implied equity value reference range for Glimcher. Morgan Stanley and GreenOak reviewed the following publicly-traded regional mall companies, which they divided into two groups, "Class A Malls" and "Class B Malls," based on the asset quality of each company's portfolio.

  Class A Malls

  •
  The Macerich Company

  •
  Simon Property Group, Inc.

  •
  Taubman Centers, Inc.

  •
  General Growth Properties, Inc.

  •
  Tanger Factory Outlet Centers, Inc.

  Class B Malls

  •
  CBL & Associates Properties, Inc.

  •
  Pennsylvania Real Estate Investment Trust

  •
  Rouse Properties, Inc.

  •
  Washington Prime Group Inc.

        For purposes of this analysis, Morgan Stanley and GreenOak analyzed the statistics for each of these companies for comparison purposes, including the ratios of share price to consensus Wall Street research analyst (referred to as Street consensus) estimated funds from operations, which we refer to as FFO, for each of calendar years 2014 and 2015, share price to Street consensus estimated adjusted funds from operations, which we refer to as AFFO, for each of calendar years 2014 and 2015 and aggregate value to Street consensus estimated calendar year 2015 EBITDA. Morgan Stanley and GreenOak also analyzed the premium or discount to Street consensus estimated net asset value and to Green Street Advisors' estimated net asset value, the implied capitalization rate for each comparable company published by Green Street Advisors and the dividend yield of each comparable company. The multiples and ratios for each of the comparable companies were calculated using their respective closing prices on September 12, 2014 and were based on the most recent publicly available information and Street consensus estimates. Morgan Stanley and GreenOak derived a range for each multiple separately for each of the Class A Malls as a group and the Class B Malls using the high and low multiples from the applicable comparable companies, except that the mean multiple was used as the high end of the range for the Class A Malls in light of the size and balance sheet flexibility of the Class A Malls as a group relative to Glimcher. Morgan Stanley and GreenOak then derived a selected range for each metric based on a 60% weighting of the metrics for the companies designated as Class A Malls category and a 40% weighting of the metrics for the companies designated as Class B Malls, reflecting the relative contribution to net operating income from the Class A malls and Class B malls in Glimcher's portfolio.

        The following table reflects the results of this analysis:

	Class A Malls				Class B Malls
	Range				Range				Selected Range
	Low		High		Low		High		Low		High
Price / 2014E FFO	17.3	x	18.2	x	8.1	x	10.5	x	13.6	x	15.1	x
Price / 2015E FFO	15.4	x	17.2	x	8.0	x	9.8	x	12.4	x	14.2	x
Price / 2014E AFFO	20.2	x	22.0	x	10.5	x	16.9	x	16.3	x	20.0	x
Price / 2015E AFFO	17.6	x	20.2	x	10.8	x	13.1	x	14.9	x	17.4	x
Aggregate Value / 2015E EBITDA	16.3	x	18.6	x	11.6	x	14.8	x	14.4	x	17.1	x
Premium / Discount to NAV—Street Estimates									(17.2)%		(9.3)%
Premium / Discount to NAV—Green Street Advisors									(31.5)%		(14.1)%
Green Street Advisors Implied Cap Rate	6.4%		5.6%		8.3%		7.9%		7.2%		6.5%
Dividend Yield	3.7%		3.0%		5.7%		4.6%		4.5%		3.5%

        Based on this analysis, Morgan Stanley and GreenOak derived an implied per share equity value reference range for Glimcher by applying the selected range derived from the comparable companies to the corresponding Glimcher metrics. This analysis indicated the following implied per share equity value reference range for a Glimcher common share, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$9.30 to $11.33	$14.07 to $14.20

        No company utilized in the comparable company analysis is identical to Glimcher. In evaluating comparable companies, Morgan Stanley and GreenOak made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond Glimcher's control such as the impact of competition on Glimcher and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Glimcher or the industry, or in the financial markets in general.

  Dividend Discount Analysis

        Morgan Stanley and GreenOak performed a dividend discount analysis of Glimcher common shares to calculate a range of implied present values of the distributable cash flows that Glimcher was forecasted to generate during the fiscal years ending December 31, 2015 through December 31, 2019 utilizing internal estimates of Glimcher's management, which estimated an annual dividend of $0.40 per share through all forecasted periods. Morgan Stanley and GreenOak derived implied terminal values by applying to Glimcher's estimated FFO for the calendar year 2020 a terminal FFO multiple based on the midpoint of the FFO multiples of the selected companies used in the comparable companies analysis. Present values (as of December 31, 2014) of distributable cash flows and terminal values were then calculated by Morgan Stanley and GreenOak using a discount rate range of 8.4% to 10.4% derived from a cost of equity calculation utilizing the capital asset pricing model. This analysis indicated the following implied per share equity value reference range for Glimcher, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$8.53 to $10.56	$14.07 to $14.20

  Historical Stock Price

        Morgan Stanley and GreenOak reviewed the stock price performance of Glimcher during the twelve months, and the 30 days, ending on September 12, 2014. The following table lists the stock price for these periods:

Closing Price
12-Month Volume-Weighted Average Closing Price	$10.17
30-Day Volume-Weighted Average Closing Price	$11.09

        Morgan Stanley then compared the range of historical closing prices for the preceding 52-week period with the implied per share merger consideration.

Range of Per Share Historical Closing Prices	Implied Per Share Merger Consideration
$8.55 to $11.35	$14.07 to $14.20

  Research Analyst Price Targets

        Morgan Stanley and GreenOak reviewed available public market trading price targets for Glimcher common shares by equity research analysts that provided a price target for Glimcher prior to September 12, 2014. Morgan Stanley and GreenOak reviewed the most recent price target published by the analysts prior to such date. These targets reflect each analyst's estimate of the future public market trading price of Glimcher at the time the price target was published. Based on this review, Morgan Stanley and GreenOak noted that the equity research analysts had the following range of price targets, as compared to the implied per share merger consideration:

Research Analyst Price Targets	Implied Per Share Merger Consideration
$11.00 to $13.00	$14.07 to $14.20

        Additionally, Morgan Stanley and GreenOak noted that Green Street Advisors' had a price target of $9.99.

  Research Analyst NAV Targets

        Morgan Stanley and GreenOak also reviewed equity research analyst estimates of net asset value per Glimcher common share. Morgan Stanley and GreenOak reviewed the most recent estimates of net asset value published by analysts prior to September 15, 2014. Based on this review, Morgan Stanley and GreenOak noted that the equity research analysts had the following range of estimates of net asset value per Glimcher common share, as compared to the implied per share merger consideration:

Research Analyst NAV Per Share Estimates	Implied Per Share Merger Consideration
$9.70 to $12.38	$14.07 to $14.20

        Morgan Stanley and GreenOak also reviewed the estimate of net asset value per Glimcher common share published by Green Street Advisors, which was $14.90 per Glimcher common share.

        The public market trading price targets and estimates of net asset value per share published by securities research analysts do not necessarily reflect current market trading prices for the Glimcher common shares and these targets and estimates are subject to uncertainties, including the future financial performance of Glimcher and future financial market conditions.

  Leveraged Buyout Analysis

        Morgan Stanley and GreenOak performed a hypothetical leveraged buyout analysis to determine the prices at which a financial sponsor might effect a leveraged buyout of Glimcher under current market conditions. In preparing this analysis, Morgan Stanley and GreenOak utilized the projections prepared by the management of Glimcher and calculated net operating income from January 1, 2015 through December 31, 2019. Morgan Stanley and GreenOak assumed the following in their analysis based on the projections: (a) a private buyer would target a rate of return of between 17.5% and 22.5%; (b) a capitalization rate at a 2019 exit of 6.5%; (c) a sale of Glimcher's Jersey Gardens property to finance the hypothetical leveraged buyout at the mid-point net asset value for that property; (d) Glimcher preferred shares remain outstanding; and (e) Glimcher incurs new debt at 4.5% secured by its unencumbered assets and the assets on which current loans mature in 2015 in an aggregate amount such that the resulting loan-to-value ratio of these assets is 65%. Based upon these assumptions, Morgan Stanley and GreenOak calculated the following implied per share equity value reference range for Glimcher common shares, as compared to the implied per share merger consideration.

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$10.71 to $12.38	$14.07 to $14.20

  Pro Forma Valuation of Merger Consideration

        Morgan Stanley and GreenOak also conducted selected financial analyses of the pro forma combined company resulting from the merger, which we refer to as the pro forma combined company, to derive an implied pro forma value of the per share merger consideration to be paid to the holders of Glimcher common shares pursuant to the merger and compared that implied pro forma value of the per share merger consideration to the implied per share merger consideration used in Morgan Stanley and GreenOak's financial analyses summarized above.

        Comparable Companies Analysis.    Morgan Stanley and GreenOak reviewed and compared certain publicly available and internal financial information, ratios and publicly available market multiples relating to the pro forma combined company with equivalent publicly available data for companies that share similar business characteristics with the pro forma combined company. For purposes of this analysis, Morgan Stanley and GreenOak analyzed the ratios of share price to consensus estimated FFO for calendar year 2015, share price to consensus estimated AFFO for calendar year 2015, aggregate value to consensus estimated calendar year 2015 EBITDA and pro forma net asset value per share. Based on this analysis, Morgan Stanley and GreenOak derived an implied per share equity value reference range of $15.95 to $22.78 for the pro forma combined company by applying a selected range derived from the comparable companies to the corresponding metrics for the pro forma combined company. Morgan Stanley and GreenOak then used this implied per share equity value reference range to determine a value of the stock consideration in the merger using a range of exchange ratios from 0.1989, the exchange ratio in the merger, to 0.2080, which Morgan Stanley and GreenOak determined to be an appropriate high end for comparative purposes, and added that amount to $10.40, the cash consideration in the merger. This analysis indicated the following implied pro forma value of the per share merger consideration, as compared to the implied per share merger consideration:

Implied Pro Forma Value of the Per Share Merger Consideration	Implied Per Share Merger Consideration
$13.57 to $15.14	$14.07 to $14.20

        Dividend Discount Analysis.    Morgan Stanley and GreenOak performed a dividend discount analysis of the common shares of the pro forma combined company to calculate a range of implied present values of the distributable cash flows that the pro forma combined company was forecasted to generate during the fiscal years ending December 31, 2015 through December 31, 2019 utilizing internal estimates of WPG's management, which estimated an annual dividend of $1.00 per share through all forecasted periods. Morgan Stanley and GreenOak derived an implied terminal value by applying to the pro forma combined company's estimated FFO for the calendar year 2020 a terminal FFO multiple of 11.2x based on the midpoint of the FFO multiples of the selected companies used in the comparable companies analysis. Present values (as of December 31, 2014) of distributable cash flows and terminal values were then calculated by Morgan Stanley and GreenOak using a discount rate range of 8.2% to 10.2% derived from a cost of equity calculation utilizing a capital asset pricing model. Based on this analysis, Morgan Stanley and GreenOak then derived an implied per share equity value reference range of $16.21 to $21.36 for the pro forma combined company. Morgan Stanley and GreenOak then used this implied per share equity value reference range to determine a value of the stock consideration in the merger using a range of exchange ratios from 0.1989, the exchange ratio in the merger, to 0.2080 and added that amount to $10.40, the cash consideration in the merger. This analysis indicated the following implied pro forma value of the per share merger consideration, as compared to the implied per share merger consideration:

Implied Pro Forma Value of the Per Share Merger Consideration	Implied Per Share Merger Consideration
$13.62 to $14.84	$14.07 to $14.20

        Historical Stock Price.    Morgan Stanley and GreenOak reviewed the stock price performance of WPG during the twelve months, and the 30 days, ending on September 12, 2014. The following table lists the stock price for these periods:

Closing Price
12-Month Volume-Weighted Average Closing Price	$19.69
30-Day Volume-Weighted Average Closing Price	$19.16
52 Week Minimum Observed Closing Price	$18.52
52 Week Maximum Observed Closing Price	$21.26

        Morgan Stanley and GreenOak then compared the range of historical closing prices for such periods with the implied per share merger consideration using a range of exchange ratios from 0.1989, the exchange ratio in the merger, to 0.2080 and added that amount to $10.40, the cash consideration in the merger. This analysis indicated the following implied pro forma value of the per share merger consideration, as compared to the implied per share merger consideration:

Implied Pro Forma Value of the Per Share Merger Consideration	Implied Per Share Merger Consideration
$14.08 to $14.82	$14.07 to $14.20

  General

        In connection with the review of the proposed merger by the Glimcher Board, Morgan Stanley and GreenOak performed a variety of financial and comparative analyses for purposes of rendering their respective opinions. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley and GreenOak considered the results of all of their analyses as a whole and did not attribute any particular weight to any analysis or factor they considered. Morgan Stanley and GreenOak each believe that selecting any portion of these analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying their respective analyses and opinion. In addition, Morgan Stanley and GreenOak may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley or GreenOak's view of the actual value of Glimcher or WPG.

        In performing their analyses, Morgan Stanley and GreenOak made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of Glimcher and WPG. Any estimates contained in Morgan Stanley or GreenOak's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Morgan Stanley and GreenOak conducted the analyses described above solely as part of their analysis of the fairness from a financial point of view of the consideration to be paid to the holders of Glimcher common shares pursuant to the merger agreement to the holders of Glimcher common shares, and in connection with the delivery of their respective opinions to the Glimcher Board. These analyses do not purport to be appraisals or to reflect the prices at which Glimcher common shares might actually trade.

        The merger consideration was determined through arm's-length negotiations between Glimcher and WPG and was approved by the Glimcher Board. GreenOak provided advice to the Glimcher Board during these negotiations but Morgan Stanley did not participate in any negotiations of the consideration. Neither Morgan Stanley or GreenOak was authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving Glimcher, nor did Morgan Stanley or GreenOak negotiate with any party regarding the possible acquisition of Glimcher or certain of its constituent businesses (other than, with respect to GreenOak, negotiations with WPG). Neither Morgan Stanley nor GreenOak recommended any specific form or amount of merger consideration to Glimcher or the Glimcher Board, or that any specific merger consideration constituted the only consideration for the merger. In addition, Morgan Stanley's and GreenOak's respective opinions did not in any manner address the prices at which the WPG common shares will trade following consummation of the merger or at any time and Morgan Stanley and GreenOak expressed no opinion or recommendation as to how holders of Glimcher common shares should vote at the special meeting to be held in connection with the merger.

        Morgan Stanley and GreenOak's respective opinions and presentation to the Glimcher Board was one of many factors taken into consideration by the Glimcher Board in deciding to approve the merger and other transactions contemplated by the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Glimcher Board with respect to the merger consideration or of whether the Glimcher Board would have been willing to agree to a different merger consideration.

        Morgan Stanley's opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, trustees and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Glimcher, WPG or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the merger agreement, or any related derivative instrument.

        Under the terms of its engagement letter, Morgan Stanley provided the Glimcher Board with financial advisory services and a financial opinion and Glimcher has agreed to pay Morgan Stanley an aggregate fee of $2 million, payable upon the rendering of Morgan Stanley's opinion. Glimcher has also agreed to reimburse Morgan Stanley for its expenses, including fees of outside counsel and other professional advisors, incurred in performing its services. In addition, Glimcher has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley's engagement. In the two years prior to the date of Morgan Stanley's opinion, Morgan Stanley has not provided any services to Glimcher and has provided financing services for WPG and received a fee of approximately $18,600 in connection with such services and has provided financing services for Simon and has received an aggregate of approximately $1.8 million in fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to WPG or its affiliates in the future and would expect to receive fees for the rendering of those services.

        GreenOak's opinion was approved by the fairness opinion committee of GreenOak. GreenOak, with its affiliates, is a diversified investment firm that invests in real estate and sponsors funds and other collective investment vehicles that invest in real estate globally as well engaging in its financial advisory business. GreenOak, its affiliates, partners and officers may at any time manage funds that invest, in properties owned by WPG, Glimcher, or any other company, that may be involved in this transaction. None of GreenOak, or any of its funds or other collective investment vehicles, currently owns an interest in WPG or Glimcher.

        Under the terms of its engagement letter, GreenOak provided the Glimcher Board with financial advisory services and a financial opinion and Glimcher has agreed to pay GreenOak an aggregate fee of $12 million, of which (a) $250,000 was payable upon execution of the merger agreement, (b) $1.5 million was payable upon announcement of the merger, (c) $250,000 is payable at December 31, 2014 (or earlier if certain enumerated assets are sold), and (d) $10 million is payable upon the consummation of the merger. Glimcher has also agreed to reimburse GreenOak for its expenses, including fees of outside counsel (not to exceed $50,000) and other professional advisors, incurred in performing its services. In addition, Glimcher has agreed to indemnify GreenOak and its affiliates, their respective principals, partners, directors, officers, agents, employees and controlling persons, against certain liabilities and expenses, including certain liabilities under the federal securities laws, in connection with or in any manner as a result of GreenOak's engagement. In the two years prior to the date of GreenOak's opinion, GreenOak has provided financial advisory services to Glimcher (including in connection with an equity issuance and an asset acquisition) and has received an aggregate of approximately $1.8 million in fees in connection with such services. GreenOak or its affiliates may also seek to provide such services to WPG or its affiliates in the future and would expect to receive fees for the rendering of those services. In addition, a fund managed by an affiliate of GreenOak is a party to a joint venture with Glimcher (on a 50/50 basis). No fee was paid by Glimcher to GreenOak in connection with the joint venture. The joint venture has acquired a non-controlling partnership interest in a partnership owning one shopping center. GreenOak, in the two years prior to the date of GreenOak's opinion, has had no business relationship with WPG or its related parties.

Certain Unaudited Prospective Financial Information

        Glimcher does not as a matter of course make public projections as to future sales, earnings, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. In connection with the proposed merger, Glimcher's management prepared and provided the Glimcher Board, Glimcher's financial advisors, the WPG Board and WPG's financial advisor with selected unaudited prospective financial information regarding Glimcher's future performance on a standalone basis for the years 2015 through 2017. In preparing their financial analyses, Glimcher's financial advisors extrapolated these forecasts to the years 2018 through 2020 based on assumptions provided by Glimcher's management as further described below. The extrapolated financial information for 2018 through 2020 was not provided to WPG or its financial advisors. See "—Opinions of Glimcher's Financial Advisors."

        The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Glimcher's management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of Glimcher. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. No representation is made by Glimcher, WPG or their respective affiliates or advisors or any other person to any Glimcher shareholder regarding the ultimate performance of Glimcher compared to the results included in the unaudited prospective financial information presented below. This unaudited prospective financial information regarding Glimcher's anticipated future operations treats Glimcher on a standalone basis, without giving effect to the merger and as if the merger had not been contemplated by Glimcher.

        The following table presents selected unaudited prospective financial information for the years 2015 through 2020. The table represents Glimcher's management's projections for Glimcher on a standalone basis for 2015 through 2017, which projections assumed, among other assumptions, the completion of any acquisitions and dispositions contemplated for 2014, the execution of Glimcher's redevelopment plan, the refinancing of certain debt maturities and certain growth projections for same-store operations. For 2018 through 2020, Glimcher's financial advisors mathematically extrapolated from the prospective financial information for 2017 prepared by Glimcher's management by applying the following assumptions provided by Glimcher's management: a 3.5% annual growth rate in EBITDA, a 5.0% annual growth rate in FFO and a constant amount of recurring capital expenditures, capital and tenant improvement reserves, straight line rents and shares outstanding. The extrapolated results for 2018 through 2020 were then reviewed and approved by the management of Glimcher.

Glimcher Standalone ($ in millions)

	2015	2016	2017	2018	2019	2020
EBITDA	$202.8	$218.6	$229.7	$237.7	$246.0	$254.6
Funds From Operations	$115.2	$123.6	$131.6	$138.2	$145.1	$152.3
Adjusted Funds From Operations	$87.2	$95.5	$103.5	$110.1	$117.0	$124.3

        For purposes of the unaudited prospective financial information:

  •
  EBITDA means Glimcher's share of its earnings before interest, income taxes, and depreciation and amortization of Glimcher's consolidated and unconsolidated businesses.

  •
  Funds From Operations, which we refer to as FFO, means net income (or loss) available to holders of Glimcher common shares computed in accordance with GAAP, excluding gains or losses from sales of depreciable property, impairment adjustments associated with depreciable real estate, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Glimcher's FFO may not be directly comparable to similarly titled measures reported by other real estate investment trusts. FFO does not represent cash flow from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of Glimcher's financial performance, or to cash flow from operating activities (determined in accordance with GAAP), as a measure of Glimcher's liquidity, nor is it indicative of funds available to fund Glimcher's cash needs, including Glimcher's ability to make cash distributions. FFO is defined consistent with the standards established by the National Association of Real Estate Investment Trusts.

  •
  Adjusted Funds From Operations means FFO adjusted to exclude (i) estimated annual capital expenditures and (ii) deferred leasing costs.

        Neither BDO USA, LLP, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the accompanying unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, such information. The reports of BDO USA, LLP incorporated by reference in this proxy statement/prospectus relate to Glimcher's historical financial information. They do not extend to prospective financial information and should not be read to do so.

        The summary of the unaudited prospective financial information is not being included to influence your decision whether to vote for the approval of the merger and the other transactions contemplated by the merger agreement, but is being provided because such information was considered in connection with the merger and was provided to the Glimcher Board, Glimcher's financial advisors, the WPG Board and WPG's financial advisor.

        The unaudited prospective financial information was prepared based solely on information available at the time of preparation and is not a guarantee of actual future results, and such financial information should not be relied upon as such. The assumptions made in preparing the unaudited prospective financial information may not accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements," all of which are difficult to predict and many of which are beyond the control of Glimcher and will be beyond the control of the combined company after the merger. None of Glimcher, WPG or their respective affiliates or financial advisors or any other person assumes any responsibility to shareholders for the accuracy of this information. Financial forecasts involve risks, uncertainties and assumptions. Glimcher and WPG cannot assure you that any forecasts will be realized or that future financial results of Glimcher will not materially vary from such financial forecasts. The unaudited prospective financial information covers multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. Such information does not take into account any circumstances or events occurring after the dates they were prepared. GLIMCHER AND WPG DO NOT HAVE ANY OBLIGATION TO, AND WILL NOT, UPDATE OR OTHERWISE REVISE THE FINANCIAL FORECASTS INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FINANCIAL FORECASTS ARE NO LONGER APPROPRIATE.

        The unaudited prospective financial information included in this proxy statement/prospectus constitutes forward-looking statements. For more information on factors which may cause Glimcher's future financial results to materially vary from those projected in the Glimcher forecasts, see "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements."

Financing of the Merger

        WPG is pursuing a number of financing options, including a potential sale of wholly owned assets, and anticipates that the funds needed to complete the merger will be derived from a combination of (i) available cash on hand of WPG, (ii) proceeds from the sale of the Jersey Gardens property and University Park Village property to Simon LP pursuant to the purchase agreement for $1.09 billion (subject to certain adjustments and apportionments as described in the purchase agreement), (iii) proceeds from the sale of equity interests in, or assets of, certain joint ventures or subsidiaries, (iv) the issuance and sale of WPG common shares and (v) the debt financing which may include some combination of the following: a senior unsecured bridge loan facility and/or the issuance of senior unsecured notes or other debt securities. At or prior to the consummation of the merger, WPG expects to enter into definitive documentation for the debt financing. WPG's obligation to consummate the merger is not conditioned on WPG obtaining any financing for the merger or the completion of the sale of the Jersey Gardens property and University Park Village property to Simon LP.

        On September 16, 2014, in connection with the execution of the merger agreement, WPG entered into a debt commitment letter, which was amended and restated on September 23, 2014, pursuant to which certain parties agreed to provide an up to $1.25 billion senior unsecured bridge loan facility. WPG will have the option to draw on the facility to fund a portion, and potentially all, of the transactions. The amount drawn will depend on a number of factors, including whether WPG issues senior unsecured notes or other debt securities at or prior to the closing of the merger.

Debt Commitment Letter

        On September 16, 2014, in connection with the execution of the merger agreement, WPG entered into a debt commitment letter, which was amended and restated on September 23, 2014, which we refer to as the debt commitment letter, from Citigroup Global Markets Inc. and Citibank, N.A., which we refer to as the initial commitment parties, pursuant to which the initial commitment parties agreed to provide an up to $1.25 billion senior unsecured bridge loan facility, which we refer to as the facility. On October 6, 2014, the following financial institutions, which, together with the initial commitment parties, we refer to as the commitment parties, became parties to the debt commitment letter by way of a joinder agreement and were assigned a portion of the initial commitment parties' commitments thereunder: Bank of America, N.A.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; JPMorgan Chase Bank, N.A.; RBS Securities Inc.; The Royal Bank of Scotland plc; Compass Bank; MUFG Union Bank, N.A.; PNC Capital Markets LLC; PNC Bank, National Association; SunTrust Bank;

U.S. Bank National Association; Goldman Sachs Bank USA; and Goldman Sachs Lending Partners LLC.

        WPG will have the option to draw on the facility to fund a portion, and potentially all, of the transactions. The amount drawn will depend on a number of factors, including whether WPG issues senior unsecured notes or other debt securities at or prior to the closing of the merger. The facility will mature on the date that is 364 days following the closing date. The interest rate payable on amounts outstanding under the facility will be equal to three-month LIBOR plus an applicable margin based on WPG's credit rating, which increases on the 180th and 270th days following the consummation of the merger. In addition, an increasing duration fee will be payable on the 180th and 270th days following the consummation of the merger on the outstanding principal amount, if any, under the facility. The facility will not amortize and any amounts outstanding will be repaid in full on the maturity date.

        The facility is expected to contain events of default, representations and warranties and covenants that are substantially identical to those contained in WPG LP's existing credit agreement (subject to certain exceptions set forth in the debt commitment letter).

        Each commitment party's commitments with respect to the facility, and each commitment party's agreements to perform the services described in the debt commitment letter, will automatically terminate on the earliest of (i) 11:59 p.m. (New York City time) on April 16, 2015, (ii) the consummation of the merger either (a) without the use of the facility or (b) if the facility is intended to be used, the execution of the definitive documentation and the funding of the loans thereunder, and (iii) the termination of the merger agreement in accordance with its terms.

        The definitive documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement/prospectus. Although the debt financing described in this proxy statement/prospectus is not subject to due diligence or "market out," such financing may not be considered assured. The obligation of the commitment parties to provide debt financing under the debt commitment letter is subject to a number of conditions (including certain conditions that do not relate directly to the merger agreement). There is a risk that these conditions will not be satisfied and the debt financing may not be available when required.

        As of June 30, 2014, WPG had indebtedness with a principal amount equal to approximately $2.3 billion. As of such date, Glimcher and WPG had, on a pro forma basis, approximately $4.8 billion in principal amount of indebtedness outstanding.

The Purchase Agreement

        Simon LP will acquire the equity interests in the owners of the Jersey Gardens property and the University Park Village property currently owned by affiliates of Glimcher pursuant to the terms and subject to the conditions of the purchase agreement. Glimcher has also agreed in the merger agreement that, to the extent requested by WPG, Glimcher or Glimcher LP will cause the equity interests in the owners of such properties to be conveyed to Simon LP at the closing and immediately prior to the effective time of the merger.

  Purchase Agreement

        On September 16, 2014, in connection with the execution of the merger agreement, WPG LP entered into the purchase agreement with Simon LP pursuant to which WPG LP agreed to cause Glimcher LP to transfer its direct or indirect equity interests in the owners of (i) the Jersey Gardens property and (ii) the University Park Village property, which we refer to collectively as the designated properties, to Simon LP (or its nominee) substantially simultaneously with the closing of the merger.

        Under the purchase agreement, the total purchase price for the designated properties will be $1.09 billion. The purchase price is subject to certain adjustments and apportionments as described in the purchase agreement. The purchase agreement contemplates Simon LP acquiring the equity interests in the owners of the designated properties subject to existing indebtedness encumbering the designated properties. Simon LP agreed to use good faith commercially reasonable efforts to obtain certain lender consents on or before the closing of the transactions contemplated by the purchase agreement; the receipt of such consents, however, is not a condition to the closing of the transactions contemplated by the purchase agreement. WPG LP and Simon LP will share equally in the payment of all fees and expenses related to obtaining such required consents and any related assumption or transfer fees.

        The equity interests in the owners of the designated properties are to be sold by WPG LP and conveyed by Glimcher LP on an "as-is" basis. Simon LP's obligation to close under the purchase agreement is subject only to (i) WPG LP's delivery of written notice to Simon LP that the merger and the other transactions contemplated by the merger agreement have closed or that all of the conditions to the closing under the merger agreement have been satisfied and the parties thereunder are proceeding to close such transactions substantially simultaneously with the closing under the purchase agreement and (ii) Glimcher LP delivering or causing to be delivered all of the material transfer documents and instruments required by the purchase agreement and the property letter agreement described below. The purchase agreement contains other terms, conditions, covenants, representations and warranties from each of the respective parties that are customary and typical for a transaction of this nature.

  Property Letter Agreement

        On September 16, 2014, concurrently with WPG LP and Simon LP entering into the purchase agreement, WPG LP, Glimcher LP and Simon LP entered into the property letter agreement, pursuant to which Glimcher LP agreed to deliver or cause to be delivered to Simon LP an assignment and assumption of its direct or indirect equity interests in the owners of the designated properties at the closing under the purchase agreement.

        In addition, Glimcher LP further agreed to deliver or cause to be delivered certain other documents at the closing of the purchase agreement, including but not limited to, notices to tenants and owners relating to the sale of the equity interests in the designated properties to Simon LP, certain records and files relating to the designated properties and an agreement terminating any management, leasing, development, services or similar agreement in effect with the applicable owner of each designated property with respect to such designated property.

        Under the property letter agreement, Glimcher LP will cooperate reasonably and in good faith with Simon LP and its affiliates in their efforts to assume the existing indebtedness on the designated properties; provided that all costs, fees and expenses incurred in connection with the assumption of such indebtedness will be paid by Simon LP and/or WPG LP. The property letter agreement will terminate (i) by mutual consent of all parties thereunder or (ii) if the merger agreement is terminated by Glimcher prior to the consummation of the merger in accordance with the terms of the merger agreement. Glimcher LP and its affiliates will have no liability under the property letter agreement, and WPG LP and Simon LP have waived any right to sue Glimcher LP or its affiliates for damages for any default by Glimcher LP thereunder.

        The descriptions of the purchase agreement and the property letter agreement are qualified in their entirety by the copies of the purchase agreement and the property letter agreement attached to this proxy statement/prospectus as Annex B and Annex C, respectively. You are urged to read the purchase agreement and the property letter agreement carefully.

 Management of the Combined Company Following the Merger

        At the effective time of the merger, Mark Ordan, WPG's current chief executive officer, will become executive chairman of WPG, and Michael Glimcher, Glimcher's current chief executive officer, will become chief executive officer and president of WPG and vice chairman of the WPG Board, reporting to Mr. Ordan. The rest of the senior leadership team for WP GLIMCHER is expected to include: Butch Knerr, chief operating officer; C. Marc Richards, chief administrative officer; Mark Yale, chief financial officer; Thomas Drought, executive vice president, leasing; Robert Demchak, general counsel; Lisa Indest, chief accounting officer & senior vice president, finance; and Michael Gaffney, senior vice president, head of capital markets.

        In connection with the signing of the merger agreement, Messrs. Glimcher and Yale entered into the Employment Agreements and the Severance Benefits Amendments (pursuant to which they waived certain rights to severance and vesting of equity awards upon the consummation of the merger, and instead will be entitled to such severance and vesting, subject to execution of a release, upon certain terminations of employment following the consummation of the merger), each of which will become effective upon the consummation of the merger. The material terms of the Employment Agreements and the Severance Benefits Amendments are described in "The Merger—Interests of Glimcher's Trustees and Executive Officers in the Merger." Mr. Ordan has also entered the Ordan Amendment which will become effective upon the consummation of the merger. The Ordan Amendment reflects Mr. Ordan's new title and reporting relationships and provides, among other things, for severance in the event of the non-renewal of Mr. Ordan's employment agreement on its scheduled expiration of May 28, 2017. It is expected that certain other executive officers and/or senior managers of Glimcher with severance agreements who continue with WPG following the consummation of the merger will amend their severance agreements in a manner similar to the Severance Benefits Amendments, with each such severance agreement amendment to become effective upon the consummation of the merger.

        WPG will cause the WPG Board immediately after the merger to consist of nine members: Mark Ordan, Michael P. Glimcher, the other six members of the WPG Board as of September 16, 2014: Louis G. Conforti, Robert J. Laikin, David Simon, Jacquelyn R. Soffer, Richard S. Sokolov and Marvin L. White, and one additional trustee of Glimcher who as of September 16, 2014 was a member of the Glimcher Board, as mutually agreed between Glimcher and WPG prior to closing, who will serve as chairman of the compensation committee of the WPG Board. Glimcher and WPG have agreed on Niles C. Overly as the additional trustee of Glimcher to serve on the WPG Board.

        Following the closing, the corporate headquarters and operations for WPG and its subsidiaries will be in Columbus, Ohio and WPG will be renamed "WP GLIMCHER." See also "The Merger Agreement—Certain Governance Matters."

Interests of Glimcher's Trustees and Executive Officers in the Merger

        In considering the recommendation of the Glimcher Board that Glimcher shareholders vote to approve the merger and the other transactions contemplated by the merger agreement, you should be aware that certain of Glimcher's trustees and executive officers have interests in the merger that differ from, or are in addition to, the interests of Glimcher shareholders generally. The Glimcher board of trustees was aware of, and considered the interests of, Glimcher's trustees and executive officers in approving the merger agreement. The substantial interests specific to Glimcher's trustees and executive officers are briefly described in further detail below, and certain of them are quantified in the narrative and table below. For purposes of the agreements and plans described below, to the extent applicable, the completion of the transactions contemplated by the merger agreement will constitute a change of control, change in control or term of similar meaning.

  Board Membership

        As described under "The Merger—Management of the Combined Company Following the Merger," following the merger, Mr. Glimcher will become the vice chairman of the WPG Board and one additional trustee of Glimcher who, as of September 16, 2014, was a member of the Glimcher Board, as mutually agreed between Glimcher and WPG prior to closing, shall become a member of the WPG Board and shall serve as chairman of the compensation committee of the WPG Board.

  Treatment of Glimcher Equity Awards

        As of the date of this proxy statement/prospectus, Glimcher's executive officers hold Glimcher Restricted Shares, Glimcher Stock Options and Glimcher Performance Shares and Glimcher's trustees hold Glimcher Restricted Shares and certain of Glimcher's trustees hold Glimcher Stock Options.

  Restricted Shares

        Except with respect to Glimcher employees who enter into waivers of accelerated vesting (as described more fully below), in accordance with the terms of the applicable award agreements each unvested Glimcher Restricted Share award that is outstanding immediately prior to the effective time of the merger, will, effective immediately prior to the effective time of the merger, vest in full, and the restrictions and forfeiture conditions with respect thereto will lapse and expire, and each holder of each Glimcher Restricted Share award will be entitled to receive the merger consideration, plus accrued but unpaid dividends (if any), less the amount of applicable tax required to be withheld.

        Each award of Glimcher Restricted Shares that would otherwise vest in accordance with its terms as a result of the merger, but with respect to which the applicable award holder has executed a waiver of such vesting, will be converted, at the effective time of the merger, into a WPG Converted Restricted Share award with respect to a number of WPG common shares equal to the number of Glimcher common shares subject to such Glimcher Restricted Share award multiplied by the Equity Award Exchange Ratio (and rounded, as applicable, to the nearest whole share, with 0.50 being rounded upward). All dividends, if any, accrued but unpaid as of the effective time of the merger with respect to any such Glimcher Restricted Share award, will remain accrued with respect to the associated WPG Converted Restricted Share award. The WPG Converted Restricted Share award will continue to be subject to the same terms and conditions applicable to the underlying Glimcher Restricted Share award (and will generally continue to vest pursuant to the vesting schedule to which such Glimcher Restricted Share award was subject prior to the consummation of the merger, subject to acceleration upon certain terminations of employment as, and to the extent, provided in an applicable waiver). As more fully discussed in the section entitled "WPG Employment Agreements and Severance Benefits Amendments with Messrs. Glimcher and Yale," Messrs. Glimcher and Yale waived, among other things, their respective right to accelerated vesting of their Glimcher Restricted Share awards pursuant to their respective Severance Benefits Amendments and are instead entitled to such accelerated vesting, subject to execution of a release, upon certain terminations of employment following the consummation of the merger. It is expected that other executive officers of Glimcher who continue with WPG following the consummation of the merger will enter into amendments to their severance agreements containing a similar waiver.

        The following table shows the number and estimated value of outstanding Glimcher Restricted Shares held by Glimcher's current non-management trustees and executive officers and certain former non-management trustees.

Estimated Value of Glimcher Restricted Shares Held by Non-Management Trustees and Executive Officers

Name	No. of Restricted Shares	Estimated Value of Restricted Shares(1)
Non-Management Trustees
David M. Aronowitz	10,120	$139,555
Herbert Glimcher	10,120	$139,555
Howard Gross	10,120	$139,555
Timothy J. O'Brien	10,120	$139,555
Niles C. Overly	10,120	$139,555
William S. Williams	10,120	$139,555
Richard Celeste(2)	5,251	$72,411
Wayne Doran(2)	5,251	$72,411
Alan R. Weiler(2)	5,251	$72,411
Yvette McGee Brown	4,869	$67,144
Nancy J. Kramer	4,869	$67,144
Executive Officers
Michael P. Glimcher(3)	895,721	$12,350,881
Mark E. Yale(3)	217,419	$2,997,932
Marshall A. Loeb	234,626	$3,235,493
Thomas J. Drought, Jr.	139,150	$1,918,878
George A. Schmidt	118,645	$1,636,115
Melissa A. Indest	26,013	$358,719
Armand Mastropietro	28,346	$390,891
Victor Pildes	19,630	$270,698

(1)
The estimated value of the Glimcher Restricted Shares presented in the table above is based on a price per WPG common share of $17.04 (the average closing market price of a WPG common share for the first five business days following the first public announcement of the execution of the merger agreement). The actual values of cash and WPG common shares that will be received may be greater or less than those presented above.

(2)
Each of Messrs. Celeste, Doran and Weiler were trustees of Glimcher during the past fiscal year and each is no longer a trustee, but continues to hold Glimcher Restricted Shares.

(3)
Messrs. Glimcher and Yale waived their respective right to accelerated vesting of their Glimcher Restricted Shares upon the consummation of the merger. Therefore, Messrs. Glimcher and Yale will receive WPG Converted Restricted Shares as described above rather than the merger consideration, and the values reflected in the table above represent the estimated values of such WPG Converted Restricted Shares, based on the Equity Award Exchange Ratio and the $17.04 per share price of WPG common shares described in footnote (1) above. It is expected that certain other executive officers of Glimcher will enter into similar waivers and, therefore, will receive WPG Converted Restricted Shares rather than the merger consideration.

  Stock Options

        At the effective time of the merger, in accordance with the terms of the merger agreement, each Glimcher Stock Option that is outstanding immediately prior to the effective time of the merger will be converted into a WPG Converted Option, with the number of WPG common shares subject to such WPG Converted Option equal to the product of (x) the total number of Glimcher common shares subject to such Glimcher Stock Option immediately prior to the effective time of the merger and (y) the Equity Award Exchange Ratio (rounded down to the next lower whole number of shares), and with the exercise price per share of each such WPG Converted Option equal to (i) the per share exercise price of the Glimcher common share subject to such Glimcher Stock Option divided by (ii) the Equity Award Exchange Ratio (rounded up to the nearest whole cent). Each WPG Converted Option will be otherwise subject to the same terms and conditions as the applicable Glimcher Stock Option. All Glimcher Stock Options held by Glimcher's executive officers and non-management trustees are fully vested, therefore no Glimcher Stock Options held by Glimcher's executive officers and non-management trustees will vest in connection with the consummation of the merger.

        The following table shows the number and estimated value of outstanding Glimcher Stock Options held by Glimcher's non-management trustees and executive officers.

Estimated Value of Glimcher Stock Options Held by Non-Management Trustees and Executive Officers

Name	No. of Shares Underlying Vested Stock Options(1)	Estimated Value of Stock Options(2)
Non-Management Trustees
David M. Aronowitz	3,000	$0
Howard Gross	11,400	$25,984
Timothy J. O'Brien	2,400	$25,984
Niles C. Overly	11,400	$25,984
William S. Williams	9,000	$0
Executive Officers
Michael P. Glimcher	150,000	$0
Mark E. Yale	56,000	$173,217
Marshall A. Loeb	74,000	$259,840
Thomas J. Drought, Jr.	34,000	$37,085
George A. Schmidt	63,332	$144,343
Melissa A. Indest	23,333	$45,150
Armand Mastropietro	20,600	$60,611
Victor Pildes	0	$0

(1)
All Glimcher Stock Options currently held by Glimcher's non-management trustees and executive officers are vested.

(2)
The estimated value of the Glimcher Stock Options held by Glimcher's non-management trustees and executive officers presented in the table above is based on a price per WPG common share of $17.04 (the average closing market price of a WPG common share for the first five business days following the first public announcement of the execution of the merger agreement). The value of "in-the-money" Glimcher Stock Options was determined based on the number of common shares underlying each Glimcher Stock Option and the difference between the exercise price of such Glimcher Stock Option and $17.04, with such shares and exercise prices determined on an as-converted to WPG Converted Option basis. Glimcher Stock Options that would be "out-of-the-money" based on a $17.04 value per WPG common share have been attributed a value of zero for purposes of the calculation of the estimated value of Glimcher Stock Options in the table. The actual values of the Glimcher Stock Options held by Glimcher's non-management trustees and executive officers may be greater or less than the values presented above.

   Performance Shares

        In accordance with the terms of the applicable award agreements, each Glimcher Performance Share that is outstanding immediately prior to the effective time of the merger will, effective immediately prior to the effective time of the merger, vest if and to the extent the Glimcher Board (or appropriate committee thereof) determines as of immediately prior to the effective time of the merger that the performance goals applicable to such Glimcher Performance Share have been achieved based on Glimcher's total shareholder return as determined at the effective time of the merger compared against that of a specified peer group (with total shareholder return based on the increase in stock value over the applicable performance period plus the value of any deemed reinvested dividends). The portion of any Glimcher Performance Share that does not vest as described above will be forfeited immediately prior to the effective time of the merger without payment of any consideration. The holder of each Glimcher Performance Share that vests will be entitled to receive the merger consideration with respect to each such Glimcher Performance Share, less the amount of applicable tax required to be withheld.

        The following table shows the outstanding Glimcher Performance Shares held by Glimcher's executive officers (at target and at an assumed level of performance, determined as described below) and their value. No Glimcher non-management trustees currently hold Glimcher Performance Shares.

Estimated Value of Glimcher Performance Shares Held by Executive Officers

Name	No. of Performance Shares (at target)(1)	No. of Glimcher Common Shares Underlying Performance Shares (at assumed performance)(1)(2)	Estimated Value of Performance Shares (at assumed performance)(1)(2)
Michael P. Glimcher	192,827	369,729	$5,098,563
Mark E. Yale	77,130	147,890	$2,039,403
Marshall A. Loeb	88,149	169,018	$2,330,758
Thomas J. Drought, Jr.	53,716	102,996	$1,420,315
George A. Schmidt	53,716	102,996	$1,420,315
Melissa A. Indest	20,660	39,614	$546,277
Armand Mastropietro	20,660	39,614	$546,277
Victor Pildes	14,699	29,388	$405,261

(1)
In the event the effective time of the merger occurs after December 31, 2014, the portion of each of the executive officer's Glimcher Performance Shares that are scheduled to vest on December 31, 2014 will be settled in Glimcher common shares in accordance with their original terms.

(2)
The estimated value of the Glimcher Performance Shares presented in the table above is based on the value of the merger consideration, calculated using a price per WPG common share of $17.04 (the average closing market price of a WPG common share for the first five business days following the first public announcement of the execution of the merger agreement). In addition, the average closing price of the common shares of each of Glimcher and its peer companies over the first five business days following the first public announcement of the execution of the merger agreement (plus the value of any deemed reinvested dividends in respect of such shares) was used to determine the total shareholder return of Glimcher and its peer companies. The number and value of the Glimcher Performance Shares presented in the above table assume performance of 177.5%, 200%, and 200% of target for the Glimcher Performance Shares granted in 2012, 2013, and 2014, respectively. The number of Glimcher Performance Shares that actually vest immediately prior to the effective time of the merger, and the value of cash and

  WPG common shares that will actually be received by the Glimcher executive officers, may be greater or less than the amounts presented above.

  Severance Agreements

        Glimcher is party to severance agreements with each of Messrs. Glimcher, Yale, Loeb, Drought, Jr., Schmidt, Mastropietro and Pildes and Ms. Indest. The severance agreements are "single-trigger" agreements, except for Mr. Pildes's severance agreement. Mr. Pildes's severance agreement is a "double-trigger" agreement, requiring that his employment be terminated by Glimcher or Glimcher's successor other than for "cause" (as defined in Mr. Pildes's severance agreement) or by Mr. Pildes following his relocation beyond a specified number of miles of Mr. Pildes's work location at the time of a change in control, in each case, within 24 months following a change in control in order to receive severance benefits under his severance agreement. The severance agreements generally provide for the following payments and benefits in the event of a change in control (with respect to Mr. Pildes only, contingent on a specified termination of employment within 24 months following such change in control, as described in the preceding sentence):

  •
  a payment (which in the case of Mr. Schmidt, will be entirely in WPG common shares) equal to three times the executive officer's annual compensation, or two times the annual compensation for Messrs. Mastropietro and Pildes and Ms. Indest, which consists of the executive officer's annual base salary at the time of the change in control and the executive officer's target bonus opportunity under the applicable bonus plan(s) in which the executive officer participates in the year in which the change in control occurs (or the bonus plan(s) in effect during Glimcher's most recently completed fiscal year if no effective and approved bonus plan is in place for the year in which the change in control of Glimcher occurs);

  •
  the vesting of all unvested restricted shares or stock options that are outstanding on the day immediately prior to the date of the change in control (or on the day immediately prior to the date of Mr. Pildes' termination of employment, as described above); and

  •
  funding of Consolidated Omnibus Budget Reconciliation Act (COBRA) premiums for a period of up to 18 months following the change in control and, for all executive officers with severance agreements other than Mr. Pildes, if the executive officer's participation in any such continuing coverage plan or program is barred, payment of the value of the COBRA premiums to the executive officer at the pricing as it existed at the time of the change in control.

        With respect to all executive officers with severance agreements other than Mr. Pildes, if any such executive officer has or will receive any compensation or recognize any income that constitutes an "excess parachute payment" within the meaning of Section 280G of the Code triggering the imposition of the excise tax under Section 4999 of the Code, such executive officer will be entitled to receive an additional "gross-up" payment equal to an amount such that the net amount of such additional payment retained by the executive officer after all federal, state and local income and employment taxes (including, without limitation, all federal, state and local income and employment taxes on the gross-up payment) is equal to the excise tax imposed on the payment. Any payment to Mr. Pildes under his severance agreement that would trigger the imposition of the excise tax under Section 4999 of the Code will be reduced to $1.00 less than the amount that would trigger such excise tax if such reduction would result in Mr. Pildes receiving a greater after-tax benefit than he would receive if all amounts under the severance agreement and any other compensatory arrangements maintained by Glimcher were paid to Mr. Pildes.

        As more fully described below in the section entitled "The Merger—WPG Employment Agreements and Severance Benefits Amendments with Messrs. Glimcher and Yale," each of Messrs. Glimcher and Yale have entered into the Severance Benefits Amendments, whereby they have each waived their right to receive the benefits under their severance agreements upon the consummation of the merger and instead will be entitled to receive such benefits, subject to execution of a release, upon a termination of their employment by WPG without "cause" (including as a result of notice of non-renewal by WPG pursuant to the applicable employment agreement), their resignation for "good reason," upon their death or as a result of their "disability" (each, as defined in the applicable Severance Benefits Amendment).

        It is expected that certain other executive officers of Glimcher who are a party to a severance agreement will enter into similar amendments to their severance agreements and will only be entitled to receive the benefits under their severance agreements upon certain terminations following the consummation of the merger.

  WPG Employment Agreements and Severance Benefits Amendments with Messrs. Glimcher and Yale

        WPG has entered into an Employment Agreement and Severance Benefit Amendment with each of Messrs. Glimcher and Yale. Pursuant to the Severance Benefit Amendments, Messrs. Glimcher and Yale have waived their rights to receive certain payments and benefits under their existing respective severance agreements upon the consummation of the merger and will instead be entitled to such payments and benefits, subject to execution of a release, upon certain terminations of employment following the consummation of the merger as more fully described below. Both Employment Agreements and Severance Benefits Amendments will become effective as of, and are subject to, the consummation of the merger, and include the terms and conditions described below.

        Pursuant to his Employment Agreement, Mr. Glimcher will serve as the vice chairman of the WPG Board and as the chief executive officer and president of WPG for an initial term of five years commencing upon the consummation of the merger. Pursuant to his Employment Agreement, Mr. Yale will serve as the executive vice president and chief financial officer of WPG for an initial term of three years commencing upon the consummation of the merger. Mr. Glimcher's Employment Agreement provides Mr. Glimcher with an annual salary of $825,000 and a target annual bonus opportunity of 200% of his salary (with a maximum bonus opportunity of 300% of salary). Mr. Yale's Employment Agreement provides Mr. Yale with an annual salary of $500,000 and a target annual bonus opportunity of 100%-150% of his salary.

        Each of Messrs. Glimcher and Yale will also be entitled to receive the following equity-based incentive awards:

            (i)  An annual grant of long-term incentive plan units in WPG LP under the Washington Prime Group, L.P. 2014 Stock Incentive Plan, which we refer to as LTIP Units and such annual grant of LTIP Units as the Annual LTIP Units, with respect to each fiscal year during the term of the applicable Employment Agreement, commencing with the fiscal year ending December 31, 2014 (if Messrs. Glimcher or Yale do not receive from Glimcher or its affiliates an equity-based compensation award between the date of execution of the applicable Employment Agreement and the consummation of the merger) or December 31, 2015 (if Messrs. Glimcher or Yale do receive such an award), with such LTIP Unit grants to be made no later than promptly following the completion of WPG's audited financial statements for the applicable fiscal year and on terms no less favorable than the annual LTIP Unit awards made to WPG's other senior executives. The number of such LTIP Units granted in respect of a fiscal year will be determined by dividing a cash amount (two times base salary at target and three times base salary at maximum for Mr. Glimcher (determined based on WPG's achievement of total shareholder return goals with respect to such fiscal year) and no less than one times base salary for Mr. Yale) by the average closing price of WPG common shares for the final 15 trading days of such fiscal year. Mr. Glimcher's Annual LTIP Units will vest at a rate of one-third on each of the first three annual anniversaries of the first day of the fiscal year following the fiscal year in respect of which such

  LTIP Units were granted, subject to Mr. Glimcher's continued employment with WPG on each such vesting.

           (ii)  A one-time grant of LTIP Units, which we refer to as the Inducement LTIP Units, to be made immediately following the 20 consecutive trading days commencing on the consummation of the merger, with the number of such LTIP Units granted to be determined by dividing $1,400,000 (Mr. Glimcher) and $600,000 (Mr. Yale), by the average closing price of WPG's common shares for the 20 consecutive trading days commencing on the consummation of the merger. Once granted, such LTIP Units will vest 25% on each of the first four annual anniversaries of the consummation of the merger, subject to Messrs. Glimcher's and Yale's respective continued employment with WPG on each such vesting date (other than as noted below in connection with certain terminations of employment).

          (iii)  A recurring grant of LTIP Units in respect of each of the following performance periods, which we refer to as the Performance LTIP Units: from the consummation of the merger to (i) December 31, 2016, (ii) December 31, 2017, and (iii) December 31, 2018 (with corresponding LTIP Units granted promptly following the end of the applicable performance period), in each case, subject to Messrs. Glimcher's and Yale's respective continued employment with WPG through each applicable grant date (other than as noted below in connection with certain terminations of employment). The number of such LTIP Units granted with respect to each performance period will be determined by dividing a cash amount, not greater than $700,000 (Mr. Glimcher) and $300,000 (Mr. Yale), determined based on WPG's achievement of absolute and relative (versus the MSCI REIT Index) total shareholder return goals with respect to each performance period, by the average closing price of WPG's common shares for the 20 consecutive trading days commencing on the consummation of the merger. Such LTIP Units vest on the third annual anniversary of the consummation of the merger, subject to Messrs. Glimcher's and Yale's respective continued employment through such date (other than as noted below in connection with certain terminations of employment), such that LTIP Units with respect to the final performance period will be fully vested on the grant date.

        The Employment Agreements also include non-competition and non-solicitation provisions, which run for one year following the termination of their respective employment, as well as confidentiality and non-disparagement covenants.

        In connection with their execution of the Employment Agreements, Messrs. Glimcher and Yale entered into the Severance Benefits Amendments, pursuant to which Messrs. Glimcher and Yale have waived their right to receive the payments and benefits provided under their respective severance agreements upon the consummation of the merger (in an aggregate amount of approximately $18,235,061 for Mr. Glimcher and $5,511,182 for Mr. Yale, which for both of Messrs. Glimcher and Yale are based on the assumptions related to the valuation of the cash severance and Glimcher Restricted Shares as described in the Golden Parachute Compensation table, below) and will only be entitled to receive such payments and benefits under the circumstances described in this paragraph. Pursuant to the Severance Benefits Amendments, if Messrs. Glimcher's or Yale's respective employment is terminated without "cause" (including as a result of notice of non-renewal by WPG pursuant to the applicable Employment Agreement) or by Messrs. Glimcher or Yale for "good reason" (each, as defined in the respective Severance Benefits Amendments), or on account of death or "disability" (as defined in their respective Severance Benefits Amendments), Messrs. Glimcher or Yale, as applicable (or their respective estates) will be entitled to (i) a lump sum cash payment of three times the sum of annual base salary as in effect immediately prior to the consummation of the merger and their target annual bonus under the applicable Glimcher bonus plan for the year in which the merger occurs (or the year immediately prior to the year in which the merger occurs if a current-year bonus program has not been adopted as of the consummation of the merger), (ii) accelerated vesting of WPG equity awards (A) derived in connection with the conversion of Glimcher Restricted Shares into WPG

Converted Restricted Shares, (B) received as the Inducement LTIP Units, and (C) received as the Performance LTIP Units, (iii) Performance LTIP Unit grants for any current performance period or completed performance period (to the extent such grants were not previously made), based on actual performance through the date of termination (or the end of the applicable performance period, if earlier), which are fully vested when granted, and (iv) WPG-paid COBRA continuation coverage premiums for 18 months following the date of termination. Messrs. Glimcher's and Yale's receipt of the payments and benefits described above is contingent on their respective timely execution and non-revocation of a release of claims in favor of WPG and its affiliates.

        The Severance Benefits Amendments provide that all of the vested WPG common shares that Messrs. Glimcher and Yale receive in connection with the merger cannot be sold or otherwise transferred until WPG adopts executive stock ownership guidelines, following which such WPG common shares will be subject to such guidelines; provided that if the guidelines are not adopted by the earliest of Messrs. Glimcher's or Yale's respective termination of employment for any reason, a change in control of WPG or the third anniversary of effective time of the merger, the vested WPG common shares shall not be subject to such restrictions upon any of the foregoing events.

  Benefits Arrangements with the Combined Company

        Under the merger agreement, WPG has agreed to certain employee benefits and compensation continuation covenants. For a description of such covenants, see "The Merger Agreement—Employee Matters."

  Quantification of Payments and Benefits

        The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of Glimcher's named executive officers that is based on or otherwise relates to the merger, and is subject to a non-binding, advisory vote of Glimcher's shareholders, as described under the section titled "Proposals Submitted to Holders of Glimcher Common Shares—Merger Related Compensation Proposal."

        Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur prior to the completion of the merger. The actual value to be received by Glimcher's named executive officers may be greater or less than the amounts presented below. For purposes of calculating such amounts, we have assumed, among other things:

  •
  October 23, 2014 as the closing date of the merger, and

  •
  a termination of Messrs. Glimcher's and Yale's employment by the combined company without "cause" or as a result of their respective resignations for "good reason" immediately following the closing of the merger.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Perquisites / Benefits(3)	Tax Reimbursements(4)	Total
Michael P. Glimcher	$5,884,180	$17,449,444	$26,385	$10,856,523	$34,216,532
Mark E. Yale	$2,513,250	$5,037,335	$26,385	$3,245,483	$10,822,453
Marshall A. Loeb	$2,984,541	$5,556,251	$16,860	$3,636,729	$12,194,381
Thomas J. Drought, Jr.	$1,971,786	$3,339,193	$26,385	$2,322,794	$7,660,158
George A. Schmidt	$1,873,197	$3,056,430	$24,775	$2,153,688	$7,108,090

(1)
As described above, the cash severance payments for each of Messrs. Glimcher, Yale, Loeb, Drought, Jr. and Schmidt consist of a lump sum payment equal to three times their respective annual compensation, which consists of the existing annual base salary at the time of the change in control and the target bonus opportunity under the 2014 GRT Executive Bonus Plan (which is 125%, 70%, 70%, 60% and 60% of each named executive officer's base salary, respectively). Messrs. Loeb, Drought, Jr., and Schmidt's payments and benefits under their severance agreements are "single-trigger." Messrs. Glimcher's and Yale's payments and benefits under their respective Severance Benefits Amendments (which become effective upon the consummation of the merger) are "double-trigger" and subject to the execution of a release of claims in favor of WPG and its affiliates. As disclosed above in the section entitled "Severance Agreements," Mr. Schmidt is entitled to receive the value of the salary and bonus severance benefit under his severance agreement in WPG common shares. For purposes of determining the number of shares to be delivered to Mr. Schmidt, the value of a WPG common share will be deemed equal to the sum of (i) $10.40 and (ii) the product of (A) 0.1989 of a WPG common share multiplied by (B) the volume-weighted average closing price of WPG common shares on the last ten trading days immediately preceding the consummation of the merger.

The value of the respective components of cash severance under the named executive officers' severance agreements (as amended, if applicable) are:

Severance

Name	Salary Component	Bonus Component
Michael P. Glimcher	$2,626,500	$3,257,380
Mark E. Yale	$1,500,000	$1,013,250
Marshall A. Loeb	$1,761,300	$1,223,241
Thomas J. Drought, Jr.	$1,236,000	$735,786
George A. Schmidt	$1,174,200	$698,997
(2)
The value of the Glimcher Restricted Shares and Glimcher Performance Shares subject to acceleration in connection with the merger shown in the table above is based on a calculation of the merger consideration that uses a price per WPG common share of $17.04 (the average closing market price of a WPG common share for the first five business days following the first public announcement of the execution of the merger agreement). The value of the Glimcher Stock Options is not required to be included in the table because all the Glimcher Stock Options held by Glimcher's named executive officers were previously vested. In addition, for the purpose of calculating the stock value used to compare the relative total shareholder return performance of Glimcher and its peer companies to determine the number of Glimcher Performance Shares that would vest upon the consummation of the merger, the stock value of Glimcher's common shares and the shares of Glimcher's peer companies was determined based on the average closing price of Glimcher common shares and the shares of Glimcher's peer companies over the first five business days following the first public announcement of the execution of the merger agreement, which for Glimcher equaled $13.66, plus, in each case, the value of any deemed reinvested dividends. All of the awards of Glimcher Performance Shares held by Glimcher's named executive officers will vest immediately prior to the effective time of the merger (i.e., "single-trigger"), subject to the satisfaction of applicable performance goals as described in the section entitled "Performance Shares," above. Messrs. Loeb, Drought, Jr., and Schmidt's awards of Glimcher Restricted Shares will vest immediately prior to the effective time of the merger (i.e., "single-trigger"); however, under their respective Severance Benefits Amendments (which become effective upon the consummation of the merger), Messrs. Glimcher's and Yale's awards of Glimcher Restricted Shares will vest upon certain terminations of employment following the effective time of the merger subject to the execution of a release of claims in favor of WPG and its affiliates (i.e., "double-trigger). The above table does not reflect the value of any LTIP Units to be granted to Messrs. Glimcher or Yale under the terms of their respective Employment Agreements.

The following table lists the portion of the value set forth in the "Equity" column in the table above attributable to each type of accelerated equity award held by Glimcher's named executive officers.

Equity

Name	Estimated Value of Restricted Shares	Estimated Value of Performance Shares
Michael P. Glimcher	$12,350,881	$5,098,563
Mark E. Yale	$2,997,932	$2,039,403
Marshall A. Loeb	$3,235,493	$2,330,758
Thomas J. Drought, Jr.	$1,918,878	$1,420,315
George A. Schmidt	$1,636,115	$1,420,315
(3)
As described above, upon a change in control, each of the named executive officers is entitled to funding of COBRA premiums for a period of up to 18 months following the change in control to continue all medical, dental, and vision group insurance benefit coverage (and payment of the value of such COBRA premiums to the named executive officer at the pricing as it existed at the time of the change in control if the named executive officer's participation in any such continuing coverage plan or program is barred). The amounts set forth in the table above are based on 2014 and 2015 rates, as applicable, and a 2% COBRA administration fee. The actual costs of COBRA premiums for the 18 months following the consummation of the merger will depend on the applicable rates for such period. For Messrs. Loeb, Drought, Jr., and Schmidt, these benefits are "single-trigger;" however, under their respective Severance Benefits Amendments (which become effective upon the consummation of the merger), for Mr. Glimcher and Yale these benefits are "double-trigger" and subject to the execution of a release of claims in favor of WPG and its affiliates.

(4)
If any named executive officer has or will receive any compensation or recognize any income that constitutes an "excess parachute payment" within the meaning of Section 280G of the Code, triggering the imposition of the excise tax under Section 4999 of the Code, such named executive officer will be entitled to receive an additional "gross-up" payment equal to an amount such that the net amount of such additional payment retained by the executive after all federal, state and local income and employment taxes (including, without limitation, all federal, state and local income and employment taxes on the gross-up payment) is equal to the excise tax imposed on the payment. These amounts are subject to change based on the effective time of the merger, date of termination of the named executive officer and certain other assumptions used in the calculation.

  Directors' and Officers' Indemnification and Insurance

        The merger agreement provides that from and after the effective time of the merger, WPG will cause the surviving entity to do the following:

  •
  indemnify, defend and hold harmless, to the fullest extent permitted by applicable law, each past and present trustee, director and officer of Glimcher and its subsidiaries against any costs or expenses (including attorneys' fees and expenses and disbursements), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any action, whether civil, criminal, administrative or investigative, to the extent such action arises out of or pertains to the fact that such trustee, director or officer is or was a director, officer, partner, member, trustee, fiduciary or agent of Glimcher or any of its subsidiaries or a fiduciary under any Glimcher benefit plan, and provide advancement of expenses to such trustees, directors and officers subject to certain limitations described in the merger agreement;

  •
  honor and maintain in effect for a period of six years after the effective time of the merger all rights to exculpation, indemnification and advancement of expenses of trustees, directors and officers contained in the organizational documents of Glimcher and its subsidiaries as in effect as of the date of the merger agreement and all rights to exculpation, indemnification and advancement of expenses of each such trustee, director or officer as provided in any indemnification or other agreement to which Glimcher or any of its subsidiaries is a party as of the date of the merger agreement; and

  •
  subject to certain limitations described in the merger agreement, maintain for a period of at least six years after the effective time of the merger policies of directors' and officers' liability insurance and fiduciary liability insurance as in place as the date of the merger agreement with Glimcher's current insurance carrier or from a carrier with the same or better credit ratings than

    Glimcher's existing carrier, with retentions and levels of coverage no less favorable than, and other terms and conditions no less favorable in the aggregate than, such existing directors' and officers' insurance policies, with respect to claims arising from facts, events, acts or omissions that occurred on or before the effective time of the merger, or in lieu of such insurance, Glimcher may purchase and WPG may purchase if Glimcher declines to do so a "tail" directors' and officers' liability insurance and fiduciary liability insurance from such a carrier and with such terms.

Accounting Treatment of the Transactions

        In accordance with GAAP, WPG will account for the transactions using the acquisition method of accounting with WPG treated as the acquiror of Glimcher for accounting purposes. Under acquisition accounting, the assets acquired and liabilities assumed will be recorded as of the acquisition date, at their respective fair values, and added to those of WPG. Any excess of purchase price over the fair values will be recorded as goodwill. Consolidated financial statements of WPG issued after the transactions would reflect Glimcher's fair values after the completion of the transactions, but will not be restated retroactively to reflect the historical consolidated financial position or results of operations of Glimcher.

Listing of WPG Common and Preferred Shares

        WPG has agreed to use its reasonable best efforts to cause the WPG common shares to be issued in the merger, the WPG common shares reserved for issuance in connection with the merger and WPG preferred shares to be issued in the merger, in each case to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time of the merger. The obligation of each of the parties to the merger agreement to complete the merger and the other transactions contemplated by the merger agreement is subject to the satisfaction or (to the extent permitted by law) waiver, at or prior to the effective time of the merger, of the condition that all such WPG common shares and the WPG preferred shares have been authorized for listing on the NYSE, subject to official notice of issuance.

        Accordingly, following the completion of the merger, it is anticipated that the WPG common shares and WPG preferred shares received in the merger by holders of Glimcher common shares and Glimcher preferred shares, respectively, will be listed on the NYSE. The WPG common shares will be listed under the symbol "WPG."

Deregistration of Glimcher Common and Preferred Shares

        If the merger is completed, Glimcher common shares and Glimcher preferred shares will be delisted from the NYSE and deregistered under the Exchange Act, and Glimcher will no longer file periodic reports with the SEC.

Restrictions on Sales of WPG Common and Preferred Shares Received in the Merger

        WPG common shares and WPG preferred shares issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for WPG common shares and WPG preferred shares issued to any holder of Glimcher common shares or Glimcher preferred shares who may be deemed to be an "affiliate" of WPG after the completion of the merger. This proxy statement/prospectus does not cover resales of WPG common or preferred shares received by any person upon the completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

 THE MERGER AGREEMENT

        This section of this proxy statement/prospectus describes the material provisions of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. This summary may not contain all of the information about the merger agreement that is important to you. WPG and Glimcher urge you to carefully read the full text of the merger agreement because it is the legal document that governs the merger and the other transactions contemplated by the merger agreement.

        The merger agreement is not intended to provide you with any factual, financial or other information about WPG or Glimcher or their respective affiliates. The representations, warranties and covenants contained in the merger agreement (and summarized below) were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, may be subject to important qualifications and limitations agreed upon by the parties, including being qualified by information each of WPG and Glimcher filed with the SEC on or after January 1, 2013 and by certain confidential disclosure letters each of the parties delivered to the other in connection with the signing of the merger agreement that modify, qualify and create exceptions to the representations, warranties and covenants set forth in the merger agreement and that allocate contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of WPG or Glimcher or their respective affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by WPG and Glimcher.

 Merger

        The merger agreement provides for the merger of Glimcher with and into Merger Sub I, upon the terms and subject to the conditions set forth in the merger agreement. Merger Sub I will be the surviving entity in the merger and, following completion of the merger, will continue to be a subsidiary of WPG LP. The merger will become effective on the closing date at the time the articles of merger are accepted for record by the State Department of Assessments and Taxation of the State of Maryland, or at such other time on the closing date agreed to by WPG and Glimcher and specified in the articles of merger.

        The merger agreement provides that, unless otherwise agreed to by the parties, the closing date on which the merger will become effective will take place on the third business day following the date on which all of the closing conditions (described under "—Conditions to Completion of the Merger") have been satisfied or waived (other than the conditions that by their terms are to be satisfied at closing, but subject to the satisfaction or waiver of those conditions), provided that if the marketing period (as described below) has not ended at such time, the closing will instead occur at the earlier of (i) a business day during the marketing period specified by WPG on no less than three business days' notice to Glimcher and (ii) the last day of the marketing period (or if such day is not a business day, the first business day occurring after). The marketing period is the first period of 20 consecutive business days throughout which WPG has been provided with certain information needed in connection with its financing and certain conditions have been satisfied (such as receipt of the Glimcher shareholder approval, approval for listing on the NYSE of WPG securities and effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part).

Treatment of Glimcher Common Shares in the Merger

        At the effective time of the merger, without any action on the part of any of the parties or any security holder, each Glimcher common share issued and outstanding immediately prior to the merger effective time (other than Glimcher common shares owned by Glimcher, WPG LP or Merger Sub I, which will be cancelled, and continuing Glimcher restricted shares (see "—Treatment of Glimcher Equity Awards")) will be converted into the right to receive (i) $10.40 in cash and (ii) 0.1989 of a newly issued, fully paid and non-assessable WPG common share. The cash portion of the merger consideration will be increased or decreased in limited circumstances, if a special distribution is required to be made prior to the acquisition effective time by either WPG or Glimcher in order for such party to maintain its status as a REIT or avoid or reduce the imposition of any entity-level tax.

Treatment of Glimcher Preferred Shares in the Merger

        Additionally, at the effective time of the merger, (i) each outstanding Glimcher Series G preferred share will convert into one newly issued share of WPG Series G preferred share, (ii) each outstanding Glimcher Series H preferred share will convert into one newly issued WPG Series H preferred share and (iii) each outstanding Glimcher Series I preferred share will convert into one newly issued WPG Series I preferred share, which we collectively refer to as the preferred share merger consideration. Each series of WPG preferred shares will have preferences, rights and privileges substantially identical to the preferences, rights and privileges of the respective series of Glimcher preferred shares prior to the merger.

Treatment of Glimcher Equity Awards in the Merger

        In connection with consummation of the merger, certain Glimcher equity awards will be assumed by WPG and converted into equity awards in respect of WPG common shares as follows:

        Continuing Glimcher Restricted Share Awards.    At the effective time of the merger, each outstanding and unvested Glimcher Restricted Share award that would otherwise vest as a result of the merger but is held by an individual who has waived such vesting will be converted into a WPG Converted Restricted Share award with respect to a number of WPG common shares equal to the number of Glimcher common shares subject to such Glimcher Restricted Share award multiplied by the Equity Award Exchange Ratio. Each WPG Converted Restricted Share award will be subject to the same terms and conditions applicable to the underlying Glimcher Restricted Share award, including as to vesting (as may be modified by an applicable waiver).

        Glimcher Stock Options.    At the effective time of the merger, each outstanding Glimcher Stock Option will be converted into a WPG Converted Option, with the number of WPG common shares subject to each such WPG Converted Option to equal the product of (x) the total number of Glimcher common shares subject to such Glimcher Stock Option immediately prior to the effective time of the merger and (y) the Equity Award Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares, and with the exercise price per share of each such WPG Converted Option equal to (i) the per share exercise price for the Glimcher common shares subject to such Glimcher Stock Option divided by (ii) the Equity Award Exchange Ratio (rounded up to the nearest whole cent). Each WPG Converted Option will be otherwise subject to the same terms and conditions applicable to the underlying Glimcher Stock Option, except that such WPG Converted Option will vest in full at the effective time of the merger, unless the holder of such WPG Converted Option has executed a waiver of such vesting.

        Additionally, in connection with consummation of the merger, holders of certain other Glimcher equity awards will have the right to receive, in exchange for the cancellation of such awards, the following:

        Vesting Glimcher Restricted Share Awards.    Immediately prior to the effective time of the merger, each outstanding Glimcher Restricted Share award that is held by an individual who does not waive vesting in connection with such award will immediately and automatically vest and entitle the holder thereof to the merger consideration plus any accrued but unpaid dividends with respect to such Glimcher Restricted Share award, if any, less applicable withholding.

        Glimcher Performance Share Awards.    Immediately prior to the effective time of the merger, each outstanding Glimcher Performance Share award will (i) vest if and to the extent the Glimcher Board (or appropriate committee thereof) determines that the performance goals applicable to such Glimcher Performance Share award have been achieved based on actual performance measured at the effective time of the merger (and any Glimcher performance share award that does not so vest will be forfeited without payment of any consideration therefor), and (ii) entitle the holder thereof to the merger consideration, less applicable withholding.

Partnership Merger

        The merger agreement also provides for the merger of Merger Sub II with and into Glimcher LP, upon the terms and subject to the conditions set forth in the merger agreement. Glimcher LP will be the surviving entity in the partnership merger and, following completion of the partnership merger, will be a subsidiary of WPG LP. The partnership merger will become effective on the closing date and as promptly as practicable following the effective time of the merger, upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at a later time on the closing date agreed to by WPG and Glimcher and specified in the certificate of merger.

        At the effective time of the partnership merger, by virtue of the partnership merger and without any action on the part of any of the parties or any security holder, (i) each Glimcher LP unit issued and outstanding immediately prior to the partnership merger effective time (other than certain Glimcher LP units as set forth in the merger agreement and the Glimcher LP Series I-1 preferred limited partnership units as described below) will be converted into the right to receive 0.7431 of a newly issued, fully paid and non-assessable WPG LP unit, which we refer to as the partnership merger consideration and (ii) each Glimcher LP Series I-1 preferred limited partnership unit issued and outstanding immediately prior to the partnership merger effective time will automatically be converted into one preferred unit of WPG LP having the preferences, rights and privileges substantially identical to the preference, rights and privileges of the Glimcher Series I-1 preferred limited partnership unit prior to the partnership merger, which we refer to as the preferred unit partnership merger consideration.

Fractional Shares

        In lieu of the issuance of any fractional shares of WPG common shares, holders of Glimcher common shares will receive a cash payment (without interest) in an amount representing such holder's proportionate interest in the net proceeds from the sale by the exchange agent, on behalf of all such holders, of WPG common shares that would otherwise be issued.

WPG LP Issuances to WPG

        Immediately prior to the merger, WPG LP will issue to WPG, in consideration for the contribution by WPG of the WPG common shares and the WPG preferred shares to be issued in the merger, (i) a number of WPG LP units equal to the aggregate number of WPG common shares issued in the merger (including any WPG common shares sold to satisfy fractional interests), (ii) a number of WPG LP Series G preferred shares equal to the number of WPG Series G preferred shares issued in the merger, (iii) a number of WPG LP Series H preferred shares equal to the number of WPG Series H preferred shares issued in the merger and (iv) a number of WPG LP Series I preferred shares equal to the number of WPG Series I preferred shares issued in the merger.

 Exchange Agent; Delivery of Consideration

        In accordance with the merger agreement, WPG will appoint an exchange agent. As soon as reasonably practicable after the closing date (and no later than five business days after the closing date), the exchange agent will send a letter of transmittal to record holders of certificated Glimcher common shares, Glimcher preferred shares, Glimcher LP units or Glimcher LP preferred units (as applicable) together with instructions on how to surrender such certificates in exchange for the merger consideration, preferred share merger consideration, partnership merger consideration or preferred unit partnership merger consideration (as applicable). Upon proper surrender of a certificated Glimcher common share, Glimcher preferred share, Glimcher LP unit or Glimcher LP preferred unit (as applicable) for exchange and cancellation to the exchange agent, together with a properly completed and signed letter of transmittal, and delivery of any other documents required by the exchange agent's instructions, the holder of such share or unit will be entitled to receive the merger consideration, preferred share merger consideration, partnership merger consideration or preferred unit partnership merger consideration (as applicable). No interest will be paid or accrued for the benefit of holders of such certificates on the merger consideration, preferred share merger consideration, partnership merger consideration or preferred unit partnership merger consideration (as applicable). Holders of uncertificated, book-entry Glimcher common shares, Glimcher preferred shares, Glimcher LP units or Glimcher LP preferred units (as applicable) will be automatically entitled to receive the merger consideration, preferred share merger consideration, partnership merger consideration or preferred unit partnership merger consideration (as applicable) and will not need to surrender a certificate or execute a letter of transmittal.

Withholding

        Each party to the merger agreement and the exchange agent is entitled to deduct and withhold from the merger consideration, preferred share merger consideration, partnership merger consideration or preferred unit partnership merger consideration (as applicable), such amounts or property as such party or the exchange agent is required to deduct and withhold under the Code or under any provision of applicable law.

Representations and Warranties

        The merger agreement contains a number of representations and warranties made by Glimcher and Glimcher LP, on the one hand, and WPG, WPG LP, Merger Sub I and Merger Sub II, on the other hand. The representations and warranties were made by the parties as of the date of the merger agreement and do not survive the effective time of the partnership merger. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the merger agreement, as well as information contained in the documents that each of WPG and Glimcher filed with the SEC on or after January 1, 2013, and prior to the effective date of the merger agreement, and information contained in the confidential disclosure letters delivered in connection with the merger agreement.

Representations and Warranties of Glimcher and Glimcher LP

        Glimcher and Glimcher LP made representations and warranties in the merger agreement relating to, among other things:

  •
  corporate organization, valid existence, good standing, qualification to conduct business and subsidiaries;

  •
  capitalization;

  •
  due authorization, execution, delivery and validity of the merger agreement;

  •
  absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

  •
  permits and compliance with law;

  •
  SEC filings, financial statements, and internal accounting controls;

  •
  disclosure documents to be filed with the SEC in connection with the merger;

  •
  absence of certain changes since December 31, 2013;

  •
  employee benefit plans, labor and employment matters;

  •
  material contracts;

  •
  litigation;

  •
  environmental matters;

  •
  intellectual property;

  •
  real property and leases;

  •
  tax matters, including qualification as a REIT;

  •
  insurance;

  •
  receipt of the written fairness opinions of GreenOak and Morgan Stanley;

  •
  absence of ownership triggering anti-takeover statutes;

  •
  required shareholder vote;

  •
  broker's, finder's and investment banker's fees;

  •
  inapplicability of the Investment Company Act of 1940;

  •
  the property letter agreement with respect to certain properties to be purchased by Simon LP; and

  •
  affiliate transactions.

Representations and Warranties of WPG, WPG LP, Merger Sub I and Merger Sub II

        WPG, WPG LP, Merger Sub I and Merger Sub II made representations and warranties in the merger agreement relating to, among other things:

  •
  corporate organization, valid existence, good standing, qualification to conduct business and subsidiaries;

  •
  capitalization;

  •
  due authorization, execution, delivery and validity of the merger agreement;

  •
  absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

  •
  permits and compliance with law;

  •
  SEC filings, financial statements, and internal accounting controls;

  •
  disclosure documents to be filed with the SEC in connection with the merger;

  •
  absence of certain changes since December 31, 2013;

  •
  employee benefit plans, labor and employment matters;

  •
  environmental matters;

  •
  real property and leases;

  •
  litigation;

  •
  insurance;

  •
  tax matters, including qualification as a REIT;

  •
  absence of any shareholder vote required in connection with the merger;

  •
  broker's, finder's and investment banker's fees;

  •
  inapplicability of the Investment Company Act of 1940;

  •
  financing for amounts payable under the merger agreement, including the cash consideration;

  •
  ownership and prior activities of Merger Sub I and Merger Sub II;

  •
  absence of ownership triggering anti-takeover statutes;

  •
  material contracts;

  •
  financing;

  •
  the purchase agreement and related property letter agreement with respect to the Jersey Gardens property and University Park Village property to be purchased by Simon LP; and

  •
  affiliate transactions.

Definition of "Material Adverse Effect"

        Many of the representations and warranties in the merger agreement are qualified by a "material adverse effect" standard. For the purposes of the merger agreement, "material adverse effect" means any event, circumstance, change, occurrence, development or effect that has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, properties, liabilities, financial condition or results of operations of Glimcher and its subsidiaries, taken as a whole, or WPG and its subsidiaries, taken as a whole, as the case may be, or (ii) the ability of Glimcher, Glimcher LP, WPG or WPG LP, as the case may be, to consummate the merger before April 16, 2015. However, for purposes of clause (i), a material adverse effect will not include an event, circumstance, change, occurrence, development or effect, either alone or in combination, to the extent arising out of or resulting from the following:

  •
  any change generally affecting the industries or markets in which Glimcher and its subsidiaries, or WPG and its subsidiaries, as applicable, operate;

  •
  any change generally affecting economic, regulatory or political conditions in the United States or the global economy or capital, financial or securities markets, including changes in interest rates;

  •
  any changes after September 16, 2014 in law or GAAP (or the interpretation of the foregoing);

  •
  commencement, escalation or worsening of a war (whether or not declared) or armed hostilities or the occurrence of acts of terrorism, civil disobedience or sabotage;

  •
  earthquakes, hurricanes, floods or other natural disasters;

  •
  the execution, announcement, other public disclosure or performance of the merger agreement or the transactions contemplated by the merger agreement, or the impact of such execution, announcement, disclosure or performance on relationships, contractual or otherwise, with customers, suppliers, tenants, lenders, employees, unions, licensors, joint venture partners or other persons with business relationships with WPG and its subsidiaries or Glimcher and its subsidiaries, as the case may be, or any action by a governmental authority or any action or dispute brought or threatened arising out of or resulting from such execution, announcement, disclosure or performance;

  •
  any action taken with the other party's prior written consent or, with respect to Glimcher and its subsidiaries, in connection with specified actions contemplated by the merger agreement;

  •
  with respect to Glimcher and its subsidiaries, any disclosure by WPG regarding its plans with respect to the conduct of the business of Glimcher following closing; or

  •
  any failure to meet any projections or forecasts, in and of itself;

except, in the case of the first five bullet points above, to the extent that Glimcher and its subsidiaries, taken as a whole, or WPG and its subsidiaries, taken as a whole, as applicable, are disproportionately adversely affected thereby relative to other participants in the industries in which Glimcher and its subsidiaries, or WPG and its subsidiaries, as applicable, operate (in which case such change or development may be taken into account in determining whether a material adverse effect has occurred).

Conditions to Completion of the Merger

Mutual Closing Conditions

        The obligation of each of Glimcher, Glimcher LP, WPG, WPG LP, Merger Sub I and Merger Sub II to complete the merger and the other transactions contemplated by the merger agreement is subject to the satisfaction or (to the extent permitted by law) waiver, at or prior to the effective time of the merger, of the following conditions:

  •
  approval by Glimcher's shareholders of the merger and the other transactions contemplated by the merger agreement;

  •
  the absence of any law or order by any governmental authority prohibiting, making illegal, enjoining or otherwise restricting or preventing the consummation of the merger;

  •
  the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, having been declared effective by the SEC and no stop order suspending the effectiveness of the Form S-4 having been issued and no proceedings for that purpose having been initiated or threatened by the SEC and not withdrawn; and

  •
  (i) the WPG common shares to be issued in connection with the merger, (ii) the WPG common shares to be reserved for issuance in connection with the merger, and (iii) the WPG preferred shares to be issued in connection with the merger, each having been authorized for listing on the NYSE, subject to official notice of issuance.

Additional Closing Conditions for the Benefit of WPG

        The obligation of WPG, WPG LP, Merger Sub I and Merger Sub II to complete the merger and the other transactions contemplated by the merger agreement is subject to the satisfaction or waiver (to the extent permitted by law), at or prior to the effective time of the merger, of the following additional conditions:

  •
  the accuracy in all material respects as of the closing date of certain representations and warranties made in the merger agreement by Glimcher and Glimcher LP regarding Glimcher's and Glimcher LP's organization and subsidiaries, certain aspects of their capital structure, corporate authority relative to the merger agreement, certain tax matters, the opinions of GreenOak and Morgan Stanley, applicability of takeover statutes, brokers and the vote required to approve the merger, except that any such representations and warranties that are made as of a specific date will be true and correct in all material respects only as of such specified date;

  •
  the accuracy in all respects (except for de minimis inaccuracies) as of the closing date of representations and warranties by Glimcher and Glimcher LP regarding certain aspects of their capitalization, except that any such representations and warranties that are made as of a specific date will be true and correct in all respects (except for de minimis inaccuracies) only on and as of such specified date;

  •
  the accuracy as of the closing date of all other representations and warranties made in the merger agreement by Glimcher and Glimcher LP, except (i) that any such representations and warranties that are made as of a specific date will be true and correct only on and as of such specified date (subject to the following clause (ii)) and (ii) where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or material adverse effect qualifications set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on Glimcher;

  •
  Glimcher's and Glimcher LP's performance and compliance in all material respects with the agreements and covenants required to be performed or complied with by them on or prior to the closing date;

  •
  receipt by WPG of an officer's certificate, dated as of the closing date and signed by an executive officer on behalf of Glimcher, certifying that the closing conditions described in the four preceding bullets have been satisfied;

  •
  no event, circumstance, change, occurrence, development or effect having occurred since the date of the merger agreement that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Glimcher;

  •
  receipt by WPG of a written opinion of McDonald Hopkins LLC, dated as of the closing date in form and substance reasonably satisfactory to WPG, to the effect that, commencing with Glimcher's initial taxable year that ended on December 31, 1994, through Glimcher's taxable year ended December 31, 2013, Glimcher has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and, since January 1, 2014, its actual organization and method of operation has enabled Glimcher to meet, through the effective time of the merger, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer's certificate executed by Glimcher; and

  •
  completion by Glimcher of certain pre-closing corporate restructuring transactions and receipt by WPG of reasonably satisfactory evidence thereof.

 Additional Closing Conditions for the Benefit of Glimcher

        The obligation of Glimcher and Glimcher LP to complete the merger and the other transactions contemplate by the merger agreement is subject to the satisfaction or waiver (to the extent permitted by law), at or prior to the effective time of the merger, of the following additional conditions:

  •
  the accuracy in all material respects as of the closing date of certain representations and warranties made in the merger agreement by WPG, WPG LP, Merger Sub I and Merger Sub II regarding WPG's, WPG LP's, Merger Sub I's and Merger Sub II's organization and subsidiaries, certain aspects of their capital structure, corporate authority relative to the merger agreement, applicability of takeover statutes, brokers and the vote required to approve the merger, except that any such representations and warranties that are made as of a specific date will be true and correct in all material respects only as of such specified date;

  •
  the accuracy in all respects (except for de minimis inaccuracies) as of the closing date of representations and warranties by WPG, WPG LP, Merger Sub I and Merger Sub II regarding certain aspects of their capitalization, except that any such representations and warranties that are made as of a specific date will be true and correct in all respects (except for de minimis inaccuracies) only on and as of such specified date;

  •
  the accuracy as of the closing date of all other representations and warranties made in the merger agreement by WPG, WPG LP, Merger Sub I and Merger Sub II, except (i) that any such representations and warranties that are made as of a specific date will be true and correct only on and as of such specified date (subject to the following clause (ii)) and (ii) where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or material adverse effect qualifications set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on WPG;

  •
  WPG's, WPG LP's, Merger Sub I's and Merger Sub II's performance and compliance in all material respects with the agreements and covenants required to be performed or complied with by them on or prior to the closing date;

  •
  receipt by Glimcher of an officer's certificate dated as of the closing date and signed by an executive officer on behalf of WPG, certifying that the closing conditions described in the four preceding bullets have been satisfied;

  •
  no event, circumstance, change, occurrence, development or effect having occurred since the date of the merger agreement that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to WPG; and

  •
  receipt by Glimcher of an opinion dated as of the closing date from nationally recognized tax counsel selected by WPG and in form and substance reasonably satisfactory to Glimcher to the effect that, since its spin-off from Simon on May 28, 2014, WPG's actual organization and method of operation has enabled WPG to meet, through the effective time of the merger, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer's certificate executed by WPG.

Covenants and Agreements

Conduct of Business of Glimcher Pending the Merger

        Glimcher and Glimcher LP have agreed to certain obligations and restrictions with respect to the conduct of the business of themselves and their subsidiaries until the earlier of the effective time of the merger or the valid termination of the merger agreement. In general, except with WPG's prior written consent (not to be unreasonably withheld), as required by law or as otherwise expressly required by the merger agreement, Glimcher will, and will cause its subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice, and, consistent with the foregoing, use its reasonable best efforts to maintain its assets and properties in their current condition (normal wear and tear and damage caused by casualty or by reasons outside of Glimcher's or its subsidiaries' control excepted), preserve intact its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers, maintain its insurance policies (or other insurance in such amounts and against such risks as consistent in all material respects with such policies) and maintain the status of Glimcher as a REIT and Glimcher LP as a partnership for U.S. federal income tax purposes. Without limiting the foregoing, Glimcher has also agreed that, except with WPG's prior written consent (not to be unreasonably withheld), as set forth in Glimcher's disclosure schedule, to the extent required by law or as otherwise expressly required or permitted by the merger agreement, it will not, and will cause its subsidiaries not to, take specified actions. In particular, restrictions apply to, among other things and subject to certain exceptions:

  •
  amendments to its organizational documents and waivers of the stock ownership limit in the Glimcher Declaration of Trust;

  •
  stock splits and similar transactions;

  •
  declarations and payment of any dividend with respect to Glimcher common shares or any other equity securities of Glimcher or its subsidiaries, with exceptions including (i) the payment by Glimcher of (a) quarterly dividends on the Glimcher common shares in accordance with past practice and timing at a rate not to exceed an annualized rate of $0.40 per Glimcher common share and (b) dividends on the Glimcher preferred shares in accordance with their terms and (ii) the payment by Glimcher LP of (x) quarterly distributions on the Glimcher LP units in the same amount as the dividend per Glimcher common share permitted pursuant to clause (i)(a) above, (y) distributions on the Glimcher LP preferred units in accordance with their terms and (z) such other distributions as required under the limited partnership agreement of Glimcher LP;

  •
  equity redemptions and repurchases;

  •
  issuances, pledges and dispositions of any Glimcher common shares or shares of any of its subsidiaries capital stock or any options, warrants, convertible securities or other rights to acquire any shares of such capital stock;

  •
  grants, awards or modifications to the terms of any Glimcher restricted shares or Glimcher LP units, convertible securities or other rights to acquire any of Glimcher common shares or any of its subsidiaries' capital stock or other equity securities, or amendments to Glimcher's equity plans;

  •
  acquisitions of real property, personal property (other than personal property at a total cost of less than $2 million), corporations or business organizations, or any division or material amount of assets thereof assets in an amount for all such transactions in excess of $10 million;

  •
  sales of any property or assets in an amount for all such transactions in excess of $5 million;

  •
  incurrence, refinancing, prepayment, issuances, assumptions or guarantee of indebtedness, with exceptions including (i) indebtedness incurred in the ordinary course of business not exceeding $5 million in the aggregate and (ii) indebtedness incurred under any revolving facility of the Glimcher credit agreement in the ordinary course of business consistent with past practice in an aggregate amount outstanding at any time not exceeding $200 million;

  •
  making of any loans, advances or capital contributions to, or investments in, any other person or entity;

  •
  entry into, renewal, modification, amendment, termination, or assignment of any material rights or claims under any material contract or property lease, other than in the ordinary course of business;

  •
  waiver, release or assignment of any material rights or claims or making of any payment, direct or indirect, of any liability of Glimcher or any of its subsidiaries before the same comes due in accordance with its terms, other than in the ordinary course of business;

  •
  settlement or compromise of any legal action, suit, investigation, arbitration or proceeding;

  •
  increases in compensation or grants of severance, retention, change in control, or termination pay, payments or awards of any bonuses or incentive compensation, acceleration of the vesting or settlement of any rights or benefits under any Glimcher benefit plan, entry into, amendment or termination any benefit plan or any plan that would have been a Glimcher benefit plan if in effect as of the date of the merger agreement, providing of any funding for any rabbi trust or similar arrangement, or hiring of any employee or engage any consultant whose annual base salary and target bonus opportunity exceeds a specified amount;

  •
  changes to its methods of accounting;

  •
  action or failures to act, which would reasonably be expected to cause Glimcher to fail to qualify as a REIT or any subsidiary of Glimcher to fail to preserve its status as a partnership or disregarded entity for United States federal income tax purposes, a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code;

  •
  entering into, amending or taking certain actions relating to any tax protection agreements;

  •
  adoption of a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

  •
  making of, or changes to, material tax elections and taking certain other actions relating to tax matters; or

  •
  authorization or entry into any contract, agreement, commitment or arrangement to do any of the foregoing.

Conduct of Business of WPG Pending the Merger

        WPG and WPG LP have agreed to certain obligations and restrictions with respect to the conduct of the business of themselves and their subsidiaries until the earlier of the effective time of the merger or the valid termination of the merger agreement. In general, except with Glimcher's prior written consent (not to be unreasonably withheld), as required by law or as otherwise expressly required by the merger agreement, WPG will, and will cause its subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice, and, consistent with the foregoing, use its reasonable best efforts to maintain its assets and properties in their current condition (normal wear and tear and damage caused by casualty or by reasons outside of WPG's or its subsidiaries' control excepted), preserve intact its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers, maintain its insurance policies (or other insurance in such amounts and against such risks as consistent in all material respects with such policies) and maintain the status of WPG as a REIT and WPG LP as a partnership for U.S. federal income tax purposes. Without limiting the foregoing, WPG has also agreed that, except with Glimcher's prior written approval (not to be unreasonably withheld), to the extent required by law or as otherwise expressly required or permitted by the merger agreement, it will not, and will cause its subsidiaries not to, take specified actions. In particular, restrictions apply to, among other things and subject to certain exceptions:

  •
  amendments to WPG or WPG LP's organizational documents in a manner that would adversely affect the economic benefits of the merger or partnership merger to the holders of Glimcher common shares, Glimcher preferred shares, Glimcher LP units or Glimcher LP preferred units;

  •
  stock splits and similar transactions;

  •
  adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

  •
  declarations and payment of any dividend with respect to WPG common shares or any other equity securities of WPG or its subsidiaries, with exceptions including (i) the payment by WPG of quarterly dividends in accordance with past practice and timing at a rate not to exceed an annualized rate of $1.00 per WPG common share and (ii) the declaration and payment by WPG LP of (x) quarterly distributions on the WPG LP units in the same amount as the dividend per WPG common share permitted pursuant to clause (i) above and (y) such other distributions as required under the limited partnership agreement of WPG LP;

  •
  acquisitions of real property, corporations, other business organizations or any division or material amount of assets thereof in an amount for all such transactions in excess of $25 million;

  •
  sales of any property or assets in an amount for all such transactions in excess of $25 million in the aggregate;

  •
  changes to its methods of accounting;

  •
  incurrence, refinancing, prepayment, issuances assumptions or guarantee of indebtedness, with exceptions including (i) indebtedness incurred in the ordinary course of business not exceeding $10 million in the aggregate, (ii) indebtedness incurred under any revolving facility of WPG in place as of the date of the merger agreement, and (iii) indebtedness incurred pursuant to the debt commitment letters or in connection with the replacement of or lieu of the financing contemplated by debt commitment letter;

  •
  action or failures to act, which would reasonably be expected to cause WPG to fail to qualify as a REIT or WPG LP to fail to qualify as a partnership for United States federal income tax purposes; or

  •
  taking of certain actions relating to any tax protection agreements; or

  •
  authorization or entry into any contract, agreement, commitment or arrangement to do any of the foregoing.

Financing

        In connection with signing the merger agreement, WPG obtained a debt commitment letter pursuant to which the commitment parties have agreed to provide, under certain circumstances and subject to certain conditions, an up to $1.25 billion senior unsecured bridge loan facility to finance the merger, the repayment of certain existing indebtedness of WPG and of Glimcher, and the payment of certain fees and expenses. For additional information about this debt financing, see "The Merger—Financing of the Merger—Debt Commitment Letter."

        WPG has agreed to use reasonable best efforts to obtain the debt financing on the terms and conditions described in the debt commitment letter. Without the prior written consent of Glimcher, WPG will not agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its material rights under, the debt commitment letter, subject to certain exceptions, including where such amendment, replacement, supplement or other modification to or waiver of any provision of the debt commitment letter would not reasonably be expected to prevent, materially delay or materially impede the consummation of the debt financing or the merger.

        Glimcher has agreed to, and to cause its subsidiaries and representatives to, use reasonable best efforts to provide all cooperation reasonably requested by WPG that is necessary, proper or advisable in connection with the arrangement, marketing and consummation of the debt financing that does not unreasonably interfere with ongoing operations of Glimcher or any Glimcher subsidiaries.

        Glimcher has agreed to, and to cause its subsidiaries and representatives to, use reasonable best efforts to deliver all notices and take other actions required to facilitate the termination of commitments in respect of indebtedness, the repayment in full of all obligations (or in the case of any letters of credit, cash collateralization, to the extent that WPG shall not have entered into an alternative arrangement with the issuing bank) in respect of such indebtedness and the release of any liens and guarantees in connection therewith on the closing date.

Non-Solicitation Obligations of Glimcher

        Glimcher may not, and must cause its subsidiaries and its and their officers and directors and direct its other representatives not to, directly or indirectly through another person, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion or offer that constitutes or could reasonably be expected to lead to an acquisition proposal, (ii) engage in any discussions or negotiations regarding, or furnish to any third party any non-public information in connection with, or knowingly facilitate any third party in making any acquisition proposal or (iii) enter into any letter of intent, memorandum of understanding or agreement (other than an acceptable confidentiality agreement) providing for or relating to an acquisition proposal.

        For the purposes of the merger agreement, "acquisition proposal" means any proposal or offer, whether in one transaction or a series of related transactions, relating to (i) any merger, consolidation, share exchange, business combination or similar transaction involving Glimcher or its subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of Glimcher or its subsidiaries representing 15% or more of the consolidated assets of Glimcher and its subsidiaries, taken as a whole as determined on a book-value basis (including any indebtedness secured solely by such asset), (iii) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the voting power of Glimcher, (iv) any tender offer or exchange offer in which any person or "group" (as defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the outstanding shares of any class of voting securities of Glimcher, or (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Glimcher in which a third party would acquire beneficial ownership of 15% or more of the outstanding shares of any class of voting securities of Glimcher.

        Notwithstanding the restrictions set forth in the first paragraph above, the merger agreement provides that, at any time prior to the approval of the merger by the Glimcher shareholders, Glimcher or any Glimcher subsidiary may, directly or indirectly through any representative, in response to an unsolicited bona fide written acquisition proposal by a third party made after the date of the merger agreement, (i) furnish non-public information to such third party and its representatives (provided, however, that prior to so furnishing such information, Glimcher receives from the third party an executed acceptable confidentiality agreement, and any non-public information concerning Glimcher or its subsidiaries that is provided to such third party must, to the extent not previously provided to the WPG parties, be provided to the WPG parties prior to or substantially at the same time that such information is provided to such third party), and (ii) engage in discussions or negotiations with such third party and its representatives with respect to the acquisition proposal if, in the case of each of clauses (i) and (ii), the Glimcher Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such acquisition proposal constitutes, or could reasonably be likely to result in, a superior proposal.

        For the purposes of the merger agreement, "superior proposal" means any bona fide written acquisition proposal (except that, for purposes of this definition, the references in the definition of "acquisition proposal" to "15%" are replaced by "50%") made by a third party on terms that the Glimcher Board determines in good faith, after consultation with Glimcher's outside legal counsel and financial advisors would result, if consummated, in a transaction, that is more favorable from a financial point of view to the holders of Glimcher common shares than the merger and other transactions contemplated by the merger agreement after taking into account the likelihood and timing of consummation (as compared to the transactions contemplated by the merger agreement) and such other matters that the Glimcher Board deems relevant, including legal, financial (including the financing terms of any such acquisition proposal), regulatory and other aspects of such acquisition proposal and the identity of the person making such proposal.

        Glimcher must notify WPG promptly (but in no event later than 24 hours) after receipt by an officer of Glimcher or trustee on the Glimcher Board of any acquisition proposal or any inquiry from any person or entity seeking to have discussions or negotiations with Glimcher relating to a possible acquisition proposal, or if it enters into discussions or negotiations concerning any acquisition proposal or provides non-public information to any person. In addition, Glimcher must keep WPG reasonably informed of the status and material terms of any such acquisition proposals or offers on a reasonably current basis, including by providing a copy of all drafts and final versions of agreements relating thereto (which may be redacted to the extent necessary to protect confidential information of the business or operations of the person or entity making such acquisition proposal).

        Except as described below, neither the Glimcher Board nor any committee thereof may (i) withhold, withdraw or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to the WPG parties, the Glimcher Board's recommendation to Glimcher shareholders that they approve the merger and the other transactions contemplated by the merger agreement, (ii) approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any acquisition proposal, (iii) fail to include the Glimcher Board's recommendation in this proxy statement/prospectus or (iv) fail to publicly recommend against any acquisition proposal or publicly reaffirm the Glimcher Board's recommendation within ten business days after the request of WPG following an acquisition proposal that has been publicly announced (or such fewer number of days as remains prior to the Glimcher special meeting). In this proxy statement/prospectus, we refer to any of clauses (i) through (iv) above as an "adverse recommendation change."

        Notwithstanding the foregoing, Glimcher may make an adverse recommendation change or terminate the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal (provided that Glimcher pays the termination fee to WPG (see "—Termination of the Merger Agreement—Termination Fee and Expenses")) if the Glimcher Board (A) has received an unsolicited bona fide acquisition proposal that was not solicited in breach of the provisions described above and that, in the good-faith determination of the Glimcher Board, after consultation with outside legal counsel and financial advisors, constitutes a superior proposal (after giving effect to all of the adjustments which may be offered by WPG), and (ii) determines in good faith, after consultation with outside legal counsel, that failure to take such action could reasonably be expected to be inconsistent with the trustees' duties under applicable law. In addition, Glimcher may make an adverse recommendation change, other than in response to an acquisition proposal, if the

Glimcher Board determines in good faith, after consultation with outside legal counsel, that failure to take such action could reasonably be expected to be inconsistent with the trustees' duties under applicable law.

        The Glimcher Board may not make an adverse recommendation change or terminate the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal unless (i) Glimcher has notified WPG in writing that the Glimcher Board intends to take such action, specifying its reasons in reasonable detail and, in the case of an adverse recommendation change as a result of an unsolicited bona fide acquisition proposal, describing the material terms and conditions of (and attaching a complete copy of) the superior proposal that is the basis of such action (which documentation may be redacted to the extent necessary to protect confidential information of the business or operations of the person or entity making such acquisition proposal), (ii) during the 72-hour period following WPG's receipt of such notice of an adverse recommendation change, Glimcher and its representatives have negotiated with the WPG parties in good faith (if requested by the WPG parties) to adjust the terms and conditions of the merger agreement so that the adverse recommendation change or termination of the merger agreement is no longer necessary and (iii) after the end of such 72-hour period, the Glimcher Board has determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to the merger agreement proposed in writing by WPG that (a) in the case of an adverse recommendation change due to a superior proposal, the superior proposal giving rise to the notice continues to constitute a superior proposal, and (b) in the case of an adverse recommendation change other than in response to an acquisition proposal, after consultation with outside legal counsel, that failure to take such action could reasonably be expected to be inconsistent with the Glimcher Board's duties under applicable law. Any material change to the terms of such superior proposal, including any change to the financial terms, will require a new notice of an adverse recommendation change and will give rise to one additional match right as described above for WPG (except that references to "72" hours will be deemed to refer instead to "48" hours). In no event will there be more than two negotiation periods, and Glimcher will not be required to deliver more than two notices of an adverse recommendation change or to comply with the other requirements summarized in this paragraph that would otherwise have been applicable if Glimcher had delivered additional notices of an adverse recommendation change.

Form S-4, Proxy Statement/Prospectus; Shareholders Meeting

        Glimcher and WPG agreed to use their reasonable best efforts to (i) have the registration statement on Form S-4, of which this proxy statement prospectus forms a part, declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that such Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and Securities Act and (iii) keep such Form S-4 effective for so long as necessary to complete the merger.

        Glimcher agreed to use its reasonable best efforts to cause this proxy statement/prospectus to be mailed to its shareholders entitled to vote at the Glimcher special meeting as soon as practicable after such Form S-4 is declared effective and agreed to hold its special meeting as soon as practicable after the Form S-4 is declared effective, subject to Glimcher's right to make one or more postponements or adjournments of the Glimcher shareholder meeting under certain circumstances specified in the merger agreement. Glimcher further agreed to use its reasonable best efforts to obtain the approval of its shareholders, unless the Glimcher Board makes an adverse recommendation change in accordance with the provisions of the merger agreement described above.

Efforts to Complete Transactions; Consents

        Each of the parties to the merger agreement has agreed to use its reasonable best efforts to take all actions and do all things necessary, proper or advisable under applicable laws or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the merger and the other transactions contemplated by the merger agreement.

        Each of the parties to the merger agreement has agreed to provide any necessary notices to third parties and to use its reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the merger. They have also agreed to provide certain information and assistance and to cooperate in connection with governmental filings and inquiries.

        Glimcher will not be required by the foregoing to propose, commit to or effect any action that is not conditioned on the consummation of the merger.

Access to Information; Confidentiality

        The merger agreement requires each party to provide, with limited exceptions, to the other parties and their representatives, upon reasonable notice and during normal business hours, reasonable access to such party's properties, offices, books, contracts, commitments, personnel and records.

        Any non-public information exchanged pursuant to the merger agreement is subject to certain confidentiality obligations.

Notification of Certain Matters; Transaction Litigation

        Each of WPG and Glimcher have agreed to promptly notify the other with respect to certain matters, including in the event of certain breaches of representations, warranties or covenants or developments that would reasonably be expected to cause any of the conditions to closing not to be satisfied or satisfaction to be materially delayed.

        The parties to the merger agreement have also agreed to notify each other of any actions, suits, claims, investigations or proceedings commenced or threatened in connection with the merger agreement, the merger or the other transactions contemplated by the merger agreement, and to allow each other the opportunity to reasonably participate in the defense and settlement of any shareholder litigation and not to agree to a settlement of any shareholder litigation without the other's consent (not to be unreasonably withheld).

Agreements with Simon LP

        Under the merger agreement, Glimcher and Glimcher LP have agreed that, to the extent requested by WPG, the appropriate Glimcher entities will convey certain designated properties to Simon LP immediately prior to the effective time of the merger. WPG has agreed that it may not (i) amend or otherwise modify the purchase agreement with Simon LP or grant any consent or waiver under such agreement or (ii) take any action, or omit to take any action, in each case, that could reasonably be expected to prevent Simon LP's purchase of assets from being consummated prior to the outside date. WPG is also required to comply with its obligations under the purchase agreement with Simon LP and to pursue all remedies against Simon LP in connection with any breach by Simon LP of the purchase agreement. WPG will also keep Glimcher informed on a reasonably current basis of the status of Simon's purchase of the Jersey Gardens property and University Park Village property. The consummation of the sale of such properties to Simon LP is not a condition to the completion of the merger.

Stock Exchange Listing

        WPG has agreed to use its reasonable best efforts to cause the WPG common shares to be issued in connection with the merger, the WPG common shares reserved for issuance in the merger and WPG preferred shares to be issued in the merger, in each case to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters

        WPG has agreed under the merger agreement that it will, and will cause its subsidiaries to:

  •
  for one year following closing, provide each employee of Glimcher and its subsidiaries who continues employment with WPG or its subsidiaries following the merger with (i) no less favorable salary or hourly wage rates and target annual bonus opportunities than those provided by Glimcher or its subsidiaries to such employees as of immediately prior to closing, and (ii) all other compensation and employee benefits arrangements that are no less favorable in the aggregate than those provided by Glimcher or its subsidiaries to such employees as of immediately prior to closing; provided that, each employee of Glimcher or its subsidiaries who as of immediately prior to the effective time of the merger is covered by a collective bargaining agreement will be provided with compensation and benefits consistent with the terms of the collective bargaining agreement;

  •
  no later than May 31, 2015, grant long-term incentive awards (under the applicable WPG equity plan(s)) to eligible employees of Glimcher and its subsidiaries who continue employment with WPG or its subsidiaries, with such grants to be made in the ordinary course of business and consistent with the past practices of Glimcher and its subsidiaries (including as to timing and amount of such grants);

  •
  from and after closing, provide each employee of Glimcher and its subsidiaries who continues employment with WPG or its subsidiaries with credit for service with Glimcher or its subsidiaries for purposes of determining eligibility, vesting, levels of benefits and benefit accrual under WPG's employee benefit and compensation plans to the same extent that such service was credited under a comparable plan of Glimcher or its subsidiaries; and

  •
  from and after the effective time of the merger, with respect to any disability, dental, medical or health plan of WPG and its subsidiaries in which any employee of Glimcher and its subsidiaries who continues employment with WPG or its subsidiaries is eligible to participate, use reasonable commercial efforts to, (i) cause to be waived any eligibility waiting periods, evidence of insurance requirements, actively-at-work requirements or pre-existing condition limitations to the extent such periods, limitations or restrictions would have been waived or satisfied, or such condition would have been covered, under the benefits plan(s) of Glimcher or its subsidiaries in which such employee participated immediately prior to closing, and (ii) recognize any deductible, co-payment and out-of-pocket expenses incurred by such employee and such employee's beneficiaries during the portion of the calendar year prior to commencement of participation in such WPG benefit plan.

        In addition, WPG and Glimcher have agreed to calculate and pay fiscal year 2014 bonuses in the ordinary course of business consistent with past practice (including as to amount, timing of determination of achievement of performance targets and timing of payment). However, performance targets may be adjusted, as reasonably determined by the Glimcher Board and approved by WPG (such approval not to be unreasonably withheld), to reflect any non-recurring charges that are a direct result of the merger and that would not reasonably be expected to have been incurred had the merger not taken place. Additionally, if WPG and Glimcher reasonably determine that closing will not occur prior to December 31, 2014, to the extent reasonably requested by WPG, Glimcher and its subsidiaries will, in order to mitigate the impact of Sections 280G and 4999 of the Code, make or deliver payments or awards in 2014 that (i) are earned in 2014 and payable in the ordinary course of business in 2015 or (ii) would be earned or eligible to be earned in the ordinary course of business in 2014, but that Glimcher and WPG reasonably determine in 2014 are substantially certain to be earned in whole or in part.

 Indemnification of Directors and Officers; Insurance

        For a period of six years after closing, pursuant to the terms of the merger agreement and subject to certain limitations, the surviving entity in the merger will indemnify, defend and hold harmless each officer and director of Glimcher for actions or omissions at or prior to the effective time of the merger in their capacity as such, including with respect to the merger. In addition, the merger agreement sets out certain obligations of WPG, Glimcher and the surviving entity in the merger to maintain director and officer insurance coverage for a specified period of time after closing. For additional information, see "The Merger—Interests of Glimcher's Trustees and Executive Officers in the Merger—Directors' and Officers' Indemnification and Insurance."

Public Announcements

        The parties to the merger agreement agreed, subject to certain exceptions, that they and their respective affiliates will, to the extent reasonably practicable, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to the merger agreement or any of the transactions contemplated by the merger agreement.

Stub Dividend

        WPG will declare a dividend to the holders of WPG common shares, and Glimcher will declare a dividend to the holders of Glimcher common shares, the record and payment date for each of which will be the close of business on the last business day prior to closing, subject to funds being legally available for such dividends. The per share dividend amount payable by each of WPG and Glimcher will be an amount equal to its most recent quarterly dividend, multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the closing date, and divided by the actual number of days in the calendar quarter in which such dividend is declared.

Restructuring

        Prior to closing, Glimcher is required to complete certain restructuring transactions converting certain Glimcher subsidiaries from Delaware corporations to Delaware limited liability companies. In addition, upon written request by WPG at least ten business days prior to the closing date, Glimcher will use its reasonable best efforts to effect such restructuring of its business, assets, operations and subsidiaries as may be requested by WPG, including transfers of stock, partnership interests or limited liability company interests and making certain tax elections.

        The merger agreement also provides certain limitations on the restructuring, including that the restructuring may not delay or prevent the closing and must be implemented as close as possible to the closing date. In addition, the restructuring may not affect or modify the obligations of the WPG parties under the merger agreement, adversely change or alter the consideration payable to Glimcher shareholders or Glimcher LP unitholders in the merger or partnership merger, require Glimcher or Glimcher LP to take any action that may impose any additional taxes on the Glimcher LP limited partners or adversely affect the tax treatment of the merger or partnership merger for the Glimcher shareholders or Glimcher LP unitholders. WPG is required to advance Glimcher all reasonable expenses incurred by Glimcher and must indemnify and hold harmless Glimcher and its subsidiaries from any liabilities incurred in connection with the restructuring.

Certain Governance Matters

        Following closing, WPG will conduct business under the name "WP GLIMCHER" and will use such name for all purposes, except as otherwise required by law or contract. At WPG's 2015 annual meeting of shareholders, the holders of WPG common shares will be asked to vote on a proposal to amend the WPG Articles to change the name of WPG to "WP GLIMCHER Inc." The WPG Board will recommend that WPG shareholders vote in favor of such shareholder proposal. In connection with the meeting, WPG will use reasonable best efforts to solicit proxies for such shareholder approval. In the event that the necessary approval to change the name to "WP GLIMCHER Inc." is not obtained at such special shareholders meeting, WPG will continue to use reasonable best efforts to obtain shareholder approval of such name change for at least two additional meetings of its shareholders until such approval is obtained or made.

        WPG will take all requisite action to cause the WPG Board immediately after the merger to consist of nine members: Mark Ordan, Michael P. Glimcher, Richard S. Sokolov, five additional directors of WPG as of September 16, 2014 and one additional trustee of Glimcher who as of September 16, 2014 was a member of the Glimcher Board, to be mutually agreed between Glimcher and WPG prior to closing, who will serve as chairman of the compensation committee of the WPG Board. Glimcher and WPG have agreed on Niles C. Overly as the additional trustee of Glimcher to serve on the WPG Board.

        Upon effectiveness of the merger, Mark Ordan will become the executive chairman of WPG and Michael P. Glimcher will become the chief executive officer and vice chairman of WPG.

        Following closing, the corporate headquarters and operations for WPG and its subsidiaries will be in Columbus, Ohio.

Termination of the Merger Agreement

Termination by Mutual Agreement

        The merger agreement may be terminated at any time before the effective time of the merger by the mutual written agreement of WPG and Glimcher.

Termination by Either WPG or Glimcher

        The merger agreement may also be terminated prior to the effective time of the merger by either WPG or Glimcher if:

  •
  the merger has not been consummated on or before the outside date (provided that this termination right will not be available to any party that failed to perform its obligations under the merger agreement if that failure was the primary cause of, or resulted in, the merger not closing by the outside date);

  •
  a governmental authority of competent jurisdiction has issued a final and non-appealable order permanently restraining, enjoining or otherwise prohibiting the merger (provided that this termination right will not be available to a party if the issuance of such order was primarily due to the failure of such party to perform any of its obligations under the merger agreement and unless such party has used reasonable best efforts to oppose any order); or

  •
  the holders of Glimcher common shares fail to approve the merger and the other transactions contemplated by the merger agreement at the Glimcher special meeting.

Termination by WPG

        The merger agreement may also be terminated prior to the effective time of the merger by WPG if:

  •
  Glimcher or Glimcher LP has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the merger agreement, such breach or failure would, or would reasonably be expected to, result in a failure of a closing condition related to the accuracy of Glimcher's and Glimcher LP's representations and warranties or their material performance of or compliance with its obligations under the merger agreement, and such breach cannot be cured on or before the outside date (provided that WPG shall not have the right to terminate the merger agreement if WPG is then in material breach of any of its covenants or agreements contained in the merger agreement);

  •
  the Glimcher Board has made an adverse recommendation change; or

  •
  Glimcher has willfully and materially breached its non-solicitation and related obligations and such material breach, if curable by Glimcher, has not been fully cured by Glimcher within five calendar days following Glimcher's receipt of written notice of such breach (provided that any breach that results in an acquisition proposal that is publicly disclosed shall not be curable).

Termination by Glimcher

        The merger agreement may also be terminated prior to the effective time of the merger by Glimcher:

  •
  if any WPG party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the merger agreement, such breach or failure would, or would reasonably be expected to, result in a failure of a closing condition related to the accuracy of the WPG parties' representations and warranties or their material performance of or compliance with their obligations under the merger agreement, and such breach cannot be cured by the WPG parties on or before the outside date (provided that Glimcher shall not have the right to terminate the merger agreement if Glimcher is then in material breach of any of its covenants or agreements contained in the merger agreement); or

  •
  at any time prior to the approval of the merger and the other transactions contemplated by the merger agreement by the holders of Glimcher common shares in order to enter into an alternative acquisition agreement with respect to a superior proposal in accordance with the provisions of the merger agreement, provided that Glimcher substantially concurrently pays the termination fee (see "—Termination Fee and Expenses").

Termination Fee and Expenses

        Glimcher has agreed to pay WPG a termination fee in the amount of $47.61 million if the merger agreement is terminated by:

  •
  Glimcher at any time prior to the approval of the merger and the other transactions contemplated by the merger agreement by the Glimcher shareholders in order to enter into an alternative acquisition agreement with respect to a superior proposal in accordance with the provisions of the merger agreement;

  •
  either Glimcher or WPG if (i) the Glimcher shareholder approval has not been obtained at the Glimcher special meeting (including any adjournment or postponement thereof) at which the merger was voted upon (ii) after the date of the merger agreement but before the Glimcher special meeting, an acquisition proposal for 50% or more of Glimcher's common shares or voting power or consolidated assets is made to Glimcher or any person has publicly made an acquisition proposal that is not publicly withdrawn before the Glimcher special meeting and (iii) Glimcher consummates or executes a definitive agreement regarding an acquisition proposal for 50% or more of Glimcher's common shares or voting power or consolidated assets within 12 months of termination;

  •
  WPG if the Glimcher Board has made an adverse recommendation change; or

  •
  WPG if Glimcher has willfully and materially breached its non-solicitation and related obligations and such material breach, if curable by Glimcher, has not been fully cured by

    Glimcher within five calendar days following Glimcher's receipt of written notice of such material breach.

        The merger agreement provides generally that each party will pay its own fees and expenses in connection with the merger agreement, except that:

  •
  Glimcher will pay WPG up to $8.5 million of WPG's actual, out-of-pocket expenses if the merger agreement is terminated by either Glimcher or WPG because the Glimcher shareholder approval has not been obtained at the Glimcher special meeting (including any adjournment or postponement thereof) at which the merger was voted upon and, after the date of the merger agreement but prior to the date of the Glimcher special meeting, an acquisition proposal has been made to Glimcher or any person has publicly made an acquisition proposal (and such acquisition proposal has not been publicly withdrawn before the Glimcher special meeting). In the event that such expense reimbursement is paid to WPG and the termination fee subsequently becomes payable, the expense reimbursement will be credited against such termination fee;

  •
  Glimcher and WPG will share equally all expenses related to the printing, filing and distribution of this proxy statement/prospectus and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part (other than attorneys' and accountants' fees); and

  •
  WPG will pay all third party fees and expenses incurred by Glimcher in connection with seeking and obtaining certain lender consents and undertaking the restructuring.

        In no event will the aggregate payment by Glimcher to WPG pursuant to the termination fee and WPG expense amount provisions of the merger agreement require Glimcher to pay WPG an amount in excess of the termination fee.

Remedies and Other Provisions

Specific Performance

        The parties to the merger agreement are entitled to seek injunctions, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any and all other remedies at law or in equity.

Amendment

        The parties to the merger agreement may amend the merger agreement by mutual agreement by action taken or authorized by their respective boards at any time before or after receipt of the Glimcher shareholder approval and prior to the effective time of the merger, provided that, after approval of the merger and the other transactions contemplated by the merger agreement by Glimcher's shareholders, no amendment may be made that by law or in accordance with the rules of any stock exchange requires further approval by Glimcher's shareholders, without the approval of such shareholders, or that is not permitted under applicable law.

Waiver

        Prior to the effective time of the merger, the Glimcher parties, on the one hand, and the WPG parties, on the other hand, may extend the time for performance of any obligation of the other or waive any inaccuracy in the representations and warranties of the other or their compliance with any agreement or condition contained in the merger agreement, to the extent permitted by law.

Governing Law

        The merger agreement is governed by the laws of the State of Maryland.

CURRENT MANAGEMENT OF WPG

Board of Directors of WPG

        Under Indiana law, the business and affairs of WPG are managed under the direction of the WPG Board. The WPG Articles and the WPG Bylaws provide that the number of directors may be fixed by the WPG Board from time to time. The WPG Board consists of seven members, a substantial majority of whom satisfy the independence standards established by the Sarbanes-Oxley Act and the applicable rules of the SEC and the New York Stock Exchange.

        The following table sets forth information with respect to those persons who serve on WPG's Board as of October 24, 2014. See "The Merger—Management of the Combined Company Following the Merger" for a description of the WPG Board following the consummation of the merger.

Name	Age	Title
Richard S. Sokolov	64	Chairman of the Board
Louis G. Conforti	49	Director
Robert J. Laikin	50	Director
Mark Ordan	54	Director
David Simon	52	Director
Jacquelyn Soffer	48	Director
Marvin L. White	52	Director

        Set forth below is biographical information about the directors identified above, as well as a description of the specific skills and qualifications such directors provide to the WPG Board.

        Richard S. Sokolov.    Mr. Sokolov has been a director of WPG since December 17, 2013. He has been a director of Simon and has served as the Chief Operations Officer of Simon since 1996, immediately after its acquisition of DeBartolo Realty Corporation. Mr. Sokolov had served as chief executive officer and president of DeBartolo Realty Corporation and senior vice president development and general counsel of its predecessor operations for a number of years. Mr. Sokolov serves as a trustee and a member of the Executive Committee of the International Council of Shopping Centers, the leading industry organization for retail real estate companies.

        Louis G. Conforti.    Mr. Conforti is Senior Managing Director of Balyasny Asset Management LP and a Principal of Colony Capital LLC. Previously, Mr. Conforti was Global Head of Real Estate for UBS O'Connor, the alternative investment management division of UBS AG. He also served as Senior Portfolio Manager of O'Connor Colony Property Strategies, a partnership with Colony Capital LLC. In addition, he was Managing Director and Head of Real Estate Investments at Stark Investments; his predecessor real estate hedge fund, The Greenwood Group, was acquired by Stark Investments. Mr. Conforti also served as President and Chief Financial Officer of Prime Group Realty Trust, a publicly traded real estate investment trust. Mr. Conforti has also worked at CIBC World Markets and Alex. Brown & Sons within their real estate investment banking and capital markets divisions.

        Robert J. Laikin.    Mr. Laikin founded BrightPoint, Inc. (then known as Wholesale Cellular USA, Inc.) in 1989. He served as the Chairman of the Board and Chief Executive Officer of BrightPoint, Inc., which was listed on the NASDAQ exchange in April 1994 until its sale to Ingram Micro Inc. in October 2012. Mr. Laikin is currently an Executive Advisor to the CEO of Ingram Micro Inc., a position he has held since November 2012. From July 1986 to December 1987, Mr. Laikin was Vice President, and from January 1988 to February 1993, President, of Century Cellular Network, Inc.

        David Simon.    Mr. Simon has been a director of WPG since December 17, 2013. He has been a director of Simon or its predecessor since 1993, and has served as its chairman of the board since 2007 and its chief executive officer since 1995. Prior to that time, he was president of Simon's predecessor from 1993 to 1996. From 1988 to 1990, Mr. Simon was Vice President of Wasserstein Perella & Company, and from 1985 to 1988, he was an Associate at First Boston Corp. He serves as President of the Supervisory Board of Directors of Klépierre, S.A.

        Jacquelyn Soffer.    Ms. Soffer is a Principal for Turnberry Associates, which she joined in 1989, where she oversees the company's retail, hospitality and office divisions including its landmark Aventura Mall, South Florida's largest super-regional shopping center and one of the top grossing centers in the United States. Turnberry Associates holds a two-thirds interest in Aventura Mall, with the remaining one-third interest being held by a Simon affiliate. Ms. Soffer's experience includes her instrumental roles in developing Destin Commons, an open-air lifestyle center in northwest Florida that is now undergoing a 190,000 square-foot expansion. In addition, Ms. Soffer helped lead the $150 million transformation of the Turnberry Isle Miami resort. She is a board member of Fontainebleau Miami Beach and a member of the Board of Trustees of the Museum of Contemporary Art in North Miami, Florida. Ms. Soffer graduated from the University of Colorado with a bachelor's degree in Communications.

        Marvin L. White.    Mr. White serves as System Vice President and Chief Financial Officer at St. Vincent Health in Indianapolis. Prior to joining St. Vincent Health in 2008, Mr. White served as Executive Director and Chief Financial Officer at Eli Lilly & Company's Lilly USA, where he was a member of the Operations Committee. Mr. White also held leadership positions at Lilly in corporate finance and investment banking in the Corporate Strategy Group, and was the pharmaceutical company's Executive Director and Assistant Treasurer. Prior to his career in health care, Mr. White was with General Motors in Illinois and Hewlett Packard in Atlanta, undertaking various supervisory and financial assignments. In 1993, he joined Motorola's Cordless Operation as Operations Controller, and in 1995 he was named Senior Operations Controller for the Japan Cellular Division. Mr. White also served as the South Asia Divisional Controller for Motorola's Cellular Sector, and later became the Latin America Divisional Controller for that sector. Mr. White served as the chair of St. Vincent Indianapolis Hospital Board of Directors from 2006 to 2008 and currently serves on the boards of Emergent Biosolution, HealthLease Properties REIT, Marian University and the Center for Leadership Development. Additionally, he is a past member of the Arts Council of Indianapolis and the Lynxx Capital Corporation Investment Committee. Mr. White received a bachelor's degree in Accounting from Wilberforce University in 1984 and a master's degree in Business Administration in finance from Indiana University in 1989.

        Commencing with the first annual meeting of shareholders following the separation of WPG from Simon, directors will be elected at the annual meeting of shareholders and thereafter will serve until the next annual meeting of shareholders. At any meeting of shareholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the shareholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the WPG Board, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the shareholders entitled to vote in the election.

  Director Compensation

        WPG pays its independent directors annually through a combination of cash and deferred restricted stock units under the Washington Prime Group, L.P. 2014 Stock Incentive Plan, which we refer to as the WPG Equity Plan, which has terms substantially as set forth below under "Executive Compensation of WPG—Washington Prime Group, L.P. 2014 Stock Incentive Plan." WPG's independent directors receive annual compensation in an aggregate amount of $200,000. Such aggregate annual compensation is delivered to the independent directors as follows: 60% in the form of deferred restricted stock units under the WPG Equity Plan and 40% in the form of cash compensation.

Deferred restricted stock units granted to WPG's independent directors in 2014 will vest on May 28, 2015, subject to the applicable independent director's continued service with WPG, and such deferred restricted stock units are settled upon an applicable independent director's separation from service with WPG. The cash compensation portion of the WPG independent directors' compensation with respect to 2014 is payable ratably in quarterly installments.

  Director Independence

        A majority of the WPG Board is comprised of directors who are "independent" as defined by the rules of the New York Stock Exchange and WPG's Governance Principles. The WPG Board has established categorical standards to assist it in making its determination of director independence. The Governance and Nominating Committee will annually review all commercial and charitable relationships between WPG and the directors and present its findings and recommendations to the WPG Board, which will make a final determination regarding the independence of the directors. For relationships not covered by the standards described above, the determination of whether a director would be independent or not shall be made by the directors who satisfy those standards. The WPG Board has affirmatively determined that each of the following persons meets these standards and is independent: Louis G. Conforti, Robert J. Laikin, Jacquelyn Soffer and Marvin L. White.

Committees of the WPG Board

        The WPG Board has the following three standing committees: a Governance and Nominating Committee, an Audit Committee, and a Compensation Committee.

        Governance and Nominating Committee.    Ms. Soffer, Mr. White and Mr. Conforti are the members of the WPG Board's Governance and Nominating Committee. Each of the members of the Governance and Nominating Committee will be independent, as defined by the rules of the New York Stock Exchange, and in accordance with WPG's Governance Principles. The Governance and Nominating Committee will be appointed by the WPG Board to (i) develop and recommend a set of corporate governance guidelines or principles, (ii) periodically review compensation policies and practices for independent members of the WPG Board, (iii) assist the WPG Board in identifying, screening and recommending directors for nomination by the WPG Board for election as members of the WPG Board, (iv) make recommendations to the WPG Board regarding the acceptance of resignations tendered by incumbent directors, (v) retain and terminate any search firm to be used to identify director candidates and (vi) engage in any other activity permitted by the Governance and Nominating Committee Charter. The Governance and Nominating Committee will consist of no fewer than three members. In addition, this committee will meet at least two times annually, or more frequently as circumstances may dictate.

        Audit Committee.    Mr. White, Mr. Conforti and Mr. Laikin are members of the WPG Board's Audit Committee. Each of the members of the Audit Committee is independent, as defined by the rules of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934, and in accordance with the WPG's Governance Principles. The Audit Committee is appointed by the WPG Board to (i) monitor the integrity of the financial statements of WPG, (ii) determine the independent auditor's qualifications and independence, (iii) review the performance of WPG's internal audit function and independent auditors, (iv) oversee the compliance by WPG with legal and regulatory requirements, and (v) engage in any other activity permitted by the Audit Committee Charter. The Audit Committee shall consist of no fewer than three members, and at least one member of the Audit Committee must qualify as a "financial expert" as defined by the SEC. In addition, this committee will meet as often as it determines, but not less frequently than quarterly.

        Compensation Committee.    Mr. Conforti, Ms. Soffer and Mr. Laikin are the members of the WPG Board's Compensation Committee. Following the consummation of the merger, one trustee of

Glimcher who as of September 16, 2014 was a member of the Glimcher Board, as mutually agreed between Glimcher and WPG prior to closing, shall serve as chairman of the Compensation Committee. Each of the members of the Compensation Committee are, and following the consummation of the merger will be, independent, as defined by the rules of the New York Stock Exchange, and in accordance with WPG's Governance Principles. The Compensation Committee is appointed by the WPG Board to (i) periodically review, and make necessary changes to, WPG's compensation philosophy, (ii) review and approve the compensation structure for WPG's executive officers, (iii) make recommendations to the WPG Board regarding all equity-based plans and other compensation arrangements which require approval by WPG's shareholders, (iv) approve and authorize WPG to enter into any employment agreements, severance arrangements, change in control agreements or provisions, or other compensation-related agreements, in each case as with officers of WPG, and (v) engage in any other activity permitted by the Compensation Committee Charter. The Compensation Committee shall consist of no fewer than three members. In addition, this committee will meet at least two times annually, or more frequently as circumstances may dictate.

Compensation Committee Interlocks and Insider Participation

        None of WPG's executive officers will serve on the compensation committee or board of directors of any other company of which any of the members of WPG's Compensation Committee or any of WPG's directors is an executive officer.

Corporate Governance of WPG

  Shareholder Recommendations for Director Nominees

        The WPG Bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the WPG Board. The WPG Board has adopted a policy concerning the evaluation of shareholder recommendations of board candidates by the Governance and Nominating Committee.

  Governance Principles

        The WPG Board has adopted set of Governance Principles to assist the WPG Board in guiding WPG's governance practices. These practices are regularly re-evaluated by the Governance and Nominating Committee in light of changing circumstances in order to continue serving WPG's best interests and the best interests of its shareholders.

  Communicating with the WPG Board

        WPG's Governance Principles include procedures by which shareholders and other interested parties may communicate with the WPG Board, or one or more specific members thereof, by writing a letter to the WPG Board, c/o the Secretary. The Secretary will regularly forward to the addressee all letters other than mass mailings, advertisements, and other materials not relevant to WPG's business.

  Director Qualification Standards

        WPG's Governance Principles provide that the Governance and Nominating Committee is responsible for reviewing, with the WPG Board, the appropriate skills and characteristics required of WPG Board members in the context of the makeup of the WPG Board and developing criteria for identifying and evaluating WPG Board candidates.

        The process that this committee will use to identify a nominee to serve as a member of the WPG Board will depend on the qualities being sought. Members of the WPG Board, who will be expected to use reasonable efforts to attend the annual meeting of shareholders, should have backgrounds that, when combined provide a portfolio of experience and knowledge, will serve WPG's governance and strategic needs. In the process of identifying nominees to serve as a member of the WPG Board, the Governance and Nominating Committee will consider the WPG Board's diversity of ethnicity, gender, and geography and assess the effectiveness of the process in achieving that diversity. WPG will strive to have a Board representing diverse experiences and backgrounds, as well as areas that are relevant to WPG's business activities. The committee will also consider the individual's independence, judgment, integrity, and ability to commit sufficient time and attention to the activities of the WPG Board, as well as the absence of any potential conflicts with WPG's interests. Candidates should demonstrate experience and ability that is relevant to the WPG Board's oversight role with respect to WPG's business and affairs. Candidates should also have a strong understanding of WPG's business and the competitive environment in which WPG operates, and also be committed to enhancing shareholder value on a long-term basis.

        In addition, the WPG Board has determined that the WPG Board as a whole should strive to have the right mix of characteristics and skills necessary to effectively perform its oversight responsibilities. The WPG Board believes that directors with one or more of the following skills, among others, can assist in meeting this goal: leadership of large and complex organizations, accounting and finance, e-commerce related internet based businesses, capital markets, retail marketing, strategic planning, relevant industries, real estate acquisitions, development and operations, banking, legal and corporate governance, government and governmental relationships, and international business.

        The Governance and Nominating Committee will consider the criteria described above in the context of an assessment of the perceived needs of the WPG Board as a whole and seek to achieve diversity of occupational and personal backgrounds on the WPG Board. The WPG Board will be responsible for selecting candidates for election as directors based on the recommendation of the Governance and Nominating Committee.

  Board Leadership Structure

        The WPG Board believes that it is in the best interests of WPG and its shareholders for the WPG Board to determine which director is best qualified to serve as chairman. Accordingly, the WPG Board does not have a policy as to whether the chairman should be independent or an individual who is not also a member of management. Instead, the WPG Board's policy has been to select the chairman in the manner that it determines to be in the best interests of WPG's shareholders, and the Governance and Nominating Committee has evaluated and made recommendations to the WPG Board concerning its leadership structure.

        When the chairman is not an independent director, the independent directors will also elect, annually, a lead independent director. The independent directors will reconsider the selection of the lead independent director from time-to-time and may, on the recommendation of the Governance and Nominating Committee, elect a different independent director to serve as lead independent director.

  Lead Independent Director

        The lead independent director facilitates communication with the WPG Board and presides over regularly conducted executive sessions of the independent directors or sessions where the chairman of the WPG Board is not present. It is the role of the lead independent director to review and approve matters, such as agenda items, schedule sufficiency, and, where appropriate, information provided to other WPG Board members. The lead independent director is chosen by and from the independent members of the WPG Board, and serves as the liaison between the independent directors and the senior management team; however, all directors will be encouraged to consult with the chairman on each of the above topics as well.

        Mr. Laikin is WPG's lead independent director. The lead independent director, and each of the other directors, communicates regularly, and following the consummation of the merger will continue to communicate regularly, with the chairman and with the chief executive officer regarding appropriate agenda topics and other board related matters. The lead independent director presides at all meetings of the WPG Board at which the chairman is not present, has the authority to call meetings of the independent directors and, if requested by major shareholders and subject to applicable legal restrictions, must ensure that he or she is available for consultation and direct communication.

  WPG Board's Role in Oversight of Risk Management

        While risk management is primarily the responsibility of management, the WPG Board nevertheless provides overall risk oversight with a focus on the most significant risks that WPG faces. WPG has implemented a company-wide enterprise risk management process to identify and assess the major risks WPG faces and develop strategies for controlling, mitigating and monitoring risk. As part of this process, WPG has gathered information throughout WPG to identify and prioritize these major risks. The identified risks and risk mitigation strategies are validated with management and discussed with the Audit Committee on an ongoing basis.

        It is the responsibility of the Audit Committee to review WPG's risk management programs and report on these items to the full WPG Board. The Audit Committee periodically discusses, and following the consummation of the merger will continue to discuss, WPG's identified financial and operational risks with WPG's chief executive officer and chief financial officer and receive regular reports from other members of senior management with regard to WPG's identified risks.

        The Compensation Committee is responsible for overseeing any risks relating to WPG's compensation policies and practices. Specifically, the Compensation Committee oversees the design of incentive compensation arrangements of WPG's executive officers to implement WPG's pay-for-performance philosophy without encouraging or rewarding excessive risk taking by WPG's executive officers.

        WPG's management will regularly conducts additional reviews of risks, as needed, or as requested by the WPG Board or the Audit Committee.

  Policies on Business Ethics

        WPG has adopted a Code of Business Conduct and Ethics, which we refer to as the code of conduct, that requires all its business activities to be conducted in compliance with laws, regulations, and ethical principles and values. All directors, officers, and employees of WPG are required to read, understand, and abide by the requirements of the code of conduct.

        The code of conduct is accessible on WPG's website on the investor relations page. Any amendment to, or waiver from, a provision of the code of conduct may be granted only by an employee's immediate supervisor and only after advance notice to, and consultation with, the general counsel, or in those instances required by the code of conduct, the chief executive officer. Waivers involving any of WPG's executive officers or directors may be made only by the Audit Committee of the WPG Board, and all waivers granted to executive officers and directors will be disclosed to WPG's shareholders. The general counsel of WPG, who is responsible for overseeing, administering, and monitoring the code of conduct, reports to the chief executive officer with respect to all matters relating to the code of conduct.

  Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls, and Auditing Matters

        In accordance with the Sarbanes-Oxley Act of 2002, WPG's Audit Committee has adopted procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, and auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

Executive Officers of WPG

        The following table sets forth information with respect to individuals who are executive officers of WPG as of October 24, 2014. See "The Merger—Management of the Combined Company Following the Merger" for a description of the WPG executive officers following the consummation of the merger.

Name	Age	Title
Mark Ordan	54	Chief Executive Officer
Butch Knerr	50	Executive Vice President and Chief Operating Officer
C. Marc Richards	43	Chief Financial Officer
Robert P. Demchak	43	Secretary/General Counsel
Michael Gaffney	49	Senior Vice President and Head of Capital Markets

        Mark S. Ordan.    Mr. Ordan is the Chief Executive Officer of WPG. Mr. Ordan previously served as the Chief Executive Officer of Sunrise Senior Living, LLC, from November 2008 to November 2013, and as its Chief Administrative Officer and Chief Investment Officer from March 2008 to November 2008. He served as the Chief Executive Officer and President of The Mills Limited Partnership from October 2006 to May 2007, and also as its Chief Operating Officer from February 2006 to October 2006, where he oversaw the eventual sale of The Mills L.P. to Simon and Farallon in May 2007. In addition, Mr. Ordan served as the Chairman and Chief Executive Officer of High Noon Always, Inc. (formerly, Bethesda Retail Partners) from 1999 to 2003. He founded Chartwell Health Management Inc. in 1996 and served as its Chief Executive Officer from 1996 to 1999. He also founded and served as Chairman, President and Chief Executive Officer of Fresh Fields Markets, Inc. from 1989 to 1996, eventually leading the merger of the company with Whole Foods Markets, Inc. He served as President and Chief Executive Officer of Balducci's, LLC from November 2003 to February 2006. Mr. Ordan was employed in the equities division of Goldman Sachs & Co. from 1983 to 1988. Mr. Ordan currently serves on the board of directors of Oakleaf Waste Management, LLC, and Harris Teeter Supermarkets, Inc., and previously served on the boards of Federal Realty Investment Trust, Fidelity & Trust Bank, and Sunrise Senior Living, LLC. He received his AB in Philosophy from Vassar College and his MBA from Harvard Business School.

        Butch Knerr.    Mr. Knerr joined WPG in September of 2014 as Executive Vice-President & Chief Operating Officer. Mr. Knerr joined WPG from Simon where he served as Executive Vice President of Leasing from March 2009 to September 2014, as well as other numerous roles of increasing responsibility at Simon and its predecessor from July 1988 through March 2009. Mr. Knerr holds a Bachelor of Science in Management from Indiana University and is a member of the International Council of Shopping Centers (ICSC).

        C. Marc Richards.    Mr. Richards is the Chief Financial Officer of WPG. He was formerly the chief financial officer for Sunrise Senior Living since March 2011 and served as its chief accounting officer since July 2009. Previously, Mr. Richards was a vice president with JE Robert Companies and functioned as the controller for JER Investors Trust, a publicly traded REIT that invests in real estate loans, commercial mortgage backed securities and other structured financial products. Before joining JER, Mr. Richards served as vice president and corporate controller of Republic Property Trust, a publicly traded owner, operator and redeveloper of commercial office buildings in the Metropolitan DC area. Prior to Republic Property Trust, Mr. Richards served in a variety of accounting positions with increasing responsibilities at The Mills Corporation, a publicly traded developer, owner and manager of a diversified portfolio of regional shopping malls and retail entertainment centers, which was acquired by Simon and Farallon Capital in May 2007. Mr. Richards holds a master's degree in Taxation from Old Dominion University, a master's of science degree in Accounting from Strayer University and a bachelor's degree from George Mason University. He is also a Certified Public Accountant and maintains professional affiliation with the American Institute of Certified Public Accountants and the Virginia Society of Certified Public Accountants.

        Robert P. Demchak.    Mr. Demchak is General Counsel of WPG. Previously, Mr. Demchak was Senior Vice President, Capital Markets Group/Legal of Simon since 2014. Prior to that, Mr. Demchak was Vice President, Capital Markets Group of Simon from 2009 through 2013. Mr. Demchak also served as Real Estate Closing Attorney, Fixed Income Group at Morgan Stanley Mortgage Capital Holdings LLC from 2005 through 2008, Associate, Real Estate Department at Kaye Scholer LLP from 2004 through 2005 and Associate, Real Estate Department at Windels Marx Lane & Mittendorf, LLP from 2000 through 2004.

        Michael Gaffney.    Mr. Gaffney is Senior Vice President, Head of Capital Markets of WPG. Mr. Gaffney previously served as Senior Vice President, Capital Markets Group of Simon since 2007. Prior to that, Mr. Gaffney was Vice President, the Mills Corporation from 2002 through 2007, Vice President, Compass Bank from 2001 through 2002, served at Freddie Mac from 1993 through 1996, Analyst, Walker & Dunlop from 1989 through 1992 and Management Associate at Sovran Bank from 1987 through 1988.

EXECUTIVE COMPENSATION OF WPG

        This section presents information concerning compensation arrangements for the persons who would be WPG's named executive officers for the current fiscal year as of October 24, 2014. Mr. Ordan and Mr. Richards are named executive officers of WPG, but were not, prior to the separation of WPG from Simon, employees of Simon. Accordingly, no historical compensation information is presented with respect to Mr. Ordan or Mr. Richards. Mr. Demchak, Mr. Knerr and Mr. Gaffney were, prior to the separation, employees of Simon and are named executive officers of WPG, but were not, prior to the separation, executive officers, or persons who performed policy making functions equivalent to those of an executive officer, of Simon or WPG. Accordingly, no historical compensation information is presented with respect to Mr. Demchak, Mr. Knerr or Mr. Gaffney. With respect to the compensation of Messrs. Ordan, Richards, Gaffney, Knerr and Demchak following the separation of WPG from Simon during this fiscal year, we have presented information below under "WPG Compensation Programs Following the Separation." Included in that information is a description of Mr. Ordan's employment agreement with WPG and the Ordan Amendment, which will become effective upon the consummation of the merger, under "—Employment Agreements."

        This proxy statement/prospectus describes the compensation philosophy and compensation arrangements that WPG has in place in 2014. Compensation decisions for WPG's named executive officers are made by the Compensation Committee and it has reviewed the impact of WPG's separation from Simon and all aspects of compensation and continues to make appropriate adjustments to WPG's executive officer compensation, as necessary. The individuals listed below would be named executive officers of WPG for the current fiscal year as of October 24, 2014, with the titles shown below. The individuals listed below are collectively referred to as "WPG's NEOs."

  •
  Mark Ordan—Chief Executive Officer

  •
  C. Marc Richards—Chief Financial Officer

  •
  Butch Knerr—Executive Vice President and Chief Operating Officer

  •
  Robert P. Demchak—Secretary/General Counsel

  •
  Michael Gaffney—Senior Vice President and Head of Capital Markets

WPG Compensation Programs

        In connection with WPG's separation from Simon, WPG adopted certain executive compensation plans and policies. WPG's compensation philosophy and executive compensation plans and policies have generally been similar to Simon's, and are comprised of base salaries, an annual bonus, and long-term incentive awards. WPG's compensation plans and policies continue to be determined and many have not been finalized. The following summarizes the principal components of WPG's compensation plans and policies that have been determined and that apply, or are expected to apply, to our NEOs.

        Substantially all of the services rendered by WPG's named executive officers are performed, and following the consummation of the merger are expected to be performed, on behalf of WPG LP. The Internal Revenue Service has issued a series of private letter rulings which indicate that compensation paid by an operating partnership to named executive officers of a REIT that serves as its general partner is not subject to limitation under Section 162(m) of the Code to the extent such compensation is attributable to services rendered to the operating partnership. Although WPG has not obtained a ruling on this issue, WPG believes the positions taken in the rulings would apply to its operating partnership as well. If WPG later determines that compensation paid by WPG LP to WPG's NEOs is subject to Section 162(m) of the Code, then this could result in an increase to WPG's income subject to federal income tax and could require WPG to increase distributions to its stockholders in order for WPG to maintain its qualification as a REIT.

        Base Salary.    Base salary provides an appropriate level of fixed compensation that promotes executive recruitment and retention. Set forth below are the annual base salaries of WPG's NEOs.

Name	Annual Base Salary ($)(1)
Mark Ordan	750,000
Butch Knerr	495,000
C. Marc Richards	450,000
Robert P. Demchak	375,000
Michael Gaffney	300,000

(1)
Annual base salaries for 2014 are as set forth in the employment agreements with each of WPG's NEOs.

        Annual Bonus.    Annual bonuses may be paid subject to achievement of annual performance goals and on an assessment of the executives' contributions to that performance. Set forth below are the target amounts of annual bonuses for our NEOs as a percentage of their respective annual base salaries.

Name	Target Annual Cash Bonus (%)(1)
Mark Ordan	200
Butch Knerr	150 - 200
C. Marc Richards	100 - 200
Robert P. Demchak	75 - 150
Michael Gaffney	75 - 150

(1)
Target annual bonuses are as set forth as a percentage of annual base salary for the year ending December 31, 2014, as set forth in the employment agreements with each of our NEOs.

Equity Plan

        WPG has adopted the WPG Equity Plan with terms substantially as set forth below under "—Washington Prime Group, L.P. 2014 Stock Incentive Plan."

        In 2014, the Compensation Committee granted inducement LTIP Units to WPG's NEOs under the WPG Equity Plan in the amounts set forth below. Such inducement LTIP Units vest 25% on each of the first four anniversaries of the award date, subject to the applicable NEO's continued employment on each such vesting date (other than in connection with certain terminations of employment). See "—Employment Agreement with Mark Ordan," below for a detailed description of Mr. Ordan's inducement LTIP Units.

Name	Inducement LTIP Units (#)
Mark Ordan	153,610
Butch Knerr	30,000
C. Marc Richards	30,000
Robert P. Demchak	15,000
Michael Gaffney	15,000

        In addition to the inducement LTIP Units granted in 2014 described above, certain of WPG's NEOs are entitled to a recurring grant of performance-based LTIP Units in the future in respect of each of the following performance periods: from the date of WPG's separation from Simon (for Mr. Ordan) or the date that the Compensation Committee approved such grant (for the other NEOs) to (i) December 31, 2015, (ii) December 31, 2016, and (iii) December 31, 2017. The maximum number of performance-based LTIP Units that can be earned by each of WPG's NEOs in respect of each performance period is set forth in the table below, with the actual number of such performance-based LTIP Units delivered to each of WPG's NEOs determined based on WPG's achievement of total shareholder return goals with respect to each performance period. Receipt of the LTIP Units is generally subject to each of WPG's NEO's continued employment through each applicable grant date. The LTIP Units are granted promptly (and in any event within 15 days) of the end of each applicable performance period. Performance LTIP Units generally vest on the third anniversary of the date of WPG's separation from Simon (for Mr. Ordan) or the date that the Compensation Committee approved such grant (for the other NEOs), generally subject to each NEO's continued employment through such date (other than as provided in Mr. Ordan's Employment Agreement or as may otherwise be provided in an applicable award agreement), such that LTIP Units with respect to the final performance period are fully vested on the grant date. See "—Employment Agreement with Mark Ordan," below for a detailed description of Mr. Ordan's performance-based LTIP Units.

Name	Performance-Based LTIP Units (#) Performance Period ending 12/31/2015	Performance Period ending 12/31/2016	Performance Period ending 12/31/2017
Mark Ordan	102,407	76,805	76,805
Butch Knerr	15,000	15,000	15,000
C. Marc Richards	15,000	15,000	15,000
Robert P. Demchak	7,500	7,500	7,500
Michael Gaffney	7,500	7,500	7,500

Retirement and Health and Welfare Benefits.    WPG maintains a 401(k) retirement plan in which all eligible employees can participate on the same terms. During 2014, WPG's basic contribution to the 401(k) retirement plan has equaled 1.0% of the participant's base salary and annual cash bonus and vests 20% after the completion of two years and an additional 20% after each additional year of service until fully vested after six years. WPG matches 100% of the first 3% of the participant's contribution and 50% of the next 2% of the participant's contribution. WPG's matching contributions are vested when made. WPG's basic and matching contributions are subject to applicable IRS limits and regulations. WPG's NEOs also participate in health and welfare benefit plans on the same terms as other salaried employees.

Employment Agreements

Employment Agreement with Mark Ordan

        On February 25, 2014, WPG entered into an employment agreement with Mark Ordan, which became effective as of, and contingent upon, the consummation of WPG's separation from Simon, which we refer to as the Agreement Effective Date. In connection with the signing of the merger agreement, Mr. Ordan entered into an amendment to his employment agreement, which will become effective upon the consummation of the merger.

        As amended, the employment agreement provides that Mr. Ordan will serve as WPG's chief executive officer prior to the consummation of the merger and will serve as WPG's executive chairman, reporting directly to the WPG Board following the consummation of the merger. The term of the employment agreement is three years following its effective date, which term shall renew automatically for additional one-year renewal terms unless terminated by either party on no less than 120 days' written notice. As amended, the employment agreement provides for an annual base salary of $750,000 prior to the consummation of the merger and $825,000 following the consummation of the merger, and a target annual bonus of 200% of annual base salary on the last day of the applicable fiscal year, with the actual annual bonus ranging from 0% to 300% of annual base salary on the last day of the applicable fiscal year, determined based upon achievement of applicable performance goals. For the fiscal year that includes the effective date of the employment agreement, Mr. Ordan's annual bonus will be pro-rated based on the number of days from March 15, 2014 to December 31, 2014. Mr. Ordan is entitled to first class travel and accommodations when traveling for WPG business.

        The employment agreement provides that Mr. Ordan will receive an annual grant of LTIP Units under the WPG Equity Plan with respect to each fiscal year during the term of the employment agreement, to be made no later than promptly following the completion of WPG's audited financial statements for such fiscal year and on terms no less favorable than the annual LTIP unit awards made to our other senior executives, which we refer to as the Ordan Annual LTIP Units. As amended, the employment agreement provides that the number of Ordan Annual LTIP Units granted in respect of a fiscal year will be determined by dividing a cash amount equal to (i) $750,000 for the fiscal year ending December 31, 2014, and (ii) an amount no greater than one times annual base salary (determined based on WPG's achievement of total shareholder return goals with respect to such fiscal year) by the average closing price of WPG's common stock for the final 15 trading days of such fiscal year, with Ordan Annual LTIP Units awarded in respect of fiscal year 2014 pro-rated based on the number of days from March 15, 2014 to December 31, 2014. Ordan Annual LTIP Units vest at a rate of one-third on each of the first three anniversaries of the first day of the fiscal year following the fiscal year in respect of which such Ordan Annual LTIP Units were granted, subject to Mr. Ordan's continued employment on each such vesting date.

        As provided in the employment agreement, on June 25, 2014, Mr. Ordan received a one-time grant of 153,610 LTIP Units under the WPG Equity Plan, which was a number of LTIP Units equal to $3,000,000 divided by the average closing price of WPG's common shares for the 20 consecutive trading days commencing on the Agreement Effective Date, which we refer to as the Ordan Inducement LTIP Units. Ordan Inducement LTIP Units vest 25% on each of the first four anniversaries of the Agreement Effective Date, subject to Mr. Ordan's continued employment on each such vesting date (other than as noted below in connection with certain terminations of employment).

        The employment agreement entitles Mr. Ordan to a recurring grant of LTIP Units, which we refer to as the Ordan Performance LTIP Units, in respect of each of the following performance periods: from the Agreement Effective Date to (i) December 31, 2015, (ii) December 31, 2016, and (iii) December 31, 2017, in each case, subject to Mr. Ordan's continued employment through each applicable grant date (other than as noted below in connection with certain terminations of employment). The Ordan Performance LTIP Units are granted promptly (and in any event within 15 days) of the end of each applicable performance period. The number of Ordan Performance LTIP Units granted with respect to each performance period will be determined by dividing a cash amount, not greater than $2,000,000 with respect to the first performance period and not greater than $1,500,000 with respect to the second and third performance periods, determined based on WPG's achievement of total shareholder return goals with respect to each performance period by the average closing price of WPG's common shares for the 20 consecutive trading days commencing on the Agreement Effective Date. Other than as noted below in connection with certain terminations of employment, Ordan Performance LTIP Units vest on the third anniversary of the Agreement Effective Date, subject to Mr. Ordan's continued employment through such date (such that Ordan Performance LTIP Units with respect to the final performance period are fully vested on the grant date).

        Upon a "change in control" of WPG (as defined the employment agreement), performance in respect of the Ordan Annual LTIP Units and the Ordan Performance LTIP Units, for any performance periods in effect as of the change in control, will be based on actual performance measured as of the change in control, and the awards will otherwise remain outstanding.

        In addition to any equity grant specifically provided for in the employment agreement, Mr. Ordan is also eligible to participate in other long-term cash and equity incentive arrangements applicable generally to other senior executives of WPG, with the amount and terms of such awards (if any) to be determined by the Compensation Committee in its sole and absolute discretion, provided that Mr. Ordan is treated no less favorably than WPG's other senior executives.

        In the event of a termination of Mr. Ordan's employment by WPG without "cause" or by Mr. Ordan for "good reason" (each as defined in the employment agreement, and with "good reason" amended by the Ordan Amendment to include termination of employment at the end of the applicable term of employment due to either Mr. Ordan or WPG giving notice of non-renewal as provided under the employment agreement), Mr. Ordan is entitled, in addition to any accrued obligations, to: (i) an amount equal to two times the sum of (a) Mr. Ordan's annual base salary and (b) his target annual bonus, which we refer to as the Severance Payment, (ii) the ability to purchase, on an after-tax basis, group health benefits otherwise offered to WPG's active employees until Mr. Ordan attains (or, in the case of his death, would have attained) age 65 (to the extent permitted by our group health insurance carrier and as would not cause WPG to incur tax or other penalties), which we refer to as the Health Care Benefit, (iii) full vesting of any outstanding Ordan Inducement LTIP Units, Ordan Annual LTIP Units and Ordan Performance LTIP Units, and waiver of any service-based vesting condition on any other outstanding equity-based or long-term performance awards, which we refer to as the Full Vesting, and (iv) Ordan Annual LTIP Unit and Ordan Performance LTIP Unit grants for any current performance period or completed performance periods (to the extent such grants were not previously made), based on actual performance through the date of termination (or the end of the applicable performance period, if earlier), which are fully vested at grant, which we refer to as the Grant Benefit. Mr. Ordan's receipt of the severance payments and benefits described above is contingent on his timely execution and non-revocation of a release of claims in favor of WPG and its affiliates.

        In the event of a termination of Mr. Ordan's employment due to Mr. Ordan's death, his legal representatives are entitled, in addition to any accrued obligations, to the Health Care Benefit, the Full Vesting and the Grant Benefit. In the event of a termination of Mr. Ordan's employment due to Mr. Ordan's disability (as defined in the employment agreement), Mr. Ordan is entitled to the Health Care Benefit and, contingent on Mr. Ordan timely executing and not revoking a release of claims in favor of WPG and its affiliates, the Full Vesting and the Grant Benefit.

        If Mr. Ordan's employment is terminated other than for cause or as a result of Mr. Ordan's death or disability, or by Mr. Ordan for good reason, in each case (i) before a change in control but after a definitive agreement is executed, the consummation of which would result in a change in control, and such termination arose in connection with or anticipation of such change in control or (ii) upon or within two years after a change in control, then, in lieu of any other severance benefits, Mr. Ordan is entitled, in addition to any accrued obligations, to: (i) an amount equal to two times the sum of Mr. Ordan's annual base salary and target bonus for the fiscal year of termination of employment or the year of the change in control (whichever is greater), (ii) the Health Care Benefit, (iii) the Full Vesting, and (iv) the Grant Benefit.

        Under his employment agreement, Mr. Ordan is subject to certain restrictive covenants, including perpetual confidentiality and non-disparagement covenants and one-year post-employment non-competition, non-solicitation of employees, customers, suppliers, licensees or other business relations of WPG, and non-hire covenants. Prior to the company's adoption of a clawback policy pursuant to the requirements of the Dodd-Frank Wall Street Reform and Customer Protection Act of 2010 which applies to Mr. Ordan, Mr. Ordan's bonus and other equity or non-equity compensation is subject to recoupment during the employment period and for three years thereafter (unless a longer period is required by law) to the extent that there is a restatement of our consolidated financial statements, and if the payment, grant or vesting of such compensation is tied to the achievement of one or more specific performance targets such that the compensation would not have been paid, granted or vested in light of such restatement.

        In the event that payments or benefits owed to Mr. Ordan constitute "parachute payments" (within the meaning of Section 280G of the Code) and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Ordan receiving a higher net-after-tax amount than he would have absent such reduction.

Employment Agreements with Messrs. Demchak, Gaffney, Knerr, and Richards

        WPG entered into employment agreements with each of Robert P. Demchak, Michael J. Gaffney, and C. Marc Richards on June 3, 2014, and with Butch Knerr on September 8, 2014, each of which generally follow the same form. Each employment agreement provides for an initial three-year employment term, with automatic one-year renewals at the end of such term and each year thereafter unless either party provides notice to the other, at least 30 days prior to the next renewal date, that the term will not be extended.

        The employment agreements provide that each executive will receive an annual base salary as follows, subject to increase from time to time: Mr. Demchak, $375,000; Mr. Gaffney, $300,000; Mr. Knerr, $495,000; and Mr. Richards, $450,000. The employment agreements provide that each executive will be eligible for an annual bonus under WPG's annual incentive plan, with a target annual bonus initially established at the following ranges of percentages of base salary: Messrs. Demchak and Gaffney, 75% to 150%; Mr. Richards, 100% to 200%; and Mr. Knerr, 150% to 200%. In addition, under each employment agreement, each executive is eligible to participate in long-term cash and equity incentive plans and programs, if available, applicable generally to WPG executives and to participate in welfare benefit and fringe benefit plans, practices, policies and programs provided by WPG, if available.

        Pursuant to the employment agreements, in the event that the applicable executive's employment is terminated by WPG other than for "cause" or by the applicable executive for "good reason," (each, as defined in the applicable employment agreement), then subject to the applicable executive executing (and not revoking) a general release of claims against WPG, the executive will be entitled to receive the following payments and benefits from WPG on the fifth business day after the expiration of the release execution and revocation period: (i) if a change in control has not occurred within the 24 months prior to the executive's termination of employment, a lump sum cash payment equal to the executive's annual base salary in effect immediately prior to the date of termination; or (ii) if a change in control has occurred within 24 months prior to the executive's termination of employment, a lump sum cash payment equal to the sum of the executive's annual base salary in effect immediately prior to the date of termination and the executive's target annual bonus for the year in which the date of termination occurs and, unless otherwise agreed to by the executive, any service-based vesting conditions with respect to any outstanding long-term incentive awards held by the executive will be waived.

WPG Employment Agreement with Glimcher Executive Officers

        WPG has entered into an Employment Agreement and Severance Benefits Amendment with each of Messrs. Glimcher and Yale. Both the Employment Agreements and Severance Benefits Amendments will become effective as of, and are subject to, the consummation of the merger. For a detailed description of the material terms and conditions of such Employment Agreements and Severance Benefits Amendments see "The Merger—Interests of Glimcher's Trustees and Executive Officers in the

Merger—WPG Employment Agreements and Severance Benefits Amendments with Messrs. Glimcher and Yale" above.

Washington Prime Group, L.P. 2014 Stock Incentive Plan

        WPG has adopted the WPG Equity Plan with terms substantially as set forth below.

Purpose.

        The primary purpose of the WPG Equity Plan is to attract and retain the best available officers, employees, directors and consultants for positions of substantial responsibilities with WPG and its affiliates and to provide an additional incentive to such officers, employees, directors, and consultants to exert their maximum efforts to maintain and enhance WPG's, and WPG LP's, performance and profitability. All of WPG's officers, employees, and consultants and those of WPG's affiliates, and all directors are eligible to be granted awards under and participate in the WPG Equity Plan. Prospective officers, employees directors and consultants who have accepted offers of employment or consultancy are also eligible to participate.

Administration.

        The WPG Equity Plan is administered by the Compensation Committee, which consists entirely of two or more "outside directors" within the meaning of Section 162(m) of the Code and who are "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934.

        Under the terms of the WPG Equity Plan, the Compensation Committee can make rules and regulations and establish such procedures for the administration of the WPG Equity Plan as it deems appropriate. Any determination made by the Compensation Committee under the WPG Equity Plan will be made in the sole discretion of the Compensation Committee and such determinations will be final and binding on all persons.

Awards.

        Awards granted under the WPG Equity Plan may be in the form of stock options, stock appreciation rights, which we refer to as SARs, restricted stock, restricted stock units, performance units, LTIP units (which will be units in WPG L.P.), other stock-based awards or any combination of those awards. The WPG Equity Plan provides that awards may be made under the WPG Equity Plan for ten years.

Shares Available.

        The WPG Equity Plan provides that the aggregate number of WPG common shares that may be subject to awards under the WPG Equity Plan cannot exceed 10,000,000 subject to adjustment in certain circumstances to prevent dilution or enlargement. No participant may be granted, in each case during any calendar year, (i) awards (other than stock options and SARs) covering in excess of 500,000 shares, less the number of shares covered by stock options and SARs granted to such participant in such calendar year or (ii) stock options and SARs covering in excess of 500,000 shares, less the number of shares covered by awards other than stock options or SARs granted to such participant in such calendar year. The maximum number of shares that may be granted pursuant to incentive stock options is 3,000,000.

        Shares underlying awards granted under the WPG Equity Plan that expire or are forfeited or terminated without being exercised or awards that are settled for cash, as well as any shares withheld by or delivered to WPG to satisfy the exercise price of stock options or tax withholding obligations with respect to any award granted under the WPG Equity Plan, will again be available for the grant of additional awards within the limits provided by the WPG Equity Plan. Shares withheld by or delivered to WPG to satisfy the exercise price of stock options or tax withholding obligations with respect to any award granted under the WPG Equity Plan will nonetheless be deemed to have been issued under the WPG Equity Plan.

Stock Options.

        Subject to the terms and provisions of the WPG Equity Plan, stock options to purchase WPG common shares may be granted to eligible individuals at any time and from time to time as determined by the Compensation Committee. Stock options may be granted as incentive stock options, which are intended to qualify for favorable treatment to the recipient under federal tax law, or as non-qualified stock options, which do not qualify for this favorable tax treatment. Subject to the limits provided in the WPG Equity Plan, the Compensation Committee determines the number of stock options granted to each recipient. Each stock option grant will be evidenced by a stock option agreement that specifies the stock option exercise price, whether the stock options are intended to be incentive stock options or non-qualified stock options, the duration of the options, the number of shares to which the stock options pertain and such additional limitations, terms and conditions as the Compensation Committee may determine.

        The Compensation Committee determines the exercise price for each stock option granted, except that the stock option exercise price may not be less than 100 percent of the fair market value of a WPG common share on the date of grant. All stock options granted under the WPG Equity Plan will expire no later than ten years from the date of grant. The method of exercising a stock option granted under the WPG Equity Plan is set forth in the WPG Equity Plan, and the effect on the vesting and exercisability of incentive stock options and nonqualified stock options following certain terminations of employment will be set forth in the applicable award agreement or other document approved by the Compensation Committee. Stock options are nontransferable except by will or by the laws of descent and distribution or, in the case of non-qualified stock options, as otherwise expressly permitted by the Compensation Committee. The granting of a stock option does not accord the recipient the rights of a shareholder, and such rights accrue only after the exercise of a stock option and the registration of WPG common shares in the recipient's name.

Stock Appreciation Rights.

        The Compensation Committee in its discretion may grant SARs under the WPG Equity Plan. SARs may be "tandem SARs," which are granted in conjunction with a stock option, or "free-standing SARs," which are not granted in conjunction with a stock option. A SAR entitles the holder to receive from WPG upon exercise an amount equal to the excess, if any, of the aggregate fair market value of a specified number of WPG common shares to which such SAR pertains over the aggregate exercise price for the underlying shares. The exercise price of a Free-Standing SAR shall not be less than 100 percent of the fair market value of a WPG common share on the date of grant.

        A tandem SAR may be granted at the grant date of the related stock option. A tandem SAR will be exercisable only at such time or times and to the extent that the related stock option is exercisable and will have the same exercise price as the related stock option. A tandem SAR will terminate or be forfeited upon the exercise or forfeiture of the related stock option, and the related stock option will terminate or be forfeited upon the exercise or forfeiture of the tandem SAR.

        Each SAR will be evidenced by an award agreement that specifies the base price, the number of shares to which the SAR pertains and such additional limitations, terms and conditions as the Compensation Committee may determine. Payment of the amount to which the participant exercising SARs is entitled may be made by delivering WPG common shares, cash or a combination of WPG common shares and cash as set forth in the award agreement relating to the SARs. The method of exercising a SAR granted under the 2014 Stock Incentive Plan is set forth in the WPG Equity Plan, and the effect on vesting and exercisability of SARs following certain terminations of employment will be set forth in the applicable award agreement or other document approved by the Compensation Committee. SARs are not transferable except by will or the laws of descent and distribution or, with respect to SARs that are not granted in "tandem" with a stock option, as expressly permitted by the Compensation Committee. Each SAR will be evidenced by an award agreement that specifies the date and terms of the award and such additional limitations, terms and conditions as the Compensation Committee may determine.

Restricted Stock.

        The WPG Equity Plan provides for the award of WPG common shares that are subject to forfeiture and restrictions on transferability as set forth in the WPG Equity Plan and as may be otherwise determined by the Compensation Committee. Except for these restrictions and any others imposed by the Compensation Committee, upon the grant of restricted stock, the recipient will have rights of a stockholder with respect to the restricted stock, including the right to vote the restricted stock and to receive all dividends and other distributions paid or made with respect to the restricted stock on such terms as will be set forth in the applicable award agreement or other document approved by the Compensation Committee. During the restriction period set by the Compensation Committee, the recipient may not sell, transfer, pledge, exchange or otherwise encumber the restricted stock. The vesting of restricted stock, including the vesting following certain terminations of employment, will be set forth in the applicable award agreement or other document approved by the Compensation Committee.

Restricted Stock Units.

        The WPG Equity Plan authorizes the Compensation Committee to grant restricted stock units and deferred share rights. Restricted stock units and deferred share rights are not WPG common shares and do not entitle the recipients to the rights of a shareholder. The restricted stock unit will either (i) be adjusted to reflect dividend and distributions that are paid on actual shares or (ii) provide for dividend equivalents without regard to the vested status of the underlying restricted stock unit. Restricted stock units granted under the WPG Equity Plan may or may not be subject to performance conditions. The recipient may not sell, transfer, pledge or otherwise encumber restricted stock units granted under the WPG Equity Plan prior to their vesting. Restricted stock units will be settled in cash or shares of WPG common stock, in an amount based on the fair market value of WPG common shares on the settlement date. The vesting of restricted stock units following certain terminations of employment will be set forth in the applicable award agreement or other document approved by the Compensation Committee.

LTIP Units.

        The WPG Equity Plan authorizes the Compensation Committee to grant LTIP units awards which are grants of units in WPG LP. LTIP unit awards may be subject to performance- based conditions, continuing service requirements, and/or other conditions. After an LTIP unit award becomes fully earned and vested, the LTIP units may, subject to certain conditions, be converted into units of WPG LP, and thereafter may be exchanged for WPG common shares on a one-for-one basis, an equivalent amount of cash, or a combination thereof. The goals for any performance measures to which an award may be subject, and all of the terms and conditions of an award, will be determined by the Compensation Committee.

        The granting of an LTIP Unit award does not accord the recipient of the rights of a holder of units of WPG LP until the LTIP units are converted into units of WPG LP. In addition, participants rights to distributions in respect of LTIP units, if any, will be determined in accordance with the partnership agreement of WPG's operating partnership and the applicable certificate of designation for such series of LTIP Unit. Each LTIP Unit award will be evidenced by an Award Agreement or other document approved by the Compensation Committee that specifies the date and the terms of the award, and such additional limitations, terms and conditions as the Compensation Committee may determine.

Performance Units.

        The WPG Equity Plan provides for the award of performance units that are valued by reference to a designated amount of cash or other property other than WPG common shares. The payment of the value of a performance unit is conditioned upon the achievement of performance goals set by the Compensation Committee in granting the performance unit and may be paid in cash, WPG common shares, other property or a combination thereof. The maximum value of the property that may be paid to a participant pursuant to a performance unit which was originally granted in any calendar year is $5 million. Each Performance Unit award will be evidenced by an Award Agreement or other document approved by the Compensation Committee that specifies the date and terms of the award, and such additional limitations, terms and conditions as the Compensation Committee may determine.

Other Stock-Based Awards.

        The WPG Equity Plan also provides for the award of WPG common shares and other awards that are valued by reference to WPG's common shares, including unrestricted stock, dividend equivalents and convertible debentures.

Performance Goals.

        The WPG Equity Plan provides that performance goals may be established by the Compensation Committee in connection with the grant of any award under the WPG Equity Plan. In the case of an award intended to qualify for the performance-based compensation exception of Section 162(m) of the Code (and to the extent that WPG determines that Section 162(m) of the Code applies to WPG):

  •
  such goals will be based on the attainment of specified levels of one or more of the following measures: earnings per share; return on equity; return on assets; market value per share; funds from operations; return to stockholders (including dividends); revenues; cash flow; cost reduction goals; implementation or completion of critical activities, including achieving goals set for development, leasing and marketing activities, return on capital deployed; debt, credit or other leverage measures or ratios; improvement in cash flow; and net operating income; in each case with respect to the WPG LP, an affiliate or any one or more subsidiaries, divisions, business units or business segments thereof, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies); and

  •
  such performance goals will be set by the Compensation Committee within the time period and other requirements prescribed by Section 162(m) of the Code and the regulations promulgated thereunder (to the extent that WPG determines that Section 162(m) of the Code applies to WPG).

Change in Control.

        Unless provided otherwise in the applicable award agreement:

  •
  in the event of a "change in control" of WPG (as defined in the WPG Equity Plan), if equivalent replacement awards are substituted for awards granted and outstanding under the WPG Equity Plan at the time of such change in control, such replacement awards will vest and be deemed earned in full (with respect to performance goals, unless otherwise agreed in connection with the change in control, at the greater of the applicable target level and the level of achievement through the latest practicable date reasonably determinable) upon a termination of employment by WPG other than for cause within 24 months after such change in control (i.e., the awards "double-trigger" vest); and

  •
  upon the termination of employment by WPG of a participant during the 24-month period following a change in control for any reason other than for cause, any stock option or SAR held by the participant as of the date of the change in control that remains outstanding as of the date of such termination of employment may thereafter be exercised until the expiration of the term of the stock option or SAR.

        An award qualifies as a "replacement award" under the WPG Equity Plan if the following conditions are met in the sole discretion of the Compensation Committee: (i) it is of the same type as the award being replaced, which we refer to as the replaced award; (ii) it has a value equal to the value of the replaced award as of the date of the change in control; (iii) if the underlying replaced award was an equity-based award, it relates to publicly traded equity securities of WPG or the entity surviving WPG following the change in control; (iv) it contains terms relating to vesting (including with respect to a termination of employment) that are substantially identical to those of the replaced award; and (v) its other terms and conditions are not less favorable to the participant than the terms and conditions of the replaced award (including the provisions that would apply in the event of a subsequent change in control) as of the date of the change in control.

        If equivalent replacement awards are not substituted for awards granted and outstanding under the WPG Equity Plan at the time of such change in control, upon the occurrence of a change in control, unless otherwise provided in the applicable Award Agreement, (i) all then-outstanding awards (other than performance-based awards) will vest in full, be free of restrictions, and be deemed to be earned and payable in full, and (ii) any performance-based award will be deemed earned in full based on performance goal achievement at the greater of the applicable target level and the level of achievement as determined by the Compensation Committee not later than the date of the change in control based on actual performance.

Amendment.

        WPG may amend, alter, or discontinue the WPG Equity Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the participant with respect to a previously granted award without such participant's consent, except such an amendment made to comply with applicable law, including without limitation Section 409A of the Code, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of WPG's shareholders to the extent such approval is required by applicable law or the listing standards of the applicable stock exchange.

Summary of Federal Income Tax Consequences of Awards.

        The following discussion is a brief summary of the principal U.S. federal income tax consequences of the WPG Equity Plan under the provisions of the Code, as currently in effect. The Code and regulations are subject to change. This summary is not intended to be exhaustive and does not describe, among other things, state, local, or foreign income and other tax consequences. The specific tax consequences to a participant will depend upon a participant's individual circumstances.

        Nonqualified Stock Options and Stock Appreciation Rights.    A participant will not recognize any income at the time a nonqualified stock option or stock appreciation right is granted, nor will we be entitled to a deduction at that time. When a nonqualified stock option is exercised, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the ordinary shares received as of the date of exercise over the exercise price. When a stock appreciation right is exercised, the participant will recognize ordinary income in an amount equal to the cash received or, if the stock appreciation right is paid in ordinary shares, the fair market value of the ordinary shares received as of the date of exercise. Payroll taxes are required to be withheld from the participant on the amount of ordinary income recognized by the participant. WPG generally will be entitled to a tax deduction with respect to a nonqualified stock option or stock appreciation right at the same time and in the same amount as the participant recognizes income. The participant's subsequent sale of the ordinary shares generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price the participant paid for the shares plus the ordinary income the participant recognized with respect to the shares, and these capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year following exercise.

        Incentive Stock Options.    A participant will not recognize any income at the time an incentive stock option, within the meaning of Section 422 of the Code, is granted. Nor will a participant recognize any income at the time an incentive stock option is exercised. However, the excess of the fair market value of the ordinary shares on the date of exercise over the exercise price paid will be a preference item that could create liability under the alternative minimum tax. If a participant disposes of ordinary shares acquired upon exercise of an incentive stock option after the later of two years after the date of grant of the incentive stock option or one year after the date of exercise of the incentive stock option, which we refer to as the holding period, the gain, if any, will be long-term capital gain, eligible for favorable tax rates. If the participant disposes of such ordinary shares before the end of the holding period, the participant generally will recognize ordinary income in the year of the disposition equal to the excess of the lesser of (i) the fair market value of the ordinary shares on the date of exercise or (ii) the amount received for the ordinary shares, over the exercise price paid. The balance of the gain or loss, if any, will be short or long-term capital gain or loss, depending on how long the ordinary shares were held by the participant prior to disposition. We are not entitled to a deduction as a result of the grant or exercise of an incentive stock option unless a participant recognizes ordinary income as a result of a disposition, in which case we will be entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income.

        Restricted Stock.    A participant who receives a restricted stock award generally will not realize taxable income at the time of the grant, and we will not be entitled to a tax deduction at the time of the grant. When the restrictions lapse, the participant will recognize income, taxable at ordinary income tax rates, in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. WPG would then be entitled to a corresponding tax deduction. Any dividends paid to the participant during the restriction period will be compensation income to the participant and deductible as such by WPG. The holder of a restricted stock may elect to be taxed at the time of the award on the fair market value of the shares, in which case (1) WPG will be entitled to a deduction at the same time and in the same amount, (2) dividends paid to the participant during the restriction period will be taxable as dividends to him or her and not deductible by WPG and (3) there will be no further federal income tax consequences when the restrictions lapse.

        Restricted Stock Units.    A participant who receives a restricted stock unit award generally will not recognize taxable income at the time of grant, and we will not be entitled to a tax deduction at the time of grant. Upon settlement of the award on or after vesting, the participant will recognize income, taxable at ordinary income tax rates, in an amount equal to the value of the cash or the fair market value of the shares on the settlement date. WPG would then be entitled to a corresponding tax deduction.

        LTIP Units.    If a participant receives LTIP units that are subject to forfeiture, in whole or in part, if performance conditions or other vesting requirements are not met, and if the participant makes an election under Section 83(b) of the Code, the participant will not recognize income until the LTIP units have been converted into units of WPG LP and are exchanged for WPG common shares or cash. A substantial portion of the participant's income at the time of exchange will be taxed at capital gains rates, and we will not be entitled to a tax deduction when the award is made or when the LTIP units are exchanged for WPG common shares or cash.

        Performance Units.    A participant will not recognize taxable income at the time of grant of performance units, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares or property delivered and the amount of cash paid by WPG, and WPG will be entitled to a corresponding deduction.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS OF WPG

Related Person Transactions

        On an annual basis, each director and executive officer of WPG will be obligated to complete a director and officer questionnaire which requires disclosure of any transactions with WPG in which the director or officer, or any member of his or her immediate family, has an interest. The Audit Committee of WPG must review and approve or ratify all related person transactions in which any executive officer, director, director nominee or more than 5% shareholder of the company, or any of their immediate family members, has a direct or indirect material interest. Pursuant to the Charter of the Audit Committee of WPG, the Audit Committee may not approve a related person transaction unless (i) it is consistent with WPG's best interests and (ii) where applicable, the terms of such transaction are at least as favorable to WPG as could be obtained from an unrelated third party.

        This process is included in the Audit Committee's written charter, which is available on the corporate governance section of WPG's investor relations website: investors.washingtonprime.com. As of October 24, 2014, WPG has not entered into any related party transactions.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax consequences of the merger and of the ownership and disposition of WPG common shares and WPG preferred shares received in the merger to U.S. holders and non-U.S. holders (each as defined below) whose (i) Glimcher common shares are converted into merger consideration pursuant to the merger or (ii) Glimcher preferred shares are converted into the applicable series of WPG preferred shares pursuant to the merger. This summary is based on the Code, applicable U.S. Treasury regulation, which we refer to as Treasury Regulations, administrative rulings of the IRS and judicial decisions, each as in effect as of the date hereof. All of the foregoing are subject to different interpretations or change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in, and the continuing validity of, this discussion.

        This summary assumes that Glimcher common shares and Glimcher preferred shares are held, and WPG common shares and WPG preferred shares will be held, as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances.

        For purposes of this discussion, we refer to a "U.S. holder" as a beneficial owner of Glimcher common shares or Glimcher preferred shares, as applicable, or of WPG common shares and WPG preferred shares, as applicable, received in the merger, that is for U.S. federal income tax purposes one of the following:

  •
  a citizen or resident of the United States;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  a trust (a) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source.

A "non-U.S. holder" is a beneficial owner of Glimcher common shares or Glimcher preferred shares, as applicable, or of WPG common shares and WPG preferred shares, as applicable, received in the merger, other than a partnership, that is not a U.S. holder.

        This summary does not discuss the Medicare tax on net investment income, or any state, local or foreign tax considerations or any U.S. federal tax considerations other than those pertaining to the income tax, nor does it address the tax treatment of special classes of holders or holders subject to special rules under the U.S. federal income tax laws, including, for example:

  •
  banks, underwriters and other financial institutions;

  •
  insurance companies;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  tax-exempt entities, qualified retirement plans, individual retirement accounts, or persons holding Glimcher common shares or Glimcher preferred shares in a tax-deferred or tax advantaged account;

  •
  mutual funds;

  •
  subchapter S corporations;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  persons whose functional currency is not the U.S. dollar;

  •
  persons holding Glimcher common shares or Glimcher preferred shares as part of a hedging or conversion transaction or as part of a "straddle" or a constructive sale;

  •
  U.S. expatriates;

  •
  controlled foreign corporations or passive foreign investment companies;

  •
  grantor trusts

  •
  persons subject to the alternative minimum tax;

  •
  holders who acquired Glimcher common shares or preferred shares through the exercise of employee share options or warrants or otherwise as compensation; and

  •
  holders that are classified as a partnership or otherwise as a pass-through entity under the Code.

        If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds Glimcher common shares or Glimcher preferred shares, or WPG common shares or WPG preferred shares received in the merger, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity or arrangement classified as a partnership for U.S. federal income tax purposes and that entity holds Glimcher common shares or Glimcher preferred shares, you should consult your tax advisor.

        Determining the actual tax consequences of the merger and of the ownership and disposition of WPG common shares or WPG preferred shares received in the merger to you may be complex. You should consult your own tax advisor regarding the U.S. federal income tax consequences to you of the merger, and of the ownership and disposition of WPG common shares or WPG preferred shares received in the merger, in light of your own particular situation, as well as any consequences of the merger to you arising under the laws of any other taxing jurisdiction and any U.S. tax laws other than those pertaining to the income tax.

Material U.S. Federal Income Tax Consequences of the Merger

Characterization of the Merger

        For U.S. federal income tax purposes, we will treat the merger as if Glimcher had (i) sold all of its assets in exchange for the aggregate merger consideration and the WPG preferred shares to be received by the holders of Glimcher common shares and Glimcher preferred shares in the merger, and the assumption of Glimcher's liabilities outstanding as of the closing date and then (ii) made a liquidating distribution of such merger consideration and WPG preferred shares to holders of Glimcher common shares and Glimcher preferred shares, as applicable, in exchange for their Glimcher common shares and Glimcher preferred shares.

 Consequences of the Merger to U.S. Holders of Glimcher Common Shares or Glimcher Preferred Shares

        In general, a U.S. holder of Glimcher common shares will recognize gain or loss for U.S. federal income tax purposes equal to the difference between:

  •
  the sum of the amount of cash and the fair market value of the WPG common shares received in exchange for the Glimcher common shares; and

  •
  the U.S. holder's adjusted tax basis in the Glimcher common shares.

        In general, a U.S. holder of Glimcher preferred shares will recognize gain or loss for U.S. federal income tax purposes equal to the difference between:

  •
  the fair market value of the WPG preferred shares received in exchange for Glimcher preferred shares; and

  •
  the U.S. holder's adjusted tax basis in the Glimcher preferred shares.

        For both Glimcher common shares and Glimcher preferred shares, gain or loss will be calculated separately for each block of Glimcher common shares or Glimcher preferred shares, with a block consisting of either multiple Glimcher common shares or multiple Glimcher preferred shares acquired at the same cost in a single transaction. This gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of the merger, the Glimcher common shares or Glimcher preferred shares have been held for more than one year. Capital gains of non-corporate U.S. holders (including individuals) derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT stock that would correspond to the REIT's "unrecaptured Section 1250 gain."

        A U.S. holder who has held Glimcher common shares or Glimcher preferred shares for less than six months at the time of the merger, taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of Glimcher common shares or Glimcher preferred shares in the merger will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from Glimcher, or such holder's share of any designated retained capital gains, with respect to such shares.

        A U.S. holder's tax basis in WPG common shares or WPG preferred shares received in the merger will equal the fair market value of such shares at the effective time of the merger, and the holding period for such shares will begin on the day immediately following the effective time of the merger.

Consequences of the Merger to Non-U.S. Holders of Glimcher Common Shares and Glimcher Preferred Shares

General

        The U.S. federal income tax consequences of the merger to a non-U.S. holder will depend on various factors, including whether the receipt of the merger consideration and WPG preferred shares (the merger consideration or WPG preferred shares, as applicable, received by a holder pursuant to the merger, is referred to as the applicable merger consideration) is taxed under the provisions of FIRPTA governing sales of REIT shares or, alternatively, whether the receipt of the applicable merger consideration is taxed under the provisions of FIRPTA governing distributions from REITs. The IRS announced in Notice 2007-55 that it intends to take the position that under current law the receipt of a liquidating distribution from a REIT (including the receipt of the applicable merger consideration in the merger, which will be treated as a deemed liquidation of Glimcher for U.S. federal income tax purposes) received by a non-U.S. holder is subject to tax under FIRPTA as a distribution to the extent attributable to gain from the sale of "United States real property interests", which we refer to as USRPIs. Although legislation that would effectively override Notice 2007-55 has previously been proposed, no such legislation has yet been enacted, and it is not possible to say if or when any such legislation will be enacted. As a result, the following paragraphs provide alternative discussions of the tax consequences that would arise to the extent the tax treatment set forth in Notice 2007-55 does or does not apply.

        Notwithstanding the discussion in the following paragraphs, we intend to take the position that the merger consideration and WPG preferred shares received in exchange for Glimcher common shares and Glimcher preferred shares will be subject to tax in accordance with Notice 2007-55 as described in more detail below. In general, the provisions governing the taxation of distributions by REITs are significantly less favorable to non-U.S. holders than those governing the taxation of a sale of REIT shares. In the event a non-U.S. holder of Glimcher preferred shares incurs U.S. federal income tax liability as a result of the conversion of their Glimcher preferred shares for WPG preferred shares pursuant to the merger, such non-U.S. holder will not receive any corresponding distribution of cash with which to pay such taxes.

Distribution of Gain from the Disposition of USRPIs

        As described above, we intend to take the position that the tax treatment set forth in Notice 2007-55 applies, in which case, to the extent the applicable merger consideration received by non-U.S. holders in the merger is attributable to gain from the deemed sale of Glimcher's USRPIs (which we expect to be a substantial portion of such applicable merger consideration), then such amount would be taxed under FIRPTA, unless a special exception, which we refer to as the 5% Exception, applies, as discussed below. If the deemed distribution were taxed under FIRPTA, the gain recognized by a non-U.S. holder generally would be subject to U.S. federal income tax on a net basis at applicable U.S. graduated rates to the extent the distribution is attributable to gain from the sale of Glimcher's USRPIs, and a corporate non-U.S. holder could also be subject to the branch profits tax on such FIRPTA gain. In addition, 35% (or 20% to the extent provided in Treasury Regulations) of any such amounts paid to a non-U.S. holder would be withheld and remitted to the IRS.

        The 5% Exception is applied to shares of stock on a class-by-class basis, and would apply to a non-U.S. holder of Glimcher common shares or Glimcher preferred shares so long as (1) the class of stock is regularly traded on an established securities market located in the United States, and (2) the non-U.S. holder has not owned more than 5% of that class of stock at any time during the one-year period ending on the date of the merger. If the 5% Exception were to apply to a non-U.S. holder, the FIRPTA tax described above would not apply, but the amount of withholding to which such non-U.S. holder would be subject is not entirely clear. If the applicable merger consideration were to be treated as an ordinary dividend, then we would be required to withhold at a rate of 30% (subject to the provisions of any applicable income tax treaty as described below). Alternatively, it is possible that the applicable merger consideration would be treated as a liquidating distribution, in which case withholding may apply at a 10% rate or not at all, depending on the particular circumstances. An IRS Memorandum of Associate Counsel (an internal IRS document) concluded that, even if Notice 2007-55 applied, liquidating distributions from REITs to non-U.S. holders of the stock of a REIT eligible for the 5% Exception would not be subject to withholding as an ordinary dividend. However, the Memorandum of Associate Counsel is not binding and cannot be relied on or cited as precedent. Because of the uncertainty in the law and the absence of binding authority on point, we intend to withhold at a rate of 30% (subject to any applicable income tax treaty as described below) with respect to non-U.S. holders that qualify for the 5% Exception. As noted above, it is possible that a lower rate of withholding applies. Therefore, a non-U.S. holder may be able to obtain a refund of any taxes withheld, and should consult its own tax advisor regarding the ability to do so and the procedures for claiming any such refund.

U.S. Withholding Tax

        As described above, pursuant to Notice 2007-55, the IRS intends to take the position that the receipt of the merger consideration and the WPG preferred shares in the merger will be treated as a distribution from Glimcher, a portion of which will be attributable to gain from the deemed sale of Glimcher's USRPIs in the merger. Accordingly, we intend to withhold U.S. federal income tax at a rate of 35% (or 20% to the extent provided in applicable Treasury Regulations) from the portion of the applicable merger consideration that is, or is treated as, attributable to Glimcher's gain from the deemed sale of USRPIs and paid to a non-U.S. holder, unless such holder qualifies for the 5% Exception, in which case we intend to withhold U.S. federal income tax at a rate of 30% unless reduced by an applicable income tax treaty and the non-U.S. holder provides an applicable IRS Form W-8.

        A non-U.S. holder may be entitled to a refund or credit against its U.S. tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their own tax advisors regarding withholding tax considerations.

Taxable Sale of Shares

        If the merger is treated as a taxable sale of Glimcher common shares and Glimcher preferred shares, a non-U.S. holder should not be subject to U.S. federal income tax or U.S. federal withholding tax (subject to the discussion of backup withholding and FATCA below) on any gain or loss from the sale of such shares unless: (i) the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, or, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; (ii) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met; or (iii) such shares constitute a USRPI under FIRPTA.

        As stated above, we do not intend to take the position that the receipt of the applicable merger consideration by a non-U.S. holder in the merger will be treated as a sale of shares for U.S. federal income tax purposes. Accordingly, the tax treatment described in this section entitled "—Taxable Sale of Shares" would apply only to a sale of Glimcher common shares or Glimcher preferred shares by a non-U.S. holder preceding the merger.

        A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States will generally be subject to U.S. federal income tax on such gain on a net basis at the regular U.S. graduated rates in the same manner as a U.S. holder. In addition, a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional branch profits tax.

        A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses of such non-U.S. holder, if any.

        If a non-U.S. holder's stock constitutes a USRPI under FIRPTA, such holder will be subject to U.S. federal income tax on the gain recognized on the receipt of the applicable merger consideration in the merger on a net basis at applicable U.S. graduated rates in the same manner as a U.S. holder, and the purchaser of such shares would be required to withhold and remit to the IRS 10% of the purchase price (unless the relevant shares are "regularly traded" (as defined in applicable Treasury Regulations) on an established securities market, in which case withholding of 10% of the purchase price would not be required). A non-U.S. holder's Glimcher common shares and/or Glimcher preferred shares generally will not constitute a USRPI, and gain recognized by a non-U.S. holder upon receipt of the applicable merger consideration in exchange for Glimcher common shares or Glimcher preferred shares pursuant to the merger generally will not be taxed under FIRPTA if Glimcher is a "domestically controlled REIT," defined generally as a REIT in which, at all times during a specified testing period, less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that Glimcher will be a "domestically controlled REIT," and therefore the receipt of the applicable merger consideration in exchange for Glimcher common shares or Glimcher preferred shares pursuant to the merger generally would not be taxed under FIRPTA. In addition, if Glimcher does not constitute a domestically controlled REIT, a non-U.S. holder's receipt of the applicable merger consideration in exchange for Glimcher common shares or Glimcher preferred shares pursuant to the merger generally would not be taxed under FIRPTA if: (i) the Glimcher common shares or Glimcher preferred shares are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market; and (ii) the selling non-U.S. holder held 5% or less of the relevant shares at all times during a specified testing period of up to 5 years.

Income Tax Treaties

        If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the U.S. federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisor regarding possible relief under an applicable income tax treaty.

        The rules governing the U.S. federal income tax consequences of the receipt of the applicable merger consideration in exchange for Glimcher common shares or Glimcher preferred shares in the merger are complex. Non-U.S. holders should consult with their own tax advisors to determine the U.S. federal income tax consequences of the merger to them, as well as the applicability and impact of any U.S. tax laws other than those pertaining to the income tax, as well as any state, local and foreign tax laws.

 Information Reporting and Backup Withholding

        You may be subject to information reporting and backup withholding, currently at a rate of 28%, with respect to the merger consideration and WPG preferred shares you receive in exchange for your Glimcher common shares and Glimcher preferred shares pursuant to the merger. Backup withholding will not apply, however, to a holder who

  •
  in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on an IRS Form W-9,

  •
  in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8, or

  •
  is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

        Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections, together with the Treasury Regulations and other official guidance issued thereunder, is referred to as FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. The application of FATCA to the payment of the applicable merger consideration made to a holder with respect to Glimcher common shares and Glimcher preferred shares exchanged pursuant to the merger is not entirely clear. We urge you to consult your tax advisor regarding FATCA and the application of these rules to such payment.

        THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. HOLDERS OF GLIMCHER COMMON SHARES AND GLIMCHER PREFERRED SHARES SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

 Material U.S. Federal Income Tax Consequences of Owning and Disposing of WPG Common Shares and WPG Preferred Shares

REIT Qualification of WPG and Glimcher

        WPG was spun-off from Simon on May 28, 2014, which transaction we refer to as the Spin-Off. WPG intends to elect to be taxed as a REIT under Sections 856 through 859 of the Code, from (and including) and after the taxable year that included the Spin-Off. WPG believes that it is and has been organized and operated in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Code. In connection with the Spin-Off, WPG received an opinion of Faegre Baker Daniels LLP to the effect that WPG was organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that its proposed method of operation would enable it to meet the requirements for qualification and taxation as a REIT commencing with the taxable year that included the Spin-Off. The opinion was subject to customary qualifications and was based on customary representations made by management of WPG.

        It is a condition to the obligation of Glimcher to complete the merger that WPG receive an opinion from a nationally recognized tax counsel selected by WPG to the effect that, since its spin-off from Simon on May 28, 2014, WPG's actual organization and method of operation has enabled WPG to meet, through the effective time of the merger, the requirements for qualification and taxation as a REIT. The opinion will be subject to customary qualifications and be based on customary representations contained in an officer's certificate executed by WPG.

        It is a condition to the obligation of WPG to complete the merger that Glimcher receive an opinion from McDonald Hopkins LLC to the effect that, commencing with Glimcher's initial taxable year ended December 31, 1994, through Glimcher's taxable year ended December 31, 2013, Glimcher has been organized and operated in conformity with the requirements for qualification and taxation as a REIT and that, since January 1, 2014, its actual organization and method of operation has enabled Glimcher to meet, through the effective time of the merger, the requirements for qualification and taxation as a REIT. The opinion will be subject to customary qualifications and be based on customary representations contained in an officer's certificate executed by Glimcher.

        None of the opinions described above is or will be binding on the IRS.

        WPG intends to continue to operate in a manner to qualify as a REIT following the merger, but there is no guarantee that it will so qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of WPG to meet, through actual annual (or, in some cases, quarterly)

operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of WPG, WPG cannot guarantee that its actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.

U.S. Federal Income Tax Considerations Relating to WPG's Election to be Taxed as a REIT

        The remainder of this discussion summarizes the material U.S. federal income tax consequences generally resulting from the election of WPG to be taxed as a REIT.

        The sections of the Code and the corresponding Treasury regulations that relate to the qualification and taxation as a REIT are highly technical and complex. You should consult your own tax advisor regarding the specific tax consequences to you of ownership of WPG shares and of the election of WPG to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.

 Taxation of REITs in General

        As indicated above, WPG's qualification and taxation as a REIT depends upon its ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under "—Requirements for Qualification—General." While WPG intend to operate so that it qualifies and continues to qualify to be taxed as a REIT, no assurance can be given that the IRS will not challenge such qualification, or that WPG will be able to operate in accordance with the REIT requirements in the future. Please refer to "—Failure to Qualify."

        Provided that WPG qualifies to be taxed as a REIT, generally it will be entitled to a deduction for dividends that it pays and therefore will not be subject to U.S. federal corporate income tax on its net REIT taxable income that is currently distributed to its shareholders. This treatment substantially eliminates the "double taxation" at the corporate and shareholder levels that generally results from an investment in a C corporation. A "C corporation" is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the shareholder level when the income is distributed. In general, the income that WPG generates is taxed only at the shareholder level upon a distribution of dividends to its shareholders.

        Currently, most U.S. shareholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum U.S. federal income tax rate of 20% (the same as long-term capital gains). With limited exceptions, however, dividends from WPG or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. Presently, the highest marginal non-corporate U.S. federal income tax rate applicable to ordinary income is 39.6%. Please refer to "—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions."

        Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to WPG's shareholders, subject to special rules for certain items such as the capital gains that WPG recognizes. Please refer to "—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions."

        If WPG qualifies to be taxed as a REIT, it will nonetheless be subject to U.S. federal tax in the following circumstances:

  •
  It will be taxed at regular corporate rates on any undistributed net taxable income, including undistributed net capital gains;

  •
  It may be subject to the "alternative minimum tax" on its items of tax preference, including any deductions of net operating losses;

  •
  If it has net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. Please refer to "—Prohibited Transactions" and "—Foreclosure Property" below;

  •
  If it elects to treat property that it acquires in connection with a foreclosure of a mortgage loan or certain leasehold terminations as "foreclosure property," it may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%);

  •
  If it fails to satisfy the 75% gross income test and/or the 95% gross income test, as discussed below, but nonetheless maintains its qualification as a REIT because it satisfies other requirements, it will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with its gross income;

  •
  If it violates the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintains its qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, it may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the nonqualifying assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure;

  •
  If it fails to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, it will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that it actually distributed and (b) the amounts it retained and upon which it paid income tax at the corporate level;

  •
  It may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT's shareholders, as described below in "—Requirements for Qualification—General";

  •
  A 100% tax may be imposed on transactions between it and a taxable REIT subsidiary, which we refer to as a TRS, that do not reflect arm's-length terms;

  •
  If it acquires appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in WPG's hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, WPG may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if it subsequently recognizes gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation; and

  •
  The earnings of its TRSs will generally be subject to U.S. federal corporate income tax.

        In addition, WPG and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, gross receipts and other taxes on its assets and operations. It could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

        The Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

  (4)
  that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  in which, during the last half of each taxable year, not more than 50% in value of the outstanding equity is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include specified tax-exempt entities); and

  (7)
  that meets other tests described below, including with respect to the nature of its income and assets.

        The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation's initial tax year as a REIT (which, in WPG's case, will be the taxable year that includes the distribution). The WPG Articles provide restrictions regarding the ownership and transfers of its shares, which are intended to assist it in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that WPG will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If it fails to satisfy these share ownership requirements, except as provided in the next sentence, its status as a REIT will terminate. If, however, it complies with the rules contained in applicable Treasury Regulations that require it to ascertain the actual ownership of its shares and it does not know, or would not have known through the exercise of reasonable diligence, that it failed to meet the requirement described in condition (6) above, it will be treated as having met this requirement.

        To monitor compliance with the share ownership requirements, WPG generally is required to maintain records regarding the actual ownership of its shares. To do so, it must demand written statements each year from the record holders of significant percentages of its shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include WPG's dividends in their gross income). WPG must maintain a list of those persons failing or refusing to comply with this demand as part of its records. It could be subject to monetary penalties if it fails to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of WPG shares and other information.

        In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. WPG has adopted December 31 as its year-end, and thereby satisfies this requirement.

Effect of Subsidiary Entities

  Ownership of Partnership Interests

        If WPG is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that it is deemed to own its proportionate share of such partnership's assets, and to earn its proportionate share of such partnership's income, for purposes of the asset and gross income tests applicable to REITs. WPG's proportionate share of a partnership's assets and income is based on its capital interest in the partnership (except that for purposes of the 10% value test, described below, its proportionate share of the partnership's assets is based on its proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in WPG's hands. Thus, WPG's proportionate share of the assets and income of any of its subsidiary partnerships will be treated as its assets and items of income for purposes of applying the REIT requirements.

        If WPG becomes a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize its status as a REIT or require it to pay tax, WPG may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause WPG to fail a gross income or asset test, and that WPG would not become aware of such action in time to dispose of its interest in the partnership or limited liability company or take otherwise corrective action on a timely basis. In that case, WPG could fail to qualify to be taxed as a REIT unless it were entitled to relief, as described below.

  Disregarded Subsidiaries

        If WPG owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is generally disregarded as a separate entity for U.S. federal income tax purposes, and all of the subsidiary's assets, liabilities and items of income, deduction and credit are treated as WPG's assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by WPG, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which WPG holds an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

        In the event that a disregarded subsidiary of WPG ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than WPG or another disregarded subsidiary of WPG—the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as a either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect WPG's ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirements the REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. Please refer to "—Asset Tests" and "—Income Tests."

  Taxable REIT Subsidiaries

        In general, WPG may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat such subsidiary corporation as a TRS. WPG generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless it and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that WPG and its subsidiaries generate in the aggregate and may reduce WPG's ability to make distributions to its shareholders.

        WPG is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the shares issued by a taxable subsidiary corporation to WPG is an asset in its hands, and WPG treats the dividends paid to it from such taxable subsidiary corporation, if any, as income. This treatment can affect WPG's income and asset test calculations, as described below. Because WPG does not include the assets and income of TRSs or other taxable subsidiary corporations on a look-through basis in determining its compliance with the REIT requirements, WPG may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude WPG from doing directly or through pass-through subsidiaries. For example, WPG may use TRSs or other taxable subsidiary corporations to perform services or conduct activities that give rise to certain categories of income or to conduct activities that, if conducted by WPG directly, would be treated in its hands as prohibited transactions.

        The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. WPG intends that all of its transactions with its TRS, if any, will be conducted on an arm's-length basis.

Income Tests

        In order to qualify to be taxed as a REIT, WPG must satisfy two gross income requirements on an annual basis. First, at least 75% of its gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions," discharge of indebtedness and certain hedging transactions, generally must be derived from "rents from real property," gains from the sale of real estate assets, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), dividends received from other REITs, and specified income from temporary investments. Second, at least 95% of WPG's gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of equity or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

  Rents from Real Property

        Rents WPG receives from a tenant will qualify as "rents from real property" for the purpose of satisfying the gross income requirements for a REIT described above only if all of the conditions described below are met.

  •
  The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount WPG receives or accrues generally will not be excluded from the term "rents from real property" solely because it is based on a fixed-percentage or percentages of receipts or sales;

  •
  Neither WPG nor an actual or constructive owner of 10% or more of WPG shares actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of shares entitled to vote or 10% or more of the total value of all classes of shares of the tenant. Rents WPG receives from such a tenant that is a TRS of WPG, however, will not be excluded from the definition of "rents from real property" as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by WPG's other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a "controlled TRS" is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as "rents from real property." For purposes of this rule, a "controlled TRS" is a TRS in which the parent REIT owns equity possessing more than 50% of the voting power or more than 50% of the total value of the outstanding shares of such TRS;

  •
  Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as "rents from real property"; and

  •
  WPG generally is not permitted to operate or manage its properties or to furnish or render services to its tenants, subject to a 1% de minimis exception and except as further provided below. WPG is permitted, however, to perform directly certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, WPG is permitted to employ an independent contractor from whom WPG derives no revenue, or a TRS that is wholly or partially owned by WPG, to provide both customary and non-customary property management or services to its tenants without causing the rent that WPG receives from those tenants to fail to qualify as "rents from real property." Any amounts that WPG receives from a TRS with respect to the TRS's provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

  Interest Income

        Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If WPG receives interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that it acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and WPG's income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

  Dividend Income

        WPG may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that WPG receives from another REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

  Fee Income

        Any fee income that WPG earns will generally not be qualifying income for purposes of either gross income test. Any fees earned by a TRS, however, will not be included for purposes of WPG's gross income tests.

  Hedging Transactions

        Any income or gain that WPG or its pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of WPG's business, the instrument hedges risks associated with indebtedness issued by WPG or its pass-through subsidiary that is incurred or to be incurred to acquire or carry "real estate assets" (as described below under "—Asset Tests"), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Certain items of income or gain attributable to hedges of foreign currency fluctuations with respect to income that satisfies the REIT gross income requirements may also be excluded from the 95% and 75% gross income tests. Most likely, income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.

  Failure to Satisfy the Gross Income Tests

        If WPG fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, WPG may still qualify to be taxed as a REIT for such year if it is entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (i) WPG's failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following WPG's identification of the failure to meet the 75% or 95% gross income test for any taxable year, it files a schedule with the IRS setting forth each item of its gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations, which have not yet been issued. It is not possible to state whether WPG would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, WPG will not qualify to be taxed as a REIT. Even if these relief provisions apply, and WPG retains its status as a REIT, the Code imposes a tax based upon the amount by which WPG fails to satisfy the particular gross income test.

Asset Tests

        At the close of each calendar quarter, WPG must also satisfy four tests relating to the nature of its assets. First, at least 75% of the value of its total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, debt or equity instruments purchased with new capital. For this purpose, real estate assets include interests in real property and shares of other corporations that qualify as REITs, as well as some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

        Second, the value of any one issuer's securities that WPG owns may not exceed 5% of the value of WPG's total assets.

        Third, WPG may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to "straight debt" having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of WPG's interest in the assets of a partnership or limited liability company in which it owns an interest will be based on WPG's proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

        Fourth, the aggregate value of all securities of TRSs that WPG holds, together with other non-qualified assets (such as furniture and equipment or other tangible personal property, or non-real estate securities) may not, in the aggregate, exceed 25% of the value of WPG's total assets.

        Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests WPG is treated as owning its proportionate share of the underlying assets of a subsidiary partnership, if WPG holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although shares of another REIT are qualifying assets for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (although such debt will not be treated as "securities" for purposes of the 10% asset test, as explained below).

        Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute "straight debt," which term generally excludes, among other things, securities having contingency features. A security does not qualify as "straight debt" where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer's outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non- governmental entity, (v) any security (including debt securities) issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership's income is of a nature that it would satisfy the 75% gross income test described above under "—Income Tests." In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT's proportionate interest in the equity and certain debt securities issued by that partnership.

        No independent appraisals have been obtained to support WPG's conclusions as to the value of its total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that WPG's interests in its subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

        However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if WPG should fail to satisfy the asset tests at the end of a calendar quarter such a failure would not cause it to lose its REIT qualification if (i) WPG satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of its assets and the asset requirements was not wholly or partially caused by an acquisition of non-qualifying assets, but instead arose from changes in the relative market values of its assets. If the condition described in (ii) were not satisfied, WPG still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described above.

        In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT's total assets and $10 million and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

        Even if WPG did not qualify for the foregoing relief provisions, one additional provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%) and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements

        In order to qualify to be taxed as a REIT, WPG is required to distribute dividends, other than capital gain dividends, to its shareholders in an amount at least equal to: (i) the sum of (a) 90% of its REIT taxable income, computed without regard to its net capital gains and the deduction for dividends paid; and (b) 90% of its after tax net income, if any, from foreclosure property (as described below); minus (ii) the excess of the sum of specified items of non-cash income over 5% of its REIT taxable income, computed without regard to WPG's net capital gain and the deduction for dividends paid.

        WPG generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before it timely files its tax return for the year and if paid with or before the first regular dividend payment after such declaration. These distributions will be treated as received by WPG shareholders in the year in which paid. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide WPG with a REIT-level tax deduction, the distributions must not be "preferential dividends." A dividend is not a preferential dividend if the distribution is (i) pro rata among all outstanding shares of equity within a particular class and (ii) in accordance with any preferences among different classes of equity as set forth in WPG's organizational documents.

        To the extent that WPG distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, WPG will be subject to tax at ordinary corporate tax rates on the retained portion. WPG may elect to retain, rather than distribute, some or all of its net long-term capital gains and pay tax on such gains. In this case, WPG could elect for its shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax paid by WPG. WPG's shareholders would then increase the adjusted basis of their shares by the difference between (i) the amounts of capital gain dividends that WPG designated and that they include in their taxable income, minus (ii) the tax that WPG paid on their behalf with respect to that income.

        To the extent that in the future WPG may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that WPG must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to WPG's shareholders of any distributions that are actually made. Please refer to "—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions."

        If WPG fails to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, WPG will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed, plus (b) the amounts of income it retained and on which it has paid corporate income tax.

        WPG expects that its REIT taxable income will be less than its cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, WPG anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. However, from time to time, WPG may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining its taxable income. In addition, WPG may decide to retain its cash, rather than distribute it, in order to repay debt, acquire assets, or for other reasons. If these timing differences occur, WPG may borrow funds to pay dividends or pay dividends through the distribution of other property (including its shares) in order to meet the distribution requirements, while preserving its cash.

        If WPG's taxable income for a particular year is subsequently determined to have been understated, WPG may be able to rectify a resultant failure to meet the distribution requirements for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in its deduction for dividends paid for the earlier year. In this case, WPG may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. WPG will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

        For purposes of the 90% distribution requirement and excise tax described above, any dividend that WPG declares in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by WPG and received by the shareholder on December 31 of such year, provided that WPG actually pays the dividend before the end of January of the following calendar year.

Prohibited Transactions

        Net income that WPG derives from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. WPG intends to conduct its operations so that no asset that it owns (or is treated as owning) will be treated as, or having been, held as inventory or for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of its business. Whether property is held as inventory or "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. No assurance can be given that any property that WPG sells will not be treated as inventory or property held for sale to customers, or that WPG can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. WPG intends to structure its activities to avoid prohibited transaction characterization.

Like-Kind Exchanges

        WPG may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require WPG to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transactions.

Derivatives and Hedging Transactions

        WPG may enter into hedging transactions with respect to interest rate exposure on one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury Regulations, any income from a hedging transaction that WPG enters into (i) in the normal course of its business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of a position in such a transaction and (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that WPG enters into hedging transactions that are not described in the preceding clauses (i) or (ii), the income from these transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the REIT asset tests. WPG intends to structure any hedging transactions in a manner that does not jeopardize its qualification as a REIT. WPG may conduct some or all of its hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that WPG's hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that WPG's hedging activities will not adversely affect its ability to satisfy the REIT qualification requirements.

Foreclosure Property

        Foreclosure property is real property and any personal property incident to such real property (i) that WPG acquires as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by WPG and secured by the property, (ii) for which WPG acquired the related loan or lease at a time when default was not imminent or anticipated and (iii) with respect to which WPG made a proper election to treat the property as foreclosure property. WPG generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. WPG does not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

Penalty Tax

        Any re-determined rents, re-determined deductions or excess interest WPG generates will be subject to a 100% penalty tax. In general, re-determined rents are rents from real property that are overstated as a result of any services furnished to any of WPG's tenants by a TRS, and re-determined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to WPG that are in excess of the amounts that would have been deducted based on arm's-length negotiations or if the interest payments were at a commercially reasonable rate. Rents that WPG receives will not constitute re-determined rents if they qualify for certain safe harbor provisions contained in the Code.

Failure to Qualify

        If WPG fails to satisfy one or more requirements for REIT qualification other than the income or asset tests, it could avoid disqualification as a REIT if its failure is due to reasonable cause and not to willful neglect and WPG pays a penalty of $50,000 for each such failure. Relief provisions are also available for failures of the income tests and asset tests, as described above in "—Income Tests" and "—Asset Tests."

        If WPG fails to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, WPG would be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. WPG cannot deduct distributions to shareholders in any year in which it is not a REIT, nor would it be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), distributions to shareholders would be taxable as regular corporate dividends. Such dividends paid to U.S. shareholders that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless WPG is entitled to relief under specific statutory provisions, WPG would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which it lost its qualification. It is not possible to state whether, in all circumstances, WPG would be entitled to any statutory relief.

Taxation of Shareholders

Taxation of U.S. Holders

        The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of WPG common shares and WPG preferred shares received in the merger by U.S. holders. If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds WPG's common shares or WPG preferred shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of WPG's common shares.

  Distributions

        So long as WPG qualifies to be taxed as a REIT, the distributions that it makes to its taxable U.S. holders out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that it does not designate as capital gain dividends will generally be taken into account by such holders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, WPG's dividends are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum U.S. federal income tax rate) for qualified dividends received by most U.S. holders that are individuals, trusts and estates from taxable C corporations. Such holders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

  •
  income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

  •
  dividends received by the REIT from TRSs or other taxable C corporations; or

  •
  income in the prior taxable year from the sales of "built-in gain" property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

        Distributions that WPG designates as capital gain dividends will generally be taxed to its U.S. holders as long-term capital gains, to the extent that such distributions do not exceed WPG's actual net capital gain for the taxable year, without regard to the period for which the holder that receives such distribution has held its shares. WPG may elect to retain and pay taxes on some or all of its net long-term capital gains, in which case it may elect to apply provisions of the Code that treat its U.S. holders as having received, solely for tax purposes, WPG's undistributed capital gains, and the holders as receiving a corresponding credit for taxes that WPG paid on such undistributed capital gains. Please refer to "Taxation of WPG—Annual Distribution Requirements." Corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. holders that are individuals, trusts and estates, and 35% in the case of U.S. holders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than twelve months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of certain previously claimed depreciation deductions.

        Distributions in excess of WPG's current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally represent a return of capital and will not be taxable to a shareholder to the extent that the amount of such distributions does not exceed the adjusted basis of the shareholder's shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the shareholder's shares. To the extent that such distributions exceed the adjusted basis of a shareholder's shares, the shareholder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that WPG declares in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by WPG and received by the shareholder on December 31 of such year, provided that WPG actually pays the dividend before the end of January of the following calendar year.

        To the extent that WPG has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that WPG must make in order to comply with the REIT distribution requirements. Please refer to "Taxation of WPG—Annual Distribution Requirements." Such losses, however, are not passed through to shareholders and do not offset income of shareholders from other sources, nor would such losses affect the character of any distributions that WPG makes, which are generally subject to tax in the hands of shareholders to the extent that WPG has current or accumulated earnings and profits (as determined for U.S. federal income tax purposes).

  Dispositions of WPG Shares

        If a U.S. holder sells or disposes of WPG common shares or WPG preferred shares, it will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder's adjusted tax basis in the shares. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of WPG shares will be subject to a maximum U.S. federal income tax rate of 20% if the shares are held for more than one year, and will be taxed at ordinary income rates (of up to 39.6%) if the shares are held for one year or less. Gains recognized by shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a U.S. holder upon the disposition of WPG common shares and WPG preferred shares that were held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the holder but not ordinary income (except in the case of individuals, who may also offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of WPG common shares and WPG preferred shares by a U.S. holder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of actual or deemed distributions that WPG makes that are required to be treated by the holder as long-term capital gain.

        If a U.S. holder recognizes a loss upon a subsequent disposition of WPG common shares, WPG preferred shares or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards "tax shelters," are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of WPG common shares, WPG preferred shares or securities or transactions that WPG might undertake directly or indirectly. Moreover, you should be aware that WPG and other participants in the transactions in which WPG is involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

  Passive Activity Losses and Investment Interest Limitations

        Distributions that WPG makes and gains arising from the sale or exchange by a U.S. holder of WPG common shares and WPG preferred shares will not be treated as passive activity income. As a result, the holder will not be able to apply any "passive losses" against income or gain relating to the shares. To the extent that distributions WPG makes do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Non-U.S. Holders

        The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of WPG common shares and WPG preferred shares applicable to non-U.S. holders.

  Ordinary Dividends

        The portion of dividends received by non-U.S. holders that (i) is payable out of WPG earnings and profits, (ii) is not attributable to capital gains recognized by WPG and (iii) is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty.

        In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of WPG shares. In cases where the dividend income from a non-U.S. holder's investment in WPG shares is, or is treated as, effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. holders are taxed with respect to such dividends. Such effectively connected income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by an applicable income tax treaty) in the case of a non-U.S. holder that is a corporation.

  Non-Dividend Distributions

        Unless WPG common shares or WPG preferred shares constitute a USRPI, distributions that WPG makes which are not dividends out of WPG's earnings and profits will not be subject to U.S. income tax. If WPG cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of WPG's current and accumulated earnings and profits. If WPG common shares or WPG preferred shares constitute a USRPI, as described below, distributions that WPG makes in excess of the sum of (i) the shareholder's proportionate share of WPG's earnings and profits, plus (ii) the shareholder's basis in its WPG common shares or WPG preferred shares, as applicable, will be taxed under FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. holder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding at a rate of 10% of the amount by which the distribution exceeds the shareholder's share of WPG's earnings and profits.

  Capital Gain Dividends

        Under FIRPTA, a distribution that WPG makes to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that WPG held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether WPG designates the distribution as a capital gain dividend. Please refer to "—Ordinary Dividends," for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, WPG will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gain dividends. Distributions subject to FIRPTA may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by an applicable income tax treaty) in the hands of a non-U.S. holder that is a corporation. A distribution is not attributable to USRPI capital gain if WPG held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of WPG's assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (i) the gain is effectively connected with the non-U.S. holder's U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by an applicable income tax treaty), or (ii) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. holder will incur a 30% tax on his capital gains. It is expected that a significant portion of WPG's assets will be USRPIs.

        A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (please refer to "—Ordinary Dividends"), if (i) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (ii) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received.

  Dispositions of WPG Shares

        Unless WPG shares constitute a USRPI, a sale of WPG shares by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Subject to certain exceptions discussed below, WPG shares will be treated as a USRPI if 50% or more of WPG's assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is expected that 50% or more of WPG's assets will consist of USRPIs.

        Even if the foregoing 50% test is met, however, WPG shares will not constitute a USRPI if WPG is a "domestically controlled qualified investment entity." A domestically controlled qualified investment entity includes a REIT less than 50% of value of which is held, directly or indirectly, by non-U.S. holders at all times during a specified testing period. As described above, the WPG Articles contains restrictions designed to protect WPG's status as a "domestically controlled qualified investment entity," and WPG believes that it will be and will remain a domestically controlled qualified investment entity, and that a sale of its shares should not be subject to taxation under FIRPTA. However, no assurance can be given that WPG will be or will remain a domestically controlled qualified investment entity.

        In the event that WPG is not a domestically controlled qualified investment entity, but the WPG common shares or WPG preferred shares, as applicable, are "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, a non-U.S. holder's sale of such shares nonetheless also would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of the relevant class of WPG's shares at all times during a prescribed testing period.

        If gain on the sale of WPG shares were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. holder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Moreover, in order to enforce the collection of the tax, the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Gain from the sale of WPG shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (i) if the non-U.S. holder's investment in WPG shares is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. holder with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (unless reduced or eliminated by an applicable income tax treaty), or (ii) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain. In addition, even if WPG is a domestically controlled qualified investment entity, upon disposition of WPG shares (subject to the 5% exception applicable to "regularly traded" shares described above) a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (a) disposes of

WPG common shares or WPG preferred shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (b) acquires, or enters into a contract or option to acquire, other WPG shares within 30 days after such ex-dividend date.

        Non-U.S. holders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning WPG common shares and WPG preferred shares.

 Other Tax Considerations

Legislative or Other Actions Affecting REITs

        The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect holders of WPG common shares or WPG preferred shares.

FATCA

        FATCA withholding, at a rate of 30%, is currently imposed on dividends in respect of, and, after December 31, 2016, will be imposed on gross proceeds from the sale of, WPG common shares and WPG preferred shares held by or through certain foreign financial institutions (including investment funds), unless such institutions enter into an agreement with the Treasury to report, on an annual basis, information with respect to accounts and shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance may modify these requirements. Accordingly, the entity through which WPG common shares or WPG preferred shares, as applicable, are held will affect the determination of whether withholding under FATCA is required. Similarly, dividends in respect of, and gross proceeds from the sale of, WPG common shares and WPG preferred shares held by an investor that is a non-financial non-U.S. entity which does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to WPG that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners," which WPG in turn will provide to the Treasury. WPG will not pay any additional amounts to shareholders in respect of any amounts withheld. Non-U.S. holders are urged to consult their tax advisors regarding the possible implications of FATCA with respect to their WPG common shares and WPG preferred shares.

LITIGATION RELATED TO THE MERGER

        A putative class action lawsuit challenging the proposed transactions has been filed in Maryland state court. The action was filed on October 2, 2014 and is captioned Zucker v. Glimcher Realty Trust et al., 24-C-14-005675 (Circ. Ct. Baltimore City). The Zucker complaint alleges that the trustees of Glimcher breached their fiduciary duties to Glimcher shareholders by agreeing to sell Glimcher for inadequate consideration and agreeing to improper deal protection terms in the merger agreement. In addition, the lawsuit alleges that Glimcher, WPG and certain of their affiliates aided and abetted these purported breaches of fiduciary duty. The Zucker complaint further alleges that the trustees of Glimcher were incentivized to enter into the merger agreement due to their ownership of large amounts of restricted stock and/or stock options and that Mr. Glimcher would be employed by the surviving entity and that he, in addition to another trustee of Glimcher, would join the board of the surviving entity. The lawsuit seeks, among other things, an injunction barring the merger. On October 23, 2014, a second putative class action lawsuit challenging the merger was filed in Maryland state court. The action is captioned Motsch v. Glimcher Realty Trust et al., 24-C-14-006011 (Circ. Ct. Baltimore City). The Motsch complaint alleges breach of fiduciary duty claims against the Glimcher trustees and aiding and abetting claims against Glimcher, WPG and certain of their affiliates substantially similar to those asserted in the Zucker complaint. The Motsch complaint also asserts a derivative claim for breach of fiduciary duty against the Glimcher trustees. The defendants intend to vigorously defend the lawsuits.

 NO APPRAISAL RIGHTS

        Because Glimcher common shares and Glimcher preferred shares are listed on the NYSE, holders of Glimcher common shares or Glimcher preferred shares may not exercise appraisal, dissenters' or similar rights under Maryland law in connection with the merger.

        Holders of WPG common shares also may not exercise appraisal, dissenters' or similar rights because they are not entitled to vote on the merger under Indiana law or the WPG Articles.

 UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS OF WP GLIMCHER

Introduction

        On September 16, 2014, WPG and Glimcher entered into the merger agreement under which WPG will acquire Glimcher. Pursuant to the merger agreement, Glimcher will merge with and into Merger Sub I, with Merger Sub I continuing as the surviving entity in the merger. Upon completion of the merger, WPG will conduct business under the name WP GLIMCHER, except as otherwise required by law or contract.

        Under the terms of the merger agreement, at the effective time of the merger, each outstanding Glimcher common share (other than certain Glimcher common shares as set forth in the merger agreement) will be converted into the right to receive the merger consideration, which consists of: (x) $10.40 in cash, without interest and (y) 0.1989 of a WPG common share. The total transaction value, including the assumption of debt, was approximately $4.3 billion as of September 15, 2014, assuming 0.1989 of a WPG common share is valued at $3.80 for purposes of determining the total transaction value, which value was determined by multiplying 0.1989 by the volume-weighted average closing price of WPG common shares on the ten trading days preceding the date the parties entered into the merger agreement. As a result of changes in the market price for WPG common shares, the final purchase price could differ significantly from such estimate, which could materially impact the unaudited pro forma condensed consolidated financial statements of WP GLIMCHER, which we refer to as the unaudited pro forma financial statements.

        Additionally, (i) each outstanding Glimcher Series G preferred share will be converted into one WPG Series G preferred share, (ii) each outstanding Glimcher Series H preferred share will be converted into one WPG Series H preferred share and (iii) each outstanding Glimcher Series I preferred share will be converted into one WPG Series I preferred share. In connection with the closing of the merger, WPG plans to redeem all 4,700,000 WPG Series G preferred shares and anticipates sending a redemption notice to holders of the WPG Series G preferred shares on or shortly after the date of the closing of the merger. We refer to this transaction as the Series G preferred share redemption.

        The merger agreement also provides for the merger of Merger Sub II with and into Glimcher LP. At the effective time of the partnership merger, (i) each Glimcher LP unit issued and outstanding immediately prior to such effective time (other than certain Glimcher LP units as set forth in the merger agreement and the Glimcher LP Series I-1 preferred limited partnership units as described below) will be converted into the right to receive 0.7431 of a newly issued, fully paid and non-assessable WPG LP unit and (ii) each Glimcher LP Series I-1 preferred limited partnership unit issued and outstanding immediately prior to the partnership merger effective time will automatically be converted into one preferred unit of WPG LP having the preferences, rights and privileges substantially identical to the preference, rights and privileges of the Glimcher Series I-1 preferred limited partnership unit prior to the partnership merger.

        Completion of the merger is subject to, among other things, approval by the holders of the Glimcher common shares. Assuming approval is obtained, the merger is expected to be completed during the first quarter of 2015.

        Concurrent with the execution of the merger agreement, WPG LP and Simon LP entered into the purchase agreement, pursuant to which WPG LP will sell, or cause to be sold, (i) the equity interests in the owner of the Jersey Gardens property and (ii) the equity interests in the owner of the University Park Village property, to Simon LP for $1.09 billion (subject to certain adjustments and apportionments as described in the purchase agreement). The closing of such sale will occur substantially simultaneously with the completion of the merger. We refer to this transaction as the Property Sale.

        Concurrent with the execution of the purchase agreement, Glimcher LP entered into the property letter agreement with WPG LP and Simon LP under which Glimcher LP is a third party beneficiary of the purchase agreement and agrees to convey the equity interests in the owners of such properties to Simon LP at the closing and immediately prior to the effective time of the merger.

        On September 16, 2014, in connection with the execution of the merger agreement, WPG entered into a debt commitment letter, which was amended and restated on September 23, 2014 from the initial commitment parties, pursuant to which the initial commitment parties agreed to provide a $1.25 billion senior unsecured bridge loan facility, which we refer to as the bridge facility. On October 6, 2014, additional commitment parties became parties to the debt commitment letter by way of a joinder agreement and were assigned a portion of the initial commitment parties' commitments thereunder. WPG anticipates that a portion, if not all, of the facility will be drawn depending on a number of factors, including whether WPG raises such amounts by issuing senior unsecured notes or other debt securities at or prior to the closing of the merger.

        The unaudited pro forma financial statements have been adjusted to give effect to the merger and have been developed from and should be read in conjunction with the following:

  •
  the accompanying notes to the unaudited pro forma financial statements;

  •
  the historical audited combined financial statements of WPG as of and for the year ended December 31, 2013, attached as Annex F to this joint proxy statement/prospectus;

  •
  the unaudited consolidated and combined financial statements of WPG as of and for the six months ended June 30, 2014 included in WPG's Quarterly Report on Form 10-Q for the quarter then ended, filed with the SEC on August 8, 2014, attached as Annex G to this joint proxy statement/prospectus;

  •
  the historical audited consolidated financial statements of Glimcher as of and for the year ended December 31, 2013, incorporated by reference in this joint proxy statement/prospectus; and

  •
  the unaudited consolidated financial statements as of and for the six months ended June 30, 2014 included in Glimcher's Quarterly Report on Form 10-Q for the quarter then ended, filed with the SEC on July 18, 2014.

        The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2014 and for the year ended December 31, 2013 both give effect to the merger as if it had occurred on January 1, 2013. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2014 gives effect to the merger as if it had occurred on June 30, 2014. The historical consolidated financial statements of Glimcher have been adjusted to reflect certain reclassifications in order to conform to WPG's financial statement presentation.

        In addition to adjustments to give effect to the merger, the unaudited pro forma condensed consolidated financial statements include pro forma adjustments to give effect to:

  •
  Glimcher's 2014 and 2013 acquisitions of three shopping centers on Glimcher's consolidated statements of operations for the six months ended June 30, 2014 and for the year ended December 31, 2013, as if these transactions occurred on January 1, 2013;

  •
  WPG's 2014 acquisition of controlling interests in eight shopping centers on WPG's consolidated and combined statements of operations for the six months ended June 30, 2014 and for the year ended December 31, 2013, as if these transactions occurred on January 1, 2013;

  •
  the Series G preferred share redemption as if the transaction occurred on January 1, 2013 for purposes of the pro forma statements of operations and on June 30, 2014 for purposes of the pro forma balance sheet; and

  •
  the Property Sale as if the transaction occurred on January 1, 2013 for purposes of the pro forma statements of operations and on June 30, 2014 for purposes of the pro forma balance sheet.

        The unaudited pro forma condensed consolidated financial statements were prepared using the acquisition method of accounting, with WPG considered the acquiror of Glimcher. See "The Merger—Accounting Treatment of the Mergers." Under the acquisition method of accounting, the purchase price is allocated to the underlying Glimcher tangible assets acquired and liabilities assumed, acquired intangibles which are all based on their respective fair values, with the excess purchase price, if any, allocated to goodwill.

        The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain limited information that is currently available. Therefore, the provisional measurements of fair value reflected have not yet been finalized, are subject to change, and could vary materially from the actual amounts at the time the merger is completed. A final determination of the fair value of Glimcher's assets and liabilities, including intangibles, will be based on the actual tangible assets, intangibles and liabilities of Glimcher that exist as of the closing date of the merger and, therefore, cannot be made prior to the completion of the merger. In addition, the value of the consideration consisting of WPG common shares to be paid by WPG upon the closing of the merger will be determined based on the trading price of WPG common shares on the date that the merger closes. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed consolidated financial statements presented below. WPG estimated the fair value of Glimcher's assets and liabilities based on discussions with Glimcher's management, preliminary valuation studies, due diligence and information presented in Glimcher's public filings. Until the merger is completed, both companies are limited in their ability to share certain information. Upon completion of the merger, final valuations will be performed. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in adjustments to the pro forma condensed consolidated balance sheet and/or pro forma condensed consolidated statements of operations. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

        The aggregate purchase price for financial statement purposes will be based on the trading price on the date that the merger closes, which could differ materially from the assumed value disclosed in the notes to the unaudited pro forma condensed consolidated financial statements. If the actual average trading price per WPG common share is higher than the assumed amount, it is expected that the final purchase price will be higher. Conversely, if the actual trading price is lower than the assumed amount, it is expected that the final purchase price will be lower. A hypothetical 10% increase or decrease in the trading price of WPG common shares on the closing date of the merger would have an approximate $51.5 million impact on the purchase price.

        Assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma financial statements are described in the accompanying notes. The historical consolidated and combined financial statements have been adjusted in the unaudited pro forma financial statements to give pro forma effect to events that are: (1) directly attributable to the merger, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations of the combined results of WP GLIMCHER. This information is presented for illustrative purposes only and is not indicative of the combined operating results or financial position that would have occurred if such transactions had occurred on the dates and in accordance with the assumptions described below, nor is it indicative of future operating results or financial position.

        The unaudited pro forma financial statements, although helpful in illustrating the financial characteristics of WP GLIMCHER under one set of assumptions, do not reflect opportunities to earn additional revenue, or other factors that may result as a consequence of the merger and do not attempt to predict or suggest future results. By way of example, the projected operating synergies are expected to include between $12 million and $16 million in combined annual cost savings (these synergies have not been reflected in the pro forma condensed consolidated statements of operations). The unaudited pro forma condensed consolidated financial statements also exclude the effects of costs associated with any restructuring or integration activities or asset dispositions which may occur (other than the Property Sale), as they are currently not known, and to the extent they occur, are expected to be non-recurring and will not have been incurred at the closing date of the merger. However, such costs could affect WP GLIMCHER following the merger in the period the costs are incurred or recorded. Further, the unaudited pro forma condensed consolidated financial statements do not reflect the effect of any regulatory actions that may impact the results of WP GLIMCHER following the merger.

WP GLIMCHER

Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2014

(unaudited)

(in thousands)

	WPG Historical	Glimcher Historical (A)	Pro Forma Adjustments		WP GLIMCHER Pro Forma
Assets
Investment properties at cost	$5,260,411	$3,150,564	$(246,777	)(B)	$8,164,198
Less: accumulated depreciation	(2,047,284)	(818,787)	818,787	(C)	(2,047,284)

	3,213,127	2,331,777	572,010		6,116,914
Cash and cash equivalents	93,646	21,289	—		114,935
Tenant accounts receivable, net	61,626	32,870	(24,737	)(D)	69,759
Investment in and advances to unconsolidated real estate entities, net	5,175	29,307	—		34,482
Deferred costs and other assets	113,740	172,034	144,864	(E)	430,638
Assets held-for-sale	—	30,817	—		30,817

Total assets	$3,487,314	$2,618,094	$692,137		$6,797,545

Liabilities and Equity
Mortgage notes payable	$1,506,427	$1,799,086	$(406,233	)(F)	$2,899,280
Notes payable	840,750	26,000	(26,000	)(G)	840,750
Bridge loan	—	—	1,069,502	(H)	1,069,502
Accounts payable, accrued expenses, intangibles and deferred revenue	145,687	118,108	29,392	(I)	293,187
Liabilities associated with properties held-for-sale	—	40,507	—		40,507
Dividends payable	—	20,109	—		20,109
Cash distributions and losses in partnerships, at equity	15,194	—	—		15,194
Other liabilities	6,342	—	—		6,342

Total liabilities	2,514,400	2,003,810	666,661		5,184,871

Redeemable noncontrolling interests	—	2,403	—		2,403

Preferred shares	—	297,925	(99,965	)(J)	197,960
Common shares	16	1,454	(1,452	)(K)	18
Additional paid-in-capital	719,833	1,292,403	(829,373	)(K)	1,182,863
Retained earnings (distributions in excess of accumulated earnings)	79,872	(991,635)	917,205	(L)	5,442
Accumulated other comprehensive loss	—	(920)	920	(L)	—

Total shareholders' equity	799,721	599,227	(12,665)		1,386,283
Noncontrolling interests	173,193	12,654	38,141	(M)	223,988

Total equity	972,914	611,881	25,476		1,610,271

Total liabilities, redeemable noncontrolling interests and equity	$3,487,314	$2,618,094	$692,137		$6,797,545

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

 WP GLIMCHER

Pro Forma Condensed Consolidated Statement of Operations

For the Six Months Ended June 30, 2014

(unaudited)

(in thousands, except per share data)

	WPG Historical	WPG Pro Forma Adjustments (N)	Glimcher Historical (A)	Glimcher Pro Forma Adjustments (O)	Property Sale Pro Forma Adjustments (P)	Merger Pro Forma Adjustments		WP GLIMCHER Pro Forma
Revenue:
Minimum rent	$215,011	$15,101	$120,099	$631	$(21,591)	$6,042	(Q)	$335,293
Overage rent	3,244	87	4,326	—	(2,504)	—		5,153
Tenant reimbursements	94,347	5,555	57,680	167	(12,583)	—		145,166
Other income	3,542	200	8,998	—	(1,606)	—		11,134

Total revenue	316,144	20,943	191,103	798	(38,284)	6,042		496,746

Expenses:
Property operating	52,359	2,963	39,998	240	(6,804)	—		88,756
Depreciation and amortization	93,256	6,401	62,403	438	(7,413)	22,119	(R)	177,204
Real estate taxes	38,699	2,581	23,106	83	(6,482)	—		57,987
Repairs and maintenance	12,084	917	3,978	47	(527)	—		16,499
Advertising and promotion	3,884	313	2,209	62	(465)	—		6,003
Provision for credit losses	1,405	47	679	3	(112)	—		2,022
General and administrative	1,865	—	15,111	(529)	(71)	—		16,376
Transaction and related costs	39,931	—	—	—	—	—	(S)	39,931
Ground rent and other costs	2,400	215	4,086	—	—	(55	)(T)	6,646

Total operating expenses	245,883	13,437	151,570	344	(21,874)	22,064		411,424

Operating income	70,261	7,506	39,533	454	(16,410)	(16,022)		85,322
Interest income	—	—	139	—	—	—		139
Interest expense	(36,594)	(4,755)	(41,116)	(167)	7,745	(10,722	)(U)	(85,609)
Income and other taxes	(141)	—	—	—	—	—		(141)
Income from unconsolidated entities	747	(585)	1,005	—	—	—		1,167
Gain upon acquisition of controlling interests and on sale of interests in properties	91,510	(88,843)	—	—	—	—		2,667

Income (loss) from continuing operations	125,783	(86,677)	(439)	287	(8,665)	(26,744)		3,545
Net income (loss) attributable to noncontrolling interests	21,590	(15,108)	457	—	—	(7,488	)(V)	(549)

Net income (loss) from continuing operations attributable to the Company	104,193	(71,569)	(896)	287	(8,665)	(19,256)		4,094
Preferred share dividends	—	—	(11,790)	—	—	4,774	(W)	(7,016)

Net income (loss) from continuing operations attributable to common shareholders	$104,193	$(71,569)	$(12,686)	$287	$(8,665)	$(14,482)		$(2,922)

Earnings per common share, basic and diluted
Net income (loss) from continuing operations attributable to common stockholders	$0.67	$(0.46)	$(0.08)	$0.00	N/A	N/A		$(0.02	)(X)

Weighted average shares outstanding, basic and diluted	155,163	155,163	145,157	145,157	N/A	N/A		184,074

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

WP GLIMCHER

Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2013

(unaudited)

(in thousands, except per share data)

	WPG Historical	WPG Pro Forma Adjustments (N)	Glimcher Historical (A)	Glimcher Pro Forma Adjustments (O)	Property Sale Pro Forma Adjustments (P)	Merger Pro Forma Adjustments		WP GLIMCHER Pro Forma
Revenue:
Minimum rent	$426,039	$31,907	$233,200	$6,458	$(40,483)	$12,830	(Q)	$669,951
Overage rent	8,715	144	11,563	236	(5,622)	—		15,036
Tenant reimbursements	184,742	11,613	112,019	1,818	(22,574)	—		287,618
Other income	6,793	285	25,033	(527)	(3,573)	—		28,011

Total revenue	626,289	43,949	381,815	7,985	(72,252)	12,830		1,000,616

Expenses:
Property operating	104,089	6,377	77,048	3,278	(10,080)	—		180,712
Depreciation and amortization	182,828	13,556	114,945	(1,261)	(13,695)	55,105	(R)	351,478
Real estate taxes	76,216	5,429	44,704	673	(14,719)	—		112,303
Repairs and maintenance	22,584	1,501	12,477	66	(910)	—		35,718
Advertising and promotion	8,316	423	5,291	119	(922)	—		13,227
Provision for credit losses	572	(212)	2,799	101	(395)	—		2,865
General and administrative	—	—	28,310	(509)	(46)	—		27,755
Ground rent and other costs	4,664	477	8,547	—	—	(505	)(T)	13,183

Total operating expenses	399,269	27,551	294,121	2,467	(40,767)	54,600		737,241

Operating income	227,020	16,398	87,694	5,518	(31,485)	(41,770)		263,375
Interest income	—	—	34	4	—	—		38
Interest expense	(55,058)	(10,253)	(80,331)	(85)	12,691	(14,178	)(U)	(147,214)
Income and other taxes	(196)	—	—	—	—	—		(196)
Income from unconsolidated entities	1,416	(1,133)	(31,811)	92	—	—		(31,436)
Gain upon acquisition of controlling interests and on sale of interests in properties	14,152	—	19,227	(19,227)	—	—		14,152

Income (loss) from continuing operations	187,334	5,012	(5,187)	(13,698)	(18,794)	(55,948)		98,719
Net income (loss) attributable to noncontrolling interests	31,853	873	(525)	—	—	(20,434	)(V)	11,767

Net income (loss) from continuing operations attributable to the Company	155,481	4,139	(4,662)	(13,698)	(18,794)	(35,514)		86,952
Preferred share dividends	—	—	(24,415)	—	—	9,547	(W)	(14,868)
Write-off related to preferred share redemption	—	—	(9,426)	—	—	—		(9,426)

Net income (loss) from continuing operations attributable to common shareholders	$155,481	$4,139	$(38,503)	$(13,698)	$(18,794)	$(25,967)		$62,658

Earnings per common share, basic and diluted
Net income (loss) from continuing operations attributable to common stockholders	$1.00	$0.03	$(0.27)	$(0.09)	N/A	N/A		$0.34	(X)

Weighted average shares outstanding, basic and diluted	155,163	155,163	144,519	144,519	N/A	N/A		184,074

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

WP GLIMCHER

Notes to Pro Forma Financial Statements

1.     Overview

        For purposes of the unaudited pro forma financial statements, a total preliminary estimated purchase price for the merger of approximately $4.2 billion is assumed. This purchase price to be paid consists of cash as well as WPG common shares (valued at $16.78 per share on October 20, 2014) and the assumption of certain debt expected to be outstanding at the date of acquisition. Under the terms of the merger agreement, each outstanding Glimcher common share (other than certain Glimcher common shares as set forth in the merger agreement) will be converted into the right to receive: (x) $10.40 in cash and (y) 0.1989 of a WPG common share per Glimcher common share. Upon completion of the merger, WPG will conduct business under the name WP GLIMCHER, except as otherwise required by law or contract.

        Additionally, (i) each outstanding Glimcher Series G preferred share will be converted into one WPG Series G preferred share, (ii) each outstanding Glimcher Series H preferred share will be converted into one WPG Series H preferred share and (iii) each outstanding Glimcher Series I preferred share will be converted into one WPG Series I preferred share. In connection with the closing of the merger, WPG plans to redeem all 4,700,000 WPG Series G preferred shares and anticipates sending a redemption notice to holders of the WPG Series G preferred shares on or shortly after the date of the closing of the merger.

        The merger agreement also provides for the merger of Merger Sub II with and into Glimcher LP. At the effective time of the partnership merger, (i) each Glimcher LP unit issued and outstanding immediately prior to such effective time (other than certain Glimcher LP units as set forth in the merger agreement and the Glimcher LP Series I-1 preferred limited partnership units as described below) will be converted into the right to receive 0.7431 of a newly issued, fully paid and non-assessable WPG LP unit and (ii) each Glimcher LP Series I-1 preferred limited partnership unit issued and outstanding immediately prior to the partnership merger effective time will automatically be converted into one preferred unit of WPG LP having the preferences, rights and privileges substantially identical to the preference, rights and privileges of the Glimcher Series I-1 preferred limited partnership unit prior to the partnership merger.

        The pro forma financial statements have been prepared assuming the merger is accounted for using the acquisition method of accounting under generally accepted accounting principles applied in the United States with WPG as the acquiring entity. Accordingly, the total purchase price is allocated to the Glimcher tangible acquired assets and liabilities assumed, and identifiable intangible assets of Glimcher based on their respective fair values, as described further below.

        To the extent identified, certain reclassifications have been reflected in the pro forma adjustments to conform Glimcher's financial statement presentation to that of WPG, as described in Note 2. However, the pro forma financial statements may not reflect all adjustments necessary to conform the accounting policies of Glimcher to those of WPG due to limitations on the availability of information as of the date of this proxy statement/prospectus.

        The pro forma adjustments represent WPG management's estimates based on information available as of the date of this proxy statement/prospectus and are subject to change as additional information becomes available and additional analyses are performed. The pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions (other than the Property Sale). Also, the pro forma financial statements do not contemplate possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the merger that are not expected to have a continuing impact.

        The pro forma statements of operations for the six months ended June 30, 2014 and the year ended December 31, 2013 combine the historical consolidated and combined statements of operations of WPG (after giving effect to WPG's 2014 property acquisitions) and Glimcher (after giving effect to 2014 and 2013 acquisitions, as well as dispositions that were previously recognized within discontinued operations in the historical financial statements of Glimcher), giving effect to the merger, Series G preferred share redemption and Property Sale as if they had been consummated on January 1, 2013, the beginning of the earliest period presented. The June 30, 2014 pro forma balance sheet combines the historical consolidated and combined balance sheets of WPG and Glimcher as if the merger, Series G preferred share redemption and Property Sale had occurred on this date.

        Completion of the merger is subject to, among other things, approval by the holders of the Glimcher common shares. Assuming approval is obtained, the merger is expected to be completed during the first quarter of 2015.

Preliminary Estimated Purchase Price

        The total preliminary estimated purchase price of approximately $4.2 billion was determined based on the number of Glimcher common shares and Glimcher LP units outstanding as of June 30, 2014, the closing price of WPG's common shares as of October 20, 2014 (which was $16.78 per WPG common share), the number of Glimcher Series G preferred shares, Glimcher Series H preferred shares and Glimcher Series I preferred shares outstanding as of June 30, 2014 and their closing prices as of October 20, 2014, and the assumption of certain debt expected to be outstanding at the acquisition date. For purposes of the unaudited pro forma financial statements, such Glimcher common shares are assumed to be exchanged for the WPG common shares (based on the exchange ratio) as of the closing date of the merger. Further, no effect has been given to any other new Glimcher common shares that may be issued or granted subsequent to the date of this proxy statement/prospectus and before the closing date of the merger. In all cases, WPG common share's closing share price is a determining factor in arriving at final consideration for the merger.

        The actual purchase price for each Glimcher common share will consist of (i) $10.40 in cash and (ii) 0.1989 of a WPG common share. Similarly, the actual purchase price for each Glimcher LP unit will consist of 0.7431 WPG LP units valued the same as WPG common shares. As a result of changes in the market price of WPG common shares, the final purchase price could differ significantly from the current estimate, which could materially impact the pro forma financial statements. For more information regarding the consideration exchanged in the merger, see "The Merger Agreement—Treatment of Glimcher Common Shares in the Merger."

        The following table presents the changes to the value of stock/unit consideration and the total preliminary purchase price based on a 10% increase and decrease in the per share price of WPG common shares (in thousands, except per share data):

	Trading Price of WPG Common Shares	WPG Common Shares to be Issued	WPG LP Units to be Issued	WPG Common Shares and Units to be Issued	Calculated Value of Consideration	Change
October 20, 2014	$16.78	28,802	1,819	30,621	$513,827	$—
Decrease of 10%	$15.10	28,802	1,819	30,621	$462,444	$(51,383)
Increase of 10%	$18.46	28,802	1,819	30,621	$565,210	$51,383

        Additionally, WPG Series G, Series H and Series I preferred shares will be issued as consideration, with the Series G preferred shares being redeemed in the Series G preferred share redemption. The preferred shares are subject to pricing variability. For purposes of determining the consideration for the merger, the share price assumed for the preferred shares was the closing price as of October 20, 2014 ($25.74 per share for Glimcher Series H preferred shares and $25.00 for Glimcher Series I preferred shares). As a result of changes in the market price of the shares, the final purchase price could differ significantly from the current estimate.

        The following table presents the changes to the value of the WPG Series H preferred share consideration and the total preliminary purchase price based on a 10% increase and decrease in the per share price (in thousands, except per share data):

	Trading Price of Glimcher Series H Preferred Shares	WPG Series H Preferred Shares to be Issued	Calculated Value of Consideration	Change
October 20, 2014	$25.74	4,000	$102,960	$—
Decrease of 10%	$23.17	4,000	$92,680	$(10,280)
Increase of 10%	$28.31	4,000	$113,240	$10,280

        The following table presents the changes to the value of the WPG Series I preferred share consideration and the total preliminary purchase price based on a 10% increase and decrease in the per share price (in thousands, except per share data):

	Trading Price of Glimcher Series I Preferred Shares	WPG Series I Preferred Shares to be Issued	Calculated Value of Consideration	Change
October 20, 2014	$25.00	3,800	$95,000	$—
Decrease of 10%	$22.50	3,800	$85,500	$(9,500)
Increase of 10%	$27.50	3,800	$104,500	$9,500

        The total preliminary estimated purchase price described above has been allocated to the Glimcher tangible assets acquired, intangibles acquired and liabilities assumed for purposes of these pro forma condensed consolidated financial statements, based on their estimated relative fair values assuming the merger was completed on the pro forma condensed consolidated balance sheet date presented. The final allocation will be based upon valuations and other analyses for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing pro forma condensed consolidated financial statements. The final purchase price allocation will be determined after the merger is consummated and after completion of a thorough analysis to determine the fair value of Glimcher's tangible assets and liabilities, including fixed assets and identifiable intangible assets and liabilities. As a result, the final acquisition accounting adjustments, including those resulting from conforming Glimcher's accounting policies to those of WPG, could differ materially from the pro forma adjustments presented herein. The total preliminary purchase price was allocated as follows, based on Glimcher's historical consolidated balance sheet as of June 30, 2014 (in thousands):

Assets/Liabilities	Glimcher Historical Value	Fair Value Adjustment	Glimcher Fair Value	Less: Property Sale	Glimcher Fair Value less Property Sale
Investment properties, net	$2,331,777	$1,662,010	$3,993,787	$(1,090,000)	$2,903,787
Cash and cash equivalents	21,289	—	21,289	—	21,289
Tenant accounts receivable	32,870	(24,737)	8,133	—	8,133
Investment in and advances to unconsolidated real estate entities, net	29,307	—	29,307	—	29,307
Deferred costs and other assets(1)	172,034	133,294	305,328	—	305,328
Assets held-for-sale	30,817	—	30,817	—	30,817
Mortgage notes payable	(1,799,086)	(17,767)	(1,816,853)	424,000	(1,392,853)
Accounts payable, accrued expenses, intangibles and deferred revenue	(118,108)	(29,392)	(147,500)		(147,500)
Liabilities associated with properties held-for-sale	(40,507)	—	(40,507)	—	(40,507)
Distributions payable	(20,109)	—	(20,109)	—	(20,109)
Redeemable noncontrolling interests	(2,403)	—	(2,403)	—	(2,403)
Accumulated other comprehensive loss	920	(920)	920	—	—

Glimcher fair value, net					$1,695,289

Consideration
Common shares					$2
Additional paid-in-capital					463,030
Noncontrolling interests					50,795
Preferred shares					197,960
Bridge loan borrowing(2)					983,502

Total consideration, net					$1,695,289

(1)
The amount presented above excludes the $11.6 million bridge loan fees adjustment discussed in Note (E) below.

(2)
Bridge loan borrowing amount above does not contemplate the $86.0 million drawn for estimated expenses associated with the merger. The bridge loan amount includes the repayment of Glimcher's $26.0 million outstanding notes payable.

2.     Notes Relating to Pro Forma Balance Sheet and Pro Forma Income Statements

  (A)
  The historical financial statements of Glimcher include reclassifications of certain balances in order to conform to the presentation of WPG, as noted below.

   Pro Forma Balance Sheet

        The table below identifies the presentation of certain items within Glimcher's historical balance sheet and identifies the current presentation within the WP GLIMCHER pro forma balance sheet.

Historical Presentation within Glimcher's Balance Sheet	Presentation within the WP GLIMCHER Pro Forma Balance Sheet
Land	Investment properties at cost
Certain amounts within buildings, improvements and equipment	Investment properties at cost
Developments in progress	Investment properties at cost
Certain amounts within buildings, improvements and equipment	Deferred costs and other assets
Deferred costs, net	Deferred costs and other assets
Restricted cash	Deferred costs and other assets
Deferred expenses, net	Deferred costs and other assets
Prepaid and other assets	Deferred costs and other assets

  Pro Forma Statements of Operations

        The table below identifies the presentation of items within Glimcher's historical statements of comprehensive income (loss) and identifies the current presentation within the WP GLIMCHER pro forma statements of operations for six months ended June 30, 2014 and the year ended December 31, 2013.

Historical Presentation within Glimcher's Consolidated Statements of Comprehensive Income (Loss)	Presentation within the WP GLIMCHER Pro Forma Statements of Operations
Certain costs within other operating expenses	Repairs and maintenance
Certain costs within property operating expenses	Advertising and promotion
Certain costs within other operating expenses	Ground rent and other costs

  Balance Sheet Adjustments

  (B)
  The real estate assets of Glimcher have been adjusted to their estimated fair values as of June 30, 2014. A third party was used to estimate the fair value primarily by applying capitalization rate to net operating income, using third party appraisals that were recently prepared as applicable, as well as other available market data. The preliminary estimated purchase price allocation was performed using the closing price of WPG's common shares as of October 20, 2014. The preliminary estimated purchase price allocation by asset/liability category is detailed below (in thousands):

Asset/Liability Category	Estimated Fair Value	Location on the WP GLIMCHER Pro Forma Balance Sheet	Weighted Average Useful Life in Years
Land	$613,599	Investment properties at cost	N/A
Building	$2,033,578	Investment properties at cost	40 years
Site improvements	$108,511	Investment properties at cost	10.1 years
Tenant improvements	$148,099	Investment properties at cost	4.1 years
Leasing commissions	$64,182	Deferred costs and other assets	4.1 years
Lease in place value	$173,445	Deferred costs and other assets	4.8 years
Net below market ground lease value	$1,070	Deferred costs and other assets	37.0 years
Net below market lease value, net	$(78,959)	Accounts payable, accrued expenses, intangibles and deferred revenue	5.3 years
Assumed debt mark-to-market	$(19,667)	Mortgage notes payable	6.2 years

    The fair values assigned to the real estate assets above do not include the $1.1 billion fair value of the properties to be sold in the Property Sale.

  (C)
  Accumulated depreciation for Glimcher's historical assets have been eliminated as the assets have been presented at their estimated fair value.

  (D)
  Glimcher's historical straight-line receivable balance of $24.7 million is eliminated.

  (E)
  Glimcher's historical book value of leasing commissions, above market lease assets, lease in place value, tenant relationship assets, and loan and commitment fees of $35.9 million, $12.0 million, $41.4 million, $0.5 million, and $15.6 million, respectively, is eliminated. The amount also includes the addition of estimated loan and commitment fees ("bridge loan fees") relating to the bridge loan, as defined in (H) below, of $11.6 million. Per the terms of the commitment letter and related fee letters, the bridge loan is subject to the following fees: a commitment fee of 0.25% on total capacity, a structuring fee of 0.15% on total capacity, a funding fee of 0.15% on advances, a duration fee of 0.4% on outstanding balance and a ticking fee of 0.2% per annum accruing on the undrawn balance from 90 days post commitment to closing date. For pro forma purposes, the fees have been calculated assuming approximately $1.2 billion (see Note (U)) drawn at the merger closing date prior to 90 days post commitment. Finally, the amount includes estimated fair value of leasing commissions of $64.2 million, lease in place value of $173.4 million, and a net below market ground lease asset in the amount of $1.1 million.

  (F)
  Amount relates to the $424.0 million debt assumed by Simon LP in connection with the Property Sale and the elimination of Glimcher's historical mark-to-market balance of $1.9 million, net of the estimated fair value adjustment to the assumed debt of $19.7 million.

  (G)
  The notes payable balance of Glimcher will be repaid in connection with the closing of the merger transaction using proceeds from the bridge loan.

  (H)
  The funds are anticipated to be drawn under the $1.25 billion bridge facility (or bridge loan) that WPG currently has in place. Amounts are estimated to be drawn on the bridge loan for the following uses: $1,506.0 million for the payment of cash equivalent to $10.40 per share to the shareholders of Glimcher, $117.5 million for the Series G preferred share redemption at their $25.00 par and redemption value, $86.0 million for the payment of estimated expenses associated with the merger, and $26.0 million to repay Glimcher's outstanding notes payable. These amounts will be offset by the estimated $666.0 million net proceeds from the Property Sale ($1,090.0 million of proceeds less repayment of the related mortgage debt of $424.0 million).

  (I)
  Glimcher's historical below-market lease balance of $49.6 million is eliminated. Amount also includes the estimated fair value adjustment of above/below market lease value, net of $79.0 million.

  (J)
  Amount includes the Series G preferred share redemption of $117.5 million, net of a fair value adjustment of $17.5 million related to the Series H and Series I preferred shares that will be converted to WP GLIMCHER preferred shares. Fair value was calculated using the closing price of the Glimcher Series H preferred shares and Series I preferred shares as of October 20, 2014.

  (K)
  The additional common shares issued are calculated by converting the Glimcher common shares into WPG common shares as follows: for every Glimcher share, each shareholder will receive 0.1989 of a WPG common share. The shares were converted using the closing price of WPG shares as of October 20, 2014 resulting in an increase of $483.4 million less the

    $1,293.9 million historical Glimcher balance. This amount was further offset by a $20.3 million adjustment to noncontrolling interests.

  (L)
  The Glimcher balance of distributions in excess of accumulated earnings of $991.6 million has been eliminated. Estimated costs of the transaction are estimated to be $86.0 million. These costs primarily consist of fees expected to be paid to investment bankers, due diligence costs, legal, accounting, tax, and other expenses related to the merger. This amount has been reduced by the $11.6 million related to the estimated loan and commitment fees on the bridge loan, which are reflected as capitalized in (E) above. Also, Glimcher's historical accumulated other comprehensive loss of $0.9 million has been eliminated.

  (M)
  The increase in noncontrolling interests relates to the conversion of operating partnership units as follows: for every one Glimcher LP unit, each unit holder will receive 0.7431 WPG LP units. The units were converted using the closing price of WPG shares as of October 20, 2014 resulting in an increase of $30.5 million less the $12.7 million historical Glimcher balance. In addition, reflected is an adjustment to additional paid in capital of $20.3 million to reflect the limited partners' pro forma interest of 15.81%.

  Statements of Operations Adjustments

  (N)
  Reflects the impact of WPG's 2014 property acquisitions as if they had all occurred on January 1, 2013, including the removal of the $88.8 million gain upon acquisition of controlling interests from the six months ended June 30, 2014. You can find more information regarding WPG's 2014 property acquisitions in WPG's unaudited consolidated and combined financial statements and the related notes thereto as of and for the six months ended June 30, 2014 in WPG's quarterly report on Form 10-Q for the quarter ended June 30, 2014, which is included as Annex G to this proxy statement/prospectus. See "Where You Can Find More Information; Incorporation by Reference."

  (O)
  Reflects the impact of Glimcher's 2014 and 2013 property acquisitions, as well as dispositions that were previously recognized within discontinued operations in the historical financial statements of Glimcher, as if they had all occurred on January 1, 2013. Included in the year ended December 31, 2013 is an adjustment to remove from Glimcher's historical results a remeasurement gain of $19.2 million related to the property acquisitions. You can find more information regarding Glimcher's 2014 property acquisitions in Glimcher's unaudited consolidated financial statements and the related notes thereto as of and for the six months ended June 30, 2014 in Glimcher's quarterly report on Form 10-Q for the quarter ended June 30, 2014, which is incorporated herein by reference. You can find more information regarding Glimcher's 2013 property acquisitions and dispositions (for such dispositions were subsequently reclassified to discontinued operations in later historical financial statements of Glimcher) in Glimcher's audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2013 in Glimcher's annual report on Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference. See "Where You Can Find More Information; Incorporation by Reference."

  (P)
  Includes the removal of the historical activity of the Jersey Gardens and University Park Village properties, assuming the Property Sale had occurred on January 1, 2013.

  (Q)
  Represents the recognition of straight-line rents and amortization of above/below market lease intangibles of $10.5 million, net of the removal of historical straight-line rents and amortization of above/below market lease intangibles on the Glimcher properties of $4.5 million for the six months ended June 30, 2014. Represents the recognition of straight-line rents and amortization of above/below market lease intangibles of $21.4 million, net of the removal of historical straight-line rents and amortization of above/below market lease intangibles on the Glimcher properties of $8.6 million for the year ended December 31, 2013. These amortization adjustments are computed on a straight-line basis over the estimated lives of the acquired leases.

  (R)
  Represents the recognition of depreciation and amortization of $77.5 million on the real estate assets and intangible assets recognized at estimated fair value, net of the removal of historical depreciation and amortization on the Glimcher properties of $55.4 million for the six months ended June 30, 2014. Represents the recognition of depreciation and amortization of $155.1 million on the real estate assets and intangible assets recognized at estimated fair value, net of the removal of historical depreciation and amortization on the Glimcher properties of $100.0 million for the year ended December 31, 2013. These depreciation and amortization adjustments are computed on a straight-line basis over the estimated useful lives of the related assets (see Note (B) above).

  (S)
  See Note (L) for a discussion of transaction costs related to the merger, which costs were not reflected in the pro forma statements of operations. Non-recurring costs related to WPG's spin-off from Simon of $39.9 million are included in WPG's historical results for the six months ended June 30, 2014.

  (T)
  Represents the removal of historical straight-line ground rent expense and amortization of above/below market ground lease intangibles on the Glimcher properties of $1.3 million, net of the recognition of straight-line ground rent expense and amortization of above/below market ground lease intangibles of $1.2 million for the six months ended June 30, 2014. Represents the removal of historical straight-line ground rent expense and amortization of above/below market ground lease intangibles on the Glimcher properties of $3.4 million, net of the recognition of straight-line ground rent expense and amortization of above/below market ground lease intangibles of $2.9 million for the year ended December 31, 2013. These amortization adjustments are computed on a straight-line basis over the estimated lives of the acquired ground leases.

  (U)
  Represents estimated interest on the bridge loan related to funding the merger transaction of $14.1 million, net of the amortization of the fair value of debt adjustment (see Note (F) above) over the remaining terms of the debt of $2.6 million and the removal of historical amortization of deferred financing costs by Glimcher of $0.8 million for the six months ended June 30, 2014. Represents the estimated interest incurred on the bridge loan related to funding the merger transaction of $28.8 million, net of the amortization of the fair value of debt adjustment (see Note (F) above) over the remaining terms of the debt of $12.8 million and the removal of historical amortization of deferred financing costs by Glimcher of $1.8 million for the year ended December 31, 2013. Interest on the bridge loan was calculated according to the terms of the commitment letter assuming a loan balance of approximately $1.2 billion (including the assumed repayment of approximately $102 million of borrowings incurred by Glimcher after the June 30, 2014 balance sheet date), interest rate of approximately 1.4% assuming a credit rating of BBB/Baa2, and loan costs of $11.6 million (see Note (E) above) amortized to expense annually.

  (V)
  Represents the allocation of net income to noncontrolling interests in order to reflect the limited partnership unitholders' pro forma combined ownership percentage of 15.81% in the consolidated results of WP GLIMCHER for the six months ended June 30, 2014 and the year ended December 31, 2013.

  (W)
  Represents the removal of dividends on the Glimcher Series G preferred shares resulting from the planned Series G preferred share redemption reflected as of January 1, 2013.

  (X)
  Earnings per share, basic and diluted, was calculated assuming the stock related to the merger transaction was issued on January 1, 2013. Under the Merger Agreement, each Glimcher common share will be converted to 0.1989 of a WPG common share. The calculation of basic and diluted earnings per share, assuming 28.9 million common shares converted in the merger, is as follows (in thousands, except per share data):

	For the Six Months Ended June 30, 2014
	WPG Historical	Glimcher Historical	WP GLIMCHER Pro forma
Net income (loss) from continuing operations attributable to common stockholders—basic and diluted	$104,193	$(12,686)	$(2,922)

Weighted average common shares outstanding—basic and diluted	155,163	145,157	184,074

Earnings per common share, basic and diluted
Net income (loss) from continuing operations attributable to common stockholders	$0.67	$(0.08)	$(0.02)

	For the Year Ended December 31, 2013
	WPG Historical	Glimcher Historical	WP GLIMCHER Pro forma
Net income (loss) from continuing operations attributable to common stockholders—basic and diluted	$155,481	$(38,503)	$62,658

Weighted average common shares outstanding—basic and diluted	155,163	144,519	184,074

Earnings per common share, basic and diluted
Net income (loss) from continuing operations attributable to common stockholders	$1.00	$(0.27)	$0.34

DESCRIPTION OF WPG CAPITAL STOCK

        The following discussion is a summary of the terms of the capital stock of WPG and should be read in conjunction with "Comparison of Rights of WPG Shareholders and Glimcher Shareholders." The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to relevant provisions of Indiana Business Corporations Law, which we refer to as the IBCL, the WPG Articles and the WPG Bylaws. You are urged to read those documents carefully. Copies of the WPG Articles and the WPG Bylaws are incorporated by reference as exhibits to the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and will be sent to shareholders of WPG and Glimcher upon request. See "Where You Can Find More Information; Incorporation by Reference."

 Authorized Capital Stock

        The WPG Articles authorize WPG to issue 500,000,000 shares of its capital stock, consisting of 300,000,000 common shares, par value $0.0001 per share, 75,000,000 preferred shares, par value $0.0001 per share and 125,000,000 excess common shares, [    •    ] par value $0.0001 per share, which we refer to as WPG excess shares. As of [DATE], 2014, [155,162,597] WPG common shares were issued and outstanding and no shares of WPG preferred shares were issued and outstanding. WPG may issue additional common shares from time to time in acquisitions and other transactions. Under the terms of the WPG Articles, the WPG Board is authorized, subject to limitations prescribed by the IBCL and by the WPG Articles, to issue up to 75,000,000 preferred shares in one or more series without further action by the holders of its common shares and has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred shares.

        All outstanding WPG common shares are, and the WPG common shares to be issued in connection with the merger will be, duly authorized, fully paid and non-assessable. The WPG preferred shares to be issued in connection with the merger will also be duly authorized, fully paid and non-assessable.

Description of WPG Common Shares

        Each holder of WPG common shares is entitled to one vote for each share on all matters to be voted upon by the common shareholders, and there are no cumulative voting rights. Subject to any preferential rights of any outstanding preferred shares, holders of WPG common shares are entitled to receive ratably the dividends, if any, as may be declared from time to time by the WPG Board out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of WPG, holders of its common shares would be entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then outstanding preferred shares.

        Holders of WPG common shares have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common shares. The rights, preferences and privileges of the holders of WPG common shares are subject to, and may be adversely affected by, the rights of the holders of the WPG preferred shares to be issued in connection with the merger and shares of any other series of preferred equity that WPG may designate and issue in the future.

Description of WPG Preferred Shares

        This section of this proxy statement/prospectus describes the material terms and provisions of the WPG preferred shares, which terms and provisions are set forth in the forms of WPG's articles of amendment creating the WPG preferred shares and attached as Annex A-1, Annex A-2 and Annex A-3 to the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. This summary may not contain all of the information about the WPG preferred shares that is important to you. WPG and Glimcher urge you to carefully read the full text of WPG's articles of amendment because they will be the legal documents that will govern the WPG preferred shares.

 General

        In connection with the merger, the WPG Board will designate 4,700,000 WPG Series G preferred shares, 4,000,000 WPG Series H preferred shares and 3,800,000 WPG Series I preferred shares. At the effective time of the merger, (i) each outstanding Glimcher Series G preferred share will convert into one WPG Series G preferred share, (ii) each outstanding Glimcher Series H preferred share will convert into one WPG Series H preferred share and (iii) each outstanding Glimcher Series I preferred share will convert into one WPG Series I preferred share.

        The merger agreement requires that WPG will use its reasonable best efforts to cause the WPG preferred shares to be issued in connection with the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time of the merger.

WPG Series G Preferred Shares

        Set forth below is a summary of the material terms of the WPG Series G preferred shares. In connection with the merger, WPG plans to redeem all of the outstanding WPG Series G preferred shares and anticipates sending a redemption notice to holders of the WPG Series G preferred shares on or shortly after the date of the closing of the merger.

  Ranking

        The WPG Series G preferred shares will, with respect to distribution rights and rights upon WPG's liquidation, dissolution or winding up, rank (i) senior to all classes or series of WPG's common shares and all equity securities issued by WPG the terms of which specifically provide that those equity securities rank junior to the WPG Series G preferred shares, (ii) on a parity with (a) the WPG Series H preferred shares, (b) the WPG Series I preferred shares and (c) all equity securities issued by WPG the terms of which specifically provide that those equity securities rank on a parity with the shares of the WPG Series G preferred shares and (iii) junior to all equity securities issued by WPG the terms of which specifically provide that those equity securities rank senior to the WPG Series G preferred shares. The term "equity securities" does not include convertible debt securities. The WPG Series G preferred shares are subordinate to all of WPG's existing and future debt. WPG's future debt may include restrictions on WPG's ability to pay dividends to preferred shareholders.

  Distributions

        Holders of WPG Series G preferred shares will be entitled to receive, when, as and if authorized by the WPG Board and declared by WPG, out of WPG's assets legally available for payment, cash distributions payable quarterly at the rate of 8.125% per annum of the $25.00 liquidation preference (equivalent to $2.03125 per share per annum). However, if following a "change of control" (as defined below), WPG Series G preferred shares are not listed on the NYSE or the NYSE MKT or quoted on NASDAQ (or listed or quoted on a successor exchange or quotation system), holders of WPG Series G preferred shares will be entitled to receive, when and as authorized by the WPG Board and declared by WPG, out of funds legally available for the payment of distributions, cumulative cash distributions from, but not including, the first date on which both the change of control has occurred and WPG Series G preferred shares are not so listed or quoted at the increased rate of 9.125% per annum of the $25.00 liquidation preference (equivalent to $2.28125 per share per annum) for as long as WPG Series G preferred shares are not so listed or quoted. Distributions will be cumulative from the date of original issue and payable quarterly on the 15th day of January, April, July and October of each year or, if not a business day, the next succeeding business day. Any distribution payable on WPG Series G preferred shares for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear on WPG's share transfer books at the close of business on the applicable record date, which will be fixed by the WPG Board and which will be not more than 60 nor less than 10 days prior to the distribution payment date. After full distributions on the WPG Series G preferred shares have been paid or declared and funds set aside for payment for all past distribution periods and for the then current quarter, the holders of WPG Series G preferred shares will not be entitled to any further distributions with respect to that quarter.

        When distributions are not paid in full upon the WPG Series G preferred shares and any other series of shares ranking in parity with the WPG Series G preferred shares, all distributions declared upon WPG Series G preferred shares and any other shares ranking in parity with the WPG Series G preferred shares will be declared pro rata so that the amount of distributions declared per share on WPG Series G preferred shares and the other shares ranking in parity with the WPG Series G preferred shares will bear to each other the same ratio that the accrued distributions per share on the WPG Series G preferred shares and the other shares ranking in parity with the WPG Series G preferred shares bear to each other. Except as set forth in the preceding sentence, unless full distributions on the WPG Series G preferred shares have been or contemporaneously are authorized and either paid or set aside for payment for the current and all past periods, no distributions (other than in common shares or other shares of WPG's equity securities ranking junior to the WPG Series G preferred shares as to distributions and upon liquidation) will be authorized or either paid or set aside for payment on WPG's common shares or on any other shares of WPG's equity securities ranking junior to or on a parity with the WPG Series G preferred shares as to distributions or upon liquidation. Unless full distributions on the WPG Series G preferred shares have been or contemporaneously are authorized and either paid or set aside for the current and all past periods, WPG will not redeem, purchase or otherwise acquire for any consideration any common shares or any other shares of WPG's equity securities ranking junior to or on a parity with the WPG Series G preferred shares as to distributions or upon liquidation (including less than all WPG Series G preferred shares), except by conversion into or exchange for shares of equity securities of WPG's ranking junior to the WPG Series G preferred shares as to distributions and upon liquidation.

        The WPG Board will not authorize, and WPG will not pay or set aside for payment, any distributions on the WPG Series G preferred shares at such time as the terms and provisions of any agreement of WPG's, including any agreement relating to WPG's indebtedness, prohibits such authorization, payment or setting aside for payment or provides that such authorization, payment or setting aside for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment will be restricted or prohibited by law.

        Notwithstanding the foregoing, distributions on the WPG Series G preferred shares will accrue whether or not WPG has earnings, whether or not there are funds legally available for the payment of those distributions, whether or not any agreement of WPG's prohibits payment of those distributions, and whether or not those distributions are authorized. Accrued but unpaid distributions on the WPG Series G preferred shares will not bear interest and holders of WPG Series G preferred shares will not be entitled to any distribution, whether payable in cash, property or shares, in excess of full cumulative distributions on WPG Series G preferred shares as provided above.

        Any distribution payment made on the WPG Series G preferred shares will first be credited against the earliest accrued but unpaid distribution due with respect to the shares which remain payable.

        If, for any taxable year, WPG elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion, which we refer to as the Capital Gains Amount, of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of WPG shares, which we refer to as the Total Distributions, then the portion of the Capital Gains Amount that will be allocable to the holders of the WPG Series G preferred shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of the WPG Series G preferred shares for the year and the denominator of which will be the Total Distributions.

        For purposes of the WPG Series G preferred shares, a "change of control" shall be deemed to have occurred at such time as (i) the date a "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting shares that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting shares representing more than 50% of the total voting power of WPG's total voting shares; (ii) the date WPG sells, transfers or otherwise disposes of all or substantially all of WPG's assets; or (iii) the date of the consummation of a merger or share exchange of WPG with another entity where WPG's shareholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of all votes (without consideration of the rights of any class of shares to elect directors by a separate group vote) to which all shareholders of the company issuing cash or securities in the merger or share exchange would be entitled in the election of directors, or where members of the WPG Board immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the WPG Board of the corporation issuing cash or securities in the merger or share exchange. "Voting shares" shall mean shares of any class or kind having the power to vote generally in the election of directors.

  Liquidation Preference

        Subject to the preferential rights of holders of any future series of preferred shares ranking senior to the WPG Series G preferred shares, upon WPG's voluntary or involuntary liquidation, dissolution or winding up, then, before any distribution or payment will be made to the holders of any WPG common shares or other class or series of WPG shares ranking junior to the WPG Series G preferred shares in the distribution of assets upon liquidation, dissolution or winding up, the holders of the WPG Series G preferred shares will be entitled to receive, after payment or provision for payment of WPG's debts and other liabilities, out of assets legally available for distribution to shareholders, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to the date of such liquidation, dissolution or winding up (whether or not declared). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of WPG Series G preferred shares will have no right or claim to any of WPG's remaining assets.

        In the event that, upon voluntary or involuntary liquidation, dissolution or winding up, WPG's legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding WPG Series G preferred shares and the corresponding amounts payable on all shares of other classes or series of WPG's equity securities ranking in parity with the WPG Series G preferred shares in a liquidating distribution of assets, then the holders of the WPG Series G preferred shares and all other such classes or series of equity security will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. If liquidating distributions will have been made in full to all holders of WPG Series G preferred shares, WPG's remaining assets will be distributed among the holders of any other classes or series of equity security ranking junior to the WPG Series G preferred shares according to their respective rights and preferences and in each case according to their respective number of shares.

        For purposes of this section, a distribution of assets in any dissolution, winding up or liquidation will not include (i) WPG's consolidation or merger with or into any other entity, (ii) WPG's dissolution, liquidation, winding up, or reorganization immediately followed by incorporation of another entity to which such assets are distributed or (iii) a sale or other disposition of all or substantially all of WPG's assets to another entity; provided that, in each case, effective provision is made in the charter of the resulting or surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of WPG Series G preferred shares.

  Redemption

        On any date fixed by the WPG Board, WPG may, upon not less than 30 nor more than 90 days written notice, redeem WPG Series G preferred shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid distributions thereon, if any (whether or not declared), to the date fixed for redemption (except as provided below), without interest, to the extent that WPG will have funds legally available therefore. Holders of WPG Series G preferred shares to be redeemed will surrender the WPG Series G preferred shares at the place designated in such notice and will be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If notice of redemption of any WPG Series G preferred shares has been given and such notice provides that on or before the redemption date specified therein the funds necessary for such redemption shall have been set aside by WPG in trust for the benefit of the holders of any WPG Series G preferred shares so called for redemption, then from and after the redemption date so specified distributions will cease to accrue on such WPG Series G preferred shares, such WPG Series G preferred shares will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid distributions payable upon such redemption. If fewer than all of the outstanding WPG Series G preferred shares are to be redeemed, the number of shares to be redeemed will be determined by the WPG Board and such shares will be redeemed pro rata from the holders of record thereof in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by WPG. Unless the full cumulative distributions on all WPG Series G preferred shares for all past distribution periods have been paid or set aside, WPG generally may not redeem any WPG Series G preferred shares unless WPG redeems all of the WPG Series G preferred shares.

        Notice of redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 90 days prior to the redemption date. WPG will mail a similar notice, postage prepaid, not less than 30 nor more than 90 days prior to the redemption date, addressed to the respective holders of record of WPG Series G preferred shares to be redeemed at their respective addresses as shown on WPG's share transfer books. No failure to give such notice or any defect thereto or in the mailing thereof will affect the validity of the proceedings for the redemption of any WPG Series G preferred shares except as to the holder to whom notice was defective or not given. Each notice will state: (i) the redemption date, (ii) the redemption price, (iii) the number of WPG Series G preferred shares to be redeemed, (iv) the place or places where the WPG Series G preferred shares are to be surrendered for payment of the redemption price, and (v) that distributions on the WPG Series G preferred shares to be redeemed will cease to accrue on such redemption date. If fewer than all the WPG Series G preferred shares held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of WPG Series G preferred shares to be redeemed from such holder.

        In order to facilitate the redemption of the WPG Series G preferred shares, the WPG Board may fix a record date for the determination of the WPG Series G preferred shares to be redeemed, such record date to be not less than 30 or more than 90 days prior to the date fixed for such redemption. Except as provided above, WPG will make no payment or allowance for unpaid distributions, whether or not in arrears, on WPG Series G preferred shares for which a notice of redemption has been given.

        The WPG Series G preferred shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions (except as provided under "—Restrictions on Ownership and Transfer").

        Subject to applicable law and the limitation on purchases when distributions on the WPG Series G preferred shares are in arrears, WPG may, at any time and from time to time, purchase any WPG Series G preferred shares in the open market, by tender or by private agreement.

  Voting Rights

        Holders of WPG Series G preferred shares will not have any voting rights, except as set forth below or as otherwise expressly required by applicable law.

        Whenever distributions on any WPG Series G preferred shares are in arrears for six or more quarterly periods (whether or not consecutive), the holders of WPG Series G preferred shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to the WPG Board at a special meeting called by the holders of record of at least 20% of the outstanding WPG Series G preferred shares and the holders of shares of any series of preferred shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders and at each subsequent meeting until all distributions accumulated on such WPG Series G preferred shares for the past distribution periods and the then current distribution period will have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment in full. In such case, the WPG Board will be increased by the number of seats necessary to accommodate the election of the two additional directors.

        The affirmative vote or consent of the holders of at least two-thirds of the outstanding WPG Series G preferred shares and of any series of shares ranking in parity with the WPG Series G preferred shares, voting as a single class, will be required to authorize another class of equity securities senior to the WPG Series G preferred shares with respect to the payment of distributions or the distribution of assets on liquidation. The affirmative vote or consent of the holders of at least two-thirds of the outstanding WPG Series G preferred shares will be required to amend, alter or repeal any provision of, or add any provision to, the WPG Articles, as amended, including the articles of amendment relating to the WPG Series G preferred shares, if such action would materially and adversely alter or change the rights, preferences or privileges of the WPG Series G preferred shares. No such vote or consent is required in connection with (i) any increase in the total number of authorized WPG common shares; (ii) the authorization or increase of any class or series of shares ranking, as to distribution rights and liquidation preference, on a parity with or junior to the WPG Series G preferred shares; (iii) any merger or consolidation in which WPG is the surviving entity if, immediately after the merger or consolidation, there are outstanding no shares and no securities convertible into shares ranking as to distribution rights or liquidation preference senior to the WPG Series G preferred shares other than WPG's securities outstanding prior to such merger or consolidation; (iv) any merger or consolidation in which WPG is not the surviving entity if, as result of the merger or consolidation, the holders of WPG Series G preferred shares receive shares or other equity securities with preferences, rights and privileges substantially identical with the preferences, rights and privileges of the WPG Series G preferred shares and there are no outstanding shares or other equity securities of the surviving entity ranking as to distribution rights or liquidation preference senior to the WPG Series G preferred shares other than WPG's securities outstanding prior to such merger or consolidation; (v) any merger or consolidation in which the holders of WPG Series G preferred shares receive cash in an amount equal to or greater than the liquidation preference plus accrued but unpaid distributions or (vi) the issuance of any such shares ranking senior to the WPG Series G preferred shares is to be made or any such change is to take effect, as the case may be, if, at or prior to the time of such issuance the WPG Series G preferred shares have been called for redemption upon proper notice of redemption to occur within 90 days and sufficient funds have been irrevocably deposited in trust for the redemption of all the then outstanding WPG Series G preferred shares, unless the redemption price of the WPG Series G preferred shares (other than any portion thereof consisting of accrued and unpaid dividends) shall be paid solely from the sale proceeds of such shares ranking senior to the WPG Series G preferred shares.

  Information Rights

        During any period in which WPG is not subject to Section 13 or 15(d) of the Exchange Act and any WPG Series G preferred shares are outstanding, WPG will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of WPG Series G preferred shares as their names and addresses appear in WPG's record books and without cost to such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act and (ii) promptly, upon request, supply copies of such reports to any prospective holder of WPG Series G preferred shares. WPG will mail (or otherwise provide) the information to the holders of WPG Series G preferred shares within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if WPG were subject to Section 13 or 15(d) of the Exchange Act.

  Conversion

        The WPG Series G preferred shares are not convertible into or exchangeable for any other property or securities.

  Restrictions on Ownership and Transfer

        In addition to the restrictions on ownership and transfer set forth in the WPG Articles, the articles of amendment provide that ownership of WPG Series G preferred shares by any person is limited, with certain exceptions, to 9.9% of the lesser of the number or value (in either case as determined in good faith by the WPG Board) of the total outstanding WPG Series G preferred shares, which we refer to as the New WPG Series G Ownership Limit. For information regarding additional restrictions on ownership and transfer of the WPG Series G preferred shares, see "Description of WPG Capital Stock—Restrictions on Ownership and Transfer."

        The WPG Board may waive or exempt the New WPG Series G Ownership Limit if evidence, satisfactory to the WPG Board and WPG's tax counsel, is presented that such ownership will not then or in the future jeopardize WPG's status as a REIT. As a condition of a waiver by the WPG Board, the intended transferee must give WPG written notice of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the WPG Board no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the New WPG Series G Ownership Limit.

        Any transfer of WPG Series G preferred shares that would (i) create a direct or indirect ownership of WPG Series G preferred shares in excess of the New WPG Series G Ownership Limit or (ii) result in WPG being "closely held" within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to the WPG Series G preferred shares. The articles of amendment provide that WPG may, by notice to the holder thereof, purchase any or all WPG Series G preferred shares, which we refer to as the WPG Series G excess preferred shares, that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning WPG Series G preferred shares in excess of the New WPG Series G Ownership Limit or would otherwise jeopardize WPG's REIT status. From and after the date fixed for purchase by the WPG Board, the holder of such shares to be purchased by WPG will cease to be entitled to distributions, voting rights and other benefits with respect to such WPG Series G preferred shares except the right to payment of the purchase price for the shares. The purchase price for any WPG Series G excess preferred shares will be equal to the fair market value of such WPG Series G preferred shares on the last trading day immediately preceding the day on which notice of such proposed transfer is sent. Any distribution paid to a proposed transferee on WPG Series G excess preferred shares prior to the discovery by WPG that such shares have been transferred in violation of the provisions of the articles of amendment will be repaid to WPG upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any WPG Series G excess preferred shares may be deemed, at WPG's option, to have acted as an agent on WPG's behalf in acquiring such WPG Series G excess preferred shares and to hold such WPG Series G excess preferred shares on WPG's behalf.

        All persons who own, directly or indirectly by virtue of the attribution provisions of the Code, more than 5% in number or value of the outstanding WPG Series G preferred shares must give WPG written notice containing the information specified in the articles of amendment by January 30 of each year. In addition, each direct or indirect holder of WPG Series G preferred shares will upon demand be required to disclose to WPG in writing such information with respect to the direct or indirect ownership of WPG Series G preferred shares as the WPG Board deems necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  Preemptive Rights

        No holders of WPG Series G preferred shares shall, solely as holders of WPG Series G preferred shares, have any preemptive rights to purchase or subscribe for WPG common shares or any other security of WPG.

  Transfer Agent

        The registrar, transfer agent and distribution disbursing agent for the WPG Series G preferred shares will be Computershare, Inc.

WPG Series H Preferred Shares

        Set forth below is a summary of the material terms of the WPG Series H preferred shares.

  Ranking

        WPG Series H preferred shares will, with respect to distribution rights and rights upon WPG's liquidation, dissolution or winding up, rank (i) senior to all classes or series of WPG's common shares and all equity securities issued by WPG the terms of which specifically provide that those equity securities rank junior to the WPG Series H preferred shares, (ii) on a parity with (a) the WPG Series G preferred shares, (b) the WPG Series I preferred shares, and (c) all equity securities issued by WPG the terms of which specifically provide that those equity securities rank on a parity with the WPG Series H preferred shares and (iii) junior to all equity securities issued by WPG the terms of which specifically provide that those equity securities rank senior to the WPG Series H preferred shares. The term "equity securities" does not include convertible debt securities. The WPG Series H preferred shares are subordinate to all of WPG's existing and future debt. WPG's future debt may include restrictions on WPG's ability to pay dividends to preferred shareholders.

  Distributions

        Holders of WPG Series H preferred shares will be entitled to receive, when, as and if authorized by the WPG Board and declared by WPG, out of WPG's assets legally available for payment, cash distributions payable quarterly at the rate of 7.5% per annum of the $25.00 liquidation preference (equivalent to $1.875 per share per annum). Distributions will be cumulative and will be payable quarterly on the 15th day of January, April, July and October of each year or, if not a business day, the next succeeding business day. Any distribution payable on the WPG Series H preferred shares, including for any partial distribution period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear on WPG's share transfer books at the close of business on the applicable record date, which will be fixed by the WPG Board and which will be not more than 60 nor less than 10 days prior to the distribution payment date. After full distributions on the WPG Series H preferred shares have been paid or declared and funds set aside for payment for all past distribution periods and for the then current quarter, the holders of WPG Series H preferred shares will not be entitled to any further distributions with respect to that quarter.

        When distributions are not paid in full upon the WPG Series H preferred shares and any other series of shares ranking in parity with the WPG Series H preferred shares, all distributions declared upon the WPG Series H preferred shares and any other shares ranking in parity with the WPG Series H preferred shares will be declared pro rata so that the amount of distributions declared per share on the WPG Series H preferred shares and the other shares ranking in parity with the WPG Series H preferred shares will bear to each other the same ratio that the accrued distributions per share on the WPG Series H preferred shares and the other shares ranking in parity with the WPG Series H preferred shares bear to each other. Except as set forth in the preceding sentence, unless full distributions on the WPG Series H preferred shares have been or contemporaneously are authorized and either paid or set aside for payment for the current and all past periods, no distributions (other than in common shares or other shares of WPG's equity securities ranking junior to the WPG Series H preferred shares as to distributions and upon liquidation) will be authorized or either paid or set aside for payment on WPG's common shares or on any other shares of WPG's equity securities ranking junior to or on a parity with the WPG Series H preferred shares as to distributions or upon liquidation. Unless full distributions on the WPG Series H preferred shares have been or contemporaneously are authorized and either paid or set aside for the current and all past periods, WPG will not redeem, purchase or otherwise acquire for any consideration any common shares or any other shares of WPG's equity securities ranking junior to or on a parity with the WPG Series H preferred shares as to distributions or upon liquidation (including less than all of the WPG Series H preferred shares), except by conversion into or exchange for shares of equity securities of WPG's ranking junior to the WPG Series H preferred shares as to distributions and upon liquidation.

        The WPG Board will not authorize, and WPG will not pay or set aside for payment, any distributions on the WPG Series H preferred shares at such time as the terms and provisions of any agreement of WPG's, including any agreement relating to WPG's indebtedness, prohibits such authorization, payment or setting aside for payment or provides that such authorization, payment or setting aside for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment will be restricted or prohibited by law.

        Notwithstanding the foregoing, distributions on the WPG Series H preferred shares will accrue whether or not WPG has earnings, whether or not there are funds legally available for the payment of those distributions, whether or not any agreement of WPG's prohibits payment of those distributions, and whether or not those distributions are authorized. Accrued but unpaid distributions on the WPG Series H preferred shares will not bear interest and holders of WPG Series H preferred shares will not be entitled to any distribution, whether payable in cash, property or shares, in excess of full cumulative distributions on the WPG Series H preferred shares as provided above.

        Any distribution payment made on the WPG Series H preferred shares will first be credited against the earliest accrued but unpaid distribution due with respect to the shares which remain payable.

        If, for any taxable year, WPG elects to designate the Capital Gains Amount of the Total Distributions, then the portion of the Capital Gains Amount that will be allocable to the holders of WPG Series H preferred shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of WPG Series H preferred shares for the year and the denominator of which will be the Total Distributions.

  Liquidation Preference

        Subject to the preferential rights of holders of any future series of preferred shares ranking senior to the WPG Series H preferred shares, upon WPG's voluntary or involuntary liquidation, dissolution or winding up, then, before any distribution or payment will be made to the holders of any WPG common shares or other class or series of WPG shares ranking junior to the WPG Series H preferred shares in the distribution of assets upon liquidation, dissolution or winding up, the holders of WPG Series H preferred shares will be entitled to receive, after payment or provision for payment of WPG's debts and other liabilities, out of assets legally available for distribution to shareholders, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to the date of such liquidation, dissolution or winding up (whether or not declared). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of WPG Series H preferred shares will have no right or claim to any of WPG's remaining assets.

        In the event that, upon voluntary or involuntary liquidation, dissolution or winding up, WPG's legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding WPG Series H preferred shares and the corresponding amounts payable on all shares of other classes or series of WPG's equity securities ranking in parity with the WPG Series H preferred shares in a liquidating distribution of assets, then the holders of WPG Series H preferred shares and all other such classes or series of equity security will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. If liquidating distributions will have been made in full to all holders of WPG Series H preferred shares, WPG's remaining assets will be distributed among the holders of any other classes or series of equity security ranking junior to the WPG Series H preferred shares according to their respective rights and preferences and in each case according to their respective number of shares.

        For purposes of this section, a distribution of assets in any dissolution, winding up or liquidation will not include (i) WPG's consolidation or merger with or into any other entity, (ii) WPG's dissolution, liquidation, winding up, or reorganization immediately followed by incorporation of another entity to which such assets are distributed or (iii) a sale or other disposition of all or substantially all of WPG's assets to another entity; provided that, in each case, effective provision is made in the charter of the resulting or surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of WPG Series H preferred shares.

  Optional Redemption

        WPG may not redeem the WPG Series H preferred shares prior to August 10, 2017, except as described below under "—Special Optional Redemption" and "—Restrictions on Ownership and Transfer." At any time on and after August 10, 2017, upon no fewer than 30 days' nor more than 60 days' written notice, WPG may, at WPG's option, redeem the WPG Series H preferred shares, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid distributions to, but not including, the date of redemption.

        WPG will give notice of redemption by publication in a newspaper of general circulation in the City of New York and by mail to each holder of record of WPG Series H preferred shares at the address shown on WPG's share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any WPG Series H preferred shares except as to the holder to whom notice was defective. Each notice will state the following:

  •
  the redemption date;

  •
  the redemption price;

  •
  the number of WPG Series H preferred shares to be redeemed;

  •
  the place or places where the certificates, if any, for the WPG Series H preferred shares are to be surrendered for payment; and

  •
  that distributions on the WPG Series H preferred shares to be redeemed will cease to accrue on the redemption date.

        If WPG redeems fewer than all of the WPG Series H preferred shares, the notice of redemption mailed to each such holder will also specify the number of WPG Series H preferred shares that WPG will redeem from each such holder. In this case, WPG will determine the number of WPG Series H preferred shares to be redeemed on a pro rata basis, by lot or by any other equitable method that WPG may choose in WPG's sole discretion. Unless the full cumulative distributions on all WPG Series H preferred shares for all past distribution periods have been paid or set aside, WPG generally may not redeem any WPG Series H preferred shares unless WPG redeems all of the WPG Series H preferred shares.

        If WPG has given a notice of redemption and has set aside sufficient funds for the redemption in trust for the benefit of the holders of WPG Series H preferred shares called for redemption, then from and after the redemption date, those WPG Series H preferred shares will be treated as no longer being outstanding, no further distributions will accrue and all other rights of the holders of those WPG Series H preferred shares will terminate. The holders of those WPG Series H preferred shares will retain their right to receive the redemption price for their shares and any accrued and unpaid distributions to, but not including, the redemption date.

        The holders of WPG Series H preferred shares at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the WPG Series H preferred shares on the corresponding payment date notwithstanding the redemption of the WPG Series H preferred shares between such record date and the corresponding payment date or WPG's default in the payment of the distribution due. Except as provided above, WPG will make no payment or allowance for unpaid distributions, whether or not in arrears, on WPG Series H preferred shares to be redeemed.

        The WPG Series H preferred shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under "—Restrictions on Ownership and Transfer" below. In order to ensure that WPG continues to meet the requirements for qualification as a REIT, the WPG Series H preferred shares will be subject to the restrictions on ownership and transfer in the WPG Articles.

        Subject to applicable law, WPG may purchase WPG Series H preferred shares in the open market, by tender or by private agreement. WPG is permitted to return any WPG Series H preferred shares that WPG reacquires to the status of authorized but unissued shares.

  Special Optional Redemption

        Upon the occurrence of a Change of Control (as defined below), WPG may, at WPG's option, redeem the WPG Series H preferred shares, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid distributions to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), WPG has provided or provides notice of redemption with respect to the WPG Series H preferred shares (whether pursuant to WPG's optional redemption right described above or this special optional redemption right), the holders of WPG Series H preferred shares will not be permitted to exercise the conversion right described below under "—Conversion Rights" in respect of their shares called for redemption.

        WPG will mail to each holder of WPG Series H preferred shares, if such holder is a record holder of the WPG Series H preferred shares, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. WPG will send the notice to each such holder's address shown on WPG's share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any WPG Series H preferred shares except as to the holder to whom such notice was defective. Each notice will state the following:

  •
  the redemption date;

  •
  the redemption price;

  •
  the number of WPG Series H preferred shares to be redeemed;

  •
  the place or places where the certificates, if any, for the WPG Series H preferred shares are to be surrendered for payment;

  •
  that the WPG Series H preferred shares are being redeemed pursuant to WPG's special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control;

  •
  that the holders of WPG Series H preferred shares to which the notice relates will not be able to tender such WPG Series H preferred shares for conversion in connection with the Change of Control and each WPG Series H preferred shares tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and

  •
  that distributions on the WPG Series H preferred shares to be redeemed will cease to accrue on the redemption date.

        If WPG redeems fewer than all of the WPG Series H preferred shares, the notice of redemption mailed to each such holder will also specify the number of WPG Series H preferred shares that WPG will redeem from each such holder. In this case, WPG will determine the number of WPG Series H preferred shares to be redeemed on a pro rata basis, by lot or by any other equitable method WPG may choose.

        If WPG has given a notice of redemption and has set aside sufficient funds for the redemption in trust for the benefit of the holders of WPG Series H preferred shares called for redemption, then from and after the redemption date, those WPG Series H preferred shares will be treated as no longer being outstanding, no further distributions will accrue and all other rights of the holders of those WPG Series H preferred shares will terminate. The holders of those WPG Series H preferred shares will retain their right to receive the redemption price for their shares and any accrued and unpaid distributions to, but not including, the redemption date.

        The holders of WPG Series H preferred shares at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the WPG Series H preferred shares on the corresponding payment date notwithstanding the redemption of the WPG Series H preferred shares between such record date and the corresponding payment date or WPG's default in the payment of the distribution due. Except as provided above, WPG will make no payment or allowance for unpaid distributions, whether or not in arrears, on WPG Series H preferred shares to be redeemed.

        For purposes of the WPG Series H preferred shares and the WPG Series I preferred shares, a "change of control" is when, after the original issuance of the WPG Series H preferred shares or the WPG Series I preferred shares (as applicable), the following have occurred and are continuing:

  •
  the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of WPG entitling that person to exercise more than 50% of the total voting power of all shares of WPG entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

  •
  following the closing of any transaction referred to in the bullet point above, neither WPG nor the acquiring or surviving entity has a class of common securities (or American Depository Receipts representing such securities) listed on the NYSE, the NYSE MKT or the NASDAQ Stock Market or listed or quoted on an exchange or quotation system that is a successor to the foregoing.

        For purposes of the WPG Series H preferred shares and the WPG Series I preferred shares, the "Change of Control Conversion Date" is the date the WPG Series H preferred shares or the WPG Series I preferred shares (as applicable) are to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which WPG provides the notice described above to the holders of WPG Series H preferred shares or the holders of WPG Series I preferred shares (as applicable).

  Conversion Rights

        Upon the occurrence of a Change of Control, each holder of WPG Series H preferred shares will have the right, unless, prior to the Change of Control Conversion Date, WPG has provided or provides notice of WPG's election to redeem the WPG Series H preferred shares as described above under "—Optional Redemption" or "—Special Optional Redemption," to convert some or all of the WPG Series H preferred shares held by such holder, which we refer to as the Change of Control Conversion Right, on the Change of Control Conversion Date into a number of WPG common shares (or equivalent value of alternative consideration) per WPG Series H preferred share, or the "Series H Common Share Conversion Consideration", equal to the lesser of:

  •
  the quotient obtained by dividing (1) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a WPG Series H preferred shares distribution payment and prior to the corresponding WPG Series H preferred shares distribution payment date, in which case no additional amount for such accrued and then remaining unpaid distribution will be included in this sum) by (2) the Common Share Price (as defined below); and

  •
  [    •    ], which we refer to as the Series H Share Cap, subject to certain adjustments described below.

        The Series H Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of WPG common shares), subdivisions or combinations, which we refer to as, in each case, a Share Split, with respect to WPG common shares as follows: the adjusted Series H Share Cap as the result of a Share Split will be the number of WPG common shares that is equivalent to the product obtained by multiplying (1) the Series H Share Cap in effect immediately prior to such Share Split by (2) a fraction, the numerator of which is the number of WPG common shares outstanding after giving effect to such Share Split and the denominator of which is the number of WPG common shares outstanding immediately prior to such Share Split.

        For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of WPG common shares (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right and in respect of the WPG Series H preferred shares initially offered hereby will not exceed [    •    ] common shares (or equivalent Alternative Conversion Consideration, as applicable), which we refer to as the Series H Exchange Cap. The Series H Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Series H Share Cap and is subject to increase in the event that additional WPG Series H preferred shares are issued in the future.

        In the case of a Change of Control pursuant to which WPG common shares will be converted into cash, securities or other property or assets (or any combination thereof), which we refer to as the Alternative Conversion Consideration, a holder of WPG Series H preferred shares will receive upon conversion of such WPG Series H preferred shares the kind and amount of Alternative Conversion Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of WPG common shares equal to the Series H Common Share Conversion Consideration immediately prior to the effective time of the Change of Control. We refer to the Series H Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, as the Series H Conversion Consideration.

        If the holders of WPG common shares have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of WPG Series H preferred shares will receive will be the form and proportion of the aggregate consideration elected by the holders of WPG common shares who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of WPG common shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

        For purposes of the WPG Series H preferred shares and the WPG Series I preferred shares, the "Common Share Price" will be: (1) the amount of cash consideration per common share, if the consideration to be received in the Change of Control by the holders of WPG common shares is solely cash; and (2) the average of the closing prices for WPG common shares on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by the holders of WPG common shares is other than solely cash.

        WPG will not issue fractional common shares upon the conversion of the WPG Series H preferred shares. Instead, WPG will pay the cash value of such fractional shares.

        Within 15 days following the occurrence of a Change of Control, WPG will provide to holders of WPG Series H preferred shares a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

  •
  the events constituting the Change of Control;

  •
  the date of the Change of Control;

  •
  the last date on which the holders of WPG Series H preferred shares may exercise their Change of Control Conversion Right;

  •
  the method and period for calculating the Common Share Price;

  •
  the Change of Control Conversion Date;

  •
  that if, prior to the Change of Control Conversion Date, WPG has provided or provides notice of WPG's election to redeem all or any portion of the WPG Series H preferred shares, holders will not be able to convert WPG Series H preferred shares and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

  •
  if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per WPG Series H preferred share;

  •
  the name and address of the paying agent and the conversion agent; and

  •
  the procedures that the holders of WPG Series H preferred shares must follow to exercise the Change of Control Conversion Right.

        WPG will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on WPG's website, in any event prior to the opening of business on the first business day following any date on which WPG provides the notice described above to the holders of WPG Series H preferred shares.

        To exercise the Change of Control Conversion Right, a holder of WPG Series H preferred shares will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates, if any, evidencing WPG Series H preferred shares to be converted, duly endorsed for transfer, together with a written conversion notice completed, to WPG's transfer agent. The conversion notice must state:

  •
  the relevant Change of Control Conversion Date;

  •
  the number of WPG Series H preferred shares to be converted; and

  •
  that the WPG Series H preferred shares are to be converted pursuant to the applicable provisions of the WPG Series H preferred shares.

        Holders of WPG Series H preferred shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to WPG's transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

  •
  the number of withdrawn WPG Series H preferred shares;

  •
  if certificated WPG Series H preferred shares have been issued, the certificate numbers of the withdrawn WPG Series H preferred shares; and

  •
  the number of WPG Series H preferred shares, if any, which remain subject to the conversion notice.

        Notwithstanding the foregoing, if the WPG Series H preferred shares are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company.

        WPG Series H preferred shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Series H Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date WPG has provided or provides notice of WPG's election to redeem such WPG Series H preferred shares, whether pursuant to WPG's optional redemption right or WPG's special optional redemption right. If WPG elects to redeem WPG Series H preferred shares that would otherwise be converted into the applicable Series H Conversion Consideration on a Change of Control Conversion Date, such WPG Series H preferred shares will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid distributions thereon to, but not including, the redemption date. See "—Optional Redemption" and "—Special Optional Redemption."

        WPG will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.

        In connection with the exercise of any Change of Control Conversion Right, WPG will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of WPG Series H preferred shares into WPG common shares. Notwithstanding any other provision of the WPG Series H preferred shares, no holder of WPG Series H preferred shares will be entitled to convert such WPG Series H preferred shares for WPG common shares to the extent that receipt of such common shares would cause such holder (or any other person) to exceed the share ownership limits contained in the WPG Articles and the articles of amendment setting forth the terms of the WPG Series H preferred shares, unless WPG provides an exemption from this limitation for such holder. See "—Restrictions on Ownership and Transfer."

        These Change of Control conversion and redemption features may make it more difficult for a party to take over WPG or discourage a party from taking over WPG. The change of control conversion feature may not adequately compensate holders of WPG Series H preferred shares, and the change of control conversion and redemption features of the WPG Series H preferred shares may make it more difficult for a party to acquire control of WPG or discourage a party from acquiring control over WPG.

        Except as provided above in connection with a Change of Control, the WPG Series H preferred shares are not convertible into or exchangeable for any other securities or property.

  Voting Rights

        Holders of WPG Series H preferred shares will not have any voting rights, except as set forth below or as otherwise expressly required by applicable law.

        Whenever distributions on any WPG Series H preferred shares are in arrears for six or more quarterly periods (whether or not consecutive), the holders of WPG Series H preferred shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to the WPG Board at a special meeting called by the holders of record of at least 20% of the outstanding WPG Series H preferred shares and the holders of shares of any series of preferred shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders and at each subsequent meeting until all distributions accumulated on such WPG Series H preferred shares for the past distribution periods and the then current distribution period will have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment in full. In such case, the WPG Board will be increased by the number of seats necessary to accommodate the election of the two additional directors.

        The affirmative vote or consent of the holders of at least two-thirds of the outstanding WPG Series H preferred shares and of any series of shares ranking in parity with the WPG Series H preferred shares, voting as a single class, will be required to authorize another class of equity securities senior to the WPG Series H preferred shares with respect to the payment of distributions or the distribution of assets on liquidation. The affirmative vote or consent of the holders of at least two-thirds of the outstanding WPG Series H preferred shares will be required to amend, alter or repeal any provision of, or add any provision to, the WPG Articles, as amended, including the articles of amendment relating to the WPG Series H preferred shares, if such action would materially and adversely alter or change the rights, preferences or privileges of the WPG Series H preferred shares. No such vote or consent is required in connection with (i) any increase in the total number of authorized WPG common shares, (ii) the authorization or increase of any class or series of shares ranking, as to distribution rights and liquidation preference, on a parity with or junior to the WPG Series H preferred shares, (iii) any merger or consolidation in which WPG is the surviving entity if, immediately after the merger or consolidation, there are outstanding no shares and no securities convertible into shares ranking as to distribution rights or liquidation preference senior to the WPG Series H preferred shares other than WPG's securities outstanding prior to such merger or consolidation, (iv) any merger or consolidation in which WPG is not the surviving entity if, as result of the merger or consolidation, the holders of WPG Series H preferred shares receive shares or other equity securities with preferences, rights and privileges substantially identical with the preferences, rights and privileges of the WPG Series H preferred shares and there are no outstanding shares or other equity securities of the surviving entity ranking as to distribution rights or liquidation preference senior to the WPG Series H preferred shares other than WPG's securities outstanding prior to such merger or consolidation, (v) any merger or consolidation in which the holders of WPG Series H preferred shares receive cash in an amount equal to or greater than the liquidation preference plus accrued but unpaid distributions or (vi) the issuance of any such shares ranking senior to the WPG Series H preferred shares is to be made or any such change is to take effect, as the case may be, if, at or prior to the time of such issuance the WPG Series H preferred shares have been called for redemption upon proper notice of redemption to occur within 60 days and sufficient funds have been irrevocably deposited in trust for the redemption of all the then outstanding WPG Series H preferred shares, unless the redemption price of the WPG Series H preferred shares (other than any portion thereof consisting of accrued and unpaid distributions) shall be paid solely from the sale proceeds of such shares ranking senior to the WPG Series H preferred shares.

  Information Rights

        During any period in which WPG is not subject to Section 13 or 15(d) of the Exchange Act and any WPG Series H preferred shares are outstanding, WPG will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of WPG Series H preferred shares as their names and addresses appear in WPG's record books and without cost to such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act and (ii) promptly, upon request, supply copies of such reports to any prospective holder of WPG Series H preferred shares. WPG will mail (or otherwise provide) the information to the holders of WPG Series H preferred shares within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if WPG were subject to Section 13 or 15(d) of the Exchange Act.

  Restrictions on Ownership and Transfer

        In addition to the restrictions on ownership and transfer set forth in the WPG Articles, the articles of amendment provide that ownership of WPG Series H preferred shares by any person is limited, with certain exceptions, to 9.8% of the lesser of the number or value (in either case as determined in good faith by the WPG Board) of the total outstanding WPG Series H preferred shares, which we refer to as the New WPG Series H Ownership Limit. For information regarding additional restrictions on ownership and transfer of the WPG Series H preferred shares, see "Description of WPG Capital Stock—Restrictions on Ownership and Transfer."

        The WPG Board may waive or exempt the New WPG Series H Ownership Limit if evidence, satisfactory to The WPG Board and WPG's tax counsel, is presented that such ownership will not then or in the future jeopardize WPG's status as a REIT. As a condition of a waiver by the WPG Board, the intended transferee must give WPG written notice of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the WPG Board no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the New WPG Series H Ownership Limit.

        Any transfer of WPG Series H preferred shares that would (i) create a direct or indirect ownership of WPG Series H preferred shares in excess of the New WPG Series H Ownership Limit, (ii) create a direct or indirect ownership of WPG's shares in excess of 9.8% of the lesser of the number or value of WPG's total outstanding shares, (iii) result in WPG's shares being owned by fewer than 100 persons for purposes of the REIT provisions of the Code, or (iv) result in WPG being "closely held" within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to the WPG Series H preferred shares. The articles of amendment provide that WPG may, by notice to the holder thereof, purchase any or all WPG Series H preferred shares, which we refer to as the WPG Series H excess preferred shares, that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning WPG Series H preferred shares in excess of the New WPG Series H Ownership Limit or would otherwise jeopardize WPG's REIT status. From and after the date fixed for purchase by the WPG Board, the holder of such shares to be purchased by WPG will cease to be entitled to distributions, voting rights and other benefits with respect to such WPG Series H preferred shares except the right to payment of the purchase price for the shares. The purchase price for any WPG Series H excess preferred shares will be equal to the lesser of (i) the price per share in the transaction that resulted in such shares becoming WPG Series H excess preferred shares and (ii) the market price (as such term is defined in the articles of amendment) of the WPG Series H preferred shares on the day WPG agrees to purchase such shares. Any distribution paid to a proposed transferee on WPG Series H excess preferred shares prior to the discovery by WPG that such shares have been transferred in violation of the provisions of the articles of amendment will be repaid to WPG upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any WPG Series H excess preferred shares may be deemed, at WPG's option, to have acted as an agent on WPG's behalf in acquiring such WPG Series H excess preferred shares and to hold such WPG Series H excess preferred shares on WPG's behalf.

        All persons who own, directly or indirectly by virtue of the attribution provisions of the Code, more than 5% in number or value of the outstanding WPG Series H preferred shares must give WPG written notice containing the information specified in the articles of amendment by January 30 of each year. In addition, each direct or indirect holder of WPG Series H preferred shares will upon demand be required to disclose to WPG in writing such information with respect to the direct or indirect ownership of WPG Series H preferred shares as the WPG Board deems necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  Preemptive Rights

        No holders of WPG Series H preferred shares shall, solely as holders of WPG Series H preferred shares, have any preemptive rights to purchase or subscribe for WPG common shares or any other security of WPG.

  Transfer Agent

        The registrar, transfer agent and distribution disbursing agent for the WPG Series H preferred shares will be Computershare, Inc.

WPG Series I Preferred Shares

        Set forth below is a summary of the material terms of the WPG Series I preferred shares.

  Ranking

        WPG Series I preferred shares will, with respect to distribution rights and rights upon WPG's liquidation, dissolution or winding up, rank (i) senior to all classes or series of WPG's common shares and all equity securities issued by WPG the terms of which specifically provide that those equity securities rank junior to the WPG Series I preferred shares, (ii) on a parity with (a) the WPG Series G preferred shares, (b) the WPG Series H preferred shares, and (c) all equity securities issued by WPG the terms of which specifically provide that those equity securities rank on a parity with the WPG Series I preferred shares and (iii) junior to all equity securities issued by WPG the terms of which specifically provide that those equity securities rank senior to the WPG Series I preferred shares. The term "equity securities" does not include convertible debt securities. The WPG Series I preferred shares are subordinate to all of WPG's existing and future debt. WPG's future debt may include restrictions on WPG's ability to pay dividends to preferred shareholders.

  Distributions

        Holders of WPG Series I preferred shares will be entitled to receive, when, as and if authorized by the WPG Board and declared by WPG, out of WPG's assets legally available for payment, cash distributions payable quarterly at the rate of 6.875% per annum of the $25.00 liquidation preference (equivalent to $1.71875 per share per annum). Distributions will be cumulative and will be payable quarterly on the 15th day of January, April, July and October of each year or, if not a business day, the next succeeding business day. Any distribution payable on the WPG Series I preferred shares, including for any partial distribution period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear on WPG's share transfer books at the close of business on the applicable record date, which will be fixed by the WPG Board and which will be not more than 60 nor less than 10 days prior to the distribution payment date. After full distributions on the WPG Series I preferred shares have been paid or declared and funds set aside for payment for all past distribution periods and for the then current quarter, the holders of WPG Series I preferred shares will not be entitled to any further distributions with respect to that quarter.

        When distributions are not paid in full upon the WPG Series I preferred shares and any other series of shares ranking in parity with the WPG Series I preferred shares, all distributions declared upon the WPG Series I preferred shares and any other shares ranking in parity with the WPG Series I preferred shares will be declared pro rata so that the amount of distributions declared per share on the WPG Series I preferred shares and the other shares ranking in parity with the WPG Series I preferred shares will bear to each other the same ratio that the accrued distributions per share on the WPG Series I preferred shares and the other shares ranking in parity with the WPG Series I preferred shares bear to each other. Except as set forth in the preceding sentence, unless full distributions on the WPG Series I preferred shares have been or contemporaneously are authorized and either paid or set aside for payment for the current and all past periods, no distributions (other than in common shares or other shares of WPG's equity securities ranking junior to the WPG Series I preferred shares as to distributions and upon liquidation, or as part of the consideration in connection with a redemption, purchase or other acquisition as described in the next succeeding sentence below) will be authorized or either paid or set aside for payment on WPG's common shares or on any other shares of WPG's equity securities ranking junior to or on a parity with the WPG Series I preferred shares as to distributions or upon liquidation. Unless full distributions on the WPG Series I preferred shares have been or contemporaneously are authorized and either paid or set aside for the current and all past periods, WPG will not redeem, purchase or otherwise acquire for any consideration any common shares or any other shares of WPG's equity securities ranking junior to or on a parity with the WPG Series I preferred shares as to distributions or upon liquidation (including less than all of the WPG Series I preferred shares), except (i) by conversion into or exchange for shares of equity securities of WPG's ranking junior to the WPG Series I preferred shares as to distributions and upon liquidation or (ii) a purchase of WPG Series I excess preferred shares (as defined below) relating to WPG's continuing qualification as a REIT (or substantially similar provisions relating to other shares of WPG's capital stock) or otherwise to ensure WPG's continued REIT status.

        The WPG Board will not authorize, and WPG will not pay or set aside for payment, any distributions on the WPG Series I preferred shares at such time as the terms and provisions of any agreement of WPG's, including any agreement relating to WPG's indebtedness, prohibits such authorization, payment or setting aside for payment or provides that such authorization, payment or setting aside for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment will be restricted or prohibited by law.

        Notwithstanding the foregoing, distributions on the WPG Series I preferred shares will accrue whether or not WPG has earnings, whether or not there are funds legally available for the payment of those distributions, whether or not any agreement of WPG's prohibits payment of those distributions, and whether or not those distributions are authorized. Accrued but unpaid distributions on the WPG Series I preferred shares will not bear interest and holders of WPG Series I preferred shares will not be entitled to any distribution, whether payable in cash, property or shares, in excess of full cumulative distributions on the WPG Series I preferred shares as provided above.

        Any distribution payment made on the WPG Series I preferred shares will first be credited against the earliest accrued but unpaid distribution due with respect to the shares which remain payable.

        If, for any taxable year, WPG elects to designate the Capital Gains Amount of the Total Distributions, then the portion of the Capital Gains Amount that will be allocable to the holders of WPG Series I preferred shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of WPG Series I preferred shares for the year and the denominator of which will be the Total Distributions.

  Liquidation Preference

        Subject to the preferential rights of holders of any future series of preferred shares ranking senior to the WPG Series I preferred shares, upon WPG's voluntary or involuntary liquidation, dissolution or winding up, then, before any distribution or payment will be made to the holders of any WPG common shares or other class or series of WPG shares ranking junior to the WPG Series I preferred shares in the distribution of assets upon liquidation, dissolution or winding up, the holders of WPG Series I preferred shares will be entitled to receive, after payment or provision for payment of WPG's debts and other liabilities, out of assets legally available for distribution to shareholders, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to the date of such liquidation, dissolution or winding up (whether or not declared). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of WPG Series I preferred shares will have no right or claim to any of WPG's remaining assets.

        In the event that, upon voluntary or involuntary liquidation, dissolution or winding up, WPG's legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding WPG Series I preferred shares and the corresponding amounts payable on all shares of other classes or series of WPG's equity securities ranking in parity with the WPG Series I preferred shares in a liquidating distribution of assets, then the holders of WPG Series I preferred shares and all other such classes or series of equity security will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. If liquidating distributions will have been made in full to all holders of WPG Series I preferred shares, WPG's remaining assets will be distributed among the holders of any other classes or series of equity security ranking junior to the WPG Series I preferred shares according to their respective rights and preferences and in each case according to their respective number of shares.

        For purposes of this section, a distribution of assets in any dissolution, winding up or liquidation will not include (i) WPG's consolidation or merger with or into any other entity, (ii) WPG's dissolution, liquidation, winding up, or reorganization immediately followed by incorporation of another entity to which such assets are distributed or (iii) a sale or other disposition of all or substantially all of WPG's assets to another entity; provided that, in each case, effective provision is made in the charter of the resulting or surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of WPG Series I preferred shares.

  Optional Redemption

        WPG may not redeem the WPG Series I preferred shares prior to March 27, 2018, except as described below under "—Special Optional Redemption" and "—Restrictions on Ownership and Transfer." At any time on and after March 27, 2018, upon no fewer than 30 days' nor more than 60 days' written notice, WPG may, at WPG's option, redeem the WPG Series I preferred shares, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid distributions to, but not including, the date of redemption.

        WPG will give notice of redemption by publication in a newspaper of general circulation in the City of New York and by mail to each holder of record of WPG Series I preferred shares at the address shown on WPG's share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any WPG Series I preferred shares except as to the holder to whom notice was defective. Each notice will state the following:

  •
  the redemption date;

  •
  the redemption price;

  •
  the number of WPG Series I preferred shares to be redeemed;

  •
  the place or places where the certificates, if any, for the WPG Series I preferred shares are to be surrendered for payment; and

  •
  that distributions on the WPG Series I preferred shares to be redeemed will cease to accrue on the redemption date.

        If WPG redeems fewer than all of the WPG Series I preferred shares, the notice of redemption mailed to each such holder will also specify the number of WPG Series I preferred shares that WPG will redeem from each such holder. In this case, WPG will determine the number of WPG Series I preferred shares to be redeemed on a pro rata basis, by lot or by any other equitable method WPG may choose in WPG's sole discretion. Unless the full cumulative distributions on all WPG Series I preferred shares for all past distribution periods have been paid or set aside, WPG generally may not redeem any WPG Series I preferred shares unless WPG redeems all of the WPG Series I preferred shares.

        If WPG has given a notice of redemption and has set aside sufficient funds for the redemption in trust for the benefit of the holders of WPG Series I preferred shares called for redemption, then from and after the redemption date, those WPG Series I preferred shares will be treated as no longer being outstanding, no further distributions will accrue and all other rights of the holders of those WPG Series I preferred shares will terminate. The holders of those WPG Series I preferred shares will retain their right to receive the redemption price for their shares and any accrued and unpaid distributions to, but not including, the redemption date.

        The holders of WPG Series I preferred shares at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the WPG Series I preferred shares on the corresponding payment date notwithstanding the redemption of the WPG Series I preferred shares between such record date and the corresponding payment date or WPG's default in the payment of the distribution due. Except as provided above, WPG will make no payment or allowance for unpaid distributions, whether or not in arrears, on WPG Series I preferred shares to be redeemed.

        The WPG Series I preferred shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under "—Restrictions on Ownership and Transfer" below. In order to ensure that WPG continues to meet the requirements for qualification as a REIT, the WPG Series I preferred shares will be subject to the restrictions on ownership and transfer in the WPG Articles.

        Notwithstanding anything under "—Optional Redemption," "—Special Optional Redemption" and "—Restrictions on Ownership and Transfer" or otherwise, subject to applicable law, provided that full distributions on the WPG Series I preferred shares have been or contemporaneously are authorized and either paid or set aside for payment for the current and all past periods, WPG may purchase WPG Series I preferred shares in the open market, by tender or by private agreement. WPG is permitted to return any WPG Series I preferred shares that WPG reacquires to the status of authorized but unissued shares.

  Special Optional Redemption

        Upon the occurrence of a Change of Control (as defined in the summary of the WPG Series H preferred shares), WPG may, at WPG's option, redeem the WPG Series I preferred shares, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid distributions to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined in the summary of the WPG Series H preferred shares), WPG has provided or provides notice of redemption with respect to the WPG Series I preferred shares (whether pursuant to WPG's optional redemption right described above or this special optional redemption right), the holders of WPG Series I preferred shares will not be permitted to exercise the conversion right described below under "—Conversion Rights" in respect of their shares called for redemption.

        WPG will mail to each holder of shares of WPG Series I preferred shares, if such holder is a record holder of the WPG Series I preferred shares, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. WPG will send the notice to each such holder's address shown on WPG's share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any WPG Series I preferred shares except as to the holder to whom notice was defective. Each notice will state the following:

  •
  the redemption date;

  •
  the redemption price;

  •
  the number of WPG Series I preferred shares to be redeemed;

  •
  the place or places where the certificates, if any, for the WPG Series I preferred shares are to be surrendered for payment;

  •
  that the WPG Series I preferred shares are being redeemed pursuant to WPG's special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control;

  •
  that the holders of WPG Series I preferred shares to which the notice relates will not be able to tender such WPG Series I preferred shares for conversion in connection with the Change of Control and each WPG Series I preferred share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and

  •
  that distributions on the WPG Series I preferred shares to be redeemed will cease to accrue on the redemption date.

        If WPG redeems fewer than all of the WPG Series I preferred shares, the notice of redemption mailed to each such holder will also specify the number of WPG Series I preferred shares that WPG will redeem from each such holder. In this case, WPG will determine the number of WPG Series I preferred shares to be redeemed on a pro rata basis, by lot or by any other equitable method WPG may choose.

        If WPG has given a notice of redemption and has set aside sufficient funds for the redemption in trust for the benefit of the holders of WPG Series I preferred shares called for redemption, then from and after the redemption date, those WPG Series I preferred shares will be treated as no longer being outstanding, no further distributions will accrue and all other rights of the holders of those WPG Series I preferred shares will terminate. The holders of those WPG Series I preferred shares will retain their right to receive the redemption price for their shares and any accrued and unpaid distributions to, but not including, the redemption date.

        The holders of WPG Series I preferred shares at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the WPG Series I preferred shares on the corresponding payment date notwithstanding the redemption of the WPG Series I preferred shares between such record date and the corresponding payment date or WPG's default in the payment of the distribution due. Except as provided above, WPG will make no payment or allowance for unpaid distributions, whether or not in arrears, on WPG Series I preferred shares to be redeemed.

  Conversion Rights

        Upon the occurrence of a Change of Control, each holder of WPG Series I preferred shares will have the right, unless, prior to the Change of Control Conversion Date, WPG has provided or provides notice of WPG's election to redeem the WPG Series I preferred shares as described above under "—Optional Redemption" or "—Special Optional Redemption", to convert some or all of the WPG Series I preferred shares held by such holder, or the Change of Control Conversion Right, on the Change of Control Conversion Date into a number of WPG common shares (or equivalent value of alternative consideration) per share of the WPG Series I preferred shares, which we refer to as the Series I Common Share Conversion Consideration, equal to the lesser of:

  •
  the quotient obtained by dividing (1) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a WPG Series I preferred shares distribution payment and prior to the corresponding WPG Series I preferred shares distribution payment date, in which case no additional amount for such accrued and then remaining unpaid distribution will be included in this sum) by (2) the Common Share Price (as defined in the summary of the WPG Series H preferred shares); and

  •
  [    •    ], which we refer to as the Series I Share Cap, subject to certain adjustments described below.

        The Series I Share Cap is subject to pro rata adjustments for any Share Split (as defined in the summary of the WPG Series H preferred shares) with respect to WPG common shares as follows: the adjusted Series I Share Cap as the result of a Share Split will be the number of WPG common shares that is equivalent to the product obtained by multiplying (1) the Series I Share Cap in effect immediately prior to such Share Split by (2) a fraction, the numerator of which is the number of WPG common shares outstanding after giving effect to such Share Split and the denominator of which is the number of WPG common shares outstanding immediately prior to such Share Split.

        For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of WPG common shares (or equivalent Alternative Conversion Consideration (as defined in the summary of the WPG Series H preferred shares), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right and in respect of the WPG Series I preferred shares initially offered hereby will not exceed [    •    ] common shares (or equivalent Alternative Conversion Consideration, as applicable), which we refer to as the Series I Exchange Cap. The Series I Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Series I Share Cap and is subject to increase in the event that additional WPG Series I preferred shares are issued in the future.

        In the case of a Change of Control pursuant to which WPG common shares will be converted into Alternative Conversion Consideration, a holder of WPG Series I preferred shares will receive upon conversion of such WPG Series I preferred shares the kind and amount of Alternative Conversion Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of WPG common shares equal to the Series I Common Share Conversion Consideration immediately prior to the effective time of the Change of Control. We refer to the Series I Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, as the Series I Conversion Consideration.

        If the holders of WPG common shares have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of WPG Series I preferred shares will receive will be the form and proportion of the aggregate consideration elected by the holders of WPG common shares who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of WPG common shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

        WPG will not issue fractional common shares upon the conversion of the WPG Series I preferred shares. Instead, WPG will pay the cash value of such fractional shares.

        Within 15 days following the occurrence of a Change of Control, WPG will provide to holders of WPG Series I preferred shares a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

  •
  the events constituting the Change of Control;

  •
  the date of the Change of Control;

  •
  the last date on which the holders of WPG Series I preferred shares may exercise their Change of Control Conversion Right;

  •
  the method and period for calculating the Common Share Price;

  •
  the Change of Control Conversion Date;

  •
  that if, prior to the Change of Control Conversion Date, WPG has provided or provides notice of WPG's election to redeem all or any portion of the WPG Series I preferred shares, holders will not be able to convert WPG Series I preferred shares and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

  •
  if applicable, the type and amount of Alternative Conversion Consideration entitled to be received WPG Series I preferred share;

  •
  the name and address of the paying agent and the conversion agent; and

  •
  the procedures that the holders of WPG Series I preferred shares must follow to exercise the Change of Control Conversion Right.

        WPG will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on WPG's website, in any event prior to the opening of business on the first business day following any date on which WPG provides the notice described above to the holders of WPG Series I preferred shares.

        To exercise the Change of Control Conversion Right, a holder of WPG Series I preferred shares will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates, if any, evidencing WPG Series I preferred shares to be converted, duly endorsed for transfer, together with a written conversion notice completed, to WPG's transfer agent. The conversion notice must state:

  •
  the relevant Change of Control Conversion Date;

  •
  the number of WPG Series I preferred shares to be converted; and

  •
  that the WPG Series I preferred shares are to be converted pursuant to the applicable provisions of the WPG Series I preferred shares.

        Holders of WPG Series I preferred shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to WPG's transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

  •
  the number of withdrawn WPG Series I preferred shares;

  •
  if certificated WPG Series I preferred shares have been issued, the certificate numbers of the withdrawn WPG Series I preferred shares; and

  •
  the number of WPG Series I preferred shares, if any, which remain subject to the conversion notice.

        Notwithstanding the foregoing, if the WPG Series I preferred shares are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company.

        WPG Series I preferred shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Series I Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date WPG has provided or provides notice of WPG's election to redeem such

WPG Series I preferred shares, whether pursuant to WPG's optional redemption right or WPG's special optional redemption right. If WPG elects to redeem WPG Series I preferred shares that would otherwise be converted into the applicable Series I Conversion Consideration on a Change of Control Conversion Date, such WPG Series I preferred shares will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid distributions thereon to, but not including, the redemption date. See "—Optional Redemption" and "—Special Optional Redemption."

        WPG will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.

        In connection with the exercise of any Change of Control Conversion Right, WPG will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of WPG Series I preferred shares into WPG common shares. Notwithstanding any other provision of the WPG Series I preferred shares, no holder of WPG Series I preferred shares will be entitled to convert such WPG Series I preferred shares for WPG common shares to the extent that receipt of such common shares would cause such holder (or any other person) to exceed the share ownership limits contained in the WPG Articles and the articles of amendment setting forth the terms of the WPG Series I preferred shares, unless WPG provides an exemption from this limitation for such holder. See "—Restrictions on Ownership and Transfer," below.

        These Change of Control conversion and redemption features may make it more difficult for a party to take over WPG or discourage a party from taking over WPG. The change of control conversion feature may not adequately compensate holders of WPG Series I preferred shares, and the change of control conversion and redemption features of the WPG Series I preferred shares may make it more difficult for a party to acquire control of WPG or discourage a party from acquiring control over WPG.

        Except as provided above in connection with a Change of Control, the WPG Series I preferred shares are not convertible into or exchangeable for any other securities or property.

  Voting Rights

        Holders of WPG Series I preferred shares will not have any voting rights, except as set forth below or as otherwise expressly required by applicable law or the rules of the NYSE or any other securities exchange or quotation system on which the WPG Series I preferred shares are then listed, traded or quoted.

        Whenever distributions on any WPG Series I preferred shares are in arrears for six or more quarterly periods (whether or not consecutive), the holders of WPG Series I preferred shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to the WPG Board at a special meeting called by the holders of record of at least 20% of the outstanding WPG Series I preferred shares and the holders of shares of any series of preferred shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders and at each subsequent meeting until all distributions accumulated on such WPG Series I preferred shares for the past distribution periods and the then current distribution period will have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment in full. In such case, the WPG Board will be increased by the number of seats necessary to accommodate the election of the two additional directors.

        The affirmative vote or consent of the holders of at least two-thirds of the outstanding WPG Series I preferred shares and of any series of shares ranking in parity with the WPG Series I preferred shares, voting as a single class, will be required to authorize another class of equity securities senior to the WPG Series I preferred shares with respect to the payment of distributions or the distribution of assets on liquidation. The affirmative vote or consent of the holders of at least two-thirds of the outstanding WPG Series I preferred shares will be required to amend, alter or repeal any provision of, or add any provision to, the WPG Articles, as amended, including the articles of amendment relating to the WPG Series I preferred shares, if such action would materially and adversely alter or change the rights, preferences or privileges of the WPG Series I preferred shares. No such vote or consent is required in connection with (i) any increase in the total number of authorized WPG common shares, (ii) the authorization or increase of any class or series of shares ranking, as to distribution rights and liquidation preference, on a parity with or junior to the WPG Series I preferred shares, (iii) any merger or consolidation in which WPG is the surviving entity if, immediately after the merger or consolidation, there are outstanding no shares and no securities convertible into shares ranking as to distribution rights or liquidation preference senior to the WPG Series I preferred shares other than WPG's securities outstanding prior to such merger or consolidation, (iv) any merger or consolidation in which WPG is not the surviving entity if, as result of the merger or consolidation, the holders of WPG Series I preferred shares receive shares or other equity securities with preferences, rights and privileges substantially identical with the preferences, rights and privileges of the WPG Series I preferred shares and there are no outstanding shares or other equity securities of the surviving entity ranking as to distribution rights or liquidation preference senior to the WPG Series I preferred shares other than WPG's securities outstanding prior to such merger or consolidation, (v) any merger or consolidation in which the holders of WPG Series I preferred shares receive cash in an amount equal to or greater than the liquidation preference plus accrued but unpaid distributions or (vi) the issuance of any such shares ranking senior to the WPG Series I preferred shares is to be made or any such change is to take effect, as the case may be, if, at or prior to the time of such issuance the WPG Series I preferred shares have been called for redemption upon proper notice of redemption to occur within 60 days and sufficient funds have been irrevocably deposited in trust for the redemption of all the then outstanding WPG Series I preferred shares, unless the redemption price of the WPG Series I preferred shares (other than any portion thereof consisting of accrued and unpaid distributions) shall be paid solely from the sale proceeds of such shares ranking senior to the WPG Series I preferred shares.

  Information Rights

        During any period in which WPG is not subject to Section 13 or 15(d) of the Exchange Act and any WPG Series I preferred shares are outstanding, WPG will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of WPG Series I preferred shares as their names and addresses appear in WPG's record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that WPG would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if WPG were subject thereto (other than any exhibits, including certifications, that would have been required), and (ii) promptly, upon request, supply copies of such reports to any prospective holder of WPG Series I preferred shares. WPG will mail (or otherwise provide) the information to the holders of WPG Series I preferred shares within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if WPG were subject to Section 13 or 15(d) of the Exchange Act.

  Restrictions on Ownership and Transfer

        In addition to the restrictions on ownership and transfer set forth in the WPG Articles, the articles of amendment provide that ownership of WPG Series I preferred shares by any person is limited, with certain exceptions, to 9.8% of the lesser of the number or value (in either case as determined in good faith by the WPG Board) of the total outstanding WPG Series I preferred shares, which we refer to as the New WPG Series I Ownership Limit. For information regarding additional restrictions on ownership and transfer of the WPG Series I preferred shares, see "Description of WPG Capital Stock—Restrictions on Ownership and Transfer."

        The WPG Board may waive or exempt the New WPG Series I Ownership Limit if evidence, satisfactory to the WPG Board and WPG's tax counsel, is presented that such ownership will not then or in the future jeopardize WPG's status as a REIT. As a condition of a waiver by the WPG Board, the intended transferee must give WPG written notice of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the WPG Board no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the New WPG Series I Ownership Limit.

        Any transfer of WPG Series I preferred shares that would (i) create a direct or indirect ownership of WPG Series I preferred shares in excess of the New WPG Series I Ownership Limit, (ii) create a direct or indirect ownership of WPG's shares in excess of 9.8% of the lesser of the number or value of WPG's total outstanding shares, (iii) result in WPG's shares being owned by fewer than 100 persons for purposes of the REIT provisions of the Code or (iv) result in WPG being "closely held" within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to the WPG Series I preferred shares. The articles of amendment provide that WPG may, by notice to the holder thereof, purchase any or all WPG Series I preferred shares, which we refer to as the WPG Series I excess preferred shares, that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning WPG Series I preferred shares in excess of the New WPG Series I Ownership Limit or would otherwise jeopardize WPG's REIT status. From and after the date fixed for purchase by the WPG Board, the holder of such shares to be purchased by WPG will cease to be entitled to distributions, voting rights and other benefits with respect to such WPG Series I preferred shares except the right to payment of the purchase price for the shares. The purchase price for any WPG Series I excess preferred shares will be equal to the lesser of (i) the price per share in the transaction that resulted in such shares becoming WPG Series I excess preferred shares and (ii) the market price (as such term is defined in the articles of amendment) of the WPG Series I preferred shares on the day WPG agrees to purchase such shares. Any distribution paid to a proposed transferee on WPG Series I excess preferred shares prior to the discovery by WPG that such shares have been transferred in violation of the provisions of the articles of amendment will be repaid to WPG upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any WPG Series I excess preferred shares may be deemed, at WPG's option, to have acted as an agent on WPG's behalf in acquiring such WPG Series I excess preferred shares and to hold such WPG Series I excess preferred shares on WPG's behalf.

        All persons who own, directly or indirectly by virtue of the attribution provisions of the Code, more than 5% in number or value of the outstanding WPG Series I preferred shares must give WPG written notice containing the information specified in the articles of amendment by January 30 of each year. In addition, each direct or indirect holder of WPG Series I preferred shares will upon demand be required to disclose to WPG in writing such information with respect to the direct or indirect ownership of WPG Series I preferred shares as the WPG Board deems necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  Preemptive Rights

        No holders of WPG Series I preferred shares shall, solely as holders of WPG Series I preferred shares, have any preemptive rights to purchase or subscribe for WPG common shares or any other security of WPG.

  Transfer Agent

        The registrar, transfer agent and distribution disbursing agent for the WPG Series I preferred shares will be Computershare, Inc.

Restrictions on Ownership and Transfer

        The WPG Articles contain certain restrictions on the number of shares of capital stock that individual shareholders may own. Certain requirements must be met for WPG to maintain its status as a REIT, including the following:

  •
  Not more than 50% in value of WPG's outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities, during the last half of a taxable year other than the first year; and

  •
  WPG's capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

        In part because WPG currently believes it is essential for it to maintain WPG's status as a REIT, the provisions of the WPG Articles with respect to WPG excess shares contain restrictions on the acquisition of WPG's capital stock intended to ensure compliance with these requirements.

        The WPG Articles provide that, subject to certain specified exceptions, no shareholder may own, or be deemed to own by virtue of the attribution rules of the Code, more than the ownership limit. The ownership limit is equal to 8%, or 18% in the case of certain members of the Simon family and related persons, of any class of capital stock or any combination thereof, determined by number of shares outstanding, voting power or value (as determined by the WPG Board), whichever produces the smallest holding of capital stock under the three methods, computed with regard to all outstanding shares of capital stock and, to the extent provided by the Code, all shares of capital stock issuable under outstanding options and exchange rights that have not been exercised. The WPG Board may exempt a person from the ownership limit if the WPG Board receives a ruling from the IRS or an opinion of tax counsel that such ownership will not jeopardize WPG's status as a REIT.

        Anyone acquiring shares in excess of the ownership limit will lose control over the power to dispose of the shares, will not receive dividends declared and will not be able to vote the shares. In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limit, the transfer or other event will be deemed void with respect to that number of shares that would be owned by the transferee in excess of the ownership limit. The intended transferee of the excess shares will acquire no rights in those shares. Those shares will automatically be converted into WPG Excess Shares according to rules set forth in the WPG Articles.

        Upon a purported transfer or other event that results in WPG Excess Shares, the WPG Excess Shares will be deemed to have been transferred to a trustee to be held in trust for the exclusive benefit of a qualifying charitable organization designated by WPG. The WPG Excess Shares will be issued and outstanding equity entitled to dividends equal to any dividends which are declared and paid on the shares from which they were converted. Any dividend or distribution paid prior to WPG's discovery that shares have been converted into WPG Excess Shares is to be repaid upon demand. The recipient of the dividend will be personally liable to the trust. Any dividend or distribution declared but unpaid will be rescinded as void with respect to the shares in question, and will automatically be deemed to have been declared and paid with respect to the WPG Excess Shares into which the shares were converted. The WPG Excess Shares will also be entitled to the same voting rights granted to the shares from which they were converted. Any voting rights exercised prior to WPG's discovery that shares were converted to WPG Excess Shares will be rescinded and recast as determined by the trustee.

        While WPG Excess Shares are held in trust, an interest in that trust may be transferred by the purported transferee, or other purported holder with respect to the WPG Excess Shares, only to a person whose ownership of the shares would not violate the ownership limit. Upon such transfer, the WPG Excess Shares will be automatically exchanged for the same number of shares of the same type and class as the shares for which the WPG Excess Shares were originally exchanged.

        The WPG Articles contain provisions that are designed to ensure that the purported transferee or other purported holder of the WPG Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the shares for which the WPG Excess Shares were exchanged during the period that the WPG Excess Shares were outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be paid over to the trust. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any WPG Excess Shares may be deemed, at WPG's option, to have acted as an agent on behalf of the trust in acquiring or holding the WPG Excess Shares and to hold the WPG Excess Shares on behalf of the trust.

Annual Election of Directors

        Under Section 23-1-33-6(c) of the IBCL, a corporation with a class of voting shares registered with the SEC under Section 12 of the Exchange Act must have a classified board of directors unless the corporation adopts a bylaw expressly electing not to be governed by this provision by 30 days after the corporation's voting shares are registered under Section 12 of the Exchange Act. The WPG Bylaws provide that the WPG Board will not be classified. Accordingly, directors of WPG are elected annually and will serve until the next annual meeting of shareholders. The WPG Board may amend the WPG Bylaws in the future to elect to have a classified board structure.

        At any meeting of shareholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the shareholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the WPG Board, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the shareholders entitled to vote in the election.

Removal of Directors

        The WPG Articles and the WPG Bylaws provide that WPG shareholders may only remove its directors for cause with the affirmative vote of the holders of at least two-thirds of the outstanding shares of WPG voting shares.

Special Shareholder Meetings

        The WPG Articles and the WPG Bylaws provide that only the chairman of the WPG Board, its chief executive officer, its president or the WPG Board pursuant to a resolution adopted by a majority of the WPG Board may call special meetings of WPG shareholders. Shareholders may not call special shareholder meetings.

        Business that may be transacted at special shareholder meetings is limited to business stated in WPG's notice of the meeting; shareholders may not submit business proposals for consideration at, or nominate persons for election as directors at, special shareholder meetings.

Anti-Takeover Effects of Various Provisions of Indiana Law and the WPG Articles and WPG Bylaws

        Provisions of the IBCL and WPG Articles and WPG Bylaws could make it more difficult to acquire WPG by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that the WPG Board may consider inadequate and to encourage persons seeking to acquire control of the company to first negotiate with the WPG Board. WPG believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

        Undesignated Preferred Shares.    The authority that the WPG Board possesses to issue preferred shares could potentially be used to discourage attempts by third parties to obtain control of WPG through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. The WPG Board may be able to issue preferred shares with voting or conversion rights that, if exercised, could adversely affect the voting power of the holders of WPG's common shares.

        Control Share Acquisitions.    Under Chapter 42 of the IBCL, an acquiring person or group who makes a "control share acquisition" in an "issuing public corporation" may not exercise voting rights on any "control shares" unless these voting rights are conferred by a majority vote of the disinterested shareholders of the issuing public corporation at a special meeting of those shareholders held upon the request and at the expense of the acquiring person. If control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters' rights to receive the fair value of their shares pursuant to Chapter 44 of the IBCL.

        Under the IBCL, "control shares" are shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges:

  •
  one-fifth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more.

        A "control share acquisition" means, subject to specified exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. For the purposes of determining whether an acquisition constitutes a control share acquisition, shares acquired within 90 days or under a plan to make a control share acquisition are considered to have been acquired in the same acquisition.

        An "issuing public corporation" means a corporation that has (i) 100 or more shareholders, (ii) its principal place of business or its principal office in Indiana, or that owns or controls assets within Indiana having a fair market value of greater than $1 million and (iii) (A) more than 10% of its shareholders resident in Indiana, (B) more than 10% of its shares owned of record or owned beneficially by Indiana residents or (C) 1,000 shareholders resident in Indiana.

        The provisions described above do not apply if, before a control share acquisition is made, the corporation's articles of incorporation or bylaws, including a bylaw adopted by the corporation's board of directors, provide that they do not apply.

        The WPG Bylaws provide that these provisions of Chapter 42 do not apply to WPG.

        Certain Business Combinations.    Chapter 43 of the IBCL restricts the ability of a "resident domestic corporation" to engage in any combinations with an "interested shareholder" for five years after the date the interested shareholder became such, unless the combination or the purchase of shares by the interested shareholder on the interested shareholder's date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, then the interested shareholder may effect a combination after the five-year period only if that shareholder receives approval from a majority of the disinterested shareholders or the offer meets specified "fair price" criteria.

        For purposes of the above provisions, "resident domestic corporation" means an Indiana corporation that has 100 or more shareholders. "Interested shareholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation, which at any time within the five-year period immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation.

        The definition of "beneficial owner" for purposes of Chapter 43 means a person who, directly or indirectly, owns the subject shares, has the right to acquire or vote the subject shares (excluding voting rights under revocable proxies made in accordance with federal law), has any agreement, arrangement or understanding for the purpose of acquiring, holding or voting or disposing of the subject shares, or holds any "derivative instrument" that includes the opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the subject shares.

        The above provisions do not apply to corporations that elect not to be subject to Chapter 43 in an amendment to their articles of incorporation approved by a majority of the disinterested shareholders. That amendment, however, cannot become effective until 18 months after its passage and would apply only to share acquisitions occurring after its effective date. The WPG Articles do not exclude WPG from Chapter 43.

Shareholder Action by Unanimous Written Consent

        Under Section 23-1-29-4(a) of the IBCL, shareholders may act without a meeting only by unanimous written consent.

Requirements for Advance Notification of Shareholder Nominations and Proposals

        The WPG Bylaws establish advance notice procedures with respect to shareholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the WPG Board or a committee of the WPG Board. These advance-notice provisions may have the effect of precluding a contest for the election of WPG's directors or the consideration of shareholder proposals if the proper procedures are not followed, or discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to WPG and WPG's shareholders.

No Cumulative Voting

        The IBCL provides that shareholders are denied the right to cumulate votes in the election of directors unless the company's articles of incorporation provides otherwise. The WPG Articles do not provide for cumulative voting.

 Transfer Agent and Registrar

        The transfer agent and registrar for WPG securities is:

Computershare, Inc.
P.O. Box 30170
College Station, TX 77842-3170
866-239-2277
www.computershare.com/investor

New York Stock Exchange Listing

        WPG common shares are listed and traded on the NYSE under the symbol "WPG." It is a condition to the completion of the merger that the WPG common shares to be issued (or reserved for issuance) in connection with the merger and WPG preferred shares to be issued in connection with the merger, be approved for listing on the NYSE, subject to official notice of issuance.

COMPARISON OF RIGHTS OF WPG SHAREHOLDERS
AND GLIMCHER SHAREHOLDERS

        The rights of Glimcher shareholders are governed by the Maryland REIT Law, which we refer to as the MRL, the Glimcher Declaration of Trust and the Glimcher Bylaws. Various provisions of the MRL refer to provisions of the Maryland General Corporation Law, which we refer to as the MGCL. The rights of WPG shareholders are governed by the IBCL, the WPG Articles and the WPG Bylaws. Glimcher shareholders who receive WPG common shares or WPG preferred shares as a result of the merger will become shareholders of WPG and, accordingly, their rights will be governed by the IBCL, the WPG Articles and the WPG Bylaws. The following is a summary of the material differences as of the date of this proxy statement/prospectus between the rights of Glimcher shareholders and the rights of WPG shareholders. These differences arise from differences between the Glimcher Declaration of Trust, the Glimcher Bylaws and the MRL, on the one hand, and the WPG Articles, WPG Bylaws and the IBCL, on the other hand.

        The following chart is only a summary of certain material differences between the rights of WPG shareholders and Glimcher shareholders and does not purport to be a complete description of all of the differences. Please consult the IBCL, MRL, MGCL, WPG Articles, WPG Bylaws, Glimcher Declaration of Trust and Glimcher Bylaws, each as amended, restated, supplemented or otherwise modified from time to time, for a more complete understanding of these differences.

WPG	Glimcher
Authorized Stock
Pre-Transactions and Post-Transactions:	Pre-Transactions:
WPG is authorized to issue:	Glimcher is authorized to issue:

300,000,000 shares of common stock, par value $0.0001 per share, of which [•] shares were issued and outstanding as of [DATE].

75,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares were issued and outstanding as of [DATE], of which 61,400,000 shares of preferred stock, par value $0.0001 per share, will remain undesignated upon the consummation of the merger and the other transactions contemplated by the merger agreement.

125,000,000 shares of excess common stock, par value $0.0001 per share, of which no shares were issued and outstanding as of [DATE].

5,600,000 shares of 8.125% Series G Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of which 4,700,000 will be issued and outstanding as of the closing of the merger.

4,000,000 shares of 7.5% Series H Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of which 4,000,000 will be issued and outstanding as of the closing of the merger.

4,000,000 shares of 6.875% Series I Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of which 3,800,000 will be issued and outstanding as of the closing of the merger.

228,800,000 common shares of beneficial interest, par value $0.01 per share, of which [•] were issued and outstanding as of [DATE].

7,200,000 undesignated preferred shares of beneficial interest, par value $0.01 per share, of which none were issued and outstanding as of [DATE].

400,000 8.75% Series F Cumulative Redeemable Preferred Shares of beneficial interest, par value $0.01 per share, of which none were issued and outstanding as of [DATE].

5,600,000 8.125% Series G Cumulative Redeemable Preferred Shares of beneficial interest, par value $0.01 per share, of which 4,700,000 were issued and outstanding as of [DATE].

4,000,000 7.5% Series H Cumulative Redeemable Preferred Shares of beneficial interest, par value $0.01 per share, of which 4,000,000 were issued and outstanding as of [DATE].

4,000,000 6.875% Series I Cumulative Redeemable Preferred Shares of beneficial interest, par value $0.01 per share, of which 3,800,000 were issued and outstanding as of [DATE].

WPG	Glimcher
Voting Rights
Pre-Transactions and Post-Transactions:	Pre-Transactions:

The WPG Articles provide that the affirmative vote of the holders of at least two-thirds of WPG's outstanding voting shares is required to amend certain provisions relating to the removal of directors, the calling of special meetings of shareholders and director and officer indemnification.

The WPG Articles provide that the WPG Bylaws may be amended by the WPG Board or by the affirmative vote of the holders of at least two-thirds of WPG's outstanding voting shares, except that amendments to certain provisions relating to calling special meetings of shareholders and director and officer indemnification may only be made by approval of both the WPG Board and the affirmative vote of the holders of at least two-thirds of WPG's outstanding voting shares.

The affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon are required to amend the Glimcher Declaration of Trust (other than amendments to it that do not require shareholder approval, including a change in Glimcher's name and change in par value per share), except that provisions of the Glimcher Declaration of Trust relating to the removal and resignation of trustees, restrictions on ownership and transfer of shares, extraordinary transactions and amendments of the Glimcher Declaration of Trust to the foregoing may be amended only by the affirmative vote of not less than two-thirds of the shares then outstanding and entitled to vote.

The Glimcher Declaration of Trust further provides that, subject to the provisions of any class or series of shares at the time outstanding, (a) the organization or formation of a corporation, association, trust or other organization or entity to acquire all or substantially all of the Trust Property (as defined in the Glimcher Declaration of Trust) and carry on the affairs of Glimcher, (b) the merger of Glimcher into, or sale, conveyance and transfer of the Trust Property to, any such corporation, association, trust or other entity or organization in exchange for securities thereof or beneficial interest therein, (c) the sale, lease, exchange, or transfer of all or substantially all of the Trust Property to any such corporation, association, trust or other entity or organization or (d) the consolidation of Glimcher with one or more other entities or organizations into a new entity or organization, must be approved by the affirmative vote of not less than (i) two-thirds, if Glimcher is not the surviving entity or will not continue as an operating entity in any such merger, reorganization, consolidation or in the event of a proposed sale, lease, exchange, or disposition, or otherwise transfer of all or substantially all of the Trust Property, or (ii) a majority, in all other cases, of the shares then outstanding and entitled to vote thereon.

In addition, the Glimcher Declaration of Trust provides that, subject to the provisions of any class or series of shares at the time outstanding, Glimcher may be terminated by the affirmative vote of holders of not less than two-thirds of the shares outstanding and entitled to vote at a shareholder meeting called for that purpose.

WPG	Glimcher
Bylaws Amendments
Pre-Transactions and Post-Transactions:	Pre-Transactions:

Under Section 23-1-39-1 of the IBCL, only the board of directors may amend the bylaws, and shareholders do not have the right to amend the bylaws unless the articles of incorporation provide otherwise. The WPG Articles provide that the WPG Bylaws may be amended by the WPG Board or by the affirmative vote of the holders of at least two-thirds of WPG's outstanding voting shares, except that amendments to certain provisions relating to calling special meetings of shareholders and director and officer indemnification may only be made by approval of both the WPG Board and the affirmative vote of the holders of at least two-thirds of WPG's outstanding voting shares.	The Glimcher Bylaws provide that the Glimcher Board has the exclusive power to adopt, alter or repeal any provisions of the Glimcher Bylaws and to make new bylaws.
Number, Term and Election of Directors/Trustees
Pre-Transactions and Post-Transactions:	Pre-Transactions:

Currently, there are seven members on the WPG Board and following the transaction there will be nine members on the WPG Board. The terms of directors are not staggered and all directors are elected at each annual meeting.

The WPG Bylaws provide that the number of directors on the WPG Board will be fixed exclusively by the WPG Board.

At any meeting of shareholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the shareholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the WPG Board, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the shareholders entitled to vote in the election. For this purpose, a "majority of the votes cast" means that the number of votes cast "for" a director's election exceeds the number of votes cast "against" that director's election.

Currently, there are nine members on the Glimcher Board. The Glimcher Board is divided into three classes, with each trustee serving until the third annual meeting following his or her election and until his or her successor is duly elected and qualifies. At each annual meeting of shareholders, upon the expiration of the term of a class of trustees, the successor to each such trustee in the class is elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualifies.

Trustees are elected by a plurality of the votes cast in the election of trustees.

The number of trustees may be changed from time to time by a majority of the board of trustees, but in no event will it be less than two or more than 15.

The number of directors may be changed from time to time by a duly adopted resolution of the WPG Board.

Under Section 23-1-33-6(c) of the IBCL, a corporation with a class of voting shares registered with the SEC under Section 12 of the Exchange Act must have a classified board of directors unless the corporation adopts a bylaw expressly electing not to be governed by this provision within 30 days after the corporation's voting shares are registered under Section 12 of the Exchange Act. The WPG Bylaws include a provision electing not to be subject to this mandatory requirement; however, the IBCL permits this election to be rescinded by subsequent action of the WPG Board.

WPG	Glimcher
Removal of Directors/Trustees
Pre-Transactions and Post-Transactions:	Pre-Transactions:

The WPG Articles provide that WPG shareholders may only remove its directors for cause with the affirmative vote of the holders of at least two-thirds of WPG's outstanding voting shares entitled to vote in the election of directors.
At a duly held shareholder meeting, any Glimcher trustee, or the entire Glimcher Board, may be removed from office at any time, with or without cause, by the affirmative vote of not less than two-thirds of the votes entitled to be cast generally in the election of trustees, subject to the rights of holders of any preferred shares to elect or remove any trustees elected by them.
Filling Vacancies on the Board
Pre-Transactions and Post-Transactions:	Pre-Transactions:

Unless the WPG Board otherwise determines, any vacancies created in the WPG Board resulting from any increase in the authorized number of directors, or the death, resignation, retirement, disqualification, removal from office or other cause, will be filled by the affirmative vote of a majority of the WPG Board then in office, even if less than a quorum is present. Any director appointed to fill a vacancy on the WPG Board will be appointed for a term expiring at the next annual meeting of shareholders, and until his or her successor has been elected and qualified.
Vacancies on the Glimcher Board may be filled only by a majority of the remaining trustees, even if less than a quorum, and any trustee elected by the Glimcher Board to fill a vacancy will hold office for the unexpired term of the trustee he or she is replacing.
Limits on Ownership and Transfer of Shares
Pre-Transactions and Post-Transactions:	Pre-Transactions:

Except with regard to persons exempted by the WPG Board from the ownership and transfer restrictions of the WPG Articles, no person may own more than 8% (18% in the case of members of the Simon family and related persons), of any class of capital stock or any combination thereof, determined by the number of shares outstanding, voting power or value (as determined by the WPG Board), whichever produces the smallest holding of capital stock under the three methods, computed with regard to all outstanding shares of capital stock and, to the extent provided by the Code, all shares of capital stock issuable under outstanding options and exchange rights that have not been exercised.
Except with regard to persons exempted by the Glimcher Board from the ownership and transfer restrictions of the Glimcher Declaration of Trust, no person may beneficially or constructively own more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding common shares of beneficial interest of Glimcher or more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of any other class or series of shares of beneficial interest of Glimcher.

WPG	Glimcher
Appraisal Rights
Pre-Transactions and Post-Transactions:	Pre-Transactions:

Under Section 23-1-44-8 of the IBCL, shareholders who dissent from a merger or consolidation of the corporation have the right to demand and receive payment of the fair value of their shares with respect to (i) a merger where shareholder approval is required for the merger by the IBCL or the articles of incorporation and the shareholder is entitled to vote on the merger, (ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan, (iii) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale, (iv) the approval of a control share acquisition and (v) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
Under the MRL and MGCL shareholders who do not vote in favor of certain actions may have, subject to satisfying certain procedures, the right to receive a cash payment representing the fair value of their shares under certain circumstances. Because Glimcher common shares and Glimcher preferred shares are listed on the NYSE, holders of Glimcher common shares or Glimcher preferred shares do not have appraisal rights with respect to the proposal to approve the merger and the other transactions contemplated by the merger agreement or any of the other proposals to be considered and voted upon at the Glimcher special meeting.

Dissenters' rights will not apply to the holders of shares of any class or series of shares if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange or sale or exchange of property is to be acted on, the shares of that class or series were a covered security under Section 18(b)(l)(A) or 18(b)(l)(B) of the Securities Act of 1933, as amended. WPG's common stock is currently a covered security.
Special Shareholder Meetings

The WPG Articles and the WPG Bylaws provide that only the chairman of the WPG Board, WPG's chief executive officer, WPG's president or the WPG Board pursuant to a resolution adopted by a majority of the WPG Board may call special meetings of WPG shareholders. Shareholders may not call special shareholder meetings.

Business that may be transacted at special shareholder meetings is limited to business stated in WPG's notice of the meeting; shareholders may not submit business proposals for consideration at, or nominate persons for election as directors at, special shareholder meetings.

Glimcher's chairman, president, chief executive officer or the Glimcher Board may call special meetings of shareholders. Additionally, the Glimcher Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the shareholders requesting the meeting, a special meeting of shareholders to act on any matter that may properly be considered at a meeting of shareholders must also be called by Glimcher's secretary upon the written request of the shareholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at the meeting.

WPG	Glimcher
State Takeover Defense Statutes
Pre-Transactions and Post-Transactions:	Pre-Transactions:

Chapter 43 of the IBCL restricts the ability of a "resident domestic corporation" to engage in any combinations with an "interested shareholder" for five years after the date the interested shareholder became such, unless the combination or the purchase of shares by the interested shareholder on the interested shareholder's date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, then the interested shareholder may effect a combination after the five-year period only if that shareholder receives approval from a majority of the disinterested shareholders or the offer meets specified "fair price" criteria.

For purposes of the above provisions, "resident domestic corporation" means an Indiana corporation that has 100 or more shareholders.

"Interested shareholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation, which at any time within the five-year period immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation.

The definition of "beneficial owner" for purposes of Chapter 43 means a person who, directly or indirectly, owns the subject shares, has the right to acquire or vote the subject shares (excluding voting rights under revocable proxies made in accordance with federal law), has any agreement, arrangement or understanding for the purpose of acquiring, holding or voting or disposing of the subject shares, or holds any "derivative instrument" that includes the opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the subject shares.

The above provisions do not apply to corporations that elect not to be subject to Chapter 43 in an amendment to their articles of incorporation approved by a majority of the disinterested shareholders. That amendment, however, cannot become effective until 18 months after its passage and would apply only to share acquisitions occurring after its effective date. The WPG Articles do not exclude WPG from Chapter 43.

Under certain provisions of the MGCL applicable to Maryland REIT, certain "business combinations" (including a merger, consolidation, statutory share exchange and, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland REIT and any person who beneficially owns 10% or more of the voting power of the REIT's outstanding voting shares, or an affiliate or associate of the REIT who beneficially owned 10% or more of the voting power of the REIT's then outstanding shares at any time within the preceding two years, in each case referred to as an "interested shareholder," or an affiliate thereof, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must be recommended by the board of trustees and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the to-be acquired REIT and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of the to-be acquired REIT other than shares held by the interested shareholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of trustees prior to the time that the interested shareholder becomes an interested shareholder or if the business combination satisfies certain minimum price, form-of-consideration and procedural requirements. As permitted by the statute, the Glimcher Board has exempted (a) any business combination involving any entity owned or controlled, directly or indirectly, by (i) Glimcher's executive officers and trustees, or any of them, or (ii) any other person acting in concert with or any "group" (as defined in Section 13 of the Exchange Act) with any of Glimcher's executive officers or trustees and (b) (i) any business combination between Glimcher and WPG and Merger Sub I, (ii) any business combination between Glimcher and any other person, provided that the business combination is first approved by a majority of the trustees of Glimcher (including a majority of the trustees who are not affiliates or associates of such person) and (iii) any person acting in concert with any of the foregoing.

Glimcher has opted out of the MGCL's control share acquisition act, which may otherwise be applicable to a Maryland REIT.

WPG	Glimcher
The WPG Bylaws provide that the control share provisions of the IBCL do not apply to WPG.
Subtitle 8 of Title 3 of the MGCL permits a Maryland REIT with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions: (i) a classified board, (ii) a two-thirds vote requirement for removing a trustee, (iii) a requirement that the number of trustees be fixed only by vote of the trustees, (iv) that any and all vacancies on the board of trustees may be filled only by the remaining trustees, even if the remaining trustees do not constitute a quorum, and for the remainder of the full term of the class of trustees in which the vacancy occurred, and (v) a majority requirement for the calling of a special meeting of shareholders. Through provisions in the Glimcher Declaration of Trust and Glimcher Bylaws unrelated to Subtitle 8, Glimcher already (1) has a classified board, (2) requires the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast generally in the election of trustees for the removal of any trustee from the board, (3) vests in the board the exclusive power to fix the number of trusteeships, (4) requires that a vacancy on the board be filled only by the remaining trustees and provides that any trustee elected by the Glimcher Board to fill a vacancy will hold office for the unexpired term of the trustee he or she is replacing and (5) requires, unless called by Glimcher's chairman, president, chief executive officer or the board of trustees, the written request of shareholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting to call a special meeting of shareholders.
Exclusive Forum Provision
Pre-Transactions and Post-Transactions:	Pre-Transactions:

The WPG Articles provide that, unless WPG otherwise consents in writing, the state and U.S. federal courts located in the State of Indiana will be the sole and exclusive forum for any derivative action or proceeding brought on WPG's behalf, any action asserting a claim of breach of a fiduciary duty owed by any of WPG's directors, officers or other employees to WPG or its shareholders, any action asserting a claim against WPG or any of its directors, officers or other employees arising pursuant to any provision of the IBCL or the WPG Articles or the WPG Bylaws or any action asserting a claim against WPG or any of its directors, officers or other employees governed by the internal affairs doctrine.
The Glimcher Bylaws provide that, unless the Glimcher Board agrees otherwise, derivative claims, breach of trustee or officer duty claims, claims pursuant to Maryland REIT Law, the MGCL or the Glimcher Declaration of Trust and Glimcher Bylaws and claims governed by the internal affairs doctrine must be brought in the Circuit Court for Baltimore City, Maryland (or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division).

WPG	Glimcher
Consideration of Non-Shareholder Constituencies

Chapter 35 of the IBCL provides that a board of directors, in discharging its duties, may consider, in its discretion, both the long-term and short-term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects of an action on the corporation's shareholders, employees, suppliers and customers and the communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. Directors are not required to consider the effects of a proposed corporate action on any particular corporate constituent group or interest as a dominant or controlling factor. If a determination is made with the approval of a majority of the disinterested directors of the board of directors, that determination is conclusively presumed to be valid unless it can be demonstrated that the determination was not made in good faith after reasonable investigation. Chapter 35 specifically provides that specified judicial decisions in Delaware and other jurisdictions, which might otherwise be looked upon for guidance in interpreting Indiana law, including decisions that propose a higher or different degree of scrutiny on actions taken by directors in response to a proposed acquisition of control of the corporation, are inconsistent with the proper application of the business judgment rule under Chapter 35.
The Glimcher Declaration of Trust provides that in determining what is in the best interest of Glimcher, a trustee and the Glimcher Board must consider the interests of the shareholders of Glimcher and applicable legal requirements (including contractual obligations to parties other than the shareholders) and, in the absolute discretion of a trustee or the Glimcher Board, may consider: (a) the interests of the employees, suppliers, creditors and customers of Glimcher or any of its affiliates, (b) the economy of the states or nations in which Glimcher or its affiliates operate, (c) community and societal interests and (d) the long-term as well as short-term interests of Glimcher and its shareholders, including the possibility that these interests may be best served by the continued independence of Glimcher.

WPG	Glimcher
Exculpation and Indemnification of Directors/Trustees and Officers
Pre-Transactions and Post-Transactions:	Pre-Transactions:

Under Chapter 35 of the IBCL, directors are required to discharge their duties in good faith, with the care that an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner that the directors reasonably believe to be in the best interest of the corporation. Under the IBCL, a director is not liable for any action taken as a director, or any failure to act, regardless of the nature of the alleged breach of duty (including alleged breaches of the duty of care, the duty of loyalty, and the duty of good faith) unless the director has breached or failed to perform the duties of the director's office and the action or failure to act constitutes willful misconduct or recklessness. This exculpation from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws.

Chapter 37 of the IBCL authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, and in the case of official action, they reasonably believed the conduct was in the corporation's best interests, and in all other cases, they reasonably believed the action taken was not against the best interests of the corporation, and in the case of criminal proceedings they either had reasonable cause to believe the action was lawful or there was no reasonable cause to believe the action was unlawful. Chapter 37 of the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding.

Chapter 37 of the IBCL states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.

The Glimcher Declaration of Trust eliminates trustees' and officers' liability to the maximum extent permitted by Maryland law. Maryland law permits a Maryland REIT to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action.

The Glimcher Declaration of Trust and Glimcher Bylaws obligate Glimcher, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former trustee or officer of Glimcher and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a trustee or officer of Glimcher and at the request of Glimcher, serves or has served as a director, officer, partner or trustee of another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

WPG	Glimcher
The WPG Articles and the WPG Bylaws, and accordingly the terms of the indemnification agreements with WPG's directors and executive officers, provide for indemnification, to the fullest extent permitted by the IBCL, of WPG's directors and officers against liability and reasonable expenses that may be incurred by them in connection with proceedings in which they are made a party by reason of their relationship to WPG.

        Copies of the WPG Articles and the WPG Bylaws are filed as exhibits to the registration statement on Form S-4 of which this proxy statement/prospectus forms a part. Copies of the Glimcher Declaration of Trust and Glimcher Bylaws are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions set forth under "Where You Can Find More Information; Incorporation by Reference."

FUTURE GLIMCHER SHAREHOLDER PROPOSALS

        In light of the expected timing of the completion of the merger, Glimcher expects to hold its 2015 annual meeting of shareholders only if the merger is not completed or if Glimcher is otherwise required to do so under applicable law.

        In the event Glimcher holds a 2015 annual meeting of shareholders, the Glimcher Bylaws provide that in order for a shareholder to nominate a candidate for election as a trustee at an annual meeting of shareholders or propose business for consideration at such meeting, written notice of the nominee or proposal must be given to the Secretary of Glimcher no more than 150 days nor less than 120 days prior to the first anniversary of the mailing date of the proxy statement for the preceding year's annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year's annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than on the later of 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Accordingly, proposals of shareholders that pertain to such matters or any other matters permitted under the Glimcher Bylaws to be brought before Glimcher's shareholders at the 2015 annual meeting of shareholders must be received by Glimcher at its principal executive offices no earlier than October 29, 2014 and no later than 5:00 p.m., Eastern Time, on November 28, 2014 in order for such proposal(s) to be considered at the 2015 annual meeting of shareholders. Glimcher shareholders interested in presenting a proposal for inclusion in Glimcher's proxy statement for the 2015 annual meeting of shareholders may do so by following the procedures in Rule 14a-8, or any such successor rule, under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received by Glimcher at its principal executive offices no later than November 28, 2014. The fact that Glimcher may not insist upon compliance with these requirements should not be construed as a waiver by Glimcher of its right to do so at any time in the future. The Nominating and Corporate Governance Committee of Glimcher will consider nominees recommended by the shareholders for election to the Glimcher Board, provided the names of such nominees, accompanied by relevant biographical information, are submitted to Glimcher in accordance with the Glimcher Bylaws and any other policies adopted by Glimcher from time to time.

 LEGAL MATTERS

        The validity of the shares of WPG to be issued and reserved for issuance in connection with the merger will be passed upon by Faegre Baker Daniels LLP, counsel to WPG.

 EXPERTS

WPG

        The combined financial statements of WPG at December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Glimcher

        The consolidated financial statements and schedule as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of Glimcher Realty Trust for the year ended December 31, 2013, have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing. The consolidated financial statements of OG Retail Holding Co., LLC as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of Glimcher Realty Trust for the year ended December 31, 2013, have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

        WPG and Glimcher file reports and other information with the SEC. WPG shareholders and Glimcher shareholders may read and copy these reports, statements or other information filed by WPG and Glimcher at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including WPG and Glimcher, who file electronically with the SEC. The address of that website is http://www.sec.gov.

        WPG has filed a registration statement on Form S-4 to register with the SEC the issuance of WPG common shares and WPG preferred shares in connection with the merger. This proxy statement/prospectus forms a part of that registration statement and constitutes a prospectus of WPG, in addition to being a proxy statement of Glimcher for its special meeting. The registration statement, including the exhibits and schedules, contains additional relevant information about WPG and Glimcher. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits and schedules to the registration statement.

        The SEC allows Glimcher to "incorporate by reference" information into this proxy statement/prospectus. This means that Glimcher can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the documents listed below that Glimcher has previously filed with the SEC (in each case, only to the extent filed and not furnished). They contain important information about Glimcher and the financial condition of each company.

Glimcher SEC Filings (File No. 001-12482)	Period and/or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2013
Quarterly Report on Form 10-Q	Quarter ended March 31, 2014; quarter ended June 30, 2014
Current Reports on Form 8-K or 8-K/A

Filed on January 16, 2014; January 30, 2014; February 14, 2014; March 14, 2014; May 9, 2014 (two filings on this date); July 31, 2014; August 28, 2014; September 16, 2014; September 19, 2014; October 27, 2014 (two filings on this date)

Definitive Proxy Statement on Schedule 14A	Filed on March 28, 2014

        In addition, Glimcher incorporates by reference additional documents that Glimcher may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and between the date of this proxy statement/prospectus and the date of the Glimcher special meeting (in each case, other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy materials.

        Documents incorporated by reference are available without charge upon written or oral request, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You can obtain any of these documents by requesting them in writing or by telephone from the Glimcher at:

  Glimcher Realty Trust
  Attention: Secretary
  180 East Broad Street
  Columbus, Ohio 43215
  (614) 621-9000
   http://www.glimcher.com

        In order to receive timely delivery of the requested documents in advance of the Glimcher special meeting, please make your request by no later than [DATE]. If you request any documents from Glimcher, Glimcher will mail them to you by first-class mail, or another equally prompt means, within one business day after Glimcher receives your request.

        You may also obtain these documents at the SEC's website, http://www.sec.gov, and may obtain certain of these documents at Glimcher's website, www.investor.glimcher.com and then selecting "Financial Information" and then "SEC Filings." Information not filed with the SEC, but contained on Glimcher's website, is expressly not incorporated by reference into this proxy statement/prospectus.

        Glimcher is not incorporating the contents of the websites of the SEC, Glimcher or any other person into this proxy statement/prospectus. Glimcher is providing only the information about how to obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites for your convenience.

        This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by WPG with the SEC, constitutes a prospectus of WPG for purposes of the Securities Act with respect to the WPG securities to be issued to Glimcher shareholders in connection with the merger. This proxy statement/prospectus also constitutes a proxy statement of Glimcher for purposes of the Exchange Act and a notice of meeting with respect to the special meeting of Glimcher shareholders.

        Information contained in this proxy statement/prospectus regarding WPG has been provided by WPG and information contained in this proxy statement/prospectus regarding Glimcher has been provided by Glimcher.

        You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated [DATE]. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any other date, nor should you assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Glimcher shareholders nor the issuance by WPG of WPG common shares and WPG preferred shares to Glimcher shareholders in connection with the merger will create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER
by and among
WASHINGTON PRIME GROUP INC.,
WASHINGTON PRIME GROUP, L.P.,
WPG SUBSIDIARY HOLDINGS I, LLC,
WPG SUBSIDIARY HOLDINGS II INC.,
GLIMCHER REALTY TRUST,
and
GLIMCHER PROPERTIES LIMITED PARTNERSHIP
Dated as of September 16, 2014

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of September 16, 2014 (this "Agreement"), is made by and among Washington Prime Group Inc., an Indiana corporation ("WPG"), Washington Prime Group, L.P., an Indiana limited partnership and a subsidiary of WPG ("WPG LP"), WPG Subsidiary Holdings I, LLC, a Maryland limited liability company and a direct wholly owned subsidiary of WPG LP ("WPG Merger Sub I"), WPG Subsidiary Holdings II Inc., a Delaware corporation and a direct wholly owned subsidiary of WPG Merger Sub I ("WPG Merger Sub II"), Glimcher Realty Trust, a Maryland real estate investment trust ("Glimcher"), and Glimcher Properties Limited Partnership, a Delaware limited partnership and a subsidiary of Glimcher ("Glimcher LP") (each of WPG, WPG LP, WPG Merger Sub I, WPG Merger Sub II, Glimcher and Glimcher LP is a "Party" and collectively are the "Parties").

W I T N E S S E T H:

        WHEREAS, Glimcher is a Maryland real estate investment trust operating as a real estate investment trust for U.S. federal income tax purposes;

        WHEREAS, WPG is an Indiana corporation operating as a real estate investment trust for U.S. federal income tax purposes;

        WHEREAS, the Parties wish to effect a business combination transaction in which (a) Glimcher will merge with and into WPG Merger Sub I, with WPG Merger Sub I being the surviving entity (the "Acquisition Merger"), pursuant to which each outstanding common share of beneficial interest, par value $0.01 per share, of Glimcher (each, a "Glimcher Common Share"), other than certain Glimcher Common Shares as set forth in this Agreement, will be converted into the right to receive the Merger Consideration and each Glimcher Preferred Share will be converted into the right to receive the Preferred Share Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland REIT Law and the MGCL; and (b) following the Acquisition Merger, WPG Merger Sub II will merge with and into Glimcher LP, with Glimcher LP being the surviving entity (the "Partnership Merger" and together with the Acquisition Merger, the "Mergers"), pursuant to which each outstanding limited partnership unit of Glimcher LP (any such limited partnership unit, other than any Glimcher Preferred Unit, a "Glimcher LP Unit"), other than certain Glimcher LP Units as set forth in this Agreement, will be converted into the right to receive the Partnership Merger Consideration and each outstanding Glimcher Preferred Unit, other than certain Glimcher Preferred Units as set forth in this Agreement, will be converted into the right to receive the Preferred Unit Partnership Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DUPA and the DGCL;

        WHEREAS, the Glimcher Board has approved this Agreement, the Mergers and the other transactions contemplated by this Agreement and declared that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of Glimcher and the holders of Glimcher Common Shares;

        WHEREAS, the WPG Board has approved this Agreement, the Mergers and the other transactions contemplated by this Agreement and declared that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable;

        WHEREAS, the Glimcher Board has directed that the Acquisition Merger and the other transactions contemplated by this Agreement, be submitted for consideration at a meeting of Glimcher's shareholders and has resolved to recommend that Glimcher's shareholders vote to approve the Acquisition Merger and the other transactions contemplated by this Agreement;

        WHEREAS, the WPG Board has determined that it is in the best interests of WPG and its stockholders, and declared it advisable, to enter into this Agreement;

        WHEREAS, WPG LP has taken all actions required for the execution of this Agreement by WPG LP and to adopt and approve this Agreement and to approve the consummation of the Partnership Merger and the other transactions contemplated by this Agreement;

        WHEREAS, Glimcher LP has taken all actions required for the execution of this Agreement by Glimcher LP and to adopt and approve this Agreement and to approve the consummation of the Partnership Merger and the other transactions contemplated by this Agreement; and

        WHEREAS, each of the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to the Mergers.

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

DEFINITIONS

        Section 1.1    Definitions.

        (a)   For purposes of this Agreement:

        "Acceptable Confidentiality Agreement" shall mean a confidentiality agreement that contains provisions that are no less favorable in the aggregate to Glimcher and the other Glimcher Entities than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain "standstill" provisions.

        "Action" shall mean any claim, action, suit, charge, demand, directive, inquiry, subpoena, proceeding, arbitration, mediation or other investigation.

        "Affiliate" of a specified Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

        "Benefit Plan" shall mean any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention, equity-based incentive, stock option, restricted stock, profits interest, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA.

        "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close (provided that, with respect to filings to be made with the SEC, a day on which such a filing is to be made is a Business Day only if the SEC is open to accept filings).

        "Code" shall mean the U.S. Internal Revenue Code of 1986, as amended.

        "Confidentiality Agreement" shall mean the Mutual Confidentiality Agreement, dated September 4, 2014, between Glimcher and WPG.

        "Contract" shall mean any agreement, contract, indenture, note, bond, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, undertaking, commitment or other binding arrangement (in each case, whether written or oral).

        "control" (including the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

        "Controlled Group Liability" shall mean any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provision of foreign laws or regulations.

        "Delaware Secretary" shall mean the Secretary of State of the State of Delaware.

        "DGCL" shall mean the Delaware General Corporation Law, as amended.

        "DUPA" shall mean the Delaware Revised Uniform Partnership Act, as amended.

        "Environmental Law" shall mean any Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, drinking water supply, land surface, subsurface land, plant and animal life or any other natural resource), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to any exposure to, the use, handling, presence, transportation, treatment, storage, recycling, generation, processing, labeling, production disposal, release or discharge of Hazardous Substances.

        "Environmental Permit" shall mean any permit, approval, license or other authorization required under any applicable Environmental Law.

        "Equity Award Withholding Amount" shall mean the amount of applicable Tax required to be withheld as a result of the delivery of the Merger Consideration in respect of Glimcher Vesting Equity Awards pursuant to Section 3.2.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

        "ERISA Affiliate" shall mean, with respect to any entity, trade, or business (whether or not incorporated), any other entity, trade, or business (whether or not incorporated) that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade, or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade, or business pursuant to Section 4001(a)(14) of ERISA.

        "Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Expenses" shall mean all costs, fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, and filing of the Form S-4, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Proxy Statement, the solicitation of stockholder approvals, engaging the services of the Exchange Agent, obtaining Third Party consents, any other filings with the SEC and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement, including fees and expenses incurred in connection with any financing (including Financing) in connection with the transactions contemplated by this Agreement.

        "Financing" means the financing incurred pursuant to or contemplated by the Debt Financing Commitment, including the offering or private placement of debt or equity securities, the assumption or refinancing of indebtedness secured by real property, and the borrowing of loans contemplated by the Debt Commitment Letter.

        "Financing Sources" shall mean the entities that have committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates' officers, directors, employees, agents and representatives and their respective successors and assigns.

        "GAAP" shall mean the U.S. generally accepted accounting principles.

        "Glimcher Bylaws" shall mean the Amended and Restated Bylaws of Glimcher.

        "Glimcher Continuing Equity Awards" shall mean Glimcher Equity Awards that would otherwise vest in accordance with their terms (as set forth in an applicable Glimcher Equity Plan, the agreement evidencing such Glimcher Equity Award thereunder, or an applicable Benefit Plan) as a result of or in connection with the Mergers, but with respect to which the applicable award holder has executed a waiver of such vesting (a "Continuing Award Waiver").

        "Glimcher Credit Agreements" shall mean the Fourth Amended and Restated Credit Agreement, dated as of February 20, 2013, as amended February 13, 2014, among Glimcher LP, KeyBank National Association as administrative agent and the other parties and lenders thereto.

        "Glimcher DRIP" shall mean the Glimcher Distribution Reinvestment and Share Purchase Plan.

        "Glimcher Entities" shall mean Glimcher and all of the Glimcher Subsidiaries.

        "Glimcher Equity Awards" shall mean the Glimcher Restricted Shares, the Glimcher Performance Shares and the Glimcher Stock Options.

        "Glimcher Equity Plans" shall mean the Glimcher 2012 Incentive Compensation Plan (as adopted by the Glimcher Board of Trustees on February 15, 2012) and the Glimcher 2004 Amended and Restated Incentive Compensation Plan.

        "Glimcher LP Agreement" shall mean the Limited Partnership Agreement of Glimcher LP, as amended.

        "Glimcher LP General Partner" shall mean Glimcher Properties Corporation, a direct wholly owned subsidiary of Glimcher, as the general partner of Glimcher LP, or any successor general partner of Glimcher LP.

        "Glimcher Material Adverse Effect" shall mean any event, circumstance, change, occurrence, development or effect that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, properties, liabilities, financial condition or results of operations of Glimcher and Glimcher Subsidiaries, taken as a whole, or (b) the ability of Glimcher or Glimcher LP to consummate the Mergers before the Outside Date; provided, however, that for purposes of clause (a), "Glimcher Material Adverse Effect" shall not include any event, circumstance, change, occurrence, development or effect, either alone or in combination, to the extent arising out of or resulting from (i) any change generally affecting the industries or markets in which Glimcher and Glimcher Subsidiaries operate, (ii) any change generally affecting economic, regulatory or political conditions in the United States or the global economy or capital, financial or securities markets, including changes in interest rates, (iii) any changes after the date hereof in Law or GAAP (or the interpretation of the foregoing), (iv) the commencement, escalation or worsening of a war (whether or not declared) or armed hostilities or the occurrence of acts of terrorism, civil disobedience or sabotage, (v) earthquakes, hurricanes, floods or other natural disasters, (vi) the execution, announcement, other public disclosure or performance of this Agreement or the transactions contemplated hereby, or the impact of such execution, announcement, disclosure or performance on relationships, contractual or otherwise, with customers, suppliers, tenants, lenders, employees, unions, licensors, joint venture partners or other Persons with business relationships with Glimcher or any Glimcher Subsidiary, or any action by a Governmental Authority or any Action or dispute brought or threatened arising out of or resulting from such execution, announcement, disclosure or performance (provided that this clause (vi) shall not apply with respect to Section 4.4 of this Agreement), (vii) any action taken with WPG's prior written consent, the Pre-Acquisition Restructuring, the Required Pre-Acquisition Transactions or any actions as required pursuant to Section 6.10(b), (viii) any disclosure by WPG regarding its plans with respect to the conduct of the business of Glimcher following the Closing or (ix) any failure of Glimcher or any Glimcher Subsidiary to meet any projections or forecasts (it being understood and agreed that any event, circumstance, change, occurrence, development or effect giving rise to such failure may be taken into account in determining whether there has been a Glimcher Material Adverse Effect, unless such event, circumstance, change, occurrence, development or effect is otherwise excluded pursuant to this definition), except in the cases of clauses (i) through (v), to the extent that Glimcher and the Glimcher Subsidiaries, taken as a whole, are disproportionately adversely affected thereby relative to other participants in the industries in which Glimcher and Glimcher Subsidiaries operate, in which case such change or development may be taken into account in determining whether a "Glimcher Material Adverse Effect" has occurred.

        "Glimcher Parties" shall mean Glimcher and Glimcher LP.

        "Glimcher Performance Shares" shall mean any performance shares granted pursuant to Glimcher Equity Plans.

        "Glimcher Preferred Unit" shall mean (a) any unit of Series G preferred limited partner interest of Glimcher LP, (b) any unit of Series H preferred limited partner interest of Glimcher LP, (c) any unit of Series I preferred limited partner interest of Glimcher LP and (d) any Glimcher Series I-1 Preferred Unit.

        "Glimcher Restricted Shares" shall mean any restricted shares granted pursuant to Glimcher Equity Plans.

        "Glimcher Series I-1 Preferred Unit" shall mean any Series I-1 preferred limited partner interests of Glimcher LP.

        "Glimcher Shareholder Meeting" shall mean the meeting of the holders of Glimcher Common Shares for the purpose of seeking the Glimcher Shareholder Approval, including any postponement or adjournment thereof.

        "Glimcher Stock Options" shall mean any stock options granted pursuant to the Glimcher Equity Plans.

        "Glimcher Subsidiary" shall mean a Subsidiary of Glimcher.

        "Glimcher Vesting Equity Awards" shall mean all Glimcher Equity Awards that are not Glimcher Continuing Equity Awards.

        "Governmental Authority" shall mean any U.S. (federal, state or local) or foreign government, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial or administrative authority, board, bureau, agency, commission (including the IRS and any other U.S. federal authority, board, bureau, agency, commission or other body and any state, local and/or foreign Tax authority, board, bureau, agency, commission or other body) or self-regulatory organization.

        "Hazardous Substances" shall mean (a) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; and (c) polychlorinated biphenyls, mold, methane, asbestos, and radon.

        "Indebtedness" shall mean, with respect to any Person, without duplication, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (b) all indebtedness evidenced by a note, bond, debenture or other similar instrument or debt security, (c) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (d) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (e) all obligations under capital leases, (f) all obligations in respect of bankers acceptances or letters of credit, (g) all obligations under interest rate cap, swap, collar, forward, option agreement or similar transaction or currency hedging transactions (valued at the termination value thereof), and (h) any indebtedness or obligations of another Person of the type referred to in the foregoing clauses (a) through (g) (A) that is guaranteed by such Person or (B) in respect of which such Person pledges its assets or provides any other credit support, together, in the case of each of the foregoing, with all accrued and unpaid interest, premiums, penalties, breakage costs, make-whole amounts and other fees and expenses (if any) relating thereto.

        "Indemnitee" shall mean any individual who, at or at any time prior to the Partnership Merger Effective Time, was an officer, director, partner, member, trustee, fiduciary or agent of Glimcher or an officer, director, partner, member or trustee of any Glimcher Subsidiaries or a fiduciary under any Glimcher Benefit Plan.

        "Intellectual Property" shall mean any and all U.S. and foreign rights in, arising out of, or associated therewith: (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (c) copyrightable works and copyrights, (d) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (e) all rights in the foregoing and in other similar intangible assets, and (f) all applications, reversions, extensions, renewals and registrations for the foregoing.

        "Investment Company Act" shall mean the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

        "IRS" shall mean the U.S. Internal Revenue Service.

        "knowledge" shall mean the knowledge of the following officers and employees of Glimcher Parties and WPG Parties, as applicable, after due inquiry: (a) for Glimcher: each person identified on Section 1.1(a) of the Glimcher Disclosure Letter; and (b) for any of the WPG Parties: each person identified on Section 1.1(a) of the WPG Disclosure Letter.

        "Law" shall mean any federal, state, local or foreign law (including common law), statute, regulation, ordinance, rule, judgment, order, decree, award, approval, concession, grant, franchise, directive, requirement, permit, or other governmental restriction or any similar form of decision or approval of, or determination by, any Governmental Authority, including the United States Foreign Corrupt Practices Act of 1977, as amended, the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as

amended, and any directives or requirements of the Office of Foreign Assets Control of the U.S. Department of the Treasury.

        "Lender Consents" shall mean the consents and approvals required pursuant to the terms of any Indebtedness of Glimcher or any of Glimcher Subsidiaries as a result of the execution and delivery of this Agreement by Glimcher or the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by Glimcher, which consents and approvals shall be in form and substance reasonably satisfactory to WPG.

        "Lien" shall mean with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other Third Party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

        "Marketing Period" shall mean the first period of twenty (20) consecutive Business Days throughout which (x) WPG shall have the Required Information and (y) the conditions set forth in Section 7.1 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied assuming the Closing was to be scheduled for such day (other than the condition set forth in Section 7.1(f)); provided that the Marketing Period shall not be deemed to have commenced if, at any time prior to the completion of such twenty (20) consecutive Business Day period, (i) BDO USA, LLP shall have withdrawn, or advised Glimcher in writing that it intends to withdraw, its audit opinion with respect to the applicable Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the applicable Required Information by BDO USA, LLP, a "big four" accounting firm or another independent public accounting firm reasonably acceptable to WPG, (ii) the financial statements included in the Required Information that is available to WPG on the first day of any such twenty (20) consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation S-X to be sufficiently current on any day during such twenty (20) consecutive Business Day period to permit a registration statement of Glimcher using such financial statements to be declared effective by the SEC on the last day of such twenty (20) consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, the receipt by WPG of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement of Glimcher using such financial statements to be declared effective by the SEC on the last day of such new twenty (20) consecutive Business Day period, (iii) the Required Information, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact, in each case with respect to Glimcher and its Subsidiaries, necessary to make the statements contained in the Required Information not misleading in light of the circumstances under which they were given, or (iv) Glimcher or its auditors determines to restate its or any of its Subsidiaries' historical financial statements, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant financial statement has been amended or Glimcher or its auditors, as applicable, have indicated that it has concluded that no restatement shall be required in accordance with GAAP; provided, however, that the Marketing Period shall end on any earlier date that is the date on which 100% of the proceeds contemplated by the Debt Financing Commitment are obtained; provided, further, that if the Marketing Period begins prior to the Outside Date, but less than twenty (20) Business Days prior to the Outside Date, then references to twenty (20) consecutive Business Days in this definition shall be deemed to be references to such shorter number of Business Days between such start date of the Marketing Period and the Outside Date; provided, further, that in no event shall the Marketing Period be deemed to have ended unless on or prior to the Closing Date, Glimcher has delivered to WPG and the Financing Sources the financial statements related to Glimcher required by the condition set forth in paragraph (viii) in Annex II to the Debt Financing Commitment. Notwithstanding anything to the contrary herein, if the Marketing Period has not ended (and the Closing Date has not occurred) on or prior to December 20, 2014, the Marketing Period shall be deemed not to have commenced until on or after January 5, 2015 at the earliest; provided, further, November 27, 2014 and November 28, 2014 shall not constitute Business Days for purposes of such calculation. If at any time Glimcher shall in good faith believe that it has provided the Required Information, it may deliver to WPG a written notice to that effect (stating when it believes it has completed such delivery), in which case the requirement in the foregoing clause (x) will be deemed to have been satisfied as of the date of such delivery as identified in such notice, unless WPG in good faith reasonably believes Glimcher has not completed the delivery of the Required Information and, within three (3) Business Days after the delivery of such notice by Glimcher, delivers a written notice to Glimcher to that effect (stating with specificity which portion of the Required Information Glimcher has not delivered) (provided that it is understood that the delivery of such written notice from WPG to Glimcher will not prejudice Glimcher's right to assert that the Required Information has in fact been delivered); provided, however, that the delivery of such notice by Glimcher shall not limit Glimcher's obligation to update the Required Information from time-to-time prior to the consummation of the Marketing Period.

        "Maryland REIT Law" shall mean Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended.

        "MGCL" shall mean the Maryland General Corporation Law, as amended.

        "NYSE" shall mean the New York Stock Exchange.

        "Order" shall mean a judgment, order or decree of a Governmental Authority.

        "Person" shall mean an individual, corporation, partnership, limited partnership, limited liability company, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

        "Representative" shall mean, with respect to any Person, such Person's directors, trustees, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

        "Required Information" shall mean (x) all financial statements, financial data, audit reports and other information regarding the Glimcher Parties of the type required by and compliant with Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 and of the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act (excluding, for example, information required by Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X, Item 402 of Regulation S-K and other information not customarily provided in an offering memorandum for a Rule 144A offering), to consummate the offering(s) of debt securities contemplated by the Debt Financing Commitments, assuming that such offering(s) were consummated at the same time during the Glimcher Parties' fiscal year as such offering(s) of debt securities will be made, or as otherwise reasonably required in connection with the transactions contemplated by the Debt Financing Commitments or as otherwise necessary in order to assist in receiving customary "comfort" (including as to "negative assurance" comfort and change period) from the Glimcher Parties independent accountants in connection with the offering(s) of debt securities contemplated by the Debt Financing Commitments and (y) audited consolidated balance sheets and related statements of income and cash flows of the Glimcher Parties covering the two (2) fiscal years ended at least 90 days prior to the Closing Date, and unaudited consolidated balance sheets and related statement of income and cash flows for each of its fiscal quarters ended after the close of its most recent fiscal year and at least 40 days prior to the Closing Date.

        "Sarbanes-Oxley Act" shall mean the Sarbanes-Oxley Act of 2002, as amended.

        "SEC" shall mean the U.S. Securities and Exchange Commission.

        "Securities Act" shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Simon LP" shall mean Simon Property Group, L.P., a Delaware limited partnership.

        "Simon Property Group" shall mean Simon Property Group, Inc., a Delaware corporation.

        "Simon Side Letter" shall mean the letter agreement, dated September 16, 2014, by and among Glimcher, WPG and Simon LP, including all exhibits, schedules, annexes, attachments and amendments thereto.

        "Subsidiary" shall mean with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business.

        "Tax" or "Taxes" shall mean any and all federal, state, local or foreign or other taxes of any kind, including income profits, gains, franchise, gross receipts, gross income, property, sales, use, transfer, value added, capital stock, escheat, payroll, employment, unemployment, alternative or add on minimum, estimated, net worth, excise, withholding, backup withholding, social security (or similar), environmental, and documentary taxes, customs duties and other like charges, fees and assessments imposed by any Governmental Authority, together with all interest, penalties and additional amounts imposed with respect thereto.

        "Tax Proceeding" shall mean any dispute, audit, examination, investigation, claim or other administrative, judicial or other proceeding by or with any tax authority or otherwise in respect of Taxes.

        "Tax Return" shall mean any return, declaration, election, claim for refund, report, statement or other document provided or required to be provided to any Governmental Authority or other Person with respect to Taxes, including any attachment thereto and any amendment thereof.

        "Termination Fee" shall mean $47,610,000.

        "Termination Payment" shall mean the WPG Expense Amount or the Termination Fee, as the context may require.

        "Third Party" shall mean any Person or group of Persons other than the Parties and their respective Affiliates.

        "WPG Bylaws" shall mean the Bylaws of WPG, as amended.

        "WPG Charter" shall mean the Articles of Incorporation of WPG, as amended.

        "WPG Entities" shall mean WPG and all of the WPG Subsidiaries.

        "WPG Equity Awards" means all awards granted or issued under the WPG Equity Plan.

        "WPG Equity Plan" shall mean the WPG LP 2014 Stock Incentive Plan.

        "WPG LP Preferred Units" shall mean all preferred partnership units of WPG LP (including the WPG LP Series G Preferred Units, the WPG LP Series H Preferred Units, the WPG LP Series I Preferred Units and the WPG LP Series I-1 Preferred Units).

        "WPG LP Units" shall mean all partnership units of WPG.

        "WPG Material Adverse Effect" shall mean any event, circumstance, change, occurrence, development or effect that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, properties, liabilities, financial condition or results of operations of WPG and WPG Subsidiaries, taken as a whole, or (b) the ability of WPG or WPG LP to consummate the Mergers before the Outside Date; provided, however, that for purposes of clause (a), "WPG Material Adverse Effect" shall not include any event, circumstance, change, occurrence, development or effect, either alone or in combination, to the extent arising out of or resulting from (i) any change generally affecting the industries or markets in which WPG and WPG Subsidiaries operate, (ii) any change generally affecting economic, regulatory or political conditions in the United States or the global economy or capital, financial or securities markets, including changes in interest rates, (iii) any changes after the date hereof in Law or GAAP (or the interpretation of the foregoing), (iv) the commencement, escalation or worsening of a war (whether or not declared) or armed hostilities or the occurrence of acts of terrorism, civil disobedience or sabotage, (v) earthquakes, hurricanes, floods or other natural disasters, (vi) the execution, announcement, other public disclosure or performance of this Agreement or the transactions contemplated hereby, or the impact of any such execution, announcement, public disclosure or performance on relationships, contractual or otherwise, with customers, suppliers, tenants, lenders, employees, unions, licensors, joint venture partners or other Persons with business relationships with WPG or any WPG Subsidiary, or any action by a Governmental Authority or any Action or dispute brought or threatened arising out of or resulting from such execution, announcement, disclosure or performance (provided that this clause (vi) shall not apply with respect to Section 5.4 of this Agreement), (vii) any action taken with Glimcher's prior written consent, or (viii) any failure of WPG or any WPG Subsidiary to meet any projections or forecasts (it being understood and agreed that any event, circumstance, change, occurrence, development or effect giving rise to such failure may be taken into account in determining whether there has been a WPG Material Adverse Effect, unless such event, circumstance, change, occurrence, development or effect is otherwise excluded pursuant to this definition), except in the cases of clauses (i) through (v), to the extent that WPG and the WPG Subsidiaries, taken as a whole, are disproportionately adversely affected thereby relative to other participants in the industries in which WPG and WPG Subsidiaries operate, in which case such change or development may be taken into account in determining whether a "WPG Material Adverse Effect" has occurred.

        "WPG Parties" shall mean WPG, WPG LP, WPG Merger Sub I and WPG Merger Sub II.

        "WPG Subsidiary" shall mean a Subsidiary of WPG.

        "WPG Subsidiary Partnership" means WPG LP or any other WPG Subsidiary that is a partnership for U.S. federal income tax purposes.

        "WPG Tax Protection Agreement" shall mean any agreement to which WPG, WPG LP or any other WPG Subsidiary is a party and pursuant to which (a) any liability to any direct or indirect holder of partnership interests in WPG LP or any other partnership interest in any WPG Subsidiary Partnership ("Relevant WPG Partnership Interest") relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a direct or indirect holder of a Relevant WPG Partnership Interest, a party to such agreement has agreed to (1) maintain a minimum level of debt or continue a particular debt, (2) retain or not dispose of assets for a period of time that has not since expired, (3) make or refrain from making any Tax elections, (4) operate (or refrain from operating) in a particular manner, (5) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect subsidiaries, (6) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code, and/or (7) only dispose of assets in a particular manner; (c) any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of any WPG Subsidiary Partnership or any direct or indirect subsidiary of any WPG Subsidiary Partnership or are so guarantying or indemnifying, or have so assumed, such debt; and/or (d) any other agreement that would require any WPG Subsidiary Partnership or the general partner, manager, managing member or other similarly-situated Person of such WPG Subsidiary Partnership or any direct or indirect subsidiary of such WPG Subsidiary Partnership to consider separately the interests of the limited partners, members or other beneficial owners of such WPG Subsidiary Partnership or the holder of interests in such WPG Subsidiary Partnership in connection with any transaction or other action.

        (b)   The following terms shall have the respective meanings set forth in the Section indicated below opposite such term:

Acceptable Confidentiality Agreement	Section 1.1(a)
Acquisition Effective Time	Section 2.3(a)
Acquisition Merger	Recitals
Acquisition Proposal	Section 6.5(h)(i)
Action	Section 1.1(a)
Adverse Recommendation Change	Section 6.5(d)
Affiliate	Section 1.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.5(a)
Articles of Acquisition Merger	Section 2.3(a)
Benefit Plan	Section 1.1(a)
Book-Entry Share	Section 3.1(b)
Business Day	Section 1.1(a)
Certificate	Section 3.1(b)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 1.1(a)
Collective Bargaining Agreement	Section 4.10(a)
Confidentiality Agreement	Section 1.1(a)
Continuing Employees	Section 6.13(a)
Contract	Section 1.1(a)
control	Section 1.1(a)
Controlled Group Liability	Section 1.1(a)
D&O Insurance	Section 6.9(c)
Debt Financing Commitment	Section 5.23
Deemed Liquidation	Section 3.5
Delaware Secretary	Section 1.1(a)
Designated Properties	Section 5.24
DGCL	Section 1.1(a)
DUPA	Section 1.1(a)
Environmental Law	Section 1.1(a)
Environmental Permit	Section 1.1(a)
Equity Award Exchange Ratio	Section 3.12(e)

Equity Award Withholding Amount	Section 1.1(a)
ERISA	Section 1.1(a)
ERISA Affiliate	Section 1.1(a)
Exchange Act	Section 1.1(a)
Exchange Agent	Section 3.6(a)
Exchange Agent Agreement	Section 3.6(a)
Exchange Fund	Section 3.6(b)
Expenses	Section 1.1(a)
Financing	Section 1.1(a)
Financing Sources	Section 1.1(a)
Form S-4	Section 4.4(b)
Funded Debt Payoff Amount	Section 6.15
FY2014 Bonuses	Section 6.13(c)(i)
FY2015 Bonus Plan	Section 6.13(c)(ii)
GAAP	Section 1.1(a)
Glimcher	Preamble
Glimcher Benefit Plans	Section 4.9(a)
Glimcher Board	Section 4.3(a)
Glimcher Bylaws	Section 1.1(a)
Glimcher Common Share	Recitals
Glimcher Continuing Equity Awards	Section 1.1(a)
Glimcher Credit Agreements	Section 1.1(a)
Glimcher Declaration of Trust	Section 4.1(e)
Glimcher Disclosure Letter	Article IV
Glimcher DRIP	Section 1.1(a)
Glimcher Employees	Section 4.10(a)
Glimcher Entities	Section 1.1(a)
Glimcher Equity Awards	Section 1.1(a)
Glimcher Equity Plans	Section 1.1(a)
Glimcher Insurance Policies	Section 4.17
Glimcher Leases	Section 4.15(e)
Glimcher LP	Preamble
Glimcher LP Agreement	Section 1.1(a)
Glimcher LP General Partner	Section 1.1(a)
Glimcher LP Units	Recitals
Glimcher Material Adverse Effect	Section 1.1(a)
Glimcher Material Contract	Section 4.11(a)
Glimcher Parties	Section 1.1(a)
Glimcher Performance Shares	Section 1.1(a)
Glimcher Permits	Section 4.5(a)
Glimcher Permitted Liens	Section 4.15(b)
Glimcher Preferred Shares	Section 4.2(a)
Glimcher Preferred Unit	Section 1.1(a)
Glimcher Properties	Section 4.15(a)
Glimcher Property	Section 4.15(a)
Glimcher Recommendation	Section 4.3(a)
Glimcher Restricted Shares	Section 1.1(a)
Glimcher SEC Filings	Section 4.6(a)
Glimcher Series F Preferred Shares	Section 4.2(a)
Glimcher Series G Preferred Shares	Section 4.2(a)
Glimcher Series H Preferred Shares	Section 4.2(a)

Glimcher Series I Preferred Shares	Section 4.2(a)
Glimcher Series I-1 Preferred Unit	Section 1.1(a)
Glimcher Shareholder Approval	Section 4.20
Glimcher Shareholder Meeting	Section 1.1(a)
Glimcher Special Distribution	Section 6.1(b)(iii)
Glimcher Stock Options	Section 1.1(a)
Glimcher Subsidiary	Section 1.1(a)
Glimcher Subsidiary Partnership	Section 4.16(i)
Glimcher Tax Protection Agreement	Section 4.16(i)
Glimcher Title Insurance Policies	Section 4.15(f)
Glimcher Title Insurance Policy	Section 4.15(f)
Glimcher Vesting Equity Awards	Section 1.1(a)
Governmental Authority	Section 1.1(a)
Hazardous Substances	Section 1.1(a)
Indebtedness	Section 1.1(a)
Indemnitee	Section 1.1(a)
Intellectual Property	Section 1.1(a)
Intended Tax Treatment	Section 6.10(a)
Interim Period	Section 6.1(a)
Investment Company Act	Section 1.1(a)
IRS	Section 1.1(a)
knowledge	Section 1.1(a)
Law	Section 1.1(a)
Lenders	Section 5.23
Lender Consents	Section 1.1(a)
Lien	Section 1.1(a)
Marketing Period	Section 1.1(a)
Maryland REIT Law	Section 1.1(a)
MD Courts	Section 9.11(a)
Merger Consideration	Section 3.1(a)(ii)
Mergers	Recitals
MGCL	Section 1.1(a)
Negotiation Period	Section 6.5(e)
New WPG Preferred Stock	Section 3.2(a)
New WPG Series G Preferred Stock	Section 3.2(a)
New WPG Series H Preferred Stock	Section 3.2(a)
New WPG Series I Preferred Stock	Section 3.2(a)
Nonqualified Deferred Compensation Plan	Section 4.9(h)
Notice of Adverse Recommendation Change	Section 6.5(e)
NYSE	Section 1.1(a)
Order	Section 1.1(a)
Outside Date	Section 8.1(b)(i)
Partnership Certificate of Merger	Section 2.3(b)
Partnership Merger	Recitals
Partnership Merger Consideration	Section 3.3(a)(iv)
Partnership Merger Effective Time	Section 2.3(b)
Parties	Preamble
Party	Preamble
Person	Section 1.1(a)
Pre-Acquisition Restructuring	Section 6.17(b)
Preferred Share Merger Consideration	Section 3.2(a)

Preferred Unit Partnership Merger Consideration	Section 3.3(a)(v)
Proxy Statement	Section 4.4(b)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying Income	Section 8.3(d)
REIT	Section 4.16(c)
Relevant Glimcher Partnership Interest	Section 4.16(i)
Representative	Section 1.1(a)
Required Information	Section 1.1(a)
Required Pre-Acquisition Transactions	Section 6.17(a)
Sarbanes-Oxley Act	Section 1.1(a)
SDAT	Section 2.3(a)
SEC	Section 1.1(a)
Securities Act	Section 1.1(a)
Shareholder Proposal	Section 6.18(b)
Short Term Specialty Leases	Section 4.15(e)
Simon LP	Section 1.1(a)
Simon Property Group	Section 1.1(a)
Simon Purchase of Assets	Section 5.24
Simon Purchase Agreement	Section 5.24
Simon Side Letter	Section 1.1(a)
Subsidiary	Section 1.1(a)
Superior Proposal	Section 6.5(h)(ii)
Surviving Entity	Section 2.1(a)
Surviving Partnership	Section 2.1(b)
Tax	Section 1.1(a)
Tax Proceeding	Section 1.1(a)
Tax Return	Section 1.1(a)
Taxable REIT Subsidiary	Section 4.1(c)
Taxes	Section 1.1(a)
Termination Fee	Section 1.1(a)
Termination Payee	Section 8.3(d)
Termination Payment	Section 1.1(a)
Termination Payor	Section 8.3(d)
Third Party	Section 1.1(a)
Transfer Taxes	Section 6.10(c)
WPG	Preamble
WPG Benefit Plan	Section 5.9(a)
WPG Board	Section 5.3(a)
WPG Bylaws	Section 1.1(a)
WPG Charter	Section 1.1(a)
WPG Closing Price	Section 3.12(e)
WPG Common Stock	Section 3.1(a)(ii)
WPG Converted Option	Section 3.12(c)
WPG Converted Restricted Share Award	Section 3.12(b)
WPG Disclosure Letter	Article V
WPG Employees	Section 5.10(a)(ii)
WPG Entities	Section 1.1(a)
WPG Equity Plans	Section 1.1(a)
WPG Equity Awards	Section 1.1(a)
WPG Equity Plan	Section 1.1(a)
WPG Expense Amount	Section 8.3(a)(iv)

WPG Insurance Policies	Section 5.15
WPG LP	Preamble
WPG LP Preferred Units	Section 1.1(a)
WPG LP Series G Preferred Units	Section 3.4
WPG LP Series H Preferred Units	Section 3.4
WPG LP Series I Preferred Units	Section 3.4
WPG LP Series I-1 Preferred Units	Section 3.3(a)(v)
WPG LP Units	Section 1.1(a)
WPG Instructions	Section 6.17(a)
WPG Material Adverse Effect	Section 1.1(a)
WPG Material Contract	Section 5.22(a)
WPG Merger Sub I	Preamble
WPG Merger Sub II	Preamble
WPG Parties	Section 1.1(a)
WPG Permits	Section 5.5(a)
WPG Permitted Liens	Section 5.13(a)
WPG Properties	Section 5.13(a)
WPG Property	Section 5.13(a)
WPG SEC Filings	Section 5.6(a)
WPG Special Distribution	Section 6.2(b)(iv)
WPG Stock Issuance	Section 5.3(a)
WPG Subsidiary	Section 1.1(a)
WPG Subsidiary Partnership	Section 1.1(a)
WPG Tax Protection Agreement	Section 1.1(a)
WPG Title Insurance Policy	Section 5.13(f)

Article II

THE MERGERS

        Section 2.1    The Mergers.

        (a)    Acquisition Merger.    Upon the terms and subject to the conditions of this Agreement, and in accordance with the Maryland REIT Law and the MGCL, at the Acquisition Effective Time, in the Acquisition Merger, Glimcher shall merge with and into WPG Merger Sub I, whereupon the separate existence of Glimcher shall cease, and WPG Merger Sub I shall continue as the surviving entity in the Merger (the "Surviving Entity") and shall be governed by the laws of the State of Maryland. The Acquisition Merger shall have the effects specified in Maryland REIT Law, the MGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Acquisition Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of Glimcher and WPG Merger Sub I, and all of the claims, obligations, liabilities, debts and duties of Glimcher and WPG Merger Sub I shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

        (b)    Partnership Merger.    On the Closing Date, as promptly as practicable following the Acquisition Effective Time, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and DUPA, at the Partnership Merger Effective Time, in the Partnership Merger, WPG Merger Sub II shall merge with and into Glimcher LP, whereupon the separate existence of WPG Merger Sub II shall cease, and Glimcher LP shall continue as the surviving entity in the Partnership Merger (the "Surviving Partnership") and shall be governed by the laws of the State of Delaware. The Partnership Merger shall have the effects specified in the DGCL and DUPA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Partnership Merger Effective Time, the Surviving Partnership shall possess all properties, rights, privileges, powers and franchises of Glimcher LP and WPG Merger Sub II, and all of the claims, obligations, liabilities, debts and duties of Glimcher LP and WPG Merger Sub II shall become the claims, obligations, liabilities, debts and duties of the Surviving Partnership.

        Section 2.2    Closing.     The closing of the Mergers (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY, 10019, at 10:00 a.m., local time, on the third (3rd) Business Day following the satisfaction or due waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are required to be satisfied at the Closing, but subject to the satisfaction or due waiver of such conditions) or on such other date and/or time as is mutually agreed in writing by the Parties; provided, however, that if the Marketing Period has not ended at such time, the Closing shall occur instead on (a) the earlier to occur of (i) any Business Day during the Marketing Period to be specified by WPG to Glimcher on no less than three (3) Business Days' written notice and (ii) the last day of the Marketing Period (or if such day is not a Business Day, the first Business Day occurring thereafter); or (b) such other date and/or time as is mutually agreed in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

        Section 2.3    Effective Time.

        (a)   On the Closing Date, the applicable Glimcher Parties and the applicable WPG Parties shall (i) cause articles of merger with respect to the Acquisition Merger (the "Articles of Acquisition Merger") to be duly executed and filed with and accepted for record by the State Department of Assessments and Taxation of Maryland (the "SDAT") in such form as required by, and executed in accordance with the relevant provisions of, the Maryland REIT Law and the MGCL, and (ii) make any other filings, recordings or publications required to be made by the applicable Glimcher Parties and the applicable WPG Parties under the Maryland REIT Law or the MGCL in connection with the Acquisition Merger. The Acquisition Merger shall become effective at the time that the Articles of Acquisition Merger are accepted for record by the SDAT on the Closing Date or on such other date and time as shall be agreed to by Glimcher and WPG and specified in the Articles of Acquisition Merger (the date and time the Acquisition Merger becomes effective being the "Acquisition Effective Time"), it being understood and agreed that the Parties shall cause the Acquisition Effective Time to occur on the Closing Date.

        (b)   Prior to the Closing, WPG shall prepare and, on the Closing Date, as promptly as practicable following the Acquisition Effective Time, the applicable Glimcher Parties and the applicable WPG Parties shall (i) cause a certificate of merger with respect to the Partnership Merger (the "Partnership Certificate of Merger") to be duly executed and filed with the Delaware Secretary of State as provided under the DUPA and DGCL, and (ii) make any other filings, recordings or publications required to be made under the DUPA or the DGCL in connection with the Partnership Merger. The Partnership Merger shall become effective at such time as the Partnership Certificate of Merger has been filed with the Delaware Secretary of State, or at such later time as shall be agreed to by the Parties and specified in the Partnership Certificate of Merger (the date and time the Partnership Merger becomes effective being the "Partnership Merger Effective Time"), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur on the Closing Date and as promptly as practicable following the Acquisition Effective Time.

        Section 2.4    Organizational Documents of the Surviving Entity and Surviving Partnership.     At the Acquisition Effective Time, the limited liability agreement of WPG Merger Sub I as in effect immediately prior to the Acquisition Effective Time shall be the limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such limited liability company agreement. At the Partnership Merger Effective Time, the limited partnership agreement of the Surviving Partnership shall be the limited partnership agreement of Glimcher LP as in effect immediately prior to the Partnership Merger Effective Time, with such changes as may be agreed between WPG and Glimcher, until thereafter amended in accordance with applicable Law and the applicable provisions of such limited partnership agreement.

        Section 2.5    Subsequent Actions.

        (a)   If, at any time after the Acquisition Effective Time, the Surviving Entity shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights or properties of Glimcher or WPG Merger Sub I acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Acquisition Merger or otherwise to carry out this Agreement, then the members, officers and managers of the Surviving Entity shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.

        (b)   If, at any time after the Partnership Merger Effective Time, the Surviving Partnership shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Partnership its right, title or interest in, to or under any of the rights or properties of Glimcher LP or WPG Merger Sub II acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Partnership Merger or otherwise to carry out this Agreement, then the general partner of the Surviving Partnership shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.

Article III

EFFECT OF THE MERGERS

        Section 3.1    Effect of the Acquisition Merger.

        (a)   At the Acquisition Effective Time, by virtue of the Acquisition Merger and without any action on the part of any of the Parties or the holder of any securities of the Parties:

            (i)  each Glimcher Common Share issued and outstanding immediately prior to the Acquisition Effective Time that is held directly by Glimcher, WPG LP or Merger Sub I shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto;

           (ii)  each Glimcher Common Share issued and outstanding immediately prior to the Acquisition Effective Time (other than Glimcher Common Shares cancelled pursuant to Section 3.1(a)(i) and Glimcher Restricted Shares that are Glimcher Continuing Equity Awards) shall be converted into the right to receive (A) an amount in cash equal to $10.40 and (B) 0.1989 of a newly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of WPG ("WPG Common Stock") ((A) and (B) together, the "Merger Consideration"), in each case without interest; and

          (iii)  each limited liability company interest of WPG Merger Sub I issued and outstanding immediately prior to the Acquisition Effective Time shall remain outstanding and be unaffected by the Acquisition Merger.

        (b)   All Glimcher Common Shares to be converted pursuant to Section 3.1(a)(ii), when so converted pursuant to Section 3.1(a)(ii), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") or book-entry share or interest registered in the transfer books of Glimcher (a "Book-Entry Share") that immediately prior to the Acquisition Effective Time evidenced Glimcher Common Shares shall cease to have any rights with respect to such Glimcher Common Shares other than the right to receive the Merger Consideration in accordance with Section 3.7, including the right, if any, to receive, pursuant to Section 3.16, cash in lieu of fractional shares of WPG Common Stock into which such Glimcher

Common Shares have been converted pursuant to Section 3.1(a)(ii), together with the amounts, if any, payable pursuant to Section 3.9.

        (c)   Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Acquisition Effective Time, Glimcher should split, combine or otherwise reclassify the Glimcher Common Shares, or make a dividend or other distribution in Glimcher Common Shares (including any dividend or other distribution of securities convertible into Glimcher Common Shares), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the WPG Parties hereunder), the Merger Consideration shall be ratably adjusted to reflect fully the effect of any such change. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Acquisition Effective Time, WPG should split, combine or otherwise reclassify the shares of WPG Common Stock, or make a dividend or other distribution in shares of WPG Common Stock (including any dividend or other distribution of securities convertible into WPG Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then the Merger Consideration shall be ratably adjusted to reflect fully the effect of any such change.

        (d)   If WPG declares a WPG Special Distribution between the date of this Agreement and the Closing Date, then the cash portion of the Merger Consideration referenced in Section 3.1(a)(ii)(A) shall be increased by an amount (rounded up to the nearest whole cent) equal to the product of (i) the per share amount of the WPG Special Distribution and (ii) 0.7431. If Glimcher declares a Glimcher Special Distribution between the date of this Agreement and the Closing Date, then the cash portion of the Merger Consideration referenced in Section 3.1(a)(ii)(A) shall be decreased by an amount equal to the per share amount of the Glimcher Special Distribution.

        Section 3.2    Treatment of Glimcher Preferred Shares.

        (a)   At the Acquisition Effective Time, by virtue of the Acquisition Merger: (i) each Glimcher Series G Preferred Share issued and outstanding immediately prior to the Acquisition Effective Time shall be automatically converted into one newly issued share of 8.125% Series G Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of WPG (the "New WPG Series G Preferred Stock"), with the terms of the New WPG Series G Preferred Stock set forth in the articles of amendment of WPG substantially in the form set forth in Exhibit A-1, having the preferences, rights and privileges substantially identical to the preference, rights and privileges of the Glimcher Series G Preferred Shares prior to the Acquisition Merger; (ii) each Glimcher Series H Preferred Share issued and outstanding immediately prior to the Acquisition Effective Time shall be automatically converted into one newly issued share of 7.5% Series H Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of WPG (the "New WPG Series H Preferred Stock"), with the terms of the New WPG Series H Preferred Stock set forth in the articles of amendment of WPG substantially in the form set forth in Exhibit A-2, having the preferences, rights and privileges substantially identical to the preference, rights and privileges of the Glimcher Series H Preferred Shares prior to the Acquisition Merger; and (iii) each Glimcher Series I Preferred Share issued and outstanding immediately prior to the Acquisition Effective Time shall be automatically converted into one newly issued share of 6.875% Series I Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of WPG (the "New WPG Series I Preferred Stock", together with the New WPG Series G Preferred Stock and New WPG Series H Preferred Stock, the "New WPG Preferred Stock" which shall be the "Preferred Share Merger Consideration"), with the terms of the New WPG Series I Preferred Stock set forth in the articles of amendment of WPG substantially in the form set forth in Exhibit A-3, having the preferences, rights and privileges substantially identical to the preference, rights and privileges of the Glimcher Series I Preferred Shares prior to the Acquisition Merger.

        (b)   All Glimcher Series G Preferred Shares, Glimcher Series H Preferred Shares and Glimcher Series I Preferred Shares, when so converted pursuant to Section 3.2(a), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or book-entry share registered in the transfer books of Glimcher that immediately prior to the Acquisition Effective Time evidenced Glimcher Series G Preferred Shares, Glimcher Series H Preferred Shares or Glimcher Series I Preferred Shares shall cease to have any rights with respect to such Glimcher Series G Preferred Shares, Glimcher Series H Preferred Shares or Glimcher Series I Preferred Shares other than the right to receive the New WPG Series G Preferred Stock, New WPG Series H Preferred Stock or the New WPG Series I Preferred Stock, as applicable, in accordance with Section 3.7.

        Section 3.3    Effect of the Partnership Merger.

        (a)   At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any of the Parties or the holder of any securities of the Parties:

            (i)  each Glimcher LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time that is held directly by the Surviving Entity shall remain outstanding as one unit of limited partnership interest in the Surviving Partnership;

           (ii)  each Glimcher LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time that is held directly by the Glimcher LP General Partner shall remain outstanding as one unit of general partnership interest in the Surviving Partnership;

          (iii)  each (A) Glimcher LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time that is held directly by WPG Merger Sub II and (B) each Glimcher Preferred Unit that is held directly by the Surviving Entity, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto;

          (iv)  each Glimcher LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time (other than Glimcher LP Units that shall remain outstanding pursuant to Section 3.3(a)(i) or Section 3.3(a)(ii) and other than Glimcher LP Units to be cancelled pursuant to Section 3.3(a)(iii)) shall be converted into the right to receive 0.7431 of a newly issued, fully paid and non-assessable WPG LP Unit (the "Partnership Merger Consideration");

           (v)  each Glimcher Series I-1 Preferred Unit issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into one preferred unit of WPG LP having the preferences, rights and privileges substantially identical to the preference, rights and privileges of the Glimcher Series I-1 Preferred Unit prior to the Partnership Merger (the "WPG LP Series I-1 Preferred Units" and such consideration into which a Glimcher Series I-1 Preferred Unit shall be converted, the "Preferred Unit Partnership Merger Consideration"); and

          (vi)  each share of common stock, par value $0.01 per share, of WPG Merger Sub II issued and outstanding immediately prior to the Partnership Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

        (b)   All Glimcher LP Units and Glimcher Preferred Units converted pursuant to Sections 3.3(a)(iv) and (v) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or book-entry share registered in the transfer books of Glimcher LP that immediately prior to the Partnership Effective Time evidenced Glimcher LP Units or Glimcher Preferred Units shall cease to have any rights with respect to such Glimcher LP Units or Glimcher Preferred Units other than the right to receive the Partnership Merger Consideration or Preferred Unit Partnership Merger Consideration in accordance with Section 3.7.

        (c)   Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Partnership Effective Time, Glimcher LP should split, combine or otherwise reclassify the Glimcher LP Units or Glimcher Preferred Units, or make a dividend or other distribution in Glimcher LP Units or Glimcher Preferred Units (including any dividend or other distribution of securities convertible into Glimcher LP Units or Glimcher Preferred Units), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the WPG Parties hereunder), the Partnership Merger Consideration or Preferred Unit Partnership Merger Consideration, as applicable, shall be ratably adjusted to reflect fully the effect of any such change. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Partnership Effective Time, WPG LP should split, combine or otherwise reclassify the WPG LP Units, or make a dividend or other distribution in WPG LP Units (including any dividend or other distribution of securities convertible into WPG LP Units), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then the Partnership Merger Consideration shall be ratably adjusted to reflect fully the effect of any such change.

        Section 3.4    Issuances by WPG LP to WPG.     Immediately prior to the Acquisition Merger, WPG LP shall issue to WPG, (a) in consideration for the contribution by WPG of the shares of WPG Common Stock to be issued in the Acquisition Merger, a number of WPG LP Units equal to the aggregate number of shares of WPG Common Stock issued in the Acquisition Merger (including any shares of WPG Common Stock sold pursuant to Section 3.16 to satisfy fractional interests), (b) in consideration for the contribution by WPG of the shares of New WPG Series G Preferred Stock to be issued in the Acquisition Merger, a number of preferred units in WPG LP having corresponding preferences, rights and privileges as such shares of New WPG Series G Preferred Stock (the "WPG LP Series G Preferred Units") equal to the aggregate number of shares of New WPG Series G Preferred Stock to be issued in the Acquisition Merger, (c) in consideration for the contribution by WPG of the shares of New WPG Series H Preferred Stock to be issued in the Acquisition Merger, a number of preferred units in WPG LP having corresponding preferences, rights and privileges as such shares of New WPG Series H Preferred Stock (the "WPG LP Series H Preferred Units") equal to the aggregate number of shares of New WPG Series H Preferred Stock to be issued in the Acquisition Merger and (d) in consideration for the contribution by WPG of the shares of New WPG Series I Preferred Stock to be issued in the Acquisition Merger, a number of preferred units in WPG LP having corresponding preferences, rights and privileges as such shares of New WPG Series I Preferred Stock (the "WPG LP Series I Preferred Units") equal to the aggregate number of shares of New WPG Series I Preferred Stock to be issued in the Acquisition Merger.
        Section 3.5    Tax Characterization of the Mergers.     The Parties intend that, for U.S. federal (and applicable state and local) income Tax purposes, (a) the Acquisition Merger shall be treated as (i) a taxable sale by Glimcher and purchase by WPG LP of all of the assets of Glimcher (including interests in Glimcher LP owned by Glimcher) in exchange for the Merger Consideration and Preferred Share Merger Consideration and the assumption of all of Glimcher's liabilities, followed by (ii) the distribution of the Merger Consideration and Preferred Share Merger Consideration to the holders of Glimcher Common Shares and Glimcher Preferred Shares in complete liquidation of Glimcher described in Sections 331, 336 and 562 of the Code (the "Deemed Liquidation"), and following the Acquisition Merger, the Surviving Entity shall be treated as a "disregarded entity" for U.S. federal income tax purposes, and (b) the Partnership Merger and the receipt by the holders of Glimcher LP Units and Glimcher Preferred Units of WPG LP Units and WPG LP Series I-1 Preferred Units in exchange for Glimcher LP Units and Glimcher Series I-1 Preferred Units in the Partnership Merger shall be treated as a transaction that is generally tax-free to such holders for U.S. federal income tax purposes. The parties intend that this Agreement be, and is hereby adopted as, a "plan of liquidation" of Glimcher for U.S. federal (and applicable state and local) income tax purposes.

        Section 3.6    Exchange Agent; Deposit of Consideration.

        (a)   Prior to the Closing, WPG shall appoint an exchange agent, which shall be a bank or trust company reasonably acceptable to Glimcher (the "Exchange Agent"), for the purpose of exchanging Glimcher Common Shares for Merger Consideration and exchanging Glimcher LP Units for Partnership Merger Consideration. Such appointment shall be pursuant to an exchange agent agreement entered into prior to the Closing Date, which agreement shall be reasonably acceptable to Glimcher (the "Exchange Agent Agreement").

        (b)   On the Closing Date, WPG LP shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Glimcher Common Shares as of immediately prior to the Acquisition Effective Time, for exchange in accordance with this Article III, (i) WPG Common Stock in book-entry form evidencing the full number of whole shares of WPG Common Stock issuable pursuant to Section 3.1(a) and New WPG Preferred Stock in book-entry form evidencing the full number of New WPG Preferred Stock issuable pursuant to Section 3.2 and (ii) cash in an aggregate amount necessary to pay the cash portion of the Merger Consideration payable pursuant to Section 3.1(a) (collectively, together with the WPG LP Units and WPG Preferred Units deposited pursuant to Section 3.6(c) and all dividends and other distributions on such WPG Common Stock, New WPG Preferred Stock, WPG LP Units and WPG Preferred Units paid to the Exchange Agent pursuant to Section 3.9, the "Exchange Fund"). The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by WPG LP. Interest and other income on the Exchange Fund shall be the sole and exclusive property of WPG LP and shall be paid to WPG LP or another entity, as WPG LP directs. No investment of the Exchange Fund shall relieve any Party or the Exchange Agent from making the payments required by this Article III, and following any losses from any such investment, WPG LP shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy WPG LP's obligations hereunder for the benefit of the holders of Glimcher Common Shares as of immediately prior to the Acquisition Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

        (c)   In the event of a transfer of ownership of Glimcher Common Shares that are not registered in the transfer records of Glimcher, it shall be a condition of payment that any Certificate surrendered in accordance with the procedures set forth in this Section 3.6 shall be properly endorsed or shall be otherwise in proper form for transfer, or any Book-Entry Share shall be properly transferred, and that the Person requesting such payment shall have paid any Transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of WPG that such Tax either has been paid or is not applicable.

        (d)   On the Closing Date, WPG LP shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Glimcher LP Units and Glimcher Preferred Units as of immediately prior to the Partnership Merger Effective Time, for exchange in accordance with this Article III, WPG LP Units and WPG Preferred Units, as applicable, in book-entry form evidencing the full number of WPG LP Units and WPG Preferred Units issuable pursuant to Section 3.3.

        Section 3.7    Delivery of Consideration.

        (a)   As soon as reasonably practicable after the Closing Date and in any event not later than the fifth (5th) Business Day following the Closing Date, the Exchange Agent shall mail to each holder of record of a Certificate evidencing (i) Glimcher Common Shares or Glimcher Preferred Shares immediately prior to the Acquisition Effective Time or (ii) Glimcher LP Units or Glimcher Preferred Units immediately prior to the Partnership Merger Effective Time, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for (A) the Merger Consideration, in the case of

Certificates formerly evidencing Glimcher Common Shares, (B) the Preferred Share Merger Consideration, in the case of Certificates formerly evidencing Glimcher Preferred Shares, (C) Partnership Merger Consideration, in the case of Certificates formerly evidencing Glimcher LP Units and (D) Preferred Unit Partnership Merger Consideration, in the case of Certificates formerly evidencing Glimcher Preferred Units, in such form as Glimcher and WPG may reasonably agree. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, Preferred Share Merger Consideration, Partnership Merger Consideration or Preferred Unit Partnership Merger Consideration, as applicable, and such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration, Preferred Share Merger Consideration, Partnership Merger Consideration or Preferred Unit Partnership Merger Consideration, as applicable, payable upon the surrender of the Certificates.

        (b)   Notwithstanding Section 3.7(a), any holder of Book-Entry Shares evidencing (i) Glimcher Common Shares or Glimcher Preferred Shares immediately prior to the Acquisition Effective Time or (ii) Glimcher LP Units or Glimcher Preferred Units immediately prior to the Partnership Merger Effective Time, shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration, Preferred Share Merger Consideration, Partnership Merger Consideration or Preferred Unit Partnership Merger Consideration, as applicable, that such holder is entitled to receive in respect of such Book-Entry Shares pursuant to this Article III. In lieu thereof, each holder of record of one or more Book-Entry Shares shall automatically upon the Acquisition Effective Time or Partnership Merger Effective Time, as applicable, be entitled to receive, and WPG shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Acquisition Effective Time, the Merger Consideration, Preferred Share Merger Consideration, Partnership Merger Consideration, or Preferred Unit Partnership Merger Consideration, as applicable, payable in respect of such shares or units, and the Book-Entry Shares of such holder shall forthwith be cancelled. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.

        Section 3.8    Transfer Books.

        (a)   At the Acquisition Effective Time, the share transfer books of Glimcher shall be closed, and thereafter there shall be no further registration of transfers of Glimcher Common Shares or the Glimcher Preferred Shares. From and after the Acquisition Effective Time, Persons who held Glimcher Common Shares or Glimcher Preferred Shares immediately prior to the Acquisition Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Acquisition Effective Time, any Certificates formerly evidencing Glimcher Common Shares or Glimcher Preferred Shares presented to the Exchange Agent or the Surviving Entity for any reason shall be cancelled and in accordance with Section 3.7(a) exchanged for the Merger Consideration or Preferred Share Merger Consideration with respect to the Glimcher Common Shares or Glimcher Preferred Shares formerly evidenced thereby.

        (b)   At the Partnership Merger Effective Time, the equity transfer books of Glimcher LP shall be closed, and thereafter there shall be no further registration of transfers of Glimcher LP Units or the Glimcher Preferred Units. From and after the Partnership Merger Effective Time, Persons who held Glimcher LP Units or Glimcher Preferred Units immediately prior to the Partnership Effective Time shall cease to have rights with respect to such units, except as otherwise provided for herein. On or after the Partnership Effective Time, any Certificates formerly evidencing Glimcher LP Units or Glimcher Preferred Units presented to the Exchange Agent or the Surviving Partnership for any reason shall be cancelled and in accordance with Section 3.7(a) exchanged for the Partnership Merger

Consideration or Preferred Unit Partnership Merger Consideration with respect to the Glimcher LP Units or Glimcher Preferred Units formerly evidenced thereby.

        Section 3.9    Dividends with Respect to WPG Common Stock, New WPG Preferred Stock, WPG LP Units and WPG Preferred Units.

        (a)   No dividends or other distributions with respect to WPG Common Stock or New WPG Preferred Stock with a record date after the Acquisition Effective Time or WPG LP Units or WPG Preferred Units with a record date after the Partnership Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of WPG Common Stock, shares of New WPG Preferred Stock, WPG LP Units or WPG Preferred Units, as applicable, issuable with respect to such Certificate in accordance with this Agreement, and all such dividends and other distributions shall be paid by WPG or WPG LP, as applicable, to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the record holder of the shares of WPG Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such shares of WPG Common Stock, shares of New WPG Preferred Stock, WPG LP Units or WPG Preferred Units with a record date after the Closing Date, and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of WPG Common Stock, shares of New WPG Preferred Stock, WPG LP Units and WPG Preferred Units.

        (b)   There shall be paid to the holder of the shares of WPG Common Stock, shares of New WPG Preferred Stock, WPG LP Units and WPG Preferred Units issued in exchange for Book-Entry Shares in accordance with this Article III, without interest, (A) at the time of delivery of such shares of WPG Common Stock, shares of New WPG Preferred Stock, WPG LP Units or WPG Preferred Units by the Exchange Agent pursuant to Section 3.7(b), the amount of dividends or other distributions with a record date after the Closing Date theretofore paid with respect to such shares or units and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date but prior to the time of such delivery by the Exchange Agent pursuant to Section 3.7(b), and a payment date subsequent to the time of such delivery by the Exchange Agent pursuant to Section 3.7(b), payable with respect to such shares of WPG Common Stock, shares of New WPG Preferred Stock, WPG LP Units or WPG Preferred Units.

        Section 3.10    Termination of Exchange Fund.     Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former holders of Glimcher Common Shares, Glimcher Preferred Shares, Glimcher LP Units or Glimcher Preferred Units on the first (1st) anniversary of the Closing Date shall be delivered to WPG, upon demand, and any former holders of Glimcher Common Shares, Glimcher Preferred Shares, Glimcher LP Units or Glimcher Preferred Units who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to WPG Common Stock), Preferred Share Merger Consideration, Partnership Merger Consideration or Preferred Unit Partnership Merger Consideration to which they are entitled under this Article III shall thereafter look only to WPG or WPG LP, as the case may be, for payment of their claims with respect thereto.

        Section 3.11    No Liability.     None of the Parties (including the Surviving Entity and the Surviving Partnership) or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder of Glimcher Common Shares in respect of any cash that would have otherwise been payable in respect of any Certificate or Book-Entry Share from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

        Section 3.12    Glimcher Equity Awards.

        (a)   Each Glimcher Vesting Equity Award that is a Glimcher Restricted Share that is outstanding immediately prior to the Acquisition Effective Time shall, effective immediately prior to the Acquisition Effective Time, by virtue of the occurrence of the Closing and without any action on the part of any holder of any such Glimcher Restricted Share, vest in full, and the restrictions and forfeiture conditions with respect thereto shall lapse and expire, and the holder of such Glimcher Restricted Share shall be entitled to receive the Merger Consideration in respect thereof in accordance with Section 3.1 of this Agreement, plus any accrued but unpaid dividends (if any) and less the Equity Award Withholding Amount; provided that the Equity Award Withholding Amount shall be withheld first from the cash portion of the Merger Consideration.

        (b)   Each Glimcher Continuing Equity Award that is a Glimcher Restricted Share award and that is outstanding immediately prior to the Acquisition Effective Time shall, by virtue of the occurrence of the Closing and without any action on the part of any holder of any such Glimcher Restricted Share, be converted, at the Acquisition Effective Time, into an award of a number of shares of WPG Common Stock (a "WPG Converted Restricted Share Award") equal to the product of the number of Glimcher Restricted Shares subject to such award and the Equity Award Exchange Ratio (and rounded, as applicable, to the nearest whole share, with 0.50 being rounded upward). Each WPG Converted Restricted Share Award shall otherwise be subject to the same terms and conditions applicable to the Glimcher Restricted Share award under the applicable Glimcher Equity Plan and the agreements evidencing grants thereunder, including as to vesting (as may be modified by an applicable Continuing Award Waiver). All dividends, if any, accrued but unpaid as of the Acquisition Effective Time with respect to any such Glimcher Restricted Share award, shall remain accrued with respect to associated WPG Converted Restricted Share Award and be treated in accordance with the terms and conditions of such WPG Converted Restricted Share Award.

        (c)   Each Glimcher Stock Option that is outstanding immediately prior to the Acquisition Effective Time shall, effective immediately prior to the Acquisition Effective Time, by virtue of the occurrence of the Closing and without any action on the part of any holder of any such Glimcher Stock Option, (A) only if such Glimcher Stock Option is a Glimcher Vesting Equity Award, vest in full and (B) whether such Glimcher Stock Option is a Glimcher Vesting Equity Award or a Glimcher Continuing Equity Award, be converted, at the Acquisition Effective Time, into an option to purchase a number of shares of WPG Common Stock (each, a "WPG Converted Option") equal to the product of (x) the total number of shares of Glimcher Common Shares subject to such Glimcher Stock Option immediately prior to the Acquisition Effective Time and (y) the Equity Award Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares. Each WPG Converted Option shall have an exercise price per share of WPG Common Stock (rounded up to the nearest whole cent) equal to (i) the per share exercise price for the shares of Glimcher Common Shares subject to such Glimcher Stock Option divided by (ii) the Equity Award Exchange Ratio. Except as set forth in this Section 3.12(c), each WPG Converted Option shall otherwise be subject to the same terms and conditions applicable to the converted Glimcher Stock Option under the applicable Glimcher Equity Plan and the agreements evidencing grants thereunder, including, only if such Glimcher Stock Option is a Glimcher Continuing Equity Award, as to vesting (as may be modified by an applicable Continuing Award Waiver). Notwithstanding anything to the contrary in the foregoing, in all cases, the exercise price of, and the number of shares subject to, each WPG Converted Option shall be determined as necessary to avoid the imposition of taxes and/or penalties under Section 409A of the Code, and for any Glimcher Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the exercise price, the number of shares of WPG Common Stock subject to such Glimcher Stock Option and the terms and conditions of exercise of such Glimcher Stock Option shall be determined in order to comply with Section 424 of the Code.

        (d)   Each Glimcher Performance Share that is outstanding immediately prior to the Acquisition Effective Time shall, effective immediately prior to the Acquisition Effective Time, by virtue of the occurrence of the Closing and without any action on the part of any holder of any such Glimcher Performance Share, vest if and to the extent the Glimcher Board (or appropriate committee thereof) determines as of immediately prior to the Acquisition Effective Time that the performance goals applicable to such Glimcher Performance Share have been achieved based on actual performance measured as of the Acquisition Effective Time (and the portion that does not so vest will be forfeited immediately prior to the Acquisition Effective Time without payment of any consideration therefor). The holder of each Glimcher Performance Share that vests in accordance with this Section 3.12(d), shall be entitled to receive an amount equal to the Merger Consideration, less the Equity Award Withholding Amount, in respect of such Glimcher Performance Share; provided that the Equity Award Withholding Amount shall be withheld first from the cash portion of the Merger Consideration.

        (e)   For purposes of this Section 3.12, "Equity Award Exchange Ratio" shall mean the sum of (x) the stock portion of the Merger Consideration and (y) the quotient of (A) the cash portion of the Merger Consideration divided by (B) the volume-weighted average closing price of WPG Common Stock on the NYSE on the last ten (10) trading days immediately preceding to the Closing Date (the "WPG Closing Price").

        (f)    Notwithstanding anything to the contrary contained herein, prior to the Acquisition Effective Time, Glimcher shall take all actions necessary to effectuate the provisions of this Section 3.12.

        (g)   Before the Acquisition Effective Time, WPG shall take all corporate action necessary to reserve for issuance a sufficient number of shares of WPG Common Stock for delivery upon exercise of the WPG Converted Options. On the Closing Date, WPG shall register the shares of WPG Common Stock subject to WPG Converted Options by filing an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and WPG shall maintain the effectiveness of such registration statement or registration statements with respect thereto for so long as such awards remain outstanding. WPG shall take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of shares of WPG Common Stock subject to WPG Converted Options.

        (h)   Glimcher shall take such action as is necessary to provide that as of no later than three business days prior to the Closing Date, no Glimcher Common Shares will be purchased under the Glimcher DRIP; provided, that such cessation of purchases following the Closing Date shall be conditioned upon the consummation of the Mergers.

        Section 3.13    Withholding Rights.     Each Party (including the Surviving Entity and the Surviving Partnership) and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration, the Preferred Share Merger Consideration, the Partnership Merger Consideration, the Preferred Unit Partnership Merger Consideration and any other amounts or property otherwise payable or distributable to any Person pursuant to this Agreement such amounts or property (or portions thereof) as such Party or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Code, and the rules and regulations promulgated thereunder, or any other provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

        Section 3.14    Lost Certificates.     If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, Preferred Share Merger Consideration, Partnership Merger Consideration or Preferred Unit Partnership Merger Consideration, as applicable, to which the holder thereof is entitled pursuant to this Article III.

        Section 3.15    Dissenters' Rights.     No dissenters' or appraisal rights shall be available with respect to the Acquisition Merger, Partnership Merger and the other transactions contemplated by this Agreement.

        Section 3.16    Fractional Shares.     No fractional shares of WPG Common Stock shall be issued in the Merger upon the surrender for exchange of Certificates or with respect to Book-Entry Shares or otherwise, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of WPG. Each holder of Glimcher Common Shares converted pursuant to the Acquisition Merger who would otherwise have been entitled to receive a fraction of WPG Common Stock (after aggregating all shares evidenced by the Certificates and Book-Entry Shares delivered by such holder) shall receive from the Exchange Agent, in lieu thereof and upon surrender thereof, a cash payment (without interest) in an amount representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of WPG Common Stock that would otherwise be issued.

        Section 3.17    Certain Governance Matters.

        (a)   WPG shall take all requisite action to cause the WPG Board immediately after the Acquisition Merger to consist of nine (9) members, including (i) the chief executive officer of WPG as of the date of this Agreement, (ii) the chief executive officer of Glimcher as of the date of this Agreement, (iii) the chairman of the WPG Board as of the date of this Agreement, (iv) five additional directors of WPG as of the date of this Agreement, and (v) one additional director of Glimcher as of the date of this Agreement, who shall serve as chairman of the compensation committee of the WPG Board, with such additional director of Glimcher to be mutually agreed between Glimcher and WPG prior to the Closing Date.

        (b)   Effective as of the Acquisition Effective Time, the chief executive officer of WPG as of the date hereof will become the executive chairman of WPG and the chief executive officer of Glimcher as of the date hereof will become the chief executive officer and vice chairman of WPG.

        (c)   Following the Closing, the corporate headquarters and operations for WPG and its Subsidiaries will be in Columbus, Ohio.

Article IV

REPRESENTATIONS AND WARRANTIES
OF THE GLIMCHER PARTIES

        Except (a) as set forth in the disclosure letter delivered by Glimcher to the WPG Parties contemporaneously with the execution and delivery of this Agreement (the "Glimcher Disclosure Letter") (it being agreed that disclosure of any item in any Section of the Glimcher Disclosure Letter with respect to any Section or subsection of this Agreement shall be deemed disclosed with respect to any other Section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, provided that nothing in the Glimcher Disclosure Letter is intended to broaden the scope of any representation or warranty of the Glimcher Parties made herein), or (b) as disclosed in publicly available Glimcher SEC Filings, filed with, or furnished to, as applicable, the SEC on or after January 1, 2013 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading "Risk Factors" and any disclosure of risks or other matters included in any "forward-looking statements" disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the Glimcher Parties hereby jointly and severally represent and warrant to the WPG Parties as follows:

        Section 4.1    Organization and Qualification; Subsidiaries.

        (a)   Glimcher is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland and has full organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Glimcher is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Glimcher Material Adverse Effect.

        (b)   Each Glimcher Subsidiary is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Glimcher Material Adverse Effect. Each Glimcher Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Glimcher Material Adverse Effect.

        (c)   Section 4.1(c) of the Glimcher Disclosure Letter sets forth a true and complete list of Glimcher Subsidiaries, including a list of each Glimcher Subsidiary that is a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code ("Qualified REIT Subsidiary") or a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code ("Taxable REIT Subsidiary"), together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Glimcher Subsidiary, (ii) the type of and percentage of voting, equity, profits, capital and other beneficial interest held, directly or indirectly, by Glimcher in and to each Glimcher Subsidiary, (iii) the names of and the type of and percentage of voting, equity, profits, capital and other beneficial interest held by any Person other than Glimcher or a Glimcher Subsidiary in each Glimcher Subsidiary and (iv) the classification for U.S. federal income tax purposes of each Glimcher Subsidiary.

        (d)   Except as set forth in Section 4.1(d) of the Glimcher Disclosure Letter, neither Glimcher nor any Glimcher Subsidiary, directly or indirectly, owns any interest or investment (whether equity or debt) in any Person (other than equity interests in Glimcher Subsidiaries, loans to any Taxable REIT Subsidiary of Glimcher, investments in bank time deposits and money market accounts).

        (e)   Except as set forth in Section 4.1(e) of the Glimcher Disclosure Letter, Glimcher has not exempted any "Person" from the "Ownership Limit" or established or increased an "Excepted Holder Limit," as such terms are defined in Glimcher Declaration of Trust, as amended (the "Glimcher Declaration of Trust"), which exemption or Excepted Holder Limit is currently in effect.

        (f)    There are no partners of Glimcher LP other than as set forth on Section 4.1(f) of the Glimcher Disclosure Letter. Section 4.1(f) of the Glimcher Disclosure Letter sets forth the number of partnership units held by each partner in Glimcher LP. Glimcher Properties Corporation, a Delaware corporation and a wholly owned subsidiary of Glimcher, is the sole general partner of Glimcher LP.

        (g)   Glimcher has made available to WPG complete and correct copies of (a) the Glimcher Declaration of Trust and the Glimcher Bylaws, each as amended to date, and (b) the Glimcher LP Agreement, each as in effect on the date of this Agreement.

        Section 4.2    Capital Structure.

        (a)   The authorized beneficial interests in Glimcher consists of (1) 228,800,000 Glimcher Common Shares, (2) 400,000 8.75% Series F Cumulative Redeemable Preferred Shares, par value $0.01 per share (the "Glimcher Series F Preferred Shares"), (3) 5,600,000 8.125% Series G Cumulative Redeemable Preferred Shares (the "Glimcher Series G Preferred Shares"), par value $0.01 per share, (4) 4,000,000 7.5% Series H Cumulative Redeemable Preferred Shares (the "Glimcher Series H Preferred Shares"), par value $0.01 per share, (5) 4,000,000 6.875% Series I Cumulative Redeemable Preferred Shares, par value $0.01 per share ("Glimcher Series I Preferred Shares" and, together with the Glimcher Series G Preferred Shares and the Glimcher Series H Preferred Shares, the "Glimcher Preferred Shares"), and (6) 7,200,000 preferred shares, par value $0.01 per share, without designation as to class or series. At the close of business on September 5, 2014, (i) 145,700,704 Glimcher Common Shares were issued and outstanding, (ii) 1,765,761 Glimcher Restricted Shares were issued and outstanding, (iii) 1,741,440 Glimcher Common Shares were subject to Glimcher Stock Options, (iv) 521,557 Glimcher Common Shares were subject to Glimcher Performance Shares (at maximum performance), (v) 2,908,908 Glimcher Common Shares were available for grant under Glimcher Equity Plans, (vi) no Glimcher Series F Preferred Shares were issued and outstanding, (vii) 4,700,000 Glimcher Series G Preferred Shares were issued and outstanding, (viii) 4,000,000 Glimcher Series H Preferred Shares were issued and outstanding, (ix) 3,800,000 Glimcher Series I Preferred Shares were issued and outstanding and (x) 1,643,905 Glimcher Common Shares were reserved for issuance under the Glimcher DRIP. All issued and outstanding Glimcher Common Shares and Glimcher Preferred Shares are duly authorized, validly issued, fully paid and non-assessable, and no class of equity of Glimcher is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of Glimcher having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Glimcher Common Shares may vote. Section 4.2(a) of the Glimcher Disclosure Letter, sets forth with respect to each Glimcher Equity Award outstanding as of the date of this Agreement (A) the name of the holder of such Glimcher Equity Award, (B) the type of Glimcher Equity Award, (C) the number of Glimcher Common Shares subject to such Glimcher Equity Award, (D) the date of grant of such Glimcher Equity Award, and (E) the vesting schedule for such Glimcher Equity Award (including applicable performance metrics). There are no other rights, options, stock or unit appreciation rights, phantom stock or units, restricted stock units, dividend equivalents or similar rights with respect to Glimcher Common Shares other than as disclosed on Section 4.2(a) of the Glimcher Disclosure Letter. Each Glimcher Equity Award has been granted in accordance in all material respects with the terms of the applicable Glimcher Equity Plan and the applicable agreement(s) evidencing grants thereunder, and with applicable Law. No Glimcher Stock Option is subject to Section 409A of the Code. Except as set forth in Section 4.1(f) of the Glimcher Disclosure Letter, there are no other partnership interests or other equity or ownership interests in Glimcher LP and there are no existing options, profits interests, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the partnership interests or other equity or ownership interests in Glimcher LP or other securities which would require Glimcher LP to issue or sell any partnership interests or other equity or ownership interests in Glimcher LP.

        (b)   All of the outstanding shares of capital stock of each of the Glimcher Subsidiaries that is a corporation is duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Glimcher Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Glimcher Subsidiaries that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 4.2(b) of the Glimcher Disclosure Letter, Glimcher together with Glimcher LP owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Glimcher Subsidiaries, free and clear of all encumbrances other than (i) statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, (ii) transfer and other restrictions under applicable federal and state securities Laws and (iii) in the case of Glimcher Subsidiaries that are immaterial to the Glimcher Entities, taken as a whole, immaterial Liens, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Glimcher Subsidiary or which would require any Glimcher Subsidiary to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

        (c)   Except as set forth in this Section 4.2(c) or in Section 4.2(c) of the Glimcher Disclosure Letter and other than the Glimcher DRIP, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Glimcher or any Glimcher Subsidiary is a party or by which any of them is bound, obligating Glimcher or any Glimcher Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional Glimcher Common Shares, shares of Glimcher Preferred Shares or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Glimcher or any of the Glimcher Subsidiaries or obligating Glimcher or any Glimcher Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 4.2(c) of the Glimcher Disclosure Letter, as of the date of this Agreement, there are no outstanding contractual obligations of Glimcher or any Glimcher Subsidiary to repurchase, redeem or otherwise acquire any Glimcher Common Shares, shares of Glimcher Preferred Shares or other equity securities of Glimcher or any Glimcher Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to Glimcher Equity Awards to the extent permitted on the date of this Agreement by the applicable Glimcher Equity Plan and the applicable agreement evidencing the grant of such Glimcher Equity Award thereunder or pursuant to arrangements among Glimcher or any Glimcher Subsidiaries). Neither Glimcher nor any Glimcher Subsidiary is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock or other ownership interest of Glimcher or any of the Glimcher Subsidiaries.

        (d)   All dividends or other distributions on the Glimcher Common Shares and Glimcher Preferred Shares and any material dividends or other distributions on any securities of any Glimcher Subsidiary that is not wholly owned by Glimcher that have been authorized or declared prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

        Section 4.3    Authority.

        (a)   Each of Glimcher and Glimcher LP has full organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of Glimcher Shareholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Glimcher and Glimcher LP and the consummation by Glimcher and

Glimcher LP of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action, and Glimcher Properties Corporation has approved this Agreement and the Partnership Merger as the sole general partner of Glimcher LP, and no other organizational proceedings on the part of any Glimcher Entity are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject to receipt of Glimcher Shareholder Approval, the filing of the Articles of Acquisition Merger with and acceptance for record of the Articles of Acquisition Merger by the SDAT and the due filing of the Partnership Certificate of Merger with the Delaware Secretary of State. Glimcher's board of trustees (the "Glimcher Board"), at a duly held meeting, has, by unanimous vote of the Glimcher Board members voting, (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Acquisition Merger and the other transactions contemplated hereby, (ii) directed that the Acquisition Merger and the other transactions contemplated hereby be submitted for consideration at the Glimcher Shareholder Meeting, and (iii) resolved to recommend that the shareholders of Glimcher vote in favor of the approval of the Acquisition Merger and the other transactions contemplated hereby (the "Glimcher Recommendation") and to include such recommendation in the Proxy Statement, subject to Section 6.5.

        (b)   This Agreement has been duly executed and delivered by Glimcher and Glimcher LP and, assuming due authorization, execution and delivery by each of the WPG Parties, constitutes a legally valid and binding obligation of Glimcher and Glimcher LP, enforceable against Glimcher and Glimcher LP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

        Section 4.4    No Conflict; Required Filings and Consents.

        (a)   Except as set forth in Section 4.4(a) of the Glimcher Disclosure Letter, the execution and delivery of this Agreement by Glimcher and Glimcher LP does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by Glimcher and Glimcher LP will not, (i) assuming receipt of Glimcher Shareholder Approval, conflict with or violate any provision of (A) the Glimcher Declaration of Trust, the Glimcher Bylaws, Glimcher LP's certificate of formation or the Glimcher LP Agreement or (B) any equivalent organizational or governing documents of any Glimcher Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained, all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Glimcher or any Glimcher Subsidiary or by which any property or asset of Glimcher or any Glimcher Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.4(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of Glimcher or any Glimcher Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration, cancellation or payment (including disposition or similar fees) (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under, or result in the creation of a Lien on any property or asset of Glimcher or any Glimcher Subsidiary pursuant to, any note, bond, mortgage, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Glimcher or any Glimcher Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Glimcher Material Adverse Effect.

        (b)   The execution and delivery of this Agreement by Glimcher and Glimcher LP does not, and the performance of this Agreement by Glimcher and Glimcher LP will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) a proxy statement relating to the Glimcher Shareholder Meeting (together with any amendments or supplements thereto, the "Proxy Statement") and a registration statement on Form S-4 pursuant to which the offer and sale of shares of WPG Common Stock and New WPG Preferred Stock in the Acquisition Merger will be registered pursuant to the Securities Act and in which the Proxy Statement will be included as a prospectus (together with any amendments or supplements thereto, the "Form S-4"), and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Articles of Acquisition Merger with and the acceptance for record of the Articles of Acquisition Merger by the SDAT in such form as required by, and executed in accordance with the relevant provisions of, Maryland REIT Law and the MGCL, (iii) the due filing of the Partnership Certificate of Merger with the Delaware Secretary of State, (iv) such filings and approvals as may be required by any applicable state securities or "blue sky" Laws, (v) such filings as may be required in connection with state and local transfer Taxes, (vi) as may be required under the rules and regulations of the NYSE, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect.

        Section 4.5    Permits; Compliance with Law.

        (a)   Glimcher and each Glimcher Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority necessary for the Glimcher Entities to own, lease and, to the extent applicable, operate their properties or to carry on their respective business substantially as it is being conducted as of the date of this Agreement (the "Glimcher Permits"), and all such Glimcher Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Glimcher Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect. All applications required to have been filed for the renewal of the Glimcher Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Glimcher Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Glimcher Material Adverse Effect. Since January 1, 2012, neither Glimcher nor any Glimcher Subsidiary has received any claim or notice from a Governmental Authority nor has any knowledge indicating that Glimcher or any Glimcher Subsidiary is currently not in compliance with the terms of any such Glimcher Permits, except where the failure to be in compliance with the terms of any such Glimcher Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect.

        (b)   Since January 1, 2012, neither Glimcher nor any Glimcher Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to Glimcher or any Glimcher Subsidiary or by which any property or asset of Glimcher or any Glimcher Subsidiary is bound or (ii) any Glimcher Permits, except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Glimcher Material Adverse Effect.

        Section 4.6    SEC Filings; Financial Statements.

        (a)   Glimcher has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2012 (collectively, the "Glimcher SEC Filings"). Each Glimcher SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Glimcher Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

        (b)   Each of the consolidated financial statements contained or incorporated by reference in the Glimcher SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, shareholders' equity and cash flows of Glimcher and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to the absence of notes and normal year-end adjustments).

        (c)   Glimcher and Glimcher Subsidiaries have devised and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management's authorization and (2) transactions are recorded as necessary to permit preparation of the financial statements of Glimcher and Glimcher Subsidiaries and to maintain accountability for the assets of Glimcher and Glimcher Subsidiaries. Since January 1, 2012, Glimcher has disclosed to Glimcher's auditors and the audit committee of the Glimcher Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Glimcher's ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Glimcher's internal controls, and Glimcher has made available to WPG copies of any material written materials relating to the foregoing. The disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Glimcher are reasonably designed to ensure that material information required to be disclosed by Glimcher in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Glimcher to allow timely decisions regarding required disclosure and to enable Glimcher's principal executive officer and its principal financial officer to make the certifications required under the Exchange Act with respect to such reports.

        (d)   Except as set forth in Section 4.6(d) of the Glimcher Disclosure Letter or as and to the extent disclosed or reserved against on Glimcher's most recent balance sheet (or in the notes thereto) included in the Glimcher SEC Filings, none of Glimcher or its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be reflected or reserved against in a consolidated balance sheet (or in the notes thereto), except for liabilities or obligations (i) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Glimcher SEC Filings, (ii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Glimcher Material Adverse Effect or (iii) incurred in connection with this Agreement or the transactions contemplated hereunder.

        (e)   Except as set forth in Section 4.6(e) of the Glimcher Disclosure Letter, to the knowledge of Glimcher, none of the Glimcher SEC Filings is as of the date of this Agreement the subject of ongoing SEC review and Glimcher has not received any comments from the SEC with respect to any of the Glimcher SEC Filings which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Glimcher which has not been adequately addressed.

        Section 4.7    Disclosure Documents.

        (a)   None of the information supplied or to be supplied in writing by or on behalf of Glimcher or any Glimcher Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the shareholders of Glimcher and at the time of the Glimcher Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

        (b)   Notwithstanding anything to the contrary in this Section 4.7 or this Agreement, Glimcher makes no representation or warranty with respect to statements made or incorporated, or omissions included, in the Form S-4 or the Proxy Statement to the extent such statements or omissions are based upon information supplied to Glimcher by or on behalf of a WPG Party.

        Section 4.8    Absence of Certain Changes or Events.     Between December 31, 2013 and the date of this Agreement, except as contemplated by this Agreement or as set forth in Section 4.8 of the Glimcher Disclosure Letter, (a) Glimcher and each Glimcher Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Glimcher Material Adverse Effect.

        Section 4.9    Employee Benefit Plans.

        (a)   Section 4.9(a) of the Glimcher Disclosure Letter sets forth all Benefit Plans sponsored, maintained or contributed to by Glimcher or any Glimcher Subsidiary as of the date of this Agreement (the "Glimcher Benefit Plans"). With respect to each material Glimcher Benefit Plan, Glimcher has made available to WPG a true, correct, and complete copy of (i) each writing constituting a part of such Glimcher Benefit Plan, including all plan documents, trust agreements, insurance contracts, and other funding vehicles, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any, (iii) the current summary plan description and any material modifications thereto, if any, (iv) the most recent annual financial report, if any, (v) the most recent annual actuarial report, if any, and (vi) the most recent determination letter from the IRS, if any.

        (b)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect: (i) none of Glimcher, any Glimcher Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any employee benefit plan, program or arrangement (including any agreement, program, policy, or other arrangement under which any current or former officer, employee, director, or consultant has any present or future right to benefits), which has created or will create any obligation with respect to, or has resulted in or will result in any liability to any WPG Party or any of their respective Subsidiaries and (ii) each Glimcher Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code is so qualified, and no circumstances exist and no events have occurred that could adversely affect the qualified status of any such plan.

        (c)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect: (i) each Glimcher Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code, to the extent applicable thereto; (ii) all contributions or other amounts required to be made to any Glimcher Benefit Plan by applicable Law or regulation or by any Glimcher Benefit Plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Glimcher Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been accrued in accordance with GAAP; and (iii) there are no pending, threatened or, to the knowledge of Glimcher, anticipated claims (other than ordinary claims for benefits in accordance with the terms of Glimcher Benefit Plans and appeals of such claims) by, on behalf of or against any of the Glimcher Benefit Plans or any trusts related thereto that could reasonably be expected to result in any liability of Glimcher or any Glimcher Subsidiary. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect, neither Glimcher nor any Glimcher Subsidiary nor any other Person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Glimcher Benefit Plans or their related trusts, Glimcher, any Glimcher Subsidiary or any Person that Glimcher or any Glimcher Subsidiary has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

        (d)   None of Glimcher, any Glimcher Subsidiary or any of their respective ERISA Affiliates maintains, contributes to or participates in, or otherwise has any obligations or liability, or has within the last six (6) years maintained, contributed to, or participated in, or otherwise has any obligation or liability, in connection with: (i) a "pension plan" under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a "multiemployer plan" (as defined in Section 3(37) of ERISA), (iii) a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA), or (iv) a "multiple employer plan" (as defined in Section 413(c) of the Code). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect, there does not exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Glimcher or any Glimcher Subsidiary following the Closing. Without limiting the generality of the foregoing, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect, neither Glimcher nor any Glimcher Subsidiary, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

        (e)   Neither Glimcher nor any Glimcher Subsidiary have any liability for life, health, medical, or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Glimcher or any Glimcher Subsidiary.

        (f)    Except as set forth on Section 4.9(f) of the Glimcher Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with any other event) result in, cause the accelerated vesting, funding, or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, or director of Glimcher or any Glimcher Subsidiary, or result in any limitation on the right of Glimcher or any Glimcher Subsidiary to amend, merge, terminate, or receive a reversion of assets from any

Glimcher Benefit Plan or related trust. Without limiting the generality of the foregoing, except as set forth on Section 4.9(f) of the Glimcher Disclosure Letter, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Glimcher or any Glimcher Subsidiary in connection with the transactions contemplated hereby (either alone or in combination with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

        (g)   Except as set forth on Section 4.9(g) of the Glimcher Disclosure Letter, neither Glimcher nor any Glimcher Subsidiary has any gross-up or indemnity obligation under any Glimcher Benefit Plan for any Taxes imposed under Section 4999, 409A or 105(h) of the Code.

        (h)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect: (i) each Glimcher Benefit Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code (a "Nonqualified Deferred Compensation Plan") and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005 and (ii) no Glimcher Benefit Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the "AJCA"), has been "materially modified" within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004.

        (i)    The Glimcher Benefit Plans are not mandated by a government other than the United States and are not subject to the Laws of a jurisdiction outside of the United States.

        Section 4.10    Labor and Other Employment Matters.

        (a)   Except as disclosed in Section 4.10 of the Glimcher Disclosure Letter, (i) neither Glimcher nor any Glimcher Subsidiary is a party to or bound by any collective bargaining or similar agreement (a "Collective Bargaining Agreement") or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of Glimcher or any Glimcher Subsidiary, (ii) there are no strikes or lockouts with respect to any employees of Glimcher or any Glimcher Subsidiary ("Glimcher Employees"), (iii) to the knowledge of Glimcher, there is no union organizing effort pending or threatened against Glimcher or any Glimcher Subsidiary, (iv) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Glimcher, threatened with respect to Glimcher Employees, and (v) there is no slowdown, work stoppage or similar labor activity in effect or, to the knowledge of Glimcher, threatened with respect to Glimcher Employees; except, with respect to clauses (ii) through (v) hereof, as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Glimcher Material Adverse Effect.

        (b)   Except for such matters as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Glimcher Material Adverse Effect, Glimcher and the Glimcher Subsidiaries are, and have been, in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment, (iii) wages and hours, (iv) unfair labor practices, and (v) occupational safety and health and immigration. Each individual who renders services to Glimcher or any Glimcher Subsidiary who is classified by Glimcher or such Glimcher Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purposes (including for purposes of taxation and Tax reporting and participation under Glimcher Benefit Plans) is properly so characterized. Each Glimcher Employee has been properly classified as "exempt" or "non-exempt" under applicable Law.

        (c)   Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Glimcher Material Adverse Effect, there have been no written claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer, trustee or director of

Glimcher or any Glimcher Subsidiary at any time since January 1, 2012 and, to the knowledge of Glimcher, no facts exist that could reasonably be expected to give rise to such claims or actions.

        Section 4.11    Material Contracts.     (a) Except as set forth on Section 4.11 or Section 4.15 of the Glimcher Disclosure Letter or as filed as exhibits to the Glimcher SEC Filings, as of the date of this Agreement no Glimcher Entity is a party to or bound by the following (the term "Glimcher Material Contracts" shall mean, collectively, the documents listed in Section 4.11 of the Glimcher Disclosure Letter (or required to be so listed)):

            (i)  any Contract that is a "material contract" as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act, other than any such Contract that is not required to be filed under clause (iii)(C) thereof;

           (ii)  any partnership, joint venture, limited liability company or other similar agreements or arrangements with a Third Party;

          (iii)  any Contract or executed letter of intent involving or providing for the future disposition or acquisition of assets or properties with a fair market value or purchase price in excess of $2,500,000, or any merger, consolidation, or similar business combination transaction;

          (iv)  any Contract relating to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business consistent with past practice) in each case requiring aggregate payments by a Glimcher Entity in excess of $5,000,000 during their remaining term and that is not terminable by such Glimcher Entity without penalty within ninety (90) days;

           (v)  any Collective Bargaining Agreement;

          (vi)  any employment agreement, change of control agreement, severance agreement, retention agreement and any other Contract or agreement with any current officer or director;

         (vii)  agreement or indenture relating to any Indebtedness (including any guarantee thereof) in an amount in excess of $5,000,000 or any letters of credit or similar instruments issued for the account of any Glimcher Entity or to mortgaging, pledging or otherwise placing a Lien securing obligations in excess of $5,000,000 on any portion of the assets of the Glimcher Entity, other than any such agreement, indenture, letter of credit or instrument solely between or solely among Glimcher and wholly owned Glimcher Subsidiaries;

        (viii)  lease or Contract with Third Parties under which it is lessee of, or holds or operates any personal property or real property owned by any other party, for which the annual rental exceeds $1,000,000;

          (ix)  any Contract or group of related Contracts, including any option agreement, providing for the acquisition or disposition, directly or indirectly, of any business, capital stock or assets or any property (whether by merger, sale of stock, sale of assets or otherwise) and under which any Glimcher Entity has continuing indemnification or other obligations, in each case to the extent material to the Glimcher Entities, taken as a whole;

           (x)  any Contract relating to any interest rate, foreign exchange, derivatives or hedging transactions;

          (xi)  any Contract governing the sale, disposition or licensing of any Intellectual Property, or the provision of any information technology related services, by or to the Glimcher Entities, in each case to the extent material to the business of the Glimcher Entities, taken as a whole, and outside of the ordinary course of business consistent with past practice, other than licenses for the use of commercially available software;

         (xii)  any Contract that (i) restricts a Glimcher Entity from engaging in any line of business or obligates a Glimcher Entity not to compete with another Person or in any geographic area or during any period of time or that would otherwise limit the freedom of the Glimcher Entities from engaging in any line of business after the Closing Date or (ii) prohibits any Glimcher Entity from hiring or soliciting for hire any group of employees or customers, in each case in clauses (i) and (ii) that is material to any Glimcher Entity;

        (xiii)  any Contract pursuant to which a Glimcher Entity has an obligation to make an investment in or loan to any other Person, other than another Glimcher Entity;

        (xiv)  any Contract that prohibits the payment of dividends or distributions in respect of Glimcher Common Shares or shares of any Glimcher Entity, prohibit the pledging of the Glimcher Common Shares or shares of any Glimcher Entity or prohibit the issuance of guarantees by a Glimcher Entity, in each case that will not be terminated at or prior to the Closing Date; or

         (xv)  any Contract granting to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any Glimcher Properties that, individually or in the aggregate, is material to the Glimcher Entities, taken as a whole.

        (b)   Except as would not reasonably be expected, individually or in the aggregate, to have a Glimcher Material Adverse Effect, each Material Contract is valid and binding on each Glimcher Entity that is a party thereto, as applicable, on one hand, and, to the knowledge of the Glimcher Parties, each other party thereto, on the other, and is in full force and effect, enforceable against the Glimcher Entity party thereto and, to the knowledge of the Glimcher Parties, such other parties, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

        (c)   Except as would not reasonably be expected, individually or in the aggregate, to have a Glimcher Material Adverse Effect, (i) no Glimcher Entity has violated or breached, or committed any default under (or, to the knowledge of the Glimcher Parties, has received notice alleging default or breach under) any Glimcher Material Contract; (ii) to the knowledge of the Glimcher Parties, no other Person that is a party to any Glimcher Material Contract has violated or breached, or committed any default under (or has received notice alleging default or breach under) such Glimcher Material Contract; and (iii) to the knowledge of the Glimcher Parties, as of the date of this Agreement, no other event or circumstance has occurred that, with or without notice or lapse of time or both, would result in or give any party to any Glimcher Material Contract a right of acceleration or early termination thereof.

        Section 4.12    Litigation.     Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect, or as set forth in Section 4.12 of the Glimcher Disclosure Letter, (a) there is no Action pending or, to the knowledge of Glimcher, threatened, nor, to the knowledge of Glimcher, is there any investigation pending or threatened by any Governmental Authority, in each case, against Glimcher or any Glimcher Subsidiary, and (b) neither Glimcher nor any Glimcher Subsidiary, nor any of Glimcher's or any Glimcher Subsidiary's respective property, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.

        Section 4.13    Environmental Matters.

        (a)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect, or as set forth in Section 4.13 of the Glimcher Disclosure Letter:

            (i)  Glimcher and each Glimcher Subsidiary are in compliance with all applicable Environmental Laws;

           (ii)  Glimcher and each Glimcher Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing;

          (iii)  Neither Glimcher nor any Glimcher Subsidiary has received any written notice, demand, letter or claim alleging that Glimcher or any such Glimcher Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against Glimcher or any Glimcher Subsidiary which remains unresolved, and there is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of Glimcher, threatened against Glimcher and any Glimcher Subsidiary under any Environmental Law;

          (iv)  Except with respect to conditions included in "no further action letters" made available to WPG prior to the date of this Agreement, neither Glimcher nor any Glimcher Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no litigation or other proceeding is pending or, to the knowledge of Glimcher, threatened against, and to the knowledge of Glimcher, there is no investigation pending or threatened against, Glimcher or any Glimcher Subsidiary under any Environmental Law;

           (v)  Neither Glimcher nor any Glimcher Subsidiary has assumed, by contract or, to the knowledge of Glimcher, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances;

          (vi)  Neither Glimcher nor any Glimcher Subsidiary has caused, and, to the knowledge of Glimcher, no Third Party has caused, any release of a Hazardous Substance that would be required to be investigated or remediated by Glimcher or any Glimcher Subsidiary under any Environmental Law; and

         (vii)  There is no site to which Glimcher or any Glimcher Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the knowledge of Glimcher, is or could reasonably be expected to become the subject of any Action under Environmental Law.

        Section 4.14    Intellectual Property.     Except as set forth in Section 4.14 of the Glimcher Disclosure Letter or as, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect, (i) Glimcher and the Glimcher Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of Glimcher and the Glimcher Subsidiaries as it is currently conducted, (ii) the conduct of the business of Glimcher and the Glimcher Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iii) there are no pending or, to the knowledge of Glimcher, threatened claims with respect to any of the Intellectual Property rights owned by Glimcher or any Glimcher Subsidiary, and (iv) to the knowledge of Glimcher, no Third Party is currently infringing or misappropriating Intellectual Property owned by Glimcher or any Glimcher Subsidiary. Glimcher and the Glimcher Subsidiaries are taking all actions that are reasonably necessary to maintain and protect each material item of Intellectual Property that they own.

        Section 4.15    Properties.

        (a)   Section 4.15(a) (Part I) of the Glimcher Disclosure Letter sets forth a list of the address of each real property owned or leased (as lessee or sublessee), including ground leased, by Glimcher or any Glimcher Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a "Glimcher Property" and collectively referred to herein as the "Glimcher Properties"). Section 4.15(a) (Part II) of the Glimcher Disclosure Letter sets forth a list of the address of each facility and real property which, as of the date of this Agreement, is under contract or signed letter of intent by Glimcher or a Glimcher Subsidiary for purchase or sale by Glimcher or such Glimcher Subsidiary or which is required under a binding contract to be leased or subleased by Glimcher or a Glimcher Subsidiary after the date of this Agreement. Except as set forth in Section 4.15(a) (Part II) of the Glimcher Disclosure Letter, there are no real properties that Glimcher or any Glimcher Subsidiary is obligated to buy, lease or sublease at some future date. Section 4.15(a) (Part III) of the Glimcher Disclosure Letter sets forth a list of all commissions, fees and other amounts payable (or to become payable) in connection with the disposition of each Glimcher Property that is currently under contract for sale, being marketed or held for sale by Glimcher or a Glimcher Subsidiary.

        (b)   Glimcher or a Glimcher Subsidiary owns good and marketable fee simple title or leasehold title (as applicable) to each of Glimcher Properties, in each case, free and clear of Liens, except for Glimcher Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Glimcher Material Adverse Effect. For the purposes of this Agreement, "Glimcher Permitted Liens" shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of Glimcher (if such reserves are required pursuant to GAAP) or that are otherwise not material, (iii) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed by any Governmental Authority, (iv) Liens that are disclosed on the existing Glimcher Title Insurance Policies made available by or on behalf of Glimcher or any Glimcher Subsidiary to WPG prior to the date of this Agreement and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (v) any cashiers', landlords', workers', mechanics', carriers', workmen's, repairmen's and materialmen's liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings or that are otherwise not material, and (vi) any other Liens that do not materially adversely impair the value of the applicable Glimcher Property or the continued use and operation of the applicable Glimcher Property as currently used and operated or are being contested in the ordinary course of business in good faith.

        (c)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect, Glimcher Properties are supplied with utilities and other services reasonably required for their continued operation as they are now being operated.

        (d)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect, each of Glimcher Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

        (e)   Except for discrepancies, errors or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Glimcher Material Adverse Effect, the rent rolls for each of the Glimcher Properties, as of September 1, 2014, which rent rolls have previously been made available by or on behalf of Glimcher or any Glimcher Subsidiary to WPG, correctly reference each lease or sublease that was in effect as of September 1, 2014 and to which Glimcher or the Glimcher Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Glimcher Properties other than short term leases that are terminable by Glimcher or the applicable Glimcher Subsidiary without fee or penalty upon thirty (30) days or less prior notice (the "Short Term Specialty Leases") (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto, but not including Short Term Specialty Leases, the "Glimcher Leases").

        (f)    Except where the failure to have such policies, individually or in the aggregate, would not be material to Glimcher and the Glimcher Subsidiaries or except as provided in Section 4.15(f) of the Glimcher Disclosure Letter, Glimcher and each Glimcher Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Glimcher Property (each, a "Glimcher Title Insurance Policy" and, collectively, the "Glimcher Title Insurance Policies"). To the knowledge of Glimcher, no written claim has been made against any Glimcher Title Insurance Policy, which, individually or in the aggregate, would be material to any Glimcher Property.

        (g)   To the knowledge of Glimcher, Section 4.15(g) of the Glimcher Disclosure Letter lists each Glimcher Property which is (i) under development as of the date of this Agreement, and (ii) which as of the date of this Agreement is subject to a binding agreement for development or commencement of construction by Glimcher or a Glimcher Subsidiary, in each case other than those pertaining to obligations of Glimcher or a Glimcher Subsidiary under executed Glimcher Leases and other than those pertaining to capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business consistent with past practice being performed by Glimcher or a Glimcher Subsidiary that are individually in the amount of $5,000,000 or less.

        (h)   Glimcher or a Glimcher Subsidiary has good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect. None of Glimcher's or any of the Glimcher Subsidiaries' ownership of or leasehold interest in any such personal property is subject to any Liens, except for Glimcher Permitted Liens and Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Glimcher Material Adverse Effect.

        (i)    As of the date of this Agreement, neither Glimcher nor any Glimcher Subsidiary has received any written notice of any condemnation or eminent domain proceeding nor, to the knowledge of Glimcher, has any condemnation or eminent domain proceeding been threatened with respect to any owned Glimcher Property or Glimcher Lease, in each case, except for condemnation or eminent domain proceedings that have not had and would not reasonably be expected to have, individually or in the aggregate, a Glimcher Material Adverse Effect.

        (j)    Except as set forth in Section 4.15(j) of the Glimcher Disclosure Letter, for Glimcher Permitted Liens or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Glimcher Material Adverse Effect, there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or binding letter of intent to sell or ground lease any Glimcher Property or any portion thereof that is owned by any Glimcher Subsidiary, which, in each case, is in favor of any party other than Glimcher or a Glimcher Subsidiary.

        (k)   Section 4.15(k) of the Glimcher Disclosure Letter lists the parties currently providing third party property management services to Glimcher or a Glimcher Subsidiary and the number of facilities currently managed by each such party.

        Section 4.16    Taxes.     Except as set forth in Section 4.16 of the Glimcher Disclosure Letter:

        (a)   Each of Glimcher and each Glimcher Subsidiary has (i) duly and timely filed (or there have been duly and timely filed on its behalf) with the appropriate Governmental Authority all U.S. federal income and all other material Tax Returns required to be filed by it (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on its behalf) all material Taxes required to be paid by it, whether or not shown (or required to be shown) on any Tax Return (other than such Taxes that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established in the consolidated financial statements contained in the Glimcher SEC Filings in accordance with GAAP).

        (b)   The financial statements contained in the Glimcher SEC Filings reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material Taxes payable by Glimcher and the Glimcher Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. To the knowledge of Glimcher, the Taxes payable by Glimcher and the Glimcher Subsidiaries since the date of the financial statements contained in the last Glimcher SEC filings through the Closing Date with respect to all taxable periods and portions thereof through the Closing Date will not materially exceed such reserve as adjusted through the Closing Date for the passage of time and ordinary course business operations of Glimcher and the Glimcher Subsidiaries.

        (c)   Glimcher (i) for its taxable years commencing with Glimcher's initial taxable year that ended on December 31, 1994 and through and including its taxable year ended December 31, 2013 has qualified to be taxed as a real estate investment trust within the meaning of and under the provisions of Sections 856 et seq. of the Code (a "REIT") for U.S. federal income tax purposes for all such years; (ii) has operated since January 1, 2014 to the date of this Agreement in such a manner so as to qualify as a REIT for U.S. federal income Tax purposes; (iii) intends to continue to operate in such a manner so as to qualify as a REIT for its taxable year ending on the Closing Date; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status or qualification as a REIT, and no such challenge to its status or qualification as a REIT is pending, being threatened in writing or, to Glimcher's knowledge, otherwise threatened or asserted.

        (d)   Each Glimcher Subsidiary has been at all times since the later of its acquisition by Glimcher or formation through the date hereof, and at all times through the Acquisition Merger (and the consummation thereof) will be, treated for U.S. federal and state income Tax purposes as (i) a partnership or a disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary or (iii) a Taxable REIT Subsidiary.

        (e)   Neither Glimcher nor any Glimcher Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to Section 1374 of the Code.

        (f)    (i) There are no Tax Proceedings pending, threatened in writing or, to Glimcher's knowledge, otherwise threatened or asserted, for and/or in respect of any material Taxes or material Tax Returns of Glimcher or any Glimcher Subsidiary and neither Glimcher nor any Glimcher Subsidiary is a party to any litigation or administrative proceeding relating to Taxes; (ii) no deficiency for Taxes of Glimcher or any Glimcher Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of Glimcher, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith by appropriate proceedings or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Glimcher Material Adverse Effect; (iii) neither Glimcher nor any Glimcher Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any material Tax that has not since expired; (iv) neither Glimcher nor any Glimcher Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; (v) neither Glimcher nor any Glimcher Subsidiary has received a written claim by any Governmental Authority in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction; and (vi) neither Glimcher nor any Glimcher Subsidiary has entered into any "closing agreement" within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) that would have any material effect in a post-Closing Tax period.

        (g)   Since its formation, neither Glimcher nor any Glimcher Subsidiary that is subject to taxation as a REIT has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code.

        (h)   Each of Glimcher and each Glimcher Subsidiary has complied in all material respects with all applicable Laws relating to the collection, withholding (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or any corresponding or similar provisions of state, local or foreign Laws) and remittance of Taxes and has duly and timely collected and withheld and, in each case, paid over to the appropriate Governmental Authorities on or prior to the due date therefor, all material amounts required to be so collected or withheld. To the knowledge of Glimcher, neither Glimcher nor any Glimcher Subsidiary has engaged at any time in any "prohibited transactions" within the meaning of Section 857(b)(6) of the Code. To the knowledge of Glimcher, neither Glimcher nor any Glimcher Subsidiary has engaged in any transaction that would give rise to "redetermined rents, redetermined deductions and excess interest" described in Section 857(b)(7) of the Code.

        (i)    There are no Glimcher Tax Protection Agreements currently in force, and no Person has raised, threatened to raise in writing or, to the knowledge of Glimcher, otherwise threatened to raise, a material claim against Glimcher or any Glimcher Subsidiary for any breach of any Glimcher Tax Protection Agreement and none of the transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Glimcher Tax Protection Agreement. As used herein, "Glimcher Tax Protection Agreement" means any agreement to which Glimcher, Glimcher LP or any other Glimcher Subsidiary is a party and pursuant to which (i) any liability to any direct or indirect holder of partnership interests in Glimcher LP or any other partnership interest in any Glimcher Subsidiary Partnership ("Relevant Glimcher Partnership Interest") relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a direct or indirect holder of a Relevant Glimcher Partnership Interest, a party to such agreement has agreed to (A) maintain a minimum level of debt or continue a particular debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making any Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect subsidiaries, (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code, and/or (G) only dispose of assets in a particular manner; (iii) any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of any Glimcher Subsidiary Partnership or any direct or indirect subsidiary of any Glimcher Subsidiary Partnership or are so guarantying or indemnifying, or have so assumed, such debt; and/or (iv) any other agreement that would require any Glimcher Subsidiary Partnership or the general partner, manager, managing member or other similarly-situated Person of such Glimcher Subsidiary

Partnership or any direct or indirect subsidiary of such Glimcher Subsidiary Partnership to consider separately the interests of the limited partners, members or other beneficial owners of such Glimcher Subsidiary Partnership or the holder of interests in such Glimcher Subsidiary Partnership in connection with any transaction or other action. As used herein, "Glimcher Subsidiary Partnership" means Glimcher LP or any other Glimcher Subsidiary that is a partnership for U.S. federal income tax purposes.

        (j)    Each Glimcher Subsidiary Partnership has made, or will have made prior to the Closing, a valid election under Section 754 of the Code, which election shall be in effect for the taxable year of such Glimcher Subsidiary Partnership that ends on or includes the Closing Date.

        (k)   There are no Tax Liens for material Taxes upon any property or assets of Glimcher or any Glimcher Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

        (l)    Neither Glimcher nor any Glimcher Subsidiary has received or is subject to any ruling of a Governmental Authority that is still in effect or has any request for such ruling pending with any Governmental Authority. Neither Glimcher nor any Glimcher Subsidiary has entered into any "closing agreement" within the meaning of Section 7121 of the Code or any corresponding or similar provision of state, local or foreign Law) or any other agreement with a Governmental Authority, in each case, with respect to any Taxes which agreement will be binding or have effect in a post-Closing Tax period.

        (m)  There are no Tax allocation, Tax sharing or similar agreements or arrangements with respect to or involving Glimcher or any Glimcher Subsidiary, and after the Closing Date neither Glimcher nor any Glimcher Subsidiary shall be bound by any such Tax allocation, Tax sharing or similar agreements or arrangements or have any liability thereunder, in each case, other than agreements solely between or among Glimcher and/or any Glimcher Subsidiary, customary tax indemnification provisions of commercial or credit agreements entered into in the ordinary course of business and any Glimcher Tax Protection Agreements.

        (n)   Neither Glimcher nor any Glimcher Subsidiary (A) is or has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or any other unitary, combined, consolidated or similar Tax group or (B) has any liability for the Taxes of any Person (other than Glimcher or any Glimcher Subsidiary) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of any state, local, or foreign law), as a transferee or successor, or otherwise.

        (o)   Neither Glimcher nor any Glimcher Subsidiary has participated in any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

        (p)   Neither Glimcher nor any Glimcher Subsidiary (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

        (q)   Neither Glimcher nor any of the Glimcher Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) that is a part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) with the transactions contemplated by this Agreement.

        Section 4.17    Insurance.     Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Glimcher Material Adverse Effect, the insurance policies (including title insurance policies, fidelity bonds or other insurance service contracts) covering the Glimcher

Properties (the "Glimcher Insurance Policies") are sufficient in order for Glimcher to comply with all applicable Laws and the requirements of any Glimcher Lease. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Glimcher Material Adverse Effect, there is no claim for coverage by Glimcher or any Glimcher Subsidiary pending under any of Glimcher Insurance Policies that has been denied by the insurer. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Glimcher Material Adverse Effect, all premiums payable under all Glimcher Insurance Policies have been paid, and Glimcher and the Glimcher Subsidiaries have otherwise complied in all material respects with the terms and conditions of any material Glimcher Insurance Policies. To the knowledge of Glimcher, such Glimcher Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect and no written notice of cancellation or termination has been received by Glimcher or any Glimcher Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation, except for such failure to be in full force and effect or replace such policy that has not had, and would not reasonably be expected to have, individually on in the aggregate, a Glimcher Material Adverse Effect.

        Section 4.18    Opinion of Financial Advisor.     The Glimcher Board has received the written opinion of GreenOak Real Estate Advisors and Morgan Stanley & Co., to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such written opinion, the Merger Consideration to be received by the holders of Glimcher Common Shares is fair, from a financial point of view, to such holders.

        Section 4.19    Takeover Statutes.     None of Glimcher or any Glimcher Subsidiary is a holder of, nor at any time during the last two (2) years has held, 10% or more of the then outstanding WPG Common Stock.

        Section 4.20    Vote Required.     The affirmative vote, at a duly called and held meeting of shareholders, of the holders of Glimcher Common Shares entitled to cast at least two-thirds of all the votes entitled to be cast on the matter (the "Glimcher Shareholder Approval") is the only vote of the holders of any class or series of shares of beneficial interests of Glimcher necessary to approve the Acquisition Merger, the Partnership Merger or the other transactions contemplated hereby. No vote of the holders of any limited partnership units of Glimcher LP is necessary to approve the Acquisition Merger, the Partnership Merger or the other transactions contemplated hereby.

        Section 4.21    Brokers.     Except as set forth in Section 4.21 of the Glimcher Disclosure Letter, no broker, finder or investment banker (other than GreenOak Real Estate Advisors and Morgan Stanley & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of Glimcher or any Glimcher Subsidiary. Glimcher has made available to WPG a true and correct copy of its engagement letters with GreenOak Real Estate Advisors and Morgan Stanley & Co.

        Section 4.22    Investment Company Act.     Neither Glimcher nor any Glimcher Subsidiary is required to be registered as an investment company under the Investment Company Act.

        Section 4.23    Affiliate Transactions.     Except as set forth in Section 4.23 of the Glimcher Disclosure Letter or in Glimcher SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2012 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Glimcher or any Glimcher Subsidiary, on the one hand, and any Affiliates (other than Glimcher Subsidiaries) of Glimcher or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

        Section 4.24    Simon Side Letter.     As of the execution and delivery of this Agreement, the Simon Side Letter is in full force and effect and constitutes the legal, valid and binding obligation of

Glimcher, except as limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity. The Simon Side Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the respective commitments contained in the Simon Side Letter have not been withdrawn, rescinded, terminated, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the date of this Agreement, there are no side letters or other Contracts or arrangements or understandings to which Glimcher, Glimcher LP or any of their respective Affiliates is a party related to the Simon Purchase of Assets other than the Simon Side Letter. As of the execution and delivery of this Agreement, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) or result in a failure to satisfy a condition precedent, in each case, on the part of Glimcher under the Simon Side Letter, and (ii) Glimcher does not have any reason to believe that any of the conditions to the Simon Purchase of Assets will not be satisfied or that the Simon Purchase of Assets will not be consummated immediately prior to the Acquisition Merger Effective Time.

        Section 4.25    No Other Representations or Warranties.     Except for the representations and warranties expressly contained in this Article IV, each of the WPG Parties acknowledges that none of the Glimcher Parties nor any Person acting on their behalf (including their auditors, attorneys, financial advisors, other consultants or advisors) make any other express or any implied representations or warranties whatsoever and specifically (but without limiting the generality of the foregoing) that neither of the Glimcher Parties nor any Person acting on their behalf (including their auditors, attorneys, financial advisors, other consultants or advisors) make any representation or warranty with respect to (i) Glimcher or any Glimcher Subsidiaries, any of their businesses, affairs, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Glimcher or the Glimcher Subsidiaries or (ii) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by the Glimcher Parties or any Person acting on their behalf (including their auditors, attorneys, financial advisors, other consultants or advisors) to any WPG Party, any Affiliate of a WPG Party or any Person acting on any of their behalf, including in any "data rooms" or management presentations.

Article V

REPRESENTATIONS AND WARRANTIES
OF THE WPG PARTIES

        Except (a) as set forth in the disclosure letter delivered by WPG to Glimcher contemporaneously with the execution and delivery of this Agreement (the "WPG Disclosure Letter") (it being agreed that disclosure of any item in any Section of the WPG Disclosure Letter with respect to any Section or subsection of this Agreement shall be deemed disclosed with respect to any other Section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, provided that nothing in the WPG Disclosure Letter is intended to broaden the scope of any representation or warranty of the WPG Parties made herein), or (b) as disclosed in publicly available WPG SEC Filings, filed with, or furnished to, as applicable, the SEC on or after January 1, 2013 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading "Risk Factors" and any disclosure of risks or other matters included in any "forward-looking statements" disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the WPG Parties hereby jointly and severally represent and warrant to the Glimcher Parties as follows:

        Section 5.1    Organization and Qualification; Subsidiaries.

        (a)   WPG is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. WPG is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a WPG Material Adverse Effect.

        (b)   WPG LP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Indiana and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. WPG LP is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a WPG Material Adverse Effect.

        (c)   Each WPG Subsidiary (other than WPG LP) is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a WPG Material Adverse Effect. Each WPG Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a WPG Material Adverse Effect.

        (d)   WPG has made available to Glimcher complete and correct copies of (i) the WPG Charter and the WPG Bylaws and (ii) WPG LP's limited partnership agreement.

        Section 5.2    Capital Structure.

        (a)   The authorized capital stock of WPG consists of (i) 300,000,000 shares of WPG Common Stock. At the close of business on September 5, 2014, (A) 155,162,597 shares of WPG Common Stock were issued and outstanding, (B) no shares of WPG Common Stock were held by WPG in its treasury, (C) no shares of preferred stock of WPG was issued and outstanding, (D) 10,000,000 shares of WPG Common Stock were reserved for issuance in respect of outstanding restricted stock units, LTIP Units and other stock based awards granted pursuant to the WPG Equity Plan and (E) 333,130 restricted stock units and LTIP Units have been granted pursuant to the WPG Equity Plan. All of the outstanding shares of WPG Common Stock are duly authorized, validly issued, fully paid and nonassessable, and no class or series of capital stock of WPG is entitled to preemptive rights. Except as disclosed in Section 5.2(a) of the WPG Disclosure Letter, there are no outstanding bonds, debentures, notes or other indebtedness of WPG having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of WPG Common Stock may vote. Each WPG Equity Award has been granted in accordance in all material respects with the terms of the applicable WPG Equity Plan and the applicable agreement(s) evidencing grants thereunder, and with applicable Law.

        (b)   There are 32,749,165 WPG LP Units issued and outstanding. Except as set forth in the preceding sentence, there are no other partnership interests or other equity or ownership interests in WPG LP and there are no existing options, profits interests, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the partnership interests or other equity or ownership interests in WPG LP or other securities which would require WPG LP to issue or sell any partnership interests or other equity or ownership interests in WPG LP. All of the WPG LP Units are duly authorized and validly issued, and are not entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of WPG LP having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of WPG LP Units may vote.

        (c)   All of the outstanding shares of capital stock of each of the WPG Subsidiaries that is a corporation is duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the WPG Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the WPG Subsidiaries that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 5.2(a) of the WPG Disclosure Letter, WPG owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the WPG Subsidiaries, free and clear of all encumbrances other than (i) statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, (ii) transfer and other restrictions under applicable federal and state securities Laws and (iii) in the case of WPG Subsidiaries that are immaterial to the WPG Entities, taken as a whole, immaterial Liens, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any WPG Subsidiary or which would require any WPG Subsidiary to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

        (d)   Except as set forth in this Section 5.2(d) or in Section 5.2(d) of the WPG Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which WPG or any WPG Subsidiary is a party or by which any of them is bound, obligating WPG or any WPG Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of WPG Common Stock or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of WPG or any of the WPG Subsidiaries or obligating WPG or any WPG Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 5.2(d) of the WPG Disclosure Letter, as of the date of this Agreement, there are no outstanding contractual obligations of WPG or any WPG Subsidiary to repurchase, redeem or otherwise acquire any shares of WPG Common Stock or other equity securities of WPG or any WPG Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to WPG Equity Awards to the extent permitted on the date of this Agreement by the applicable WPG Equity Plan and the applicable agreement evidencing the grant of such WPG Equity Award thereunder or pursuant to arrangements among WPG or any WPG Subsidiaries). Neither WPG nor any WPG Subsidiary is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock or other ownership interest of WPG or any of the WPG Subsidiaries.

        (e)   All dividends or other distributions on the shares of WPG Common Stock and any material dividends or other distributions on any securities of any WPG Subsidiary that is not wholly owned by

WPG that have been authorized or declared prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

        Section 5.3    Authority.

        (a)   Each WPG Party has the requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each WPG Party and the consummation by each WPG Party of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action, and no other organizational proceedings on the part of any WPG Party are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject to the filing of the Articles of Acquisition Merger with and acceptance for record of the Articles of Acquisition Merger by the SDAT and the due filing of the Partnership Certificate of Merger with the Delaware Secretary of State. WPG's board of directors (the "WPG Board"), at a duly held meeting, has, by unanimous vote of all of the WPG Board members voting, (i) duly and validly authorized the execution and delivery of this Agreement and the issuance of shares of WPG Common Stock as part of the Merger Consideration and the New WPG Preferred Stock as part of the Preferred Stock Merger Consideration (the "WPG Stock Issuance"), which shares, when issued, shall be validly issued, fully paid and non-assessable and (ii) declared advisable the Acquisition Merger, the WPG Stock Issuance and the other transactions contemplated hereby. The general partner of WPG LP has duly and validly authorized the issuance by WPG LP of WPG LP Units as part of the Partnership Merger Consideration, which units, when issued, shall be validly issued.

        (b)   This Agreement has been duly executed and delivered by each WPG Party and, assuming due authorization, execution and delivery by Glimcher and Glimcher LP, constitutes a legally valid and binding obligation of each WPG Party, enforceable against such WPG Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

        Section 5.4    No Conflict; Required Filings and Consents.

        (a)   Except as set forth in Section 5.4(a) of the WPG Disclosure Letter, the execution and delivery of this Agreement by each WPG Party does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by each of WPG Party will not, (i) conflict with or violate any provision of (A) the WPG Charter, the WPG Bylaws, WPG LP's certificate of formation or WPG LP's limited partnership agreement or (B) any equivalent organizational or governing documents of any other WPG Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.4(a) have been obtained, all filings and notifications described in Section 5.4(a) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to any WPG Party or any WPG Subsidiary or by which any property or asset of any WPG Party or any WPG Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 5.4(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of WPG or any WPG Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration, cancellation or payment (including disposition or similar fees) (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under, or result in the creation of a Lien on any property or asset of any WPG Party or any WPG Subsidiary pursuant to, any note, bond, mortgage, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which any WPG Party or any WPG Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a WPG Material Adverse Effect.

        (b)   The execution and delivery of this Agreement by each WPG Party does not, and the performance of this Agreement by each WPG Party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement and the Form S-4 and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of the Articles of Acquisition Merger with and the acceptance for record of the Articles of Acquisition Merger by the SDAT in such form as required by, and executed in accordance with, the relevant provisions of Maryland REIT Law and the MGCL, (iv) the due filing of the Partnership Certificate of Merger with the Delaware Secretary of State, (v) such filings and approvals as may be required by any applicable state securities or "blue sky" Laws, (vi) such filings as may be required in connection with state and local transfer Taxes, (vii) the filings, consents, authorizations and approvals set forth on Section 5.4(b) of the WPG Disclosure Letter, and (viii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect.

        Section 5.5    Permits; Compliance with Law.

        (a)   WPG, WPG LP and each other WPG Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority necessary for the WPG Entities to own, lease and, to the extent applicable, operate their properties or to carry on their respective business substantially as it is being conducted as of the date of this Agreement (the "WPG Permits"), and all such WPG Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the WPG Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect. All applications required to have been filed for the renewal of WPG Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such WPG Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a WPG Material Adverse Effect. Since January 1, 2012, neither WPG nor any WPG Subsidiary has received any claim or notice from a Government Authority nor has any knowledge indicating that WPG or any WPG Subsidiary is currently not in compliance with the terms of any such WPG Permits, except where the failure to be in compliance with the terms of any such WPG Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect.

        (b)   Since January 1, 2012, none of WPG, WPG LP or any other WPG Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to WPG, WPG LP or any other WPG Subsidiary or by which any property or asset of WPG, WPG LP or any other WPG Subsidiary is bound or (ii) any WPG Permits, except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a WPG Material Adverse Effect.

        Section 5.6    SEC Filings; Financial Statements.

        (a)   WPG has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after May 6, 2014 (collectively, the "WPG SEC Filings"). Each WPG SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, neither WPG LP nor any other WPG Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

        (b)   Each of the consolidated financial statements contained or incorporated by reference in the WPG SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, shareholders' equity and cash flows of WPG and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to the absence of notes and normal year-end adjustments).

        (c)   WPG and WPG Subsidiaries have devised and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management's authorization and (2) transactions are recorded as necessary to permit preparation of the financial statements of WPG and WPG Subsidiaries and to maintain accountability for the assets of WPG and WPG Subsidiaries. Since January 1, 2012, and to WPG's knowledge, WPG has disclosed to WPG's auditors and the audit committee of the WPG Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect WPG's ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in WPG's internal controls, and WPG has made available to Glimcher copies of any material written materials relating to the foregoing. The disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by WPG are reasonably designed to ensure that material information required to be disclosed by WPG in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of WPG to allow timely decisions regarding required disclosure and to enable WPG's principal executive officer and its principal financial officer to make the certifications required under the Exchange Act with respect to such reports.

        (d)   Except as and to the extent disclosed or reserved against on WPG's most recent balance sheet (or in the notes thereto) included in the WPG SEC Filings, none of WPG or its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be reflected or reserved against in a consolidated balance sheet (or in the notes thereto), except for liabilities or obligations (i) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the WPG SEC Filings, (ii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a

WPG Material Adverse Effect or (iii) incurred in connection with this Agreement or the transactions contemplated hereunder.

        (e)   Except as set forth in Section 5.6(e) of the WPG Disclosure Letter, to the knowledge of WPG, none of the WPG SEC Filings is as of the date of this Agreement the subject of ongoing SEC review and WPG has not received any comments from the SEC with respect to any of the WPG SEC Filings which remains unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting WPG which has not been adequately addressed.

        Section 5.7    Disclosure Documents.

        (a)   None of the information supplied or to be supplied in writing by or on behalf of WPG, WPG LP or any other WPG Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the shareholders of Glimcher and at the time of the Glimcher Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

        (b)   Notwithstanding anything to the contrary in this Section 5.7(b) or this Agreement, neither WPG nor WPG LP makes any representation or warranty with respect to statements made or incorporated, or omissions included, in the Form S-4 or the Proxy Statement to the extent such statements or omissions are based upon information supplied to WPG by or on behalf of a Glimcher Party.

        Section 5.8    Absence of Certain Changes or Events.     Between December 31, 2013 and the date of this Agreement, except as contemplated by this Agreement or as set forth in Section 5.8 of the WPG Disclosure Letter, (a) WPG, WPG LP and each other WPG Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) no WPG Party has taken any action that, if taken after the date hereof, would be in violation of Section 6.2(b)(vii) and (c) there has not been any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a WPG Material Adverse Effect.

        Section 5.9    Employee Benefit Plans.

        (a)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect: (i) none of WPG, any WPG Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any employee benefit plan, program or arrangement (including any agreement, program, policy, or other arrangement under which any current or former officer, employee, director, or consultant has any present or future right to benefits), which has created or will create any obligation with respect to, or has resulted in or will result in any liability to any Glimcher Party or any of their respective Subsidiaries and (ii) each material Benefit Plan sponsored, maintained or contributed to by WPG or any WPG Subsidiary as of the date of this Agreement (a "WPG Benefit Plan") that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code is so qualified, and no circumstances exist and no events have occurred that could adversely affect the qualified status of any such plan.

        (b)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect: (i) each WPG Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code, to the extent applicable thereto; (ii) all contributions or other amounts required to be made to any WPG

Benefit Plan by applicable Law or regulation or by any WPG Benefit Plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any WPG Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been accrued in accordance with GAAP; and (iii) there are no pending, threatened or, to the knowledge of WPG, anticipated claims (other than ordinary claims for benefits in accordance with the terms of WPG Benefit Plans and appeals of such claims) by, on behalf of or against any of the WPG Benefit Plans or any trusts related thereto that could reasonably be expected to result in any liability of WPG or any WPG Subsidiary. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect, neither WPG nor any WPG Subsidiary nor any other Person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the WPG Benefit Plans or their related trusts, WPG, any WPG Subsidiary or any Person that WPG or any WPG Subsidiary has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

        (c)   None of WPG, any WPG Subsidiary or any of their respective ERISA Affiliates maintains, contributes to or participates in, or otherwise has any obligations or liability, or has within the last six (6) years maintained, contributed to, or participated in, or otherwise has any obligation or liability, in connection with: (i) a "pension plan" under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a "multiemployer plan" (as defined in Section 3(37) of ERISA), (iii) a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA), or (iv) a "multiple employer plan" (as defined in Section 413(c) of the Code). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect, there does not exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of WPG or any WPG Subsidiary following the Closing. Without limiting the generality of the foregoing, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect, neither WPG nor any WPG Subsidiary, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

        (d)   Neither WPG nor any WPG Subsidiary have any liability for life, health, medical, or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to WPG or any WPG Subsidiary.

        (e)   Neither WPG nor any WPG Subsidiary has any gross-up or indemnity obligation under any WPG Benefit Plan for any Taxes imposed under Section 4999, 409A or 105(h) of the Code.

        (f)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect: (i) each WPG Benefit Plan that is a Nonqualified Deferred Compensation Plan and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005 and (ii) no WPG Benefit Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the AJCA, has been "materially modified" within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004.

        (g)   The WPG Benefit Plans are not mandated by a government other than the United States and are not subject to the Laws of a jurisdiction outside of the United States.

        Section 5.10    Labor and Other Employment Matters.

        (a)   (i) Neither WPG nor any WPG Subsidiary is a party to or bound by any collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of WPG or any WPG Subsidiary, (ii) there are no strikes or lockouts with respect to any employees of WPG or any WPG Subsidiary ("WPG Employees"), (iii) to the knowledge of WPG, there is no union organizing effort pending or threatened against WPG or any WPG Subsidiary, (iv) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of WPG, threatened with respect to WPG Employees, and (v) there is no slowdown, work stoppage or similar labor activity in effect or, to the knowledge of WPG, threatened with respect to WPG Employees; except, with respect to clauses (ii) through (v) hereof, as would not have, or would not reasonably be expected to have, individually or in the aggregate, a WPG Material Adverse Effect.

        (b)   Except for such matters as would not have, or would not reasonably be expected to have, individually or in the aggregate, a WPG Material Adverse Effect, WPG and the WPG Subsidiaries are, and have been, in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment, (iii) wages and hours, (iv) unfair labor practices, and (v) occupational safety and health and immigration. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect, each individual who renders services to WPG or any WPG Subsidiary who is classified by WPG or such WPG Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purposes (including for purposes of taxation and Tax reporting and participation under WPG Benefit Plans) is properly so characterized. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect, each WPG Employee has been properly classified as "exempt" or "non-exempt" under applicable Law.

        (c)   Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a WPG Material Adverse Effect, there have been no written claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer, or director of WPG or any WPG Subsidiary at any time since January 1, 2012 and, to the knowledge of WPG, no facts exist that could reasonably be expected to give rise to such claims or actions.

        Section 5.11    Litigation.     Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect or as set forth in Section 5.11 of the WPG Disclosure Letter, (a) there is no Action pending or, to the knowledge of WPG, threatened, nor, to the knowledge of WPG, is there any investigation pending or threatened by any Governmental Authority, in each case, against WPG, WPG LP or any other WPG Subsidiary, and (b) none of WPG, WPG LP or any other WPG Subsidiary, nor any of WPG's, WPG LP's or any other WPG Subsidiary's respective property, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.

        Section 5.12    Environmental Matters.

        (a)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect, or as set forth in Section 5.12 of the WPG Disclosure Letter:

            (i)  WPG and each WPG Subsidiary are in compliance with all applicable Environmental Laws;

           (ii)  WPG and each WPG Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing;

          (iii)  Neither WPG nor any WPG Subsidiary has received any written notice, demand, letter or claim alleging that WPG or any such WPG Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against WPG or any WPG Subsidiary which remains unresolved, and there is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of WPG, threatened against WPG and any WPG Subsidiary under any Environmental Law;

          (iv)  Except with respect to conditions included in "no further action letters" made available to WPG prior to the date of this Agreement, neither WPG nor any WPG Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no litigation or other proceeding is pending or, to the knowledge of WPG, threatened against, and to the knowledge of WPG, there is no investigation pending or threatened against, WPG or any WPG Subsidiary under any Environmental Law;

           (v)  Neither WPG nor any WPG Subsidiary has assumed, by contract or, to the knowledge of WPG, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances;

          (vi)  Neither WPG nor any WPG Subsidiary has caused, and, to the knowledge of WPG, no Third Party has caused, any release of a Hazardous Substance that would be required to be investigated or remediated by WPG or any WPG Subsidiary under any Environmental Law; and

         (vii)  There is no site to which WPG or any WPG Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the knowledge of WPG, is or could reasonably be expected to become the subject of any Action under Environmental Law.

        Section 5.13    Properties.

        (a)   WPG or a WPG Subsidiary owns good and marketable fee simple title or leasehold title (as applicable) to all the real property owned or leased (as lessee or sublessee), including ground leased, by WPG or any WPG Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a "WPG Property" and collectively referred to herein as the "WPG Properties"), in each case, free and clear of Liens, except for WPG Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a WPG Material Adverse Effect. Section 5.13(a) of the WPG Disclosure Letter sets forth a list of the addresses of each WPG Property. For the purposes of this Agreement, "WPG Permitted Liens" shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of WPG (if such reserves are required pursuant to GAAP) or that are otherwise not material, (iii) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed by any Governmental Authority, (iv) Liens that are disclosed on the existing WPG Title Insurance Policies made available by or on behalf of WPG or any WPG Subsidiary to Glimcher prior to the date of this Agreement and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (v) any cashiers', landlords', workers', mechanics', carriers', workmen's, repairmen's and materialmen's liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings or that are otherwise not material, and (vi) any other Liens that do not materially adversely impair the value of the applicable WPG Property or the continued use and operation of the applicable WPG Property as currently used and operated or are being contested in the ordinary course of business in good faith.

        (b)   To the knowledge of WPG, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect, WPG Properties are supplied with utilities and other services reasonably required for their continued operation as they are now being operated.

        (c)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect, each of WPG Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

        (d)   Except where failure to have such policies, individually or in the aggregate, would not be material to WPG and the WPG Subsidiaries or except as provided in Section 5.13(d) of the WPG Disclosure Letter, WPG and each WPG Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each WPG Property (each, a "WPG Title Insurance Policy"). To the knowledge of WPG, no written claim has been made against any WPG Title Insurance Policy, which, individually or in the aggregate, would be material to any WPG Property.

        (e)   As of the date of this Agreement, neither WPG nor any WPG Subsidiary has received any written notice of any condemnation or eminent domain proceeding nor, to the knowledge of WPG, has any condemnation or eminent domain proceeding been threatened with respect to any owned WPG Property or WPG Lease, except for condemnation or eminent domain proceedings that have not had and would not reasonably be expected to have, individually or in the aggregate, a WPG Material Adverse Effect.

        (f)    Except for WPG Permitted Liens and except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a WPG Material Adverse Effect, there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or binding letter of intent to sell or ground lease any WPG Property or any portion thereof that is owned by any WPG Subsidiary, which, in each case, is in favor of any party other than WPG or a WPG Subsidiary.

        Section 5.14    Taxes.     Except as set forth in Section 5.14 of the WPG Disclosure Letter:

        (a)   Each of WPG and each WPG Subsidiary has (i) duly and timely filed (or there have been duly and timely filed on its behalf) with the appropriate Governmental Authority all U.S. federal income and all other material Tax Returns required to be filed by it (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on its behalf) all material Taxes required to be paid by it, whether or not shown (or required to be shown) on any Tax Return (other than such Taxes that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established in the consolidated financial statements contained in the WPG SEC Filings in accordance with GAAP).

        (b)   The financial statements contained in the WPG SEC Filings reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material Taxes payable by WPG and the WPG Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. To the knowledge of WPG, the Taxes payable by WPG and the WPG Subsidiaries since the date of the financial statements contained in the last WPG SEC filings through the Closing Date with respect to all taxable periods and portions thereof through the Closing Date will not materially exceed such reserve as adjusted through the Closing Date for the passage of time and ordinary course business operations of WPG and the WPG Subsidiaries.

        (c)   WPG (i) has operated since May 29, 2014 to the date of this Agreement in such a manner so as to qualify as a REIT for U.S. federal income Tax purposes, (ii) intends to continue to operate in such a manner so as to qualify as a REIT for its taxable year ending on December 31, 2014, and (iii) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status or qualification as a REIT, and no such challenge to its status or qualification as a REIT is pending, being threatened in writing or, to WPG's knowledge, otherwise threatened or asserted.

        (d)   Each WPG Subsidiary has been at all times since the later of its acquisition by WPG or formation through the date hereof, and at all times through the Acquisition Merger (and the consummation thereof) will be, treated for U.S. federal and state income Tax purposes as (i) a partnership or a disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, or (iii) a Taxable REIT Subsidiary.

        (e)   Neither WPG nor any WPG Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to Section 1374 of the Code.

        (f)    (i) There are no Tax Proceedings pending, threatened in writing or, to WPG's knowledge, otherwise threatened or asserted, for and/or in respect of any material Taxes or material Tax Returns of WPG or any WPG Subsidiary and neither WPG nor any WPG Subsidiary is a party to any litigation or administrative proceeding relating to Taxes; (ii) no deficiency for material Taxes of WPG or any WPG Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of WPG, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith by appropriate proceedings or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a WPG Material Adverse Effect; (iii) neither WPG nor any WPG Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any material Tax that has not since expired; (iv) neither WPG nor any WPG Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; (v) neither WPG nor any WPG Subsidiary has received a written claim by any Governmental Authority in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction and (vi) neither WPG nor any WPG Subsidiary has entered into any "closing agreement" within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) that would have any material effect in a post-Closing Tax period.

        (g)   Since its formation, neither WPG nor any WPG Subsidiary that is subject to taxation as a REIT has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code.

        (h)   Each of WPG and each WPG Subsidiary has complied in all material respects with all applicable Laws relating to the collection, withholding (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or any corresponding or similar provisions of state, local or foreign Laws) and remittance of Taxes and has duly and timely collected and withheld and, in each case, paid over to the appropriate Governmental Authorities on or prior to the due date therefor, all material amounts required to be so collected or withheld. To the knowledge of WPG, neither WPG nor any WPG Subsidiary has engaged at any time in any "prohibited transactions" within the meaning of Section 857(b)(6) of the Code. To the knowledge of WPG, neither WPG nor any WPG Subsidiary has engaged in any transaction that would give rise to "redetermined rents, redetermined deductions and excess interest" described in Section 857(b)(7) of the Code.

        (i)    There are no Tax Liens for material Taxes upon any property or assets of WPG or any WPG Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

        (j)    Neither WPG nor any WPG Subsidiary has received or is subject to any ruling of a Governmental Authority that is still in effect or has any request for such ruling pending with any Governmental Authority. Neither WPG nor any WPG Subsidiary has entered into any "closing agreement" within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) or any other agreement with a Governmental Authority, in each case, with respect to any Taxes which agreement will be binding or have effect in a post-Closing Tax period.

        (k)   There are no Tax allocation, Tax sharing or similar agreements or arrangements with respect to or involving WPG or any WPG Subsidiary, in each case, other than agreements solely between or among WPG and/or any WPG Subsidiary, customary tax indemnification provisions of commercial or credit agreements entered into in the ordinary course of business and any WPG Tax Protection Agreements.

        (l)    Neither WPG nor any WPG Subsidiary has participated in any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

        (m)  Neither WPG nor any WPG Subsidiary (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

        Section 5.15    Insurance.     Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a WPG Material Adverse Effect, the insurance policies (including title insurance policies, fidelity bonds or other insurance service contracts) covering the WPG Properties (the "WPG Insurance Policies") are sufficient in order for WPG to comply with all applicable Laws and the requirements of any WPG Lease. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a WPG Material Adverse Effect, there is no claim for coverage by WPG or any WPG Subsidiary pending under any of WPG Insurance Policies that has been denied by the insurer. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a WPG Material Adverse Effect, all premiums payable under all WPG Insurance Policies have been paid, and WPG and the WPG Subsidiaries have otherwise complied in all material respects with the terms and conditions of any material WPG Insurance Policies. To the knowledge of WPG, such WPG Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect and no written notice of cancellation or termination has been received by WPG or any WPG Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation, except for such failure to be in full force and effect or replace such policy that has not had, and would not reasonably be expected to have, individually on in the aggregate, a WPG Material Adverse Effect.

        Section 5.16    Vote Required.     No vote of the holders of WPG Common Stock or holders of WPG LP Units is required to approve this Agreement or the transactions contemplated hereby.

        Section 5.17    Brokers.     No broker, finder or investment banker (other than Citigroup Global Markets Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the

Mergers based upon arrangements made by or on behalf of WPG, WPG LP or any other WPG Subsidiary.

        Section 5.18    Investment Company Act.     None of WPG, WPG LP or any other WPG Subsidiary is required to be registered as an investment company under the Investment Company Act.

        Section 5.19    Sufficient Funds.     At the Acquisition Effective Time, WPG will have available, and WPG will provide WPG LP with sufficient cash or lines of credit available to pay the cash portion of the Merger Consideration and any and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including the Mergers, and any related fees and expenses.

        Section 5.20    Ownership of WPG LP; No Prior Activities.

        (a)   WPG Merger Sub I and WPG Merger Sub II were formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the interests of WPG Merger Sub I and WPG Merger Sub II are owned by WPG LP.

        (b)   Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, WPG Merger Sub I and WPG Merger Sub II have not, and will not have prior to the Acquisition Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

        Section 5.21    Takeover Statutes.     None of WPG, WPG LP or any other WPG Subsidiary is the holder of, nor at any time during the last two (2) years has held, 10% or more of the then outstanding Glimcher Common Shares.

        Section 5.22    Material Contracts.     (a) Except as set forth on Section 5.13 or Section 5.22 of the WPG Disclosure Letter or as filed as exhibits to the WPG SEC Filings, as of the date of this Agreement, no WPG Party is a party to or bound by the following (the term "WPG Material Contracts" shall mean, collectively, the documents listed in Section 5.22 of the WPG Disclosure Letter (or required to be so listed)):

            (i)  any Contract that is a "material contract" as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act, other than any such Contract that is not required to be filed under clause (iii)(C) thereof;

           (ii)  any collective bargaining agreement with respect to its employees;

          (iii)  any Contract relating to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business consistent with past practice) in each case requiring aggregate payments by a WPG Entity in excess of $10,000,000 during their remaining term and that is not terminable by such WPG Entity without penalty within ninety (90) days;

          (iv)  agreement or indenture relating to any Indebtedness in an amount in excess of $25,000,000 or any letters of credit or similar instruments issued for the account of any WPG Entity or to mortgaging, pledging or otherwise placing a Lien securing obligations in excess of $25,000,000 on any portion of the assets of the WPG Entity, other than any such agreement, indenture, letter of credit or instrument between or among WPG and the wholly owned WPG Subsidiaries;

           (v)  any Contract or group of related Contracts, including any option agreement, providing for the acquisition or disposition, directly or indirectly, of any business, capital stock or assets or any property (whether by merger, sale of stock, sale of assets or otherwise) and under which any WPG

  Entity has continuing indemnification or other obligations, in each case to the extent material to the WPG Entities, taken as a whole;

          (vi)  any Contract with Simon Property Group or any Affiliate thereof (other than the Simon Purchase Agreement);

         (vii)  any Contract that (i) restricts a WPG Entity from engaging in any line of business or obligates a WPG Entity not to compete with another Person or in any geographic area or during any period of time or that would otherwise limit the freedom of the WPG Entities from engaging in any line of business after the Closing Date or (ii) contains exclusivity obligations or restrictions binding on any WPG Entity or (iii) prohibits any WPG Entity from hiring or soliciting for hire any group of employees or customers, in each case in clause (ii) and (iii) that is material to the WPG Entities, taken as a whole; or

        (viii)  any Contract that prohibits the payment of dividends or distributions in respect of shares of WPG Common Stock or shares of any WPG Entity, prohibit the pledging of the shares of WPG Common Stock or shares of any WPG Entity or prohibit the issuance of guarantees by a WPG Entity, in each case that will not be terminated at or prior to the Closing Date; or

          (ix)  any Contract containing most favored nations pricing provisions or granting to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any assets that, individually or in the aggregate, is material to the WPG Entities, taken as a whole.

        (b)   Except as would not reasonably be expected, individually or in the aggregate, to have a WPG Material Adverse Effect, each Material Contract is valid and binding on each WPG Entity that is a party thereto, as applicable, on one hand, and, to the knowledge of the WPG Parties, each other party thereto, on the other, and is in full force and effect, enforceable against the WPG Entity party thereto and, to the knowledge of the WPG Parties, such other parties, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

        (c)   Except as would not reasonably be expected, individually or in the aggregate, to have a WPG Material Adverse Effect, (i) no WPG Entity has violated or breached, or committed any default under (or, to the knowledge of the WPG Parties, has received written notice alleging default or breach under) any WPG Material Contract; (ii) to the knowledge of the WPG Parties, no other Person that is a party to any WPG Material Contract has violated or breached, or committed any default under (or has received written notice alleging default or breach under) such WPG Material Contract and (iii) to the knowledge of the WPG Parties, as of the date of this Agreement, no other event or circumstance has occurred that, with or without notice or lapse of time or both, would result in or give any party to any WPG Material Contract a right of acceleration or early termination thereof.

        Section 5.23    Financing.     The obligations of WPG and WPG LP under this Agreement are not subject to any conditions regarding WPG's, WPG LP's, their respective Affiliates, or any other Person's ability to obtain any financing with respect to the consummation of the transactions contemplated hereby. The WPG Parties acknowledge and agree, if the Financing has not been obtained, the WPG Parties shall continue to be obligated, prior to any termination of this Agreement pursuant to Section 8.1 and subject to the fulfillment or waiver of the conditions set forth in Article VII, to complete the Mergers and consummate the other transactions contemplated hereby in accordance with the terms and subject to the conditions set forth in this Agreement. WPG has provided to Glimcher a true and complete copy of the commitment letter, dated as of September 16, 2014, from the lenders named therein (collectively, the "Lenders"), including all exhibits, schedules, annexes, attachments and amendments to such letter in effect as of the date of this Agreement and each fee letter of even date therewith related thereto (provided that the provisions in any such fee letter related solely to fees and the economic terms of the "market flex" sections thereof agreed to by the parties may be redacted (none of which redacted provisions relate to, or shall adversely affect, the availability or conditionality (either by imposing new or additional conditions or modifying any existing conditions) of the Financing at the Closing)) (the "Debt Financing Commitment"), from the lenders named therein (collectively, the "Lenders"), pursuant to which the Lenders have agreed, subject to the terms and conditions set forth in the Debt Financing Commitment, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement, related fees and expenses to be incurred by WPG and WPG LP in connection therewith and for the other purposes set forth therein. As of the date of this Agreement, the Debt Financing Commitment is in full force and effect and constitutes a valid, binding and enforceable obligation of WPG and, to the knowledge of WPG, the other parties thereto. As of the date of this Agreement, the Debt Financing Commitment has not been amended, restated, or otherwise modified or waived. As of the date of this Agreement, the commitments contained in the Debt Financing Commitment have not been, to the knowledge of WPG, withdrawn, rescinded or terminated in any respect. As of the date of this Agreement, there are no side letters or other Contracts, arrangements or understandings relating to the Debt Financing Commitment to which WPG, WPG LP or any of their respective Subsidiaries is a party other than as expressly set forth in the Debt Financing Commitment. Assuming the accuracy of the representations and warranties of the Glimcher Parties set forth in this Agreement, the performance by the Glimcher Parties of its obligations hereunder, and the financing is funded in accordance with the Debt Financing Commitment and consummation of the Simon Purchase of Assets, the WPG Parties will have at Closing funds sufficient for the payment of the aggregate cash portion of the Merger Consideration and any other amounts required to be paid pursuant to Article III hereof, the funding of any required refinancings or repayments of any existing Indebtedness of Glimcher or its Subsidiaries in connection with the Mergers and the payment of all Expenses required to be paid by the WPG Parties in connection with this Agreement. WPG has fully paid (or caused to be paid) any and all commitment and other fees in connection with the Debt Financing Commitment that are due as of the date of this Agreement. Except as expressly set forth in the Debt Financing Commitment and except for the payment of customary fees, there are no conditions precedent (including pursuant to any "flex" provisions) related to the funding of the full amount of the loans to be provided pursuant to the Debt Financing Commitment. As of the date of this Agreement, no event has occurred that with or without notice, lapse of time or both, would reasonably constitute a default under the Debt Financing Commitment on the part of WPG, WPG LP, or, to the knowledge of WPG, any of the other parties thereto.

        Section 5.24    Simon Purchase Agreement and Simon Side Letter.     The WPG Parties acknowledge and agree that the consummation of the Simon Purchase of Assets is not a condition to the Closing. If the Simon Purchase of Assets has not been consummated, the WPG Parties shall continue to be obligated, prior to any termination of this Agreement pursuant to Section 8.1 and subject to the fulfillment or waiver of the conditions set forth in Article VII, to complete the Mergers and consummate the other transactions contemplated hereby in accordance with the terms and subject to the conditions set forth in this Agreement. WPG has provided to Glimcher a true, complete and fully executed copy of the Purchase Agreement, dated as of September 16, 2014, by and between WPG and Simon LP (the "Simon Purchase Agreement"), including all exhibits, schedules, annexes, attachments and amendments to the Simon Purchase Agreement, pursuant to which Simon LP has agreed to purchase certain properties of Glimcher LP (the "Designated Properties") on the terms set forth therein, with such purchase to occur as of immediately prior to the Acquisition Merger Effective Time (such purchase, the "Simon Purchase of Assets"). As of the execution and delivery of this Agreement, the Simon Purchase Agreement and the Simon Side Letter are in full force and effect and constitute the legal, valid and binding obligation of WPG, and, with respect to the Simon Purchase Agreement, to the knowledge of WPG, the other parties thereto, enforceable in accordance with its terms against WPG and, to the knowledge of WPG, each of the other parties thereto, except as limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity. The Simon Purchase Agreement and the Simon Side Letter have not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the respective commitments contained in the Simon Purchase Agreement and the Simon Side Letter have not been withdrawn, rescinded, terminated, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the date of this Agreement, there are no side letters or other Contracts or arrangements or understandings to which WPG, WPG LP or any of their respective Affiliates is a party related to the Simon Purchase of Assets other than the Simon Purchase Agreement and the Simon Side Letter. There are no conditions precedent related to the consummation of the Simon Purchase of Assets pursuant to the Simon Purchase Agreement, other than as expressly set forth in the Simon Purchase Agreement and the Simon Side Letter. As of the execution and delivery of this Agreement, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) or result in a failure to satisfy a condition precedent, in each case, on the part of WPG or, to the knowledge of WPG, any Simon party, under the Simon Purchase Agreement or the Simon Side Letter, and (ii) WPG does not have any reason to believe that any of the conditions to the Simon Purchase of Assets will not be satisfied or that the Simon Purchase of Assets will not be consummated immediately prior to the Acquisition Merger Effective Time.

        Section 5.25    Affiliate Transactions.     Except as set forth in Section 5.26 of the WPG Disclosure Letter or in WPG SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from May 28, 2014 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between WPG or any WPG Subsidiary, on the one hand, and any Affiliates (other than WPG Subsidiaries) of WPG or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

        Section 5.26    No Other Representations or Warranties.     Except for the representations and warranties expressly contained in this Article V, each of the Glimcher Parties acknowledges that none of the WPG Parties nor any Person acting on their behalf (including their auditors, attorneys, financial advisors, other consultants or advisors) make any other express or any implied representations or warranties whatsoever and specifically (but without limiting the generality of the foregoing) that neither of the WPG Parties nor any Person acting on their behalf (including their auditors, attorneys, financial advisors, other consultants or advisors) make any representation or warranty with respect to (i) WPG or any WPG Subsidiaries, any of their businesses, affairs, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to WPG or the WPG Subsidiaries or (ii) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by the WPG Parties or any Person acting on their behalf (including their auditors, attorneys, financial advisors, other consultants or advisors) to any Glimcher Party, any Affiliate of a Glimcher Party or any Person acting on any of their behalf, including in any "data rooms" or management presentations.

Article VI

COVENANTS AND AGREEMENTS

        Section 6.1    Conduct of Business by Glimcher.

        (a)   Glimcher and Glimcher LP each covenants and agrees that, between the date of this Agreement and the earlier to occur of the Acquisition Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the "Interim Period"), except to the extent required by Law, as may be agreed in writing by WPG (such consent not to be unreasonably withheld), or as may be expressly required by this Agreement, Glimcher shall, and shall cause each of the other Glimcher Entities to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practice, and (ii) to the extent consistent with clause (i), use its reasonable best efforts to maintain its assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Glimcher's or the Glimcher Subsidiaries' control excepted), preserve intact its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers, maintain all Glimcher Insurance Policies (or other insurance in at least such amounts and against at least such risks and losses are consistent in all material respects with the Glimcher Insurance Policies), and maintain the status of Glimcher as a REIT and the status of Glimcher LP as a partnership for U.S. federal income tax purposes.

        (b)   Without limiting the foregoing, Glimcher covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by WPG (such consent not to be unreasonably withheld), as may be expressly required by this Agreement, or as set forth in Section 6.1(b) of the Glimcher Disclosure Letter, Glimcher shall not, and shall cause the other Glimcher Entities not to, do any of the following:

            (i)  amend or propose to amend the Glimcher Declaration of Trust or the Glimcher Bylaws (or such equivalent organizational or governing documents of any Glimcher Subsidiary), waive the stock ownership limit under the Glimcher Declaration of Trust or create an Excepted Holder Limit (as defined in the Glimcher Declaration of Trust);

           (ii)  split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Glimcher or any Glimcher Subsidiary (other than any wholly owned Glimcher Subsidiary);

          (iii)  declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to Glimcher Common Shares or any interests in any Glimcher Subsidiary or other equity securities or ownership interests in Glimcher or any Glimcher Subsidiary, except for (A) the authorization, declaration and payment by Glimcher of (x) quarterly dividends on the Glimcher Common Shares in accordance with past practice (including in terms of timing) at a rate not to exceed an annualized rate of $0.40 per Glimcher Common Share, and (y) dividends on the Glimcher Preferred Shares in accordance with their terms, (B) the declaration and payment by Glimcher LP of (x) quarterly distributions on the Glimcher LP Units in the same amount as the dividend per Glimcher Common Share permitted pursuant to (A), (y) distributions on the Glimcher Preferred Units in accordance with their terms and (z) the declaration and payment by Glimcher LP of such other distributions as required under the Glimcher LP Agreement, (C) the declaration and payment of dividends or other distributions to Glimcher or any wholly owned Glimcher Subsidiary by any directly or indirectly wholly owned Glimcher Subsidiary, (D) distributions by any Glimcher Subsidiary that is not wholly owned, directly or indirectly, by Glimcher, in accordance with the requirements of the organizational documents of such Glimcher Subsidiary, (E) dividends or dividend equivalents accrued or paid with respect to Glimcher Equity Awards (to the extent permitted under the terms of the applicable

  Glimcher Equity Plan and/or an applicable award agreement, each as in effect on the date of this Agreement) and (F) as provided in Section 6.19; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii), Glimcher and any Glimcher Subsidiary shall be permitted to make distributions, including under Sections 857, 858 or 860 of the Code, necessary for Glimcher to (x) maintain its status as a REIT under the Code or (y) avoid or reduce the imposition of any entity level income or excise Tax under the Code (any such distribution (but not including any distribution described in clauses (A) through (F) above), a "Glimcher Special Distribution");

          (iv)  redeem, repurchase or otherwise acquire, directly or indirectly, any Glimcher Common Shares or other equity interests of Glimcher or a Glimcher Subsidiary, other than (A) the withholding of Glimcher Common Shares to satisfy withholding Tax obligations with respect to the Glimcher Equity Awards outstanding as of the date of this Agreement (to the extent permitted under the terms of the applicable Glimcher Equity Plan and/or an applicable award agreement, each as in effect on the date of this Agreement), (B) the acquisition of Excess Shares (as defined in the Glimcher Declaration of Trust) pursuant to the Glimcher Declaration of Trust or (C) the redemption of Glimcher LP Units as required pursuant to the Glimcher LP Agreement;

           (v)  except for (A) issuances by a wholly owned Glimcher Subsidiary to Glimcher or another wholly owned Glimcher Subsidiary, (B) issuances as a result of exercises of Glimcher Stock Options outstanding as of the date of this Agreement, (C) exchanges of Glimcher LP Units for Glimcher Common Shares pursuant to the Glimcher LP Agreement or (D) conversions of Glimcher Preferred Shares (by the holders thereof) into Glimcher Common Shares pursuant to the applicable Articles Supplementary to the Glimcher Declaration of Trust, issue, sell, pledge, dispose, encumber or grant any Glimcher Common Shares or any of the Glimcher Subsidiaries' capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any Glimcher Common Shares or any of the Glimcher Subsidiaries' capital stock or other equity interests;

          (vi)  except for the Continuing Award Waivers, grant, confer, award, or modify the terms of any Glimcher Equity Awards, convertible securities, or other rights to acquire, or denominated in, any Glimcher Common Shares or any of the Glimcher Subsidiaries' capital stock or other equity securities or amend or modify the Glimcher Equity Plans;

         (vii)  acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $2,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, in an amount for all such transaction in excess of $10,000,000 (provided that the buy-back of space leased to tenants at the Glimcher Properties set forth in Section 6.1(b)(vii) of the Glimcher Disclosure Letter shall not be restricted by the foregoing to the extent such that any such buy-back is not, individually, in excess of $2,500,000), and except acquisitions by Glimcher or any wholly owned Glimcher Subsidiary of or from an existing wholly owned Glimcher Subsidiary;

        (viii)  sell, pledge, assign, transfer, dispose of or effect a deed in lieu of foreclosure with respect to, any property or assets in an amount for all such transactions in excess of $5,000,000 in the aggregate and except for involuntary liens arising by operation of law that would not be material to any Glimcher Property or any assets of Glimcher or any Glimcher Subsidiary;

          (ix)  incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue any Indebtedness for borrowed money of Glimcher or any of the Glimcher Subsidiaries or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Glimcher Subsidiary), except (A) Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $5,000,000 in the aggregate and (B) Indebtedness incurred under any revolving facility of the Glimcher Credit Agreement in the ordinary course of business consistent with past practice in an aggregate amount outstanding at any time not to exceed $200,000,000;

           (x)  make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, Affiliates, agents or consultants), other than (A) by Glimcher or a wholly owned Glimcher Subsidiary to Glimcher or a wholly owned Glimcher Subsidiary, (B) loans or advances required to be made under any of the Glimcher Leases or ground lease pursuant to which any Third Party is a lessee or sublessee on any Glimcher Property, or (C) in satisfaction of obligations pursuant to Contracts existing as of the date of this Agreement and disclosed to WPG prior to the execution of this Agreement;

          (xi)  enter into, renew, materially modify, materially amend or terminate, or waive, release, compromise or assign any material rights or material claims under, any Glimcher Material Contract (or any Contract that, if existing as of the date of this Agreement, would be a Glimcher Material Contract), other than (A) any automatic termination or automatic renewals in accordance with the terms of any existing Glimcher Material Contract, (B) the entry into any Lender Consent and (C) in the ordinary course of business consistent with past practice or as otherwise may be reasonably necessary to comply with the terms of this Agreement;

         (xii)  enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Glimcher Lease (or any lease for real property that, if existing as of the date of this Agreement, would be a Glimcher Lease), except for (A) entering into any new lease or renewing any Glimcher Lease in the ordinary course of business consistent with past practice on market terms and where the aggregate gross leasable area under such Glimcher Lease is less than 20,000 square feet, or (B) terminating any Glimcher Lease (1) in connection with the redevelopment of a Glimcher Property where the aggregate gross leasable area under such Glimcher Lease is less than 20,000 square feet or (2) as a result of a default by the counterparty to such Glimcher Lease (in accordance with the terms of such Glimcher Lease and subject to any applicable cure period therein);

        (xiii)  waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of Glimcher or any Glimcher Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice;

        (xiv)  settle or compromise (A) any legal action, suit, investigation, arbitration or proceeding, in each case made or pending against Glimcher or any of the Glimcher Subsidiaries (other than settlements or compromises providing for the payment of money damages to the extent covered by insurance or not exceeding, $1,000,000 in the aggregate and that do not involve the imposition of injunctive or equitable relief against Glimcher or any Glimcher Subsidiary), or (B) any Action that is the subject of Section 6.7(d) other than in accordance with Section 6.7(d);

         (xv)  except as required pursuant to the terms of any Glimcher Benefit Plan in effect as of the date of this Agreement, (A) grant to any director, officer, employee, or consultant any increase in compensation, or pay or award any bonuses or incentive compensation (other than salary adjustments related to promotions in an amount not to exceed 15% per person or other salary increases in an amount not to exceed 5% per person, in each case, to employees other than officers in the ordinary course of business consistent with past practice), (B) grant to any current or former director, officer, employee, or consultant any increase in severance, retention, change in control, or termination pay, (C) take any action to accelerate the vesting or settlement of any rights or benefits under any Glimcher Benefit Plan, (D) enter into, amend, adopt, or terminate any Benefit Plan or any plan that would have been a Glimcher Benefit Plan if in effect as of the date of this Agreement, (E) provide any funding for any rabbi trust or similar arrangement, or (F) hire any employee or engage any consultant whose annual base salary and target bonus opportunity exceeds $200,000 per annum;

        (xvi)  make any change to its methods of accounting in effect at December 31, 2013, except as required by GAAP (or any interpretation or change thereof), any Governmental Authority or applicable Law;

       (xvii)  take any action, or fail to take any action, which action or failure to act would reasonably be expected to cause (A) Glimcher to fail to qualify as a REIT or (B) any Glimcher Subsidiary to fail to preserve its status as, as the case may be, a partnership or disregarded entity for U.S. federal income tax purposes, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code;

      (xviii)  enter into, amend or modify any Glimcher Tax Protection Agreement, or take any action or fail to take any action that would violate or be inconsistent with any Glimcher Tax Protection Agreement or otherwise give rise to any material liability of Glimcher or any Glimcher Subsidiary with respect thereto;

        (xix)  adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except by a Glimcher Subsidiary in connection with any acquisitions permitted pursuant to clause (vii) above;

         (xx)  make, change or rescind any material election relating to Taxes, adopt or change a material method of Tax accounting, adopt or change any annual Tax accounting period, amend any material Tax Return, settle or compromise any material Tax Proceeding or material Tax liability, enter into any "closing agreement" within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law), or surrender any right to claim a material refund of Taxes, except in each case, to the extent necessary to (x) preserve Glimcher's qualification as a REIT under the Code or (y) qualify or preserve the status of any Glimcher Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary (provided, that prior to taking any action pursuant to clause (x) or (y) above, Glimcher shall inform WPG of such action and shall consult with and cooperate with WPG with respect to such action, but nothing herein shall prevent Glimcher after such consultation from taking such action in its reasonable, good-faith discretion); or

        (xxi)  authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        (c)   Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Glimcher from taking or causing to be taken any action, at any time or from time to time, that in the reasonable judgment of the Glimcher Board is reasonably necessary or appropriate for Glimcher to maintain its qualification as a REIT under the Code or avoid or reduce the imposition of any entity level income or excise Tax under the Code.

        Section 6.2    Conduct of Business by WPG and WPG LP.

        (a)   WPG and WPG LP each covenants and agrees that during the Interim Period, except to the extent required by Law, as may be agreed in writing by Glimcher (such consent not to be unreasonably withheld), or as may be expressly required by this Agreement, WPG shall, and shall cause each of the other WPG Entities to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practice, and (ii) to the extent consistent with clause (i), use its reasonable best efforts to maintain its assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of WPG's or the WPG Subsidiaries' control excepted), preserve intact its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers, maintain all WPG Insurance Policies (or other insurance in at least such amounts and against at least such risks and losses are consistent in all material respects with the WPG Insurance Policies), and maintain the status of WPG as a REIT and the status of WPG LP as a partnership for U.S. federal income tax purposes.

        (b)   Without limiting the foregoing, each WPG Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by Glimcher (such consent not to be unreasonably withheld), as may be expressly required by this Agreement, or as set forth in Section 6.2(a) of the WPG Disclosure Letter, the WPG Parties shall not, and cause the other WPG Entities not to, do any of the following:

            (i)  amend or propose to amend the WPG Charter or WPG Bylaws in a manner that would adversely affect the economic benefits of the Mergers to the holders of the Glimcher Common Shares or the Glimcher Preferred Shares or the partnership agreement and certificate of formation of WPG LP in a manner that would adversely affect the economic benefits of the Mergers to the holders of the Glimcher LP Units or the Glimcher Preferred Units;

           (ii)  split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of the WPG Parties;

          (iii)  adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

          (iv)  declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of WPG Common Stock or any interests in any WPG Subsidiary or other equity securities or ownership interests in WPG or any WPG Subsidiary, except for (A) the authorization, declaration and payment by WPG of quarterly dividends in accordance with past practice (including in terms of timing) at a rate not to exceed an annualized rate of $1.00 per share of WPG Common Stock, (B) the declaration and payment by WPG LP of (x) quarterly distributions on the WPG LP Units in the same amount as the dividend per share of WPG Common Stock permitted pursuant to (A) and (y) the declaration and payment by WPG LP of such other distributions as required under the WPG LP Agreement, (C) the declaration and payment of dividends or other distributions to WPG or any wholly owned WPG Subsidiary by any directly or indirectly wholly owned WPG Subsidiary, (D) distributions by any WPG Subsidiary that is not wholly owned, directly or indirectly, by WPG, in accordance with the requirements of the organizational documents of such WPG Subsidiary, (E) dividends or dividend equivalents accrued or paid with respect to awards issued under the WPG Equity Plans (to the extent permitted under the terms of the applicable WPG Equity Plans and/or an applicable award agreement) and (F) as provided in Section 6.19; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iv), WPG and any WPG Subsidiary shall be permitted to make distributions, including under Sections 857, 858 or 860 of the Code, necessary for WPG to (x) maintain its status as a REIT under the Code or (y) avoid or reduce the imposition of any entity level income or excise Tax under the Code (any such distribution, but not including any distribution described in clauses (A) through (F) above, a "WPG Special Distribution");

           (v)  acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, in each case in an amount of $25,000,000 in the aggregate for all such transactions and except acquisitions by WPG or any wholly owned WPG Subsidiary of or from an existing wholly owned WPG Subsidiary;

          (vi)  sell, pledge, assign, transfer, dispose of or effect a deed in lieu of foreclosure with respect to, any property or assets in an amount, in each case in an amount of $25,000,000 in the aggregate for all such transactions and except for involuntary liens arising by operation of law that would not be material to any WPG Property or any assets of WPG or any WPG Subsidiary;

         (vii)  make any change to its methods of accounting in effect at December 31, 2013, except as required by GAAP (or any interpretation or change thereof), any Governmental Authority or applicable Law;

        (viii)  incur, create or assume any Indebtedness for borrowed money or issue any Indebtedness for borrowed money of WPG or any of the WPG Subsidiaries or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned WPG Subsidiary), except (A) Indebtedness incurred in the ordinary course of business not to exceed $10,000,000 in the aggregate, (B) Indebtedness incurred under any revolving facility of WPG in place as of the date of this Agreement, (C) Indebtedness incurred pursuant to the Debt Commitment Letters; and (D) Indebtedness incurred in connection with the replacement of or in lieu of incurring all or a portion of the financing contemplated by the Debt Commitment Letter;

          (ix)  take any action, or fail to take any action, which action or failure to act would reasonably be expected to cause (A) WPG to fail to qualify as a REIT or (B) WPG LP to fail to qualify as a partnership for U.S. federal income tax purposes;

           (x)  take any action, or fail to take any action, that would give rise to any material liability of WPG or any WPG Subsidiary under any WPG Tax Protection Agreement; or

          (xi)  authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        (c)   Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit WPG from taking or causing to be taken any action, at any time or from time to time, that in the reasonable judgment of the WPG Board is reasonably necessary or appropriate for WPG to maintain its qualification as a REIT under the Code or avoid or reduce the imposition of any entity level income or excise Tax under the Code.

        Section 6.3    Preparation of Form S-4 and Proxy Statement; Shareholder Meeting.

        (a)   As promptly as reasonably practicable following the date of this Agreement, the Parties shall jointly prepare and cause to be filed with the SEC the Form S-4, which will include the Proxy Statement as a prospectus. Each of Glimcher and WPG shall use its reasonable best efforts to (x) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act, and (z) keep the Form S-4 effective for so long as necessary to complete the Mergers. Each of Glimcher and WPG shall furnish all information concerning itself and its Affiliates to the other Parties and provide such other Party such assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement. Each of Glimcher and WPG shall promptly notify the Parties upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the Parties with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement or the Form S-4 received from the SEC and advise the Parties of any oral comments with respect to the Proxy Statement or the Form S-4 received from the SEC. Each of Glimcher and WPG shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement and the Form S-4. Notwithstanding the foregoing, prior to filing the

Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, each of Glimcher and WPG shall cooperate and provide the Parties a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). WPG shall advise Glimcher, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the WPG Common Stock issuable in connection with the Acquisition Merger for offering or sale in any jurisdiction, and WPG and Glimcher shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. WPG shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder in connection with the issuance of the WPG Common Stock in the Acquisition Merger, and Glimcher shall furnish all information concerning Glimcher and the holders of Glimcher Common Share as may be reasonably requested in connection with any such actions.

        (b)   If, at any time prior to the receipt of Glimcher Shareholder Approval, any information relating to Glimcher or WPG, or any of their respective Affiliates, should be discovered by Glimcher or WPG which, in the reasonable judgment of Glimcher or WPG, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and Glimcher and WPG shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of Glimcher and the stockholders of WPG. Nothing in this Section 6.3(b) shall limit the obligations of any Party under Section 6.3(a). For purposes of Section 4.7, Section 5.7 and this Section 6.3, any information concerning or related to Glimcher, its Affiliates or Glimcher Shareholder Meeting will be deemed to have been provided by Glimcher, and any information concerning or related to WPG or its Affiliates will be deemed to have been provided by WPG.

        (c)   As promptly as practicable following the effectiveness of the Form S-4, Glimcher shall, in accordance with applicable Law and the Glimcher Declaration of Trust and Glimcher Bylaws, establish a record date for, duly call, give notice of, convene and hold Glimcher Shareholder Meeting; provided, however, Glimcher will have the right to make one or more successive postponements or adjournments of the Glimcher Shareholder Meeting (i) if on a date on which the Glimcher Shareholder Meeting is scheduled, Glimcher has not received proxies representing a sufficient number of Glimcher Common Shares to obtain the Glimcher Shareholder Approval, whether or not a quorum is present or (ii) to the extent necessary to ensure that any amendment or supplement to the Proxy Statement or Form S-4 is timely provided to the holders of Glimcher Common Shares; provided, further, that any particular adjournment shall be no longer than 30 days after the date on which the Glimcher Shareholder Meeting was scheduled (either originally or as adjourned) and no postponement shall provide for the Glimcher Shareholder Meeting to occur on any day after the date that is twenty (20) Business Days prior to the Outside Date. Glimcher shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the shareholders of Glimcher entitled to vote at Glimcher Shareholder Meeting and to hold the Glimcher Shareholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act, subject to the immediately prior sentence. Glimcher shall, through the Glimcher Board, recommend to its shareholders that they give Glimcher Shareholder Approval, include such recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain Glimcher Shareholder Approval, unless the Glimcher Board shall have made an Adverse Recommendation Change as permitted by Section 6.5(d); provided, however, Glimcher's obligation to duly call, give notice of, convene and hold Glimcher Shareholder Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change.

        Section 6.4    Access to Information; Confidentiality.

        (a)   During the Interim Period, to the extent permitted by applicable Law, each Party shall, and shall cause each of its Subsidiaries to, (x) afford to the other Parties and to their Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their properties, offices, books, contracts, commitments, personnel and records and, during such period, each Party shall and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other Parties (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as the other Parties may reasonably request and (y) afford to the other Parties and to any nationally recognized accounting firm selected by such other Parties access to all of their properties, offices, books, contracts, commitments, personnel and records, and any other items as such other Parties or such accounting firm may reasonably request. Notwithstanding the foregoing, neither Glimcher nor WPG shall be required by this Section 6.4 to provide the other Parties or their Representatives with access to or to disclose information (x) if such access or disclosure would result in a breach of an agreement with a Third Party entered into prior to the date of this Agreement (provided, however, that the disclosing Party shall use its reasonable best efforts to obtain the required consent of such Third Party to such access or disclosure), (y) the disclosure of which would violate any Law or legal duty of the Party or any of its Representatives (provided, however, that the disclosing Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or legal duty), or (z) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the disclosing Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege).

        (b)   Any non-public information exchanged pursuant to this Section 6.4 shall be subject to the terms of the Confidentiality Agreement.

        (c)   No investigation by any of the Parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of any other Party set forth herein.

        Section 6.5    Acquisition Proposals.

        (a)   Subject to the other provisions of this Section 6.5, during the Interim Period, Glimcher agrees that it shall not, and shall cause each of the other Glimcher Entities and its and their officers and directors and direct its other Representatives not to, directly or indirectly through another Person, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) engage in any discussions or negotiations regarding, or furnish to any Third Party any non-public information in connection with, or knowingly facilitate any Third Party in making any Acquisition Proposal or (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement or option agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.5) providing for or relating to an Acquisition Proposal (an "Alternative Acquisition Agreement").

        (b)   Notwithstanding Section 6.5(a) or anything else in this Agreement to the contrary, at any time prior to obtaining Glimcher Shareholder Approval, Glimcher or any Glimcher Entity may, directly or indirectly through any Representative, in response to an unsolicited bona fide written Acquisition Proposal by a Third Party made after the date of this Agreement, (i) furnish non-public information to such Third Party making an Acquisition Proposal and its Representatives (provided, however, that (A) prior to so furnishing such information, Glimcher receives from the Third Party an executed Acceptable Confidentiality Agreement, and (B) any non-public information concerning the Glimcher

Entities that is provided to such Third Party shall, to the extent not previously provided to the WPG Parties, be provided to the WPG Parties prior to or substantially at the same time that such information is provided to such Third Party), and (ii) engage in discussions or negotiations with such Third Party and its Representatives with respect to the Acquisition Proposal if, in the case of each of clauses (i) and (ii), the Glimcher Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes, or could reasonably be likely to result in, a Superior Proposal.

        (c)   Glimcher shall notify WPG promptly (but in no event later than twenty-four (24) hours) after receipt by an officer of Glimcher or trustee on the Glimcher Board of any Acquisition Proposal or any inquiry from any Person seeking to have discussions or negotiations with any Glimcher Entity or any of its Representatives relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Third Party making the Acquisition Proposal or such inquiry and the material terms and conditions of any such Acquisition Proposals or inquiries (including a copy thereof if in writing and any drafts and final versions of agreements related thereto (which documentation may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Acquisition Proposal or inquiry)). Glimcher shall also promptly, and in any event within twenty-four (24) hours, notify WPG orally and in writing, if any Glimcher Entity or any of its Representatives enters into discussions or negotiations concerning any Acquisition Proposal or provides non-public information or data to any Person in accordance with Section 6.5(b) and keep WPG reasonably informed of the status and material terms of any such Acquisition Proposals on a reasonably current basis, including by providing a copy of all drafts and final versions of agreements relating thereto (which may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Acquisition Proposal).

        (d)   Except as permitted by this Section 6.5(d), neither the Glimcher Board nor any committee thereof shall (i) withhold, withdraw or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to any WPG Party, the Glimcher Recommendation, (ii) approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any Acquisition Proposal, (iii) fail to include the Glimcher Recommendation in the Proxy Statement, (iv) fail to publicly recommend against any Acquisition Proposal, or fail to publicly reaffirm the Glimcher Recommendation, in each case, within ten (10) Business Days after the written request of WPG following an Acquisition Proposal that has been publicly announced (or such fewer number of days as remains prior to the Glimcher Shareholder Meeting, as it may be adjourned or postponed) (any of the actions described in clauses (i), (ii), (iii) or (iv) of this Section 6.5(d), an "Adverse Recommendation Change"). Notwithstanding anything to the contrary set forth in this Agreement (A) at any time prior to obtaining the Glimcher Shareholder Approval, if the Glimcher Board (x) has received an unsolicited bona fide Acquisition Proposal that was not solicited in breach of this Section 6.5 and that, in the good-faith determination of the Glimcher Board, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by the WPG Parties pursuant to Section 6.5(e) and (y) determines in good faith, after consultation with outside legal counsel, that failure to take such action could reasonably be expected to be inconsistent with the trustees' duties under applicable Law, then in such case Glimcher may (i) terminate this Agreement pursuant to Section 8.1(c)(ii) or (ii) make an Adverse Recommendation Change, and, in the case of a termination, Glimcher may immediately prior to or concurrently with such termination of this Agreement, enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; or (B) other than in response to an Acquisition Proposal, if the Glimcher Board determines in good faith, after consultation with outside legal counsel, that failure to take such action could reasonably be expected to be inconsistent with the trustees' duties under applicable Law, Glimcher may make an Adverse Recommendation Change.

        (e)   The Glimcher Board shall not be entitled to effect an Adverse Recommendation Change pursuant to Section 6.5(d) or terminate this Agreement pursuant to Section 8.1(c)(ii) unless (i) Glimcher has provided a written notice (a "Notice of Adverse Recommendation Change") to the WPG Parties that the Glimcher Board intends to take such action, specifying in reasonable detail the reasons therefor and, in the case of an Adverse Recommendation Change pursuant to Section 6.5(d)(A), describing the material terms and conditions of, and attaching a complete copy of, the Superior Proposal that is the basis of such action (it being understood that such material terms shall include the identity of the Third Party, but which documentation may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Superior Proposal), (ii) during the 72-hour period following the WPG Parties' receipt of the Notice of Adverse Recommendation Change (the "Negotiation Period"), Glimcher shall, and shall cause its Representatives to, negotiate with the WPG Parties in good faith (to the extent the WPG Parties request to negotiate) to make such adjustments in the terms and conditions of this Agreement to obviate the need to make such Adverse Recommendation Change or terminate this Agreement, and (iii) following the end of such 72-hour period, the Glimcher Board shall have determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by the WPG Parties in response to the Notice of Adverse Recommendation Change or otherwise, (x) that in the case of an Adverse Recommendation Change pursuant to Section 6.5(d)(A), the Superior Proposal giving rise to the Notice of Adverse Recommendation Change continues to constitute a Superior Proposal, and (y) in the case of an Adverse Recommendation Change pursuant to Section 6.5(d)(B), after consultation with outside legal counsel, that failure to take such action could reasonably be expected to be inconsistent with the trustees' duties under applicable Law. Any material change to the terms of such Superior Proposal, including any change to the financial terms, shall require a new Notice of Adverse Recommendation Change and the provisions of this Section 6.5(e) shall apply one additional time to such Superior Proposal; provided, however, that in connection with the second Negotiation Period, if any, references to 72-hours above shall be deemed to be references to 48-hours instead. In no event will there be more than two (2) Negotiation Periods and Glimcher will not be required to deliver more than two (2) Notices of Adverse Recommendation Change or to comply with any of the other provisions of this Section 6.5(e) that would have otherwise been applicable had Glimcher delivered additional Notices of Adverse Recommendation Change.

        (f)    Nothing contained in this Section 6.5 or elsewhere in this Agreement shall prohibit Glimcher or the Glimcher Board, directly or indirectly through its Representatives, from (i) complying with its disclosure obligations under applicable Law with respect to an Acquisition Proposal, including taking and disclosing to Glimcher's shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any disclosure to its shareholders if the Glimcher Board has determined, after consultation with outside legal counsel, that the failure to do so could reasonably be expected to be inconsistent with the trustees' duties under applicable Law or (ii) making a "stop, look and listen" or similar communication to the holders of Glimcher Common Shares of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, the foregoing shall not permit the Glimcher Board to make any Adverse Recommendation Change except as permitted by Section 6.5(d) and Section 6.5(e).

        (g)   Upon execution of this Agreement, Glimcher shall, and shall cause each of the other Glimcher Entities, and its and their officers and directors and direct its other Representatives to (i) immediately cease any existing discussions, negotiations or communications with any Person conducted heretofore with respect to any Acquisition Proposal and (ii) take such action as is necessary to enforce any confidentiality provisions or provisions of similar effect to which any Glimcher Entity is a party or of which any Glimcher Entity is a beneficiary. Glimcher shall use reasonable best efforts to cause all Third Parties who have been furnished confidential information regarding any Glimcher Entity in connection with the solicitation of or discussions regarding an Acquisition Proposal within the six (6)

months prior to the date of this Agreement to promptly return or destroy such information (to the extent that they are entitled to have such information returned or destroyed).

        (h)   For purposes of this Agreement:

            (i)  "Acquisition Proposal" shall mean any proposal or offer made by any Person, whether in one transaction or a series of related transactions, relating to (i) any merger, consolidation, share exchange, business combination or similar transaction involving any of the Glimcher Entities, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of any Glimcher Entity representing fifteen percent (15%) or more of the consolidated assets of the Glimcher Entities, taken as a whole as determined on a book-value basis (including any Indebtedness secured solely by such asset), (iii) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing fifteen percent (15%) or more of the voting power of Glimcher, (iv) any tender offer or exchange offer in which any Person or "group" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of fifteen percent (15%) or more of the outstanding shares of any class of voting securities of Glimcher, or (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Glimcher in which a Third Party shall acquire beneficial ownership of fifteen percent (15%) or more of the outstanding shares of any class of voting securities of Glimcher; provided, however, that the term "Acquisition Proposal" shall not include the Mergers or the other transactions contemplated by this Agreement.

           (ii)  "Superior Proposal" shall mean a bona fide written Acquisition Proposal (except that, for purposes of this definition, the references in the definition of "Acquisition Proposal" to "fifteen percent (15%)" shall be replaced by "fifty percent (50%)") made by a Third Party on terms that the Glimcher Board determines in good faith, after consultation with Glimcher's outside legal counsel and financial advisors, would result, if consummated, in a transaction that is more favorable from a financial point of view to the holders of Glimcher Common Shares than the Mergers and other transactions contemplated hereby after taking into account the likelihood and timing of consummation (as compared to the transactions contemplated hereby) and such other matters that the Glimcher Board deems relevant, including legal, financial (including the financing terms of any such Acquisition Proposal), regulatory and other aspects of such Acquisition Proposal and the identity of the Person making such proposal.

        Section 6.6    Appropriate Action; Consents; Filings.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement, Glimcher and each of the WPG Parties shall and shall cause the other Glimcher Entities and the other WPG Entities, respectively, to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents (including the Lender Consents) and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement (including promptly responding to all requests by a Governmental Authority or other Person for additional information in support of any such filing or request for approval or waiver), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

        (b)   In connection with and without limiting the foregoing, each of the WPG Parties and the Glimcher Parties shall give (or shall cause the other WPG Entities or the other Glimcher Entities, respectively, to give) any notices to Third Parties, and each of the WPG Parties and the Glimcher Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any Third Party consents not covered by Section 6.6(a) that are necessary, proper or advisable to consummate the Mergers. Each of the Parties will furnish to the other Parties such necessary information and reasonable assistance as the other Parties may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement. The Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other Parties and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the Parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

        (c)   Notwithstanding anything in this Section 6.6 to the contrary, Glimcher shall not be required pursuant to this Section 6.6 to propose, commit to or effect any action that is not conditioned on the consummation of the Mergers.

        Section 6.7    Notification of Certain Matters; Transaction Litigation.

        (a)   Glimcher shall give prompt notice to WPG, and WPG shall give prompt notice to Glimcher, of any notice or other communication received by such Party or its Subsidiaries from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

        (b)   Glimcher shall give prompt notice to WPG, and WPG shall give prompt notice to Glimcher, if (i) any representation or warranty made by it or its Subsidiaries contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it or its Subsidiaries fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement and the failure to comply with this Section 6.7 will not constitute a breach or noncompliance of a covenant by such Party for determining the satisfaction of the conditions set forth in Section 7.2(b) or Section 7.3(b). Without limiting the foregoing, Glimcher shall give prompt notice to WPG, and WPG shall give prompt notice to Glimcher, if, to the knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed.

        (c)   Each of the Parties agrees to give prompt written notice to the other Parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the other Glimcher Entities or the other WPG Entities, respectively, which could reasonably be expected to have, individually or in the aggregate, a Glimcher Material Adverse Effect or a WPG Material Adverse Effect, as the case may be.

        (d)   Glimcher shall give prompt notice to WPG, and WPG shall give prompt notice to Glimcher, of any Action commenced or, to such Party's knowledge, threatened against, relating to or involving such Party or any of the other Glimcher Entities or the other WPG Entities, respectively, which relate to this Agreement, the Mergers or the other transactions contemplated by this Agreement. Glimcher shall give the WPG Parties the opportunity to reasonably participate, subject to a customary joint defense agreement, in (but not control) the defense and settlement of any shareholder litigation against any Glimcher Entity and/or its directors relating to this Agreement or the transactions contemplated hereby, and no such settlement shall be agreed to without WPG's prior written consent (such consent not to be unreasonably withheld). The WPG Parties shall give Glimcher the opportunity to reasonably participate, subject to a customary joint defense agreement, in (but not control) the defense and settlement of any stockholder litigation against the WPG Parties and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Glimcher's prior written consent (such consent not to be unreasonably withheld).

        Section 6.8    Public Announcements.     Except with respect to, or following an Adverse Recommendation Change made in accordance with the terms of this Agreement, and except to the extent disclosed in or consistent with the Proxy Statement and Form S-4, for so long as this Agreement is in effect, the Parties shall, and shall cause their respective Affiliates to, to the extent reasonably practicable, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby, and none of the Parties shall issue any such press release or make any such public statement or filing prior to such consultation; provided, however, that a Party may, without consulting with the other Parties, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange or the applicable provisions of any listing agreement of any Party hereto.

        Section 6.9    Directors' and Officers' Indemnification and Insurance.

        (a)   From and after the Acquisition Effective Time, the Surviving Entity and its Subsidiaries shall, and WPG shall cause the Surviving Company and its Subsidiaries to, (i) honor and maintain in effect for a period of six years from the Acquisition Effective Time all rights to exculpation, indemnification and advancement of expenses of each Indemnitee provided to such Indemnitee by Glimcher and the Glimcher Subsidiaries immediately prior to the Acquisition Effective Time in the Glimcher Declaration of Trust and the Glimcher Bylaws or each of the Glimcher Subsidiaries' respective articles, certificates of incorporation, declaration of trust or bylaws (or comparable organizational or governing documents)

as the case may be, as in effect on the date of this Agreement and (ii) honor all rights to exculpation, indemnification and advancement of expenses of each Indemnitee as provided in any indemnification or other agreement to which Glimcher or any Glimcher Subsidiary is a party as of the date of this Agreement; provided that such exculpation, indemnification and advancement of expenses covers actions or omissions at or prior to the Partnership Merger Effective Time, including all transactions contemplated by this Agreement. WPG further agrees that it shall not, and shall cause the Surviving Entity and its Subsidiaries not to, amend, repeal or otherwise modify any of the foregoing provisions in any manner that would adversely affect the rights thereunder of the Indemnitees and that all rights to exculpation, indemnification and advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the final disposition of such Action.

        (b)   Without limiting or being limited by the provisions of Section 6.9(a), during the period commencing as of the Acquisition Effective Time and ending on the sixth (6th) anniversary of the Acquisition Effective Time, the Surviving Entity shall (and WPG shall cause the Surviving Entity to), to the fullest extent permitted by applicable Law: (i) indemnify, defend and hold harmless each Indemnitee against and from any costs or expenses (including attorneys' fees and expenses and disbursements), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action, whether civil, criminal, administrative or investigative, to the extent such Action arises out of or pertains to (x) the fact that the Indemnitee is or was a director, officer, partner, member, trustee, fiduciary or agent of Glimcher or any of the Glimcher Subsidiaries or a fiduciary under any Glimcher Benefit Plan, including any action or omission or alleged action or omission in such Indemnitee's capacity as a director, officer, partner, member, trustee, employee, fiduciary or agent of Glimcher or any of the Glimcher Subsidiaries or as fiduciary under any Glimcher Benefit Plan, or (y) this Agreement or any of the transactions contemplated hereby, including the Mergers, in each case, whether asserted or claimed prior to, at or after the Acquisition Effective Time; and (ii) pay in advance of the final disposition of any such Action the expenses (including attorneys' fees and expenses and disbursements and any expenses incurred by any Indemnitee in connection with enforcing any rights with respect to indemnification) of any Indemnitee without the requirement of any bond or other security, in each case to the fullest extent permitted by Law, but subject to WPG's and the Surviving Entity's receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, WPG or the Surviving Entity (i) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), (ii) shall not have any obligation under this Agreement to any Indemnitee to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnitee shall promptly refund to WPG or the Surviving Entity the amount of all such expenses theretofore advanced pursuant thereto (unless such court orders otherwise) and (iii) shall not settle, compromise or consent to the entry of any judgment in any Action (in which indemnification could be sought by a Indemnitee hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Action or such Indemnitee otherwise consents in writing.

        (c)   Prior to the Acquisition Effective Time, Glimcher may in its discretion, in consultation with WPG, or, if Glimcher declines to do so, WPG may in its discretion cause the Surviving Entity as of the Acquisition Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the coverage afforded by Glimcher's existing directors' and officers' liability insurance policies and Glimcher's existing fiduciary liability insurance policies (collectively, the "D&O Insurance"), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Acquisition Effective Time with respect to any claim arising from facts, acts, events or omissions that occurred during any period of time at or prior to the Partnership Merger Effective Time from one or more insurance carriers with the same or better Best's credit rating as Glimcher's current insurance carrier with respect to D&O Insurance with retentions and levels of coverage that are no less favorable than, and with other terms and conditions that are no less favorable in the aggregate than, the coverage provided under Glimcher's existing policies and with limits of liability that are no lower than the limits on Glimcher's existing policies as long as the annual premium in the aggregate does not exceed, in any one year, three-hundred percent (300%) of the annual aggregate premium(s) under Glimcher's existing policies. If Glimcher or the Surviving Entity for any reason fails to obtain such "tail" insurance policies as of the Acquisition Effective Time, (i) the Surviving Entity shall continue to maintain, and WPG shall cause to be maintained, in effect, for a period of at least six (6) years from and after the Acquisition Effective Time, the D&O Insurance in place as of the date of this Agreement with Glimcher's current insurance carrier or with an insurance carrier with the same or better Best's credit rating as Glimcher's current insurance carrier with respect to D&O Insurance with retentions and levels of coverage that are no less favorable than, and with other terms and conditions that are no less favorable in the aggregate than, the coverage provided under Glimcher's existing policies as of the date of this Agreement, or (ii) WPG shall provide, or shall cause the Surviving Entity to provide, for a period of not less than six (6) years after the Acquisition Effective Time, the Indemnitees who are insured under Glimcher's D&O Insurance with comparable D&O Insurance that provides coverage for facts, events, acts or omissions occurring at or prior to the Partnership Merger Effective Time from an insurance carrier with the same or better credit rating as Glimcher's current insurance carrier and with retentions and levels of coverage that are no less favorable than, and with other terms and conditions that are no less favorable in the aggregate than, the existing policy of Glimcher (which may be provided under WPG's D&O Insurance policy) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that WPG and the Surviving Entity shall not be required to pay an annual premium for the D&O Insurance in excess of (for any one year) three-hundred percent (300%) of the annual premium paid by Glimcher for such insurance as of the date of this Agreement; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, WPG or the Surviving Entity shall be obligated to obtain a policy with the greatest coverage available, with respect to facts, acts, events or omissions occurring prior to the Partnership Merger Effective Time, for a cost not exceeding such amount.

        (d)   The Indemnitees are third-party beneficiaries of this Section 6.9. The provisions of this Section 6.9 shall be for the benefit of, and shall be enforceable by, each Indemnitee and his or her successors, heirs, executors, trustees, fiduciaries, administrators or representatives. WPG shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnitee in successfully enforcing the indemnity and other obligations provided in this Section 6.9.

        (e)   The rights of each Indemnitee under this Section 6.9 shall be in addition to any rights such Person or any employee of Glimcher or any Glimcher Subsidiary may have under the Glimcher Declaration of Trust, the Glimcher Bylaws or the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of any of the Glimcher Subsidiaries, or the Surviving Entity or any of its subsidiaries, or under any applicable Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to Glimcher or its officers, trustees and employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to, or in substitution for, any such claims under any such policies.

        (f)    Notwithstanding anything contained in Section 9.1 or Section 9.7 to the contrary, this Section 6.9 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on all successors and assigns of WPG, the Surviving Entity and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs, executors, trustees, fiduciaries, administrators or representatives. In the event that WPG or the Surviving Entity or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, WPG shall, and shall cause the Surviving Entity to, cause proper provision to be made so that the successors and assigns of WPG or the Surviving Entity, as applicable, shall succeed to the obligations set forth in this Section 6.9.

        Section 6.10    Certain Tax Matters.

        (a)   Each of the Parties shall, and shall cause their respective Affiliates to, (i) prepare all Tax Returns in a manner consistent with the tax treatment and consequences contemplated by Section 3.5 (the "Intended Tax Treatment"), (ii) except to the extent otherwise required pursuant to a "final determination" within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law) not take any position on any Tax Return, in connection with any Tax Proceeding or otherwise that is inconsistent with the Intended Tax Treatment, (iii) not take any action (or fail to take any action) if such action (or failure to act) could reasonably be expected to cause the Acquisition Merger, the Deemed Liquidation or the Partnership Merger not to have the Intended Tax Treatment and (iv) otherwise use their reasonable efforts to cause the Acquisition Merger, the Deemed Liquidation and the Partnership Merger to have the Intended Tax Treatment.

        (b)   Without limiting Section 6.10(a), if WPG reasonably determines in good faith that the Acquisition Merger, the Deemed Liquidation, and the Partnership Merger, taking into account any Pre-Acquisition Restructuring, could reasonably be expected not to result in the Intended Tax Treatment, then WPG may require the contemplated transaction to be restructured in a manner that would, in the reasonable, good-faith judgment of WPG, better assure such tax treatment (or otherwise obtain a cost basis in the assets of Glimcher for U.S. Federal income tax purposes and/or an adjustment to the adjusted basis of each asset of Glimcher LP and its subsidiaries under Section 743(b) of the Code); provided, however, that any such restructuring shall not (i) adversely affect the consideration contemplated by this Agreement to be received by the holders of the Glimcher Common Shares, Glimcher Preferred Shares, Glimcher LP Units or Glimcher Preferred Units or the tax treatment contemplated by Section 3.5 for the holders of the Glimcher Common Shares, Glimcher Preferred Shares, Glimcher LP Units or Glimcher Preferred Units, (ii) jeopardize or materially delay the Closing or (iii) require Glimcher or any Glimcher Subsidiary to take any action in contravention of Law. In the event the transaction is restructured pursuant to a request of WPG under this Section 6.10(b), none of the representations, warranties or covenants of Glimcher or Glimcher LP shall be deemed to apply to, or deemed breached or violated by, any transaction requested by WPG pursuant to this Section 6.10(b). If Glimcher reasonably determines in good faith that the Partnership Merger could reasonably be expected not to result in the Intended Tax Treatment to the holders of Glimcher LP Units and Glimcher Preferred Units, WPG will consider in good faith any proposed restructuring of the transactions by Glimcher that would better assure such tax treatment. In the event of any restructuring in accordance with this Section 6.10(b), the Parties shall amend this Agreement as necessary or appropriate to reflect such restructuring.

        (c)   WPG shall, with Glimcher's good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer, recording, registration stamp or similar Taxes that become payable in connection with the transactions contemplated by this Agreement (collectively, "Transfer Taxes") and WPG and Glimcher shall cooperate to minimize the amount of Transfer Taxes to the extent permitted by applicable Law.

        (d)   On the Closing Date, prior to the Acquisition Merger, Glimcher shall deliver to WPG LP a duly executed certificate of non-foreign status, dated as of the Closing Date, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B).

        Section 6.11    Section 16 Matters.     Prior to the Acquisition Effective Time, Glimcher and WPG shall, as applicable, take all such steps to cause any dispositions or acquisitions of Glimcher Common Share or WPG Common Stock (including derivative securities related to Glimcher Common Shares or WPG Common Stock, as applicable) resulting from the Mergers and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Glimcher as of immediately prior to the Acquisition Effective Time or will become subject to such reporting requirements with respect to WPG, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law. Upon request, Glimcher shall promptly furnish WPG with all requisite information for WPG to take the actions contemplated by this Section 6.11.

        Section 6.12    Stock Exchange Listing.     WPG shall use its reasonable best efforts to cause (i) the shares of WPG Common Stock to be issued in the Acquisition Merger, (ii) shares of WPG Common Stock to be reserved for issuance in connection with the Acquisition Merger and (iii) shares of New WPG Preferred Stock to be issued in the Acquisition Merger, each to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Acquisition Effective Time.

        Section 6.13    Employee Matters.

        (a)   As of the Acquisition Effective Time and for one (1) year thereafter, WPG shall provide, or shall cause the WPG Subsidiaries to provide, each employee of Glimcher or any Glimcher Subsidiaries who continues employment with WPG or any WPG Subsidiary following the Acquisition Effective Time (other than such employees covered by a Collective Bargaining Agreement) (the "Continuing Employees"), (i) a base salary or regular hourly wage and target annual bonus opportunities that are no less favorable than the base salary or regular hourly wage and target annual bonus opportunities provided to each such Continuing Employee by Glimcher and the Glimcher Subsidiaries immediately prior to the Acquisition Effective Time, and (ii) all other compensation and employee benefits that are, in the aggregate, no less favorable than those provided to each such Continuing Employee by Glimcher and the Glimcher Subsidiaries immediately prior to the Acquisition Effective Time. Each employee of Glimcher or any Glimcher Subsidiary who as of immediately prior to the Acquisition Effective Time is covered by a Collective Bargaining Agreement shall be provided with compensation and benefits consistent with the terms of the Collective Bargaining Agreement.

        (b)   WPG shall, or shall cause the WPG Subsidiaries to, cause its Benefit Plans to take into account, for purposes of eligibility, vesting, levels of benefits and benefit accrual thereunder, the service of the Continuing Employees with Glimcher and the Glimcher Subsidiaries (including any predecessor entities) as if such service were with WPG, to the same extent that such service was credited under a comparable Glimcher Benefit Plan (except to the extent it would result in a duplication of benefits for the same period of service).

        (c)   From and after the Acquisition Effective Time, with respect to each Continuing Employee (and their respective beneficiaries), WPG shall use reasonable commercial efforts to cause each disability, medical, dental, or health plan of WPG or the WPG Subsidiaries to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable disability, medical, dental, or health plans of Glimcher or the Glimcher Subsidiaries, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such Continuing Employees and their respective beneficiaries during the portion of the calendar year prior to commencement of participation in such WPG Benefit Plan, and (iii) waive any waiting period limitation, evidence of insurability requirement or actively-at-work requirement which would otherwise be applicable to such Continuing Employee and their respective beneficiaries on or after the Acquisition Effective Time to the extent such Continuing Employee or beneficiary had satisfied any similar limitation or requirement under an analogous plan prior to the Acquisition Effective Time.

        (d)   All fiscal year 2014 bonus amounts under annual bonus, sales and other cash incentive plans of Glimcher and the Glimcher Subsidiaries (the "FY2014 Bonuses") will be calculated and paid (both in terms of timing and amount) in the ordinary course of business consistent with past practice (including as to timing of determination of achievement of applicable performance targets and as to timing of payment); provided, that, the applicable performance targets may be adjusted, as reasonably determined by the Glimcher Board (or a committee thereof) prior to the Closing Date and approved by WPG (such approval not to be unreasonably withheld), to reflect any non-recurring charges incurred or accrued by Glimcher and the Glimcher Subsidiaries during the 2014 fiscal year (whether prior to or following the Acquisition Effective Time) that arise as a direct result of the transactions contemplated by this Agreement and that would not reasonably be expected to have been incurred by Glimcher and the Glimcher Subsidiaries had the transactions contemplated by this Agreement not taken place.

        (e)   No later than May 31, 2015, WPG shall, or shall cause an applicable WPG Subsidiary to, grant long-term incentive awards (under the applicable WPG Equity Plan(s)) to eligible Continuing Employees, with such grants to be made in the ordinary course of business and consistent with the past practices of Glimcher and the Glimcher Subsidiaries (including as to timing and amount of such grants).

        (f)    In the event that WPG and Glimcher reasonably determine that the Acquisition Effective Time will not occur prior to December 31, 2014, to the extent reasonably requested by WPG, Glimcher and the Glimcher Subsidiaries shall, in order to mitigate the impact of Sections 280G and 4999 of the Code, make or deliver payments or awards in 2014 that (i) are earned in 2014 and payable in the ordinary course of business in 2015, or (ii) would be earned or eligible to be earned in the ordinary course of business in 2014, but that Glimcher and WPG reasonably determine in 2014 are substantially certain to be earned in whole or in part.

        (g)   Nothing herein shall (i) be treated as an amendment to any Benefit Plan, (ii) limit the ability of WPG to amend or terminate any Benefit Plan in accordance with its terms at any time, (iii) limit the ability of WPG to retain or terminate the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any current or former director, officer, employee, or independent contractor of Glimcher or the Glimcher Subsidiaries, or any beneficiary or dependent thereof, with respect to the compensation, terms, and conditions of employment and/or benefits that may be provided to any Continuing Employee by WPG or the WPG Subsidiaries or under any Benefit Plan which WPG or the WPG Subsidiaries may maintain or otherwise.

        Section 6.14    Financing.

        (a)   Glimcher shall, and shall cause the other Glimcher Entities and their respective Representatives to, use their reasonable best efforts to provide all cooperation reasonably requested by WPG that is necessary, proper or advisable in connection with the arrangement, marketing and consummation of any Financing by the WPG Parties or their Affiliates in connection with the Mergers and the other transactions pursuant thereto or contemplated hereby (provided, however, that such requested cooperation does not unreasonably interfere with the ongoing operations of Glimcher or the Glimcher Subsidiaries), including using reasonable best efforts to (i) participate as reasonably requested in, and provide assistance to WPG with, the marketing efforts related to any such Financing; (ii) participate as reasonably requested by WPG (including the participation in a reasonable number of meetings by senior management) and provide assistance to WPG in the preparation of rating agency presentations and meetings with rating agencies, roadshows, due diligence sessions, drafting sessions and meetings with prospective lenders and debt investors, in each case, with respect to the Financing; (iii) deliver to WPG Parties and their Financing Sources as promptly as reasonably practicable such financial and other information relating to Glimcher customary or reasonably necessary for the completion of any such Financing to the extent reasonably requested by WPG in connection with the preparation of customary offering or information documents to be used for any such Financing, including all information and data necessary to satisfy Section 2 of the Debt Financing Commitment; (iv) cause its independent auditors to cooperate with any such Financing consistent with their customary practice, including assisting WPG in obtaining (A) customary consents (including consents with respect to inclusion of Glimcher's financial statements and any audit opinions in respect thereof in any prospectus or offering memorandum or similar documents for any portion of such Financing), (B) customary "comfort letters" (including customary "negative assurances") of Glimcher's independent auditors and (C) the cooperation of Glimcher's independent auditors to provide customary assistance with due diligence activities of WPG and the Financing Sources and customary consents to the inclusion of audit reports in any relevant marketing materials, registration statements and related governmental filings; and (v) provide authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders containing a representation to the Financing Sources that the information provided by Glimcher for inclusion in the public side versions of such documents, if any, does not include material non-public information about Glimcher or its Subsidiaries or their respective securities. Glimcher hereby consents to the use of all of its and the Glimcher Subsidiaries' logos in connection with any such Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Glimcher or the Glimcher Subsidiaries or the reputation or goodwill of Glimcher or any Glimcher Subsidiary. None of the representations, warranties or covenants of Glimcher shall be deemed breached or violated by any action taken by Glimcher at the request of any WPG Party or their Financing Sources pursuant to this Section 6.14(a). Anything in this Section 6.14(a) to the contrary notwithstanding, until the Acquisition Effective Time occurs, neither Glimcher nor any of the Glimcher Subsidiaries, nor any of their respective officers, directors or Representatives, as the case may be, shall be required to (x) pay any commitment or other similar fee, reimburse any expenses, provide any indemnities or incur or assume any obligations in connection with any proposed Financing, (y) enter into any definitive agreement related to any proposed Financing the effectiveness of which is not conditioned upon consummation of the Mergers or (z) take any action that would reasonably be expected to conflict with or violate the Glimcher Declaration of Trust, the Glimcher Bylaws or any of the Glimcher Subsidiaries' respective organizational or governing documents. WPG shall promptly, upon request by Glimcher, reimburse Glimcher for all reasonable out-of-pocket costs incurred by Glimcher or any of the Glimcher Subsidiaries or their respective Representatives in connection with any action taken by any of them at the request of the WPG Parties or their Financing Sources pursuant to, and in accordance with this Section 6.14(a), and shall indemnify and hold harmless Glimcher, the Glimcher Subsidiaries and their respective Representatives from and against any and all damages, losses, costs, claims, interest, awards, judgments, penalties, liabilities or expenses suffered or incurred by any of them in connection with the arrangement of any such Financing and any information used in connection therewith (other than information provided by Glimcher or any of the Glimcher Subsidiaries) and all other actions taken by Glimcher, the Glimcher Subsidiaries and their respective Representatives at the request of the WPG Parties or their Financing Sources pursuant to this Section 6.14(a), except to the extent finally determined by a court of competent jurisdiction to have arisen from any Glimcher Party's or its respective Representatives' fraud, gross negligence, willful misconduct, intentional misrepresentation or bad faith. Notwithstanding anything to the contrary provided herein or in the Confidentiality Agreement, the WPG Entities and their Representatives shall be permitted to disclose information consistent with customary practices in connection with any such Financing subject to customary confidentiality arrangements.

        (b)   WPG and the other WPG Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to obtain the Financing on or prior to the Closing Date on the terms and conditions described in the Debt Financing Commitment, including using reasonable best efforts to: (i) maintain in effect and enforce their rights under the Debt Financing Commitment and comply with its obligations thereunder (provided, that the Debt Financing Commitment may be amended, supplemented, modified and replaced as set forth below); (ii) satisfy on a timely basis and in a manner that will not impede the ability of the parties to consummate the Mergers in advance of the Outside Date all conditions applicable to WPG to the funding of the loans contemplated by Debt Financing Commitment (including the Financing Conditions) set forth in the Debt Financing Commitment and any definitive agreements executed in connection therewith within WPG's control (other than any condition where the failure to be so satisfied is a direct result of Glimcher's failure to furnish information to WPG or otherwise to comply with its obligations under this Agreement) and (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Financing Commitment (including, if necessary, any "flex" provisions).WPG shall keep Glimcher informed on a regular basis and in reasonable detail of the status of its efforts to arrange the Financing and shall give Glimcher prompt notice of any fact, change, event or circumstance that has had or is reasonably likely to have, individually or in the aggregate, a material adverse impact with respect to the Financing.

        (c)   Prior to the Closing, WPG shall not agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its material rights under, the Debt Financing Commitment without Glimcher's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that WPG may, without Glimcher's prior written consent, (x) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Financing Commitment that would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Mergers, and (y) amend, replace, supplement or otherwise modify the Debt Financing Commitment to add lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the Debt Financing Commitment as of the date of this Agreement so long as any such addition would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Mergers (it being understood that any such amendment, replacement, supplement or modification that provides for the assignment of a portion of the commitments under the Debt Financing Commitment to any additional lenders, lead arrangers, book runners, syndication agents or similar entities and the granting to such persons of approval rights in accordance with the term of the syndication provisions of the Debt Financing Commitment as of the date of this Agreement as are customarily granted to additional agents or arrangers, shall be permitted hereunder and shall be deemed to not prevent, materially delay or materially impede the consummation of the Financing or the Mergers). Upon any such amendment, replacement, supplement or modification, the term "Debt Financing Commitment" shall mean the Debt Financing Commitment as so amended, replaced, supplemented or modified and the term "Financing" shall mean any such financings contemplated thereunder. WPG shall promptly deliver to Glimcher copies of any such amendment, replacement, supplement or other modification or waiver of the Debt Financing Commitment.

        Section 6.15    Treatment of Outstanding Indebtedness; Payoff Letter.     With respect to the Glimcher Credit Agreement and any other Indebtedness of Glimcher or any of the Glimcher Subsidiaries identified by WPG in writing at least ten (10) Business Days prior to the Closing Date (or with respect to any Indebtedness that requires a notice period to repay any such Indebtedness, five (5) Business Days prior to the first day of such notice period), (a) Glimcher shall, or shall cause the applicable Glimcher Subsidiary to, use reasonable best efforts to deliver all notices and take other actions required to facilitate the termination of commitments in respect of such Indebtedness, repayment in full of all obligations (or in the case of any letters of credit, cash collateralization, to the extent that WPG shall not have entered into an alternative arrangement with the issuing bank) in respect of such Indebtedness and release of any Liens and guarantees in connection therewith on the Closing Date and (b) Glimcher shall use reasonable best efforts to deliver to WPG a customary payoff letter with respect to the Glimcher Credit Agreement and each such other Indebtedness, executed by the lenders thereunder (or the applicable agent thereunder on their behalf), in form and substance reasonably satisfactory to WPG, no later than three (3) Business Days prior to the Closing Date (or such later date as WPG may agree in writing, but in any event, on or prior to the Closing Date), setting forth all amounts (including the outstanding principal, accrued and unpaid interest and all prepayment, defeasance or other fees and penalties) required to be paid by Glimcher or any other Glimcher Entity under the Glimcher Credit Agreement or such other Indebtedness to cause the termination thereof on the Closing Date and the release of all Liens, if any, in connection therewith on the assets of Glimcher or any Glimcher Subsidiary or otherwise on the business or operations of Glimcher or any of the Glimcher Subsidiaries (collectively, the "Funded Debt Payoff Amount"); in each case, conditioned on the consummation of the Closing and to the extent permitted under the documents related to such Indebtedness. Notwithstanding anything to the contrary in this Agreement, no Glimcher Entity shall be obligated, by virtue of this Agreement, to make any prepayments with respect to the amounts outstanding under the Glimcher Credit Agreement or in respect of such other Indebtedness (x) prior to the Closing Date and (y) unless WPG or WPG LP provides funds to Glimcher in an amount sufficient to, or places in escrow or otherwise pays on behalf of such Glimcher Entity, the Funded Debt Payoff Amount.

        Section 6.16    Arrangements with Simon LP and Simon Property Group.

        (a)   The Glimcher Parties agree that, to the extent requested by WPG, during the Interim Period, the applicable Glimcher Parties shall convey the Designated Properties to Simon LP at the Closing and immediately prior to the Acquisition Merger Effective Time.

        (b)   WPG shall (i) not amend or otherwise modify the Simon Purchase Agreement or grant any consent or waiver under such agreement, or (ii) take any action, or omit to take any action, in each case, that could reasonably be expected to prevent the Simon Purchase of Assets from being consummated prior to the Outside Date as contemplated by the Simon Purchase Agreement. WPG shall take all actions under the Simon Purchase Agreement required to be taken by WPG and shall pursue all remedies against Simon under law and equity, including seeking specific performance and filing litigation against Simon in connection with any breach or attempted breach of the Simon Purchase Agreement by Simon.

        (c)   The WPG Parties will keep Glimcher informed on a reasonably current basis of the status of the Simon Purchase Agreement, including (A) delivering copies of any notices received or delivered by any of the WPG Parties under the Simon Purchase Agreement to Glimcher as promptly as possible (but in any event within forty-eight (48) hours after the receipt thereof), (B) promptly notifying Glimcher of (1) any actual, threatened or alleged material breach or default by any party to the Simon Purchase Agreement and (2) the receipt by any of the WPG Parties or any of their respective Representatives of any notice or other communication from Simon with respect to any material dispute or disagreement between or among any parties to the Simon Purchase Agreement, and (C) upon Glimcher's reasonable request, advising and updating Glimcher, in a reasonable level of detail, with respect to the status (and any material developments concerning such status) of the Simon Purchase of Assets.

        Section 6.17    Other Transactions.

        (a)   Prior to the Acquisition Effective Time, Glimcher and Glimcher LP shall take (or cause to be taken) the actions and shall effect (or cause to be effected) the transactions set forth in Section 6.17(a) of the Glimcher Disclosure Letter (the "Required Pre-Acquisition Transactions").

        (b)   Subject to Section 6.17(c), each of Glimcher and Glimcher LP shall use reasonable best efforts, upon written request by WPG made after the date of this Agreement, but at least ten (10) Business Days prior to the Closing Date (the "WPG Instructions"), to effect or cause to be effected, prior to the Acquisition Effective Time, such reorganization or restructuring of its (or any of the Glimcher Subsidiaries') business, assets, operations and Subsidiaries as requested by WPG (including (A) any transfer of the stock, partnership interests or limited liability interests or other assets owned, directly or indirectly, by either of them or their respective Subsidiaries to one or more of their respective existing Subsidiaries or to direct or indirect Subsidiaries to be formed after the date of this Agreement by one or both of them, including by way of sale or contribution to such Subsidiaries, (B) any elections (including any retroactive elections) or other transactions to treat certain Subsidiaries (1) as corporations, (2) as partnerships, (3) as disregarded entities and/or (4) as REITs, Qualified REIT Subsidiaries or Taxable REIT Subsidiaries, in each case, for U.S. Federal income tax purposes, (C) any merger of any Subsidiary into another Subsidiary, (D) any issuance of securities to other Subsidiaries, and (E) the entry into any agreement among Glimcher and/or the Glimcher Subsidiaries or among WPG or any of its Subsidiaries, on the one hand, and Glimcher or any of the Glimcher Subsidiaries, on the other hand), all in the manner (including in the order) and at the times specified in the WPG Instructions (such actions or transactions, the "Pre-Acquisition Restructuring"). Each of Glimcher and Glimcher LP shall (i) cooperate and cause its Representatives to cooperate with WPG and its advisers and Representatives to determine the nature of the Pre-Acquisition Restructuring and the manner in which it most effectively could be implemented and (ii) work cooperatively with WPG to prepare and execute all documentation (including any management agreements between Glimcher and the Glimcher Subsidiaries, and WPG or any of its Subsidiaries, and any amendments to any organizational documents of any Glimcher Subsidiaries) and do all such other acts and things prior to the Acquisition Effective Time as are necessary or desirable and reasonably requested by WPG to give effect to the Pre-Acquisition Restructuring.

        (c)   The Pre-Acquisition Restructuring (or any portion or step thereof), or any inability to complete such Pre-Acquisition Restructuring (or any portion or step thereof) shall (i) not delay or prevent the Closing, (ii) to the extent possible, be implemented as close as possible to the last moment of the Business Day next preceding the Closing Date or, to the extent specified in the WPG Instructions, immediately prior to the Closing, (iii) not require Glimcher or any of the Glimcher Subsidiaries to take any action in contravention of any Law, Contract, or the Glimcher Declaration of Trust, Glimcher Bylaws, or any of the Glimcher Subsidiaries respective organizational or governing documents, (iv) not affect or modify in any respect the obligations of the WPG Parties under this Agreement, including the payment of the Merger Consideration, (v) not adversely change or alter the consideration payable to the holders of Glimcher Common Shares, the Glimcher Preferred Shares, the Glimcher LP Units or Glimcher Preferred Units or Glimcher LP Units in the Acquisition Merger or the Partnership Merger as contemplated by this Agreement, (vi) not require any of Glimcher, Glimcher LP or any Glimcher Subsidiary to take any such action that could adversely affect the classification of Glimcher as a REIT or could subject Glimcher to any "prohibited transactions" taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981, (vii) not require any of Glimcher, Glimcher LP or any Glimcher Subsidiary to take any such action that could result in any U.S. federal, state or local income Tax being imposed on the limited partners of Glimcher LP and (viii) not adversely affect the tax treatment of the Acquisition Merger or the Partnership Merger for the holders of Glimcher Common Shares, the Glimcher Preferred Shares, Glimcher LP Units or Glimcher Preferred Units. WPG LP shall upon request by Glimcher advance to Glimcher all reasonable out-of-pocket costs to be incurred by Glimcher or, promptly upon request by Glimcher, reimburse Glimcher for all reasonable out-of-pocket costs incurred by Glimcher in connection with any actions taken by Glimcher in accordance with Section 6.17(b) (including reasonable fees and expenses of its Representatives). WPG LP shall indemnify and hold harmless Glimcher and the Glimcher Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, Taxes, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of any of the transactions requested by WPG pursuant to Section 6.17(b), and none of the representations, warranties or covenants of Glimcher or Glimcher LP shall be deemed to apply to, or deemed breached or violated, as a result of any of the transactions requested by WPG pursuant to Section 6.17(b).

        Section 6.18    Name of Surviving Entity.

        (a)   Following the Closing, WPG shall conduct business under the name "wp GLIMCHER" and shall use such name for all purposes, except as otherwise required by law or contract or as to the extent legally required to use the corporate legal name of "WPG Inc.".

        (b)   At WPG's 2015 annual meeting of shareholders, the holders of WPG Common Stock shall vote on a proposal (the "Shareholder Proposal") to amend the WPG Charter to change the name of WPG to "wp GLIMCHER Inc." The WPG Board shall recommend to the holders of WPG Common Stock that such shareholders vote in favor of the Shareholder Proposal. In connection with such meeting, WPG shall prepare and file with the SEC a preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such shareholders' meeting to be mailed to WPG's shareholders and shall use its reasonable best efforts to solicit proxies for such shareholder approval. If at any time prior to such shareholders' meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, WPG shall as promptly as practicable prepare and mail to its shareholders such an amendment or supplement. WPG agrees promptly to correct any information in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and WPG shall as promptly as practicable prepare and mail to its shareholders an amendment or supplement to correct such information to the extent required by applicable Laws. In the event that the approval necessary to change the name of WPG to "wp GLIMCHER Inc." is not obtained at such special shareholders meeting, WPG shall continue to use reasonable best efforts to obtain shareholder approval of such proposal to approve such name change for at least two additional meetings of its shareholders until such approval is obtained or made.

        Section 6.19    Stub Dividends.     WPG shall declare a dividend to the holders of WPG Common Stock and Glimcher shall declare a dividend to the holders of Glimcher Common Shares, the record and payment date for each of which shall be the close of business on the last Business Day prior to the Closing Date subject to funds being legally available therefor. The per share dividend amount payable by Glimcher shall be an amount equal to Glimcher's most recent quarterly dividend, multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date occurs, and divided by the actual number of days in the calendar quarter in which such dividend is declared. The per share dividend amount payable by WPG shall be an amount equal to WPG's most recent quarterly dividend, multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date occurs, and divided by the actual number of days in the calendar quarter in which such dividend is declared. In the event that a distribution with respect to Glimcher Common Shares permitted under the terms of this Agreement has (i) a record date prior to the Closing Date and (ii) has not been paid as of the Acquisition Effective Time, the holders of Glimcher Common Shares shall be entitled to receive such distribution from the Surviving Company at the time such shares are exchanged pursuant to Article III.

Article VII

CONDITIONS

        Section 7.1    Conditions to the Obligations of Each Party.     The respective obligations of each Party to effect the Mergers and to consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction or (to the extent permitted by Law) waiver by each of the Parties, at or prior to the Acquisition Effective Time, of the following conditions:

        (a)    Glimcher Shareholder Approval.    The Glimcher Shareholder Approval shall have been obtained.

        (b)    No Restraints.    No Law, Order (whether temporary, preliminary or permanent) or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any Governmental Authority of competent jurisdiction shall be in effect which prohibits, makes illegal, enjoins, or otherwise restricts or prevents the consummation of the Mergers; provided, however, that prior to a Party asserting this condition, such Party shall have used its reasonable efforts to oppose any such Order or other legal restraint or prohibition and to have such Order, restraint or prohibition vacated or made inapplicable to the Mergers.

        (c)    Form S-4.    The Form S-4 shall have been declared effective by the SEC under the Securities Act; no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and shall be in effect; and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

        (d)    Listing.    The (i) shares of WPG Common Stock to be issued in the Acquisition Merger, (ii) shares of WPG Common Stock to be reserved for issuance in connection with the Acquisition Merger and (iii) shares of New WPG Preferred Stock to be issued in the Acquisition Merger shall each have been authorized for listing on the NYSE, subject to official notice of issuance.

        Section 7.2    Conditions to the Obligations of WPG and WPG LP.     The respective obligations of the WPG Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by WPG, at or prior to the Acquisition Effective Time, of the following additional conditions:

        (a)    Representations and Warranties.    (i) The representations and warranties set forth in the first two sentences and the last sentence of Section 4.2(a) (Capital Structure) shall be true and correct in all respects (except for any de minimis inaccuracies) as of the Closing Date as though made as of the Closing Date; (ii) the representations and warranties set forth in Section 4.1(a) (Organization and Qualification; Subsidiaries), Section 4.2(a) (Capital Structure) (except for the first two sentences and the last sentence of Section 4.2(a)), Section 4.3 (Authority), Section 4.16(c)(i) and Section 4.16(c)(ii) (Taxes), Section 4.18 (Opinion of Financial Advisor), Section 4.19 (Takeover Statutes), Section 4.20 (Vote Required) and Section 4.21 (Brokers) shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date, and (iii) each of the other representations and warranties of the Glimcher Parties contained in this Agreement shall be true and correct as of Closing Date as though made as of the Closing Date, except (x) in the case of each of clauses (i), (ii) and (iii), representations and warranties that are made as of a specific date shall be true and correct except for any de minimis inaccuracies (in the case of clause (i)), true and correct in all material respects (in the case of clause (ii)) or true and correct, subject to clause (y) (in the case of clause (iii), in each case, only on and as of such specified date, and (y) in the case of clause (iii), where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or "Glimcher Material Adverse Effect" qualifications set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have a Glimcher Material Adverse Effect.

        (b)    Agreements and Covenants.    The Glimcher Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

        (c)    Officer's Certificate.    Glimcher shall have delivered to WPG a certificate, dated the date of the Closing and signed by an executive officer on behalf of Glimcher, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

        (d)    Absence of a Glimcher Material Adverse Effect.    Since the date of this Agreement, there shall not have been any event, circumstance, change, occurrence, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Glimcher Material Adverse Effect.

        (e)    REIT Opinion.    WPG shall have received a written opinion of McDonald Hopkins LLC, dated as of the Closing Date and in form and substance reasonably satisfactory to WPG, to the effect that, commencing with Glimcher's initial taxable year that ended on December 31, 1994, through Glimcher's taxable year ended December 31, 2013 Glimcher has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and, since January 1, 2014 its actual organization and method of operation has enabled Glimcher to meet, through the Acquisition Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer's certificate executed by Glimcher.

        (f)    Required Pre-Acquisition Transactions.    The Required Pre-Acquisition Transactions shall have been completed and WPG shall have been provided with evidence, in form and substance reasonably satisfactory to WPG, of the completion of each enumerated step thereof.

        Section 7.3    Conditions to the Obligations of Glimcher.     The obligations of Glimcher and Glimcher LP to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Glimcher, at or prior to the Acquisition Effective Time, of the following additional conditions:

        (a)    Representations and Warranties.    (i) The representations and warranties set forth in the first two sentences of Section 5.2(a) (Capital Structure) shall be true and correct in all respects (except for any de minimis inaccuracies) as of the Closing Date as though made as of the Closing Date, (ii) the representations and warranties set forth in Section 5.1 (Organization and Qualification; Subsidiaries), Section 5.2(a) (Capital Structure) (except the first two sentences of Section 5.2(a)), Section 5.3 (Authority), Section 5.16 (Vote Required), Section 5.17 (Brokers) and Section 5.21 (Takeover Statutes) shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date, and (iii) each of the other representations and warranties of the WPG Parties contained in this Agreement shall be true and correct as of the Closing Date as though made as of the Closing Date, except (x) in the case of each of clauses (i), (ii) and (iii), representations and warranties that are made as of a specific date shall be true and correct except for any de minimis inaccuracies (in the case of clause (i)), true and correct in all material respects (in the case of clause (ii)) or true and correct, subject to clause (y) (in the case of clause (iii), in each case, only on and as of such specified date, and (y) in the case of clause (iii), where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or "WPG Material Adverse Effect" qualifications set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have a WPG Material Adverse Effect.

        (b)    Agreements and Covenants.    The WPG Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

        (c)    Officer's Certificate.    WPG shall have delivered to Glimcher a certificate, dated the date of the Closing and signed by an executive officer of WPG, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

        (d)    Absence of WPG Material Adverse Effect.    Since the date of this Agreement, there shall not have been any event, circumstance, change, occurrence, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a WPG Material Adverse Effect.

        (e)    REIT Opinion.    Glimcher shall have received a written opinion of nationally recognized tax counsel selected by WPG, dated as of the Closing Date and in form and substance reasonably satisfactory to Glimcher, to the effect that, since its spin-off from Simon Property Group on May 28, 2014, WPG's actual organization and method of operation has enabled WPG to meet, through the Acquisition Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer's certificate executed by WPG.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

        Section 8.1    Termination.     This Agreement may be terminated at any time prior to the Acquisition Effective Time, whether before or after receipt of the Glimcher Shareholder Approval (except as otherwise expressly noted), as follows:

        (a)   by mutual written agreement of each of WPG and Glimcher; or

        (b)   by either WPG or Glimcher, if:

            (i)  the Acquisition Effective Time shall not have occurred on or before April 16, 2015 (the "Outside Date"); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party if the failure of such Party (and in the case of WPG, including the failure of the other WPG Parties, and in the case of Glimcher, including the failure of the other Glimcher Parties) to perform any of its obligations under this Agreement has been the primary cause of, or resulted in, the failure of the Acquisition Effective Time to be consummated on or before such date;

           (ii)  any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Mergers, and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a Party (x) if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and in the case of WPG, including the failure of the other WPG Parties, and in the case of Glimcher, including the failure of the other Glimcher Parties) to perform any of its obligations under this Agreement, including pursuant to Section 6.6 and (y) unless such Party shall have used its reasonable best efforts to oppose any such Order and to have such Order vacated or made inapplicable to the Mergers; or

          (iii)  the Glimcher Shareholder Approval shall not have been obtained at a duly held Glimcher Shareholder Meeting (including any adjournment or postponement thereof) at which the Acquisition Merger has been voted upon; or

        (c)   by Glimcher:

            (i)  if any WPG Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) cannot be cured on or before the Outside Date; provided, however, that Glimcher shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Glimcher is then in material breach of any of its covenants or agreements contained in this Agreement; or

           (ii)  at any time prior to the receipt of the Glimcher Shareholder Approval in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.5(d); provided, that such termination shall be null and void unless Glimcher shall substantially concurrently pay the Termination Fee in accordance with Section 8.3.

        (d)   by WPG:

            (i)  if any Glimcher Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (y) cannot be cured on or before the Outside Date; provided, however, that WPG shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if WPG is then in material breach of any of its covenants or agreements contained in this Agreement; or

           (ii)  if (x) the Glimcher Board shall have made an Adverse Recommendation Change, or (y) Glimcher shall have willfully and materially breached its obligations under Section 6.5, which material breach, in each case in this clause (y), if curable by Glimcher, shall not have been fully cured by Glimcher within five (5) calendar days following Glimcher's receipt of written notice of such material breach (provided that any material breach pursuant to this clause (y) that results in an Acquisition Proposal that is publicly disclosed shall not be curable).

        Section 8.2    Effect of Termination.     In the event that this Agreement is terminated and the Merger and the other transactions contemplated by this Agreement are abandoned pursuant to Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any Party (or any of the other Glimcher Entities, the other WPG Entities or any of Glimcher's or WPG's respective Representatives), and all rights and obligations of any Party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary, (a) no such termination shall relieve any Party of any liability or damages resulting from or arising out of any fraud or willful and material breach of any covenant or other agreement set forth in this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity and (b) the Confidentiality Agreement, the penultimate sentence of Section 6.14(a), the last two sentences of Section 6.17(c), this Section 8.2, Section 8.3, Section 8.6, Article IX and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 8.1.

        Section 8.3    Fees and Expenses.

        (a)   If this Agreement is terminated:

            (i)  by Glimcher pursuant to Section 8.1(c)(ii), then Glimcher shall pay to WPG the Termination Fee, by wire transfer of same day funds to an account designated by WPG as a condition to the effectiveness of such termination;

           (ii)  by either Glimcher or WPG pursuant to Section 8.1(b)(iii), and (x) after the date of this Agreement but prior to the date of the Glimcher Shareholder Meeting, an Acquisition Proposal shall have been made to Glimcher or any Person shall have publicly made an Acquisition Proposal (and such Acquisition Proposal shall not have been publicly withdrawn before the Glimcher Shareholder Meeting), and (y) Glimcher, within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement with respect to any Acquisition Proposal, then Glimcher shall pay to WPG the Termination Fee (less, if previously paid pursuant to Section 8.3(a)(iv) below, the WPG Expense Amount), by wire transfer of same day funds to an account designated by WPG, not later than two Business Days after the earlier of the execution of such definitive agreement and the consummation of such transaction; provided that, for purposes of this Section 8.3(a)(ii), the references to "fifteen percent (15%)" in the definition of Acquisition Proposal shall be deemed to be references to "fifty percent (50%)";

          (iii)  by WPG pursuant to Section 8.1(d)(ii), then Glimcher shall pay to WPG the Termination Fee, by wire transfer of same day funds to an account designated by WPG, not later than two Business Days after such termination; and

          (iv)  by either Glimcher or WPG pursuant to Section 8.1(b)(iii) and after the date of this Agreement but prior to the date of the Glimcher Shareholder Meeting, an Acquisition Proposal

  shall have been made to Glimcher or any Person shall have publicly made an Acquisition Proposal (and such Acquisition Proposal shall not have been publicly withdrawn before the Glimcher Shareholder Meeting), then Glimcher shall pay to WPG the amount of WPG's actual out-of-pocket Expenses (subject to reasonable documentation) up to an aggregate of $8,500,000 (such amount, the "WPG Expense Amount"), by wire transfer of same day funds to an account designated by WPG, not later than two (2) Business Days after such termination.

        (b)   Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that under no circumstances shall Glimcher be required to pay the Termination Fee or the WPG Expense Amount on more than one occasion, and that in no event shall the aggregate payment by Glimcher to WPG pursuant to Section 8.3(a) be greater than the Termination Fee.

        (c)   Each of the Parties acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate WPG in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, WPG would not enter into this Agreement; accordingly, if Glimcher fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, WPG commences a suit that results in a judgment against Glimcher for the payment of any amount set forth in this Section 8.3, Glimcher shall pay WPG its costs and expenses in connection with such suit, together with interest on such amount at the prime lending rate as published in The Wall Street Journal (on the date such payment was required to be made) for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

        (d)   Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 8.3(d) shall apply with respect to any Termination Payment required to be made hereunder.

          (i)  If Glimcher (the "Termination Payor") is required to pay WPG (the "Termination Payee") a Termination Payment, such Termination Payment shall be paid into escrow on the date such payment is required to be paid by the Termination Payor pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 8.3(d). In the event that the Termination Payor is obligated to pay the Termination Payee the Termination Payment, the amount payable to the Termination Payee in any tax year of the Termination Payee shall not exceed the lesser of (i) the Termination Payment payable to the Termination Payee, and (ii) the sum of (A) the maximum amount that can be paid to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code ("Qualifying Income") and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Termination Payee's independent accountants, plus (B) in the event the Termination Payee receives either (x) a letter from the Termination Payee's counsel indicating that the Termination Payee has received a ruling from the IRS as described below in this Section 8.3(d) or (y) an opinion from the Termination Payee's outside counsel as described below in this Section 8.3(d), an amount equal to the excess of the Termination Payment less the amount payable under clause (A) above.

         (ii)  To secure the Termination Payor's obligation to pay these amounts, the Termination Payor shall deposit into escrow an amount in cash equal to the Termination Payment with an escrow agent selected by the Termination Payor on such terms (subject to this Section 8.3(d)) as shall be mutually agreed upon by the Termination Payor, the Termination Payee and the escrow agent. The payment or deposit into escrow of the Termination Payment pursuant to this Section 8.3(d) shall be made at the time the Termination Payor is obligated to pay the Termination Payee such amount pursuant to Section 8.3 by wire transfer. The escrow agreement shall provide that the Termination Payment in escrow or any portion thereof shall not be released to the Termination Payee unless the escrow agent receives any one or combination of the following: (i) a letter from the Termination Payee's independent accountants indicating the maximum amount that can be paid by the escrow agent to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Termination Payee, or (ii) a letter from the Termination Payee's counsel indicating that (A) the Termination Payee received a ruling from the IRS holding that the receipt by the Termination Payee of the Termination Payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Termination Payee's outside counsel has rendered a legal opinion to the effect that the receipt by the Termination Payee of the Termination Payment should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Termination Payment to the Termination Payee. The Termination Payor agrees to amend this Section 8.3(d) at the reasonable request of the Termination Payee in order to (i) maximize the portion of the Termination Payment that may be distributed to the Termination Payee hereunder without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, or (ii) assist the Termination Payee in obtaining a favorable ruling or legal opinion from its outside counsel, in each case, as described in this Section 8.3(d). Any amount of the Termination Payment that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.3(d).

        Section 8.4    Amendment.     Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties by action taken or authorized by their respective boards of directors (or similar governing body or entity) at any time before or after receipt of Glimcher Shareholder Approval and prior to the Acquisition Effective Time; provided, however, that after Glimcher Shareholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that, by applicable Law or in accordance with the rules of any stock exchange, requires the further approval of the shareholders of Glimcher without obtaining such further approval of such shareholders, or (b) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

        Section 8.5    Waiver.     At any time prior to the Acquisition Effective Time, subject to applicable Law, the WPG Parties, on the one hand, and the Glimcher Parties, on the other hand, may (a) extend the time for the performance of any obligation or other act of the others, (b) waive any inaccuracy in the representations and warranties of the others contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 8.4, waive compliance with any agreement of the others or any condition of such Parties contained herein. Except as required by applicable Law, no such extension or waiver shall require the approval of the holders of Glimcher Common Shares. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any Glimcher Party or WPG Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

        Section 8.6    Fees and Expenses.     Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such Expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that Glimcher and WPG shall share equally all Expenses related to the printing and filing of the Form S-4 and the printing, filing and distribution of the Proxy Statement, other than attorneys' and accountants' fees; provided, further, that WPG shall pay all Third Party fees and expenses incurred by any of the Glimcher Entities in connection with seeking and obtaining Lender Consents.

        Section 8.7    Transfer Taxes.     From and after the Acquisition Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Glimcher Common Shares, Glimcher Preferred Shares, Glimcher Preferred Units or Glimcher LP Units except, in each case, as otherwise provided by Section 3.6(c), all Transfer Taxes imposed in connection with the Acquisition Merger or the Partnership Merger.

Article IX

GENERAL PROVISIONS

        Section 9.1    Non-Survival of Representations and Warranties.     None of the representations or warranties in this Agreement or any certificate or other writing delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the earlier of (a) the Partnership Merger Effective Time or (b) termination of this Agreement (except, in the case of termination, as set forth in Section 8.2), and after such time there shall be no liability in respect thereof (except, in the case of termination, as set forth in Section 8.2), whether such liability has accrued prior to or after such expiration of the representations and warranties. This Section 9.1 does not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Partnership Merger Effective Time or the termination of this Agreement. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

        Section 9.2    Notices.     Except for any notice that is specifically required by the terms of this Agreement to be delivered orally, any notice, request, claim, demand and other communication hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if personally delivered to an authorized representative of the recipient, when actually delivered to such authorized representative; (b) if sent by facsimile transmission (providing confirmation of transmission), when transmitted, or if sent by e-mail of a pdf attachment, upon acknowledgement of receipt of such notice by the intended recipient (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (in the time zone of the recipient) or any day other than a Business Day shall be deemed to have been received at 9:00 a.m. on the next Business Day); (c) if sent by reliable overnight delivery service (such as DHL or Federal Express) with proof of service, upon receipt of proof of delivery; and (d) if sent by certified or registered mail (return receipt requested and first-class postage prepaid), upon receipt; provided, in each case, such notice, request, claim, demand or other communication is addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.2):

        if to Glimcher or Glimcher LP prior to the Closing:

    Glimcher Realty Trust
    180 East Broad Street
    Columbus, Ohio 43215
    Phone: 1-614-887-5619
    Fax: 1-614-621-8863
    Attention: George A. Schmidt
    Email: GSchmidt@glimcher.com

        with a copy (which shall not constitute notice) to:

    Simpson Thacher & Bartlett LLP
    425 Lexington Avenue
    New York, New York 10017
    Phone: 1-212-455-2000
    Fax: 1-212-455-2502
    Attention: Brian M. Stadler and Elizabeth A. Cooper
    Email: BStadler@stblaw.com
                 ECooper@stblaw.com

        if to the WPG Parties:

    Washington Prime Group Inc.
    7312 Wisconsin Avenue
    Bethesda, Maryland 20814
    Phone: 1-240-630-0004
    Fax: 1-240-380-2721
    Attention: General Counsel
    Email: Robert.Demchak@washingtonprime.com

        with a copy (which shall not constitute notice) to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York 10019
    Phone: 1-212-403-1000
    Fax: 1-212-403-2000
    Attention: Adam O. Emmerich and David K. Lam
    Email: AOEmmerich@wlrk.com
                 DKLam@wlrk.com

        Section 9.3    Interpretation; Certain Definitions.     The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. References to "this Agreement" shall include the Glimcher Disclosure Letter and the WPG Disclosure Letter. When a reference is made in this Agreement to an Article, Section, Appendix, Annex or Exhibit, such reference shall be to an Article or Section of, or an Appendix, Annex or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a Person are also to its successors and permitted assigns. All references to "dollars" or "$" refer to currency of the United States of America (unless otherwise expressly provided herein).

        Section 9.4    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect promptly the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

        Section 9.5    Assignment; Delegation.     Other than to the Surviving Entity, neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties.

        Section 9.6    Entire Agreement.     This Agreement (including the Exhibits, Annexes and Appendices hereto) constitutes, together with the Confidentiality Agreement, the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

        Section 9.7    No Third-Party Beneficiaries.     This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except (i) for the provisions of Section 6.9 (from and after the Acquisition Effective Time), which shall be to the benefit of the Parties referred to in such section, (ii) each Financing Source shall be an express third-party beneficiary of and shall be entitled to rely upon Section 9.11, Section 9.12 and Section 9.14 and this Section 9.7 and each such person may enforce such provisions, (iii) following the Acquisition Effective Time and subject to the terms and conditions set forth in this Agreement, the provisions of Article III with respect to the rights of the holders of (A) Glimcher Common Shares and Glimcher Restricted Shares that are Glimcher Vesting Equity Awards to receive the Merger Consideration (less the Equity Award Withholding Amount, in the case of such Glimcher Restricted Shares), (B) Glimcher Restricted Shares that are Glimcher Continuing Equity Awards to receive WPG Converted Restricted Share Awards as set forth in Section 3.12, (B) Glimcher Preferred Shares to receive the Preferred Share Merger Consideration, (C) Glimcher Stock Options to receive WPG Converted Options as set forth in Section 3.12 and (D) Glimcher Performance Shares to receive a portion of the Merger Consideration if due, and as calculated, in accordance with Section 3.12, in each case of (A) through (D) shall be enforceable by such holders and (iv) following the Partnership Merger Effective Time, the provisions of Article III with respect to the rights of the holders of (A) Glimcher LP Units to receive the Partnership Merger Consideration and (B) Glimcher Preferred Units to receive the Preferred Unit Partnership Merger Consideration, in each case of (A) and (B) shall be enforceable by such holders. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. The Parties acknowledge and agree that a Party's measure of damages for any breach of this Agreement by another Party may include the loss of the economic benefits of the transactions contemplated by this Agreement to the holders of such Party's common stock or common shares, as applicable.

        Section 9.8    Specific Performance.     The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Mergers and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

        Section 9.9    Counterparts.     This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

        Section 9.10    Governing Law.     This Agreement and all Actions (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Maryland, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

        Section 9.11    Consent to Jurisdiction.

        (a)   Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and to the jurisdiction of the United States District Court for the State of Maryland (the "MD Courts"), for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any MD Court.

        (b)   Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, in the manner provided by Section 9.2 and nothing in this Section 9.11 shall affect the right of any Party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of the MD Courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such MD Court, and (iv) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the MD Courts. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

        (c)   NOTWITHSTANDING THE FOREGOING, WITH RESPECT TO ANY ACTION OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, INVOLVING ANY FINANCING SOURCES UNDER THE FINANCING OR ANY AFFILIATE THEREOF ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE FINANCING, THE DEBT COMMITMENT LETTER, OR THE PERFORMANCE OF SERVICES THEREUNDER, THE PARTIES HERETO AGREE THAT (I) SUCH ACTIONS SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, AND (II) THEY SHALL NOT BRING OR PERMIT ANY OF THEIR AFFILIATES TO BRING OR SUPPORT ANYONE ELSE IN BRINGING ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING IN ANY OTHER COURT.

        Section 9.12    WAIVER OF JURY TRIAL.     EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING WITH RESPECT TO THE DEBT FINANCING COMMITMENT OR ANY FINANCING) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING WITH RESPECT TO THE FINANCING), OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

        Section 9.13    Consents and Approvals.     For any matter under this Agreement requiring the consent or approval of any Party to be valid and binding on the Parties, such consent or approval must be in writing.

        Section 9.14    Liability of Financing Sources.     Notwithstanding anything to the contrary contained herein, Glimcher (on behalf of itself and any Affiliates of Glimcher (other than the WPG Parties)) agrees that neither it nor any Affiliates of Glimcher (other than the WPG Parties) shall have any rights or claims against any Financing Source, solely in their capacity as lenders or arrangers in connection with the Financing, in connection with this Agreement, the Debt Financing Commitment, the Financing or the transactions contemplated hereby or thereby; provided that, following consummation of the Mergers, the foregoing will not limit the rights of the parties to the Financing under the documents governing such Financing.

[Remainder of page intentionally left blank; signature pages follow.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

WASHINGTON PRIME GROUP INC.
By:	/s/ MARK S. ORDAN
	Name:	Mark S. Ordan
	Title:	Chief Executive Officer
WASHINGTON PRIME GROUP, L.P.
By:	Washington Prime Group Inc., its general partner
By:	/s/ MARK S. ORDAN
	Name:	Mark S. Ordan
	Title:	Chief Executive Officer
WPG SUBSIDIARY HOLDINGS I, LLC
By:	/s/ MARK S. ORDAN
	Name:	Mark S. Ordan
	Title:	Chief Executive Officer
WPG SUBSIDIARY HOLDINGS II INC.
By:	/s/ MARK S. ORDAN
	Name:	Mark S. Ordan
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

GLIMCHER REALTY TRUST
By:	/s/ MICHAEL P. GLIMCHER
	Name:	Michael P. Glimcher
	Title:	Chairman & CEO
GLIMCHER PROPERTIES LIMITED PARTNERSHIP
By:	Glimcher Properties Corporation, its general partner
By:	/s/ MICHAEL P. GLIMCHER
	Name:	Michael P. Glimcher
	Title:	Michael P. Glimcher

[Signature Page to Agreement and Plan of Merger]

Annex B

Washington Prime Group, L.P.,
an Indiana limited partnership,

                                                   Seller,

And

Simon Property Group, L.P.,
a Delaware limited partnership

                                                             Purchaser,

PURCHASE AND SALE AGREEMENT

September 16, 2014

        THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of September 16, 2014, by and between WASHINGTON PRIME GROUP, L.P., an Indiana limited partnership ("Seller"), with an office at 7315 Wisconsin Avenue, Suite 500-E, Bethesda, MD 20814, and SIMON PROPERTY GROUP, L.P., a Delaware limited partnership ("Purchaser"), with an office at 225 W. Washington Street, Indianapolis, Indiana 46204.

WITNESSETH:

        WHEREAS, Glimcher Properties Limited Partnership, a Delaware limited partnership ("Glimcher LP") is the (i) one hundred percent (100%) owner of the equity interests (the "JG Mall Ground Lessee Interests") in JG Elizabeth II, LLC, a Delaware limited liability company ("JG Mall Ground Lessee"), and (ii) one hundred percent (100%) owner of the shares of stock (the "JG Mall Ground Lessor Interests," and collectively with the JG Mall Ground Lessee Interests, the "JG Mall Interests") of N.J. Metromall Urban Renewal Inc., a New Jersey corporation ("JG Mall Ground Lessor");

        WHEREAS, Glimcher LP is the (i) one hundred percent (100%) owner of the equity interests (the "JG Parcel A Ground Lessee Interest") in Jersey Gardens Center, LLC, a Delaware limited liability company (the "JG Parcel A Ground Lessee"), and (ii) one hundred percent (100%) owner of the shares of stock (the "JG Parcel A Ground Lessor Interests," and collectively with the JG Parcel A Ground Lessee Interests, the "JG Parcel A Interests"; collectively, the JG Mall Interests and the JG Parcel A Interests are the "JG Interests") of Glimcher JG Urban Renewal, Inc., a New Jersey corporation (the "JG Parcel A Ground Lessor," and collectively with JG Mall Ground Lessee, JG Mall Ground Lessor, JG Parcel A Ground Lessee, the "JG Entities");

        WHEREAS, the JG Entities, along with certain third parties unaffiliated with Glimcher LP that own leasehold interests, are the owners of all of the fee and leasehold interests (other than tenants under retail leases) in Jersey Gardens (defined below);

        WHEREAS, Glimcher is the owner of one hundred percent (100%) of the shares of stock of Glimcher Properties Corporation, a Delaware corporation ("UPV Operator Owner"), which is the owner of one hundred percent (100%) of the shares of stock (the "UPV Operator Interests") of UPV Glimcher Corporation, a Delaware corporation (the "UPV Operator"), which is the sole general partner of UPV Glimcher L.P. (the "UPV Fee Owner," collectively with UPV Operator Owner and UPV Operator, the "UPV Entities"; each of the JG Entities, and UPV Entities is an "Owner Party" and collectively are the "Owner Parties");

        WHEREAS, Glimcher LP is the one hundred percent (100%) owner of the limited partner interests (the "UPV LP Interests"; together with the UPV Operator Interests, collectively, the "UPV Interests"; the JG Interests together with the UPV Interests, collectively, the "Interests") of the UPV Fee Owner.

        WHEREAS, the UPV Entities are the owners of all of the fee and leasehold interests (other than tenants under retail leases) in University Park Village (defined below);

        WHEREAS, Seller desires to cause the sale to Purchaser, and Purchaser desires to purchase, all of the Owner Parties' right, title and interest in and to the Interests, upon and subject to all of the terms, covenants and conditions of this Agreement;

        WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), by and among Washington Prime Group, Inc., an Indiana corporation ("WPG"), Seller, WPG Merger Sub I Inc., a Maryland corporation and wholly owned subsidiary of Seller ("WPG Merger Sub I"), WPG Merger Sub II Inc., a Delaware corporation and a wholly owned subsidiary of WPG Merger Sub I ("WPG Merger Sub II"), Glimcher Realty Trust, a Maryland real estate investment trust ("Glimcher"), and Glimcher LP (each of WPG, Seller, WPG Merger Sub I,

WPG Merger Sub II, Glimcher and Glimcher LP is a "Merger Party" and collectively are the "Merger Parties"), the Merger Parties intend to effect certain business combination transactions (as more particularly described in the Merger Agreement, the "Merger").

        WHEREAS, Seller, Purchaser, and Glimcher have entered into that certain letter agreement dated as of the date hereof (the "Letter Agreement").

        NOW, THEREFORE, in consideration of the premises and the mutual undertakings in this Agreement, the parties hereto agree as follows:

        1.    Definitions.

        Wherever used in this Agreement, the following terms shall have the meanings set forth in this Article 1 unless the context of this Agreement clearly requires another interpretation:

        "Adjoining Owners"—shall mean, with respect to each Center, all owners of stores on sites at such Center or adjacent to such Center which are owned or ground leased by such owners, which stores are operated in conjunction with such Center pursuant to an Operating Agreement.

        "Adjustment Point"—shall have the meaning set forth in Article 6.

        "Affiliates"—shall mean with respect to any person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.

        "Assumption Fees"—shall have the meaning set forth in Section 11.3.4.

        "Business Day"—shall mean any day other than a Saturday, a Sunday or a day on which national banking institutions located in New York City are authorized or required to close.

        "Casualty"—shall mean any damage to or destruction of any Center or any portion thereof caused by fire or other casualty, whether or not insured.

        "Center"—shall mean each of Jersey Gardens and University Park Village, and collectively, the "Centers."

        "Closing"—shall mean the closing of the sale and purchase transactions contemplated under this Agreement as provided for in Article 5.

        "Closing Date"—shall have the meaning set forth in Section 5.1.

        "Excepted Items"—shall mean, with respect to each Center: (i) all items of personal property owned by Tenants, subtenants, independent contractors, business invitees, utilities or Adjoining Owners; and (ii) all items of personal property used in connection with such Center which are not owned but are leased by an Owner Party it being understood that at the Closing such leases are to be assigned by the applicable Owner Party to Purchaser without additional consideration to Seller beyond the Purchase Price and Purchaser will assume all obligations under such leases arising from and after the Closing.

        "Exhibits"—shall mean the exhibits attached to this Agreement, each of which shall be deemed to form part of this Agreement whether or not so stated in this Agreement.

        "Existing JG Loan"—shall mean the existing debt in the amount of Three Hundred Fifty Million and 00/100 Dollars ($350,000,000.00) from Wells Fargo Bank, National Association to JG Mall Ground Lessor and JG Mall Ground Lessee, secured by a Fee and Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 31, 2013, along with the related documents thereto.

        "Existing Lenders"—shall have the meaning set forth in Section 11.5.4.

        "Existing Loan Document(s)"—shall have the meaning set forth in Exhibit B.

        "Existing Loans"—shall mean collectively, the Existing JG Loan and the Existing UPV Loan.

        "Existing UPV Loan"—shall mean the existing debt in the amount of Fifty Five Million and 00/100 Dollars ($55,000,000) from Teachers Insurance and Annuity Association of America, secured by a Deed Of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated April 8, 2013, along with the related documents thereto.

        "Governmental Authorities"—shall mean all agencies, bureaus, departments and officials of federal, state, county, municipal and local governments and public authorities having jurisdiction over the Centers or any part thereof.

        "Impositions"—shall mean, with respect to each Center, all real estate and personal property taxes, general and special assessments, water and sewer charges, license fees and other fees and charges assessed or imposed by Governmental Authorities upon the Property, Intangible Personal Property and/or Personal Property.

        "Improvements"—shall mean, with respect to each Center, all buildings, facilities, structures and improvements now located or hereafter erected on the applicable Land, and all fixtures constituting a part thereof; provided, however, that in the case of buildings or other improvements owned by Adjoining Owners and erected on a portion of the Land leased by an Owner Party to such Adjoining Owner, "Improvements" shall mean such Owner Party's reversionary interest as ground lessor in and to such buildings and improvements.

        "Intangible Personal Property"—shall mean, with respect to each Center, all right, title and interest of an Owner Party in and to all intangible personal property used in connection with the operation of such Center and including, without limitation, good will, going concern value, radius restriction and operating agreements of Tenants, all telephone numbers listed after the name of such Center, all names (including, without limitation, the names "Jersey Gardens," and "University Park Village"), trade names, designations, logos and service marks (other than the trade names, designations, logos and service marks of the Owner Parties and of Adjoining Owners and Tenants), and the appurtenant good will, used in connection with operation of such Center, the right to own, develop, lease and manage such Center and all similar items of intangible personal property owned by an Owner Party and utilized solely in connection with the operation of such Center (excluding items which would be treated as Excepted Items); provided, however, that Intangible Personal Property shall not include the name "The Outlet Collection" or any derivative thereof or any trademarks, service marks, trade names, brand marks, brand names, domain names, social media sites (such as Facebook or Twitter), trade dress or logos relating thereto.

        "Jersey Gardens"—shall mean the JG Land and the Leasehold Interests, and with respect to the JG Land and the Leasehold Interests, the Improvements, Personal Property, Permits and Warranties, Intangible Personal Property and any and all right, title and interest of any Owner Party in and to Leases, Operating Agreements and Other Agreements.

        "JG Land"—shall mean all those certain lots, pieces or parcels of land more particularly described in Exhibit A-1 annexed hereto and made a part hereof.

        "Land"—shall mean, collectively, the JG Land and the UPV Land.

        "Leasehold Interest"—shall mean all those certain leasehold interests more particularly described in Exhibit A-2 annexed hereto and made a part hereof.

        "Leases"—shall mean all leases, licenses, concessions and other forms of agreement, written or oral, however denominated, wherein an Owner Party (as a party named therein or the successor thereto) grants to any party or parties, the right of exclusive use or occupancy of any portion of a Center, and all renewals, modifications, amendments, guaranties and other agreements affecting the same, but expressly excluding the Operating Agreements.

        "Leasing Costs"—shall have the meaning set forth in Section 6.2.

        "Legal Requirements"—shall mean, with respect to the Centers, all statutes, laws, ordinances, rules, regulations, executive orders and requirements of all Governmental Authorities which are applicable to the Centers or any part thereof or the use or manner of use thereof, or to the owner, Tenants or occupants thereof in connection with such ownership, occupancy or use.

        "Lenders' Consent"—shall have the meaning set forth in Section 11.3.2.

        "Loan Assumption Date"—shall have the meaning set forth in Section 11.3.3.

        "NJ Exempt Bonds"—shall mean the indebtedness evidenced by (i) that certain Loan Agreement between the New Jersey Economic Development Authority and Glimcher LP, dated as of November 1, 1998 and (ii) that certain Promissory Note made by Glimcher LP in favor of the New Jersey Economic Development Authority, dated as of November 1, 1998, in the original principal amount of $19,000,000, together with all ancillary documents entered into in connection with the foregoing and all amendments thereto.

        "Operating Agreement"—shall mean each reciprocal easement and operating agreement, as amended, or ground lease, as amended, by and between any Owner Party or its predecessor in title and an Adjoining Owner.

        "Operating Budget"—shall mean the applicable Owner Party's operating and capital budget and leasing plan for the applicable Center.

        "Other Agreements"—shall mean, with respect to each Center, all contracts, agreements and documents, as amended, to which any Owner Party or its predecessor in interest is a party and by which such Owner Party is bound, other than the Operating Agreements and the Leases, and including without limitation, all service contracts, construction contracts, leases of personal property and utility agreements.

        "Permits and Warranties"—shall mean all assignable (i) warranties and guaranties (express or implied), if any, issued to any Owner Party (or any prior owner of either Center) and (ii) licenses, permits, certificates of occupancy and other consents or approvals from governmental authorities or private parties, in each case in connection with the Land, the Improvements, the Leases or the Personal Property.

        "Permitted Encumbrances"—shall have the meaning set forth in Section 4.1.

        "Permitted Exceptions"—shall have the meaning set forth in Section 15.1.

        "Personal Property"—shall mean, with respect to each Center, all apparatus, machinery, devices, appurtenances, equipment, furniture, furnishings, promotional and marketing fund accounts and other items of personal property (other than Intangible Personal Property and the Excepted Items) owned by an Owner Party and located at and used in connection with the ownership, operation or maintenance of such Center.

        "Public Financing Agreements" shall mean with respect to Jersey Gardens, the Financial Agreement dated July 1, 1998 between JG Mall Ground Lessor and the City of Elizabeth (the "City") and the Special Assessment Agreement dated July 1, 1998 between JG Mall Ground Lessor and the City, each as amended and modified.

        "Purchase Price"—shall have the meaning set forth in Section 3.1.

        "Rents"—shall mean all fixed, minimum, additional, percentage, overage and escalation rents, common area and/or mall maintenance charges, advertising and promotional charges, insurance charges, rubbish removal charges, sprinkler charges, shoppers aid charges, water charges, utility charges, HVAC charges and other amounts payable under the Leases or the Operating Agreements.

        "Survey"—shall have the meaning set forth in Section 15.1.

        "Taking"—shall mean a taking of all or any portion of the Land and/or improvements in condemnation or by exercise of the power of eminent domain or by an agreement in lieu thereof.

        "Tenants"—shall mean the tenants, licensees, concessionaires or other users or occupants under Leases.

        "Title Company"—shall mean First American Title Insurance Company, National Commercial Services, 1825 Eye Street, NW, Washington, DC 20006.

        "Title Policy"—shall have the meaning set forth in Section 15.1.

        "University Park Village"—shall mean the UPV Land, and with respect to the UPV Land, the Improvements, Personal Property, Permits and Warranties, Intangible Personal Property and any and all right, title and interest of any Owner Party in and to Leases, Operating Agreements and Other Agreements.

        "UPV Land"—shall mean all those certain lots, pieces or parcels of land more particularly described in Exhibit A-3 annexed hereto and made a part hereof.

        2.    Agreement to Sell and Purchase.    Upon and subject to the terms and conditions of this Agreement, Seller agrees, to have the applicable Owner Party sell and convey all of its right, title and interest in and to the Interests to Purchaser and Purchaser agrees to purchase the Interests from the applicable Owner Party. Notwithstanding the foregoing, Purchaser may elect by written notice to Seller, at any time on or prior to the date that is thirty (30) days following the date hereof, to seek to cause the applicable Owner Party to convey the fee interest in University Park Village in lieu of the UPV Interests, and Seller shall reasonably cooperate with Purchaser in any such attempt to revise the structure of this transaction with respect to University Park Village; provided that (a) Purchaser shall still be required to purchase the JG Interests, (b) any increase in the costs derived from the structuring of the purchase of University Park Village in such manner shall be borne solely by Purchaser, and (c) the inability of the parties to so revise the structure shall not vitiate the responsibilities of the parties to effectuate the transfer of the UPV Interests pursuant to the terms of this Agreement.

        3.    Purchase Price: Existing Financing.

          3.1    Purchase Price.    The aggregate purchase price (the "Purchase Price") for the Interests is One Billion Ninety Million and 00/100 Dollars ($1,090,000,000.00) (allocable Nine Hundred Seventy-Five Million and 00/100 Dollars ($975,000,000.00) to the JG Interests and One Hundred Fifteen Million and 00/100 Dollars ($115,000,000.00) to the UPV Interests) and shall be payable as follows:

            3.1.1  The Purchase Price, plus or minus (i) adjustments and credits provided for in Article 6, (ii) the then outstanding principal balance of the Existing Loans (it being understood that the transfer of the Interests shall be subject to the Existing Loans), and (iii) any other applicable provisions of this Agreement, shall be paid in cash at the Closing, by wire transfer of immediately available federal funds to an account designated by Seller.

        4.    Permitted Encumbrances.

          4.1    Definitions.    For purposes of this Agreement, with respect to each Center, the following shall be deemed "Permitted Encumbrances":

            4.1.1  Permitted Exceptions set forth in Section 15.1 hereof;

            4.1.2  liens for Impositions which are not due and payable as of the Closing Date or which are apportioned in accordance with Article 6;

            4.1.3  liens for Impositions which are paid directly by Tenants in occupancy on the Closing Date or by Adjoining Owners to the entity imposing same;

            4.1.4  such matters as are shown on the Survey;

            4.1.5  zoning, subdivision, environmental, building and all other Legal Requirements applicable to the ownership, use or development of or the right to maintain or operate such Center, or have space therein used and occupied by Tenants or Adjoining Owners, presently existing or enacted prior to the Closing;

            4.1.6  all Leases in effect on the date of this Agreement, any extensions or renewals of Leases pursuant to options contained therein and any extensions, renewals or amendments of Leases or additional or substituted Leases made between the date hereof and the Closing Date in accordance with the Letter Agreement;

            4.1.7  mechanics liens, lis pendens and notices of commencement arising from work or other obligations, the payment for which is the responsibility of any Tenant in occupancy on the Closing Date under a Lease then in effect or any Adjoining Owner and not any Owner or Owner Party;

            4.1.8  the applicable Operating Agreements;

            4.1.9  liens relating to the Existing Loans;

            4.1.10  the applicable Other Agreements;

            4.1.11  the Public Financing Agreements; and

            4.1.12  all other matters affecting title to such Center which are hereafter accepted or required to be accepted or are waived by Purchaser as provided in Article 14 or the Letter Agreement.

        5.    The Closing.

          5.1    Closing Date.    The closing of the transactions provided for in this Agreement (the "Closing") shall be held substantially simultaneously with the Closing under the Merger Agreement (the "Closing Date") at the offices of the Title Company or such other place as Seller and Purchaser may mutually agree; provided that Seller shall provide Purchaser with reasonable (not less than one (1) Business Day's) notice of the Closing Date. Time shall be of the essence with respect to the Closing Date.

          5.2    Actions at Closing.    At the Closing, the parties shall deliver and accept the documents and instruments and take all other action required of them pursuant to this Agreement.

        6.    Apportionments.    At the Closing (except where a later date is specifically provided for in this Article), the items set forth below shall be adjusted as of 11:59 P.M. on the day preceding the Closing Date (the "Adjustment Point" except as may otherwise be provided below).

          6.1    Rents as and when collected.    Any Rents collected by or on behalf of Purchaser (which, for purposes of this Section 6.1, shall include Rents collected by any property manager or other agent acting for Purchaser) subsequent to the Closing (whether due and payable prior to or subsequent to the Adjustment Point) shall be adjusted as of the Adjustment Point, and any portion thereof properly allocable to periods prior to the Adjustment Point, net of costs of collection properly allocable thereto, if any, shall be paid by Purchaser to Seller, or if appropriate, the applicable Owner Party, promptly after the collection thereof by or on behalf of Purchaser, but subject to the further provisions of this Section 6.1 in the case of Rents due prior to the Adjustment Point. If prior to the Closing, Seller or the applicable Owner Party shall have collected, or if subsequent to the Closing Seller or the applicable Owner Party shall collect, any Rents

  (which, for the purposes of this Section 6.1, shall include Rents collected by any agent acting for Seller or any of the Owner Parties) which are properly allocable in whole or in part to periods subsequent to the Adjustment Point, the portion thereof so allocable to periods subsequent to the Adjustment Point, net of costs of collection properly allocable thereto, if any, shall be credited to Purchaser by Seller, or if appropriate, the applicable Owner Party, at the Closing or, if collected after the Closing, shall be promptly remitted by Seller, or if appropriate, the applicable Owner Party, to Purchaser. As used in this Section 6.1 the term "costs of collection" shall mean and include reasonable attorneys' fees and other costs incurred by or on behalf of Purchaser, Seller, or the Owner Parties in collecting any Rents, but shall not include the regular fees payable to any property manager for either Center, the payroll costs of any of Seller's, Purchaser's, or the Owner Parties' employees or any other internal costs or overhead of Seller, the Owner Parties, or Purchaser.

            6.1.1  Seller shall deliver, or shall use commercially reasonable efforts to cause the applicable Owner Parties to deliver to Purchaser at Closing, a list of all Tenants and Adjoining Owners at the Centers that are delinquent in payment of Rents as of the Adjustment Point, which list shall set forth the amount of each such delinquency, the period to which each such delinquency relates and the nature of the amount due, itemizing separately fixed monthly rent, tax reimbursements, common area maintenance, electric charges, charges for tenant services, charges for overtime services, percentage rent and other charges, if any. The first amounts collected by or on behalf of Purchaser after Closing and during the month of Closing shall be deemed to be in payment of Rents (or the specific components of Rents) for the month in which the Closing occurs. The first amounts collected by or on behalf of Purchaser after the month in which the Closing occurs shall be deemed in payment of such Rents (or such specific component of Rents) then due on account of any month after the month in which the Closing occurs, next in payment of such Rents (or such specific component of Rents) for the month in which the Closing occurs and finally in payment of such Rents (or such specific component of Rents) which are in arrears as of the first day of the month in which the Closing occurs, as set forth on such list. Any amounts collected by or on behalf of Purchaser from each delinquent Tenant or Adjoining Owner which, in accordance with the preceding sentence, are allocable to the month in which the Closing occurs (as adjusted as of the Adjustment Point) or any prior month, net of costs of collection properly allocable thereto, if any, shall be paid promptly by Purchaser to Seller, or if appropriate, the applicable Owner Party. Notwithstanding the foregoing, if any Tenant is currently paying percentage rent instead of base or fixed minimum rent, it is understood that such percentage rent is billed in arrears based on the Tenant's sales report for the previous calendar month. Therefore in such event any percentage rent received in the month of Closing based on sales for the previous calendar month will be deemed as payment of Rents for such month prior to Closing and shall be paid promptly by Purchaser to Seller, or if appropriate, the applicable Owner Party.

            6.1.2  Purchaser shall exert reasonable efforts for a period of six (6) months after the Closing to bill and collect any delinquencies set forth on the list delivered by Seller or the applicable Owner Parties pursuant to subsection 6.1.1 and the amount thereof, as, when and to the extent collected by or on behalf of Purchaser shall, if due to Seller, or if appropriate, the applicable Owner Party, pursuant to the provisions of subsection 6.1.1, be paid by Purchaser to Seller, or if appropriate, the applicable Owner Party, net of costs of collection, if any, properly allocable thereto, promptly after the collection thereof by Purchaser. In no event shall Purchaser be obligated to institute any actions or proceedings or to seek the eviction of any Tenant or Adjoining Owner in order to collect any such delinquencies.

            6.1.3 With respect to that portion of the Rents which constitute percentage or overage rents, or other amounts payable by Tenants or Adjoining Owners based upon sales, receipts or income of such entities, the following shall apply: (i) if Closing from or after January 1, 2015 and on or before March 31, 2015, there shall be no apportionment of percentage or overage rents between Seller, or if appropriate, the applicable Owner Parties, and Purchaser and all percentage and overage rents due and payable with respect to the 2015 calendar year shall be payable solely to Purchaser, (ii) if Closing occurs prior to January 1, 2015, or on or after April 1, 2015, then (a) at the Closing and/or, in the case of percentage or overage rents which are in arrears or are payable in other than monthly installments, subsequent to the Closing, percentage or overage rents shall be apportioned as provided in the other subsections of this Section 6.1 in the case of Rents generally; and (b) following the end of the fiscal year on account of which such percentage or overage rents are payable by each Tenant or Adjoining Owner and receipt by Purchaser of any final payment on account thereof due from such Tenant or Adjoining Owner, net of costs of collection, if any, the excess, if any, of (x) the amount of percentage or overage rents paid by such Tenant or Adjoining Owner on account of such entire fiscal year multiplied by a fraction, the numerator of which is the number of months (including any fraction of a month expressed as a fraction) of such fiscal year which occurred prior to the Adjustment Point and the denominator of which is 12 or such lesser number of months (including any fraction of a month expressed as a fraction) as may have elapsed in such fiscal year prior to the expiration of the Lease or Operating Agreement in question over (y) all amounts theretofore received by Seller or the applicable Owner Party on account of the percentage or overage rents in question for such fiscal year. If in any case the amount provided for in (y) above exceeds the amount provided for in (x) above, Seller, or if appropriate, the applicable Owner Party, shall pay the amount of such excess to Purchaser upon demand. Upon request of Purchaser, Seller, or if appropriate, the applicable Owner Party shall advise Purchaser of the amount of percentage or overage rents collected by the applicable Owner Parties from each Tenant or Adjoining Owner prior to the Closing Date. If on the Closing Date Seller or any Owner Party shall be conducting any audits of payments of percentage or overage rents previously made by Tenants or Adjoining Owners for fiscal years prior to the ones in effect on the Closing Date, Seller, or the applicable Owner Party shall have the right to continue all such audits until completion thereof and to collect and retain any amounts payable by reason thereof. In addition, Seller and appropriate Owner Parties shall have the right to initiate such audits subsequent to the Closing in respect of any fiscal years prior to the ones in effect on the Closing Date, and in respect of the fiscal year in which the Closing Date occurs if more than eight months shall have elapsed in such fiscal year as of the Closing Date. Seller shall provide, or shall use commercially reasonable efforts to cause the applicable Owner Parties to provide Purchaser with copies of the results of such audits promptly after the completion thereof.

            6.1.4 With respect to that portion of Rents, other than those described in Subsection 6.1.1 and 6.1.3 above, which are payable on an annual, semi-annual or other non-monthly basis, Purchaser shall use its reasonable efforts to bill and collect, or cause to be billed and collected, all such payments which become due after the Closing, which payments, to the extent allocable to periods prior to the Adjustment Point, shall be paid by Purchaser to Seller, or if appropriate, the applicable Owner Party, promptly after receipt thereof, net of costs of collection, if any, properly allocable thereto. With respect to that portion of Rents, other than those described in Subsection 6.1.1 and 6.1.3 above, which are billed on an estimated basis during the fiscal or other period for which paid, at the end of such fiscal or other period Purchaser shall determine or cause to be determined whether the items in question have been overbilled or underbilled in accordance with provisions of the applicable Leases and the method of billing previously followed by the applicable Owner Party. If Purchaser determines or causes to be determined that there has been an overbilling and an overbilled amount has been received, Purchaser shall reimburse or cause to be reimbursed such amount to the Tenants and/or Adjoining Owners which paid the excess amount and, except as provided in subsection 6.4.1 below, Seller, or if appropriate, the applicable Owner Party, shall pay to Purchaser the portion of such reimbursement which is properly allocable to the period prior to the Adjustment Point. If Purchaser determines that there has been an underbilling, the additional amount shall be billed or caused to be billed by Purchaser to the Tenants and Adjoining Owners, as applicable, and any amount received by Purchaser, net of costs of collection, if any, to the extent properly allocable to periods prior to the Adjustment Point shall promptly be paid by Purchaser to Seller, or if appropriate, the applicable Owner Party. Purchaser's determination of any amounts underbilled or overbilled shall in each case be subject to Seller's, or if appropriate, the applicable Owner Party's reasonable approval. In connection with any annual true-up of estimated common area maintenance or other charges paid during the course of any fiscal year, Seller shall furnish, or shall use commercially reasonable efforts to cause the applicable Owner Parties to furnish to Purchaser schedules and other information to be utilized in calculating amounts due in connection with such true-up for the portion of the fiscal year elapsed prior to the Closing Date (and/or, if applicable, the prior fiscal year), and Purchaser agrees to calculate amounts due on the basis of the schedules and information furnished by Seller and the Owner Parties.

            6.1.5 Notwithstanding anything to the contrary set forth in this Section 6.1, Seller, or if appropriate, the applicable Owner Party, shall be entitled to receive, and Purchaser shall pay to Seller, or the applicable Owner Party, promptly after receipt thereof, net of costs of collection, if any, properly allocable thereto, (i) subject to the provisions of subsection 6.4.1, all amounts payable by Tenants and Adjoining Owners on account of Impositions which, pursuant to the terms of subsection 6.4.1, it is Seller's or any Owner Party's obligation to pay and discharge, which amounts shall be apportioned between Seller, or if appropriate, the applicable Owner Party, and Purchaser in the same manner as the Impositions to which they relate, and (ii) all amounts payable by Tenants and Adjoining Owners on account of utilities which, pursuant to the terms of subsections 6.4.2 and 6.4.3, it is Seller's or any Owner Party's obligation to pay and discharge, which amounts shall be apportioned between Seller, or if appropriate, the applicable Owner Parties, and Purchaser in the same manner as the utilities to which they relate.

            6.1.6 Any advance rental deposits or payments held by Seller or the applicable Owner Parties on the Closing Date and applicable to periods of time subsequent to the Adjustment Point, and any security deposits held by Seller or the applicable Owner Parties on the Closing Date, together with interest thereon, if any, which, under the terms of the applicable Leases, is payable to the Tenants thereunder, shall be paid to Purchaser at the Closing.

            6.1.7 Each of Seller, or if appropriate, the applicable Owner Parties, and Purchaser shall be responsible for paying any sales, excise or other tax on the Rent paid to such party.

          6.2    Leasing Costs.    Seller shall pay and indemnify Purchaser in respect of all leasing commissions, costs of tenant alterations and improvements performed or to be performed for Tenants at the expense of the landlord thereof (or allowances payable by the landlord in lieu thereof), moving and other allowances, if any, and fees and disbursements of architects, engineers and attorneys (collectively "Leasing Costs") in respect of (i) all Leases executed by or on behalf of all parties thereto on or before the date of Closing, (ii) any renewal of any Lease resulting from the exercise by the Tenant of an option or from an agreement executed by or on behalf of all parties thereto on or before the date of Closing and (iii) any increase of the space demised by any Lease resulting from the exercise of an option by the Tenant or from an agreement executed by all of the parties thereto on or before the date of Closing; provided Purchaser shall assume and pay and indemnify Seller and the Owner Parties in respect of all Leasing Costs payable in respect of Leases, renewals, expansions and amendments of the nature described in clauses (i) and (iii) above which are executed by all parties thereto after the date hereof and which are approved by Purchaser as provided in the Letter Agreement. If any Leasing Costs shall be paid by an Owner Party prior to the Closing, which, in accordance with this Section 6.2, it is Purchaser's obligation to pay, Purchaser shall reimburse Seller, or if appropriate, the applicable Owner Party, for the documented amount thereof at the Closing.

          6.3    Ancillary Income.    Ancillary income received by Owner Parties in connection with the licensing of the names of the Centers, the furnishing of utilities from the Centers to third parties and the like shall be adjusted as of the Adjustment Point between Seller, or if appropriate, the applicable Owner Party, and Purchaser.

          6.4    Additional Items.    At the Closing, the following additional items shall be apportioned between Seller, or if appropriate, the applicable Owner Party, and Purchaser as of the Adjustment Point for the Centers:

            6.4.1  Impositions payable by Owner Parties in respect of the Centers shall be adjusted on the basis of the fiscal year for which the same are imposed, whether or not yet due and payable as of the Closing Date. Any Imposition due and payable prior to the Closing Date and attributable to periods following Closing shall be apportioned at Closing and Purchaser shall reimburse Seller for that portion of any Impositions paid by Owner Parties with respect to periods from and after Closing. In the case of special assessments payable in installments, the installment for the fiscal year in which the Adjustment Point occurs shall be apportioned by Seller and Purchaser as provided above and Purchaser shall be responsible for paying all subsequent installments thereof. If any Tenant in occupancy at the Closing Date or Adjoining Owner is obligated to pay any Impositions directly to the applicable taxing authority, such Impositions shall not be apportioned.

            6.4.2  Water and sewer charges, if any, payable by Seller or the applicable Owner Party on the basis of the period or periods for which the same are payable. If there are water meters at the Centers, Seller shall use commercially reasonable efforts to furnish readings to a date not more than thirty (30) days prior to the Closing Date, and the unfixed meter charges and the unfixed sewer charges, if any, based thereon for the intervening time shall be apportioned on the basis of such last readings. Any water and sewer charges payable by Tenants in occupancy on the Closing Date or Adjoining Owners directly to the entity or entities furnishing such services shall not be apportioned.

            6.4.3  Utilities and fuel payable by the Owner Parties, including without limitation electricity and gas. Seller shall use commercially reasonable efforts to have the meters for such utilities read the day on which the Adjustment Point occurs and will pay the bills rendered to it on the basis of such readings. If Seller does not obtain such a meter reading with respect to any such utility, the adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings not earlier than thirty (30) days prior to the Adjustment Point. At Closing, Seller, or if appropriate, the applicable Owner Party, will receive a credit in an amount equal to any cash security deposits held by any utility companies (with interest thereon, if any, in the amount equal to the amount accrued on such security deposits), and shall assign to Purchaser at the Closing all of Owner Parties' right, title and interest in and to such security deposits. Purchaser will make its own arrangements for any surety bonds required by any utility companies within twenty (20) Business Days following the Closing Date, and Seller will thereafter cancel, or cause the applicable Owner Parties to cancel any bonds previously furnished. If fuel oil, propane or other fuel is used at the Centers, Seller shall deliver, or use commercially reasonable efforts to cause the applicable Owner

    Parties to deliver to Purchaser at the Closing statements of the suppliers of such fuel dated within three (3) days of the Adjustment Point setting forth the quantity of fuel on hand and the cost paid by the Owner Parties therefor, and Purchaser shall pay to Seller, or if appropriate, the applicable Owner Party, at the Closing the cost of such fuel (including taxes thereon, if any) as shown on such statements. Charges for any utilities payable by Tenants in occupancy on the Closing Date and Adjoining Owners directly to the utility companies furnishing the same shall not be apportioned.

            6.4.4  Charges payable by the Owner Parties under the Other Agreements.

            6.4.5  Contributions payable by Owner Parties to merchants and other associations, and to promotional and marketing funds and activities at the Centers, it being understood that Seller, or if appropriate, the applicable Owner Party, shall be required to fund any owner's share of pre-Closing marketing and promotion costs.

            6.4.6  Subject to the remaining provisions hereof, accrued and unpaid interest and all other charges payable by an Owner Party, as a borrower, pursuant to the Existing Loan Documents.

            6.4.7  Any other items of income or expense of the Centers which, in accordance with generally accepted business practices, should be apportioned between Seller, or if appropriate, the applicable Owner Party, and Purchaser. However, there shall be no apportionment for any gift cards sold prior to Closing at the Centers by the Owner Parties and the following provisions will apply thereto. At the Closing, Seller shall use commercially reasonable efforts to deliver to Purchaser a list of all outstanding gift cards or gift certificates issued by the applicable Owner Parties with respect to the Centers and not issued by a third-party gift card or gift certificate vendor. If after Closing any such gift card or gift certificate is presented to Purchaser, Purchaser may pay the amount thereof and Seller, or if appropriate, the applicable Owner Party, will reimburse Purchaser for the amount thereof. Seller, or if appropriate, the applicable Owner Party, shall honor any such gift cards presented directly to an Owner Party.

            6.4.8  Base salaries and wages payable to all of the applicable Owner Party's full time employees which provide services exclusively to the Centers, shall be apportioned as of the date of Closing, it being understood that any and all allocated or indirect employment costs to the Centers shall not be apportioned.

            6.4.9  Seller shall receive a credit at closing for any cash reserves established by Seller or any applicable Owner Party and held by any Existing Lender immediately prior to Closing in connection with the Existing Loans.

          6.5    Adjustment Statement.    Seller will deliver, or shall use commercially reasonable efforts to cause the applicable Owner Parties to deliver to Purchaser prior to the Closing a copy of a proposed adjustment statement showing all adjustments to be made at the Closing. The parties shall then endeavor to agree upon such statement or any modification thereof so that it or such modification can be executed by them at the Closing. To the extent that there is an error or omission in any of the adjustments made pursuant to such statement and the same is discovered following the Closing, the parties agree to rectify the same as promptly as possible following such discovery.

          6.6    Survival.    The provisions of this Article 6 shall survive the Closing.

        7.    Actions to be Taken and Documents to be Delivered at or Prior to the Closing.

          7.1    Seller's Deliveries.    At or prior to the Closing, the Seller shall deliver or cause to be delivered to Purchaser each of the instruments and documents listed in the following provisions of this Section 7.1, executed and acknowledged where appropriate:

            7.1.1  The certificate of the Seller provided for in subsection 8.4.1.

            7.1.2  All other instruments and documents, if any, to be executed, acknowledged and/or delivered by Seller pursuant to any of the other provisions of this Agreement.

          7.2    Purchaser's Deliveries.    At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Seller or the other parties indicated below each of the payments, documents and instruments listed in this Section 7.2, such instruments and documents to be executed and acknowledged where appropriate:

            7.2.1  The Purchase Price, as set forth in Section 3.1.

            7.2.2  All sales tax, transfer tax and other tax returns, if any, certificates of value and similar documents which Purchaser is required by law to execute and deliver, either individually or together with Seller, to any Governmental Authority as a result of the sale.

            7.2.3  Counterparts of each of the instruments and documents listed in the Letter Agreement.

            7.2.4  A certified copy of the authority documents of Purchaser, certified by a Secretary or an Assistant Secretary, which authorize (i) the transactions contemplated by this Agreement, and (ii) the execution of this Agreement and the documents, instruments and agreements to be executed and delivered by Purchaser pursuant hereto, together with an incumbency certificate as to the authority of the person(s) executing and delivering this Agreement and such documents, instruments and agreements on behalf of Purchaser.

            7.2.5  All other payments, instruments and documents, if any, to be executed, acknowledged and/or delivered by Purchaser pursuant to any of the other provisions of this Agreement.

          7.3    Glimcher LP's Deliveries.    At or prior to the Closing, the Seller shall cooperate with Purchaser to cause the applicable Owner Party to deliver to Purchaser each of the instruments and documents listed in Section 4 of the Letter Agreement.

          7.4    Access to Records.    Purchaser agrees for a period of two (2) years following the Closing for the Centers, it will retain and make available to Seller or to any Governmental Authority having jurisdiction over Seller for inspection and copying, at Seller's expense, on reasonable advance notice at reasonable times at the place in the continental United States where Purchaser then maintains its records in respect of the Centers, all documents and records concerning the Centers for periods prior to Closing and delivered by Seller in connection with the Closing. If Purchaser shall desire to destroy any such records prior to the expiration of such two (2) year period, Purchaser shall first notify Seller and permit Seller to take delivery of the records in question; and if Seller fails to do so within 90 days after such notice from Purchaser, Purchaser shall then be free to destroy the same. The provisions of this Section 7.3 shall survive the Closing.

        8.    THE CENTERS CONVEYED AS IS:     REPRESENTATIONS AND WARRANTIES OF SELLER.

          8.1    NO IMPLIED REPRESENTATIONS.    PURCHASER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE DOCUMENTS AND INSTRUMENTS DELIVERED BY SELLER AT THE CLOSING, NEITHER SELLER NOR ANY AGENT OR REPRESENTATIVE OR PURPORTED AGENT OR REPRESENTATIVE OF SELLER HAS MADE, AND SELLER IS NOT LIABLE FOR OR BOUND IN ANY MANNER BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, PROMISES, STATEMENTS, INDUCEMENTS, REPRESENTATIONS OR INFORMATION (INCLUDING, WITHOUT LIMITATION, ANY INFORMATION SET FORTH IN OFFERING MATERIALS HERETOFORE FURNISHED TO PURCHASER) PERTAINING TO THE CENTERS, THE PHYSICAL CONDITION THEREOF, ENVIRONMENTAL MATTERS, THE INCOME, EXPENSES OR OPERATION THEREOF OR THE PERSONAL PROPERTY OR INTANGIBLE PERSONAL PROPERTY, THE USES WHICH CAN BE LAWFULLY MADE OF PROPERTY UNDER APPLICABLE ZONING OR OTHER LAWS OR ANY OTHER MATTER OR THING WITH RESPECT TO THE CENTERS, INCLUDING, WITHOUT LIMITATION, ANY EXISTING OR PROSPECTIVE LEASES, OPERATING AGREEMENTS OR OTHER AGREEMENTS. WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE DOCUMENTS AND INSTRUMENTS DELIVERED BY SELLER AT THE CLOSING, SELLER IS NOT LIABLE FOR OR BOUND BY (AND PURCHASER HAS NOT RELIED UPON) ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, REAL ESTATE BROKERS' "SET-UPS" OR OFFERING MATERIALS OR ANY OTHER INFORMATION RESPECTING THE CENTERS FURNISHED BY SELLER OR ANY BROKER, EMPLOYEE, AGENT, CONSULTANT OR OTHER PERSON REPRESENTING OR PURPORTEDLY REPRESENTING SELLER.

          8.2    "AS-IS" PURCHASE.    PURCHASER REPRESENTS THAT IT IS RELYING UPON ITS OWN INVESTIGATIONS, ANALYSES, STUDIES AND APPRAISALS AND NOT UPON ANY INFORMATION PROVIDED TO PURCHASER BY OR ON BEHALF OF SELLER WITH RESPECT THERETO (EXCEPT TO THE EXTENT COVERED BY ANY WARRANTIES OR REPRESENTATIONS OF SELLER SET FORTH IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT OR INSTRUMENT DELIVERED BY SELLER IN CONNECTION WITH CLOSING). PURCHASER AGREES TO ACCEPT THE CENTERS "AS IS" AND IN ITS CONDITION AS AT THE DATE HEREOF, REASONABLE WEAR AND TEAR BETWEEN THE DATE HEREOF AND THE CLOSING DATE EXCEPTED, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING, ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS WITH RESPECT TO EACH MALL, SUBJECT, HOWEVER, TO PURCHASER'S RIGHTS AND REMEDIES PROVIDED FOR IN THIS AGREEMENT IN THE EVENT OF THE BREACH OF ANY OF SELLER'S WARRANTIES AND REPRESENTATIONS CONTAINED HEREIN OR IN ANY OTHER DOCUMENT OR INSTRUMENT DELIVERED BY SELLER IN CONNECTION WITH THE CLOSING.

          8.3    Representations and Warranties of Seller.

            8.3.1  Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Indiana. Seller has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the terms hereof. The execution, delivery and performance by Seller of this Agreement and the documents to be executed by Seller pursuant hereto have been duly and validly authorized by all necessary partnership or membership action on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject as to enforceability to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors generally and to general principles of equity. No bankruptcy, insolvency, reorganization, arrangement or moratorium proceeding or allegation of fraudulent conveyance is now pending or threatened against Seller.

            8.3.2  The parties acknowledge that Glimcher has made certain representations and warranties to Purchaser as set forth in the Letter Agreement ("Glimcher Representations").

          8.4    Remaking of Seller's Warranties, etc.

            8.4.1  All of the representations and warranties made by Seller in Section 8.3.1 shall be deemed to have been remade on and as of the Closing Date and Seller shall deliver to Purchaser at the Closing a certificate in form and substance reasonably satisfactory to the parties. The consequences of Glimcher's inability to remake the Glimcher Representations are dealt with in Section 17.3 hereof.

        9.    Representations and Warranties of Purchaser.

          9.1    Purchaser's Warranties.    Purchaser warrants and represents to Seller as follows:

            9.1.1  Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

            9.1.2  Purchaser has full power and authority to enter into this Agreement and perform its obligations hereunder in accordance with the terms hereof. The execution, delivery and performance of this Agreement by Purchaser and the documents to be executed by Purchaser pursuant hereto have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject as to enforceability to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors generally and to general principles of equity. No bankruptcy, insolvency, reorganization, arrangement or moratorium proceeding, or allegation of fraudulent conveyance, is now pending or threatened against Purchaser.

            9.1.3  Execution by Purchaser of this Agreement and all documents provided for herein to be executed by Purchaser, and performance by Purchaser of the provisions hereof and thereof, will not violate or result in any breach of, or constitute a default under, any law, regulation, order or judgment of any governmental authority to which Purchaser is subject, or any agreement, indenture, mortgage, deed of trust, bank loan, credit agreement or any other instrument to which Purchaser is a party or by which Purchaser is bound, where such breach or default might adversely affect Purchaser's ability to perform its obligations hereunder or under such other documents. Purchaser is not in default under any note, evidence of indebtedness, lease, contract, license, undertaking or other agreement where the liability thereunder might adversely affect Purchaser's ability to perform its obligations under this Agreement or such other documents.

          9.2    Remaking of Warranties:    Survival. All of Purchaser's representations and warranties set forth in Section 9.1 shall be deemed to have been remade on and as of the Closing Date. Such representations and warranties, as remade, shall survive the Closing without limitation as to time.

        10.    Conditions to the Obligation of Seller to Close.     The obligation of Seller to close under this Agreement is expressly conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below, provided that Seller, at its election, may waive all or any of such conditions, which election shall be conclusively evidenced by Seller's proceeding with and completing the closing of the transaction provided for herein:

          10.1    Purchase Price.    Purchaser shall have paid to Seller the Purchase Price as provided in Article 3 hereof and all other amounts due to Seller hereunder;

          10.2    Representations and Warranties.    All representations and warranties of Purchaser set forth in Section 9.1 shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date;

          10.3    Performance of Obligations.    Purchaser shall have executed and/or delivered or caused to be delivered at the Closing all documents and executed counterparts of documents and instruments required by this Agreement to be executed and/or delivered by Purchaser and shall have taken all other actions and fulfilled all other covenants and conditions required of Purchaser under this Agreement; and

          10.4    Merger Closing.    Seller delivering written notice to Purchaser that the Merger Parties shall have either (i) closed the Merger, or (ii) satisfied all of the conditions to close the Merger set forth in the Merger Agreement and are proceeding to close the Merger substantially simultaneously with the Closing under this Agreement.

          If any of the foregoing conditions is not satisfied and, as a result, the Closing does not occur, this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement except as otherwise expressly provided herein; provided, however, that if any such condition is not satisfied due to Purchaser's default, Seller shall have the rights provided for in Section 17.1.

        11.    Conditions to the Obligation of Purchaser to Close and Financing Related Matters.

          11.1    Condition to Purchaser's Obligation to Close.    The obligation of Purchaser to close under this Agreement is expressly conditioned solely on:

            11.1.1  Seller delivering written notice to Buyer that the Merger Parties shall have either (i) closed the Merger, or (ii) satisfied all of the conditions to close the Merger set forth in the Merger Agreement and are proceeding to close the Merger substantially simultaneously with the closing under this Agreement; and

            11.1.2  Glimcher executing and delivering or causing to be delivered at Closing all of the material transfer documents (including a FIRPTA) and instruments required by this Agreement and Section 4 of the Letter Agreement.

          11.2    No Financing Contingency.    It is expressly acknowledged by Purchaser that the Closing of the transaction contemplated by this Agreement is not subject to any financing or debt assumption contingency and that no financing for this transaction shall be provided by Seller. Without limiting the foregoing, Purchaser agrees that the ability or inability of Purchaser to obtain debt, equity investments, or other financing in order to pay all or any part of the Purchase Price shall not be a contingency or condition to any of Purchaser's obligations under this Agreement.

          11.3    Assumption of Existing Loans/NJ Exempt Bonds and Lenders' Consent.

            11.3.1  Purchaser hereby acknowledges and agrees that Purchaser will take right, title and interest in and to the Interests subject to the Existing Loans and the NJ Exempt Bonds. Promptly after the date hereof, the parties shall use all reasonable and diligent efforts, and take such steps as may be necessary or appropriate, to allow Purchaser to assume the Existing Loans and the NJ Exempt Bonds.

            11.3.2  The parties further acknowledge and agree that the consent of the lender and/or counterparty under the Existing Loans and the NJ Exempt Bonds (together with its assignees, servicer and/or rating agencies, collectively, the "Existing Lenders") is required, including (i) the transfer of the Interests to Purchaser or one or more separate subsidiaries of Purchaser, (ii) the substitution of Purchaser or a credit worthy Affiliate thereof as substitute guarantor or indemnitor in place of any and all existing guarantor(s) and indemnitor(s) under the Existing Loan Documents and the NJ Exempt Bonds, and (iii) replacing any escrows and reserves maintained under the Existing Loans (unless same remain in place with the Existing Lenders, in which case Seller shall receive a credit in respect of same pursuant to the terms hereof) (the "Lenders' Consent").

            11.3.3  Purchaser shall use good faith commercially reasonable efforts to obtain the Lenders' Consent on or before the Closing Date (the "Loan Assumption Date"), including, without limitation, by: (i) promptly delivering all documents, opinions and agreements required to be delivered by an Owner Party and/or Purchaser and their Affiliates in accordance with the relevant sections of the Existing Loans Documents or as may otherwise be required by Existing Lenders, (ii) promptly completing all assumption application materials required by Existing Lenders, and (iii) promptly providing such organizational, financial and other background information regarding Purchaser and its Affiliates as may be required by Existing Lenders. Seller shall use good faith commercially reasonable efforts to assist Purchaser in obtaining the Lenders' Consent on or before the Closing Date, including, without limitation, by using commercially reasonable efforts to facilitate the Owner Parties' cooperation in the delivery of documents and notices reasonably necessary for Purchaser to obtain the Lenders' Consent.

            11.3.4  Seller and Purchaser shall share equally and shall timely pay (i) all of Existing Lenders' costs and expenses in connection with the issuance of the Lenders' Consent, including, without limitation, all processing fees, application fees, attorneys' fees, recording fees, mortgage taxes, servicer fees, underwriting and rating agency fees, (ii) all of Existing Lenders' other out-of-pocket costs and expenses in connection with the issuing of the Lenders' Consent, and (iii) all of the assumption or transfer fees, if any, required by the Existing Lenders (the costs, expenses and fees described in clauses (i), (ii) and (iii) collectively, the "Assumption Fees").

            11.3.5  Notwithstanding anything to the contrary in this Agreement, if the parties fail to obtain the Lenders' Consent by Closing then (i) the Closing shall proceed regardless, and (ii) Seller and Purchaser shall equally share any costs, expenses and fees associated with such failure to obtain Lenders' Consent up to the aggregate amount of the Assumption Fees that would have applied had Lenders' Consent been obtained, and any costs, expenses and fees in excess of the amount of the applicable Assumption Fees had the parties received the Lenders' Consent shall be borne solely by Purchaser.

        12.    Intentionally Omitted.

        13.    Risk of Loss.

          13.1    Substantial Casualty.    If prior to the Closing either Center shall suffer any Casualty, Seller shall promptly deliver written notice thereof to Purchaser, and the provisions of Section 13.3 shall apply.

          13.2    Substantial Taking.    If prior to the Closing either Center shall be subject to a Taking, Seller shall promptly deliver written notice thereof to Purchaser, and the provisions of Section 13.3 shall apply.

          13.3    Casualty or Taking.    Notwithstanding the foregoing, in the event of any Casualty or Taking as the case may be, this Agreement and the obligations of Seller and Purchaser hereunder shall remain in full force and effect except that (i) Purchaser shall accept the Centers notwithstanding such damage or taking and shall pay the full Purchase Price therefor and (ii) at the Closing (a) Seller shall assign to Purchaser all of its right, title and interest in and to all insurance proceeds (including, without limitation, business interruption or rent insurance proceeds) payable by reason of such Casualty or all awards payable by reason of such Taking, and, in the case of insurance proceeds, shall credit against the Purchase Price the amount of any deductible under the applicable Owner Party's insurance policies, and (b) Seller shall pay over to Purchaser the amount of such proceeds or award, if any, received by Seller or the applicable Owner Party prior to the date of the Closing, and (c) Seller shall not settle or compromise any claim for any material amount of proceeds or award without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Seller shall be entitled to receive or retain out of any such insurance proceeds or award (i) any amounts expended by Seller or the applicable Owner Party to restore or protect the Centers prior to Closing, with the prior reasonable approval of Purchaser, and (ii) in the case of insurance proceeds, loss of rents by reason of the fire or other casualty suffered by Seller or the applicable Owner Party prior to the Closing, which entitlement shall survive the Closing.

        14.    Operation of the Centers Until Closing.

          14.1 The parties acknowledge that Glimcher has agreed to abide by certain covenants set forth in the Letter Agreement regarding the operation of the Property between the date hereof and Closing (the "Operating Covenants").

        15.    Title.

          15.1    Title Defects.    Purchaser acknowledges receipt of (a) a 2013 title loan Policy Number 2013-80514 for the JG Center issued by Chicago Title Insurance Company, and (b) an owner's Policy Number 27-34-10-5712000236 for University Park Village issued by Fidelity National Title Insurance Company (collectively, (a) and (b) are the "Title Policies"). Purchaser acknowledges receipt of (i) an ALTA/ACSM survey of the JG Land and the Improvements prepared by Langan Engineering and Environmental Services last revised October 30, 2013, and (ii) an ALTA/ACSM survey of the UPV Land prepared by Peloton Land Solutions dated January 3, 2013 (collectively, the "Survey"). All matters disclosed in either Title Policy or the Survey shall be deemed permitted exceptions (the "Permitted Exceptions") hereunder. If on the Closing Date Seller shall be unable to cause title to the Centers to be in accordance with the terms of this Agreement as a result of any exception to title that is not a Permitted Encumbrance, Purchaser shall be obligated to close, and its sole remedy shall be to pursue a claim under the indemnification provisions set forth in Section 17.3 hereof. Seller shall be under no obligation to take any steps or to institute or prosecute any action or proceedings, or expend any sums of money, to remove from title to the Centers any defect, encumbrance or objection to title. Seller may use any part of the Purchase

  Price to discharge the same, provided that Seller shall deliver to Purchaser at the Closing instruments in recordable form sufficient to discharge such liens and encumbrances of record.

          15.2    Closing Documents as Full Performance; Survival.    The acceptance of the closing documents by Purchaser from Seller shall be deemed full performance on the part of Seller of all of its obligations under this Agreement, except as to any such obligation which is specifically stated in this Agreement to survive the Closing or is expressly contained in documents delivered at Closing. Except where otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall survive the Closing.

        16.    Brokers, etc.

          16.1    Seller's Representation.    Seller represents and warrants to Purchaser that none of Seller nor any Affiliate of Seller has dealt with any broker, finder or like agent who might claim a commission or fee in connection with the transaction contemplated in this Agreement or on account of introducing the parties, the preparation or submission of brochures, the negotiation or execution of this Agreement or the closing of the transaction contemplated herein. Seller agrees to indemnify and hold harmless Purchaser and its successors and assigns from and against any and all claims, losses, liabilities and expenses, including without limitation reasonable attorneys' fees, disbursements and charges, arising out of any claim or demand for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party who claims to have dealt with Seller or any Affiliate thereof in connection with this transaction.

          16.2    Purchaser's Representation.    Purchaser represents and warrants to Seller that neither Purchaser, nor any Affiliate thereof, has dealt with any broker, finder or like agent who might claim a commission or fee in connection with the transaction contemplated in this Agreement or on account of introducing the parties, the preparation or submission of brochures, the negotiation or execution of this Agreement or the closing of the transaction contemplated herein. Purchaser agrees to indemnify and hold harmless Seller and its successors and assigns from and against any and all claims, losses, liabilities and expenses, including without limitation reasonable attorneys' fees, disbursements and charges, arising out of any claim or demand for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party who claims to have dealt with Purchaser or any Affiliate thereof in connection with this transaction.

          16.3    Survival.    The provisions of this Article 16 shall survive the Closing or the termination of this Agreement.

        17.    Default; Remedies.

          17.1    Purchaser's Default.    If at the Closing Date the conditions to the obligation of Seller to close title as set forth in Article 10 have not been fulfilled on account of the default of Purchaser in performing any of its obligations hereunder, and the Closing does not occur as a result thereof, then Seller shall be entitled to pursue, at its election, either of the following as its sole and exclusive remedy: (i) terminate this Agreement in which event no party hereto shall have any further liability hereunder, or (ii) seek specific performance of Purchaser's obligations under this Agreement. Seller hereby waives any right to sue Purchaser for damages (including consequential damages) for any default by Purchaser hereunder but if the Closing occurs such waiver shall not apply to damages to which Seller may be entitled hereunder by reason of any breach by Purchaser of any of its warranties or representations hereunder which survive the Closing; provided, however, that in the event of a willful default by Purchaser which would render the remedy of specific performance unavailable to Seller, or in a case where specific performance is not otherwise available, Seller may seek damages (but not consequential damages) from Purchaser provided that

  Seller has sought and been unable to pursue the remedy of specific performance within six (6) months after the occurrence of such default.

          17.2    Seller's Default.    If at the Closing Date the conditions to the obligation of Purchaser to close title as set forth in Article 11 have not been fulfilled on account of the default of Seller hereunder, and the Closing shall not occur as a result thereof, then Purchaser shall be entitled to pursue the following as its sole and exclusive remedy: seek specific performance of Seller's obligations under this Agreement. Subject to Section 17.3 below, Purchaser hereby waives any right to sue Seller for damages (including consequential damages) for any default by Seller hereunder; provided, however, that in the event of a willful default by Seller which would render the remedy of specific performance unavailable to Purchaser, Purchaser may seek damages (but not consequential damages) from Seller provided that Purchaser has sought and been unable to pursue the remedy of specific performance within six (6) months after the occurrence of such default.

          17.3    Indemnification.    If and to the extent that Closing occurs, Seller shall indemnify and hold Purchaser harmless from and against any and all actual, out-of-pocket loss, damages, costs, liabilities and/or expenses (collectively, "Loss") Purchaser may incur or suffer, or to which Purchaser may become subject, by virtue of (a) Glimcher having breached a Glimcher Representation set forth in the Letter Agreement, or any such Glimcher Representation no longer being true in all material respects as if remade as of Closing, and/or (b) Glimcher having breached one or more of the Operating Covenants in a material respect, and/or (c) the Property being encumbered by any liens or encumbrances that are not Permitted Exceptions; provided however, (i) the indemnity set forth in this Section 17.3 shall survive for nine (9) months after the Closing (the "Survival Period"); (ii) the indemnity set forth in this Section 17.3 shall automatically be null and void and of no further force and effect on the expiration date of the applicable Survival Period unless, on or before such expiration date, Purchaser shall have provided notice to Seller alleging that an actual indemnifiable claim exists under this provision; (iii) the maximum aggregate amount of liability that Seller shall have under any circumstance under this Agreement for any claim or Loss (singularly or in aggregate of all claims and Losses) under this Section 17.3 shall not exceed, in the aggregate, Eleven Million Dollars ($11,000,000.00) (the "Damage Cap"); and (iv) Purchaser shall not have the right to assert a claim under this Section 17.3 unless, and solely to the extent, the Loss to Purchaser on account of all applicable Loss in the aggregate equals or exceeds Two Million Dollars ($2,000,000.00) (the "Threshold"), but in no event to exceed the Damage Cap.

          17.4    Survival.    The provisions of this Article 17 shall survive the termination of this Agreement.

        18.    Notices.     Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals or other communications which are required or permitted to be given under this Agreement or which either party desires to give with respect to this Agreement shall be in writing and shall be delivered by hand or sent by telecopy (with the original sent by first-class mail, postage prepaid), or sent postage prepaid, by registered or certified mail, return receipt requested, or by reputable overnight courier service addressed to the party to be notified as follows (or to such other address as such party shall have specified at least ten (10) days prior thereto by like notice) and shall be deemed given when so delivered by hand, telecopied, or if mailed, three (3) Business Days after mailing (one (1) Business Day in case of overnight courier service), as follows:

    if to Seller, to:

    Washington Prime Group, L.P.
    7315 Wisconsin Avenue
    Suite 500-E
    Bethesda, MD 20814
    Attention: Robert P. Demchak
    Telephone: (240) 630-0004
    Facsimile: 240-380-2721
    Email: robert.demchak@washingtonprime.com

    with a copy to:

    Willkie Farr & Gallagher LLP
    787 Seventh Avenue
    New York, New York 10019
    Attention: Mr. Eugene A. Pinover, Esq.
    Telephone: (212) 728-8254
    Facsimile: (212) 728-9254
    Email: epinover@willkie.com

    and a copy to:

    Willkie Farr & Gallagher LLP
    787 Seventh Avenue
    New York, New York 10019
    Attention: Mr. David C. Drewes, Esq.
    Telephone: (212) 728-8653
    Facsimile: (212) 728-9653
    Email: ddrewes@willkie.com

    With a copy to:

    if to Purchaser, to:

    Simon Property Group, Inc.
    225 W. Washington Street
    Indianapolis, Indiana 46204
    Attn: Chief Executive Officer
    Fax: (317) 685-7221

    With a copy to:

    Simon Property Group, Inc.
    225 W. Washington Street
    Indianapolis, Indiana 46204
    Attn: General Counsel
    Fax: (317) 685-7377

        19.    Further Assurances.     Each of Seller and Purchaser agrees, at any time and from time to time after the Closing, to execute, acknowledge, where appropriate, and deliver such further instruments and documents and to take such other action as the other party may reasonably request in order to carry out the intents and purposes of this Agreement, provided that such request is made by notice given within two (2) years after the Closing Date. If required by the other party, the party making the request will bear the reasonable cost involved. Neither party shall be required to execute any instrument or document pursuant to this Article 19 which would increase the liability or obligations of such party over that provided for in this Agreement and the instruments and documents executed by such party pursuant hereto. The provisions of this Article 19 shall survive the Closing.

        20.    Captions.     The article and section titles or captions in this Agreement and the Table of Contents and the Schedule of Exhibits prefixed hereto are for convenience only and shall not be deemed to be part of this Agreement.

        21.    Governing Law; Construction.     This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland. Each party hereto acknowledges that it was represented by counsel in connection with this Agreement and the transactions contemplated herein, that it and its counsel reviewed and participated in the preparation and negotiation of this Agreement and the documents and instruments to be delivered hereunder, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or the documents and instruments to be delivered hereunder.

        22.    Entire Agreement; No Third Party Beneficiary, etc.     This Agreement, including all Exhibits, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto. The parties have made no representations with respect to the subject matter of this Agreement and have given no warranties with respect to the subject matter hereof except as expressly provided herein and/or expressly provided in the documents delivered at Closing. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm, corporation or other entity other than the parties hereto and Glimcher LP and its Affiliates. Each of Seller and Purchaser hereby acknowledge and agree that Glimcher LP and its Affiliates are third party beneficiaries under this Agreement and shall have the right to enforce this Agreement in accordance with the provisions hereof. The provisions of this Article 22 shall survive the Closing or termination of this Agreement.

        23.    Waivers; Extensions.     No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts. The provisions of this Article 23 shall survive the Closing or termination of this Agreement.

        24.    Pronouns.     All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require.

        25.    Transaction Expenses; Fees and Disbursements of Counsel, etc.

          25.1    Transaction Expenses.    Seller and Purchaser shall each pay one-half of all recording fees and charges, the cost of updating the survey for the Centers and escrow fees, any documentary stamp taxes and surtaxes, transfer taxes and similar charges payable in connection with the conveyance of the Interests by the Owner Parties to Purchaser, and the premiums for any owner's policy of title insurance issued to Purchaser at Closing.

          25.2    Other Expenses.    Except as expressly provided in this Agreement and subject to Section 25.1, each party shall pay its own expenses in connection with the transaction contemplated in this Agreement, including the fees, disbursements and charges of its own counsel, accountants, consultants, experts and other advisors in connection with the negotiation and preparation of this Agreement and the Closing.

          25.3    Survival.    The provisions of this Article 25 shall survive the Closing or the termination of this Agreement.

        26.    Assignment.     Purchaser shall not, without the prior written consent of Seller, assign this Agreement or its rights hereunder, in whole or in part, to any other person or entity; provided, however, that Purchaser may designate a nominee or assign this Agreement to an entity to take title to the Interests at Closing so long as such nominee or entity is controlled by, or under common control with, Purchaser.

        27.    Counterparts.     This Agreement may be executed in counterparts, each of which (or any combination of which, signed by all of the parties) shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

        28.    No Recording.     The parties agree that neither this Agreement nor any memorandum or notice hereof shall be recorded or filed in any public records except as required by law. The provisions of this Article shall not be construed as preventing Purchaser from filing a lis pendens against the Centers in the event it institutes any litigation against Seller with respect to the transaction provided for herein and, under applicable law, it is entitled to file such lis pendens. The provisions of this Article shall survive the Closing or any termination of this Agreement.

        29.    Prevailing Party's Attorneys' Fees.     In connection with any litigation, including appellate proceedings, initiated by a party hereto against the other party hereto and arising out of this Agreement or any instrument or document executed pursuant hereto, the party adjudicated to be the substantially prevailing party shall be entitled to recover reasonable attorneys' fees and disbursements from the other party. The provisions of this Article shall survive the Closing or the termination of this Agreement.

        30.    Disclosure.     The parties hereby acknowledge and agree that promptly following the execution of this Agreement, the parties intend to issue one or more press releases regarding the transactions contemplated hereby (the "Initial Press Releases") and will diligently work in good faith to mutually agree on the form and substance of such press releases. Except for the Initial Press Releases, none of the parties hereto or their respective agents, employees, consultants or brokers shall issue any press release or otherwise communicate to any third party any information regarding this Agreement or the transactions contemplated hereby unless each of the other parties has consented thereto and to the form and substance of any such statement, announcement or release; provided, however, that nothing herein shall be deemed to limit or impair in any way any party's ability to disclose the details of the transactions contemplated hereby as such party deems necessary pursuant to any court or governmental order or applicable securities regulations or financial reporting requirements or other requirements of law, nor shall any party hereto be precluded from describing this Agreement and the transactions herein contemplated in any filings made pursuant to any laws, or from filing this Agreement, the Exhibits hereto and the Schedules as exhibits to any filings required by any laws. The provisions of this Article 30 shall survive the Closing.

        31.    WAIVER OF JURY TRIAL.     THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT EITHER PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, EITHER MALL, THE CONVEYANCE INSTRUMENT OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR IN RESPECT

OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS TRANSACTION AND SHALL SURVIVE THE CLOSING OR THE TERMINATION OF THIS AGREEMENT.

        32.    Cooperation with Exchange.     Seller acknowledges that Purchaser may structure the purchase of the Centers from the Owner Parties as a like kind exchange under the Internal Revenue Code Section 1031 and Revenue Procedure 2000-37, 2000-40 I.R.B. 308 (a "Like Kind Exchange"). As an alternative, Purchaser may structure the purchase of the Centers from the Owner Parties as replacement exchange under Internal Revenue Code Section 1033 (together with a Like Kind Exchange, an "Exchange"). Seller shall reasonably cooperate with Purchaser's conduct of any Exchange, provided that all costs and expenses generated in connection with any Exchange shall be borne solely by Purchaser, any Exchange shall not delay Purchaser's ability to complete the Closing as required hereunder, and Seller shall not be required to take title or to contract for the purchase of any other property, to expend any funds or to incur any direct or contingent liability in connection with such Exchange. If Purchaser uses a qualified intermediary or exchange accommodation title holder to effectuate any Exchange, any assignment of the rights or obligations of Purchaser hereunder shall not relieve, release or absolve Purchaser of its obligations to Seller and such qualified exchange intermediary or exchange accommodation title holder shall have no liability to Seller. Purchaser shall indemnify and hold harmless Seller from and against any and all liability arising from and out of any Exchange. In accordance with this Section, Seller will in no circumstances refuse to close on the grounds that Purchaser is electing to use any Exchange.

        33.    Post-Closing Conveyances.     If following the Closing, Purchaser obtains knowledge that Seller or any of the Owner Parties continues to own any real or personal property related solely to the Centers (the "Residual Property"), then Seller shall reasonably cooperate with Purchaser to cause the conveyance of such Residual Property to Purchaser for the minimum consideration necessary to convey such Residual Property. The provisions of this Section 33 shall survive the Closing.

[Remainder of page intentionally blank]

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

SELLER
WASHINGTON PRIME GROUP, L.P., an Indiana limited partnership
By:	Washington Prime Group, Inc., an Indiana corporation, its sole general partner
By:	/s/ ROBERT P. DEMCHAK
	Name:	Robert P. Demchak
	Title:	Secretary and General Counsel
PURCHASER
SIMON PROPERTY GROUP, L.P., a Delaware limited partnership
By:	Simon Property Group, Inc., a Delaware corporation, its sole general partner
By:	/s/ JAMES M. BARKLEY
	Name:	James M. Barkley
	Title:	Secretary and General Counsel

Annex C

Glimcher Properties Limited Partnership
180 Broad Street
Columbus, Ohio 43215

September 16, 2014

Washington Prime Group, L.P.
7315 Wisconsin Avenue
Suite 500-E
Bethesda, MD 20814
Attention: Robert P. Demchak

Simon Property Group, L.P.
225 W. Washington Street
Indianapolis, Indiana 46204
Attn: Chief Executive Officer

        Re:    Agreement for the Purchase and Sale dated September 16, 2014 (the "Purchase Agreement"), by and among Simon Property Group L.P., a Delaware limited partnership ("Simon LP") and Washington Prime Group, L.P., an Indiana limited partnership ("WPG LP");

To Whom It May Concern:

        Reference is made to that certain Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), by and between Washington Prime Group, Inc., an Indiana corporation ("WPG"), WPG LP, WPG Merger Sub I Inc., a Maryland corporation and wholly owned subsidiary of WPG LP ("WPG Merger Sub I"), WPG Merger Sub II Inc., a Delaware corporation and a wholly owned subsidiary of WPG Merger Sub I ("WPG Merger Sub II"), Glimcher Realty Trust, a Maryland real estate investment trust ("Glimcher"), and Glimcher Properties Limited Partnership, a Delaware limited partnership ("Glimcher LP") (each of WPG, WPG LP, WPG Merger Sub I, WPG Merger Sub II, Glimcher and Glimcher LP is a "Merger Party" and collectively are the "Merger Parties"), the Merger Parties intend to effect certain business combination transactions (as more particularly described in the Merger Agreement, the "Merger").

        Glimcher LP hereby acknowledges that WPG LP and Simon LP have entered into the Purchase Agreement, pursuant to which Simon LP agrees that it shall purchase certain properties on the terms that are set forth in the Purchase Agreement (the "Simon Purchase of Assets"). WPG LP and Simon LP hereby confirm to Glimcher that the only conditions to the closing of the Simon Purchase of Assets under the terms of the Purchase Agreement are the substantially simultaneous occurrence of the closing of the Merger and Glimcher's delivery of the closing documents referenced in Section 4 hereof.

        To facilitate the Simon Purchase of Assets, Glimcher LP hereby represents, warrants, confirms, covenants and agrees as follows:

1.    Defined Terms.

        All capitalized terms used but not defined in this Letter Agreement (the "Agreement") shall have the meanings assigned to them in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings:

        "Adjoining Owners" shall mean, with respect to the Property, all owners of stores on sites at the Property or adjacent to the Property which are owned or ground leased by such owners, which stores are operated in conjunction with the Property pursuant to an Operating Agreement.

        "Closing" shall mean the closing of the Simon Purchase of Assets under the Purchase Agreement, which shall not occur unless and until the Merger Parties shall have either (i) closed the Merger, or (ii) satisfied all of the conditions to close the Merger set forth in the Merger Agreement and are proceeding to close the Merger substantially simultaneously with the closing under the Purchase Agreement.

        "Existing JG Loan" shall mean the existing debt in the amount of Three Hundred Fifty Million and 00/100 Dollars ($350,000,000.00) from Wells Fargo Bank, National Association to JG Mall Ground Lessor and JG Mall Ground Lessee, secured by a Fee and Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 31, 2013, along with the related documents thereto.

        "Existing Lenders" shall mean the lenders under the Existing Loans (together with its assignees, servicer and/or rating agencies).

        "Existing Loan Documents" shall mean the loan documents attached hereto as Exhibit E.

        "Existing Loans" shall mean collectively, the Existing JG Loan and the Existing UPV Loan.

        "Existing UPV Loan" shall mean the existing debt in the amount of Fifty Five Million and 00/100 Dollars ($55,000,000) from Teachers Insurance and Annuity Association of America, secured by a Deed Of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated April 8, 2013, along with the related documents thereto.

        "Glimcher LP's knowledge" shall mean the actual knowledge of Michael Glimcher, George Schmidt, Mark Yale, Thomas Drought, Melissa Indest, and Marshall Loeb without any duty on the part of such Person to conduct any independent investigation or make any inquiry of any Person.

        "Ground Lease" shall mean that certain Amended and Restated Master Lease between N.J. Metromall Urban Renewal, Inc. and Elizabeth Metromall LLC, dated as of June 4, 1998, as amended and assigned.

        "Jersey Gardens" shall mean those certain fee and leasehold interests in certain parcels of land located in Union County, New Jersey, as more particularly described on Exhibit A-1 hereto.

        "Leases" shall mean all written leases, subleases, licenses, concessions and other forms of agreement, wherein an Owner Party (as a party named therein or the successor thereto) grants to any party or parties, the right of exclusive use or occupancy of any portion of the Property, and all renewals, modifications, amendments, guaranties and other agreements affecting the same, but expressly excluding the Operating Agreements, the Ground Lease and any Short Term Specialty Leases (as hereinafter defined).

        "Material Other Agreements" shall mean all Other Agreements solely with respect to the Properties, that require payments by Glimcher LP or its Affiliates of more than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) annually on an individual agreement basis, or of more than One Million and 00/100 Dollars ($1,000,000.00) annually in the aggregate, and in any case that are not terminable as of right on thirty (30) days or less notice without cost or penalty.

        "Other Agreements" shall mean all written contracts, agreements and documents, as amended, to which an Owner Party or its predecessor in interest is a party and by which such Owner Party is bound solely with respect to the Property, other than the Operating Agreements and the Leases, and including without limitation, all service contracts, construction contracts, leases of personal property and utility agreements.

        "Operating Agreement" shall mean each reciprocal easement and operating agreement, as amended, or ground lease, as amended, by and between an Owner Party or its predecessor in title and an Adjoining Owner, the documents comprising which are listed in Exhibit B.

        "Operating Budgets" shall mean the operating and capital budgets and leasing plans for the Property attached hereto as Exhibit C.

        "Person" shall mean a natural person, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.

        "Public Financing Agreements" shall mean with respect to Jersey Gardens, the Financial Agreement dated July 1, 1998 between JG Mall Ground Lessor and the City of Elizabeth, New Jersey (the "City") and the Special Assessment Agreement dated July 1, 1998 between JG Mall Ground Lessor and the City, each as amended and modified.

        "Property" shall mean collectively, Jersey Gardens and University Park Village.

        "Rents" shall mean all fixed, minimum, additional, percentage, overage and escalation rents, common area and/or mall maintenance charges, advertising and promotional charges, insurance charges, rubbish removal charges, sprinkler charges, shoppers aid charges, water charges, utility charges, HVAC charges and other amounts payable under the Leases or the Operating Agreements.

        "Tenants" shall mean the tenants, subtenants, licensees, concessionaires or other users or occupants under Leases.

        "University Park Village" shall mean those certain fee interests in certain parcels of land located in Tarrant County, Texas, as more particularly described on Exhibit A-2 hereto.

2.    Glimcher LP Representations.

        Glimcher LP hereby represents and warrants to Simon LP as follows:

        (a)   Other than third parties unaffiliated with Glimcher that own leasehold interests, the ownership of the fee and leasehold interests in Jersey Gardens is as follows:

            (i)  Glimcher LP is the (i) one hundred percent (100%) owner of the equity interests (the "JG Mall Ground Lessee Interests") in JG Elizabeth II, LLC, a Delaware limited liability company ("JG Mall Ground Lessee"), and (ii) one hundred percent (100%) owner of the shares of stock (the "JG Mall Ground Lessor Interests," and collectively with the JG Mall Ground Lessee Interests, the "JG Mall Interests") of N.J. Metromall Urban Renewal Inc., a New Jersey corporation ("JG Mall Ground Lessor").

           (ii)  Glimcher LP is the (i) one hundred percent (100%) owner of the equity interests (the "JG Parcel A Ground Lessee Interest") in Jersey Gardens Center, LLC, a Delaware limited liability company (the "JG Parcel A Ground Lessee"), and (ii) one hundred percent (100%) owner of the shares of stock (the "JG Parcel A Ground Lessor Interests," and collectively with the JG Parcel A Ground Lessee Interests, the "JG Parcel A Interests"; collectively, the JG Mall Interests and the JG Parcel A Interests are the "JG Interests") of Glimcher JG Urban Renewal, Inc., a New Jersey corporation (the "JG Parcel A Ground Lessor," and collectively with JG Mall Ground Lessee, JG Mall Ground Lessor, JG Parcel A Ground Lessee, the "JG Entities").

        (b)   Other than third parties unaffiliated with Glimcher that own leasehold interests, the ownership of the fee and leasehold interests in University Park Village is as follows:

            (i)  Glimcher is the owner of one hundred percent (100%) of the shares of stock of Glimcher Properties Corporation, a Delaware corporation ("UPV Operator Owner"), which is the owner of one hundred percent (100%) of the shares of stock (the "UPV Operator Interests") of UPV Glimcher Corporation, a Delaware corporation (the "UPV Operator"), which is the sole general partner of UPV Glimcher L.P. (the "UPV Fee Owner," collectively with UPV Operator, the "UPV Entities"; each of the JG Entities, and UPV Entities is an "Owner Party" and collectively are the "Owner Parties").

           (ii)  Glimcher LP is the one hundred percent (100%) owner of the limited partner interests (the "UPV LP Interests"; together with the UPV Operator Interests, collectively, the "UPV Interests"; the JG Interests together with the UPV Interests, collectively, the "Interests") of the UPV Fee Owner.

        (c)   Each of the Owner Parties (i) is a single purpose entity whose sole purpose is to own a direct or indirect fee or leasehold interest in the Property, as applicable, and such other matters relating thereto, (ii) has operated as a single purpose entity in all material respects, (iii) has filed all material tax returns required to be filed by it or with respect to its direct or indirect ownership of an interest in the Property, (iv) on or before the date hereof, has paid in full any material taxes required to be paid by it or with respect to its direct or indirect ownership of an interest in the Property.

        (d)   Glimcher has provided or shall provide Simon LP with true and complete copies of all organizational documents for the Owner Parties together with any amendments thereto.

        (e)   (i) Glimcher is duly organized, validly existing and in good standing under the laws of the State of Maryland; (ii) Glimcher LP is duly organized, validly existing and in good standing under the laws of the State of Delaware; (iii) JG Mall Ground Lessee is duly organized, validly existing and in good standing under the laws of the State of Delaware; (iv) JG Mall Ground Lessor is duly organized, validly existing and in good standing under the laws of the State of New Jersey; (v) JG Parcel A Ground Lessee is duly organized, validly existing and in good standing under the laws of the State of Delaware; (vi) JG Parcel A Ground Lessor is duly organized, validly existing and in good standing under the laws of the State of New Jersey; (vii) UPV Operator Owner is duly organized, validly existing and in good standing under the laws of the State of Delaware; (viii) UPV Operator is duly organized, validly existing and in good standing under the laws of the State of Delaware; and (ix) UPV Fee Owner is duly organized, validly existing and in good standing under the laws of the State of Delaware.

        (f)    Glimcher LP has full power and authority to enter into this Agreement and to perform, and cause the Owner Parties to perform, their obligations hereunder in accordance with the terms hereof. The execution, delivery and performance by Glimcher LP of this Agreement, and the documents to be executed by the Owner Parties pursuant hereto have been or will be duly and validly authorized by all necessary corporate, partnership or membership action on the part of Glimcher LP and the Owner Parties, as the case may be. This Agreement constitutes the legal, valid and binding obligation of Glimcher LP, enforceable against Glimcher LP in accordance with its terms, subject as to enforceability to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors generally and to general principles of equity.

        (g)   None of the Owner Parties transferring the Interests is a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

        (h)   With respect to the Leases:

            (i)  To Glimcher LP's knowledge, Exhibit D annexed hereto contains true, correct and complete rent rolls of the Property as of the date of the rent rolls (other than short term leases that are terminable by Glimcher LP or its Affiliates without fee or penalty upon thirty (30) days or less prior notice (the "Short Term Specialty Leases")). To Glimcher LP's knowledge, as of the date hereof, there are no leases, licenses or other rights of occupancy or use of any portion of the Property other than with the tenants set forth in Exhibit D with respect to the Property, except in each case any subleases, concessions or license agreements which may have been entered into by Tenants (as sublessor, grantor or licensor, as the case may be) and any Short Term Specialty Leases.

           (ii)  To Glimcher LP's knowledge, each of the Leases is in full force and effect as of the date hereof. To Glimcher LP's knowledge, no Owner Party has received written notice from any Tenant under a Lease which is still outstanding (1) that such Owner Party has defaulted in performing any of its material obligations under such Lease or (2) that such Tenant is entitled to any material reduction in, refund of or counterclaim or offset against, or is otherwise disputing, any base, fixed, or percentage Rents paid, payable or to become payable by such Tenant thereunder or is entitled to cancel or terminate such Lease or to be released of any of its material obligations thereunder.

        (i)    With respect to the Operating Agreements:

            (i)  To Glimcher LP's knowledge, true, correct and complete copies of the Operating Agreements, and all amendments and supplements thereto, listed on Exhibit B annexed hereto have heretofore been made or will be made available and/or delivered to Simon LP.

           (ii)  To Glimcher LP's knowledge, each Operating Agreement is in full force and effect as of the date hereof. To Glimcher LP's knowledge, no Owner Party has received written notice from any party to an Operating Agreement which is still outstanding (1) that such Owner Party has defaulted in performing any of its material obligations under such Operating Agreement, or (2) that such party is entitled to any reduction in, refund of or counterclaim or offset against, or is otherwise disputing, any amounts paid, payable or to become payable thereunder by such party or is entitled to cancel or terminate such Operating Agreement or to be relieved of any of its material obligations thereunder.

        (j)    To Glimcher LP's knowledge, no Owner Party has received (1) any written notice of any violation of any material legal requirement with respect to the Property from any governmental authority which has not heretofore been complied with, with respect to the Property, or (2) any written notice from any governmental authority which is still outstanding of any failure to obtain any material certificate, permit, license or approval with respect to the Property, or any intended revocation, modification or cancellation of any of the same.

        (k)   To Glimcher LP's knowledge, there is no uninsured action, suit or proceeding pending or claims against any Owner Party or the Property or any portion thereof in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality, which is reasonably likely to have a material adverse effect on any Owner Party or the Property.

        (l)    To Glimcher LP's knowledge, no Owner Party has received (i) written notice, which remains unresolved, of any violation of federal, state and local environmental statutes, ordinances, regulations, orders and requirements of common law with respect to the Property or the activities and conditions at the Property, including, without limitation; the discharge, emission or release of any Hazardous Material (hereinafter defined) to the air, soil, surface water or ground water; the discharge of any dredge or fill material to a wetland or other water of the United States; the storage, treatment, disposal or handling of any Hazardous Material; or the construction, operation, maintenance or repair of aboveground or underground storage tanks (collectively, "Environmental Laws"), or (ii) written notice, which remains unresolved, of any material violation, alleged default or default with respect to that certain Consent Decree by and among the New Jersey Department of Environmental Protection, OENJ Corporation and N.J. Metromall, LLC, and approved by the United States District Court for the District of New Jersey on October 29, 1996 (the "Consent Decree"). The term "Hazardous Material" shall mean any "hazardous substance", "toxic substance", "pollutant" or "contaminant" as defined pursuant to Environmental Laws, "petroleum" as defined pursuant to any Environmental Laws or any material containing petroleum or hydro-carbons, any polychlorinated biphenyls ("PCBs") or substances containing PCBs, any urea formaldehyde foam, or any asbestos or materials containing asbestos.

        (m)  To Glimcher LP's knowledge no Owner Party has received or sent any written notice of default in connection with the Existing Loan Documents or the Public Financing Agreements that has not been cured.

3.    Remaking of Glimcher's Warranties, etc.

        All of the representations and warranties made by Glimcher LP set forth in Section 2 shall be deemed to have been remade on and as of the Closing Date. Notwithstanding the foregoing, if any matter or event shall have occurred between the date hereof and the date of the Closing which does not result from any intentional act or omission of Glimcher LP that is not permitted under any provisions of this Agreement, and which makes any such warranty or representation untrue in any material respect, Glimcher LP shall have the right to disclose such matter or event without liability to Glimcher LP. For the avoidance of doubt, if any representations made by Glimcher LP as of the date of this Agreement or as of the Closing Date are untrue or Glimcher LP is unable to remake such representations as of the Closing Date, (i) Glimcher LP shall have no liability to either Simon LP or WPG LP under this Agreement and (ii) Simon shall remain obligated to perform and acquire the Properties pursuant to the Purchase Agreement.

4.    Actions to be Taken and Documents to be Delivered at or Prior to the Closing.

        At or prior to the Closing, Glimcher LP will deliver or cause the applicable Owner Party to deliver to Simon LP each of the following instruments and documents, executed and acknowledged where appropriate by the applicable Owner Party, in form and substance reasonably satisfactory to the parties:

        (a)   An assignment and assumption of the Interests, duly executed by each applicable Owner Party.

        (b)   A notice to Tenants, and a notice to Adjoining Owners, notifying each of the sale to Simon LP, in form reasonably satisfactory to Simon LP.

        (c)   Intentionally omitted.

        (d)   A certificate that each Owner Party transferring the Interests is not a "foreign person" within the meaning of §1445 of the Internal Revenue Code of 1986, as amended.

        (e)   All sales tax, transfer tax and other tax returns, if any, which the Owner Parties are required by law to execute and deliver, either individually or together with Simon LP, to any governmental authority as a result of the sale.

        (f)    A certified copy of the authority documents of the Owner Parties, which authorize (i) the transactions contemplated by this Agreement, and (ii) the execution by Glimcher LP of this Agreement and the documents, instruments and agreements to be executed and delivered by the Owner Parties pursuant hereto, together with an incumbency certificate as to the authority of the person(s) executing and delivering this Agreement and such documents, instruments and agreements on behalf of the Owner Parties.

        (g)   A written resignation of all board members and officers for each Owner Party that is being wholly acquired by Simon LP or its Affiliates.

        (h)   All records and files which are in the possession of the Owner Parties relating to the current operation and maintenance of the Property, including without limitation, current tax bills, current water, sewer, utility and fuel bills, payroll records, billing records for Tenants and Adjoining Owners, repair and maintenance records and the like which affect or relate to the Property, plans, drawings, blue prints and specifications for each of the Property, all warranties and guaranties of manufacturers, suppliers and contractors in effect on the Closing Date, certificates of occupancy and other licenses and permits and keys to the Property.

        (i)    All vehicle titles used exclusively with respect to the Properties assigned to Simon LP, if any, duly endorsed by the applicable Owner Party, as required.

        (j)    A fully executed agreement terminating as of the Closing Date any management, leasing, development, services or similar agreement in effect with the applicable Owner Party with respect to the Property.

        (k)   Such other assignments, instruments of transfer, and other documents as Simon LP may reasonably require in order to complete the Simon Purchase of Assets, including the assignment and delivery of any certificates evidencing the Interests.

        Notwithstanding the foregoing, Simon LP may elect by written notice to Glimcher LP, at any time on or prior to the date that is thirty (30) days following the date hereof, to seek to cause the applicable Owner Party to convey the fee interest in University Park Village in lieu of the UPV Interests, and Glimcher LP shall reasonably cooperate with Simon LP in any such attempt to revise the structure of the Simon Purchase of Assets with respect to University Park Village; provided that (a) Simon LP shall still be required to purchase the JG Interests, (b) any increase in the costs derived from the structuring of the purchase of University Park Village in such manner shall be borne solely by Simon LP, and (c) the inability of the parties to so revise the structure shall not vitiate the responsibilities of the parties to effectuate the transfer of the UPV Interests pursuant to the terms of this Agreement.

5.    Investigation of the Property.

        (a)    Delivery of Documents.    To the extent that such documents or information are in Owner Parties' possession and control, Glimcher LP shall deliver, cause to be delivered, or make available to Simon LP with regards to the Property, at all times prior to the Closing the following for informational purposes only:

            (i)  The most current title reports for the Property.

           (ii)  The most current surveys of the Property.

          (iii)  Copies of the Leases, the Operating Agreements, and the Other Agreements.

          (iv)  Copies of the managing agent's books and records, monthly operating statements and variance reports, tax bills and utility bills regarding the Property for the 2012 through and including 2014 year to date; provided that the Owner Parties are not opining, representing or warranting to the accuracy or completeness of such items.

           (v)  Copies of all the material permits and warranties.

          (vi)  Copies of all engineering and environmental reports for the Property.

        (b)    Duty to Update Property Information; Notices.    Glimcher LP shall send Simon LP a copy of any material written notice that the Owner Parties receive under the Existing Loan Documents, the Public Financing Agreements, and the Operating Agreements. Glimcher LP shall also send Simon LP a copy of any written notice from Tenants under the Leases to the extent that such Tenant makes a claim in such notice that they are entitled to any material reduction in, refund of or counterclaim or offset against, or is otherwise disputing, any Rents paid, payable or to become payable by such Tenant thereunder or is entitled to cancel or terminate such Lease or to be released of any of its material obligations thereunder.

        (c)    Physical Inspection of the Property.    Through the earlier of Closing or termination of the Purchase Agreement or the Merger Agreement in accordance with their terms, Simon LP and Simon LP's representatives, agents and designees shall have the right at reasonable times and upon reasonable notice to Glimcher to enter upon the Property, at Simon LP's sole cost, risk and expense solely for the purpose of conducting such non-destructive and non-invasive physical inspections, non-destructive and non-invasive soil and engineering tests and a non-destructive and non-invasive Phase I environmental site assessment as Simon LP may elect to make or obtain, provided that any such inspection shall not unreasonably impede the normal day-to-day business operation of the

Property, and provided, further, that Simon LP promptly repairs any damage to the reasonable satisfaction of Glimcher. Simon LP acknowledges and agrees that the inspection, testing and survey of the Property by Simon LP and Simon LP's representatives, agents and designees shall be subject to the rights of the Tenants under the Leases and shall be performed in such a manner as to not interfere with the rights of such Tenants. Simon LP shall give Glimcher LP reasonable prior notice of any inspection, test or survey so that Glimcher will have the opportunity to have a representative of the applicable Owner Party present therefor, which right Glimcher LP reserves. Notwithstanding the foregoing, except for in connection with the ordinary course of Simon LP's business and unrelated to this Agreement or the Simon Purchase of Assets, Simon LP shall not have the right to interview any tenant or licensee or other users or occupants of the Properties, without the prior written consent of Glimcher LP (such consent not to be unreasonably withheld, conditioned or delayed). Prior to any such inspection, Simon LP shall use good faith efforts to deliver to Glimcher LP certificates reasonably satisfactory to Glimcher LP evidencing that Simon LP's consultants and agents carry and maintain such general liability insurance policies with such companies and in such scope and amounts as are acceptable to Glimcher LP in its reasonable discretion, in all cases naming the applicable Owner Party as an additional insured and loss payee thereunder. Simon LP hereby agrees to indemnify and hold harmless the Owner Parties from and against any mechanics' lien or claim therefor, any claim, cause of action, lawsuit, damage, liability, loss, cost or expense (including, without limitation, attorneys' fees) arising out of any such entry by Simon LP or its representatives, agents or designees or out of any such inspections, tests or survey conducted by Simon LP, its representatives, agents or designees. At Glimcher LP's request, Simon LP will promptly furnish to Glimcher LP copies of any environmental or engineering reports (which do not contain any proprietary information regarding Simon LP) received by Simon LP relating to any inspections of the Properties. The provisions of this Section 5(c) shall survive the Closing and/or any termination of this Agreement.

6.    Assumption of the Existing Loan

        Glimcher LP shall cooperate reasonably and in good faith, and shall cause the Owner Parties to cooperate reasonably and in good faith, with Simon LP's and its Affiliates' efforts to assume the Existing Loans. As part of these efforts, Glimcher LP shall deliver or shall cause its Affiliates to deliver documents and notices reasonably necessary for Simon LP to assume the Existing Loans, including a notice to the Existing Lenders of Simon LP's intention to assume the Existing Loans. All costs, fees and expenses incurred in connection with the assumption of the Existing Loans by Simon LP and its Affiliates shall be paid by Simon LP and/or WPG LP.

7.    Operation of the Property Until Closing.

        (a)    Standard of Operation.     From the date hereof until the Closing, except to the extent required by law, as may be agreed in writing by Simon LP (such consent not to be unreasonably withheld, conditioned or delayed), or as may be expressly required by this Agreement or the Merger Agreement, Glimcher LP shall, or shall cause the applicable Owner Party to:

            (i)  use commercially reasonable efforts to maintain the Property in substantially the same manner and condition that exists on the date hereof, as such condition shall be altered by reason of casualty, condemnation, normal wear and tear, or force majeure (provided, that no Owner Party shall be obligated to make any capital improvements, repairs or replacements to the Property other than those in process or as set forth in the Operating Budgets);

           (ii)  not (1) modify or enter into any new Lease or extend or renew an existing Lease except for entering into any new lease or renewing any Lease in the ordinary course of business consistent with past practice on market terms and where the aggregate gross leasable area under such Lease is less than five thousand (5,000) square feet, (2) cancel or terminate any Lease except for (A) where the aggregate gross leasable area under such Lease is less than five thousand (5,000) square feet or (B) as a result of a default by the counterparty to such Lease (in accordance with the terms of such Lease and subject to any applicable cure period therein), (3) enter into a new reciprocal easement and operating agreement or similar agreement relating to the Property or amend or modify, consent to the assignment of or waive any material right under the Operating Agreements, except in the ordinary course of business, consistent with past practice and on market terms, (4) make any material alterations to the Property or enter into any new Material Other Agreements or extend or renew or cancel any Material Other Agreement, in each case, relating to material capital expenditures, except as permitted in Section 10(a) of this Agreement, (5) enter into any Material Other Agreement or extend, renew or cancel any of the Material Other Agreements, except for (A) any termination or renewal in accordance with the terms of any Material Other Agreement or (B) in the ordinary course of business consistent with past practice or as otherwise may be reasonably necessary to comply with the terms of this Agreement and/or the Merger Agreement or (C) to the extent necessary to comply with applicable law, to the extent already contemplated in the Operating Budgets, and/or as necessitated by the adverse effects of inclement weather, or (6) not commence any new material expansion or redevelopment of the Property or apply for or consent to the modification of any zoning of the Property, except as permitted in Section 10 of this Agreement; and

          (iii)  otherwise operate the Property in the ordinary course of business, consistent with current practice and the Operating Budgets.

        (b)    Deemed Consent.     Except as otherwise set forth herein, if Glimcher LP or any Owner Party sends a written request for consent under this Section 7, but Simon LP does not object in writing (stating its specific objections) within five (5) Business Days after Simon LP's receipt of written request for such consent, then (i) Simon LP will be deemed to have given such consent and will confirm such consent in writing upon demand, and (ii) Glimcher LP or the applicable Owner Party shall have the right to perform the action for which such consent was sought.

        (c)    Amendment of Documents.     From the date hereof until the Closing, Glimcher LP shall not, and shall cause the Owner Parties to not (i) enter into any amendment, modification or supplement to the organizational documents of the Owner Parties, or (ii) amend the Existing Loan Documents or the Public Financing Agreements without the prior written consent of Simon LP, which shall not be unreasonably withheld.

8.    Liability; Remedies; Termination.

        (a)    Pre-Closing Defaults.     In the event that on the Closing Date Simon LP has performed its obligations hereunder and under the Purchase Agreement and the closing of the Merger is substantially simultaneously occurring, Glimcher LP defaults on its obligations to deliver the documents set forth in Sections 4(a) and (d), then, Simon LP shall be entitled to treat this Agreement as being in full force and effect and pursue, as its sole and exclusive remedy against Glimcher LP, the remedy of specific performance. Simon LP acknowledges that such right shall terminate and be of no force or effect if the Merger fails to close pursuant to the Merger Agreement, or if the Merger Agreement is otherwise terminated in accordance with the terms thereof.

        (b)    Liability of Glimcher.     Glimcher LP and its Affiliates shall have no liability under this Agreement and Simon LP and WPG LP hereby waive any right to sue Glimcher LP and/or its Affiliates for damages (including consequential damages) for any default by Glimcher LP hereunder. The provisions of this Section 8(b) shall survive the Closing and/or any termination of this Agreement.

        (c)    Termination.     Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate:

            (i)  by mutual written consent of all parties hereto; or

           (ii)  if the Merger Agreement is terminated by Glimcher prior to the completion of the Merger in accordance with the terms thereof.

        (d)   If this Agreement is terminated in accordance with this Section 8, then no party shall have any further liability, right or obligation to the other parties hereunder, except as otherwise provided in Section 5(c), Section 8(b) and Section 11(e).

9.    Notices.

        Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals or other communications which are required or permitted to be given under this Agreement or which either party desires to give with respect to this Agreement shall be in writing and shall be delivered by hand or sent by telecopy (with the original sent by first-class mail, postage prepaid), or sent postage prepaid, by registered or certified mail, return receipt requested, or by reputable overnight courier service addressed to the party to be notified as follows (or to such other address as such party shall have specified at least ten (10) days prior thereto by like notice) and shall be deemed given when so delivered by hand, telecopied, or if mailed, three (3) Business Days after mailing (one (1) Business Day in case of overnight courier service), as follows:

  if to Glimcher, to:

    Glimcher Realty Trust
    180 Broad Street
    Columbus, Ohio 43215
    Attention: George Schmidt
    Phone: (614) 887-6521
    Fax: (614) 621-8863
    Email: gschmidt@glimcher.com

  With a copy to:

    Simpson Thacher & Bartlett LLP
    425 Lexington Avenue
    New York, New York 10017
    Attention: Sasan Mehrara and Brian M. Stadler
    Phone: (212) 455-2000
    Fax: (212) 455-2502
    Email: smehrara@stblaw.com
                 bstadler@stblaw.com

  With a copy to:

  if to WPG LP, to:

    Washington Prime Group, Inc.
    7315 Wisconsin Avenue
    Suite 500-E
    Bethesda, MD 20814
    Attention: Robert P. Demchak
    Phone: (240) 630-0004
    Fax: 240-380-2721.
    Email: robert.demchak@washingtonprime.com

  with a copy to:

    Willkie Farr & Gallagher LLP
    787 Seventh Avenue
    New York, New York 10019
    Attention: Mr. Eugene A. Pinover, Esq.
    Phone: (212) 728-8254
    Fax: (212) 728-9254
    Email: epinover@willkie.com

  and a copy to:

    Willkie Farr & Gallagher LLP
    787 Seventh Avenue
    New York, New York 10019
    Attention: Mr. David C. Drewes, Esq.
    Phone: (212) 728-8653
    Fax: (212) 728-9653
    Email: ddrewes@willkie.com

  if to Simon LP, to:

    Simon Property Group, Inc.
    225 W. Washington Street
    Indianapolis, Indiana 46204
    Attn: Chief Executive Officer
    Fax: (317) 685-7221

  With a copy to:

    Simon Property Group, Inc.
    225 W. Washington Street
    Indianapolis, Indiana 46204
    Attn: General Counsel
    Fax: (317) 685-7377

10.    Agreements by Simon LP and WPG LP.

        (a)   Simon LP acknowledges that there is currently a planned redevelopment of the University Park Village (the "UPV Redevelopment"). Notwithstanding anything in this Agreement to the contrary (including, without limitation, Section 7 hereof), Glimcher LP and the Owner Parties may continue to undertake all preparation for the UPV Redevelopment, including without limitation seeking lender and tenant consents, engaging design, engineering, and architectural firms to produce preliminary drawings and plans, pursue entitlements, and engage in other general pre-development work. Notwithstanding the foregoing, Glimcher LP and the Owner Parties shall not enter into any construction or material procurement contracts, new tenant leases (other than in accordance with Section 7), nor commence construction or otherwise incur hard costs in respect of the UPV Redevelopment without the prior written consent of Simon LP, which shall not be unreasonably withheld, conditioned, or delayed. Glimcher LP shall keep Simon LP reasonably apprised regarding its progress with respect to the permitted actions relating to the UPV Redevelopment.

        (b)   Simon LP shall (i) not amend or otherwise modify the Purchase Agreement or grant any consent or waiver under the Purchase Agreement, or (ii) take any action, or omit to take any action, in each case, that could reasonably be expected to prevent the Simon Purchase of Assets from being consummated as contemplated by the Purchase Agreement. Simon LP will (A) deliver copies of any notices received or delivered by Simon LP under the Purchase Agreement to Glimcher LP as promptly as possible (but in any event within forty-eight (48) hours after the receipt or delivery thereof), and (B) promptly notify Glimcher LP of (1) any actual, threatened or alleged material breach or default by any party to the Purchase Agreement, and (2) the receipt by Simon LP or any of its representatives of any notice or other communication from WPG LP with respect to any material dispute or disagreement between or among any parties to the Purchase Agreement.

        (c)   Each of Simon LP and WPG LP hereby agree and acknowledge that each of Glimcher LP and Owner are a third party beneficiary under the Purchase Agreement and shall have the right to enforce the provisions thereof.

        (d)   Simon LP hereby agrees and acknowledges that the name "The Outlet Collection" and any derivative thereof and any trademarks, service marks, trade names, brand marks, brand names, domain names, social media sites (such as Facebook or Twitter), trade dress or logos relating thereto concerning the Property or any other real property, and any other intangible property (collectively, the "Outlet Collection IP") shall be retained by Glimcher and shall not be conveyed, directly or indirectly, to Simon LP or its nominee at Closing and that the Outlet Collection IP is expressly reserved by Glimcher LP and will not be made a part of the Simon Purchase of Assets; provided, however, that Outlet Collection IP shall not include the names "Jersey Gardens" or "University Park Village" or any derivative thereof or any trademarks, service marks, trade names, brand marks, brand names, domain names, social media sites (such as Facebook or Twitter), trade dress or logos relating thereto, which such items shall remain the property of the applicable Owner Parties following Closing.

        (e)   JG Mall Ground Lessor is a party to that certain Amended and Restated Redevelopment Agreement dated as of September 1, 1999 by and among the City, Elizabeth MetroMall LLC, JG Mall Ground Lessor and OENJ Corp. (the "Redevelopment Agreement"). In connection with the Redevelopment Agreement, Glimcher and the City entered into that certain Guaranty Agreement dated as of July 1, 1998 (the "Guaranty"), pursuant to which Glimcher unconditionally guaranteed to the City the payment of the difference between (i) an annual target amount of franchise assessments to be collected by the City and (ii) the actual annual franchise assessments collected by the City. Glimcher's obligation to make payments to the City under the Guaranty terminated in November 2010, prior to which date Glimcher paid the City a total of $17,560,151 under the terms of the Guaranty (the "Glimcher Guaranty Payments"). The Guaranty provides for certain circumstances under which the City will refund the Glimcher Guaranty Payments to Glimcher. Simon LP and WPG LP hereby acknowledge and agree that Simon LP does not have any rights with respect to recovery of the Glimcher Guaranty Payments and that all such rights will remain exclusively with Glimcher following the Closing. Nothing in this Agreement or the Purchase Agreement shall be deemed to limit Glimcher's right to pursue recovery of the Glimcher Guaranty Payments at any time prior to or following the Closing; provided that Glimcher shall give Simon LP reasonable notice (a "Claim Notice") prior to filing any claim related to the Glimcher Guaranty Payments, and Simon LP shall keep any information it obtains from any Claim Notice strictly confidential.

11.    Miscellaneous.

        (a)   The article and section titles or captions in this Agreement and the Schedule of Exhibits prefixed hereto are for convenience only and shall not be deemed to be part of this Agreement.

        (b)   This Agreement shall be enforced, construed, and interpreted in accordance with the laws of the State of Maryland. The parties hereto agree to submit to the jurisdiction of the courts of the State of Maryland for any legal action or proceeding with respect to this Agreement.

        (c)   Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of the parties hereto or any of their affiliates in the negotiation, performance or enforcement of this Agreement.

        (d)   This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Signatures to this Agreement transmitted by PDF, email or other form of electronic delivery will be valid and effective to bind the party so signing.

        (e)   The parties agree that none of this Agreement, the Purchase Agreement, nor any memorandum or notice hereof or thereof, as the case may be, shall be recorded or filed in any public records except as required by law. The provisions of this Section 11(e) shall survive the Closing or any termination of this Agreement.

        (f)    Neither Simon LP nor WPG LP shall, without the prior written consent of Glimcher LP, assign the Purchase Agreement or this Agreement or the rights thereunder or hereunder, as the case may be, in whole or in part, to any other person or entity; provided, however, that Simon LP may designate a nominee or assign this Agreement and the Purchase Agreement to an entity to take title to the Interests at Closing so long as such nominee or entity is controlled by, or under common control with, Simon LP.

[remainder of page intentionally left blank]

Sincerely,
GLIMCHER PROPERTIES LIMITED PARTNERSHIP
By:	Glimcher Properties Corporation, its general partner
By:	/s/ MICHAEL P. GLIMCHER
	Name:	Michael P. Glimcher
	Title:	Chairman & CEO

[signatures continue on the following page]

AGREED AND ACCEPTED TO BY:
WASHINGTON PRIME GROUP, L.P.
By:	Washington Prime Group, Inc., its sole general partner
By:	/s/ ROBERT P. DEMCHAK
	Name:	Robert P. Demchak
	Title:	Secretary and General Counsel

[signatures continue on the following page]

AGREED AND ACCEPTED TO BY:
SIMON PROPERTY GROUP, L.P.
By:	Simon Property Group, Inc., its sole general partner
By:	/s/ SECRETARY AND GENERAL COUNSEL
	Name:	James M. Barkley
	Title:	Secretary and General Counsel

[end of signatures]

Annex D

[Letterhead of Morgan Stanley & Co. LLC]

September 15, 2014

Board of Trustees
Glimcher Realty Trust
180 East Broad Street
Columbus, Ohio 43215

Members of the Board:

        We understand that Glimcher Realty Trust ("Glimcher" or the "Company"), Glimcher Properties Limited Partnership (the "Operating Partnership"), Washington Prime Group Inc. (the "Buyer"), Washington Prime Group, L.P. (the "Buyer Partnership"), WPG Subsidiary Holdings I, LLC, a wholly-owned subsidiary of the Buyer ("Merger Sub I") and WPG Subsidiary Holdings II Inc., a wholly-owned subsidiary of Merger Sub I ("Merger Sub II"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated September 15, 2014 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of the Company with and into Merger Sub I and the merger of Merger Sub II with and into the Operating Partnership. Pursuant to the Merger, each outstanding common share of beneficial interest, par value $0.01 per share (the "Company Common Shares") of the Company, other than shares held directly by the Buyer or Merger Sub I, will be converted into the right to receive (A) $10.40 per share in cash and (B) 0.1989 of a share of common stock, par value $.0001 per share, of the Buyer (the "Buyer Common Stock", and clauses (A) and (B) together, the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the Consideration to be received by the holders of the Company Common Shares pursuant to the Merger Agreement is fair from a financial point of view to the holders of the Company Common Shares.

        For purposes of the opinion set forth herein, we have:

  1)
  Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

  2)
  Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

  3)
  Reviewed certain financial projections prepared by the managements of the Company and the Buyer, respectively;

  4)
  Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger prepared by the management of the Buyer, which was reviewed by the management of the Company and which, with the Company's consent, we relied upon;

  5)
  Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

  6)
  Discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

  7)
  Reviewed the pro forma impact of the Merger on the Buyer's funds from operations per share, cash flow, consolidated capitalization and financial ratios;

  8)
  Reviewed the reported prices and trading activity for the Company Common Shares and the Buyer Common Stock;

  9)
  Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Shares and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

  10)
  Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  11)
  Reviewed property valuations for certain of the Company's properties prepared by a third party in connection with marketing such properties for sale (the "Third Party Valuations") and the results of such marketing process;

  12)
  Reviewed the Merger Agreement, the draft commitment letter from certain lenders substantially in the form of the draft dated September 13, 2014 (the "Commitment Letter") and certain related documents; and

  13)
  Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer of the future financial performance of the Company and the Buyer. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letters, except, in each case, as would not be material to our analyses. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and the Buyer and their respective legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company's officers, trustees or employees, or any class of such persons, relative to the Consideration to be received by the holders of the Company Common Shares in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals, other than the Third Party Valuations. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement.

        We have been retained to provide only a financial opinion letter in connection with the Merger. As a result, we have not been involved in structuring, planning or negotiating the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any party regarding the possible acquisition of the Company or certain of its constituent businesses.

        We have acted as financial advisor to the Board of Trustees of the Company in connection with this transaction and will receive a fee for our services, which is contingent upon the delivery of this opinion. In the two years prior to the date hereof, we have provided financing services for the Buyer and for Simon Property Group, Inc. ("SPG") and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer or its affiliates in the future and expects to receive fees for the rendering of these services.

        Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, trustees and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, SPG or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

        This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Trustees of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company or the Buyer is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting to be held in connection with the Merger.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of the Company Common Shares pursuant to the Merger Agreement is fair from a financial point of view to the holders of the Company Common Shares.

Very truly yours,
MORGAN STANLEY & CO. LLC
By:	/s/ CAMERON CLOUGH Cameron Clough Managing Director

Annex E

[Letterhead of GreenOak Real Estate US LLC]

September 15, 2014

Board of Trustees
Glimcher Realty Trust
180 East Broad Street
Columbus, Ohio 43215

Members of the Board:

        We understand that Glimcher Realty Trust ("Glimcher" or the "Company"), Glimcher Properties Limited Partnership (the "Operating Partnership"), Washington Prime Group Inc. (the "Buyer"), Washington Prime Group, L.P. (the "Buyer Partnership"), WPG Subsidiary Holdings I, LLC, a wholly-owned subsidiary of the Buyer ("Merger Sub I") and WPG Subsidiary Holdings II Inc., a wholly-owned subsidiary of Merger Sub I ("Merger Sub II"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated September 15, 2014 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of the Company with and into Merger Sub I and the merger of Merger Sub II with and into the Operating Partnership. Pursuant to the Merger, each outstanding common share of beneficial interest, par value $0.01 per share (the "Company Common Shares") of the Company, other than shares held directly by the Buyer or Merger Sub I, will be converted into the right to receive (A) $10.40 per share in cash and (B) 0.1989 of a share of common stock, par value $.0001 per share, of the Buyer (the "Buyer Common Stock", and clauses (A) and (B) together, the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the Consideration to be received by the holders of the Company Common Shares pursuant to the Merger Agreement is fair from a financial point of view to the holders of the Company Common Shares.

        For purposes of the opinion set forth herein, we have:

  1)
  Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

  2)
  Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

  3)
  Reviewed certain financial projections prepared by the managements of the Company and the Buyer, respectively;

  4)
  Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger prepared by the management of the Buyer, which was reviewed by the management of the Company and which, with the Company's consent, we relied upon;

  5)
  Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

  6)
  Discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

  7)
  Reviewed the pro forma impact of the Merger on the Buyer's funds from operations per share, cash flow, consolidated capitalization and financial ratios;

  8)
  Reviewed the reported prices and trading activity for the Company Common Shares and the Buyer Common Stock;

  9)
  Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Shares and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

  10)
  Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  11)
  Reviewed property valuations for certain of the Company's properties prepared by a third party in connection with marketing such properties for sale (the "Third Party Valuations") and the results of such marketing process;

  12)
  Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

  13)
  Reviewed the Merger Agreement, the draft commitment letter from certain lenders substantially in the form of the draft dated September 13, 2014 (the "Commitment Letter") and certain related documents; and

  14)
  Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer of the future financial performance of the Company and the Buyer. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letters, except, in each case, as would not be material to our analyses. GreenOak Real Estate US LLC ("GreenOak") has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and the Buyer and their respective legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company's officers, trustees or employees, or any class of such persons, relative to the Consideration to be received by the holders of the Company Common Shares in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals, other than the Third Party Valuations. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the

Company, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement.

        In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any party regarding the possible acquisition of the Company or any of its constituent businesses (other than Buyer).

        We have acted as financial advisor to the Board of Trustees of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger or a similar business combination. In the two years prior to the date hereof, we have provided financial advisory services to the Company (including in connection with an equity issuance and an asset acquisition) and have received fees in connection with such services. GreenOak or its affiliates may also seek to provide such services to the Buyer or its affiliates in the future and expects to receive fees for the rendering of these services. In addition, a fund managed by an affiliate of GreenOak entered into a joint venture with the Company (on a 50/50 basis); no fee was paid by the Company in connection with the joint venture. The joint venture has acquired a non-controlling partnership interest in a partnership owning one shopping center. GreenOak, in the two years prior to the date hereof, has had no business relationship with Buyer or its related parties.

        Please note that GreenOak, with it its affiliates, is a diversified investment firm that invests in real estate and sponsors funds and other collective investment vehicles that invest in real estate globally as well engaging in its financial advisory business. GreenOak, its affiliates, partners and officers may at any time manage funds that invest, in properties owned by the Buyer, the Company, or any other company, that may be involved in this transaction. None of GreenOak, or any of its funds or other collective investment vehicles, currently owns an interest in Buyer or the Company.

        This opinion has been approved by the fairness opinion committee of GreenOak. This opinion is for the information of the Board of Trustees of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company or the Buyer is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger or at any time and GreenOak expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting to be held in connection with the Merger.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of the Company Common Shares pursuant to the Merger Agreement is fair from a financial point of view to the holders of the Company Common Shares.

Very truly yours,
GREENOAK REAL ESTATE US LLC
By:	/s/ SONNY KALSI
Sonny Kalsi
Supervisory Principal

Annex F

WASHINGTON PRIME GROUP INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Washington Prime Group Inc.:

        We have audited the accompanying combined balance sheets of Washington Prime Group Inc. as of December 31, 2013 and 2012, and the related combined statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2013. Our audit also included the combined financial statement schedule listed in the Index to Financial Statements on Page F-1. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Washington Prime Group Inc. at December 31, 2013 and 2012, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Indianapolis, Indiana
April 21, 2014,
except for Note 10, as to which the date is October 27, 2014

Washington Prime Group Inc.

Combined Balance Sheets

(Dollars in thousands)

	December 31, 2013	December 31, 2012
ASSETS:
Investment properties at cost	$4,789,705	$4,724,829
Less—accumulated depreciation	1,974,949	1,832,035

	2,814,756	2,892,794
Cash and cash equivalents	25,857	30,986
Tenant receivables and accrued revenue, net	61,121	60,221
Investment in unconsolidated entities, at equity	3,554	3,775
Deferred costs and other assets	97,370	106,185

Total assets	$3,002,658	$3,093,961

LIABILITIES:
Mortgages	$918,614	$926,159
Accounts payable, accrued expenses, intangibles, and deferred revenues	151,011	159,717
Cash distributions and losses in partnerships and joint ventures, at equity	41,313	38,602
Other liabilities	7,195	14,627

Total liabilities	1,118,133	1,139,105

EQUITY:
SPG Equity (Common Shareholders)	1,565,169	1,623.495
Noncontrolling interests	319,356	331,361

Total equity	1,884,525	1,954,856

Total liabilities and equity	$3,002,658	$3,093,961

The accompanying notes are an integral part of these statements.

Washington Prime Group Inc.

Combined Statements of Operations

(Dollars in thousands, except per share amounts)

	For the Year Ended December 31,
	2013	2012	2011
REVENUE:
Minimum rent	$426,039	$421,957	$389,280
Overage rent	8,715	8,113	5,908
Tenant reimbursements	184,742	182,974	173,589
Other income	6,793	10,883	9,201

Total revenue	626,289	623,927	577,978

EXPENSES:
Property operating	104,089	106,241	98,681
Depreciation and amortization	182,828	189,187	155,514
Real estate taxes	76,216	76,361	71,157
Repairs and maintenance	22,584	22,208	22,861
Advertising and promotion	8,316	8,981	8,824
Provision for credit losses	572	1,904	901
Other	4,664	4,674	4,554

Total operating expenses	399,269	409,556	362,492

OPERATING INCOME	227,020	214,371	215,486
Interest expense	(55,058)	(58,844)	(55,326)
Income and other taxes	(196)	(165)	(157)
Income (loss) from unconsolidated entities	1,416	1,028	(143)
Gain on sale of interests in properties	14,152	—	—

NET INCOME	187,334	156,390	159,860
Net income attributable to noncontrolling interests	31,853	26,659	27,317

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$155,481	$129,731	$132,543

EARNINGS PER COMMON SHARE, BASIC AND DILUTED
Net income attributable to common stockholders	$1.00	$0.84	$0.85

The accompanying notes are an integral part of these statements.

Washington Prime Group Inc.

Combined Statements of Cash Flows

(Dollars in thousands)

	For the Year Ended December 31,
	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$187,334	$156,390	$159,860
Adjustments to reconcile net income to net cash provided by operating activities—
Depreciation and amortization	184,467	189,715	156,289
Gain on sale of interests in properties	(14,152)	—	—
Provision for credit losses	572	1,904	901
Straight-line rent	(194)	(655)	(182)
Equity in (income) loss of unconsolidated entities	(1,416)	(1,028)	143
Distributions of income from unconsolidated entities	2,110	2,558	129
Changes in assets and liabilities—
Tenant receivables and accrued revenue, net	(1,278)	938	(4,508)
Deferred costs and other assets	(8,887)	(13,512)	(14,378)
Acounts payable, accrued expenses, intangibles, deferred revenues and other liabilities	(12,122)	14,393	599

Net cash provided by operating activities	336,434	350,703	298,853

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net	(93,292)	(67,841)	(83,107)
Investments in unconsolidated entities	(2,975)	(5,109)	(1,434)
Distributions of capital from unconsolidated entities	3,659	1,399	2,093

Net cash used in investing activities	(92,608)	(71,551)	(82,448)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in SPG investment, net	(241,430)	(169,651)	65,161
Distributions to noncontrolling interest holders in properties	(349)	(179)	(245)
Proceeds from issuance of debt, net of transaction costs	15,860	57,866	145,784
Repayments of debt	(23,036)	(158,813)	(424,192)

Net cash used in financing activities	(248,955)	(270,777)	(213,492)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,129)	8,375	2,913
CASH AND CASH EQUIVALENTS, beginning of period	30,986	22,611	19,698

CASH AND CASH EQUIVALENTS, end of period	$25,857	$30,986	$22,611

The accompanying notes are an integral part of these statements.

Washington Prime Group Inc.

Combined Statements of Equity

(Dollars in thousands)

	SPG Equity	Noncontrolling Interests	Total Equity
Balance at December 31, 2010	$1,344,832	$275,108	$1,619,940
Net Income	132,543	27,317	159,860
Distributions to noncontrolling interest holders in properties	—	(878)	(878)
Contributions from SPG, net	144,284	29,361	173,645

Balance at December 31, 2011	1,621,659	330,908	1,952,567

Net Income	129,731	26,659	156,390
Distributions to noncontrolling interest holders in properties and other	—	(179)	(179)
Distributions to SPG, net	(127,895)	(26,027)	(153,922)

Balance at December 31, 2012	1,623,495	331,361	1,954,856

Net Income	155,481	31,853	187,334
Distributions to noncontrolling interest holders in properties	—	(349)	(349)
Distributions to SPG, net	(213,807)	(43,509)	(257,316)

Balance at December 31, 2013	$1,565,169	$319,356	$1,884,525

The accompanying notes are an integral part of these statements.

Washington Prime Group Inc.

Notes to Combined Financial Statements

(Dollars in thousands, except where indicated as in millions or billions)

1. Organization

        Washington Prime Group Inc. ("WPG") is a newly formed Indiana corporation that was created to hold the strip center business and smaller enclosed malls of Simon Property Group, Inc. ("SPG") and its subsidiaries. WPG is currently a wholly owned subsidiary of SPG. Prior to or concurrently with the separation, SPG will engage in certain formation transactions that are designed to consolidate the ownership of its interests in 98 properties ("SPG Businesses") and distribute such interests to WPG and its operating partnership, Washington Prime Group, L.P. ("WPG L.P."). Pursuant to the separation agreement, SPG will distribute 100% of the common shares of WPG on a pro rata basis to SPG's shareholders as of the record date. Unless the context otherwise requires, references to "we", "us" and "our" refer to SPG Businesses after giving effect to the transfer of assets and liabilities from SPG. In addition, SPG Businesses are currently operated as subsidiaries of SPG, which operates as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended. WPG is expected to operate as a REIT subsequent to the separation and distribution. REITs will generally not be liable for federal corporate income taxes as long as they continue to distribute not less than 100% of their taxable income.

        At the time of the separation and distribution, WPG will own a percentage of the outstanding common units of WPG L.P. that is equal to the percentage of outstanding common units of Simon Property Group, L.P. owned by Simon Property Group, Inc., with the remaining common units of WPG L.P. being owned by several limited partners who are also limited partners of Simon Property Group, L.P. At the effective time of the distribution, limited partners of Simon Property Group, L.P. will own the same percentage of outstanding common units of WPG L.P. that they own in Simon Property Group, L.P. The common units in WPG L.P. will be redeemable by their holders for cash or, at WPG's option, for WPG common shares on a one-for-one basis. The accompanying combined financial statements reflect Simon Property Group, L.P.'s interests in the SPG Businesses.

        To date, we have not conducted any business as a separate company and have no material assets or liabilities. The operations of the business to be transferred to WPG by SPG are presented as if the transferred business was our business for all historical periods described and at the carrying value of such assets and liabilities reflected in SPG's books and records.

        WPG will enter into agreements with SPG which will provide for various services to be provided to WPG by SPG, including accounting, asset management, development, human resources, information technology, leasing, legal, marketing, public reporting and tax. The charges for the services will be estimated based on an hourly or per transaction fee arrangement and pass-through of out-of-pocket costs.

        Our assets are expected to consist of interests in 44 malls and 54 strip centers. One of these strip centers was under development at December 31, 2012 and subsequently opened during the third quarter of 2013. In addition to the above properties, the combined historical financial statements include interests in three strip centers held within a joint venture portfolio of properties which were sold during the first quarter of 2013 as well as one additional strip center which was sold by that same joint venture on February 28, 2014. Our ownership interests in these properties are combined under accounting principles generally accepted in the United States of America ("GAAP").

        We derive our revenues primarily from retail tenant leases, including fixed minimum rent leases, overage and percentage rent leases based on tenants' sales volumes, offering property operating

Washington Prime Group Inc.

Notes to Combined Financial Statements (Continued)

(Dollars in thousands, except where indicated as in millions or billions)

1. Organization (Continued)

services to our tenants and others, including energy, waste handling and facility services, and reimbursements from tenants for certain recoverable expenditures such as property operating, real estate taxes, repair and maintenance, and advertising and promotional expenditures.

        We seek to enhance the performance of our properties and increase our revenues by, among other things, securing leases of anchor tenant spaces, re-developing or renovating existing properties to increase the leasable square footage, and increasing the productivity of occupied locations through aesthetic upgrades, re-merchandising and/or changes to the retail use of the space.

        The separation discussed above was completed on May 28, 2014. See Note 10.

2. Basis of Presentation and Combination

        The accompanying combined financial statements include the accounts of SPG Businesses presented on a combined basis as the ownership interests are currently under common control and ownership of SPG. All significant intercompany balances and transactions have been eliminated.

        Our combined financial statements are derived from the books and records of SPG and were carved-out from SPG at a carrying value reflective of such historical cost in such SPG records. Our historical financial results reflect charges for certain corporate costs and we believe such charges are reasonable; however, such results do not necessarily reflect what our expenses would have been had we been operating as a separate stand-alone public company. These charges are further discussed in Note 9. Costs of the services that were charged to us were based on either actual costs incurred or a proportion of costs estimated to be applicable to us. The historical combined financial information presented may therefore not be indicative of the results of operations, financial position or cash flows that would have been obtained if we had been an independent, stand-alone public company during the periods presented or of our future performance as an independent, stand-alone company. For joint venture or mortgaged properties, SPG has a standard management agreement for management, leasing and development activities provided to the properties. Management fees are based upon a percentage of revenues. For any wholly owned property that does not have a management agreement, SPG allocates the proportion of the underlying costs of management, leasing and development, in a manner that is materially consistent with the percentage of revenue-based management fees and/or upon the actual volume of leasing and development activity occurring at the property.

        These combined financial statements reflect the consolidation of properties that are wholly owned or properties in which we own less than a 100% interest but that we control. Control of a property is demonstrated by, among other factors, our ability to refinance debt and sell the property without the consent of any other partner or owner and the inability of any other partner or owner to replace us.

        We also consolidate a variable interest entity, or VIE, when we are determined to be the primary beneficiary. Determination of the primary beneficiary of a VIE is based on whether an entity has (1) the power to direct activities that most significantly impact the economic performance of the VIE and (2) the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. Our determination of the primary beneficiary of a VIE considers all relationships between us and the VIE, including management agreements and other contractual arrangements. There have been no changes during 2012 in previous conclusions about whether an entity qualifies as a VIE or whether we are the primary beneficiary of any previously identified VIE.

Washington Prime Group Inc.

Notes to Combined Financial Statements (Continued)

(Dollars in thousands, except where indicated as in millions or billions)

2. Basis of Presentation and Combination (Continued)

During 2012, we did not provide financial or other support to a previously identified VIE that we were not previously contractually obligated to provide.

        Investments in partnerships and joint ventures represent our noncontrolling ownership interests in properties. We account for these investments using the equity method of accounting. We initially record these investments at cost and we subsequently adjust for net equity in income or loss, which we allocate in accordance with the provisions of the applicable partnership or joint venture agreement and cash contributions and distributions, if applicable. The allocation provisions in the partnership or joint venture agreements are not always consistent with the legal ownership interests held by each general or limited partner or joint venture investee primarily due to partner preferences. We separately report investments in joint ventures for which accumulated distributions have exceeded investments in and our share of net income from the joint ventures within cash distributions and losses in partnerships and joint ventures, at equity in the combined balance sheets. The net equity of certain joint ventures is less than zero because of financing or operating distributions that are usually greater than net income, as net income includes non-cash charges for depreciation and amortization.

        As of December 31, 2013, the combined financial statements reflect the consolidation of 84 wholly-owned properties and four additional properties that are less than wholly-owned, but which we control or for which we are the primary beneficiary. We account for our interests in the remaining 11 properties, or the joint venture properties, using the equity method of accounting, as we have determined we have significant influence over their operations. We manage the day-to-day operations of the joint venture properties, but have determined that our partner or partners have substantive participating rights with respect to the assets and operations of these joint venture properties.

3. Summary of Significant Accounting Policies

  Cash and Cash Equivalents

        We consider all highly liquid investments purchased with an original maturity of 90 days or less to be cash and cash equivalents. Cash equivalents are carried at cost, which approximates fair value. Cash equivalents generally consist of commercial paper, bankers acceptances, repurchase agreements, and money market deposits or securities. Financial instruments that potentially subject us to concentrations of credit risk include our cash and cash equivalents and our trade accounts receivable. We place our cash and cash equivalents with institutions with high credit quality. However, at certain times, such cash and cash equivalents may be in excess of FDIC and SIPC insurance limits.

  Investment Properties

        We record investment properties at cost. Investment properties include costs of acquisitions; development, predevelopment, and construction (including allocable salaries and related benefits); tenant allowances and improvements; and interest and real estate taxes incurred during construction. We capitalize improvements and replacements from repair and maintenance when the repair and maintenance extends the useful life, increases capacity, or improves the efficiency of the asset. All other repair and maintenance items are expensed as incurred. We capitalize interest on projects during

Washington Prime Group Inc.

Notes to Combined Financial Statements (Continued)

(Dollars in thousands, except where indicated as in millions or billions)

3. Summary of Significant Accounting Policies (Continued)

periods of construction until the projects are ready for their intended purpose based on interest rates in place during the construction period. The amount of interest capitalized during each year is as follows:

	For the Year Ended December 31,
	2013	2012	2011
Capitalized interest	$1,019	$442	$472

        We record depreciation on buildings and improvements utilizing the straight-line method over an estimated original useful life, which is generally 10 to 35 years. We review depreciable lives of investment properties periodically and we make adjustments when necessary to reflect a shorter economic life. We amortize tenant allowances and tenant improvements utilizing the straight-line method over the term of the related lease or occupancy term of the tenant, if shorter. We record depreciation on equipment and fixtures utilizing the straight-line method over seven to ten years.

        We review investment properties for impairment on a property-by-property basis whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable. These circumstances include, but are not limited to, declines in a property's cash flows, ending occupancy or declines in tenant sales. We measure any impairment of investment property when the estimated undiscounted operating income before depreciation and amortization plus its residual value is less than the carrying value of the property. To the extent impairment has occurred, we charge to income the excess of carrying value of the property over its estimated fair value. We estimate fair value using unobservable data such as operating income, estimated capitalization rates, or multiples, leasing prospects and local market information. We may decide to sell properties that are held for use and the sale prices of these properties may differ from their carrying values. We also review our investments, including investments in unconsolidated entities, if events or circumstances change indicating that the carrying amount of our investments may not be recoverable. We will record an impairment charge if we determine that a decline in the fair value of the investments is other-than-temporary. Changes in economic and operating conditions that occur subsequent to our review of recoverability of investment property and other investments could impact the assumptions used in that assessment and could result in future charges to earnings if assumptions regarding those investments differ from actual results.

  Investments in Unconsolidated Entities

        Joint ventures are common in the real estate industry. We use joint ventures to finance properties, develop new properties, and diversify our risk in a particular property or portfolio of properties. We held joint venture ownership interests in 11 properties as of December 31, 2013 and 14 properties as of December 31, 2012.

        Certain of our joint venture properties are subject to various rights of first refusal, buy-sell provisions, put and call rights, or other sale or marketing rights for partners which are customary in real estate joint venture agreements and the industry. We and our partners in these joint ventures may initiate these provisions (subject to any applicable lock up or similar restrictions), which may result in either the sale of our interest or the use of available cash or borrowings to acquire the joint venture interest from our partner.

Washington Prime Group Inc.

Notes to Combined Financial Statements (Continued)

(Dollars in thousands, except where indicated as in millions or billions)

3. Summary of Significant Accounting Policies (Continued)

  Purchase Accounting Allocation

        We allocate the purchase price of acquisitions and any excess investment in unconsolidated entities to the various components of the acquisition based upon the fair value of each component which may be derived from various observable or unobservable inputs and assumptions. Also, we may utilize third party valuation specialists. These components typically include buildings, land and intangibles related to in-place leases and we estimate:

  •
  the fair value of land and related improvements and buildings on an as-if-vacant basis,

  •
  the market value of in-place leases based upon our best estimate of current market rents and amortize the resulting market rent adjustment into revenues,

  •
  the value of costs to obtain tenants, including tenant allowances and improvements and leasing commissions, and

  •
  the value of revenue and recovery of costs foregone during a reasonable lease-up period, as if the space was vacant.

        Amounts allocated to building are depreciated over the estimated remaining life of the acquired building or related improvements. We amortize amounts allocated to tenant improvements, in-place lease assets and other lease-related intangibles over the remaining life of the underlying leases. We also estimate the value of other acquired intangible assets, if any, which are amortized over the remaining life of the underlying related intangibles.

  Fair Value Measurements

        Level 1 fair value inputs are quoted prices for identical items in active, liquid and visible markets such as stock exchanges. Level 2 fair value inputs are observable information for similar items in active or inactive markets, and appropriately consider counterparty creditworthiness in the valuations. Level 3 fair value inputs reflect our best estimate of inputs and assumptions market participants would use in pricing an asset or liability at the measurement date. The inputs are unobservable in the market and significant to the valuation estimate. We have no investments for which fair value is measured on a recurring basis using Level 3 inputs.

        Note 6 includes a discussion of the fair value of debt measured using Level 2 inputs. Notes 3 and 4 include a discussion of the fair values recorded in purchase accounting and impairment, using Level 2 and Level 3 inputs. Level 3 inputs to our purchase accounting and impairment include our estimations of net operating results of the property, capitalization rates and discount rates.

  Use of Estimates

        We prepared the accompanying combined financial statements in accordance with accounting principles generally accepted in the United States, or GAAP. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reported period. Our actual results could differ from these estimates.

Washington Prime Group Inc.

Notes to Combined Financial Statements (Continued)

(Dollars in thousands, except where indicated as in millions or billions)

3. Summary of Significant Accounting Policies (Continued)

  Per Share Data

        Presentation of earnings per share information is not applicable as all our common shares, since the date of our formation are owned, directly or indirectly by SPG.

  Segment Disclosure

        Our primary business is the ownership, development, and management of retail real estate. We have aggregated our retail operations, including malls and strip centers, into one reportable segment because they have similar economic characteristics and we provide similar products and services to similar types of, and in many cases, the same tenants.

  Deferred Costs and Other Assets

        Deferred costs and other assets include the following as of December 31:

	2013	2012
Deferred financing and lease costs, net	$48,612	$48,022
In-place lease intangibles, net	25,467	32,467
Acquired above market lease intangibles, net	7,553	8,833
Mortgage and other escrow deposits	11,401	11,841
Prepaids, notes receivable and other assets, net	4,337	5,022

	$97,370	$106,185

  Deferred Financing and Lease Costs

        Our deferred costs consist primarily of financing fees we incurred in order to obtain long-term financing and internal and external leasing commissions and related costs. We record amortization of deferred financing costs on a straight-line basis over the terms of the respective loans or agreements. Our deferred leasing costs consist of fees charged by SPG for salaries and related benefits in connection with lease originations. We record amortization of deferred leasing costs on a straight-line basis over the terms of the related leases. Details of these deferred costs as of December 31 are as follows:

	2013	2012
Deferred financing and lease costs	$94,784	$92,549
Accumulated amortization	(46,172)	(44,527)

Deferred financing and lease costs, net	$48,612	$48,022

        We report amortization of deferred financing costs, amortization of premiums, and accretion of discounts as part of interest expense. Amortization of deferred leasing costs is a component of depreciation and amortization expense. We amortize debt premiums and discounts, which are included in mortgages, over the remaining terms of the related debt instruments. These debt premiums or discounts arise either at the debt issuance or as part of the purchase price allocation of the fair value

Washington Prime Group Inc.

Notes to Combined Financial Statements (Continued)

(Dollars in thousands, except where indicated as in millions or billions)

3. Summary of Significant Accounting Policies (Continued)

of debt assumed in acquisitions. The accompanying combined statements of operations include amortization as follows:

	For the Year Ended December 31,
	2013	2012	2011
Amortization of deferred financing costs	$823	$1,231	$1,260
Amortization of debt premiums, net of discounts	(509)	(1,361)	(708)
Amortization of deferred leasing costs	10,778	10,449	9,880

  Intangibles

        The average life of in-place lease intangibles is approximately 5.3 years, is amortized over the remaining life of the leases of the related property on the straight-line basis and is included with depreciation and amortization in the combined statements of operations. The fair market value of above and below market leases is amortized into revenue over the remaining lease life as a component of reported minimum rents. The weighted average remaining life of these intangibles is approximately 5.1 years. The unamortized amount of below market leases is included in accounts payable, accrued expenses, intangibles and deferred revenues in the combined balance sheets and was $10.5 million and $13.1 million as of December 31, 2013 and 2012, respectively. The amount of amortization of above and below market leases, net for the years ended December 31, 2013, 2012, and 2011 was $1,324, $658, and $223, respectively. If a lease is terminated prior to the original lease termination, any remaining unamortized intangible is written off to earnings. Details of intangible assets as of December 31, 2013 are as follows.

	2013	2012
In-place lease intangibles	$38,534	$43,645
Accumulated amortization	(13,067)	(11,178)

In-place lease intangibles, net	$25,467	$32,467

Acquired above market lease intangibles	$10,114	$10,114
Accumulated amortization	(2,561)	(1,281)

Acquired above market lease intangibles, net	$7,553	$8,833

Washington Prime Group Inc.

Notes to Combined Financial Statements (Continued)

(Dollars in thousands, except where indicated as in millions or billions)

3. Summary of Significant Accounting Policies (Continued)

        Estimated future amortization and the increasing (decreasing) effect on minimum rents for our above and below market leases as of December 31, 2013 are as follows:

	Below Market Leases	Above Market Leases	Impact to Minimum Rent, Net
2014	$1,970	$(1,281)	$689
2015	1,921	(1,281)	640
2016	1,915	(1,281)	634
2017	957	(742)	215
2018	924	(742)	182
Thereafter	2,771	(2,226)	545

	$10,458	$(7,553)	$2,905

  Revenue Recognition

        We, as a lessor, retain substantially all of the risks and benefits of ownership of the investment properties and account for our leases as operating leases. We accrue minimum rents on a straight-line basis over the terms of their respective leases. A large number of our retail tenants are also required to pay overage rents based on sales over a stated base amount during the lease year. We recognize overage rents only when each tenant's sales exceed the applicable sales threshold. We amortize any tenant inducements as a reduction of revenue utilizing the straight-line method over the term of the related lease or occupancy term of the tenant, if shorter.

        We structure our leases to allow us to recover a significant portion of our property operating, real estate taxes, repairs and maintenance, and advertising and promotion expenses from our tenants. A substantial portion of our leases, other than those for anchor stores, require the tenant to reimburse us for a substantial portion of our operating expenses, including common area maintenance, or CAM, real estate taxes and insurance. This significantly reduces our exposure to increases in costs and operating expenses resulting from inflation. Such property operating expenses typically include utility, insurance, security, janitorial, landscaping, food court and other administrative expenses. We accrue reimbursements from tenants for recoverable portions of all these expenses as revenue in the period the applicable expenditures are incurred. As of December 31, 2013 the vast majority of our mall leases receive a fixed payment from the tenant for the CAM component which is recorded as revenue when earned. When not reimbursed by the fixed-CAM component, CAM expense reimbursements are based on the tenant's proportionate share of the allocable operating expenses and CAM capital expenditures for the property. We also receive escrow payments for these reimbursements from substantially all our non-fixed CAM tenants and monthly fixed CAM payments throughout the year. We recognize differences between estimated recoveries and the final billed amounts in the subsequent year. These differences were not material in any period presented. Our advertising and promotional costs are expensed as incurred.

Washington Prime Group Inc.

Notes to Combined Financial Statements (Continued)

(Dollars in thousands, except where indicated as in millions or billions)

3. Summary of Significant Accounting Policies (Continued)

  Allowance for Credit Losses

        We record a provision for credit losses based on our judgment of a tenant's creditworthiness, ability to pay and probability of collection. In addition, we also consider the retail sector in which the tenant operates and our historical collection experience in cases of bankruptcy, if applicable. Accounts are written off when they are deemed to be no longer collectible. Presented below is the activity in the allowance for credit losses during the following years:

	For the Year Ended December 31,
	2013	2012	2011
Balance, beginning of period	$3,867	$3,330	$3,919
Acquisitions	—	14	61
Provision for credit losses	572	1,904	901
Accounts written off, net of recoveries	(1,208)	(1,381)	(1,551)

Balance, end of period	$3,231	$3,867	$3,330

  Income and Other Taxes

        The properties in the combined financial statements are owned directly or indirectly by partnerships, limited liability partnerships or limited liability companies and as a result, the allocated share of income or loss for each period is included in the income tax returns of the partners. Accordingly, no accounting for income taxes is required in the combined financial statements.

        SPG Businesses have historically operated under SPG's REIT structure. Subsequent to the transfer of the properties to WPG and the distribution of WPG's common shares to the SPG shareholders, we expect to operate as a REIT under Sections 856 through 860 of the Internal Revenue Code and applicable Treasury regulations relating to REIT qualification. In order to maintain this REIT status, the regulations require the entity to distribute at least 90% of taxable income to its owners and meet certain other asset and income tests as well as other requirements. As a REIT, we would generally not be liable for federal corporate income taxes as long as we continue to distribute in excess of 100% of taxable income. As we operated under SPG's REIT structure, there is no provision for federal income taxes for these entities in the accompanying combined financial statements. If we were to fail to qualify as a REIT, we would be subject to tax at regular corporate rates for the years in which we failed to qualify. If we were to lose REIT status, we could not elect to be taxed as a REIT for four years unless failure to qualify was due to reasonable cause and certain other conditions were satisfied.

        We are also subject to certain other taxes, including state and local taxes and franchise taxes which are included in income and other taxes in the combined statements of operations.

4. Real Estate Acquisitions and Dispositions

        On January 10, 2014, SPG acquired one of its partner's remaining interests in three properties that will be contributed to WPG. The consideration paid for the partner's remaining interests in these three properties was approximately $4.6 million. Two of these properties were previously consolidated and are now wholly owned. The remaining property is accounted for under the equity method.

Washington Prime Group Inc.

Notes to Combined Financial Statements (Continued)

(Dollars in thousands, except where indicated as in millions or billions)

4. Real Estate Acquisitions and Dispositions (Continued)

        Acquisition and disposition activity for the periods presented is highlighted as follows:

  2013 Dispositions

        On February 21, 2013, SPG increased its economic interest in three unconsolidated strip centers and subsequently disposed of its interests in those properties. These properties were part of a portfolio of interests in properties, the remainder of which is included within those properties expected to be distributed by SPG to WPG. The aggregate gain recognized on this transaction was approximately $14.2 million and is included in Gain on sale of interests in properties in the combined statements of operations.

  2012 Acquisition

        On March 22, 2012, SPG acquired a controlling interest in Concord Mills Marketplace, a previously unconsolidated property, and recorded its acquisition of the interest using the acquisition method of accounting. Results of operations of this property have been included in the combined results from the date of SPG's acquisition of its 100% interest in this property. Tangible and intangible assets and liabilities were established based on their estimated fair values at the date of acquisition. We amortize these amounts over the estimated life of the related depreciable components of investment property, typically no greater than 35 years, the terms of the applicable leases and the applicable debt maturity. The table below summarizes our final purchase price allocation to the amounts of assets acquired and liabilities assumed as a result of the acquisition.

Investment properties	$29,978
Tenant Receivables and accrued revenue, net	36
Deferred costs and other assets (including intangibles)	784

Total Assets	$30,798

Mortgages and other indebtedness, including premiums	$12,981
Accounts payable, accrued expenses, intangibles and other	1,473

Total Liabilities	$14,454

  2011 Acquisitions

        On December 31, 2011, SPG and its former joint venture partner dissolved a venture in which SPG had a 50% interest and distributed a portfolio of twelve properties previously held within the venture to SPG and its joint venture partner. As a result, as of the date of the distribution, SPG had a 100% interest in six of the properties previously held by the 50% owned joint venture. Five of these properties will be transferred to us in connection with our separation from SPG and, accordingly, have been included in the combined results from December 31, 2011, the date of SPG's acquisition of its 100% interest in these properties. Accordingly, the wholly owned properties are treated as an acquisition in the Combined Financial Statements from December 31, 2011, the date of SPG's acquisition of its 100% interest in these properties. Prior to the 2011 distribution, the properties are not included in the SPG Businesses Combined Financial Statements as SPG's investment was in the

Washington Prime Group Inc.

Notes to Combined Financial Statements (Continued)

(Dollars in thousands, except where indicated as in millions or billions)

4. Real Estate Acquisitions and Dispositions (Continued)

entire joint venture portfolio and as such, SPG did not have a separated interest in each of these properties. Such legal interest in the dissolved joint venture is not being contributed to us.

        The distribution resulted in a remeasurement of the distributed assets to estimated fair value. Tangible and intangible assets and liabilities were established based on their estimated fair values at the date of acquisition. We amortize these amounts over the estimated life of the related depreciable components of investment property, typically no greater than 35 years, the terms of the applicable leases and the applicable debt maturity. The table below summarizes our final purchase price allocations to the amounts of assets acquired and liabilities assumed as a result of the acquisitions.

Investment properties	$356,927
Tenant Receivables and accrued revenue, net	4,529
Deferred costs and other assets (including intangibles)	53,594

Total Assets	$415,050

Mortgages and other indebtedness, including premiums	$284,727
Accounts payable, accrued expenses and intangibles	21,619
Other Liabilities	853

Total Liabilities	$307,199

5. Investment Properties

        Investment properties consist of the following as of December 31:

	2013	2012
Land	$659,808	$660,605
Buildings and improvements	4,065,122	4,000,309

Total land, buildings and improvements	4,724,930	4,660,914
Furniture, fixtures and equipment	64,775	63,915

Investment properties at cost	4,789,705	4,724,829
Less—accumulated depreciation	1,974,949	1,832,035

Investment properties at cost, net	$2,814,756	$2,892,794

Construction in progress included above	$35,837	$52,641

Washington Prime Group Inc.

Notes to Combined Financial Statements (Continued)

(Dollars in thousands, except where indicated as in millions or billions)

6. Indebtedness

        Our mortgage indebtedness consists of the following as of December 31:

	2013	2012
Fixed-Rate Debt:
Mortgages, including $1,082 and $1,591 premiums, respectively. Weighted average interest and maturity of 5.87% and 4.0 years at December 31, 2013. Weighted average interest and maturity of 5.89% and 4.8 years at December 31, 2012.	$918,614	$926,159

        General.    At December 31, 2013, certain of our consolidated subsidiaries were the borrowers under 20 non-recourse mortgage loans secured by mortgages encumbering 24 properties, including two separate pools of cross-defaulted and cross- collateralized mortgages encumbering a total of six properties. Under these cross-default provisions, a default under any mortgage included in the cross- defaulted pool may constitute a default under all mortgages within that pool and may lead to acceleration of the indebtedness due on each property within the pool. Certain of our secured debt instruments contain financial and other non-financial covenants which are specific to the properties which serve as collateral for that debt. Our existing non-recourse mortgage loans generally prohibit our subsidiaries that are borrowers thereunder from incurring additional indebtedness, subject to certain customary and limited exceptions. In addition, certain or these instruments limit the ability of the applicable borrower's parent entity from incurrent mezzanine indebtedness unless certain conditions are satisfied, including compliance with maximum loan to value ratio and minimum debt service coverage ratio tests. Further, under certain of these existing agreements, if certain cash flow levels in respect of the applicable mortgaged property (as described in the applicable agreement) are not maintained for at least two consecutive quarters, the lender could accelerate the debt and enforce its right against its collateral. If the borrower fails to comply with these covenants, the lender could accelerate the debt and enforce its right against their collateral. At December 31, 2013, the applicable borrowers under these non-recourse mortgage loans were in compliance with all covenants where non-compliance could individually, or giving effect to applicable cross- default provisions in the aggregate, have a material adverse effect on our financial condition, results of operations or cash flows.

  Mortgage Debt

        Total mortgage indebtedness was $918.6 million and $926.2 million at December 31, 2013 and 2012, respectively. In October 2013, Concord Mills Marketplace refinanced its $12.2 million, 5.76% fixed rate mortgage maturing February 1, 2014 with a $16.0 million, 4.82% fixed rate mortgage that matures November 1, 2023.

        On February 11, 2014, Brunswick Square refinanced its $76.5 million, 5.65% fixed rate mortgage maturing August 11, 2014 with a $77.0 million, 4.796% fixed rate mortgage that matures March 1, 2024.

        On February 20, 2014, West Ridge Mall refinanced its $64.6 million, 5.89% fixed rate mortgage maturing July 1, 2014 with a $54.0 million, 4.84% fixed rate mortgage that matures March 6, 2024. The new debt encumbers both West Ridge Mall and West Ridge Plaza.

        On March 14, 2014, Muncie Mall entered into a $37.0 million, 4.19% fixed rate mortgage that matures April 1, 2021.

Washington Prime Group Inc.

Notes to Combined Financial Statements (Continued)

(Dollars in thousands, except where indicated as in millions or billions)

6. Indebtedness (Continued)

        On March 18, 2014, Oak Court Mall entered into a $40.0 million, 4.76% fixed rate mortgage that matures April 1, 2021. Also, on March 18, 2014, Lincolnwood Town Center entered into a $53.0 million, 4.26% fixed rate mortgage that matures on April 1, 2021.

        On March 25, 2014, Cottonwood Mall entered into a $105.0 million, 4.82% fixed rate mortgage that matures April 6, 2024.

        On March 26, 2014, Westminster Mall entered into a $85.0 million, 4.65% fixed rate mortgage that matures April 1, 2024.

        On March 27, 2014, Charlottesville Fashion Square entered into a $50.0 million, 4.54% fixed rate mortgage that matures April 1, 2024.

        On April 4, 2014, Town Center at Aurora entered into a $55.0 million, 4.19% fixed rate mortgage that initially matures April 1, 2019, with two 1-year extension options subject to certain requirements.

        As further discussed in Note 4, on March 22, 2012, SPG acquired a controlling interest in a previously unconsolidated property and recorded its acquisition of the interest using the acquisition method of accounting. The associated mortgage debt, including the fair value premium, was $13.0 million.

        Scheduled principal repayments on indebtedness as of December 31, 2013 are as follows:

2014	$229,211
2015	33,824
2016	302,477
2017	47,641
2018	8,148
Thereafter	296,231

Total principal maturities	917,532
Net unamortized debt premium	1,082

Total mortgages	$918,614

        Cash paid for interest in each period, net of any amounts capitalized, was as follows:

	For the Year Ended December 31,
	2013	2012	2011
Cash paid for interest	$56,073	$58,753	$56,088

Washington Prime Group Inc.

Notes to Combined Financial Statements (Continued)

(Dollars in thousands, except where indicated as in millions or billions)

6. Indebtedness (Continued)

  Fair Value of Debt

        We estimate the fair values of fixed-rate mortgages using cash flows discounted at current borrowing rates. The fair values of these financial instruments and the related discount rate assumptions as of December 31 are summarized as follows:

	2013	2012
Fair value of fixed-rate mortgages	$981,631	$1,014,405
Weighted average discount rates assumed in calculation of fair value for fixed-rate mortgages	3.06%	3.33%

7. Rentals under Operating Leases

        Future minimum rentals to be received under non-cancelable operating leases for each of the next five years and thereafter, excluding tenant reimbursements of operating expenses and percentage rent based on tenant sales volume, as of December 31, 2013 are as follows:

2014	$354,328
2015	300,102
2016	243,741
2017	192,197
2018	146,006
Thereafter	393,532

$1,629,906

8. Commitments and Contingencies

  Litigation

        We are involved from time-to-time in various legal proceedings that arise in the ordinary course of our business, including, but not limited to commercial disputes, environmental matters, and litigation in connection with transactions including acquisitions and divestitures. We believe that such litigation, claims and administrative proceedings will not have a material adverse impact on our financial position or our results of operations. We record a liability when a loss is considered probable and the amount can be reasonably estimated.

  Lease Commitments

        As of December 31, 2013, a total of six properties are subject to ground leases. The termination dates of these ground leases range from 2016 to 2076. These ground leases generally require us to make fixed annual rental payments, or a fixed annual rental plus a percentage rent component based

Washington Prime Group Inc.

Notes to Combined Financial Statements (Continued)

(Dollars in thousands, except where indicated as in millions or billions)

8. Commitments and Contingencies (Continued)

upon the revenues or total sales of the property. Some of these leases also include escalation clauses and renewal options. We incurred ground lease expense, which is included in other expense, as follows:

	For the Year Ended December 31,
	2013	2012	2011
Ground lease expense	$2,892	$2,903	$2,850

        Future minimum lease payments due under these ground leases for years ending December 31, excluding applicable extension options, are as follows:

2014	$1,611
2015	2,205
2016	2,550
2017	2,526
2018	2,504
Thereafter	92,298

$103,694

  Concentration of Credit Risk

        Our properties rely heavily upon anchor or major tenants to attract customers; however, these retailers do not constitute a material portion of our financial results. Additionally, many anchor retailers in the mall properties own their spaces further reducing their contribution to our operating results. All operations are within the United States and no customer or tenant accounts for 5% or more of our combined revenues.

9. Related Party Transactions

        As described in Note 1, the accompanying combined financial statements present the operations of SPG Businesses as carved-out from the financial statements of SPG. Transactions between the properties have been eliminated in the combined presentation. A fee for certain centralized SPG costs for activities such as common costs for management and other services, national advertising and promotion programs, consulting, accounting, legal, marketing and management information systems has been charged to the properties in the combined financial statements. In addition, certain commercial general liability and property damage insurance is provided to the properties by an indirect subsidiary of SPG. Amounts charged to expense for common costs, services, and other as well as insurance premiums are included in property operating costs in the combined statements of operations. Charges

Washington Prime Group Inc.

Notes to Combined Financial Statements (Continued)

(Dollars in thousands, except where indicated as in millions or billions)

9. Related Party Transactions (Continued)

for each of the periods presented for properties which are consolidated in the SPG Businesses portfolio are as included below.

	For the Year Ended December 31,
	2013	2012	2011
Common costs, services and other	$17,251	$16,905	$15,256
Insurance premiums	9,094	9,351	8,721
Advertising and promotional programs	887	1,303	1,373

        Leasing and development fees charged by SPG are capitalized by the property. For the years ended December 31, 2013, 2012 and 2011, these charges were $11,976, $12,283 and $11,918, respectively.

        Leasing and development fees charged to unconsolidated properties were $310, $802 and $114 for the years ended December 31, 2013, 2012 and 2011, respectively. Amounts charged to unconsolidated properties within the SPG Businesses portfolio as included below:

	For the Year Ended December 31,
	2013	2012	2011
Property management costs, services and other	$4,171	$4,762	$4,812
Insurance premiums	233	247	150
Advertising and promotional programs	65	80	79

        At December 31, 2013 and 2012, $4,959 and $8,094, respectively, were payable to SPG and its affiliates and are included in accounts payable, accrued expenses, intangibles, and deferred revenue in the accompanying combined balance sheets.

10. Restatement of Financial Statements

  Basis of Presentation

        On May 28, 2014, the separation discussed in Note 1 was completed and as a result WPG became an independent, publicly traded company that effectively held an 83.09% ownership interest in the former SPG Businesses. For accounting and reporting purposes, the historical financial statements of WPG have been restated herein to include the operating results of the SPG Businesses as if the SPG Businesses had been a part of WPG for all periods presented. The historical financial statements and supplemental schedule of the SPG Businesses have been renamed as WPG. Equity and income have been adjusted retroactively to reflect WPG's ownership interest and the noncontrolling interest holders' interest in the SPG Businesses as of the separation date as if such interests were held for all periods presented in the financial statements. WPG's earnings per common share have been presented for all historical periods as if the number of common shares and units issued in connection with the separation were outstanding during each of the periods presented.

Washington Prime Group Inc.

Notes to Combined Financial Statements (Continued)

(Dollars in thousands, except where indicated as in millions or billions)

10. Restatement of Financial Statements (Continued)

  Earnings Per Share

        We determine basic earnings per share based on the weighted average number of shares of common stock outstanding during the period and we consider any participating securities for purposes of applying the two-class method. We determine diluted earnings per share based on the weighted average number of shares of common stock outstanding combined with the incremental weighted average shares that would have been outstanding assuming all potentially dilutive securities were converted into common shares at the earliest date possible. As described above, the common shares and units outstanding at the separation date are reflected as outstanding for all periods prior to the separation. The following table sets forth the computation of our basic and diluted earnings per share:

	For the Year Ended December 31,
	2013	2012	2011
Net income attributable to common stockholders—basic and diluted	$155,481	$129,731	$132,543

Weighted average shares outstanding—basic and diluted	155,162,597	155,162,597	155,162,597

Earnings per common share, basic and diluted
Net income attributable to common stockholders	$1.00	$0.84	$0.85

        For the years ended December 31 2013, 2012 and 2011, potentially dilutive securities include limited partnership units that are exchangeable for common stock. No securities had a dilutive effect for the years ended December 31, 2013, 2012 and 2011.

SCHEDULE III

Washington Prime Group Inc.
Real Estate and Accumulated Depreciation
December 31, 2013
(Dollars in thousands)

					Cost Capitalized Subsequent to Construction or Acquisition
							Gross Amounts At Which Carried At Close of Period
			Initial Cost
											Date of Construction or Acquisition
Name	Location	Encumbrances(3)	Land	Buildings and Improvements	Land	Buildings and Improvements	Land	Buildings and Improvements	Total(1)	Accumulated Depreciation(2)
Malls
Anderson Mall	Anderson, SC	$20,398	$1,712	$15,227	$851	$20,893	$2,563	$36,120	$38,683	$18,074	1972
Bowie Town Center	Bowie (Washington, D.C.), MD	—	2,479	60,322	235	10,976	2,714	71,298	74,012	29,485	2001
Boynton Beach Mall	Boynton Beach (Miami), FL	—	22,240	78,804	4,666	27,315	26,906	106,119	133,025	53,062	1985
Brunswick Square	East Brunswick (New York), NJ	76,672	8,436	55,838	—	30,694	8,436	86,532	94,968	44,430	1973
Charlottesville Fashion Square	Charlottesville, VA	—	—	54,738	—	17,948	—	72,686	72,686	32,683	1997
Chautauqua Mall	Lakewood, NY	—	3,116	9,641	—	16,435	3,116	26,076	29,192	14,185	1971
Chesapeake Square	Chesapeake (Virginia Beach), VA	65,242	11,534	70,461	—	19,489	11,534	89,950	101,484	53,113	1989
Cottonwood Mall	Albuquerque, NM	—	10,122	69,958	—	7,542	10,122	77,500	87,622	42,020	1996
Edison Mall	Fort Myers, FL	—	11,529	107,350	—	31,772	11,529	139,122	150,651	61,499	1997
Forest Mall	Fond Du Lac, WI	—	721	4,491	—	8,682	721	13,173	13,894	9,167	1973
Great Lakes Mall	Mentor (Cleveland), OH	—	12,302	100,362	—	30,661	12,302	131,023	143,325	57,785	1961
Gulf View Square	Port Richey (Tampa), FL	—	13,690	39,991	1,688	19,547	15,378	59,538	74,916	30,930	1980
Irving Mall	Irving (Dallas), TX	—	6,737	17,479	2,533	43,025	9,270	60,504	69,774	37,218	1971
Jefferson Valley Mall	Yorktown Heights (New York), NY	—	4,868	30,304	—	27,767	4,868	58,071	62,939	36,880	1983
Knoxville Center	Knoxville, TN	—	5,006	21,617	3,712	32,451	8,718	54,068	62,786	34,704	1984
Lima Mall	Lima, OH	—	7,659	35,338	—	13,812	7,659	49,150	56,809	25,767	1965
Lincolnwood Town Center	Lincolnwood (Chicago), IL	—	7,834	63,480	—	7,682	7,834	71,162	78,996	45,561	1990
Lindale Mall	Cedar Rapids, IA	—	14,106	58,286	—	6,063	14,106	64,349	78,455	6,228	1998
Longview Mall	Longview, TX	—	259	3,567	124	9,252	383	12,819	13,202	7,472	1978
Maplewood Mall	St. Paul (Minneapolis), MN	—	17,119	80,758	—	24,267	17,119	105,025	122,144	37,102	2002
Markland Mall	Kokomo, IN	—	—	7,568	—	17,008	—	24,576	24,576	13,219	1968
Melbourne Square	Melbourne, FL	—	15,762	55,891	4,160	30,434	19,922	86,325	106,247	39,350	1982
Mesa Mall	Grand Junction, CO	87,250	12,784	80,639	—	1,427	12,784	82,066	94,850	8,639	1998
Muncie Mall	Muncie, IN	—	172	5,776	52	28,234	224	34,010	34,234	20,382	1970
Northlake Mall	Atlanta, GA	—	33,322	98,035	—	3,813	33,322	101,848	135,170	73,019	1998
Northwoods Mall	Peoria, IL	—	1,185	12,779	2,164	38,469	3,349	51,248	54,597	32,596	1983
Oak Court Mall	Memphis, TN	—	15,673	57,304	—	9,556	15,673	66,860	82,533	37,543	1997
Orange Park Mall	Orange Park (Jacksonville), FL	—	12,998	65,121	—	42,553	12,998	107,674	120,672	55,165	1994
Paddock Mall	Ocala, FL	—	11,198	39,727	—	21,955	11,198	61,682	72,880	26,719	1980
Port Charlotte Town Center	Port Charlotte, FL	46,353	5,471	58,570	—	15,507	5,471	74,077	79,548	40,124	1989

SCHEDULE III

Washington Prime Group Inc.
Real Estate and Accumulated Depreciation (Continued)
December 31, 2013
(Dollars in thousands)

					Cost Capitalized Subsequent to Construction or Acquisition
							Gross Amounts At Which Carried At Close of Period
			Initial Cost
											Date of Construction or Acquisition
Name	Location	Encumbrances(3)	Land	Buildings and Improvements	Land	Buildings and Improvements	Land	Buildings and Improvements	Total(1)	Accumulated Depreciation(2)
Richmond Town Square	Richmond Heights (Cleveland), OH	—	2,600	12,112	—	56,081	2,600	68,193	70,793	51,751	1966
River Oaks Center	Calumet City (Chicago), IL	—	30,560	101,224	—	11,295	30,560	112,519	143,079	53,968	1997
Rolling Oaks Mall	San Antonio, TX	—	1,929	38,609	—	13,650	1,929	52,259	54,188	31,736	1988
Rushmore Mall	Rapid City, SD	94,000	18,839	67,364	—	1,183	18,839	68,547	87,386	8,579	1998
Southern Hills Mall	Sioux City, IA	101,500	15,025	75,984	—	727	15,025	76,711	91,736	8,252	1998
Southern Park Mall	Youngstown, OH	—	16,982	77,767	97	27,091	17,079	104,858	121,937	52,442	1970
Sunland Park Mall	El Paso, TX	28,359	2,896	28,900	—	9,695	2,896	38,595	41,491	25,827	1988
Town Center at Aurora	Aurora (Denver), CO	—	9,959	56,832	6	55,963	9,965	112,795	122,760	57,703	1998
Towne West Square	Wichita, KS	49,360	972	21,203	61	12,647	1,033	33,850	34,883	22,502	1980
Valle Vista Mall	Harlingen, TX	40,000	1,398	17,159	329	21,322	1,727	38,481	40,208	24,142	1983
Virginia Center Commons	Glen Allen, VA	—	9,764	50,547	—	26,584	9,764	77,131	86,895	38,852	1991
West Ridge Mall	Topeka, KS	64,794	5,453	34,148	1,168	24,122	6,621	58,270	64,891	33,298	1988
Westminster Mall	Westminster (Los Angeles), CA	—	43,464	84,709	—	35,744	43,464	120,453	163,917	51,246	1998
Strip Centers
Arboretum	Austin, TX	—	7,640	36,774	71	12,240	7,711	49,014	56,725	21,046	1987
Bloomingdale Court	Bloomingdale (Chicago), IL	25,164	8,422	26,184	—	13,429	8,422	39,613	48,035	22,263	1987
Bowie Town Center Strip	Bowie (Washington, D.C.), MD	—	231	4,597	—	—	231	4,597	4,828	1,854	1987
Charles Towne Square	Charleston, SC	—	—	1,768	370	10,636	370	12,404	12,774	9,705	1976
Chesapeake Center	Chesapeake (Virginia Beach), VA	—	4,410	11,241	—	177	4,410	11,418	15,828	7,622	1989
Concord Mills Marketplace	Concord (Charlotte), NC	16,000	8,036	21,167	—	—	8,036	21,167	29,203	1,519	2007
Countryside Plaza	Countryside (Chicago), IL	—	332	8,507	2,554	10,183	2,886	18,690	21,576	10,215	1977
Dare Centre	Kill Devil Hills, NC	—	—	5,702	—	649	—	6,351	6,351	2,157	2004
DeKalb Plaza	King of Prussia (Philadelphia), PA	2,377	1,955	3,405	—	1,348	1,955	4,753	6,708	2,722	2003
Empire East	Sioux Falls, SD	—	3,350	10,552	—	2,368	3,350	12,920	16,270	976	1998
Forest Plaza	Rockford, IL	17,733	4,132	16,818	453	13,143	4,585	29,961	34,546	14,616	1985
Gateway Centers	Austin, TX	—	24,549	81,437	—	13,282	24,549	94,719	119,268	33,797	2004
Greenwood Plus	Greenwood (Indianapolis), IN	—	1,129	1,792	—	4,655	1,129	6,447	7,576	3,725	1979
Henderson Square	King of Prussia (Philadelphia), PA	13,301	4,223	15,124	—	838	4,223	15,962	20,185	4,883	2003
Highland Lakes Center	Orlando, FL	—	7,138	25,284	—	2,102	7,138	27,386	34,524	22,367	1991
Keystone Shoppes	Indianapolis, IN	—	—	4,232	2,118	2,797	2,118	7,029	9,147	2,500	1997
Lake Plaza	Waukegan (Chicago), IL	—	2,487	6,420	—	1,370	2,487	7,790	10,277	4,533	1986
Lake View Plaza	Orland Park (Chicago), IL	15,470	4,702	17,543	—	13,726	4,702	31,269	35,971	17,600	1986

SCHEDULE III

Washington Prime Group Inc.
Real Estate and Accumulated Depreciation (Continued)
December 31, 2013
(Dollars in thousands)

					Cost Capitalized Subsequent to Construction or Acquisition
							Gross Amounts At Which Carried At Close of Period
			Initial Cost
											Date of Construction or Acquisition
Name	Location	Encumbrances(3)	Land	Buildings and Improvements	Land	Buildings and Improvements	Land	Buildings and Improvements	Total(1)	Accumulated Depreciation(2)
Lakeline Plaza	Cedar Park (Austin), TX	16,613	5,822	30,875	—	9,308	5,822	40,183	46,005	18,728	1998
Lima Center	Lima, OH	—	1,781	5,151	—	8,959	1,781	14,110	15,891	6,943	1978
Lincoln Crossing	O'Fallon (St. Louis), IL	—	674	2,192	—	893	674	3,085	3,759	1,653	1990
MacGregor Village	Cary, NC	—	502	8,891	—	406	502	9,297	9,799	2,556	2004
Mall of Georgia Crossing	Buford (Atlanta), GA	24,527	9,506	32,892	—	1,553	9,506	34,445	43,951	16,120	2004
Markland Plaza	Kokomo, IN	—	206	738	—	6,328	206	7,066	7,272	3,907	1974
Martinsville Plaza	Martinsville, VA	—	—	584	—	461	—	1,045	1,045	846	1967
Matteson Plaza	Matteson (Chicago), IL	—	1,771	9,737	—	3,604	1,771	13,341	15,112	8,081	1988
Muncie Towne Plaza	Muncie, IN	6,907	267	10,509	87	2,777	354	13,286	13,640	6,147	1998
New Castle Plaza	New Castle, IN	—	128	1,621	—	1,608	128	3,229	3,357	1,876	1966
North Ridge Shopping Center	Raleigh, NC	12,500	385	12,826	—	1,524	385	14,350	14,735	3,956	2004
Northwood Plaza	Fort Wayne, IN	—	148	1,414	—	2,151	148	3,565	3,713	2,336	1974
Palms Crossing	McAllen, TX	37,179	13,496	45,925	—	9,232	13,496	55,157	68,653	15,868	2006
Richardson Square	Richardson (Dallas), TX	—	6,285	—	990	15,021	7,275	15,021	22,296	3,167	1977
Rockaway Commons	Rockaway (New York), NJ	—	5,149	26,435	—	8,443	5,149	34,878	40,027	12,129	1998
Rockaway Town Plaza	Rockaway (New York), NJ	—	—	18,698	2,227	3,222	2,227	21,920	24,147	6,157	2004
Shops at Arbor Walk, The	Austin, TX	42,020	—	42,546	—	6,124	—	48,670	48,670	12,828	2005
Shops at North East Mall, The	Hurst (Dallas), TX	—	12,541	28,177	402	5,835	12,943	34,012	46,955	18,837	1999
St. Charles Towne Plaza	Waldorf (Washington, D.C.), MD	—	8,216	18,993	—	4,477	8,216	23,470	31,686	13,191	1987
Tippecanoe Plaza	Lafayette, IN	—	—	745	234	5,298	234	6,043	6,277	3,784	1974
University Center	Mishawaka, IN	—	2,119	8,365	—	3,103	2,119	11,468	13,587	9,047	1980
University Town Plaza	Pensacola, FL	—	6,009	26,945	—	—	6,009	26,945	32,954	811	2013
Washington Plaza	Indianapolis, IN	—	263	1,833	—	2,742	263	4,575	4,838	3,712	1976
Waterford Lakes Town Center	Orlando, FL	—	8,679	72,836	—	17,229	8,679	90,065	98,744	46,600	1999
West Ridge Plaza	Topeka, KS	—	1,376	4,560	—	3,841	1,376	8,401	9,777	3,758	1988
White Oaks Plaza	Springfield, IL	13,813	3,169	14,267	—	6,546	3,169	20,813	23,982	9,581	1986
Wolf Ranch	Georgetown (Austin), TX	—	21,999	51,547	—	11,897	21,999	63,444	85,443	19,338	2004
Development Projects
Fairfield Town Center	Fairfield Town Center	—	5,354	4,435	—	—	5,354	4,435	9,789	—

		$917,532	$628,456	$2,908,264	$31,352	$1,156,858	$659,808	$4,065,122	$4,724,930	$1,920,476

Notes to Schedule III as of December 31, 2013

(Dollars in thousands)

(1) Reconciliation of Real Estate Properties:

        The changes in real estate assets (which excludes furniture, fixtures and equipment) for the years ended December 31, 2013, 2012, and 2011 are as follows:

	2013	2012	2011
Balance, beginning of year	$4,660,914	$4,596,784	$4,180,544
Acquisitions	—	29,978	356,928
Improvements	84,731	86,922	81,938
Disposals*	(20,715)	(52,770)	(22,626)

Balance, close of year	$4,724,930	$4,600,914	$4,596,784

*
Primarily represents fully depreciated assets which have been disposed.

        The unaudited aggregate cost of real estate assets for federal income tax purposes as of December 31, 2013 was $4,479,780.

(2) Reconciliation of Accumulated Depreciation:

        The changes in accumulated depreciation and amortization for the years ended December 31, 2013, 2012, and 2011 are as follows:

	2013	2012	2011
Balance, beginning of year	$1,781,073	$1,664,253	$1,546,670
Depreciation expense	159,791	161,578	139,667
Disposals	(20,388)	(44,758)	(22,084)

Balance, close of year	$1,920,476	$1,781,073	$1,664,253

        Depreciation of our investment in buildings and improvements reflected in the combined statements of operations is calculated over the estimated original lives of the assets as noted below.

  •
  Buildings and Improvements—typically 10-35 years for the structure, 15 years for landscaping and parking lot, and 10 years for HVAC equipment.

  •
  Tenant Allowances and Improvements—shorter of lease term or useful life.

(3) Encumbrances represent face amount of mortgage debt and exclude any premiums or discounts.

Annex G

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2014

Washington Prime Group Inc.
(Exact name of Registrant as specified in its charter)

Indiana
(State of incorporation or organization)

001-36252
(Commission File No.)

046-4323686
(I.R.S. Employer Identification No.)

7315 Wisconsin Avenue, Suite 500 East
Bethesda, Maryland 20814
(Address of principal executive offices)

(240) 630-0000
(Registrant's telephone number, including area code)

        Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        Indicate by check mark whether the Registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit and post such files). Yes ☒    No ☐

        Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

        Indicate by check mark whether Registrant is a shell company (as defined by Rule 12b-2 of the Exchange Act). Yes ☐    No ☒

        As of July 30, 2014, registrant had 155,162,597 shares of common stock outstanding.

Washington Prime Group Inc.

Form 10-Q

Washington Prime Group Inc.

Unaudited Consolidated and Combined Balance Sheets

(Dollars in thousands, except share amounts)

	June 30, 2014	December 31, 2013
ASSETS:
Investment properties at cost	$5,260,411	$4,789,705
Less—accumulated depreciation	2,047,284	1,974,949

	3,213,127	2,814,756
Cash and cash equivalents	93,646	25,857
Tenant receivables and accrued revenue, net	61,626	61,121
Investment in unconsolidated entities, at equity	5,175	3,554
Deferred costs and other assets	113,740	97,370

Total assets	$3,487,314	$3,002,658

LIABILITIES:
Mortgage notes payable	$1,506,427	$918,614
Unsecured term loan	500,000	—
Revolving credit facility	340,750	—
Accounts payable, accrued expenses, intangibles, and deferred revenues	145,687	151,011
Cash distributions and losses in partnerships and joint ventures, at equity	15,194	41,313
Other liabilities	6,342	7,195

Total liabilities	2,514,400	1,118,133

EQUITY:
Stockholders' Equity
Common stock, $0.0001 par value, 300,000,000 shares authorized, 155,162,597 issued and outstanding in 2014	16	—
Capital in excess of par value	719,833	—
SPG Equity	—	1,560,989
Retained earnings	79,872	—

Total stockholders' equity	799,721	1,560,989

Noncontrolling interests	173,193	323,536

Total equity	972,914	1,884,525

Total liabilities and equity	$3,487,314	$3,002,658

The accompanying notes are an integral part of these statements.

Washington Prime Group Inc.

Unaudited Consolidated and Combined Statements of Operations

(Dollars in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
REVENUE:
Minimum rent	$108,374	$103,505	$215,011	$208,485
Overage rent	1,134	1,171	3,244	3,604
Tenant reimbursements	47,179	45,804	94,347	91,175
Other income	1,488	1,090	3,542	2,541

Total revenue	158,175	151,570	316,144	305,805

EXPENSES:
Property operating	26,219	25,455	52,359	49,820
Depreciation and amortization	47,288	45,101	93,256	90,400
Real estate taxes	18,752	18,395	38,699	38,357
Repairs and maintenance	4,934	5,503	12,084	10,889
Advertising and promotion	1,932	1,808	3,884	3,945
Provision for (recovery of) credit losses	619	(806)	1,405	(116)
General and administrative	1,865	0	1,865	0
Transaction and related costs	39,931	0	39,931	0
Ground rent and other costs	1,281	1,163	2,400	2,354

Total operating expenses	142,821	96,619	245,883	195,649

OPERATING INCOME	15,354	54,951	70,261	110,156
Interest expense	(22,677)	(13,737)	(36,594)	(27,456)
Income and other taxes	(66)	(24)	(141)	(102)
Income from unconsolidated entities	402	206	747	499
Gain upon acquisition of controlling interests and on sale of interests in properties	91,268	0	91,510	14,152

NET INCOME	84,281	41,396	125,783	97,249
Net income attributable to noncontrolling interests	14,480	7,145	21,590	16,769

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$69,801	$34,251	$104,193	$80,480

EARNINGS PER COMMON SHARE, BASIC AND DILUTED
Net income attributable to common stockholders	$0.45	$0.22	$0.67	$0.52

The accompanying notes are an integral part of these statements.

Washington Prime Group Inc.

Unaudited Consolidated and Combined Statements of Cash Flows

(Dollars in thousands)

	For the Six Months Ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$125,783	$97,249
Adjustments to reconcile net income to net cash provided by operating activities—
Depreciation and amortization	93,749	91,428
Gain upon acquisition of controlling interests and on sale of interests in properties	(91,510)	(14,152)
Loss on debt extinguishment	2,894	0
Provision for (recovery of) credit losses	1,405	(116)
Straight-line rent	(240)	229
Equity in income of unconsolidated entities	(747)	(499)
Distributions of income from unconsolidated entities	537	634
Changes in assets and liabilities—
Tenant receivables and accrued revenue, net	280	5,383
Deferred costs and other assets	(12,353)	165
Accounts payable, accrued expenses, intangibles, deferred revenues and other liabilities	(5,576)	(20,832)

Net cash provided by operating activities	114,222	159,489

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	(154,370)	0
Capital expenditures, net	(41,454)	(42,178)
Net proceeds from sale of assets	4,436	0
Investments in unconsolidated entities	(2,493)	(1,457)
Distributions of capital from unconsolidated entities	1,440	2,827

Net cash used in investing activities	(192,441)	(40,808)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to SPG, net	(1,060,187)	(117,663)
Distributions to noncontrolling interest holders in properties	(845)	(236)
Proceeds from issuance of debt, net of transaction costs	1,384,370	—
Repayments of debt including prepayment penalties	(177,330)	(5,101)

Net cash provided by (used in) financing activities	146,008	(123,000)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	67,789	(4,319)
CASH AND CASH EQUIVALENTS, beginning of period	25,857	30,986

CASH AND CASH EQUIVALENTS, end of period	$93,646	$26,667

The accompanying notes are an integral part of these statements.

Washington Prime Group Inc.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements

(Dollars in thousands, except share, unit and per share amounts and where indicated as in millions or billions)

1. Organization

        Washington Prime Group Inc. ("WPG" or the "Company") is an Indiana corporation that was created to hold the strip center business and smaller enclosed malls of Simon Property Group, Inc. ("SPG") and its subsidiaries. Prior to the separation from SPG which was completed on May 28, 2014, WPG was a wholly owned subsidiary of SPG. Prior to or concurrent with the separation, SPG engaged in certain formation transactions that were designed to consolidate the ownership of its interests in 98 properties ("SPG Businesses") and distribute such interests to WPG and its operating partnership, Washington Prime Group, L.P. ("WPG L.P."). WPG L.P. is our majority owned partnership subsidiary that owns all of our real estate properties and other assets. Pursuant to the separation agreement, SPG distributed 100% of the common shares of WPG on a pro rata basis to SPG's shareholders as of the record date.

        Unless the context otherwise requires, references to "we", "us" and "our" refer to Washington Prime Group Inc. after giving effect to the transfer of assets and liabilities from SPG as well as to the SPG Businesses prior to the date of the completion of the separation. Before the completion of the separation, SPG Businesses were operated as subsidiaries of SPG, which operates as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended. WPG operates as a REIT subsequent to the separation and distribution. REITs will generally not be liable for federal corporate income taxes as long as they continue to distribute not less than 100% of their taxable income.

        At the time of the separation and distribution, WPG owned a percentage of the outstanding units of partnership interest, or units, of WPG L.P. that is approximately equal to the percentage of outstanding units of partnership interest of Simon Property Group, L.P. ("SPG L.P.") owned by SPG, with the remaining units of WPG L.P. being owned by the limited partners who were also limited partners of SPG L.P. as of the May 16, 2014 record date. The units in WPG L.P. are convertible by their holders for WPG common shares on a one-for-one basis or, at WPG's option, into cash. Before the separation, we had not conducted any business as a separate company and had no material assets or liabilities. The operations of the business transferred to us by SPG on the spin-off date are presented as if the transferred business was our business for all historical periods described and at the carrying value of such assets and liabilities reflected in SPG's books and records. Additionally, the financial statements reflect the common shares and units outstanding at the separation date as outstanding for all periods prior to the separation.

        Prior to the separation, WPG entered into agreements with SPG under which SPG provides various services to us, including accounting, asset management, development, human resources, information technology, leasing, legal, marketing, public reporting and tax. The charges for the services are based on an hourly or per transaction fee arrangement and pass-through of out-of-pocket costs (see Note 8).

        At the time of the separation, our assets consisted of interests in 98 shopping centers, including 44 malls and 54 strip centers. In addition to the above properties, the combined historical financial statements include interests in three strip centers held within a joint venture portfolio of properties which were sold during the first quarter of 2013 as well as one additional strip center which was sold by that same joint venture on February 28, 2014.

Washington Prime Group Inc.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except share, unit and per share amounts and where indicated as in millions or billions)

1. Organization (Continued)

        We derive our revenues primarily from retail tenant leases, including fixed minimum rent leases, overage and percentage rent leases based on tenants' sales volumes, offering property operating services to our tenants and others, including energy, waste handling and facility services, and reimbursements from tenants for certain recoverable expenditures such as property operating, real estate taxes, repair and maintenance, and advertising and promotional expenditures.

        We seek to enhance the performance of our properties and increase our revenues by, among other things, securing leases of anchor tenant spaces, re-developing or renovating existing properties to increase the leasable square footage, and increasing the productivity of occupied locations through aesthetic upgrades, re-merchandising and/or changes to the retail use of the space.

2. Basis of Presentation and Principles of Consolidation and Combination

        The accompanying consolidated and combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The consolidated balance sheet as of June 30, 2014 includes the accounts of the Company, as well as all wholly-owned subsidiaries of the Company. The accompanying consolidated and combined statements of operations include the consolidated accounts of the Company and the combined accounts of SPG Businesses. Accordingly, the results presented for the periods ended June 30, 2014 reflect the aggregate operations and changes in cash flows and equity of the SPG Businesses on a carve-out basis for the period from January 1, 2014 through May 27, 2014 and of the Company on a consolidated basis subsequent to May 27, 2014. The accompanying financial statements for the periods prior to the separation are prepared on a carve-out basis from the consolidated financial statements of SPG using the historical results of operations and bases of the assets and liabilities of the transferred businesses and including allocations from SPG. All intercompany transactions have been eliminated in consolidation and combination. Due to the seasonal nature of certain operational activities, the results for the interim period ended June 30, 2014 are not necessarily indicative of the results to be expected for the full year.

        These consolidated and combined financial statements have been prepared in accordance with the instructions to Form 10-Q and include all of the information and disclosures required by GAAP for interim reporting. Accordingly, they do not include all of the disclosures required by GAAP for complete financial statements. In the opinion of management, the accompanying consolidated and combined financial statements contain all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of the Company and its results of operations and cash flows for the interim periods presented. The Company believes that the disclosures made are adequate to prevent the information presented from being misleading. These consolidated and combined unaudited financial statements should be read in conjunction with the historical audited combined financial statements of SPG Businesses and related notes included in the Information Statement dated May 16, 2014 filed as Exhibit 99.1 to our current report on Form 8-K filed on May 20, 2014 (the "Information Statement").

        For periods presented prior to the separation, our historical combined financial results reflect charges for certain SPG corporate costs and we believe such charges are reasonable; however, such results do not necessarily reflect what our expenses would have been had we been operating as a

Washington Prime Group Inc.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except share, unit and per share amounts and where indicated as in millions or billions)

2. Basis of Presentation and Principles of Consolidation and Combination (Continued)

separate stand-alone public company. These charges are further discussed in Note 8. Costs of the services that were charged to us were based on either actual costs incurred or a proportion of costs estimated to be applicable to us. The historical combined financial information presented may therefore not be indicative of the results of operations, financial position or cash flows that would have been obtained if we had been an independent, stand-alone public company during the periods presented prior to the separation or of our future performance as an independent, stand-alone company. For joint venture or mortgaged properties, SPG has a standard management agreement for management, leasing and development activities provided to the properties. Management fees were based upon a percentage of revenues. For any wholly owned property that does not have a management agreement, SPG allocated the proportion of the underlying costs of management, leasing and development, in a manner that is materially consistent with the percentage of revenue-based management fees and/or upon the actual volume of leasing and development activity occurring at the property.

        In connection with the separation, we incurred $39.9 million of expenses, including investment banking, legal, accounting, tax and other professional fees, which are included in transaction and related costs for the three and six months ended June 30, 2014 in the accompanying consolidated and combined statements of operations.

        These consolidated and combined financial statements reflect the consolidation of properties that are wholly owned or properties in which we own less than a 100% interest but that we control. Control of a property is demonstrated by, among other factors, our ability to refinance debt and sell the property without the consent of any other partner or owner and the inability of any other partner or owner to replace us.

        We also consolidate a variable interest entity, or VIE, when we are determined to be the primary beneficiary. Determination of the primary beneficiary of a VIE is based on whether an entity has (1) the power to direct activities that most significantly impact the economic performance of the VIE and (2) the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. Our determination of the primary beneficiary of a VIE considers all relationships between us and the VIE, including management agreements and other contractual arrangements. There have been no changes during 2014 in previous conclusions about whether an entity qualifies as a VIE or whether we are the primary beneficiary of any previously identified VIE. During 2014, we did not provide financial or other support to a previously identified VIE that we were not previously contractually obligated to provide.

        Investments in partnerships and joint ventures represent our noncontrolling ownership interests in properties. We account for these investments using the equity method of accounting. We initially record these investments at cost and we subsequently adjust for net equity in income or loss, which we allocate in accordance with the provisions of the applicable partnership or joint venture agreement and cash contributions and distributions, if applicable. The allocation provisions in the partnership or joint venture agreements are not always consistent with the legal ownership interests held by each general or limited partner or joint venture investee primarily due to partner preferences. We separately report investments in joint ventures for which accumulated distributions have exceeded investments in and our share of net income from the joint ventures within cash distributions and losses in partnerships and joint ventures, at equity in the consolidated and combined balance sheets. The net equity of certain

Washington Prime Group Inc.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except share, unit and per share amounts and where indicated as in millions or billions)

2. Basis of Presentation and Principles of Consolidation and Combination (Continued)

joint ventures is less than zero because of financing or operating distributions that are usually greater than net income, as net income includes non-cash charges for depreciation and amortization, and WPG has committed to or intends to fund the venture.

        As of June 30, 2014, our assets consisted of interests in 97 shopping centers, including 44 malls and 53 strip centers. The consolidated and combined financial statements as of that date reflect the consolidation of 90 wholly-owned properties and five additional properties that are less than wholly-owned, but which we control or for which we are the primary beneficiary. We account for our interests in the remaining two properties, or the joint venture properties, using the equity method of accounting, as we have determined that we have significant influence over their operations. We manage the day-to-day operations of the joint venture properties, but have determined that our partner or partners have substantive participating rights with respect to the assets and operations of these joint venture properties.

        We allocate net operating results of WPG L.P. to third parties and to us based on the partners' respective weighted average ownership interests in WPG L.P. Net operating results of WPG L.P. attributable to third parties are reflected in net income attributable to noncontrolling interests. Our weighted average ownership interest in WPG L.P. was 82.8% and 82.9% for the six months ended June 30, 2014 and 2013, respectively. As of June 30, 2014 and December 31, 2013, our ownership interest in WPG L.P. was 82.3% and 82.9%, respectively. We adjust the noncontrolling limited partners' interests at the end of each period to reflect their interest in WPG L.P.

3. Summary of Significant Accounting Policies

  Cash and Cash Equivalents

        We consider all highly liquid investments purchased with an original maturity of 90 days or less to be cash and cash equivalents. Cash equivalents are carried at cost, which approximates fair value. Cash equivalents generally consist of commercial paper, bankers' acceptances, repurchase agreements, and money market deposits or securities. Financial instruments that potentially subject us to concentrations of credit risk include our cash and cash equivalents and our tenant receivables. We place our cash and cash equivalents with institutions with high credit quality. However, at certain times, such cash and cash equivalents may be in excess of FDIC and SIPC insurance limits.

  Investment Properties

        We record investment properties at cost. Investment properties include costs of acquisitions; development, predevelopment, and construction (including allocable salaries and related benefits); tenant allowances and improvements; and interest and real estate taxes incurred during construction. We capitalize improvements and replacements from repair and maintenance when the repair and maintenance extends the useful life, increases capacity, or improves the efficiency of the asset. All other repair and maintenance items are expensed as incurred. We capitalize interest on projects during periods of construction until the projects are ready for their intended purpose based on interest rates in place during the construction period. We record depreciation on buildings and improvements utilizing the straight-line method over an estimated original useful life, which is generally 10 to 35 years. We

Washington Prime Group Inc.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except share, unit and per share amounts and where indicated as in millions or billions)

3. Summary of Significant Accounting Policies (Continued)

review depreciable lives of investment properties periodically and we make adjustments when necessary to reflect a shorter economic life. We amortize tenant allowances and tenant improvements utilizing the straight-line method over the term of the related lease or occupancy term of the tenant, if shorter. We record depreciation on equipment and fixtures utilizing the straight-line method over seven to ten years.

        We review investment properties for impairment on a property-by-property basis whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable. These circumstances include, but are not limited to, declines in a property's cash flows, ending occupancy or declines in tenant sales. We measure any impairment of investment property when the estimated undiscounted operating income before depreciation and amortization plus its residual value is less than the carrying value of the property. To the extent impairment has occurred, we charge to income the excess of carrying value of the property over its estimated fair value. We estimate fair value using unobservable data such as operating income, estimated capitalization rates, or multiples, leasing prospects and local market information. We may decide to sell properties that are held for use and the sale prices of these properties may differ from their carrying values. We also review our investments, including investments in unconsolidated entities, if events or circumstances change indicating that the carrying amount of our investments may not be recoverable. We will record an impairment charge if we determine that a decline in the fair value of the investments in unconsolidated entities is other-than-temporary. Changes in economic and operating conditions that occur subsequent to our review of recoverability of investment property and other investments in unconsolidated entities could impact the assumptions used in that assessment and could result in future charges to earnings if assumptions regarding those investments differ from actual results.

  Investments in Unconsolidated Entities

        Joint ventures are common in the real estate industry. We use joint ventures to finance properties, develop new properties, and diversify our risk in a particular property or portfolio of properties. We held unconsolidated joint venture ownership interests in two properties as of June 30, 2014 and 11 properties as of December 31, 2013.

        Certain of our joint venture properties are subject to various rights of first refusal, buy-sell provisions, put and call rights, or other sale or marketing rights for partners which are customary in real estate joint venture agreements and the industry. We and our partners in these joint ventures may initiate these provisions (subject to any applicable lock up or similar restrictions), which may result in either the sale of our interest or the use of available cash or borrowings to acquire the joint venture interest from our partner.

  Fair Value Measurements

        Level 1 fair value inputs are quoted prices for identical items in active, liquid and visible markets such as stock exchanges. Level 2 fair value inputs are observable information for similar items in active or inactive markets, and appropriately consider counterparty creditworthiness in the valuations. Level 3 fair value inputs reflect our best estimate of inputs and assumptions market participants would use in pricing an asset or liability at the measurement date. The inputs are unobservable in the market and

Washington Prime Group Inc.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except share, unit and per share amounts and where indicated as in millions or billions)

3. Summary of Significant Accounting Policies (Continued)

significant to the valuation estimate. We have no investments for which fair value is measured on a recurring basis using Level 3 inputs.

        Note 5 includes a discussion of the fair value of debt measured using Level 2 inputs. Notes 3 and 4 include a discussion of the fair values recorded in purchase accounting, using Level 2 and Level 3 inputs. Level 3 inputs to our purchase accounting analyses include our estimations of net operating results of the property, capitalization rates and discount rates.

  Purchase Accounting Allocation

        We allocate the purchase price of acquisitions and any excess investment in unconsolidated entities to the various components of the acquisition based upon the fair value of each component which may be derived from various observable or unobservable inputs and assumptions. Also, we may utilize third party valuation specialists. These components typically include buildings, land and intangibles related to in-place leases and we estimate:

  •
  the fair value of land and related improvements and buildings on an as-if-vacant basis,

  •
  the market value of in-place leases based upon our best estimate of current market rents and amortize the resulting market rent adjustment into revenues,

  •
  the value of costs to obtain tenants, including tenant allowances and improvements and leasing commissions, and

  •
  the value of revenue and recovery of costs foregone during a reasonable lease-up period, as if the space was vacant.

        Amounts allocated to building are depreciated over the estimated remaining life of the acquired building or related improvements. We amortize amounts allocated to tenant improvements, in-place lease assets and other lease-related intangibles over the remaining life of the underlying leases. We also estimate the value of other acquired intangible assets, if any, which are amortized over the remaining life of the underlying related intangibles.

  Use of Estimates

        We prepared the accompanying consolidated and combined financial statements in accordance with GAAP. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reported period. Our actual results could differ from these estimates.

  Segment Disclosure

        Our primary business is the ownership, development and management of retail real estate. We have aggregated our retail operations, including malls and strip centers, into one reportable segment because they have similar economic characteristics and we provide similar products and services to similar types of, and in many cases, the same tenants.

Washington Prime Group Inc.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except share, unit and per share amounts and where indicated as in millions or billions)

3. Summary of Significant Accounting Policies (Continued)

  New Accounting Pronouncements

        In April 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-08, "Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity." ASU No. 2014-08 changes the definition of a discontinued operation to include only those disposals of components of an entity that represent a strategic shift that has (or will have) a major effect on an entity's operations and financial results. ASU No. 2014-08 is effective prospectively for fiscal years beginning after December 15, 2014, but can be early-adopted. ASU 2014-08 also requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. We early adopted ASU No. 2014-08 and will apply the revised definition to all disposals on a prospective basis.

        In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)." ASU No. 2014-09 revises GAAP by offering a single comprehensive revenue recognition standard instead of numerous revenue requirements for particular industries or transactions, which sometimes resulted in different accounting for economically similar transactions. ASU No. 2014-09 is effective for annual reporting periods beginning after December 31, 2016 and early adoption is not permitted. An entity has the option to apply the provisions of ASU No. 2014-09 either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying this standard recognized at the date of initial application. We are currently evaluating the impact the adoption of ASU No. 2014-09 will have on our financial statements and related disclosures.

4. Real Estate Acquisitions and Dispositions

        On June 23, 2014, we sold New Castle Plaza, a wholly owned strip center in New Castle, Indiana, for net proceeds of $4.4 million, resulting in a gain of approximately $2.4 million, which is included in gain upon acquisition of controlling interests and on sale of interests in properties in the accompanying consolidated and combined statements of operations.

        On June 20, 2014, we acquired our partner's 50 percent interest in Clay Terrace, a 577,000 square foot lifestyle center located in Carmel, Indiana for approximately $22.9 million, paid by issuing 1,173,678 units of WPG L.P. The center is anchored by Dick's Sporting Goods, DSW and Whole Foods and includes several national and local retailers as well as a variety of dining options. Also included in the transaction is land available for development. The property was previously accounted for under the equity method, but is now consolidated as it is wholly owned post-acquisition. The consolidation of this previously unconsolidated property resulted in a remeasurement of our previously held interest to fair value and a corresponding non-cash gain of approximately $46.6 million which is included in gain upon acquisition of controlling interests and on sale of interests in properties in the accompanying consolidated and combined statements of operations.

        On June 18, 2014, we acquired our partner's interest in a portfolio of seven open-air shopping centers, consisting of four centers located in Florida, and one each in Indiana, Connecticut and Virginia, for approximately $162.0 million. The portfolio of properties totals over 2.1 million square feet. Also included in this transaction is land valued at approximately $4.0 million. Previously, we held between 32 percent to 42 percent legal ownership interests in the properties, but received substantially

Washington Prime Group Inc.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except share, unit and per share amounts and where indicated as in millions or billions)

4. Real Estate Acquisitions and Dispositions (Continued)

less economic benefit due to the partner's preferred capital allocation. The properties were previously accounted for under the equity method, but are now consolidated as four properties are wholly owned and three properties are approximately 88.2 percent owned post-acquisition. The consolidation of these previously unconsolidated properties resulted in a remeasurement of our previously held interest to fair value and a corresponding non-cash gain of approximately $42.3 million which is included in gain upon acquisition of controlling interest and on sale of interests in properties in the accompanying consolidated and combined statements of operations. The source of funding for the acquisition was a borrowing under the Revolver (see Note 5).

        We reflected the assets and liabilities of the above acquisition properties at the estimated fair value on the respective acquisition dates. The following table summarizes the purchase price allocation, which is preliminary and subject to revision within the measurement period, not to exceed one year from the date of acquisition:

Investment properties	$450,016
Other assets	12,198
Debt	(206,473)
Other liabilities	(7,380)

Net assets acquired	248,361
Noncontrolling interest	(1,032)
Prior net cash distributions and losses	26,235
Gain on pre-existing interest	(88,843)

Fair value of total consideration transferred	184,721
Less: Units issued	(22,464)
Less: Cash acquired	(7,887)

Net cash paid for acquisitions	$154,370

        On February 28, 2014, SPG disposed of its interest in one unconsolidated strip center and recorded a gain of approximately $0.2 million, which is included in gain upon acquisition of controlling interest and on sale of interests in properties in the consolidated and combined statements of operations. This property is part of a portfolio of interests in properties, the remainder of which is included within those properties distributed by SPG to WPG on May 28, 2014.

        On January 10, 2014, SPG acquired one of its partner's remaining interests in three properties that were contributed to WPG. The consideration paid for the partner's remaining interests in these three properties was approximately $4.6 million. Two of these properties were previously consolidated and are now wholly owned. The remaining property is accounted for under the equity method.

        On February 21, 2013, SPG increased its economic interest in three unconsolidated strip centers and subsequently disposed of its interests in those properties. The aggregate gain recognized on this transaction was approximately $14.2 million and is included in gain upon acquisition of controlling interests and on sale of interests in properties in the consolidated and combined statements of operations. These properties were part of a portfolio of interests in properties, the remainder of which is included within those properties distributed by SPG to WPG on May 28, 2014.

Washington Prime Group Inc.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except share, unit and per share amounts and where indicated as in millions or billions)

5. Indebtedness

  Mortgage Debt

        Total mortgage indebtedness was $1.5 billion and $918.6 million at June 30, 2014 and December 31, 2013, respectively, as follows:

	June 30, 2014	December 31, 2013
Face amount of mortgage loans	$1,501,446	$917,532
Premiums, net	4,981	1,082

Carrying value of mortgage loans	$1,506,427	$918,614

        On June 20, 2014, resulting from our acquisition of the controlling interest in Clay Terrace (see Note 4), we assumed an additional mortgage with a fair value of $117.5 million.

        On June 19, 2014, we closed on an extension of the 5.84% fixed rate mortgage on Chesapeake Square with unpaid principal balance of $64.7 million and original maturity date of August 1, 2014. The new maturity date is February 1, 2017, with a one-year extension option subject to certain requirements.

        On June 18, 2014, resulting from our acquisition of the controlling interest in a portfolio of seven open-air shopping centers (see Note 4), we assumed additional mortgages on four properties with a fair value of $88.9 million.

        On June 5, 2014, we repaid the mortgage on Sunland Park Mall in the amount of $30.7 million (including prepayment penalty of $2.9 million, which is recorded in interest expense for the three and six months ended June 30, 2014 in the accompanying consolidated and combined statements of operations. The loan was due to mature on January 1, 2026. The repayment was funded through a borrowing on our credit facility (see below).

        On February 20, 2014, West Ridge Mall refinanced its $64.6 million, 5.89% fixed rate mortgage maturing July 1, 2014 with a $54.0 million, 4.84% fixed rate mortgage that matures March 6, 2024. The new debt encumbers both West Ridge Mall and West Ridge Plaza.

        On February 11, 2014, Brunswick Square refinanced its $76.5 million, 5.65% fixed rate mortgage maturing August 11, 2014 with a $77.0 million, 4.796% fixed rate mortgage that matures March 1, 2024.

Washington Prime Group Inc.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except share, unit and per share amounts and where indicated as in millions or billions)

5. Indebtedness (Continued)

        In addition, during the six months ended June 30, 2014, mortgages were obtained on previously unencumbered properties as follows (in millions):

Property	Amount	Interest Rate	Type	Maturity
Muncie Mall	$37.0	4.19%	Fixed	4/1/2021
Oak Court Mall	40.0	4.76%	Fixed	4/1/2021
Lincolnwood Town Center	53.0	4.26%	Fixed	4/1/2021
Cottonwood Mall	105.0	4.82%	Fixed	4/6/2024
Westminster Mall	85.0	4.65%	Fixed	4/1/2024
Charlottesville Fashion Square	50.0	4.54%	Fixed	4/1/2024
Town Center at Aurora	55.0	4.19%	Fixed	4/1/2019

Total(1)	$425.0

(1)
Proceeds were retained by SPG as part of the separation (see Note 6).

  Unsecured Debt

        On May 15, 2014, we closed on a senior unsecured revolving credit facility, or Revolver, and a senior unsecured term loan, or Term Loan (collectively referred to as the "Facility"). The Revolver provides borrowings on a revolving basis up to $900 million, bears interest at one-month LIBOR plus 1.05%, and will initially mature on May 30, 2018, subject to two, 6-month extensions available at our option subject to compliance with the terms of the Facility and payment of a customary extension fee. The Term Loan provides borrowings in an aggregate principal amount up to $500 million, bears interest at one-month LIBOR plus 1.15%, and will initially mature on May 30, 2016, subject to three, 12-month extensions available at our option subject to compliance with the terms of the Facility and payment of a customary extension fee.

        In connection with the formation of WPG, and as contemplated in the Information Statement, we incurred $670.8 million of additional indebtedness under the Facility concurrent with the May 28, 2014 distribution or shortly thereafter. The proceeds of the borrowings under the Facility were used as follows: (i) $585.0 million was retained by SPG as part of the formation transactions, (ii) $30.7 million was used for the repayment of the Sunland Park Mall mortgage, (iii) $39.9 million was retained to cover transaction and related costs, (iv) $11.4 million was repaid to SPG for deferred loan financing costs and (v) the remaining $3.8 million was retained on hand for other corporate and working capital purposes. On June 17, 2014, we incurred an additional $170.0 million of indebtedness under the Facility, the proceeds of which were primarily used for the acquisition of our partner's interest in a portfolio of seven open-air shopping centers (see Note 4).

        At June 30, 2014, our unsecured debt consisted of $340.8 million outstanding under the Revolver and $500.0 million outstanding under the Term Loan. On June 30, 2014, we had an aggregate available borrowing capacity of $559.2 million under the Facility.

Washington Prime Group Inc.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except share, unit and per share amounts and where indicated as in millions or billions)

5. Indebtedness (Continued)

  Covenants

        Our unsecured debt agreements contain financial and other covenants. If we were to fail to comply with these covenants, after the expiration of the applicable cure periods, the debt maturity could be accelerated or other remedies could be sought by the lender including adjustments to the applicable interest rate. As of June 30, 2014, we were in compliance with all covenants of our unsecured debt.

        At June 30, 2014, certain of our consolidated subsidiaries were the borrowers under 31 non-recourse mortgage loans secured by mortgages encumbering 36 properties, including four separate pools of cross-defaulted and cross-collateralized mortgages encumbering a total of 10 properties. Under these cross-default provisions, a default under any mortgage included in the cross-defaulted pool may constitute a default under all mortgages within that pool and may lead to acceleration of the indebtedness due on each property within the pool. Certain of our secured debt instruments contain financial and other non-financial covenants which are specific to the properties which serve as collateral for that debt. Our existing non-recourse mortgage loans generally prohibit our subsidiaries that are borrowers thereunder from incurring additional indebtedness, subject to certain customary and limited exceptions. In addition, certain of these instruments limit the ability of the applicable borrower's parent entity from incurring mezzanine indebtedness unless certain conditions are satisfied, including compliance with maximum loan to value ratio and minimum debt service coverage ratio tests. Further, under certain of these existing agreements, if certain cash flow levels in respect of the applicable mortgaged property (as described in the applicable agreement) are not maintained for at least two consecutive quarters, the lender could accelerate the debt and enforce its right against its collateral. If the borrower fails to comply with these covenants, the lender could accelerate the debt and enforce its right against their collateral. At June 30, 2014, the applicable borrowers under these non-recourse mortgage loans were in compliance with all covenants where non-compliance could individually, or giving effect to applicable cross-default provisions in the aggregate, have a material adverse effect on our financial condition, results of operations or cash flows.

  Fair Value of Debt

        The carrying values of our variable-rate unsecured loans approximate their fair values. We estimate the fair values of fixed-rate mortgages using cash flows discounted at current borrowing rates. The book value of our fixed-rate mortgages was $1.5 billion and $918.6 million as of June 30, 2014 and December 31, 2013, respectively. The fair values of these financial instruments and the related discount rate assumptions as of June 30, 2014 and December 31, 2013 are summarized as follows:

	June 30, 2014	December 31, 2013
Fair value of fixed-rate mortgages	$1,522,270	$981,631
Weighted average discount rates assumed in calculation of fair value for fixed-rate mortgages	3.16%	3.06%

Washington Prime Group Inc.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except share, unit and per share amounts and where indicated as in millions or billions)

6. Equity

        Prior to the May 28, 2014 separation, the financial statements were carved-out from SPG's books and records; thus, pre-separation ownership was solely that of SPG and noncontrolling interests based on their respective ownership interest in SPG L.P. on the date of separation (see Notes 1 and 2 for more information). Upon becoming a separate company on May 28, 2014, WPG's ownership is now classified under the typical stockholders' equity classifications of common stock, capital in excess of par value and retained earnings. Related to the separation, 155,162,597 shares of WPG common stock and 32,075,487 units of WPG L.P.'s limited partnership interest were issued to shareholders of SPG and unit holders of SPG L.P., respectively.

  Changes in Equity

        The following table provides a reconciliation of the beginning and ending carrying amounts of consolidated and combined equity:

	Common Stock	Capital in Excess of Par Value	SPG Equity	Retained Earnings	Total Stockholders' Equity	Noncontrolling Interests	Total Equity
Balance, December 31, 2013	$—	$—	$1,560,989	$—	$1,560,989	$323,536	$1,884,525
Issuance of shares in connection with separation	16	707,085	(707,101)	—	—	—	—
Issuance of limited partner units	—	—	—	—	—	22,464	22,464
Noncontrolling interest in property	—	—	—	—	—	1,032	1,032
Equity-based compensation	—	—	—	—	—	142	142
Adjustments to noncontrolling interests	—	12,748	—	—	12,748	(12,748)	—
Distributions to SPG, net(1)	—	—	(878,209)	—	(878,209)	(181,978)	(1,060,187)
Purchase of noncontrolling interest	—	—	—	—	—	(845)	(845)
Net income	—	—	24,321	79,872	104,193	21,590	125,783

Balance, June 30, 2014	$16	$719,833	$—	$79,872	$799,721	$173,193	$972,914

(1)
Amount includes approximately $1.0 billion of proceeds on new indebtedness retained by SPG L.P. as part of the separation (see Note 5).

Washington Prime Group Inc.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except share, unit and per share amounts and where indicated as in millions or billions)

6. Equity (Continued)

  Stock Based Compensation

        On May 28, 2014, the Company's Board of Directors adopted the Washington Prime Group, L.P. 2014 Stock Incentive Plan (the "Plan"), which permits the Company to grant awards to current and prospective directors, officers, employees and consultants of the Company or an affiliate. An aggregate of 10,000,000 shares of common stock has been reserved for issuance under the Plan. In addition, the maximum number of awards to be granted to a participant in any calendar year is 500,000 shares. Awards may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units or other stock-based awards in WPG, or long term incentive plan ("LTIP") units or performance units in WPG, L.P. The Plan terminates on May 28, 2024.

  Other Compensation Arrangements

        On June 24, 2014, Mark Ordan, our Chief Executive Officer, was awarded 153,610 LTIP units under the Plan, pursuant to the employment agreement between the Company and Mr. Ordan, dated as of February 15, 2014 (the "Employment Agreement"). The LTIP units were granted as "Inducement LTIP Units" under the terms of the Employment Agreement. Subject to certain exceptions, 25% of the Inducement LTIP Units will become vested on each of the first four anniversaries of the effective date of the Employment Agreement based on continued employment. The grant date fair value of the award of $3.0 million is being recognized as expense over the applicable vesting period.

        Mr. Ordan is also entitled to receive special performance LTIP units ("Special PP Units") under the terms of the employment agreement that vest based upon the Company's achievement of certain shareholder return and outperformance of the Company's stock relative to certain indices. These Special PP Units were valued by an external specialist at a discount to the stock price on the date of the separation in order to allow for the possibility that the stock performance conditions will not be met. If the performance criteria have been met, a maximum amount, based on the closing price for the 20 consecutive trading days commencing on the separation date, of $2.0 million ("First Special PP"), $1.5 million ("Second Special PP") and $1.5 million ("Third Special PP") may become earned on December 31, 2015, 2016 and 2017, respectively. The earned First and Second Special Units will vest on May 28, 2017 and the earned Third Special PP Units will be vested immediately upon being earned, subject to continued employment. The grant date fair value of the award of $2.3 million is being recognized as expense over the applicable vesting periods of the Special PP Units.

        We recorded compensation expense related to all LTIP units of approximately $0.1 million for the three and six months ended June 30, 2014, which expense is included in general and administrative expense in the accompanying consolidated and combined statements of operations.

7. Commitments and Contingencies

  Litigation

        We are involved from time-to-time in various legal proceedings that arise in the ordinary course of our business, including, but not limited to commercial disputes, environmental matters, and litigation in connection with transactions including acquisitions and divestitures. We believe that such litigation, claims and administrative proceedings will not have a material adverse impact on our financial position

Washington Prime Group Inc.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except share, unit and per share amounts and where indicated as in millions or billions)

7. Commitments and Contingencies (Continued)

or our results of operations. We record a liability when a loss is considered probable and the amount can be reasonably estimated.

  Concentration of Credit Risk

        Our properties rely heavily upon anchor or major tenants to attract customers; however, these retailers do not constitute a material portion of our financial results. Additionally, many anchor retailers in the mall properties own their spaces further reducing their contribution to our operating results. All operations are within the United States and no customer or tenant accounts for 5% or more of our consolidated and combined revenues.

8. Related Party Transactions

        As described in Notes 1 and 2, the accompanying consolidated and combined financial statements include the operations of SPG Businesses as carved-out from the financial statements of SPG for the periods prior to the separation and the operations of the properties under the Company's ownership subsequent to the separation. Transactions between the properties have been eliminated in the consolidated and combined presentation.

        For periods prior to the separation, a fee for certain centralized SPG costs for activities such as common costs for management and other services, national advertising and promotion programs, consulting, accounting, legal, marketing and management information systems has been charged to the properties in the combined financial statements. In addition, certain commercial general liability and property damage insurance is provided to the properties by an indirect subsidiary of SPG. In connection with the separation, WPG and SPG entered into property management agreements under which SPG manages WPG's mall properties. Additionally, WPG and SPG entered into a transition services agreement pursuant to which SPG provides to WPG, on an interim, transitional basis after the separation date, various services including administrative support for the strip centers, information technology, accounts payable and other financial functions, as well as engineering support, quality assurance support and other administrative services. Under the transition services agreement, SPG charges WPG, based upon SPG's allocation of certain shared costs such as insurance premiums, advertising and promotional programs, leasing and development fees. Amounts charged to expense for property management and common costs, services, and other as well as insurance premiums are included in property operating costs in the consolidated and combined statements of operations. Additionally, leasing and development fees charged by SPG are capitalized by the property.

Washington Prime Group Inc.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except share, unit and per share amounts and where indicated as in millions or billions)

8. Related Party Transactions (Continued)

        Charges for each of the periods presented for properties which are consolidated and combined are as included below:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Property management and common costs, services and other	$4,794	$3,824	$10,222	$9,102
Insurance premiums	2,220	2,273	4,439	4,547
Advertising and promotional programs	210	196	443	414
Capitalized leasing and development fees	5,657	719	6,112	1,011

        Charges for each of the periods presented for unconsolidated properties are as included below:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Property management costs, services and other	$801	$969	$1,826	$2,120
Insurance premiums	54	59	109	117
Advertising and promotional programs	13	15	26	30
Capitalized leasing and development fees	46	26	97	53

        At June 30, 2014 and December 31, 2013, $71 and $4,959, respectively, were payable to SPG and its affiliates and are included in accounts payable, accrued expenses, intangibles, and deferred revenues in the accompanying consolidated and combined balance sheets.

9. Earnings Per Share

        We determine basic earnings per share based on the weighted average number of shares of common stock outstanding during the period and we consider any participating securities for purposes of applying the two-class method. We determine diluted earnings per share based on the weighted average number of shares of common stock outstanding combined with the incremental weighted average shares that would have been outstanding assuming all potentially dilutive securities were converted into common shares at the earliest date possible. As described in Note 1, the common shares

Washington Prime Group Inc.

Condensed Notes to Unaudited Consolidated and Combined Financial Statements (Continued)

(Dollars in thousands, except share, unit and per share amounts and where indicated as in millions or billions)

9. Earnings Per Share (Continued)

and units outstanding at the separation date are reflected as outstanding for all periods prior to the separation. The following table sets forth the computation of our basic and diluted earnings per share:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Net income attributable to common stockholders—basic and diluted	$69,801	$34,251	$104,193	$80,480

Weighted average shares outstanding—basic and diluted	155,162,597	155,162,597	155,162,597	155,162,597

Earnings per common share, basic and diluted
Net income attributable to common stockholders	$0.45	$0.22	$0.67	$0.52

        For the three and six months ended June 30, 2014 and 2013, potentially dilutive securities include units that are exchangeable for common stock and LTIP units granted under the Plan that are convertible into units and exchangeable for common stock. No securities had a dilutive effect for the three and six months ended June 30, 2014 and 2013. We accrue dividends when they are declared.

10. Subsequent Events

        On July 17, 2014, the Company sold its 100% interest in Highland Lakes Center, a strip center in Orlando, FL, for $21.5 million. The Company estimates a gain on sale of approximately $9.1 million, which will be recorded in the third quarter of 2014.

        On August 4, 2014, the Company's Board of Directors declared a quarterly cash dividend of $0.25 per common share, payable on September 15, 2014, to shareholders of record on August 27, 2014, with an ex-dividend date of August 25, 2014.

        On August 4, 2014, the Board of Directors approved annual compensation for the period of May 28, 2014 through May 28, 2015 for the independent members of the Board of Directors of the Company. Each independent director's annual compensation shall total $200 based on a combination of cash and restricted stock units granted under the Plan.

Item 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the combined financial statements and notes thereto included in this report.

Overview—Basis of Presentation

        Washington Prime Group Inc. ("WPG" or the "Company") is an Indiana corporation that was created to hold the strip center business and smaller enclosed malls of Simon Property Group, Inc. ("SPG") and its subsidiaries. Prior to the separation from SPG which was completed on May 28, 2014, WPG was a wholly owned subsidiary of SPG. Prior to or concurrent with the separation, SPG engaged in certain formation transactions that were designed to consolidate the ownership of its interests in 98 properties ("SPG Businesses") and distribute such interests to WPG and its operating partnership, Washington Prime Group, L.P. ("WPG L.P."). Pursuant to the separation agreement, SPG distributed 100% of the common shares of WPG on a pro rata basis to SPG's shareholders as of the record date.

        Unless the context otherwise requires, references to "we", "us" and "our" refer to Washington Prime Group Inc. after giving effect to the transfer of assets and liabilities from SPG as well as to the SPG Businesses prior to the date of the completion of the separation. Before the completion of the separation, SPG Businesses were operated as subsidiaries of SPG, which operates as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended. WPG operates as a REIT subsequent to the separation and distribution. REITs will generally not be liable for federal corporate income taxes as long as they continue to distribute not less than 100% of their taxable income.

        At the time of the separation and distribution, WPG owned a percentage of the outstanding units of partnership interest, or units, of WPG L.P. that is approximately equal to the percentage of outstanding units of partnership interest of Simon Property Group, L.P. ("SPG L.P.") owned by SPG, with the remaining units of WPG L.P. being owned by the limited partners who were also limited partners of SPG L.P. as of the May 16, 2014 record date. The units in WPG L.P. are convertible by their holders for WPG common shares on a one-for-one basis, or, at WPG's option, into cash.

        Before the separation, we had not conducted any business as a separate company and had no material assets or liabilities. The operations of the business transferred to us by SPG on the spin-off date are presented as if the transferred business was our business for all historical periods described and at the carrying value of such assets and liabilities reflected in SPG's books and records. Additionally, the financial statements reflect the common shares and units outstanding at the separation date as outstanding for all periods prior to the separation.

        The consolidated and combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The consolidated balance sheet as of June 30, 2014 includes the accounts of the Company, as well as all wholly-owned subsidiaries of the Company. The consolidated and combined statements of operations include the consolidated accounts of the Company and the combined accounts of SPG Businesses. Accordingly, the results presented for the periods ended June 30, 2014 reflect the aggregate operations and changes in cash flows and equity on a carve-out basis of the SPG Businesses for the period from January 1, 2014 through May 27, 2014 and on a consolidated basis of the Company subsequent to May 27, 2014. The financial statements for the periods prior to the separation are prepared on a carve-out basis from the consolidated financial statements of SPG using the historical results of operations and bases of the assets and liabilities of the transferred businesses and including allocations from SPG. All intercompany transactions have been eliminated in consolidation and combination. In the opinion of management, the consolidated and combined financial statements contain all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of the Company and its results of operations and cash flows for the interim periods presented. The Company believes that the disclosures made are adequate to prevent the information presented from being misleading.

        The combined financial statements prior to the separation include the allocation of certain assets and liabilities that have historically been held at the SPG corporate level but which are specifically identifiable or allocable to SPG Businesses. Cash and cash equivalents, short-term investments and restricted funds held by SPG were not allocated to SPG Businesses unless the cash or investments were held by an entity that was transferred to WPG. Long-term unsecured debt and short-term borrowings were not allocated to SPG Businesses as none of the debt recorded by SPG is directly attributable to or guaranteed by SPG Businesses. All intra-company transactions and accounts have been eliminated. The total net effect of the settlement of these intercompany transactions is reflected in the consolidated and combined statements of cash flow as a financing activity and in the consolidated and combined balance sheets as SPG equity in SPG Businesses for periods prior to the separation.

        The combined historical financial statements prior to the separation do not necessarily include all of the expenses that would have been incurred had we been operating as a separate, stand-alone entity and may not necessarily reflect our results of operations, financial position and cash flows had we been a stand-alone company during the periods presented prior to the separation. Our combined historical financial statements include charges related to certain SPG corporate functions, including senior management, property management, legal, leasing, development, marketing, human resources, finance, public reporting, tax and information technology. These expenses have been charged based on direct usage or benefit where identifiable, with the remainder charged on a pro rata basis of revenues, headcount, square footage, number of transactions or other measures. We consider the expense allocation methodology and results to be reasonable for all periods presented. However, the charges may not be indicative of the actual expenses that would have been incurred had WPG operated as an independent, publicly-traded company for the periods presented prior to the separation.

        WPG now incurs additional costs associated with being an independent, publicly traded company, primarily from newly established or expanded corporate functions. We believe that cash flow from operations will be sufficient to fund these additional corporate expenses.

        Prior to the separation, WPG entered into agreements with SPG under which SPG provides various services to us, including accounting, asset management, development, human resources, information technology, leasing, legal, marketing, public reporting and tax. The charges for the services are based on an hourly or per transaction fee arrangement and pass-through of out-of-pocket costs.

        In connection with the separation, we incurred $39.9 million of expenses, including investment banking, legal, accounting, tax and other professional fees, which are included in transaction and related costs for the three and six months ended June 30, 2014 in the consolidated and combined statements of operations.

        At the time of the separation, our assets consisted of interests in 98 shopping centers, including 44 malls and 54 strip centers. In addition to the above properties, the combined historical financial statements include interests in three strip centers held within a joint venture portfolio of properties which were sold during the first quarter of 2013 as well as one additional strip center which was sold by that same joint venture on February 28, 2014. As of June 30, 2014, our assets consisted of interests in 97 shopping centers, including 44 malls and 53 strip centers.

Overview and Outlook

        We derive our revenues primarily from retail tenant leases, including fixed minimum rent leases, percentage rent leases based on tenants' sales volumes and reimbursements from tenants for certain expenses. We seek to re-lease our spaces at higher rents and increase our occupancy rates, and to enhance the performance of our properties and increase our revenues by, among other things, adding anchors or big-boxes, re-developing or renovating existing properties to increase the leasable square footage, and increasing the productivity of occupied locations through aesthetic upgrades, re-merchandising and/or changes to the retail use of the space. In addition, we believe that there are opportunities for us to acquire additional strip center and mall assets that match our investment criteria.

        We invest in real estate properties to maximize total financial return which includes both operating cash flows and capital appreciation. We seek growth in earnings, funds from operations, or FFO, and cash flows by enhancing the profitability and operation of our properties and investments.

        We consider FFO, net operating income, or NOI, and comparable property NOI (NOI for properties owned and operating in both periods under comparison) to be key measures of operating performance that are not specifically defined by accounting principles generally accepted in the United States, or GAAP. We use these measures internally to evaluate the operating performance of our portfolio and provide a basis for comparison with other real estate companies. Reconciliations of these measures to the most comparable GAAP measure are included elsewhere in this report.

Portfolio Data

        The portfolio data discussed in this overview includes key operating statistics including ending occupancy and average base minimum rent per square foot.

        Core business fundamentals in the overall portfolio during the first six months of 2014 improved compared to the first six months of 2013. Ending occupancy for the shopping centers was 92.4% as of June 30, 2014, as compared to 91.5% as of June 30, 2013, an increase of 90 basis points. Average base minimum rent per square foot remained stable across the portfolio as the shopping centers saw an increase of 0.6%.

        Our share of portfolio NOI grew by 3.5% for the first six months in 2014 as compared to the first six months in 2013. Comparable property NOI increased 0.9% for the portfolio, net of the approximate 165 basis point impact of increased costs associated with the harsh winter weather conditions in the first quarter of 2014.

        The following table sets forth key operating statistics for the combined portfolio of properties or interests in properties:

	June 30, 2014	June 30, 2013	%/Basis Points Change(1)
Ending Occupancy	92.4%	91.5%	+90 bps
Average Base Minimum Rent per Square Foot	$18.98	$18.86	0.6%

(1)
Percentages may not recalculate due to rounding. Percentage and basis point changes are representative of the change from the comparable prior period.

        Ending Occupancy Levels and Average Base Minimum Rent per Square Foot.    Ending occupancy is the percentage of gross leasable area, or GLA, which is leased as of the last day of the reporting period. We include all company owned space except for mall anchors, mall majors, mall freestanding and mall outlots in the calculation of ending occupancy. Strip center GLA included in the calculation relates to all company owned space. Average base minimum rent per square foot is the average base minimum rent charge in effect for the reporting period for all tenants that would qualify to be included in ending occupancy.

  Current Leasing Activities

        During the six months ended June 30, 2014, we signed 105 new leases and 342 renewal leases with a fixed minimum rent (excluding mall anchors and majors, new development, redevelopment, expansion, downsizing, and relocation) across the portfolio, comprising approximately 1.2 million square feet of which 1.1 million square feet related to consolidated properties. During the six months ended June 30, 2013, we signed 133 new leases and 217 renewal leases, comprising approximately 1.0 million square feet of which $0.9 million related to consolidated properties. The average annual initial base minimum rent for new leases was $21.23 psf for the 2014 period and $19.63 psf in 2013 with an average tenant allowance on new leases of $23.33 psf and $25.19 psf, respectively.

Results of Operations

        The following opening and closing related to redevelopments affected our results in the comparative periods:

  •
  During the second quarter of 2014, we commenced redevelopment activities at Jefferson Valley Mall, a 556,000 square foot mall located in the New York City area.

  •
  During the third quarter of 2013, we opened University Town Plaza, a 580,000 square foot strip center located in Pensacola, Florida, after completion of the redevelopment.

        The following acquisitions and dispositions affected our results in the comparative periods:

  •
  On June 23, 2014, we sold New Castle Plaza, a wholly owned and consolidated strip center in New Castle, Indiana.

  •
  On June 20, 2014, we acquired our partner's 50 percent interest in Clay Terrace, a 577,000 square foot lifestyle center located in Carmel, Indiana. The property was previously accounted for under the equity method, but is now consolidated as it is wholly owned post acquisition.

  •
  On June 18, 2014, we acquired our partner's interest in a portfolio of seven open-air shopping centers, consisting of four centers located in Florida, and one each in Indiana, Connecticut and Virginia. The properties were previously accounted for under the equity method, but are now consolidated as four properties are wholly owned and three properties are approximately 88.3 percent owned post acquisition.

        In addition to the above, the following dispositions of interests in joint venture properties affected our income from unconsolidated entities in the comparative periods:

  •
  On February 28, 2014, SPG disposed of its interest in one unconsolidated strip center held within a portfolio of interests in properties, the remainder of which is included within those properties distributed by SPG to WPG.

  •
  On February 21, 2013, SPG increased its economic interest in three unconsolidated strip centers and subsequently disposed of its interests in those properties. These properties were part of a portfolio of interests in properties, the remainder of which is included within those properties distributed by SPG to WPG.

        For the purposes of the following comparisons, the above transactions are referred to as the "property transactions." In the following discussions of our results of operations, "comparable" refers to properties we owned and operated throughout both of the periods under comparison.

Three Months Ended June 30, 2014 vs. Three Months Ended June 30, 2013

        Minimum rents increased $4.9 million, of which the property transactions accounted for $1.6 million. Comparable rents increased $3.3 million, or 3.1%, primarily attributable to an increase in base minimum rents. Tenant reimbursements increased $1.4 million, due to a $0.8 million increase attributable to the property transactions and a $0.6 million increase in comparable properties primarily due to utility reimbursements and annual fixed contractual increases related to common area maintenance. Other income increased $0.4 million primarily as a result of increased lease settlements in 2014 versus 2013.

        Total operating expenses increased $46.2 million, of which $39.9 million was attributable to transaction costs related to the separation of WPG from SPG and $1.9 million was attributable to general and administrative expenses associated with WPG operating as a separate, publicly-traded company. Of the remaining increase, $3.8 million was attributable to the property transactions and $0.6 million was primarily attributable to increased depreciation and amortization on asset additions, partially offset by slightly decreasing operating costs at the comparable properties.

        Interest expense increased $8.9 million, of which $5.0 million was attributable to mortgages placed on seven previously unencumbered properties during 2014, $2.8 million was attributable to the prepayment penalty net of interest savings on the Sunland Park Mall, $1.3 million was attributable to borrowings on the revolving credit facility and term loan and $0.3 million was attributable to the property transactions. The remaining $0.5 million decrease was primarily attributable to amortizing loan balances on the comparable properties.

        The aggregate gain recognized on the property transactions during the 2014 period was $91.3 million, including $2.4 million from the sale of New Castle Plaza and $88.9 million from the acquisition of controlling interests in Clay Terrace and a portfolio of seven open-air shopping centers.

Six Months Ended June 30, 2014 vs. Six Months Ended June 30, 2013

        Minimum rents increased $6.5 million, of which the property transactions accounted for $2.1 million. Comparable rents increased $4.4 million, or 2.1%, primarily attributable to an increase in base minimum rents. Tenant reimbursements increased $3.2 million, due to a $1.2 million increase attributable to the property transactions and a $2.0 million increase in comparable properties primarily due to utility reimbursements and annual fixed contractual increases related to common area maintenance. Other income increased $1.0 million primarily as a result of increased land sales and lease settlements in 2014 versus 2013.

        Total operating expenses increased $50.2 million, of which of which $39.9 million was attributable to transaction costs related to the separation of WPG from SPG and $1.9 million was attributable to general and administrative expenses associated with WPG operating as a separate, publicly-traded company. Of the remaining increase, $3.2 million was attributable to the property transactions and $5.2 million was primarily attributable to increased snow removal and utility costs due to the harsh winter and increased depreciation and amortization on asset additions at the comparable properties.

        Interest expense increased $9.1 million, of which $5.4 million was attributable to mortgages placed on seven previously unencumbered properties during 2014, $2.8 million was attributable to the prepayment penalty net of interest savings on the Sunland Park Mall, $1.3 million was attributable to borrowings on the revolving credit facility and term loan and $0.3 million was attributable to the property transactions. The remaining $0.7 million decrease was primarily attributable to amortizing loan balances on the comparable properties.

        The aggregate gain recognized on the property transactions during the 2014 period was $91.5 million, including $2.4 million from the sale of New Castle Plaza, $88.9 million from the acquisition of controlling interests in Clay Terrace and a portfolio of seven open-air shopping centers and $0.2 million from the sale of our interest in one unconsolidated strip center. The aggregate gain recognized on the property transactions during the 2013 period was $14.2 million from the increase in and subsequent sale of our interests in three unconsolidated strip centers.

 Liquidity and Capital Resources

        Our primary uses of cash include payment of operating expenses, working capital, debt repayment, including principal and interest, reinvestment in properties, development and redevelopment of properties, tenant allowance and dividends. Our primary sources of cash are operating cash flow and borrowings under our debt arrangements including our senior unsecured revolving credit facility, or Revolver, and a senior unsecured term loan, or Term Loan (collectively referred to as the "Facility"), as further discussed below.

        Because we own primarily long-lived income-producing assets, our financing strategy relies primarily on long-term fixed rate mortgage debt. We minimize the use of floating rate debt and may enter into floating rate to fixed rate interest rate swaps. At June 30, 2014, floating rate debt comprised 35.8% of our total consolidated debt. We will continue to monitor our borrowing mix to limit market risk. We derive most of our liquidity from leases that generate positive net cash flow from operations and distributions of capital from unconsolidated entities, the total of which was $111.8 million during the six months ended June 30, 2014.

        Our balance of cash and cash equivalents increased $67.8 million during 2014 to $93.6 million as of June 30, 2014. The increase was primarily due to operating cash flow from the properties, borrowings under the Facility for general corporate purposes, balances acquired in business combinations and proceeds from sale of assets. See "Cash Flows" below for more information.

        On June 30, 2014, we had an aggregate available borrowing capacity of $559.2 million under the Facility, net of outstanding borrowings of $840.8 million. The weighted average interest rate on the Facility was 1.3% for the period from initial borrowing concurrent with the May 28, 2014 separation through June 30, 2014.

        Our business model and status as a REIT requires us to regularly access the debt markets to raise funds for acquisition, development and redevelopment activity, and to refinance maturing debt. We may also, from time to time, access the equity capital markets to accomplish our business objectives. We believe we have sufficient cash on hand, availability under the Facility and cash flow from operations to address our debt maturities, dividends and capital needs through 2014.

        The successful execution of our business strategy will require the availability of substantial amounts of operating and development capital both initially and over time. Sources of such capital could include bank borrowings, public and private offerings of debt or equity, including rights offerings, sale of certain assets and joint ventures. The major credit rating agencies have assigned us an investment grade credit rating of BBB or Baa2.

Cash Flows

        Our net cash flow from operating activities and distributions of capital from unconsolidated entities totaled $115.7 million during the first six months of 2014. During this period we also:

  •
  funded the acquisitions of interests in properties for the net amount of $154.4 million,

  •
  funded capital expenditures of $41.5 million (includes development costs of $0.7 million, renovation and expansion costs of $22.4 million, and tenant costs and other operational capital expenditures of $18.4 million),

  •
  received net proceeds from sale of assets of $4.4 million,

  •
  received net proceeds from our debt financing, refinancing and repayment activities of $1.2 billion,

  •
  funded distributions to SPG of $1.1 billion primarily related to the separation,

  •
  funded distributions to noncontrolling interest holders in properties of $0.8 million, and

  •
  funded investments in unconsolidated entities primarily for development capital of $2.5 million.

        In general, we anticipate that cash generated from operations will be sufficient to meet operating expenses, monthly debt service, recurring capital expenditures, and dividends to shareholders necessary to maintain WPG's status as a REIT on a long-term basis. In addition, we expect to be able to generate or obtain capital for nonrecurring capital expenditures, such as acquisitions, major building renovations and expansions, as well as for scheduled principal maturities on outstanding indebtedness, from:

  •
  excess cash generated from operating performance and working capital reserves,

  •
  borrowings on our debt arrangements,

  •
  additional secured or unsecured debt financing, or

  •
  additional WPG equity raised in the public or private markets.
        We expect to generate positive cash flow from operations in 2014, and we consider these projected cash flows in our sources and uses of cash. These cash flows are principally derived from rents paid by our retail tenants. A significant deterioration in projected cash flows from operations could cause us to increase our reliance on available funds from our debt arrangements, curtail planned capital expenditures, or seek other additional sources of financing as discussed above.

Financing and Debt

  Mortgage Debt

        Total mortgage indebtedness was $1.5 billion and $918.6 million at June 30, 2014 and December 31, 2013, respectively, as follows (in thousands):

	June 30, 2014	December 31, 2013
Face amount of mortgage loans	$1,501,446	$917,532
Premiums, net	4,981	1,082

Carrying value of mortgage loans	$1,506,427	$918,614

        On June 20, 2014, resulting from our acquisition of the controlling interest in Clay Terrace (see "Acquisitions and Dispositions" below), we consolidated an additional mortgage with a fair value of $117.5 million.

        On June 19, 2014, we closed on an extension of the 5.84% fixed rate mortgage on Chesapeake Square with unpaid principal balance of $64.7 million and original maturity date of August 1, 2014. The new maturity date is February 1, 2017, with a one-year extension option subject to certain requirements.

        On June 18, 2014, resulting from our acquisition of the controlling interest in a portfolio of seven open-air shopping centers (see "Acquisitions and Dispositions" below), we consolidated additional mortgages on four properties with a fair value of $88.9 million.

        On June 5, 2014, we repaid the mortgage on Sunland Park Mall in the amount of $30.7 million (including prepayment penalty of $2.9 million, which is recorded in interest expense for the three and six months ended June 30, 2014 in the consolidated and combined statements of operations. The loan was due to mature on January 1, 2026. The repayment was funded through a borrowing on our credit facility (see below).

        On February 20, 2014, West Ridge Mall refinanced its $64.6 million, 5.89% fixed rate mortgage maturing July 1, 2014 with a $54.0 million, 4.84% fixed rate mortgage that matures March 6, 2024. The new debt encumbers both West Ridge Mall and West Ridge Plaza.

        On February 11, 2014, Brunswick Square refinanced its $76.5 million, 5.65% fixed rate mortgage maturing August 11, 2014 with a $77.0 million, 4.796% fixed rate mortgage that matures March 1, 2024.

        In addition, during the six months ended June 30, 2014, mortgages were obtained on previously unencumbered properties as follows (in millions):

Property	Amount	Interest Rate	Type	Maturity
Muncie Mall	$37.0	4.19%	Fixed	4/1/2021
Oak Court Mall	40.0	4.76%	Fixed	4/1/2021
Lincolnwood Town Center	53.0	4.26%	Fixed	4/1/2021
Cottonwood Mall	105.0	4.82%	Fixed	4/6/2024
Westminster Mall	85.0	4.65%	Fixed	4/1/2024
Charlottesville Fashion Square	50.0	4.54%	Fixed	4/1/2024
Town Center at Aurora	55.0	4.19%	Fixed	4/1/2019

Total(1)	$425.0

(1)
Proceeds were retained by SPG as part of the separation.

  Unsecured Debt

        In April 2014, we closed on our Revolver and Term Loan. The Revolver provides borrowings on a revolving basis up to $900 million, bears interest at one-month LIBOR plus 1.05%, and will initially mature on May 30, 2018, subject to two, 6-month extensions available at our option subject to compliance with the terms of the Facility and payment of a customary extension fee. The Term Loan provides borrowings in an aggregate principal amount up to $500 million, bears interest at one-month LIBOR plus 1.15%, and will initially mature on May 30, 2016, subject to three, 12-month extensions available at our option subject to compliance with the terms of the Facility and payment of a customary extension fee.

        In connection with the formation of WPG, and as contemplated in the Information Statement dated May 16, 2014 filed as Exhibit 99.1 to our current report on Form 8-K filed on May 20, 2014 (the "Information Statement"), we incurred $670.8 million of additional indebtedness under the Facility concurrent with the May 28, 2014 distribution or shortly thereafter. The proceeds of the borrowings under the Facility were used as follows: (i) $585.0 million was retained by SPG as part of the formation transactions, (ii) $30.7 million was used for the repayment of the Sunland Park Mall mortgage, (iii) $39.9 million was retained to cover transaction and other costs, (iv) $11.4 million was repaid to SPG for deferred loan financing costs and (v) the remaining $3.8 million was retained on hand for other corporate and working capital purposes. On June 17, 2014, we incurred an additional $170.0 million of indebtedness under the Facility, the proceeds of which were primarily used for the acquisition of our partner's interest in a portfolio of seven open-air shopping centers (see "Acquisitions and Dispositions" below).

        At June 30, 2014, our unsecured debt consisted of $340.8 million outstanding under the Revolver and $500.0 million outstanding under the Term Loan. On June 30, 2014, we had an aggregate available borrowing capacity of $559.2 million under the Facility.

  Covenants

        Our unsecured debt agreements contain financial and other covenants. If we were to fail to comply with these covenants, after the expiration of the applicable cure periods, the debt maturity could be accelerated or other remedies could be sought by the lender including adjustments to the applicable interest rate. As of June 30, 2014, we were in compliance with all covenants of our unsecured debt.

        At June 30, 2014, certain of our consolidated subsidiaries were the borrowers under 31 non-recourse mortgage loans secured by mortgages encumbering 36 properties, including four separate pools of cross-defaulted and cross-collateralized mortgages encumbering a total of 10 properties. Under these cross-default provisions, a default under any mortgage included in the cross-defaulted pool may constitute a default under all mortgages within that pool and may lead to acceleration of the indebtedness due on each property within the pool. Certain of our secured debt instruments contain financial and other non-financial covenants which are specific to the properties which serve as collateral for that debt. Our existing non-recourse mortgage loans generally prohibit our subsidiaries that are borrowers thereunder from incurring additional indebtedness, subject to certain customary and limited exceptions. In addition, certain of these instruments limit the ability of the applicable borrower's parent entity from incurring mezzanine indebtedness unless certain conditions are satisfied, including compliance with maximum loan to value ratio and minimum debt service coverage ratio tests. Further, under certain of these existing agreements, if certain cash flow levels in respect of the applicable mortgaged property (as described in the applicable agreement) are not maintained for at least two consecutive quarters, the lender could accelerate the debt and enforce its right against its collateral. If the borrower fails to comply with these covenants, the lender could accelerate the debt and enforce its right against their collateral. At June 30, 2014, the applicable borrowers under these non-recourse mortgage loans were in compliance with all covenants where non-compliance could individually, or giving effect to applicable cross-default provisions in the aggregate, have a material adverse effect on our financial condition, results of operations or cash flows.

  Summary of Financing

        Our consolidated debt and the effective weighted average interest rates as of June 30, 2014 and December 31, 2013, consisted of the following (dollars in thousands):

Debt Subject to	June 30, 2014	Effective Weighted Average Interest Rate	December 31, 2013	Effective Weighted Average Interest Rate
Fixed Rate	$1,506,427	5.22%	$918,614	5.87%
Variable Rate	840,750	1.26%	—	0.00%

Total	$2,347,177	3.80%	$918,614	5.87%

  Contractual Obligations

        In regards to long-term debt arrangements, the following table summarizes the material aspects of these future obligations on our indebtedness as of June 30, 2014, for the remainder of 2014, and subsequent years thereafter assuming the obligations remain outstanding through initial maturities (in thousands):

	2014	2015 - 2016	2017 - 2018	After 2018	Total
Long Term Debt(1)	$23,356	$1,055,105	$473,374	$790,361	$2,342,196
Interest Payments(2)	45,446	145,300	87,500	134,432	412,678

Total	$68,802	$1,200,405	$560,874	$924,793	$2,754,874

(1)
Represents principal maturities only and therefore excludes net premiums of $4,981.

(2)
Variable rate interest payments are estimated based on the LIBOR rate at June 30, 2014.

  Off-Balance Sheet Arrangements

        Off-balance sheet arrangements consist primarily of investments in joint ventures which are common in the real estate industry. Joint ventures typically fund their cash needs through secured debt financings obtained by and in the name of the joint venture entity. The joint venture debt is secured by a first mortgage, is without recourse to the joint venture partners, and does not represent a liability of the partners, except to the extent the partners or their affiliates expressly guarantee the joint venture debt. As of June 30, 2014, there were no guarantees of joint venture related mortgage indebtedness. WPG may elect to fund cash needs of a joint venture through equity contributions (generally on a basis proportionate to our ownership interests), advances or partner loans, although such fundings are not required contractually or otherwise.

Equity Activity

        Prior to the May 28, 2014 separation, the financial statements were carved-out from SPG's books and records; thus, pre-separation ownership was solely that of SPG and noncontrolling interests based on their respective ownership interests in SPG L.P. on the date of separation (see "Overview—Basis of Presentation" for more information). Upon becoming a separate company on May 28, 2014, WPG's ownership is now classified under the typical stockholders' equity classifications of common stock, capital in excess of par value and retained earnings. Related to the separation, 155,162,597 shares of WPG common stock and 32,075,487 units of WPG L.P.'s limited partnership interest were issued to shareholders of SPG and unit holders of SPG L.P., respectively.

  Stock Based Compensation

        On May 28, 2014, the Company's Board of Directors adopted the Washington Prime Group, L.P. 2014 Stock Incentive Plan (the "Plan"), which permits the Company to grant awards to current and prospective directors, officers, employees and consultants of the Company or an affiliate. An aggregate of 10,000,000 shares of common stock has been reserved for issuance under the Plan. In addition, the maximum number of awards to be granted to a participant in any calendar year is 500,000 shares. Awards may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units or other stock-based awards in WPG, or long term incentive plan ("LTIP") units or performance units in WPG, L.P. The Plan terminates on May 28, 2024.

  Other Compensation Arrangements

        On June 24, 2014, Mark Ordan, our Chief Executive Officer, was awarded 153,610 LTIP Units under the Plan, pursuant to the employment agreement between the Company and Mr. Ordan, dated as of February 15, 2014 (the "Employment Agreement"). The LTIP units were granted as "Inducement LTIP Units" under the terms of the Employment Agreement. Subject to certain exceptions, 25% of such LTIP units will become vested on each of the first four anniversaries of the effective date of the Employment Agreement based on continued employment.

        Mr. Ordan is also entitled to receive special performance LTIP units ("Special PP Units") under the terms of the employment agreement that vest based upon the Company's achievement of certain shareholder return and outperformance of the Company's stock relative to certain indices. These Special PP Units were valued by an external specialist at a discount to the stock price on the date of the separation in order to allow for the possibility that the stock performance conditions will not be met. If the performance criteria have been met, a maximum amount, based on the closing price for the 20 consecutive trading days commencing on the separation date, of $2.0 million ("First Special PP"), $1.5 million ("Second Special PP") and $1.5 million ("Third Special PP") may become earned on December 31, 2015, 2016 and 2017, respectively. The earned First and Second Special Units will vest on May 28, 2017 and the earned Third Special PP Units will be vested immediately upon being earned, subject to continued employment. The grant date fair value of the award of $2.3 million is being recognized as expense over the applicable vesting periods of the Special PP Units.

        We recorded compensation expense related to all LTIP units of approximately $0.1 million for the three and six months ended June 30, 2014, which expense is included in general and administrative expense in the consolidated and combined statements of operations.

Acquisitions and Dispositions

        Buy-sell, marketing rights, and other exit mechanisms are common in real estate partnership agreements. Most of our partners are institutional investors who have a history of direct investment in retail real estate. We and our partners in our joint venture properties may initiate these provisions (subject to any applicable lock up or similar restrictions). If we determine it is in our shareholders' best interests for us to purchase the joint venture interest and we believe we have adequate liquidity to execute the purchase without hindering our cash flows, then we may initiate these provisions or elect to buy. If we decide to sell any of our joint venture interests, we expect to use the net proceeds to reduce outstanding indebtedness or to reinvest in development, redevelopment, or expansion opportunities.

        Acquisitions.    We pursue the acquisition of properties that meet our strategic criteria.

        On June 20, 2014, we acquired our partner's 50 percent interest in Clay Terrace, a 577,000 square foot lifestyle center located in Carmel, Indiana for approximately $22.9 million, paid by issuing 1,173,678 units of WPG L.P. The center is anchored by Dick's Sporting Goods, DSW and Whole Foods and includes several national and local retailers as well as a variety of dining options. Also included in the transaction is land available for development. The property was previously accounted for under the equity method, but is now consolidated as it is wholly owned post-acquisition. The consolidation of this previously unconsolidated property resulted in a remeasurement of our previously held interest to fair value and a corresponding non-cash gain of approximately $44.6 million which is included in gain upon acquisition of controlling interests and on sale of interests in properties in the consolidated and combined statements of operations.

        On June 18, 2014, we acquired our partner's interest in a portfolio of seven open-air shopping centers, consisting of four centers located in Florida, and one each in Indiana, Connecticut and Virginia, for approximately $162.0 million. The portfolio of properties totals over 2.1 million square feet. Also included in this transaction is land valued at approximately $4.0 million. Previously, we held between 32 percent to 42 percent legal ownership interests in the properties, but received substantially less economic benefit due to the partner's preferred capital allocation. The properties were previously accounted for under the equity method, but are now consolidated as four properties are wholly owned and three properties are approximately 88.2 percent owned post-acquisition. The consolidation of these previously unconsolidated properties resulted in a remeasurement of our previously held interest to fair value and a corresponding non-cash gain of approximately $42.3 million which is included in gain upon acquisition of controlling interests and on sale of interests in properties in the consolidated and combined statements of operations. The source of funding for the acquisition was a borrowing under the Revolver (see "Financing and Debt" above).

        On January 10, 2014, SPG acquired one of its partner's remaining interests in three properties that were contributed to WPG. The consideration paid for the partner's remaining interests in these three properties was approximately $4.6 million. Two of these properties were previously consolidated and are now wholly owned. The remaining property is accounted for under the equity method.

        Dispositions.    We pursue the disposition of properties that no longer meet our strategic criteria.

        On July 17, 2014, the Company sold its 100% interest in Highland Lakes Center, a strip center in Orlando, FL, for $21.5 million. The Company estimates a gain on sale of approximately $9.1 million, which will be recorded in the third quarter of 2014.

        On June 23, 2014, we sold New Castle Plaza, a wholly owned and consolidated strip center in New Castle, Indiana, for net proceeds of $4.4 million, resulting in a gain of approximately $2.4 million, which is included in gain upon acquisition of controlling interests and on sale of interests in properties in the consolidated and combined statements of operations.

        On February 28, 2014, SPG disposed of its interest in one unconsolidated strip center and, on February 21, 2013, SPG increased its economic interest in three unconsolidated strip centers and subsequently disposed of its interests in those properties. Each of these properties was part of a portfolio of interests in properties, the remainder of which is included within those properties distributed by SPG to WPG on May 28, 2014.

Development Activity

        New Development, Expansions and Redevelopments.    We routinely incur costs related to construction for significant redevelopment and expansion projects at our properties. We expect our share of development costs for 2014 related to these activities to be approximately $75.0 million. Our estimated stabilized return on invested capital typically ranges between 8% and 12%.

        In addition, we own land for the development of a new 400,000 square foot strip center in the Houston metropolitan area, to be named Fairfield Town Center. The projected cost of this development is expected to be approximately $75.0 million. The carrying value of this project is $10.4 million at June 30, 2014 which primarily relates to the cost of the underlying land and site improvements for infrastructure. The development is expected to be fully completed in the first half of 2016.

        As of June 30, 2014, approximately $300 million of development and redevelopment projects have been identified, including the Fairfield Town Center development. These projects generally consist of expansions and redevelopment of existing centers and leasing of anchor and big-box tenants.

        During the second quarter of 2014, we commenced redevelopment activities at Jefferson Valley Mall, a 556,000 square foot mall located in the New York City area. The total cost of this project is expected to be approximately $44.0 million. The redevelopment is expected to be fully completed in mid-2016.

        During the third quarter of 2013, we opened University Town Plaza, a former enclosed mall which was redeveloped into a 580,000 square foot open-air strip center located in Pensacola, Florida. The total cost of this project was approximately $33.0 million.

        We do not expect to hold material land for development. Land currently held for future development is substantially limited to the land parcels held for the development of Fairfield Town Center as discussed above, and other additional parcels at our current centers which we may utilize for expansion of the existing center or sales of outlots.

  Capital Expenditures.

        The following table summarizes total capital expenditures on a cash basis (in thousands) for the six months ended June 30, 2014:

New developments(1)	$727
Redevelopments and expansions	22,342
Tenant allowances	14,046
Operational capital expenditures	4,339

Total	$41,454

(1)
Primarily relates to land held for development of Fairfield Town Center.

Forward-Looking Statements

        Certain statements made in this section or elsewhere in this report may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such factors include, but are not limited to: our ability to meet debt service requirements, the availability of financing, changes in our credit rating, changes in market rates of interest, the ability to hedge interest rate risk, risks associated with the acquisition, development and expansion of properties, general risks related to retail real estate, the liquidity of real estate investments, environmental liabilities, international, national, regional and local economic climates, changes in market rental rates, trends in the retail industry, relationships with anchor tenants, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks relating to joint venture properties, intensely competitive market environment in the retail industry, costs of common area maintenance, insurance costs and coverage, terrorist activities, changes in economic and market conditions and maintenance of our status as a real estate investment trust. We discussed these and other risks and uncertainties under the heading "Risk Factors" in the Information Statement. We may update that discussion in subsequent Quarterly Reports on Form 10-Q, but otherwise we undertake no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

Non-GAAP Financial Measures

        Industry practice is to evaluate real estate properties in part based on FFO, NOI and comparable property NOI. We believe that these non-GAAP measures are helpful to investors because they are widely recognized measures of the performance of REITs and provide a relevant basis for our comparison among REITs. We also use these measures internally to measure the operating performance of our portfolio.

        We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts, or NAREIT, as net income computed in accordance with GAAP:

  •
  excluding real estate related depreciation and amortization,

  •
  excluding gains and losses from extraordinary items and cumulative effects of accounting changes,

  •
  excluding gains and losses from the sales or disposals of previously depreciated retail operating properties (in which we have included gains and losses upon acquisition of controlling interests in such properties),

  •
  excluding impairment charges of depreciable real estate,

  •
  plus the allocable portion of FFO of unconsolidated entities accounted for under the equity method of accounting based upon economic ownership interest, and

  •
  all determined on a consistent basis in accordance with GAAP.

        We have adopted NAREIT's clarification of the definition of FFO that requires us to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting changes, or a gain or loss resulting from the sale or disposal of, or any impairment charges related to, previously depreciated operating properties.

        We include in FFO gains and losses realized from the sale of land, outlot buildings, marketable and non-marketable securities, and investment holdings of non-retail real estate.

        You should understand that our computation of these non-GAAP measures might not be comparable to similar measures reported by other REITs and that these non-GAAP measures:

  •
  do not represent cash flow from operations as defined by GAAP,

  •
  should not be considered as alternatives to net income determined in accordance with GAAP as a measure of operating performance,

  •
  are not alternatives to cash flows as a measure of liquidity, and

  •
  may not be reflective of WPG's operating performance due to changes in WPG's capital structure in connection with the separation and distribution.

        The following schedule reconciles total FFO to net income (in thousands, except share/unit amounts):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Net Income	$84,281	$41,396	$125,783	$97,249
Adjustments to Arrive at FFO:
Depreciation and amortization from consolidated properties	47,286	45,101	93,254	90,400
Our share of depreciation and amortization from unconsolidated entities	970	1,150	2,136	2,425
Gain upon acquisition of controlling interests and on sale of interests in properties	(91,268)	0	(91,510)	(14,152)
Net income attributable to noncontrolling interest holders in properties	0	(65)	0	(132)
Noncontrolling interests portion of depreciation and amortization	0	(38)	0	(77)

FFO of the Operating Partnership(1)	$41,269	$87,544	$129,663	$175,713
FFO allocable to limited partners	7,097	14,997	22,256	30,101

FFO allocable to shareholders	$34,172	$72,547	$107,407	$145,612

Diluted net income per share	$0.45	$0.22	$0.67	$0.52
Adjustments to arrive at FFO per share:
Depreciation and amortization from consolidated properties and our share of depreciation and amortization from unconsolidated properties	0.26	0.25	0.51	0.50
Gain upon acquisition of controlling interests and on sale of interests in properties	(0.49)	—	(0.49)	(0.08)

Diluted FFO per share	$0.22	$0.47	$0.69	$0.94

Basic and diluted weighted average shares outstanding	155,162,597	155,162,597	155,162,597	155,162,597
Weighted average limited partnership units outstanding	32,227,488	32,075,487	32,151,908	32,075,487

Diluted weighted average shares and units outstanding	187,390,085	187,238,084	187,314,505	187,238,084

(1)
FFO includes transaction costs related to WPG's separation from SPG of $39.9 million, or $0.21 per share, in the three and six months ended June 30, 2014.

        The following schedule reconciles NOI to net income and sets forth the computations of comparable property NOI (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Reconciliation of NOI of consolidated properties:
Net Income	$84,281	$41,396	$125,783	$97,249
Income and other taxes	66	24	141	102
Interest expense	22,677	13,737	36,594	27,456
Gain upon acquisition of controlling interests and on sale of interests in properties	(91,268)	—	(91,510)	(14,152)
Income from unconsolidated entities	(402)	(206)	(747)	(499)
General and administrative	1,865	—	1,865	—
Transaction costs	39,931	—	39,931	—

Operating Income	57,150	54,951	112,057	110,156
Depreciation and amortization	47,288	45,101	93,256	90,400

NOI of consolidated properties	$104,438	$100,052	$205,313	$200,556

Reconciliation of NOI of unconsolidated entities:
Net Income	$2,939	$2,918	$5,924	$6,975
Interest expense	3,273	3,605	6,824	7,075
NOI of properties sold	(15)	104	8	(545)

Operating Income	6,197	6,627	12,756	13,505
Depreciation and amortization	3,372	3,656	7,250	7,410

NOI of unconsolidated entities	$9,569	$10,283	$20,006	$20,915

Total consolidated and unconsolidated NOI from continuing operations	$114,007	$110,335	$225,319	$221,471

Adjustments to NOI:
NOI of properties sold	15	(23)	54	1,154

Total NOI of our portfolio	$114,022	$110,312	$225,373	$222,625

Change in NOI from prior period	3.4%		1.2%
Less: Joint venture partners' share of NOI	(5,678)	(8,461)	(13,872)	(18,304)

Our Share of NOI	$108,344	$101,851	$211,501	$204,321

Increase in our share of NOI from prior period	6.4%		3.5%
Total NOI of our portfolio	$114,022	$110,312	$225,373	$222,625
NOI from non comparable properties(1)	3,168	2,792	6,948	6,206

Total NOI of comparable properties(2)	$110,854	$107,520	$218,425	$216,419

Change in NOI of comparable properties	3.1%		0.9%

(1)
NOI excluded from comparable property NOI relates to properties not owned and operated in both periods under comparison and excluded income noted in footnote 2 below.

(2)
Comparable properties are malls and strip centers that were owned in both of the periods under comparison. Seven properties were considered non comparable for the periods under comparison. Excludes lease termination income, interest income, land sale gains and the impact of significant redevelopment activities.

Item 3.    Quantitative and Qualitative Disclosures About Market Risk

        Sensitivity Analysis.    We are exposed to market risk from changes in interest rates. We seek limit the impact of interest rate changes on earnings and cash flows and to lower the overall borrowing costs by closely monitoring our variable rate debt and converting such debt to fixed rates when we deem such conversion advantageous. From time to time, we may enter into interest rate swap agreements or other interest rate hedging contracts. While these agreements are intended to lessen the impact of rising interest rates, they also expose us to the risks that the other parties to the agreements will not perform, we could incur significant costs associated with the settlement of the agreements, the agreements will be unenforceable and the underlying transactions will fail to qualify as highly effective cash flow hedges under GAAP guidance. As of June 30, 2014, $840.8 million of our aggregate indebtedness (35.8% of total indebtedness) was subject to variable interest rates.

        If market rates of interest on our variable rate debt fluctuate by 50 basis points, future earnings and cash flows would increase or decrease, depending on rate movement, by $4.2 million annually. This assumes that the amount outstanding under our variable rate debt remains at $840.8 million, the balance as of June 30, 2014.

Item 4.    Controls and Procedures

        Evaluation of Disclosure Controls and Procedures.    We maintain disclosure controls and procedures (as defined in Rules 13a-15(e) under the Securities Exchange Act of 1934 (the "Exchange Act")) that are designed to provide reasonable assurance that information required to be disclosed in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosures. Because of inherent limitations, disclosure controls and procedures, no matter how well designed and operated, can provide only reasonable, and not absolute, assurance that the objectives of disclosure controls and procedures are met.

        Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the design and operation of our disclosure controls and procedures. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of the end of the period covered by this report, our disclosure controls and procedures are effective.

        Changes in Internal Control Over Financial Reporting.    There have not been any changes in our internal control over financial reporting (as defined in Rule 13a-15(f)) that occurred during the quarter ended June 30, 2014 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Part II—Other Information

Item 1.    Legal Proceedings

        We are involved from time-to-time in various legal proceedings that arise in the ordinary course of our business, including, but not limited to commercial disputes, environmental matters, and litigation in connection with transactions including acquisitions and divestitures. We believe that such litigation, claims, and administrative proceedings will not have a material adverse impact on our financial position or our results of operations. We record a liability when a loss is considered probable, and the amount can be reasonably estimated.

Item 1A.    Risk Factors

        Through the period covered by this report, there were no material changes to the Risk Factors disclosed in the Information Statement.

Item 2.    Unregistered Sales of Equity Securities and Use of Proceeds

        Not applicable.

Item 3.    Defaults Upon Senior Securities

        Not applicable.

Item 4.    Mine Safety Disclosures

        Not applicable.

Item 5.    Other Information

        In 2014, the Audit Committee of Washington Prime Group Inc.'s Board of Directors approved certain audit, audit-related, tax compliance and tax consulting services to be provided by Ernst & Young LLP, our independent registered public accounting firm. This disclosure is made pursuant to Section 10A(i)(2) of the Securities Exchange Act of 1934, as added by Section 202 of the Sarbanes-Oxley Act of 2002.

Item 6.    Exhibits

Exhibit Number	Exhibit Descriptions
2.1	Separation and Distribution Agreement by and among Simon Property Group, Inc., Simon Property Group, L.P., Washington Prime Group Inc. and Washington Prime Group, L.P., dated as of May 27, 2014 (incorporated by reference to Form 8-K filed May 29, 2014)
3.1	Amended and Restated Articles of Incorporation of Washington Prime Group Inc. (incorporated by reference to Amendment No. 2 to Form 10 filed March 24, 2014)
3.2	Amended and Restated Bylaws of Washington Prime Group Inc. (incorporated by reference to Amendment No. 2 to Form 10 filed March 24, 2014)
10.1	Washington Prime Group, L.P. 2014 Stock Incentive Plan (incorporated by reference to Form 8-K filed May 29, 2014)
10.2
Transition Services Agreement by and among Simon Property Group, Inc., Simon Property Group, L.P., Washington Prime Group Inc. and Washington Prime Group, L.P., dated May 28, 2014 (incorporated by reference to Form 8-K filed May 29, 2014)
10.3
Tax Matters Agreement by and among Simon Property Group, Inc., Simon Property Group, L.P., Washington Prime Group Inc. and Washington Prime Group, L.P., dated May 28, 2014 (incorporated by reference to Form 8-K filed May 29, 2014)
10.4
Employee Matters Agreement by and among Simon Property Group, Inc., Simon Property Group, L.P., Washington Prime Group Inc. and Washington Prime Group, L.P., dated May 28, 2014 (incorporated by reference to Form 8-K filed May 29, 2014)
10.5
Revolving Credit and Term Loan Agreement, by and among Washington Prime Group, L.P., as borrower, Bank of America N.A., as administrative agent and the Lenders party thereto, dated May 15, 2014 (incorporated by reference to Form 8-K filed May 29, 2014)
10.6	Amended and Restated Agreement of Limited Partnership of Washington Prime Group, L.P. (incorporated by reference to Form 8-K filed May 29, 2014)
10.7
Employment Agreement between Washington Prime Group Inc. and Mark Ordan, dated as of February 15, 2014 (incorporated herein by reference to Amendment No. 2 to the Company's Registration Statement on Form 10 filed on March 24, 2014).
10.8	Employment Agreement with Robert P. Demchak dated as of June 3, 2014 (incorporated by reference to Form 8-K filed June 5, 2014)
10.9	Employment Agreement with Michael J. Gaffney dated as of June 3, 2014 (incorporated by reference to Form 8-K filed June 5, 2014)
10.10	Employment Agreement with Myles H. Minton dated as of June 3, 2014 (incorporated by reference to Form 8-K filed June 5, 2014)
10.11	Employment Agreement with C. Marc Richards dated as of June 3, 2014 (incorporated by reference to Form 8-K filed June 5, 2014)
10.12	Series 2014 Inducement LTIP Unit Award Agreement, dated as of June 25, 2014 (incorporated by reference to Form 8-K filed June 27, 2014)
10.13	Certificate of Designation of Series 2014 Inducement LTIP Units of Washington Prime Group, L.P. (incorporated by reference to Form 8-K filed June 27, 2014)

Exhibit Number	Exhibit Descriptions
31.1	Certification by the Chief Executive Officer pursuant to rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification by the Chief Financial Officer pursuant to rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32	Certification by the Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

WASHINGTON PRIME GROUP INC.
By:	/s/ C. MARC RICHARDS
	Name:	C. Marc Richards
	Title:	Vice President and Chief Financial Officer

Date: August 8, 2014

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Under Chapter 35 of the IBCL, directors are required to discharge their duties in good faith, with the care that an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner that the directors reasonably believe to be in the best interest of the corporation. Under the IBCL, a director is not liable for any action taken as a director, or any failure to act, regardless of the nature of the alleged breach of duty (including alleged breaches of the duty of care, the duty of loyalty, and the duty of good faith) unless the director has breached or failed to perform the duties of the director's office and the action or failure to act constitutes willful misconduct or recklessness. This exculpation from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws.

        Chapter 37 of the IBCL authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, and in the case of official action, they reasonably believed the conduct was in the corporation's best interests, and in all other cases, they reasonably believed the action taken was not against the best interests of the corporation, and in the case of criminal proceedings they either had reasonable cause to believe the action was lawful or there was no reasonable cause to believe the action was unlawful. Chapter 37 of the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 of the IBCL states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.

        The WPG Articles and WPG Bylaws, and accordingly the terms of WPG's indemnification agreements with its directors and executive officers, provide for indemnification, to the fullest extent permitted by the IBCL, of WPG's directors and officers against liability and reasonable expenses that may be incurred by them in connection with proceedings in which they are made a party by reason of their relationship to the company.

Item 21.    Exhibits

        A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes as follows:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

    individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus, which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this October 27, 2014.

WASHINGTON PRIME GROUP INC.
By:	/s/ MARK ORDAN
	Name:	Mark Ordan
	Title:	Chief Executive Officer

POWER OF ATTORNEY

        The undersigned directors of Washington Prime Group Inc. hereby severally constitute and appoint Mark Ordan and Robert P. Demchak, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated and on the date of this Registration Statement.

Signature	Title

/s/ RICHARD S. SOKOLOV Richard S. Sokolov	Chairman of the Board
/s/ MARK ORDAN Mark Ordan	Chief Executive Officer (Principal Executive Officer)
/s/ C. MARC RICHARDS C. Marc Richards	Chief Financial Officer (Principal Financial Officer)
/s/ ROBERT J. LAIKIN Robert J. Laikin	Lead Independent Director
/s/ LOUIS G. CONFORTI Louis G. Conforti	Director

Signature	Title

/s/ DAVID SIMON David Simon	Director
/s/ JACQUELYN SOFFER Jacquelyn Soffer	Director
/s/ MARVIN L. WHITE Marvin L. White	Director

EXHIBITS INDEX

Exhibit Index	Description of Document
2.1	Agreement and Plan of Merger, dated as of September 16, 2014, by and among Washington Prime Group Inc., Washington Prime Group, L.P., WPG Subsidiary Holdings I, LLC, WPG Subsidiary Holdings II Inc., Glimcher Realty Trust and Glimcher Properties Limited Partnership (attached as Annex A to the proxy statement/prospectus that is part of this Registration Statement).
3.1	Amended and Restated Articles of Incorporation of Washington Prime Group Inc.*
3.2	Amended and Restated Bylaws of Washington Prime Group Inc.*
5.1	Opinion of Faegre Baker Daniels LLP as to the legality of the securities being registered.**
10.1
Purchase and Sale Agreement, dated as of September 16, 2014, among Washington Prime Group, L.P. and Simon Property Group, L.P. (attached as Annex B to the proxy statement/prospectus that is part of this Registration Statement).*
10.2
Side Letter to Purchase and Sale Agreement, dated as of September 16, 2014, among Washington Prime Group, L.P., Simon Property Group, L.P. and Glimcher Properties Limited Partnership (attached as Annex C to the proxy statement/prospectus that is part of this Registration Statement).*
23.1	Consent of Faegre Baker Daniels LLP (included as part of the opinion filed as Exhibit 5.1 hereto).**
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.*
23.3	Consent of BDO USA, LLP, independent registered public accounting firm.*
24.1	Power of Attorney (included on signature page).*
99.1	Consent of Morgan Stanley & Co. LLC.*
99.2	Consent of GreenOak Real Estate US LLC.*
99.3	Consent of Michael P. Glimcher.*
99.4	Consent of Niles C. Overly.*
99.5	Form of Proxy of Glimcher Realty Trust.*

*
Filed herewith.

**
To be filed by amendment.